As filed with the Securities and Exchange Commission on November 23, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANCPLUS CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	6022	64-0655312
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1068 Highland Colony Parkway

Ridgeland, MS 39157

(601) 898-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William A. Ray

President and Chief Executive Officer

BancPlus Corporation

1068 Highland Colony Parkway

Ridgeland, MS 39157

(601) 898-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charlotte May Brianna M. Bloodgood Covington & Burling LLP One CityCenter 850 Tenth Street, N.W. Washington, D.C. 20001 (202) 662-6000	Michael D. Waters Craig N. Landrum Clinton H. Smith Thomas D. Kimball Jones Walker LLP 190 East Capitol Street, Suite 800 Jackson, MS 39201 (601) 949-4973	Joseph C. Canizaro Chairman & Chief Executive Officer First Trust Corporation 909 Poydras Street, Suite 1700 New Orleans, LA 70112 (504) 584-5000	Mark A. Fullmer Evan C. Cuccia Phelps Dunbar LLP 365 Canal Street, Suite 2000 New Orleans, LA 70130-6534 (504) 566-1311

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the proposed merger described in the enclosed information statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 143-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $1.00 per share	1,444,764(1)	N/A	$39,164,308.72(2)	$3,630.54(3)

(1)	Represents the number of shares of common stock of BancPlus Corporation, which we refer to as BancPlus, par value $1.00 per share, which we refer to as BancPlus common stock, to be issuable upon completion of the proposed share exchange and merger of First Trust Corporation, which we refer to as FTC, with and into BancPlus described herein, pursuant to the Agreement and Plan of Share Exchange and Merger, dated as of September 28, 2021, by and among BancPlus, BankPlus, FTC and First Bank & Trust.
(2)	Estimated solely for the purpose of determining the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and calculated pursuant to Rule 457(f)(2) and (f)(3) of the Securities Act. The proposed maximum aggregate offering price was calculated as the difference of (a) $97,815,308.72, the product of: (i) $8.87, the book value per share of FTC common stock as of September 30, 2021, the latest practicable date prior to the date of filing this Registration Statement on Form S-4, and (ii) 11,027,656 shares of FTC common stock that may be exchanged for the consideration described in the definitive agreement, assuming that all stock options granted by FTC outstanding on the date hereof are exercised, and (b) $58,651,000.00, the difference of (i) $100,000,000.00, and (ii) $41,349,000.00, the FTC accumulated adjustment account payout, which is the estimated aggregate cash consideration to be paid by BancPlus to FTC shareholders pursuant to the definitive agreement.
(3)	Computed based on a rate of $92.70 per million dollars.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement on Form S-4 shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This information statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 23, 2021

Information Statement / Prospectus

SHARE EXCHANGE AND MERGER PROPOSED—YOUR CONSENT IS VERY IMPORTANT

Dear Shareholders of First Trust Corporation:

On September 28, 2021, BancPlus Corporation, which we refer to as BancPlus, and First Trust Corporation, which we refer to as FTC, announced the execution of an Agreement and Plan of Share Exchange and Merger, which we refer to as the definitive agreement, pursuant to which BancPlus will acquire FTC by a statutory share exchange, which we refer to as the share exchange, and, together with the mergers (as hereinafter described), the transaction. Immediately after the share exchange, FTC will merge with and into BancPlus, with BancPlus continuing as the surviving corporation, which we refer to as the corporate merger. Following the corporate merger, First Bank & Trust, which we refer to as FBT, FTC’s wholly-owned subsidiary, will merge with and into BankPlus, BancPlus’ wholly-owned subsidiary, with BankPlus continuing as the surviving bank corporation, which we refer to as the bank merger, and, together with the corporate merger, the mergers. The combined company, which will retain the BancPlus name, is expected to have approximately $6.362 billion in total assets, $5.652 in total deposits and $4.533 in total gross loans, and operate 93 branches across Mississippi, Alabama, Louisiana and Florida, based on data as of September 30, 2021.

Upon the completion of the share exchange, which we refer to as the effective time, holders of the common stock of FTC, $0.10 par value per share, which we refer to as FTC common stock and holders thereof as the FTC shareholders, will be entitled to receive (other than certain specified shares), in the aggregate, 1,444,764 shares of common stock of BancPlus, par value $1.00 per share, which we refer to as BancPlus common stock, and which consideration we refer to as the stock consideration, with cash paid in lieu of fractional shares, and $100.0 million in cash (subject to adjustment), less (i) a dividend by FTC to its shareholders of its accumulated adjustment account, which will be paid by FTC to FTC shareholders on the day prior to the effective time, and (ii) the cash out amount for FTC stock options (as hereinafter described). At the effective time, each option to acquire shares of FTC common stock outstanding immediately prior to the effective time, whether vested or unvested, which we refer to as FTC stock options, will fully vest and be converted into the right to receive cash payments from BancPlus, less applicable withholdings, in an amount equal to the product of (x) the excess, if any, of $18.56 over the exercise price of each such option and (y) the number of shares of FTC common stock subject to such stock options to the extent not previously exercised, which aggregate payments we refer to as the cash out amount. At the effective time, BancPlus currently expects to issue [ ] shares of its common stock and pay $[ ] in cash for each share of FTC common stock, subject to adjustment and based on the assumptions that (a) [ ] shares of FTC common stock are issued and outstanding, immediately prior to the effective time, (b) [ ] unexercised FTC stock options at a weighted average exercise price of $[ ] are outstanding, immediately prior to the effective time, and (c) the FTC accumulated adjustment account amounts to $[ ], as of the last day of the month immediately preceding the effective time.

The value of the stock consideration will fluctuate between the date of this information statement/prospectus and the completion of the transaction based on the value of BancPlus common stock, which is based on the appraisal value of BancPlus common stock solicited by BancPlus in connection with the administration of the BancPlus Corporation Employee Stock Ownership Plan, which we refer to as the ESOP, as of the most recent ESOP valuation as of such date. The following table sets forth the most recent value of BancPlus common stock, as described in the preceding sentence, and the implied value of the stock consideration based on such values of BancPlus common stock as of September 28, 2021, the date preceding the public announcement of the transaction, and as of [ ], 2021, the last practicable trading day prior to printing this information statement/prospectus, in each case using the assumptions described above.

	Value of BancPlus Common Stock*		Implied Value of Stock Consideration
September 28, 2021		$62.50	$	[ ]
[ ], 2021	$	[ ]	$	[ ]

*	There is no market value for either BancPlus common stock or FTC common stock, as there is no public market for either BancPlus common stock or FTC common stock. However, the value of BancPlus common stock is based on the ESOP valuation, as described above.

Pursuant to FTC’s Articles of Incorporation, as amended and restated, FTC’s Bylaws, as restated and amended, and the Louisiana Business Corporation Act, which we refer to as the LBCA, any action required to be taken by FTC shareholders at a meeting may be taken without a meeting if consents in writing setting forth the action to be taken are signed by the FTC shareholders having not less than the minimum number of votes that would be required to authorize the action at a meeting at which all FTC shareholders entitled to vote on the action were present and voted. Approval of the definitive agreement and the transactions contemplated thereby, which we refer to as the share exchange proposal, requires the affirmative vote of holders of at least a majority of the shares of FTC common stock outstanding and entitled to vote on the record date on the share exchange proposal. As described herein, FTC is requesting that FTC shareholders approve the share exchange proposal by written consent by signing, dating and returning to FTC the enclosed shareholder written consent, which we refer to as the FTC shareholder written consent. No meeting of FTC shareholders to approve the share exchange proposal will be held; however, all FTC shareholders as of the record date described below will have the opportunity to elect to approve the share exchange proposal by signing, dating and returning to FTC the enclosed FTC shareholder written consent. The consent in writing of FTC shareholders whose shares represent a majority of the outstanding shares of FTC common stock is required to approve the share exchange proposal, and must be signed, dated and returned to FTC within 60 days of the earliest date on which a written consent is first signed, dated and returned to FTC.

The FTC board has set [  ], 2021, which is the date of this information statement/prospectus, as the record date for determining FTC shareholders entitled to execute and deliver written consents with respect to this information statement/prospectus. If you are an FTC shareholder of record at the close of business on the record date, you may sign, date and return to FTC the enclosed FTC shareholder written consent. See the section entitled “Solicitation of the FTC Shareholder Written Consent.”

FTC shareholders, your consent is very important. Please sign, date and return the enclosed consent by emailing a pdf copy or by mailing a copy to FTC at:

First Trust Corporation

909 Poydras Street, Suite 1700

New Orleans, LA 70112

Attention: Lisa Haley

Email: lhaley@fbtonline.com

After careful consideration, the FTC board of directors, which we refer to as the FTC board, has unanimously adopted and approved, with one director in common with BancPlus abstaining, the definitive agreement and the transactions contemplated thereby, including the share exchange and the mergers, and has determined that it is advisable to enter into the transaction. The FTC board unanimously recommends, with one director in common with BancPlus abstaining, that the FTC shareholders APPROVE the share exchange proposal by signing, dating and returning to FTC the enclosed FTC shareholder written consent.

Under Louisiana law, FTC shareholders who do not vote in favor of the share exchange proposal and follow certain procedural steps will be entitled to appraisal rights. See the section entitled “Questions and Answers—Do FTC shareholders have appraisal rights?” and Annex D, which contains Part 13 of the LBCA. Because appraisal rights are available to FTC shareholders, the following notice of such rights is required under Part 13 of the LBCA:

Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert appraisal rights, a shareholder is required by law not to sign any consent in favor of the proposed corporate action with respect to any shares of the class or series of which the shareholder intends to assert appraisal rights. If a shareholder complies with this requirement, and the corporate action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the LBCA, governing appraisal rights.

The shares of FTC common stock and BancPlus common stock are not currently traded publicly on any organized market. While BancPlus is not currently traded on a national securities exchange, it is subject to the information and periodic reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended.

This information statement/prospectus, which serves as an information statement for the FTC shareholders and a prospectus for the shares of BancPlus common stock to be issued in the share exchange to FTC shareholders, describes the FTC shareholder written consent, the transaction, the definitive agreement and the other documents related to the transaction and other related matters. Please carefully read this entire information statement/prospectus, including “Risk Factors” beginning on page 31, for a discussion of the risks relating to the transaction and owning BancPlus common stock after the transaction.

Sincerely,

[ ]
Joseph C. Canizaro
Chairman & Chief Executive Officer
First Trust Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the transaction, the issuance of the BancPlus common stock to be issued in the share exchange, or the other transactions described in this information statement/prospectus or passed upon the adequacy or accuracy of this information statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the share exchange are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either BancPlus or FTC, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The accompanying information statement/prospectus is dated [  ], 2021, and it is first being mailed or otherwise delivered to FTC shareholders on or about [  ], 2021.

ABOUT THIS DOCUMENT

This information statement/prospectus references important business and financial information about BancPlus and FTC from documents that are not included in or delivered with this information statement/prospectus but are contained in the annexes to this information statement/prospectus and exhibits to the Registration Statement on Form S-4 of which this information statement/prospectus forms a part, which we refer to as the registration statement. See the section entitled “Where You Can Find More Information.”

BancPlus is subject to the information and periodic reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and files annual, quarterly and current reports with the Securities and Exchange Commission, which we refer to as the SEC. Upon the effectiveness of the registration statement and following completion of the transaction, BancPlus will continue to be subject to these requirements. You will be able to obtain BancPlus’ SEC filings, including the registration statement and this information statement/prospectus, free of charge at the SEC’s website at http://www.sec.gov. These documents are also available at BancPlus’ website at investor.bankplus.net under the heading “SEC Filings.” The references to these websites are inactive textual references only, and the information provided on the SEC’s and BancPlus’ website is not a part of this information statement/prospectus and therefore is not incorporated by reference into this information statement/prospectus.

FTC does not have a class of securities registered under Section 12 of the Exchange Act, or listed on a public exchange, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents or reports with the SEC.

You can obtain documents referenced in this information statement/prospectus at no cost by requesting them in writing or by telephone from either of BancPlus or FTC, as applicable:

BancPlus Corporation 1068 Highland Colony Parkway Ridgeland, MS 39157 (601) 607-4452 Attention: Kevin Bailey, Vice President & Manager of SEC Reporting	First Trust Corporation 909 Poydras Street, Suite 1700 New Orleans, LA 70112 (504) 586-2788 Attention: Lisa Haley, Senior Vice President & Corporate Administrative Manager

If you are an FTC shareholder and have any questions concerning the FTC shareholder written consent, the transaction, the definitive agreement or this information statement/prospectus, would like additional copies of this information statement/prospectus without charge or need help voting your shares of FTC common stock, please contact FTC at the address referenced above.

These documents are available without charge upon written or oral request. If you request any documents from BancPlus or FTC, BancPlus or FTC will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

No one has been authorized to provide you with any information that is different from that contained in this information statement/prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This information statement/prospectus may be used only for the purpose for which it has been prepared. This information statement/prospectus is dated [  ], 2021, and you should assume that the information in this information statement/prospectus is accurate only as of such date or such other date as is specified. Neither the mailing of this information statement/prospectus to the FTC shareholders nor the issuance by BancPlus of shares of BancPlus common stock in connection with the proposed transaction will create any implication to the contrary.

This information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this information statement/prospectus regarding BancPlus has been provided by BancPlus, and information contained in this information statement/prospectus regarding FTC has been provided by FTC.

Annex Index

Annex A:	Agreement and Plan of Share Exchange and Merger, dated September 28, 2021, by and among BancPlus Corporation, BankPlus, First Trust Corporation and First Bank & Trust.

Annex B:	Form of Shareholder Support Agreement, by and among BancPlus Corporation, BankPlus, First Trust Corporation, and First Bank & Trust and directors of FTC and FBT.

Annex C:	Opinion of Piper Sandler & Co.

Annex D:	Part 13 of the Louisiana Business Corporation Act.
i

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the proposed transaction between FTC and BancPlus and the FTC shareholder written consent, each as described herein. We urge you to read carefully the remainder of this information statement/prospectus (including the risk factors beginning on page 31) because the information in this section may not provide all of the information that might be important to you. Additional important information is also contained in the annexes to this information statement/prospectus and exhibits to the Registration Statement on Form S-4 of which this information statement/prospectus forms a part, which we refer to as the registration statement.

Unless the context otherwise requires, references in this information statement/prospectus to BancPlus refer to BancPlus Corporation and its consolidated subsidiaries, including its wholly-owned subsidiary BankPlus and references to FTC refer to First Trust Corporation and its consolidated subsidiaries, including its wholly-owned subsidiary First Bank & Trust, which we refer to as FBT, and references to “we,” “our,” and “us” refer to BancPlus and FTC together.

Q: What is the transaction?

A: BancPlus, BankPlus, FTC and FBT have entered into an Agreement and Plan of Share Exchange and Merger, dated as of September 28, 2021, which we refer to as the definitive agreement, pursuant to which BancPlus will acquire FTC by a statutory share exchange, which we refer to as the share exchange, and, together with the mergers (as hereinafter described), the transaction. Immediately after the share exchange, FTC will merge with and into BancPlus, with BancPlus continuing as the surviving corporation, which we refer to as the corporate merger. Following the corporate merger, FBT will merge with and into BankPlus, with BankPlus continuing as the surviving bank corporation, which we refer to as the bank merger, and, together with the corporate merger, the mergers. A copy of the definitive agreement is attached as Annex A to this information statement/prospectus.

Q: Why am I receiving this information statement/prospectus?

A: You are receiving this information statement/prospectus because you have been identified as a holder of common stock of FTC, $0.10 par value per share, which we refer to as FTC common stock and holders thereof as the FTC shareholders, as of the record date for the consent process, which the board of directors of FTC, which we refer to as the FTC board, has set as [ ], 2021, which is the date of this information statement/prospectus, and we need you to sign, date and return the shareholder written consent, which we refer to as the FTC shareholder written consent, to approve the definitive agreement and the transactions contemplated thereby, which we refer to as the share exchange proposal. The transaction cannot be completed unless FTC shareholders approve the share exchange proposal. This document serves as an information statement of FTC used to solicit the written consent of its shareholders for the approval of the share exchange proposal, and a prospectus relating to the shares of common stock of BancPlus, par value $1.00 per share, which we refer to as BancPlus common stock, to be issued to FTC shareholders pursuant to the definitive agreement.

This document contains important information about the transaction, the shares of BancPlus common stock to be issued in the share exchange and the FTC shareholder written consent, and you should read it carefully.

Q: What are FTC shareholders being asked to consent to?

A: The FTC shareholders are being asked to approve the share exchange proposal. This approval is required to complete the transaction. We encourage you to sign, date and return the enclosed FTC shareholder written consent to FTC as soon as possible.

1

Q: Who is entitled to approve the share exchange proposal?

A: The FTC board has set [  ], 2021, which is the date of this information statement/prospectus, as the record date for determining FTC shareholders entitled to execute and deliver written consents with respect to this information statement/prospectus. If you are an FTC shareholder of record at the close of business on the record date, you may sign, date and return to FTC the enclosed FTC shareholder written consent.

Q: What will FTC shareholders receive in the transaction?

A: Upon the completion of the share exchange, which we refer to as the effective time, FTC shareholders will be entitled to receive (other than FTC shareholders who exercise and maintain their appraisal rights under Louisiana law, which we refer to as dissenting shares, and certain specified shares) in the aggregate, (a) 1,444,764 shares of BancPlus common stock, which we refer to as the stock consideration, with cash paid in lieu of fractional shares, and (b) $100.0 million in cash, (i) minus (A) a dividend by FTC of its accumulated adjustment account, which will be paid by FTC to its shareholders on the day prior to the effective time and (B) the cash out amount for FTC stock options (as hereinafter described) and (ii) minus or plus, as applicable, the amount that the total equity capital of FTC is less than $56.1 million, if any, or the amount that the total equity capital of FTC exceeds $56.1 million, if any, respectively, which we refer to as the cash consideration, and, together with the stock consideration, the share exchange consideration. At the effective time, BancPlus currently expects to issue [  ] shares of its common stock and pay $[  ] in cash for each share of FTC common stock, subject to adjustment, which we refer to collectively as the per share consideration, based on the assumptions that (a) [  ] shares of FTC common stock are issued and outstanding, immediately prior to the effective time, (b) [  ] unexercised FTC stock options at a weighted average exercise price of $[  ] are outstanding, immediately prior to the effective time, and (c) the FTC accumulated adjustment account amounts to $[  ], as of the last day of the month immediately preceding the effective time. It is important to note that the per share consideration shown throughout this information statement/prospectus is for illustrative purposes only based on the assumptions described herein. As discussed further below, FTC shareholders who exercise appraisal rights by following the procedures prescribed by part 13 of the LBCA will not receive the share exchange consideration.

Q: Will the value of stock consideration change prior to the completion of the transaction?

A: Yes, the value of the stock consideration will fluctuate between the date of this information statement/prospectus and the completion of the transaction based on the value of BancPlus common stock. You should read and carefully consider the risk factor entitled “Because the value of BancPlus common stock may fluctuate, FTC shareholders cannot be sure of the value of the share exchange consideration they will receive” in the section entitled “Risk Factors—Risks Related to the Transaction.”

Q: What will happen to FTC and FBT equity awards in the transaction?

A: FTC Stock Options. At the effective time, each option to acquire shares of FTC common stock issued pursuant to FTC’s equity-based compensation plans or otherwise that is outstanding immediately prior to the effective time, whether vested or unvested, which we refer to as the FTC stock options, will fully vest and be converted into the right to receive cash payments from BancPlus, less applicable withholdings, in an amount equal to the product of (x) the excess, if any, of $18.56, which we refer to as the per share exchange consideration, over the exercise price of each such option and (y) the number of shares of FTC common stock subject to such stock options to the extent not previously exercised, which aggregate payments we refer to as the cash out amount. After the effective time, any such cancelled FTC stock option will no longer be exercisable, but will only entitle the holder to the payment of the cash out amount, without interest.

2

FBT Stock Appreciation Rights. At the effective time, each FBT stock appreciation right issued pursuant to FTC’s equity-based compensation plans or otherwise that is outstanding as of or immediately prior to the effective time, whether vested or unvested, which we refer to as the FBT SARs, will become fully vested and be cancelled and converted automatically into the right to receive, in full satisfaction of any rights in respect of the FBT SAR, a cash payment, less applicable withholdings from FBT in an amount equal to the excess, if any, of the per share exchange consideration over the exercise price of each such FBT SAR, which aggregate payments we refer to as the SAR cash out amount. After the effective time, any such cancelled FBT SAR will no longer be exercisable, but will only entitle the holder to the payment of the SAR cash out amount, without interest.

Q: How will the cash consideration be determined?

At the effective time, in addition to the stock consideration, FTC shareholders will be entitled to receive $100.0 million in cash, (a) minus (i) a dividend by FTC of its accumulated adjustment account, which is currently estimated to be $[  ], which will be paid by FTC to its shareholders on the day prior to the effective time and (ii) the cash out amount for FTC stock options and (b) minus or plus, as applicable, the amount that the total equity capital of FTC is less than $56.1 million, if any, or the amount that the total equity capital of FTC exceeds $56.1 million, if any, respectively. The FTC accumulated adjustment account amount is going to be determined as of the last day of the month preceding the effective time and will be subject to adjustment for any amounts remaining in such account as of the effective time.

Q: When do you expect to complete the transaction?

A: We currently expect to complete the transaction during the first quarter of 2022. However, we cannot assure you when or if the transaction will occur. We must, among other things, first obtain the FTC shareholder approval, as described below, and the required regulatory approvals described in the section entitled “The Transaction—Regulatory Approvals.”

Q: What happens if the transaction is not completed?

A: If the transaction is not completed, FTC shareholders will not receive any consideration for their shares of FTC common stock. Instead, each of FTC and BancPlus will remain an independent company. In addition, if the definitive agreement is terminated in certain circumstances, FTC may be required to pay a $8.0 million termination fee to BancPlus. See the section entitled “The Definitive Agreement—Termination Fee,” for a complete discussion of the circumstances under which a termination fee would be paid.

Q: Will the ownership percentages and voting interests of FTC shareholders be reduced after the transaction?

A: Yes. FTC shareholders who hold shares of FTC common stock currently have the right to vote in the election of the members of the FTC board and on other matters affecting FTC. Upon the completion of the transaction, each FTC shareholder will be a holder of BancPlus common stock, whom we refer to as the BancPlus shareholders, with a percentage ownership of BancPlus that is smaller than such shareholder’s current percentage ownership of FTC. It is currently expected that the former shareholders of FTC will receive shares of BancPlus common stock in the share exchange constituting, in the aggregate, approximately [  ]% of the outstanding shares of BancPlus’ common stock immediately after the effective time. Accordingly, former FTC shareholders who held FTC common stock will have less influence on the management and policies of BancPlus than they now have on the management and policies of FTC.

3

Q: What does the FTC board recommend?

A: The FTC board unanimously recommends, with one director in common with BancPlus abstaining, that the FTC shareholders APPROVE the share exchange proposal by written consent by signing, dating and returning to FTC the enclosed FTC shareholder written consent.

Q: What is the vote required to approve the share exchange proposal?

A: Pursuant to FTC’s Articles of Incorporation, as amended and restated, which we refer to as the FTC articles, FTC’s Bylaws, as restated and amended, which we refer to as the FTC bylaws, and the Louisiana Business Corporation Act, which we refer to as the LBCA, any action required to be taken by FTC shareholders at a meeting may be taken without a meeting if consents in writing setting forth the action to be taken are signed by the FTC shareholders having not less than the minimum number of votes that would be required to authorize the action at a meeting at which all FTC shareholders entitled to vote on the action were present and voted. Approval of the share exchange proposal requires the affirmative vote of holders of at least a majority of the shares of FTC common stock outstanding and entitled to vote on the record date on the share exchange proposal. As described herein, FTC is requesting that FTC shareholders approve the share exchange proposal by written consent by signing, dating and returning to FTC the enclosed FTC shareholder written consent. The consent in writing of FTC shareholders whose shares represent a majority of the outstanding shares of FTC common stock as of the record date is required to approve the share exchange proposal, and must be signed, dated and returned to FTC within 60 days of the earliest date on which a written consent is first signed, dated and returned to FTC, which we refer to as the FTC shareholder approval.

Q: Will there be a meeting of FTC shareholders to approve the share exchange proposal?

A: No meeting of FTC shareholders to approve the share exchange proposal will be held; however, all FTC shareholders of record at the close of business on the record date will have the opportunity to elect to approve the share exchange proposal by signing, dating and returning to FTC the enclosed FTC shareholder written consent.

Q: What do FTC shareholders need to do now?

A: With respect to the share exchange proposal, FTC shareholders may execute a written consent to approve the share exchange proposal (which is equivalent to a vote for the share exchange proposal) or disapprove the share exchange proposal (which is equivalent to a vote against the share exchange proposal). Failure to return a signed FTC shareholder written consent will have the same effect as a vote against the share exchange proposal. If you are an FTC shareholder of record at the close of business on the record date who wishes to approve the share exchange proposal, and do not wish to exercise appraisal rights, after you have carefully read this information statement/prospectus, you may sign, date and return to FTC your FTC shareholder written consent in accordance with the instructions provided therein. You may return your FTC shareholder written consent by emailing a pdf copy or by mailing a copy to FTC at:

First Trust Corporation

909 Poydras Street, Suite 1700

New Orleans, LA 70112

Attention: Lisa Haley

Email: lhaley@fbtonline.com

4

Q: May I revoke my consent after I have returned my written consent to FTC?

A: Yes, you may revoke your FTC shareholder written consent by delivering a written revocation letter to FTC at any time before unrevoked FTC shareholder written consents sufficient in number to approve the share exchange proposal have been delivered to FTC. You may revoke your FTC shareholder written consent by delivering a written revocation letter to FTC at:

First Trust Corporation

909 Poydras Street, Suite 1700

New Orleans, LA 70112

Attention: Lisa Haley

Email: lhaley@fbtonline.com

Q: Are there any required regulatory approvals for the transaction?

A: Yes. Completion of the transaction is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from the Federal Reserve, the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and the Mississippi Department of Banking and Consumer Finance, which we refer to as the MDBCF. As of the date of this information statement/prospectus, BancPlus and FTC have filed all necessary applications and notifications to obtain the necessary regulatory approvals (or waivers therefrom). Although neither BancPlus nor FTC knows of any reason why the parties cannot obtain regulatory approvals required to consummate the transaction in a timely manner, BancPlus and FTC cannot be certain of when or if such approvals will be obtained. For further information, please see the section entitled “The Transaction—Regulatory Approvals.”

Q: What are the material United States federal income tax consequences of the transaction to FTC shareholders?

A: The parties expect that, and intend for the transaction to be treated as, a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, which we refer to as the Code. The respective obligations of BancPlus and FTC to complete the transaction are contingent upon BancPlus and FTC receiving a legal opinion from Jones Walker LLP, which we refer to as Jones Walker, that the share exchange and corporate merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither BancPlus nor FTC currently intends to waive these conditions to the consummation of the transaction. In the event that BancPlus or FTC waives the condition to receive such tax opinions and tax consequences of the transaction materially change, then FTC will recirculate appropriate consent materials and seek new approval of the transaction from FTC shareholders.

If the transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, a U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Transaction”) that exchanges shares of FTC common stock for BancPlus common stock and cash (other than cash received in lieu of a fractional share) in the share exchange and corporate merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the BancPlus common stock received pursuant to the share exchange and corporate merger over such U.S. holder’s adjusted tax basis in the shares of FTC common stock surrendered) and (ii) the amount of cash received pursuant to the share exchange and corporate merger (excluding any cash received in lieu of a fractional share). Gain or loss generally will be recognized by a U.S. holder of FTC common stock receiving cash in lieu of fractional shares of BancPlus common stock in an amount equal to the difference between the amount of cash received in lieu of the fractional share of BancPlus common stock and the portion of the U.S. holder’s aggregate adjusted tax basis of the FTC shares allocable to the fractional share of BancPlus common stock.

5

For further information, see the section entitled “Material United States Federal Income Tax Consequences of the Transaction.”

The U.S. federal income tax consequences described above may not apply to all FTC shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q: Do FTC shareholders have appraisal rights?

A: Yes. If you are an FTC shareholder and if you follow the procedures prescribed by Part 13 of the LBCA, you may exercise your appraisal rights and receive the “fair value” of your FTC common stock in cash rather than receive the share exchange consideration payable in the transaction. If you follow these procedures and the transaction closes, you will not receive the share exchange consideration. Instead, BancPlus will pay you in cash the fair value of your FTC common stock, determined in the manner prescribed by the LBCA. That amount could be more or less than the share exchange consideration. Additionally, FTC shareholders will recognize gain or loss for United States federal income tax purposes on such an exchange of FTC common stock for cash pursuant to these appraisal rights procedures. For further information, see the section entitled “The Transaction—Appraisal Rights of FTC Shareholders.” In addition, a copy of Part 13 of the LBCA is attached as Annex D to this information statement/prospectus.

Q: What happens if I sell my shares of FTC common stock after the record date but before the effective time?

A: If you transfer your shares of FTC common stock after the record date but before the effective time, you will retain your right to execute an FTC shareholder written consent (provided that such shares remain outstanding), but you will not have the right to receive the share exchange consideration for the transferred shares of FTC common stock. You will only be entitled to receive the share exchange consideration in respect of shares of FTC common stock that you hold at the effective time.

Q: Should I send in my FTC stock certificates now?

A: No. You should not send in your FTC stock certificates at this time. After completion of the transaction, BancPlus will cause instructions to be sent to you regarding the process for exchanging FTC stock certificates for the share exchange consideration and cash to be paid in lieu of any fractional shares of BancPlus common stock. The shares of BancPlus common stock that FTC shareholders will receive in the transaction as stock consideration will be issued in book-entry form. Please do not send in your stock certificates with your FTC shareholder written consent.

Q: Whom can I contact if I cannot locate my FTC stock certificate(s)?

A: If you are unable to locate your original FTC stock certificate(s), you should contact Lisa Haley at FTC, at:

First Trust Corporation

909 Poydras Street, Suite 1700

New Orleans, LA 70112

Attention: Lisa Haley

Phone: 504-586-2788

Email: lhaley@fbtonline.com

6

Q: Are there risks involved in undertaking the transaction?

A: Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 31.

Q: Where can I find more information about BancPlus and FTC?

A: You can find more information about BancPlus and FTC from the various sources described under the section entitled “Where You Can Find More Information.”

Q: Whom should I contact with questions?

A: FTC shareholders should contact Lisa Haley at FTC, at:

First Trust Corporation

909 Poydras Street, Suite 1700

New Orleans, LA 70112

Attention: Lisa Haley

Phone: 504-586-2788

Email: lhaley@fbtonline.com

7

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement/prospectus contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements relating to the impact BancPlus or FTC expect the transaction to have on the combined entities operations, financial condition and financial results, and BancPlus’ expectations about its ability to successfully integrate the combined businesses and the amount of cost savings and other benefits BancPlus expects to realize as a result of the transaction. Forward-looking statements also include, without limitation, predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations, and are subject to risks and uncertainties. These statements often, but not always, are preceded by, are followed by or otherwise include the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “seek,” “plan,” “can,” “should,” “could,” “would,” “will,” “to be,” “predict,” “potential,” “may,” “likely,” “will likely result,” “target,” “project” and “outlook” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, based on certain assumptions and beliefs of management, many of which, by their nature, are inherently uncertain and beyond their control. Although BancPlus and FTC believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important risk factors that could cause actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:

•	fluctuation of the value of BancPlus common stock before and after the transaction and difficulty determining the value of BancPlus common stock due to the lack of an established public trading market for BancPlus common stock;

•	FTC shareholders’ reduced ownership and voting interest and differing shareholder rights following the transaction;

•	business uncertainties and contractual restrictions while the transaction is pending and continuing business uncertainties following the completion of the transaction;

•	the occurrence of any event, change, failure of certain closing conditions, failure of FTC shareholders to approve the share exchange proposal or other circumstances that could give rise to a delay or the termination of the definitive agreement;

•	the interests of certain of FTC’s directors and executive officers in the transaction may differ from the interests of FTC shareholders;

•	the pro forma condensed financial information may not be representative of BancPlus’ results following the transaction;

•	if the transaction is not completed, BancPlus and FTC will have incurred substantial expenses without realizing the expected benefits of the transaction;

•	the expansion of BancPlus’ business into Florida, where BancPlus has limited banking experience;

8

•	the businesses of BancPlus and FTC may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected;

•	the combined company’s ability to adequately measure and limit credit risk;

•	factors that can impact the performance of the combined company’s loan portfolio, including real estate values and liquidity in the combined company’s primary market areas, the financial health of its commercial borrowers and the success of construction projects that BancPlus finances, including any loans acquired in acquisition transactions;

•	the combined company’s ability to prudently manage growth and execute strategy;

•	the composition of the combined company’s management team and ability to attract and retain key personnel;

•	the geographic concentration of the combined company’s business within Mississippi, Alabama, Louisiana and Florida and neighboring markets;

•	the combined company’s ability to attract and retain customers;

•	the combined company’s ability to maintain BancPlus’ historical rate of growth;

•	the commencement and outcome of litigation and other legal proceedings against the combined company or to which the combined company may become subject;

•	potential risks and uncertainties relating to the COVID-19 pandemic (including new and emerging strains and variants, such as the delta variant), including the geographic spread, the severity of the disease, the scope and duration of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to treat its impact, and the potential negative impacts of the COVID-19 pandemic on the U.S. economy and financial markets; and

•	other factors that are discussed in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BancPlus” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FTC.”

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this information statement/prospectus. If one or more events related to these or other risks or uncertainties materialize, or if BancPlus’ or FTC’s underlying assumptions prove to be incorrect, actual results may differ materially from what they anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and BancPlus and FTC do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time, and it is not possible for BancPlus or FTC to predict which will arise. In addition, BancPlus and FTC cannot assess the impact of each factor on its respective business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

9

SUMMARY

The following summary highlights selected information in this information statement/prospectus and may not contain all the information that may be important to you. You should read carefully this entire information statement/prospectus, including its annexes and the exhibits included with the registration statement, because this section may not contain all the information that may be important to you. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this information statement/prospectus on which that subject is discussed in more detail.

Parties to the Transaction (pages 145 and 244)

BancPlus Corporation

BancPlus is a bank holding company headquartered in Ridgeland, Mississippi. Through BankPlus, its wholly-owned bank subsidiary, BancPlus currently operates 79 branch offices across Mississippi, Louisiana and Alabama. The principal executive offices of BancPlus are located at 1068 Highland Colony Parkway, Ridgeland, MS 39157, and its telephone number at that location is (601) 898-8300.

First Trust Corporation

FTC is a Louisiana corporation and privately-held bank holding company. FTC’s wholly-owned bank subsidiary, FBT, operates 14 branches across Louisiana, Southern Mississippi and the Florida Panhandle. The principal executive offices of FTC are located at 909 Poydras Street, Suite 1700, New Orleans, LA 70112, and its telephone number at that location is (504) 584-5900.

The Transaction (page 70 and Annex A)

On September 28, 2021, BancPlus, BankPlus, FTC and FBT entered into the definitive agreement, pursuant to which BancPlus will acquire FTC by share exchange. Immediately after the share exchange, FTC will merge with and into BancPlus, with BancPlus continuing as the surviving corporation. Following the corporate merger, FBT will merge with and into BankPlus, with BankPlus continuing as the surviving bank corporation. The combined company, which will retain the BancPlus name, is expected to have approximately $6.362 billion in total assets, $5.652 in total deposits and $4.533 in total gross loans, and operate 93 branches across Mississippi, Alabama, Louisiana and Florida, based on data as of September 30, 2021. The definitive agreement governs the transaction, and it is included in this information statement/prospectus as Annex A. Please read the definitive agreement carefully. All descriptions in this summary and elsewhere in this information statement/prospectus of the terms and conditions of the transaction are qualified by reference to the definitive agreement.

The Share Exchange Consideration (page 102)

At the effective time, FTC shareholders will be entitled to receive (other than those holding dissenting shares and certain specified shares) in the aggregate, (a) 1,444,764 shares of BancPlus common stock (with cash paid in lieu of fractional shares), and (b) $100.0 million in cash, (i) minus (A) a dividend by FTC of its accumulated adjustment account, which will be paid by FTC to its shareholders on the day prior to the effective time and (B) the cash out amount for FTC stock options and (ii) minus or plus, as applicable, the amount that the total equity capital of FTC is less than $56.1 million, if any, or the amount that the total equity capital of FTC exceeds $56.1 million, if any, respectively.

At the effective time, each option to acquire shares of FTC common stock outstanding immediately prior to the effective time, whether vested or unvested, will fully vest and be converted into the right to receive cash

10

payments from BancPlus, less applicable withholdings, in an amount equal to the product of (x) the excess, if any, of the per share exchange consideration over the exercise price of each such option and (y) the number of shares of FTC common stock subject to such stock options to the extent not previously exercised. At the effective time, BancPlus currently expects to issue [  ] shares of its common stock and pay $[  ] in cash for each share of FTC common stock, subject to adjustment and based on the assumptions that (a) [  ] shares of FTC common stock are issued and outstanding, immediately prior to the effective time, (b) [  ] unexercised FTC stock options at a weighted average exercise price of $[  ] are outstanding, immediately prior to the effective time, and (c) the FTC accumulated adjustment account amounts to $[  ], as of the last day of the month immediately preceding the effective time.

Treatment of FTC Equity Awards (page 102)

FTC Stock Options. At the effective time, each FTC stock option issued pursuant to FTC’s equity-based compensation plans or otherwise that is outstanding as of the date immediately prior to the effective time, whether vested or unvested, will fully vest and be converted into the right to receive cash payments from BancPlus, less applicable withholdings, in an amount equal to the product of (x) the excess, if any, of the per share exchange consideration over the exercise price of each such option and (y) the number of shares of FTC common stock subject to such stock options to the extent not previously exercised. After the effective time, any such cancelled FTC stock option will no longer be exercisable, but will only entitle the holder to the payment of the cash out amount, without interest.

FBT Stock Appreciation Rights. At the effective time, each FBT SAR issued pursuant to FTC’s equity-based compensation plans or otherwise that is outstanding as of or immediately prior to the effective time, whether vested or unvested, will become fully vested and be cancelled and converted automatically into the right to receive, in full satisfaction of any rights in respect of the FBT SAR, a cash payment, less applicable withholdings from FBT in an amount equal to the excess, if any, of the per share aggregate consideration over the exercise price of each such FBT SAR. After the effective time, any such cancelled FBT SAR will no longer be exercisable, but will only entitle the holder to the payment of the SAR cash out amount, without interest.

FTC’s Reasons for the Transaction; Recommendation of the FTC Board (page 73)

The FTC board has unanimously adopted and approved, with one director in common with BancPlus abstaining, the definitive agreement and the transactions contemplated thereby, including the share exchange. The FTC board has determined that the transaction is advisable and in the best interests of FTC and FTC shareholders. Please see the section entitled “The Transaction—FTC’s Reasons for the Transaction; Recommendation of the FTC Board” for a more detailed discussion of the factors considered by the FTC board in reaching its decision to approve the definitive agreement and the transactions contemplated thereby. The FTC board unanimously recommends, with one director in common with BancPlus abstaining, that the FTC shareholders APPROVE the share exchange proposal by written consent by signing, dating and returning to FTC the enclosed FTC shareholder written consent.

BancPlus’ Reasons for the Transaction (page 89)

The BancPlus board of directors, which we refer to as the BancPlus board, has unanimously adopted and approved, with one director in common with FTC abstaining, the definitive agreement and the transactions contemplated thereby, including the share exchange. The BancPlus board has determined that the transaction is advisable and in the best interests of BancPlus and BancPlus shareholders. Please see the section entitled “The Transaction—BankPlus’ Reasons for the Transaction” for a more detailed discussion of the factors considered by the BancPlus board in reaching its decision to approve the definitive agreement and the transactions contemplated thereby.

11

Opinion of FTC’s Financial Advisor (page 76 and Annex C)

At the September 28, 2021 meeting at which the FTC board considered the definitive agreement, Piper Sandler & Co., which we refer to as Piper Sandler, delivered to the FTC board its oral opinion, which was subsequently confirmed in writing on September 28, 2021, to the effect that, as of such date, the share exchange consideration was fair to the FTC shareholders from a financial point of view, which we refer to as the opinion.

The opinion was directed to the FTC board in connection with its consideration of the definitive agreement and does not constitute a recommendation to any FTC shareholder as to how any such FTC shareholder should vote or act with respect to the share exchange proposal or any other matter. The opinion was directed only to the fairness, from a financial point of view, of the share exchange consideration to the FTC shareholders and did not address the underlying business decision of FTC to engage in the share exchange, the form or structure of the share exchange or any other transactions contemplated in the definitive agreement, the relative merits of the share exchange as compared to any other alternative transactions or business strategies that might exist for FTC or the effect of any other transaction in which FTC might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the share exchange by any officer, director or employee of FTC or BancPlus, or any class of such persons, if any, relative to the compensation to be received in the share exchange by any other shareholder. The opinion was approved by Piper Sandler’s fairness opinion committee. The full text of the opinion is attached as Annex C to this information statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering the opinion. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. FTC shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed share exchange.

For a description of the opinion, please see the section entitled “The Transaction—Opinion of FTC’s Financial Advisor.”

Required Consent (page 68)

Pursuant to the FTC articles, any action required to be taken by FTC shareholders at a meeting may be taken without a meeting if consents in writing setting forth the action to be taken are signed by the FTC shareholders having not less than the minimum number of votes that would be required to authorize the action at a meeting at which all FTC shareholders entitled to vote on the action were present and voted. Approval of the share exchange proposal requires the affirmative vote of holders of at least a majority of the shares of FTC common stock outstanding and entitled to vote on the record date on the share exchange proposal. As described herein, FTC is requesting that FTC shareholders approve the share exchange proposal by written consent by signing, dating and returning to FTC the enclosed FTC shareholder written consent. No meeting of FTC shareholders to approve the share exchange proposal will be held; however, all FTC shareholders as of the record date will have the opportunity to elect to approve the share exchange proposal by signing, dating and returning to FTC the enclosed FTC shareholder written consent. The consent in writing of FTC shareholders whose shares represent a majority of the outstanding shares of FTC common stock is required to approve the share exchange proposal, and must be signed, dated and returned to FTC within 60 days of the earliest date on which a written consent is first signed, dated and returned to FTC.

The FTC board has set [  ], 2021, which is the date of this information statement/prospectus, as the record date for determining FTC shareholders entitled to execute and deliver written consents with respect to this information statement/prospectus. If you are an FTC shareholder of record at the close of business on the record date, you may sign, date and return to FTC the enclosed FTC shareholder written consent.

12

As of the record date, neither BancPlus nor any of its affiliates held any shares of FTC common stock (other than shares held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted), and, except for Randall Howard, the BancPlus directors and executive officers and their affiliates also did not hold any shares of FTC common stock.

BancPlus and BankPlus Boards Following Completion of the Transaction (page 91)

Upon completion of the transaction, (i) the number of directors constituting the BancPlus board will be increased by two individuals who qualify as independent directors under the standards of the Nasdaq Global Select Market, which we refer to as Nasdaq, and David Guidry and Ryan Lopiccolo, current members of the FTC board and the FBT board of directors, which we refer to collectively as the FTC boards, will be appointed to fill the newly-created vacancies on the BancPlus board, and (ii) the number of directors constituting the BankPlus board of directors, which we refer to as the BankPlus board, will be increased by three individuals, and Mr. Guidry, Mr. Lopiccolo and Gary Blossman, current members of the FTC boards, will be appointed to fill the newly-created vacancies on the BankPlus board. See the section entitled “About BancPlus Corporation—Management” for information about the current BancPlus directors, and FTC nominees.

Interests of FTC’s Directors and Executive Officers in the Transaction (page 92)

In considering the recommendation of the FTC board with respect to the transaction, you should be aware that certain of FTC’s directors and executive officers may have interests in the transaction that are different from, or in addition to, the interests of FTC shareholders generally. The FTC board was aware of these interests and considered them, among other matters, in reaching its decision to approve the definitive agreement, the share exchange, the mergers and the other transactions contemplated by the definitive agreement and to recommend that FTC shareholders APPROVE the share exchange proposal.

For further information, please see the section entitled “The Transaction—Interests of FTC’s Directors and Executive Officers in the Transaction.”

Regulatory Approvals (page 94)

Completion of the transaction is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from the Federal Reserve, the FDIC and the MDBCF. BancPlus and FTC have filed all necessary applications and notifications to obtain the necessary regulatory approvals (or waivers therefrom). Although neither BancPlus nor FTC knows of any reason why the parties cannot obtain regulatory approvals required to consummate the transaction in a timely manner, BancPlus and FTC cannot be certain of when or if such approvals will be obtained.

Appraisal Rights of FTC Shareholders (page 96 and Annex D)

FTC shareholders who do not vote in favor of the share exchange proposal and follow certain procedural steps will be entitled to appraisal rights under Part 13 of the LBCA. For further information, please see the section entitled “The Transaction—Appraisal Rights of FTC Shareholders.” In addition, a copy of Part 13 of the LBCA is attached to this information statement/prospectus as Annex D.

Accounting Treatment of the Transaction (page 96)

The transaction will be accounted for as an acquisition by BancPlus using the acquisition method of accounting in accordance with the Financial Accounting Standards Board, which we refer to as FASB, Accounting Standards Codification, which we refer to as ASC, Topic 805, “Business Combinations.” The result of this is that (i) the recorded assets and liabilities of BancPlus will be carried forward at their recorded amounts,

13

(ii) BancPlus historical operating results will be unchanged for the prior periods being reported on, and (iii) the assets and liabilities of FTC will be adjusted to fair value at the date BancPlus assumes control of the combined entity. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of BancPlus common stock to be issued to former FTC shareholders, plus the cash consideration, and together the share exchange consideration, exceeds the fair value of the net assets acquired including identifiable intangibles of FTC at the transaction date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of FTC being included in the operating results of BancPlus from the closing date going forward.

The Definitive Agreement (page 101 and Annex A)

No Solicitation of Other Offers (page 112)

The definitive agreement provides, subject to limited exceptions described below and in the section entitled “The Definitive Agreement—No Solicitation of Other Offers,” that FTC will not, and will not authorize its subsidiaries, affiliates, directors, officers, employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its affiliates) to, directly or indirectly, take any of the following actions:

•	solicit, initiate, or knowingly facilitate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal (as defined in the section entitled “The Definitive Agreement—No Solicitation of Other Offers”) with respect to FTC;

•	participate in any discussions, negotiations or other communications regarding any acquisition proposal with respect to FTC;

•	except in connection with making an FTC adverse recommendation change (as discussed in the section entitled “The Definitive Agreement—FTC Board Recommendation”) make or authorize any statement, recommendation or solicitation in support of an acquisition proposal with respect to FTC; or

•	provide any confidential or nonpublic information or data to any person relating to an acquisition proposal with respect to FTC.

FTC was required, and was required to cause its subsidiaries, affiliates, directors, officers, employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its affiliates), under the definitive agreement to immediately cease and terminate any and all existing discussions, negotiations or activities with any other party, whether it was currently ongoing or not, with respect to the possibility or consideration of any acquisition proposal, and if requested by BancPlus, FTC was required to request the return and destruction of all confidential information provided to any such person.

Notwithstanding the restrictions described above and in the section entitled “The Definitive Agreement—No Solicitation of Other Offers,” FTC may, and may permit its subsidiaries and its and its subsidiaries’ affiliates, directors, officers, employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its affiliates), prior to receipt of the FTC shareholder approval (but not after), engage in discussions or negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written acquisition proposal that did not result from a breach of the non-solicitation provisions in the definitive agreement, to the extent that the FTC board has determined in good faith, after receiving the advice of its financial advisors (as to financial matters) and

14

outside legal counsel, that (i) failure to take such actions would reasonably be likely to result in a violation of the FTC board’s fiduciary duties under applicable law and (ii) such acquisition proposal would constitute a superior proposal (as defined in the section entitled “The Definitive Agreement—No Solicitation of Other Offers”). Prior to providing any nonpublic information pursuant to the foregoing exception, FTC must provide notice to BancPlus of its intention to provide such information to the third party as well as provide such information to BancPlus, and FTC must have entered into a confidentiality agreement with such third party on terms no less favorable than the terms of the confidentiality agreement between FTC and BancPlus.

Conditions to the Completion of the Transaction (page 117)

The obligation of BancPlus and BankPlus, on the one hand, and the obligation of FTC and FBT, on the other hand, to complete the transaction are subject to the satisfaction, at or prior to the effective time, of the following conditions:

•	Subject to the limited exceptions in the definitive agreement, the parties must have received all necessary regulatory and other approvals, authorizations, waivers, consents or orders required to complete the transaction, except for any non-governmental consent or approval that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect (as defined in the section entitled “The Definitive Agreement—Material Adverse Effect”) on the surviving corporation, and no such required regulatory approval must have resulted in the imposition of any burdensome condition (as defined in the section entitled “The Definitive Agreement—Reasonable Best Efforts”).

•	FTC shareholders must have approved the share exchange proposal.
•	There must be no judgment, order, writ, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the transaction, nor any statute, rule, regulation, order, injunction or decree must have been enacted, entered, promulgated or enforced by any governmental entity or regulatory agency which restricts, prohibits or makes illegal the completion of the transaction or other transactions contemplated by the definitive agreement.
•	The registration statement must be effective under the Securities Act, and there must be no stop order suspending the effectiveness of the registration statement issued or any proceedings for that purpose initiated or threatened by the SEC and not withdrawn.

The obligations of FTC and FBT under the definitive agreement to complete the transaction are also subject to the satisfaction, on or prior to the effective time, of the following conditions (any of which may be waived by FTC to the extent permitted by law, on behalf of itself and FBT):

•	The accuracy of the representations and warranties of BancPlus and BankPlus in the definitive agreement as of the date of the definitive agreement and as of the date of the closing of the share exchange subject to the materiality standards in the definitive agreement, and FTC must have received a certificate, dated as of the date of the closing of the share exchange, signed on behalf of BancPlus by the Chief Executive Officer and Chief Financial Officer of BancPlus to such effect.
•	BancPlus and BankPlus must have performed in all material respects all obligations required to be performed by them under the definitive agreement, and FTC must have received a certificate, dated as of the date of the closing of the share exchange, signed on behalf of BancPlus by the Chief Executive Officer and Chief Financial Officer of BancPlus to such effect.
15

•	There must not have been any material adverse effect with respect to BancPlus between the date of the definitive agreement and the date of the closing of the share exchange.
•	BancPlus must have executed and delivered a registration rights agreement with respect to all FTC shareholders who will own in excess of 1% of the outstanding shares of BancPlus common stock immediately following the effective time in form or substance reasonably satisfactory to BancPlus and such FTC shareholders.
•	FTC must have received a legal opinion from Jones Walker, dated as of the date of the closing of the share exchange, in form and substance reasonably satisfactory to FTC, that the share exchange, together with the corporate merger, when consummated in accordance with the terms of the definitive agreement will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of BancPlus and BankPlus under the definitive agreement to complete the transaction are also subject to the satisfaction, on or prior to the effective time, of the following conditions (any of which may be waived by BancPlus to the extent permitted by law, on behalf of itself and BankPlus):

•	The accuracy of the representations and warranties of FTC and FBT in the definitive agreement as of the date of the definitive agreement and as of the date of the closing of the share exchange subject to the materiality standards in the definitive agreement, and BancPlus must have received a certificate, dated as of the date of the closing of the share exchange, signed on behalf of FTC by the Chief Executive Officer and Chief Financial Officer of FTC to such effect.
•	FTC and FBT must have performed in all material respects all obligations required to be performed by them under the definitive agreement, and BancPlus must have received a certificate, dated as of the date of the closing of the share exchange, signed on behalf of FTC by the Chief Executive Officer and Chief Financial Officer of FTC to such effect.
•	BancPlus must have received an opinion from Jones Walker, dated as of the date of the closing of the share exchange, in form and substance reasonably satisfactory to BancPlus, to the effect that the share exchange, together with the corporate merger, when consummated in accordance with the terms of the definitive agreement will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
•	FTC must have performed in all material respects all additional obligations, as set forth in the definitive agreement and as separately disclosed to BancPlus.
•	The FTC board must have adopted written resolutions terminating the FTC 401(k) plan and all deferred compensation plans effective prior to the effective time.
•	There must not have been any material adverse effect with respect to FTC between the date of the definitive agreement and the date of the closing of the share exchange.

•	Certain officers and employees of FTC and FBT must have executed retention agreements.
•	Each member of the FTC boards, as of the date of the definitive agreement, must have executed and delivered to BancPlus, on the date of the definitive agreement or within ten days thereof, a restrictive covenant agreement, in form and substance reasonably satisfactory to BancPlus and such directors, not to engage in the same or similar business of BancPlus, or any of its subsidiaries and affiliates, including but not limited to those engaged in the business of commercial banking, within certain parishes of Louisiana and counties of Mississippi and Florida for two years following the effective time.
16

We cannot provide assurance as to when or if all of the conditions to the transaction can or will be satisfied or waived by the appropriate party, or that the transaction will be completed in the first quarter of 2022 or at all. As of the date of this information statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Definitive Agreement (page 119)

Subject to certain limitations, the definitive agreement may be terminated at any time prior to the effective time, whether before or after approval of the share exchange proposal by FTC shareholders:

•	by mutual written consent of BancPlus and FTC, if the BancPlus board and the FTC board each so determines;
•	by BancPlus (on behalf of itself and BankPlus) or FTC (on behalf of itself and FBT), by written notice to the other party, if:
o	the effective time has not occurred on or prior to the termination date (as described in the section entitled “The Definitive Agreement—Termination of the Definitive Agreement”) unless the closing is delayed because a required regulatory approval is pending and has not been finally resolved, or any shareholder litigation described in the definitive agreement has not been resolved by dismissal, settlement or otherwise, in which event the termination date will be automatically extended to June 30, 2022, unless the failure to complete the share exchange by the termination date (as it may be extended) is due to the failure of the party seeking to terminate the definitive agreement to perform or observe the covenants and agreements set forth in the definitive agreement;
o	the FTC shareholders do not approve the share exchange proposal, unless the failure to receive such approval is due to the failure of the party seeking to terminate the definitive agreement to perform or observe the covenants and agreements set forth in the definitive agreement;
o	20 or more days pass after any application for regulatory or governmental approval is denied or withdrawn at the request of the applicable governmental entity, unless within such 20-day period a petition for rehearing or an amended application is filed or noticed. A party may terminate the definitive agreement 20 or more days after a petition for rehearing or an amended application is denied. No party may terminate the definitive agreement when the denial or withdrawal is due to that party’s failure to observe or perform its covenants or agreements set forth in the definitive agreement;
o	any governmental entity or regulatory agency whose approval is required to complete the share exchange, the corporate merger or the bank merger has denied approval of the share exchange, the corporate merger or the bank merger, and such denial has become final and nonappealable, or any governmental entity or regulatory agency of competent jurisdiction has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the share exchange, the corporate merger or the bank merger, unless the failure to obtain such approval is due to that party’s failure to perform or observe its covenants or agreements set forth in the definitive agreement;
o	there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) under the definitive agreement by the other party that prevents it from satisfying any of the closing conditions to the transaction and such breach cannot be or has not been cured by the earlier of the termination date or 30 days after the breaching party receives written notice of such breach, provided that the party seeking to terminate the definitive agreement is not then in material breach of any of its own representations, warranties, covenants or other agreements under the definitive agreement;

17

•	by BancPlus (on behalf of itself and BankPlus) by written notice to FTC, if:
o	prior to the approval of the share exchange proposal by the FTC shareholders, FTC, or the FTC board, makes an FTC adverse recommendation change (or publicly discloses its intention to do so) or otherwise submits the definitive agreement to the FTC shareholders without a recommendation for approval or recommends (or publicly discloses its intention to do so) to the FTC shareholders an acquisition proposal other than the share exchange;
o	prior to the approval of the share exchange proposal by the FTC shareholders, FTC, or the FTC board, materially breaches its non-solicitation obligations or its obligations with respect to the FTC board recommendation to FTC shareholders; or

o	a tender offer or exchange offer for more than 20% of the outstanding shares of FTC common stock is commenced (other than by BancPlus or its subsidiaries), and the FTC board recommends that the FTC shareholders tender their shares in such tender offer or exchange offer or otherwise fails to recommend that FTC shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act; or
•	by FTC (on behalf of itself and FBT) by written notice to BancPlus, in order to enter into an agreement with respect to a superior proposal, except that FTC may not terminate the definitive agreement if it has breached its non-solicitation obligations or its obligations with respect to the FTC board recommendation to FTC shareholders and must pay the termination fee (as described in the section entitled “The Definitive Agreement—Termination Fee”).

Termination Fee (page 121)

If the definitive agreement is terminated under certain circumstances, FTC may owe to BancPlus a termination fee of $8.0 million. The payment of the termination fee is the exclusive remedy available to BancPlus if the definitive agreement is terminated under the circumstances described below.

Under the first set of circumstances, prior to any event allowing either party to terminate the definitive agreement, a non-solicited acquisition proposal must have been publicly announced or otherwise made known to FTC’s senior management or the FTC shareholders generally and not have been irrevocably withdrawn more than five business days prior to the receipt of the FTC shareholder approval Next, the definitive agreement must have been terminated either (i) by BancPlus or FTC, because FTC shareholders failed to approve the definitive agreement prior to the termination date, or (ii) by BancPlus, under any of the circumstances described under the third primary bullet point in the section entitled “The Definitive Agreement—Termination of the Definitive Agreement” addressing an FTC adverse recommendation change, a breach of FTC’s non-solicitation obligations or a tender offer or exchange offer, as described above, of the outstanding shares of FTC common stock has commenced. In such event, if within 12 months of termination FTC enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated (whether or not with the third party whose acquisition proposal precipitated the termination of the definitive agreement), then on the earlier of the date of such definitive agreement is executed or the date of such consummation FTC must pay BancPlus the termination fee by wire transfer of same-day funds. For purposes of determining whether a termination fee is payable under this scenario, all references in the definition of acquisition proposal to “20%” will instead be “50%.”

Alternatively, if (i) BancPlus terminates the definitive agreement under any of the circumstances described under the third primary bullet point in the section entitled “The Definitive Agreement—Termination of the Definitive Agreement,” or (ii) FTC terminates the definitive agreement under the circumstances described under the fourth primary bullet point in the section entitled “The Definitive Agreement—Termination of the Definitive Agreement,” then in either case FTC is required to pay to BancPlus the termination fee, concurrently with such

18

termination if terminated by FTC or within two business days after termination if terminated by BancPlus, by wire transfer of same-day funds. A termination under these circumstances is not effective until the FTC pays such funds.

Without limiting the right of any party to recover liabilities or damages for fraud or willful and material breach of the definitive agreement, as described in the section entitled “The Definitive Agreement—Effect of Termination of the Definitive Agreement” (provided that the aggregate amount of any damages determined by a court to be payable by FTC and FBT will be reduced by the amount of any termination fee previously paid to BancPlus), the maximum aggregate amount of fees payable by FTC will be equal to the termination fee, and in no event must FTC be required to pay the termination fee more than once.

If FTC fails promptly to pay the termination fee, as described immediately above, and BancPlus sues for such fee and wins a judgment against FTC, FTC must also pay to BancPlus its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, plus 300 basis points.

Shareholder Support Agreements (page 122)

In connection with the definitive agreement, each director of FTC and FBT who own FTC common stock have entered into shareholder support agreements with BancPlus, BankPlus, FTC and FBT, which we refer to as the shareholder support agreements. The shareholder support agreements require, among other things, and with certain exceptions, that the directors party thereto vote their shares of FTC common stock in favor of the definitive agreement at any meeting of FTC shareholders called for the purpose of taking such vote.

Comparison of the Rights of Shareholders of BancPlus and FTC (page 134)

The rights of FTC shareholders are governed by Louisiana law, as well as the FTC articles and the FTC bylaws. After completion of the transaction, the rights of former FTC shareholders will be governed by Mississippi law and by BancPlus’ Articles of Incorporation, which we refer to as the BancPlus articles, and BancPlus’ By-laws, which we refer to as the BancPlus bylaws. For more information on the material differences in shareholder rights between BancPlus and FTC.

Material United States Federal Income Tax Consequences of the Transaction (page 123)

The parties expect that, and intend for the transaction to be treated as, a “reorganization” within the meaning of Section 368(a) of the Code. The respective obligations of BancPlus and FTC to complete the transaction are contingent upon BancPlus and FTC receiving a legal opinion from Jones Walker that the share exchange and corporate merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither BancPlus nor FTC currently intends to waive these conditions to the consummation of the transaction. In the event that BancPlus or FTC waives the condition to receive such tax opinions and tax consequences of the transaction materially change, then FTC will recirculate appropriate consent materials and seek new approval of the transaction from FTC shareholders.

If the transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, a U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Transaction”) that exchanges shares of FTC common stock for BancPlus common stock and cash (other than cash received in lieu of a fractional share) in the share exchange and corporate merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the BancPlus common stock received pursuant to the share exchange and corporate merger over such U.S. holder’s adjusted tax

19

basis in the shares of FTC common stock surrendered) and (ii) the amount of cash received pursuant to the share exchange and corporate merger (excluding any cash received in lieu of a fractional share). Gain or loss generally will be recognized by a U.S. holder of FTC common stock receiving cash in lieu of fractional shares of BancPlus common stock in an amount equal to the difference between the amount of cash received in lieu of the fractional share of BancPlus common stock and the portion of the U.S. holder’s aggregate adjusted tax basis of the FTC shares allocable to the fractional share of BancPlus common stock.

For further information, see the section entitled “Material United States Federal Income Tax Consequences of the Transaction.”

Risks Related to the Transaction (page 31)

You should consider all of the information contained in or referenced by this information statement/prospectus in deciding whether to consent to the proposals presented in this information statement/prospectus. In particular, you should consider the factors discussed in the section entitled “Risk Factors.”

20

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements are based on the separate historical financial statements of BancPlus, FTC and State Capital Corp., which we refer to as SCC, which BancPlus acquired on April 1, 2020, which we refer to as the SCC acquisition, including pro forma assumptions and adjustments related to the transaction and to the SCC acquisition, as described in the accompanying notes to the unaudited pro forma condensed financial statements. The unaudited pro forma combined condensed balance sheet as of September 30, 2021 is presented as if the transaction occurred on September 30, 2021. The unaudited pro forma combined condensed statements of income for the year ended December 31, 2020 and the nine months ended September 30, 2021 are presented as if the transaction and the SCC acquisition each occurred on January 1, 2020. The historical consolidated financial information has been adjusted on a pro forma basis to reflect the factually supportable items that are directly attributable to the transaction and the SCC acquisition and, with respect to the statements of income only, expected to have a continuing impact on consolidated results of operations.

In addition, the unaudited pro forma combined condensed financial statements give effect to the dividend by FTC of its accumulated adjustment account, which is currently estimated to be $[  ], which will be paid by FTC to its shareholders on the day prior to the effective time.

A final determination of the fair value of FTC’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of FTC that exist as of the effective time. Consequently, the fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change materially from those allocations used in the unaudited pro forma combined condensed financial statements presented herein and could result in material changes in amortization of acquired intangible assets. In addition, the value of the share exchange consideration will be based on the value of BancPlus common stock on the date the transaction becomes effective. The $65.75 value of BancPlus common stock on September 30, 2021, which is based on the appraisal value of BancPlus common stock solicited by BancPlus in connection with the administration of the BancPlus Corporation Employee Stock Ownership Plan, which we refer to as the ESOP, was used for purposes of presenting the pro forma combined condensed financial information.

The unaudited pro forma combined condensed financial information has been prepared to give effect to the following:

•	the acquisition of FTC by BancPlus under the provision of the FASB ASC 805 Topic 805, “Business Combinations,” where the assets and liabilities of FTC will be recorded by BancPlus at their respective fair values as of the date the transaction is completed;

•	the distribution of shares of BancPlus common stock to FTC shareholders in exchange for shares of FTC common stock;

•	certain reclassifications to conform historical financial presentation of FTC to BancPlus; and

•	transaction costs in connection with the transaction.

The actual amounts recorded as of the completion of the transaction may differ materially from the information presented in these unaudited pro forma combined condensed financial statements as a result of:

•	changes in the value of BancPlus common stock;

•	net cash used or generated in BancPlus’ or FTC’s operations between the signing of the definitive agreement and the effective time;

21

•	changes in the value of BancPlus’ or FTC’s assets and liabilities;

•	other changes in BancPlus’ or FTC’s net assets that occur prior to the completion of the transaction, which could cause material changes in the information presented below; and

•	the actual financial results of the combined company.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined condensed financial statements;

•	BancPlus’ separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in the section entitled “Index to Consolidated Financial Statements;”

•	FTC’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in the section entitled “Index to Consolidated Financial Statements;”

•	SCC’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2019, included in the section entitled “Index to Consolidated Financial Statements;” and

•	other information pertaining to BancPlus and FTC contained in this information statement/prospectus. Please see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BancPlus” and “Managements’ Discussion and Analysis of Financial Condition and Results of Operations of FTC.”

22

BancPlus and FTC

Unaudited Pro Forma Combined Condensed Balance Sheet

September 30, 2021

(Dollars in thousands)

	Historical		Pro Forma		Pro Forma
	BancPlus	FTC	Adjustments		Combined

Assets:
Cash and due from banks	$57,417	$16,407	$(11,000)	(a)
			(41,349)	(b)
			10,000	(j)	$31,475
Interest bearing deposits with banks	637,652	160,150	(60,073)	(m)	737,729
Total cash and cash equivalents	695,069	176,557	(102,422)		769,204
Securities available for sale	540,883	26,691			567,574
Securities held to maturity	78,423	—			78,423
Loans held for sale	13,904	11,008			24,912

Loans	3,526,086	1,011,365	(4,265)	(c)	4,533,186
Allowance for loan losses	(44,001)	(11,688)	11,688	(d)	(44,001)

Net loans	3,482,085	999,677	7,423		4,489,185

Premises and equipment	101,715	16,771			118,486
Operating lease right-of-use assets	35,305	—			35,305
Accrued interest receivable	17,120	2,580			19,700
Goodwill	2,616	—	99,983	(e)	102,599
Other assets	146,204	7,806	(364)	(f)
			3,983	(g)
			(1,180)	(h)	156,449
	$5,113,324	$1,241,090	$7,423		$6,361,837

Liabilities:
Deposits	$4,529,868	$1,119,349	$2,475	(i)	$5,651,692
Advances from Federal Home Loan Bank and other borrowings	31,026	—	10,000	(j)	41,026
Subordinated debentures	111,411	21,000	1,767	(k)	134,178
Operating lease liabilities	36,458	—			36,458
Accrued interest payable	2,647	716			3,363
Other liabilities	16,028	5,184	(971)	(l)	20,241
Total liabilities	4,727,438	1,146,249	13,271		5,886,958

Redeemable common stock owned by the ESOP	96,623	—			96,623
Shareholders’ equity:
Common stock	10,112	1,069	376	(m)	11,557
Unearned Employee Stock Ownership Plan compensation	(1,609)	—			(1,609)
Additional Paid in capital	66,767	53,611	39,937	(m)	160,315
Retained Earnings	307,269	40,165	(6,000)	(a)
			(40,165)	(m)	301,269
Accumulated other comprehensive income, net	3,347	(4)	4	(m)	3,347
	385,886	94,841	(5,848)		474,879
Less: Redeemable common stock owned by the ESOP	(96,623)	—			(96,623)
Total shareholders’ equity	289,263	94,841	(5,848)		378,216
	$5,113,324	$1,241,090	$7,423		$6,361,837

23

Note 1 - Pro forma Adjustments:

a.	Entry to reflect estimated closing costs associated with the transaction paid by FTC prior to, or at closing, and deal costs to be paid by BancPlus Corporation. This total includes, among other things, estimated legal, accounting and advisory services, severance costs and data process conversion costs.
b.	FTC distributes to its shareholders the balance of its Accumulated Adjustment Account immediately prior to the effective date of the merger.
c.	Reflects the fair value adjustment based on initial evaluation of acquired loans. Loan credit mark, and accretable yield adjustment.
d.	Eliminate FTC’s historical allowance for loan losses.
e.	Goodwill calculated as the merger consideration paid less the net fair value of assets of FTC acquired.
f.	Entry to adjust the carrying value of other real estate owned of FTC to fair value.
g.	Estimated value of core deposits of FTC.
h.	Entry to record deferred income taxes related to fair value adjustments and FTC’s prior Subchapter S election.
i.	Entry to record the fair value adjustments to time deposits which arise because the rates on the deposits are higher than current interest rates offered by BankPlus for similar deposit products.
j.	BancPlus Corporation will incur additional borrowings to assist in funding the cash consideration paid to FTC shareholders.
k.	Entry to record the fair value adjustment to subordinated debt of FTC.
l.	Entry to reverse FTC accrued liability for stock appreciation rights arrangements to be settled at closing.
m.	Adjustment to reflect the issuance of BancPlus Corporation shares and cash portion of merger consideration and to reverse and reclassify FTC capital accounts and reflect the net impact of purchase accounting adjustments.

Note 2 - Goodwill:

The calculation of Goodwill is based upon current estimates of the fair value of net assets of FTC on its September 30, 2021 balance sheet. BancPlus estimates it would record approximately $99,983 of Goodwill. A preliminary calculation of Goodwill is shown in the following table:

(Dollars in thousands)
Purchase price:
Value of BancPlus Corporation common shares		$94,993
Cash portion of merger consideration		60,073
Total merger consideration		155,066

Historical equity capital of FTC	$94,841
FTC distribution of AAA to FTC shareholders	(41,349)
FTC equity capital before fair value adjustments	53,492

Deal charges paid by FTC, net of tax effect	(5,000)
Adjust FTC loans to fair value	(4,265)
Eliminate FTC allowance for loan losses	11,688
Adjust FTC other real estate owned to fair value	(364)
Core deposit intangible	3,983
Adjust deferred income taxes	(1,180)
Adjust time deposits to fair value	(2,475)
Adjust FTC subordinated debt to fair value	(1,767)
Reverse FTC accrued liability for stock appreciation rights	971
Adjusted equity capital of FTC		55,083

Preliminary pro forma goodwill created		$99,983

24

Note 3 - Equity:

Includes ESOP-owned shares. In accordance with provisions of the Code that are applicable to private companies, in terms of BancPlus’ ESOP currently provide that ESOP participants have the right, for a specified period of time, to require BancPlus to repurchase shares of its common stock that are distributed to them by the ESOP. As a result, the ESOP-owned shares are deducted from stockholders’ equity in BancPlus’ consolidated balance sheet, as a line item called “Redeemable common stock owned by the ESOP” appearing between total liabilities and stockholders’ equity.

25

BancPlus and FTC

Unaudited Pro Forma Combined Condensed Statement of Income

Nine months ended September 30, 2021

(Dollars in thousands, except per share data)

	Historical			Pro Forma	Pro Forma
	BancPlus	FTC		Adjustments	Combined
Interest Income:
Interest and fees on loans	$129,066	$37,316	(a)	$1,120	$167,502
Investment Securities	7,497	623			8,120
Interest bearing bank balances and other	493	90			583
Total Interest income	137,056	38,029			176,205

Interest Expense:
Deposits	5,873	4,153	(b)	(557)	9,469
Other Interest expense	4,345	952	(c)	111	5,408
Total Interest expense	10,218	5,105			14,877

Net Interest Income	126,838	32,924			159,762
Provision for loan losses	7,395	—			7,395
Net Interest income after provision for loan losses	119,443	32,924			152,367

Other operating income:
Service charges on deposits	19,226	2,073			21,299
Other income	38,854	12,302			51,156
Total other operating income	58,080	14,375			72,455

Other operating expenses:
Salaries and employee benefits	72,365	17,281			89,646
Net occupancy expense	10,779	2,693			13,472
Furniture, fixtures and data processing expenses	18,322	2,969			21,291
Other expenses	19,931	6,777	(d)	25	26,733
Total other operating expenses	121,397	29,720			151,142

Income before income taxes	56,126	17,579			73,680
Income tax expense	10,593	—	(e)	4,770	15,363
Net income	$45,533	$17,579			$58,317

Basic earnings per share	$4.58				$5.12
Diluted earnings per share	$4.53				$5.08
Average shares outstanding - basic	9,935,659		(f)	1,444,764	11,380,423
Average shares outstanding - diluted	10,040,936		(f)	1,444,764	11,485,700

Note 1 - Pro forma Adjustments:

a.	Interest income was adjusted to reflect the anticipated difference between the contractual interest rate earned on loans and the estimated discount accretion over the remaining useful life based on current yields for similar loans.
b.	Interest expense on deposits was adjusted to reflect the anticipated amortization of the time deposit fair value adjustments over the remaining life of the liability.
c.	Other Interest expense was adjusted to reflect the anticipated amortization of subordinated debentures fair value adjustments over the remaining life of the liability and the interest expense related to the additional borrowings related to the acquisition.
d.	Includes anticipated amortization of core deposit intangible over an estimated ten year useful life and calculated on a straight line basis.
e.	Adjustment reflects the tax effect of the fair value adjustments and the pro forma tax on FTC earnings using the statutory corporate tax rates of 24.95%.
f.	Weighted-average basic and diluted shares outstanding adjusted to record shares of BancPlus common stock issued to effect the transaction.

26

BancPlus, FTC and SCC

Unaudited Pro Forma Combined Condensed Statement of Income

Year ended December 31, 2020

(Dollars in thousands, except per share data)

				Pro	Pro				Pro Forma
	Historical	Historical		Forma	Forma	Historical		Pro Forma	SCC, FTC
	BancPlus	SCC		Adjustments	Combined	FTC		Adjustments	Combined
Interest Income:
Interest and fees on loans	$159,678	$11,849	(a)	$4,302	$175,829	$52,291	(a)	$1,706	$229,826
Investment Securities	9,437	574		708	10,719	1,330			12,049
Interest bearing bank balances and other	1,424	134			1,558	62			1,620
Total Interest income	170,539	12,557			188,106	53,683			243,495
Interest Expense:
Deposits	14,155	2,775	(b)	(2,115)	14,815	9,821	(b)	(990)	23,646
Other Interest expense	4,361	227	(c)	204	4,792	812	(d)	148	5,752
Total Interest expense	18,516	3,002			19,607	10,633			29,398
Net Interest Income	152,023	9,555			168,499	43,050			211,549
Provision for loan losses	17,090	27			17,117	4,605			21,722
Net Interest income after provision for loan losses	134,933	9,528			151,382	38,445			189,827
Other operating income:
Service charges on deposits	23,062	823			23,885	2,479			26,364
Other income	42,691	829			43,520	12,538			56,058
Total other operating income	65,753	1,652			67,405	15,017			82,422
Other operating expenses:
Salaries and employee benefits	90,442	11,713			102,155	21,872			124,027
Net occupancy expense	13,319	940			14,259	3,600			17,859
Furniture, fixtures and data processing expenses	21,201	5,725			26,926	3,949			30,875
Other expenses	27,331	2,878	(e)	540	30,749	8,158	(e)	33	38,940
Total other operating expenses	152,293	21,256			174,089	37,579			211,701
Income before income taxes	48,393	(10,076)			44,698	15,883			60,548
Income tax expense	9,210	(5,452)	(f)	1,431	5,189	—	(f)	4,590	9,779
Net income	$39,183	$(4,624)			$39,509	$15,883			$50,769
Basic earnings per share	$4.19				$4.22				$4.70
Diluted earnings per share	$4.14				$4.18				$4.66
Average shares outstanding - basic	9,355,980				9,355,980		(g)	1,444,764	10,800,744
Average shares outstanding - diluted	9,457,477				9,457,477		(g)	1,444,764	10,902,241

Note 1 - Pro forma Adjustments:

*	Reflects income earned by SCC through effective date of its acquisition by BancPlus (April 1, 2020).
a.	Interest income was adjusted to reflect, based on discount accretion recognized since acquisition for SCC and initial estimate for FTC, the anticipated difference between the contractual interest rate earned on loans and the estimated discount accretion over the remaining useful life based on the current yield on similar loans.
b.	Interest expense on deposits was adjusted to reflect, based on amount recognized at acquisition for SCC and initial estimate for FTC, the anticipated amortization of the time deposit fair value adjustments over the remaining life of the liability.
c.	Interest expense was adjusted to reflect the anticipated amortization of SCC trust preferred fair value adjustments over the remaining life of the liability.
d.	Other Interest expense was adjusted to reflect, based on initial estimate, the anticipated amortization of subordinated debentures fair value adjustments over the remaining life of the liability and the interest expense related to the additional borrowings related to the acquisition.
e.	Includes anticipated amortization of core deposit intangible, based on amount recognized at acquisition for SCC and the amount estimated for FTC, each over an estimated ten year useful life and calculated on a straight line basis.
f.	Adjustment reflects the tax effect of the fair value adjustments and the pro forma tax on FTC earnings using the statutory corporate tax rates of 24.95%.
g.	Weighted-average basic and diluted shares outstanding adjusted to record shares of BancPlus common stock issued to effect the transaction.
27

COMPARATIVE MARKET PRICES AND DIVIDEND INFORMATION

The shares of BancPlus common stock and FTC common stock are not listed on any exchange and not traded in any public market. As of [ ], 2021, there were approximately [ ] holders of record of BancPlus common stock and [ ] holders of record of FTC common stock.

There is no public market for the shares of BancPlus common stock and FTC common stock, and a public market might not develop for BancPlus common stock following the transaction. In addition, because there have been no recent private sales of BancPlus common stock or FTC common stock of which BancPlus or FTC are aware, no recent price data regarding BancPlus common stock or FTC common stock is available.

BancPlus has a history of paying quarterly cash dividends on BancPlus common stock, and intends to continue to pay such dividends in the future; however, there can be no assurance with respect to the amount, if any, of dividends that might be declared and paid in the future. For more information, see the section entitled “Description of BancPlus Capital Stock—Common Stock—Dividends.”

FTC has a history of paying cash dividends on FTC common stock, and intends to continue to pay such dividends in the future; however, there can be no assurance with respect to the amount, if any, of dividends that might be declared and paid in the future. FTC anticipates paying a dividend of its accumulated adjustment account on the day prior to the effective time. See the section entitled “The Definitive Agreement—Share Exchange Consideration; Treatment of FTC Stock Options and Other Equity-Based Awards.”

28

SUMMARY OF RISK FACTORS

The most significant risks that may have an adverse effect on the transaction described in this information statement/prospectus, and the surviving company following such transaction, and the business, financial condition, operating results or prospects of BancPlus are summarized below. You should carefully read and consider the matters discussed in the section entitled “Risk Factors” for a more thorough description of these and other risks.

•	The value of BancPlus common stock may fluctuate, and FTC shareholders cannot be sure of the value of the share exchange consideration they will receive.

•	There is no public trading market for BancPlus, making it difficult to determine the fair value of the share exchange consideration, and there can be no assurance that a public trading market will develop.

•	The transaction will result in FTC shareholders having a reduced ownership and voting interest in the combined company, and thus they may have less influence over management.

•	The transaction requires the receipt of consents and approvals from government entities, which could delay the completion of the transaction.

•	The transaction may not be completed if certain closing conditions are not satisfied or waived.

•	BancPlus may not be able to realize the anticipated benefits of the transaction on a timely basis or at all, and doing so may be more difficult or costly than expected.

•	BancPlus’ business and operations are concentrated in the Mississippi, Alabama and Louisiana markets, and BancPlus is sensitive to adverse changes in the local economy and lower growth rates in that region.

•	The concentration of small to medium-sized businesses to which BancPlus lend may be more vulnerable to adverse business developments, which may affect BancPlus’ borrowers’ ability to repay loans.

•	BancPlus’ loan portfolio contains a number of large loans to certain borrowers, and a deterioration in the financial condition of these borrowers could have a significant adverse impact on BancPlus’ asset quality.

•	Because a significant portion of BancPlus’ loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing BancPlus’ real estate loans and result in loan and other losses.

•	A portion of BancPlus’ loan portfolio is comprised of commercial loans secured by receivables, inventory, equipment or other commercial collateral, the deterioration in value of which could expose it to loan losses.

•	BancPlus is subject to the various risks associated with its banking business and operations, including, among others, credit, market, liquidity, interest rate and compliance risks, which may have an adverse effect on its business, financial condition and results of operations if BancPlus is unable to manage such risks.

•	BancPlus faces significant competition to attract and retain customers, which could impair its growth, decrease its profitability or result in loss of market share.

29

•	BancPlus operates in a highly regulated industry, and the current regulatory framework and any future legislative and regulatory changes may have an adverse effect on its business, financial condition and results of operations.

•	BancPlus is subject to regulatory requirements, including stringent capital requirements, consumer protection laws, and anti-money laundering laws, and failure to comply with these requirements could have an adverse effect on its business, financial condition and results of operations.

•	BancPlus is subject to risks associated with the COVID-19 pandemic, which could have an adverse effect on its business, financial condition and results of operations.
30

RISK FACTORS

In addition to the general investment risks and other information included in this information statement/prospectus, including the matters addressed under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BancPlus” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FTC,” FTC shareholders should carefully consider the matters described below in determining whether to approve the share exchange proposal presented in this information statement/prospectus. If any of the following risks, other risks that have not been identified, or risks that BancPlus and FTC currently believe are immaterial, actually occur, the business, financial condition or results of operations of the combined company could be adversely affected.

Risks Related to the Transaction

Because the value of BancPlus common stock may fluctuate, FTC shareholders cannot be sure of the value of the share exchange consideration they will receive.

At the effective time, each outstanding share of FTC common stock will be converted into the right to receive the share consideration consisting of the right of FTC shareholders to receive the stock consideration, with cash paid in lieu of fractional shares, and the cash consideration. The value of the stock consideration may vary from the value of BancPlus common stock on the date BancPlus and FTC announced the transaction, on the date that this information statement/prospectus was mailed to FTC shareholders, on the date of the FTC shareholder written consent and on the date the transaction will be completed and thereafter. Any change in the value of BancPlus common stock prior to completion of the transaction will affect the aggregate value of the share exchange consideration that FTC shareholders will receive at the effective time. Accordingly, at the time of the FTC shareholder written consent, FTC shareholders will not know or be able to calculate the value of the share exchange consideration they would receive upon at the effective time. Moreover, the lack of a public market makes it difficult to determine the fair value of BancPlus common stock.

Neither company is permitted to terminate the definitive agreement or resolicit the consent of FTC shareholders solely because of changes in the value of BancPlus common stock. There will be no adjustment to the share exchange consideration for changes in the value of shares of BancPlus common stock. Changes in the value of BancPlus common stock result from a variety of factors, including general market and economic conditions, changes in BancPlus’ business, operations and prospects, and regulatory considerations. Many of these factors are beyond BancPlus’ control.

There is no organized public trading market for BancPlus common stock, and there can be no assurance that a public market will develop.

There is no organized trading market for the shares of common stock of BancPlus. While BancPlus has agreed with FTC to use best efforts to complete an initial underwritten public offering of its common stock within 18 months of the effective time, there can be no expectation that a public market for BancPlus common stock will develop following the transaction. BancPlus is subject to the reporting requirements of the Exchange Act, and, as a result, BancPlus may consider the development of a public market for its common stock. BancPlus does not intend to list its common stock on a securities exchange or have its shares quoted on a quotation system in connection with the transaction.

31

Because there is no public market for BancPlus or FTC common stock, it is difficult to determine the fair value of the share exchange consideration.

The outstanding shares of BancPlus and FTC common stock are privately held and are not traded in any public market. This lack of a public market makes it difficult to determine the fair value of such common stock.

FTC shareholders will have a reduced ownership and voting interest after the transaction and may have less influence over management.

FTC shareholders currently have the right to vote in the election of the FTC board and on other matters affecting FTC. Upon the completion of the transaction, each FTC shareholder that receives shares of BancPlus common stock will become a BancPlus shareholder with a percentage ownership of the combined company that is smaller than such FTC shareholder’s current percentage ownership of FTC. It is currently expected that the former shareholders of FTC will receive, in the aggregate, shares of BancPlus common stock in the share exchange constituting approximately [ ]% of the outstanding shares of BancPlus common stock immediately after the share exchange. Thus, FTC shareholders may have less influence on the management and policies of BancPlus than they now have on the management and policies of FTC.

Some of the conditions to the transaction may be waived by BancPlus or FTC without re-soliciting the written consent of the FTC shareholders.

Some of the conditions to the transaction set forth in the definitive agreement may be waived by BancPlus or FTC. See the section entitled “The Definitive Agreement—Conditions to Completion of the Transaction.” If any such conditions are waived, BancPlus and FTC will evaluate whether an amendment of this information statement/prospectus and re-solicitation of written consents is warranted. In the event that the FTC board determines that re-solicitation of FTC shareholders is not warranted, BancPlus and FTC will have the discretion to complete the transaction without seeking further FTC shareholder approval.

BancPlus and FTC will be subject to business uncertainties and contractual restrictions while the transaction is pending.

Uncertainty about the effect of the transaction on employees, customers (including depositors and borrowers), suppliers and vendors may have an adverse effect on the business, financial condition or results of operations of BancPlus and FTC. These uncertainties may impair BancPlus’ or FTC’s ability to attract, retain and motivate key personnel and customers (including depositors and borrowers) pending the consummation of the transaction, as such personnel and customers may experience uncertainty about their future roles and relationships following the consummation of the transaction. In addition, these uncertainties could cause customers (including depositors and borrowers), vendors and others who deal with BancPlus and/or FTC to seek to change existing business relationships with BancPlus and/or FTC or fail to extend an existing relationship with BancPlus and/or FTC. Moreover, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the transaction. The pursuit of the transaction and the preparation for the integration may place a burden on each party’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could adversely affect each party’s business, financial condition or results of operations. In addition, the definitive agreement restricts each party from taking certain actions without the other party’s consent while the transaction is pending. These restrictions could have an adverse effect on each party’s business, financial condition or results of operations. See the section entitled “The Definitive Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to BancPlus and FTC.

32

In addition, FTC was notified by the United States Internal Revenue Service, which we refer to as the IRS, that an FTC shareholder failed to make a timely election to be an electing small business trust, and, as a result, the IRS notified FTC that its S corporation status had been inadvertently terminated effective September 23, 2020. FTC is in the process of preparing an application for late election relief under Revenue Procedure 2013-30 and expects that its S corporation status can be reinstated retroactively. However, there can be no assurance that the application, once filed, will be successful and that the IRS will grant the requested relief, or that FTC will otherwise be deemed an S corporation during such period.

The definitive agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to FTC that might result in greater value to FTC shareholders.

The definitive agreement contains provisions that may discourage a third party from pursuing, announcing or submitting a business combination proposal to FTC that might result in greater value to the FTC shareholders than the transaction. These provisions include a general prohibition on FTC from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding an acquisition proposal or offers for competing transactions, as described under the section entitled “The Definitive Agreement—No Solicitation of Other Offers.” Furthermore, if the definitive agreement is terminated, under certain circumstances, FTC may be required to pay BancPlus a termination fee equal to $8.0 million, as described under the section entitled “The Definitive Agreement—Termination Fee.”

FTC has not obtained, and does not expect to obtain, an updated fairness opinion from Piper Sandler reflecting changes in circumstances that may have occurred since the date of Piper Sandler’s opinion.

FTC has not obtained an updated opinion as of the date of this information statement/prospectus from Piper Sandler, FTC’s financial advisor, regarding the fairness, from a financial point of view, of the share exchange consideration to be received by FTC shareholders. The Piper Sandler opinion is dated September 28, 2021, and it only addressed the fairness, from a financial point of view, of the share exchange consideration set forth in the definitive agreement to the FTC shareholders as of such date. In addition, changes in the operations and prospects of BancPlus or FTC, general market and economic conditions and other factors that may be beyond the control of BancPlus and FTC may have altered the value of BancPlus or FTC or the value of BancPlus common stock as of the date of this information statement/prospectus, or may alter such values by the time the transaction is completed. The opinion does not address the fairness of the share exchange consideration from a financial point of view as of the date of this information statement/prospectus or at the time the transaction is completed or as of any date other than the date of such opinion. For a description of the opinion that FTC received from its financial advisor, please see the section entitled “The Transaction—Opinion of FTC’s Financial Advisor.” For a description of the other factors considered by FTC’s board in determining to approve the share exchange proposal, please see the section entitled “The Transaction—FTC’s Reasons for the Transaction; Recommendation of the FTC Board.”

The transaction is expected to, but may not, qualify as a reorganization under Section 368(a) of the Code.

The parties expect that and intend for the transaction to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The respective obligations of BancPlus and FTC to complete the transaction are contingent upon BancPlus and FTC receiving a legal opinion from Jones Walker that the share exchange and corporate merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the IRS or the courts. The expectations that the transaction will be treated as a “reorganization” within the meaning of Section 368(a) of the Code reflect assumptions and takes into account the relevant information available to BancPlus and FTC, as applicable, at the time. However, this information is not a fact and should not be relied upon as necessarily indicative of future results. Furthermore, such expectation constitutes a forward-looking statement. For information on forward-looking statements, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

33

If the transaction does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. holder of FTC common stock may be required to recognize gain or loss equal to the difference between (1) the sum of the fair market value of BancPlus common stock received by the FTC shareholder in the transaction and the amount of cash received by the FTC shareholder in the transaction, and (2) the FTC shareholder’s adjusted tax basis in the shares of FTC common stock exchanged therefor. For further information, please refer to the section entitled “Material United States Federal Income Tax Consequences of the Transaction.” You are urged to consult your tax advisor to determine the particular tax consequences to you.

Certain of FTC’s directors and executive officers have interests in the transaction that may differ from the interests of FTC shareholders including, if the transaction is completed, the receipt of financial and other benefits.

Certain of FTC’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of the FTC shareholders. The FTC board was aware of these applicable interests and considered them, among other matters, in approving the definitive agreement recommending to the FTC shareholders that they vote to approve the share exchange approval. These interests are described in more detail in the section entitled “The Transaction—Interests of FTC’s Directors and Executive Officers in the Transaction.”

The transaction is subject to the receipt of consents and approvals from governmental entities that may impose conditions that could delay or prevent the completion of the transaction or have an adverse effect on the combined company following the transaction.

Before the transaction may be completed, various approvals or consents or waivers must be obtained from the Federal Reserve, FDIC and the MDBCF. These governmental entities may request additional information regarding BancPlus’ and FTC’s regulatory applications and notices, and they may impose conditions on the completion of the transaction or require changes to the terms of the transaction. Such conditions or changes could have the effect of delaying or preventing completion of the transaction or imposing additional costs on, or limiting the revenues of, the combined company following the transaction, any of which might have an adverse effect on the combined company following the transaction. Such a condition may also constitute a burdensome condition that may allow FTC or BancPlus to terminate the definitive agreement after June 30, 2022. See the section entitled “The Transaction—Regulatory Approvals” for a discussion of these approvals.

The transaction is subject to certain closing conditions that, if not satisfied or waived, will result in the transaction not being completed.

The transaction is subject to customary conditions to closing, including the receipt of required regulatory approvals and the FTC shareholder approval. If any condition to the transaction is not satisfied or waived (to the extent waiver is legally permitted at all), the transaction will not be completed. In addition, BancPlus and FTC may terminate the definitive agreement under certain circumstances even if the transaction is approved by FTC’s shareholders, including but not limited to if the share exchange has not been completed on or before March 31, 2022 (unless the required regulatory approvals are pending and have not been finally resolved, in which event such date will be automatically extended to June 30, 2022), or if FTC fails to obtain the FTC shareholder approval; provided, that the failure of the closing to occur by such date will not be due to the failure of the party seeking to terminate the definitive agreement to perform or observe the covenants and agreements of such party as set forth in the definitive agreement. In the event the definitive agreement is terminated, BancPlus and FTC would not realize any of the expected benefits of having completed the transaction. If the transaction is not completed, additional risks could materialize, which could adversely affect the business, financial condition or results of operations of BancPlus and FTC. For more information on closing conditions to the definitive agreement, see the sections entitled “The Definitive Agreement—Conditions to the Completion of the Transaction” and “The Definitive Agreement—Termination of the Definitive Agreement.”

34

The unaudited pro forma combined condensed financial information included in this information statement/prospectus is illustrative only and the actual financial conditions and results of operations after the transaction may differ.

The unaudited pro forma combined condensed financial statements in this information statement/prospectus are presented for illustrative purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. A final determination of the fair values of FTC’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of FTC that exist as of the date the transaction becomes effective. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change materially from those allocations used in the unaudited pro forma combined condensed financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the share exchange consideration will be based on the value of BancPlus common stock on the date the transaction becomes effective. For more information, please see the section entitled “Unaudited Pro Forma Combined Condensed Financial Information.”

If the transaction is not completed, BancPlus and FTC will have incurred substantial expenses without realizing the expected benefits of the transaction.

BancPlus and FTC have incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the definitive agreement, as well as costs and expenses of filing, printing and mailing this information statement/prospectus and all filing and other fees paid to the Securities and Exchange Commission, which we refer to as the SEC, and other regulatory agencies in connection with the transaction. If the transaction is not completed, BancPlus and FTC would have to recognize these expenses without realizing the expected benefits of the transaction. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the transaction, including the diversion of management attention from pursuing other opportunities and the constraints in the definitive agreement on the ability to make significant changes to each party’s ongoing business during the pendency of the transaction, could have an adverse effect on each party’s business, financial condition or results of operations.

Litigation against BancPlus or FTC, or the members of the BancPlus board or FTC board, could prevent or delay the completion of the transaction.

While BancPlus and FTC believe that any claims that may be asserted by purported shareholder plaintiffs related to the transaction would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the transaction from being competed in a timely manner. The existence of litigation related to the transaction could affect the likelihood of obtaining the FTC shareholder approval. Moreover, any litigation could be time consuming and expensive, could divert BancPlus’ and FTC’s management’s attention away from their regular business and, any lawsuit adversely resolved against FTC, BancPlus or members of the FTC or BancPlus board of directors, could have an adverse effect on each party’s business, financial condition or results of operations.

One of the conditions to the completion of the transaction is the absence of any judgment, order, writ, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the transaction. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a regulatory authority issues an order or other directive prohibiting, restricting or making illegal the completion of the transaction, then such injunctive or other relief may prevent the transaction from becoming effective in a timely manner or at all.

35

The COVID-19 pandemic may delay and adversely affect the completion of the transaction.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of BancPlus and FTC. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and the financial results of BancPlus or FTC, or the business operations of BancPlus or FTC are disrupted as a result of the COVID-19 pandemic, efforts to complete the transaction and integrate the business of FTC with BancPlus may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and regulatory authorities may impose additional requirements on BancPlus or FTC that must be satisfied prior to completion of the transaction, which could delay and adversely affect the completion of the transaction.

Risks Related to the Combined Company Following the Transaction

BancPlus may not be able to successfully integrate FTC or realize the anticipated benefits of the transaction.

The transaction involves the combination of two bank holding companies and two banks that previously have operated and, until completion of the transaction, will continue to operate independently. A successful combination of the operations of the two entities will depend substantially on BancPlus’ ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. BancPlus may not be able to combine the operations of FTC with its operations without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions and governmental actions affecting the financial industry generally may inhibit BancPlus’ successful integration of FTC.

Further, BancPlus entered into the definitive agreement with the expectation that the transaction will result in various benefits including, among other things, benefits relating to enhanced revenues, additional geographic markets, cross-selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the transaction is subject to a number of uncertainties, including whether BancPlus integrates FTC in an efficient and effective manner, and general competitive factors in the marketplace. BancPlus’ failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could adversely impact its business, financial condition or results of operation. In addition, the attention and effort devoted to the integration of FTC with BancPlus’ existing operations may divert management’s attention from other important issues and could seriously harm its business, financial condition or results of operation. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

36

In connection with the transaction, BancPlus is expanding its business into Florida, where BancPlus has limited banking experience.

Following the transaction, BancPlus is expected to operate one branch in Florida. While BancPlus has had some experience with banking transactions in the past in Florida, it will be developing additional plans to maintain and grow its business in Florida. BancPlus is less familiar with the economies and business environment and opportunities in Florida and will be required to devote additional time to operations there.

The value of BancPlus common stock after the transaction may be affected by factors different from those currently affecting BancPlus common stock.

The businesses of BancPlus and FTC differ in some respects and, accordingly, the results of operations of the combined company and the value of BancPlus common stock after the transaction may be affected by factors different from those currently affecting the independent results of operations of BancPlus and FTC. As a result, the value of BancPlus common stock could decrease after the transaction. These different factors may include, but not be limited to, an increase in the number of shares of BancPlus common stock available for purchase as well as the possibility of BancPlus not achieving the anticipated benefits of the transaction. In addition, if BancPlus does not achieve the perceived benefits of the transaction the value of BancPlus common stock may decline.

The value of the shares of BancPlus common stock FTC shareholders will receive in the transaction may increase or decrease as the price for BancPlus common stock changes. The value of BancPlus common stock fluctuates based upon general market and economic conditions, BancPlus’ business and prospects and other factors.

The shares of BancPlus common stock to be received by FTC shareholders as a result of the transaction will have different rights from the shares of FTC common stock.

Upon the completion of the transaction, FTC shareholders will become BancPlus shareholders, and their rights as shareholders will be governed by the BancPlus articles, the BancPlus bylaws and Mississippi law. The rights associated with FTC common stock are different from the rights associated with BancPlus common stock. Please see the section entitled “Comparison of the Rights of Shareholders of BancPlus and FTC” for a discussion of the different rights associated with BancPlus common stock.

The combined company expects to incur substantial expenses related to the transaction.

The combined company expects to incur substantial expenses in connection with consummation of the transaction and combining the business, operations, networks, systems, technologies, policies and procedures of FTC with BancPlus. Although BancPlus and FTC have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the transaction could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the transaction. As a result of these expenses, each of BancPlus and FTC expect to take charges against their earnings before and after the completion of the transaction. The charges taken in connection with the transaction are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

37

Risks Related to the Market, Business, Credit, Liquidity and Capital and Industry of BancPlus

The risks described below are risks currently associated with BancPlus’ business that will continue to be risks applicable to the combined company following the completion of the transaction. Therefore, FTC shareholders should carefully consider these risks in approving the transaction.

1. BancPlus’ Market Risks

As a business operating in the financial services industry, BancPlus’ business and operations may be adversely affected in numerous and complex ways by weak economic conditions.

BancPlus’ business and operations, which primarily consist of lending money to customers in the form of loans, borrowing money from customers in the form of deposits and investing in securities, are sensitive to general business and economic conditions in the United States. Although the U.S. economy, as a whole, had improved significantly over the past several years prior to the COVID-19 pandemic, the business environment in which BancPlus operates has been impacted by the effects of the COVID-19 pandemic. Uncertainty about the federal fiscal policymaking process and the medium and long-term fiscal outlook of the federal government and U.S. economy is a concern for businesses, consumers and investors in the United States. In addition, economic conditions in foreign countries, including global political hostilities, uncertainty over the stability of the euro currency and imposition of tariffs on products, could further affect the stability of global financial markets, which could hinder domestic economic growth. The current economic environment is characterized by recent interest rate changes that impacted BancPlus’ cost of funds and could adversely affect its net interest margin, which in turn is expected to decrease its earnings. All of these factors could individually or in the aggregate be detrimental to BancPlus’ business, and the interplay between these factors can be complex and unpredictable. BancPlus’ business is also significantly affected by monetary and related policies of the U.S. government and its agencies. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond BancPlus’ control. Adverse economic conditions and government policy responses to such conditions could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

BancPlus may be adversely affected by the soundness of other financial institutions.

BancPlus’ ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty and other relationships. BancPlus has exposure to different industries and counterparties, and through transactions with counterparties in the financial services industry, including broker-dealers, commercial banks, investment banks and other financial intermediaries. In addition, BancPlus participates in loans originated by other institutions and syndicated transactions (including shared national credits) in which other lenders serve as the lead bank. As a result, defaults by, declines in the financial condition of, or even rumors or questions about, one or more financial institutions, financial service companies or the financial services industry generally, may lead to difficulties related to liquidity, asset quality or other problems and could lead to losses or defaults by BancPlus or by other institutions. These problems, losses or defaults could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

The current geographic concentration of BancPlus’ markets in Mississippi, Alabama and Louisiana makes BancPlus more sensitive to adverse changes in the local economy than its more geographically diversified competitors, and more susceptible to lower growth rates in that region, and adverse economic conditions in these markets could negatively impact BancPlus’ business, financial condition or results of operations.

Unlike larger financial institutions that are more geographically diverse, BancPlus is primarily a Mississippi banking franchise with locations in Alabama and Louisiana. As of September 30, 2021, most of BancPlus’ total loans (by dollar amount) were made to borrowers who reside or conduct business in the Mississippi, Alabama

38

and Louisiana markets, and substantially all of BancPlus’ real estate loans, including those acquired in the recent merger with SCC, are secured by properties located in these markets. A deterioration in local economic conditions or in the residential or commercial real estate markets could have an adverse effect on the quality of BancPlus’ portfolio, the demand for its products and services, the ability of borrowers to timely repay loans and the value of the collateral securing loans. If the population, employment or income growth in any of BancPlus’ markets is negative or slower than projected, income levels, deposits and real estate development could be adversely impacted. Some of BancPlus’ larger competitors that are more geographically diverse may be better able to manage and mitigate risks posed by adverse conditions impacting only local or regional markets. For these reasons, any regional or local economic downturn could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

In addition, the Mississippi, Alabama and Louisiana economies have lately grown at overall rates that are lower than the United States economy as a whole. For its market share to increase substantially, BancPlus must attract customers from its competitors. If BancPlus is unable to do so, it may be unable to execute its business strategy, which could have an adverse effect on its business, financial condition or results of operations.

The markets in which BancPlus operates are susceptible to tornadoes, flooding, natural disasters, public health crises and other catastrophic events, including the effects of climate change, which could result in a disruption of BancPlus’ operations and increases in loan losses.

A significant portion of BancPlus’ business is generated from markets that have been, and may continue to be, susceptible to damage by major seasonal flooding, tornadoes, hurricanes and other natural disasters and adverse weather, as well as the effects of climate change. Natural disasters or the effects of climate change can disrupt BancPlus’ operations, cause widespread property damage, and severely depress the local economies in which it operates. Additionally, acts of war or terrorism, civil unrest and other adverse external events could have a significant impact on BancPlus’ business, financial condition or results of operations. If the economies in BancPlus’ primary markets experience an overall decline as a result of a natural disaster, adverse weather, the effects of climate change, a public health crisis or other catastrophic or adverse external event, demand for loans and BancPlus’ other products and services could be reduced. In addition, the rates of delinquencies, foreclosures, bankruptcies and loan losses may increase substantially, as uninsured property losses or sustained job interruption or loss may materially impair the ability of borrowers to repay their loans. Moreover, the value of real estate or other collateral that secures the loans could be materially and adversely affected by a disaster. Natural or man-made disasters, or the effects of climate change, could, therefore, result in decreased revenue and loan losses that could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

2. Risks Related to BancPlus’ Business

The concentration of small to medium-sized businesses to which BancPlus lends may be more vulnerable to adverse business developments, which may impair BancPlus’ borrowers’ ability to repay loans.

BancPlus focuses its business development and marketing strategy primarily on small to medium-sized businesses. Small to medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair a borrower’s ability to repay a loan. This may be especially true given the effects of the COVID-19 pandemic. In addition, the success of a small or medium-sized business often depends on the management skills, talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have an adverse impact on the business and its ability to repay its loan. If general economic conditions negatively impact the markets in which BancPlus operates and small to medium-sized businesses are adversely affected, or BancPlus’ borrowers are otherwise harmed by adverse business developments, this, in turn, could have a material adverse effect on its business, financial condition or results of operations.

39

BancPlus’ loan portfolio contains a number of large loans to certain borrowers, and a deterioration in the financial condition of these borrowers could have a significant adverse impact on its asset quality.

BancPlus’ growth over the past several years has been partially attributable to its ability to originate and retain relatively large loans given its asset size. As of September 30, 2021, BancPlus’ 20 largest borrowing relationships represented 7.4% of its total outstanding loan portfolio, including mortgage loans held for sale, and 11.2% of its total commitments to extend credit. Along with other risks inherent in BancPlus’ loans, such as the deterioration of the underlying businesses or property securing these loans, the larger size of these loans presents a risk to its lending operations. If any of its largest borrowers become unable to repay their loan obligations as a result of economic or market conditions or personal circumstances, or are otherwise granted forgiveness or automatic forbearance under the Coronavirus Aid, Relief, and Economic Security Act, which we refer to as the CARES Act, or other temporary modifications as a result of the COVID-19 pandemic, BancPlus’ nonperforming loans and its provision for loan losses could increase significantly, which could have a material adverse effect on its business, financial condition or results of operations.

The borrowing needs of BancPlus’ customers may increase, especially during a challenging economic environment, which could result in increased borrowing against BancPlus’ contractual obligations to extend credit.

The actual borrowing needs of BancPlus’ customers under these credit commitments have historically been lower than the contractual amount of the commitments. Because of the credit profile of its customers, BancPlus typically has a substantial amount of total unfunded credit commitments, which is not reflected on its balance sheet. As of September 30, 2021, BancPlus had $1.23 billion in unfunded credit commitments to its customers. Actual borrowing needs of BancPlus’ customers may exceed BancPlus’ expectations, especially during a challenging economic environment when customers’ companies may be more dependent on BancPlus’ credit commitments due to the lack of available credit elsewhere, the increasing costs of credit, or the limited availability of financing from other sources. The COVID-19 pandemic and the resulting stresses on the economy have substantially increased, and continue to increase, the borrowing needs of customers. This could adversely affect BancPlus’ liquidity, which could impair its ability to fund operations and meet obligations as they become due. Any failure to meet BancPlus’ unfunded credit commitments in accordance with the actual borrowing needs of its clients could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

BancPlus faces significant competition to attract and retain customers, which could impair its growth, decrease its profitability or result in loss of market share.

BancPlus operates in the highly competitive banking industry and in very competitive markets and faces significant competition for customers from bank and non-bank competitors, particularly regional institutions, in originating loans, attracting deposits and providing other financial services. BancPlus’ competitors are generally larger and may have significantly more resources, greater name recognition, and more extensive and established branch networks or geographic footprints than BancPlus does. Because of their scale, many of these competitors can be more aggressive than BancPlus can be on loan and deposit pricing. Also, many of BancPlus’ non-bank competitors have fewer regulatory constraints and may have lower cost structures. BancPlus expects competition to continue to intensify due to financial institution consolidation, legislative, regulatory and technological changes and the emergence of alternative banking sources.

BancPlus’ ability to compete successfully will depend on a number of factors, including, among others:

•	its ability to develop, maintain and build long-term customer relationships based on top quality service, high ethical standards and safe, sound assets;

•	its scope, relevance and pricing of products and services offered to meet customer needs and demands;

40

•	the rate at which it introduces new products and services relative to its competitors;

•	customer satisfaction with its level of service;

•	its ability to expand its market position;

•	industry and general economic trends; and

•	its ability to keep pace with technological advances and to invest in new technology.

Increased competition could require BancPlus to increase the rates it pays on deposits or lower the rates it offers on loans, which could reduce its profitability. BancPlus’ failure to compete effectively in its primary markets could cause it to lose market share and could have a material adverse effect on its business, financial condition or results of operations.

3. BancPlus’ Credit, Liquidity and Capital Risks

BancPlus may not be able to adequately measure and limit its credit risk, which could lead to unexpected losses.

As a lender, BancPlus is exposed to the risk that the principal of, or interest on, a loan will not be repaid timely or at all or that the value of any collateral supporting a loan will be insufficient to cover its outstanding exposure. In addition, BancPlus is exposed to risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual loans and borrowers. The creditworthiness of a borrower is affected by many factors, including local market conditions and general economic conditions. Many of BancPlus’ loans are made to small to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers. If the economic climate in the U.S. generally, or in BancPlus’ market areas, continue to experience material disruption, particularly due to the COVID-19 pandemic, its borrowers may experience difficulties in repaying their loans, the collateral BancPlus holds may decrease in value or become illiquid, and the level of nonperforming loans, charge-offs and delinquencies could rise and require significant additional provisions for loan losses. BancPlus’ risk management practices, such as monitoring the concentration of its loans within specific industries and markets and its credit approval, review and administrative practices may not adequately assess and reduce credit risk, and BancPlus’ credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting customers and the quality of the loan portfolio. A failure to effectively measure and limit the credit risk associated with BancPlus’ loan portfolio may result in unexpected losses and adversely affect its business, financial condition or results of operations.

A lack of liquidity could impair BancPlus’ ability to fund operations.

Liquidity is essential to BancPlus’ business, and BancPlus monitors its liquidity and manages its liquidity risk at the BancPlus and BankPlus levels. BancPlus relies on its ability to generate deposits and effectively manage the repayment and maturity schedules of its loans and investment securities, respectively, to ensure that it has adequate liquidity to fund its operations. An inability to raise funds through deposits, borrowings, the sale of BancPlus’ investment securities, the sale of loans and other sources could have a substantial negative effect on BancPlus’ liquidity. BancPlus’ most important source of funds is deposits, and its future growth will largely depend on its ability to retain and grow its deposit base. Deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors outside of BancPlus’ control, such as increasing competitive pressures for deposits, including when customers perceive alternative investments as providing a better risk/return tradeoff, changes in interest rates and returns on other investment classes, customer perceptions of BancPlus’ financial

41

health and general reputation, or a loss of confidence by customers in BancPlus’ or the banking sector generally, which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current customer deposits or attract additional deposits. If customers move money out of bank deposits and into other investments such as money market funds, BancPlus would lose a relatively low-cost source of funds, increasing its funding costs and reducing its net interest income and net income.

Other primary sources of funds consist of cash flows from operations, maturities and sales of investment securities. BancPlus has the ability to borrow from the Federal Home Loan Bank, which we refer to as the FHLB, and the Federal Reserve Bank of St. Louis, which provides it access to a secondary source of funds. BancPlus may also borrow funds from third-party lenders, such as other financial institutions. An additional source of funds is the proceeds from the issuance and sale of BancPlus’ equity and debt securities to investors. BancPlus’ access to funding sources in amounts adequate to finance or capitalize its activities, or on terms that are acceptable to it, could be impaired by factors that affect BancPlus directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry, including negative impacts on the economy and markets caused by the COVID-19 pandemic. BancPlus’ access to funding sources could also be affected by a decrease in the level of its business activity as a result of a downturn in its primary market area or by one or more adverse regulatory actions against it.

Any decline in available funding could adversely impact BancPlus’ ability to originate loans, invest in securities, meet its expenses, or fulfill obligations such as repaying its borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on its liquidity and could, in turn, have an adverse effect on its business, financial condition or results of operations. In addition, because BancPlus’ primary asset at the holding company level is BankPlus, BancPlus’ liquidity at the holding company level depends primarily on its receipt of dividends from BankPlus. If BankPlus is unable to pay dividends to BancPlus for any reason, BancPlus may be unable to satisfy its holding company level obligations, which include funding operating expenses, debt service and dividends.

Interest rate shifts could reduce net interest income.

Like most financial institutions, BancPlus’ earnings depend to a great extent upon the level of its net interest income, or the difference between the interest income it earns on loans, investments and other interest earning assets, and the interest it pays on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or decrease BancPlus’ net interest income depending on the make-up of its assets and liabilities. When interest-bearing liabilities mature or reprice more quickly or to a greater degree than interest earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest earning assets mature or reprice more quickly, or to a greater degree than interest-bearing liabilities, falling interest rates could reduce net interest income. As of September 30, 2021, 35.3% of BancPlus’ interest earning assets and 10.8% of its interest-bearing liabilities were variable rate. These percentages of variable rate balances, as well as the terms of BancPlus’ fixed rate interest-bearing balances, resulted in a slightly asset sensitive balance sheet as September 30, 2021. Assuming a stable product mix, no change in customer behavior, no change in yield curve and stability of related items, BancPlus’ net interest income would increase with rising interest rates and decrease with falling interest rates.

Additionally, an increase in interest rates may, among other things, reduce the demand for loans, decrease loan repayment rates and increase early withdrawals on term deposits. The Federal Reserve has indicated that it will maintain the target range for the federal funds rate at low levels for some time to come, but changes to the target range are unpredictable. A decrease in the general level of interest rates, including the Federal Reserve’s sharp reduction in interest rates in response to the economic and financial effects of the COVID-19 pandemic, may affect BancPlus through, among other things, increased prepayments on its loan portfolio, and its cost of funds may not fall as quickly as yields on earning assets. BancPlus’ asset-liability management strategy may not be effective in mitigating exposure to the risks related to changes in market interest rates.

42

Because a significant portion of BancPlus’ loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing BancPlus’ real estate loans and result in loan and other losses.

Real estate values in BancPlus’ markets have experienced periods of fluctuation over the last several years, and recovery from declines in value has been slow and uneven and illiquidity of real estate holdings has increased. The market value of real estate can fluctuate significantly in a short period of time. As of September 30, 2021, $2.8 billion, or 79.2%, of BancPlus’ total loan portfolio was comprised of loans with real estate as a primary component of collateral. Adverse changes affecting real estate values and the liquidity of real estate in one or more of BancPlus’ markets could increase the credit risk associated with its loan portfolio, and could result in losses that adversely affect its business, financial condition or results of operations. Negative changes in the economy affecting real estate values and liquidity in BancPlus’ market areas, including as a result of the COVID-19 pandemic, could significantly impair the value of property pledged as collateral on loans and affect its ability to sell the collateral upon foreclosure without a loss or additional losses. Collateral may have to be sold for less than the outstanding balance of the loan, which could result in losses on such loans. Further, if real estate values decline, it is also more likely that BancPlus would be required to increase its allowance for loan losses. Such events could have an adverse effect on BancPlus’ business, financial condition or results of operations.

In particular, as of September 30, 2021, BankPlus, together with BancPlus’ wholly owned subsidiary, Oakhurst Development, Inc., which we refer to as Oakhurst, carry an aggregate of $7.0 million in other real estate owned, which we refer to as OREO, acquired by foreclosure or otherwise in satisfaction of debts previously contracted. Although foreclosures and acquisitions of OREO are expected, negative changes in the economy affecting real estate values and the liquidity of real estate in BancPlus’ market areas could force BancPlus to foreclose upon collateral, which could significantly impair the value of property carried in its OREO accounts, increase the loss associated with OREO and affect BancPlus’ ability to sell such real estate without additional loss. Further, as of September 30, 2021, BancPlus’ commercial real estate loans totaled $1.8 billion, or 51.2%, of its total loan portfolio. These loans expose BancPlus to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be liquidated as easily as residential real estate because there are fewer potential purchasers of the collateral. Additionally, commercial real estate loans generally involve relatively large balances to single borrowers or related groups of borrowers. Accordingly, charge-offs on commercial real estate loans may be larger on a per loan basis than those incurred with BancPlus’ residential or consumer loan portfolios. Unexpected deterioration in the credit quality of BancPlus’ commercial real estate loan portfolio would require it to increase its provision for loan losses, which would reduce its profitability and could materially and adversely affect its business, financial condition or results of operations.

Finally, since BancPlus may be forced to foreclose on the collateral and own the underlying real estate, BancPlus may be subjected to the costs and potential risks associated with the ownership of the real property. BancPlus’ inability to manage the amount of costs or size of the risks associated with the ownership of real estate, or write-downs in the value of OREO, could have a material adverse effect on its business, financial condition or results of operations.

A portion of BancPlus’ loan portfolio is comprised of commercial loans secured by receivables, inventory, equipment or other commercial collateral, the deterioration in value of which could expose it to loan losses.

As of September 30, 2021, approximately $534.2 million, or 15.1%, of BancPlus’ total loans were commercial loans to businesses. In general, these loans are collateralized by general business assets including, among other things, accounts receivable, inventory and equipment, and most are backed by a personal guaranty of the borrower or principal. These commercial loans are typically larger in amount than loans to individuals and, therefore, have the potential for larger losses on a single loan basis. Additionally, the repayment of commercial loans is subject to the ongoing business operations of the borrower. The collateral securing such loans generally includes movable property, such as equipment and inventory, which may decline in value more rapidly than

43

BancPlus anticipates, exposing it to increased credit risk. In addition, a portion of BancPlus’ customer base, including customers in the real estate business, may be exposed to volatile businesses or industries which are sensitive to commodity prices or market fluctuations. Accordingly, negative changes in commodity prices and real estate values and liquidity could impair the value of the collateral securing these loans. Significant adverse changes in the economy or local market conditions in which BancPlus’ commercial lending customers operate could cause rapid declines in loan collectability and the values associated with general business assets, resulting in inadequate collateral coverage that may expose it to loan losses and could materially and adversely affect its business, financial condition or results of operations.

BancPlus may be required to repurchase mortgage loans in some circumstances, which could diminish its liquidity.

Historically, BancPlus has originated its mortgage loans for sale in the secondary market. When mortgage loans are sold in the secondary market, BancPlus is required to make customary representations and warranties to the purchasers about the mortgage loans and the manner in which they were originated. The mortgage loan sale agreements require BancPlus to repurchase or substitute mortgage loans or indemnify buyers against losses, in the event it breaches these representations and warranties. In addition, BancPlus may be required to repurchase mortgage loans as a result of early payment default of the borrower on a mortgage loan. If repurchase and indemnity demands increase and such demands are valid claims, BancPlus’ liquidity could diminish, which could have an adverse effect on its business, financial condition or results of operations. During 2020, 2019, 2018, 2017 or 2016 BancPlus was not required to repurchase any material amount of mortgage loans sold into the secondary market. Fannie Mae and Freddie Mac have, in light of the pandemic, temporarily relaxed certain requirements on the loans that they purchase. The re-imposition of these requirements could adversely affect BancPlus’ ability to sell loans to the two entities.

BancPlus’ allowance for loan losses may prove to be insufficient to absorb losses inherent in its loan portfolio, which could have an adverse effect on its business, financial condition or results of operations.

BancPlus’ experience in the banking industry indicates that some portion of its loans will not be fully repaid in a timely manner or at all. Accordingly, BancPlus maintains an allowance for loan losses that represents management’s judgment of probable losses and risks inherent in its loan portfolio. The level of the allowance reflects management’s continuing evaluation of general economic conditions, diversification and seasoning of the loan portfolio, historic loss experience, identified credit problems, delinquency levels and adequacy of collateral. The determination of the appropriate level of the allowance for loan losses is inherently highly subjective and requires BancPlus to make significant estimates of and assumptions regarding current credit risks and future trends, all of which may undergo material changes. As of September 30, 2021, BancPlus’ allowance for loan losses was $44.0 million. Inaccurate management assumptions, continued deterioration of economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, temporary modifications, loan forgiveness, automatic forbearance and other factors, both within and outside of BancPlus’ control, may require it to increase its allowance for loan losses. In addition, federal and state banking regulators, as an integral part of their periodic examination, review the adequacy of BancPlus’ allowance for loan losses and may direct it to make additions to the allowance based on their judgments about information available to them at the time of their examination. Further, if actual charge-offs in future periods exceed the amounts allocated to the allowance for loan losses, BancPlus may need additional provision for loan losses to restore the adequacy of its allowance for loan losses. If BancPlus is required to materially increase its level of allowance for loan losses for any reason, such increases could have an adverse effect on its business, financial condition or results of operations.

44

BancPlus is dependent upon significant noninterest income, including deposit fees, some of which are under continual review by federal regulators and Congress.

For the three months ended September 30, 2021, BancPlus’ noninterest income, including service charges on deposits, totaled $19.1 million and constituted 29.0% of total revenue. BancPlus’ transaction account deposit base generates a significant contribution to its fee income through service charges on deposit accounts, largely in the form of overdraft fees, non-sufficient fund fees, and other deposit related service charges. BankPlus offers a discretionary overdraft service and many of BancPlus’ deposit customers elect to use this service, which will generate overdraft fees when the service is accessed. Such programs are under continual scrutiny by the prudential bank regulators as well as consumer rights groups. While BancPlus continually adjusts to comply with industry best practices, federal bank regulators or Congress could impose additional restrictions on overdraft programs, which could reduce fees on the products offered. Because BancPlus derives a significant portion of its revenues from noninterest income, a reduction in such fees could have a material adverse impact on its business, financial condition or results of operations.

The amount of nonperforming and classified assets may increase significantly and may take significant time and resources to resolve, resulting in additional losses, costs and expenses.

At September 30, 2021, BancPlus had a total of approximately $18.9 million of nonperforming assets, or approximately 0.37% of total assets. In addition, total loans classified as “substandard,” “doubtful” or “loss” as of September 30, 2021 were approximately $60.7 million, or approximately 1.19% of total assets. Nonperforming assets adversely affect BancPlus’ net income in various ways. BancPlus generally does not record interest income on OREO or on nonperforming loans, thereby adversely affecting its income and increasing loan administration costs. Moreover, when BancPlus takes collateral in foreclosures and similar proceedings, it is required to mark the related asset to the then fair value less estimated selling costs of the collateral, which may ultimately result in a loss. An increase in the level of nonperforming assets increases BancPlus’ risk profile and may also impact the capital levels regulators believe are appropriate in light of the ensuing risk profile. While BancPlus seeks to reduce problem assets through loan workouts, restructurings, and otherwise, decreases in the value of the underlying collateral, or in these borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond its control, could have a material effect on its business, financial condition or results of operations. In addition, the resolution of nonperforming assets can require significant commitments of time from management, which may materially and adversely impact their ability to perform their other responsibilities. BancPlus may not experience future increases in the value of nonperforming assets.

Should the amount of nonperforming assets increase in the future, BancPlus may incur losses, and the costs and expenses to maintain such assets likewise can be expected to increase and potentially negatively affect earnings. An additional increase in losses due to such assets could have a material adverse effect on BancPlus’ business, financial condition or results of operations. Such effects may be particularly pronounced in a market of reduced real estate values and excess inventory.

BancPlus may need to raise additional capital in the future, and if it fails to maintain sufficient capital, BancPlus may not be able to maintain regulatory compliance.

BancPlus faces significant capital and other regulatory requirements as a banking organization. BancPlus may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs, which could include the possibility of financing acquisitions. In addition, BancPlus, on a consolidated basis, and BankPlus, on a stand-alone basis, must meet certain regulatory capital requirements and maintain sufficient liquidity in such amounts as bank regulators may require from time to time, as described in greater detail below in “—5. BancPlus’ Compliance and Regulatory Risks.” Importantly, regulatory capital requirements could increase from current levels, which could require BancPlus to raise additional capital or reduce its operations. Even if BancPlus satisfies all applicable regulatory capital minimums, its regulators could ask it, and in some cases, require it, to maintain capital levels which are significantly in

45

excess of those minimums. BancPlus’ ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on its financial condition and performance. Accordingly, BancPlus cannot assure you that it will be able to raise additional capital if needed or on terms acceptable to it. If BancPlus fails to maintain capital to meet regulatory requirements, it could be subject to enforcement actions or other regulatory consequences, which could have a material adverse effect on its business, financial condition or results of operation.

If BancPlus were to lose its status as a Community Development Financial Institution, which we refer to as CDFI, its ability to obtain grants and awards as a CDFI like those it has received in the past may be diminished or lost.

A portion of BancPlus’ community development business has historically been augmented by its status as a CDFI. CDFI status increases the potential for receiving grants and awards that, in turn, enable a financial institution to increase the level of community development financial services that it provides to communities. In the event BancPlus does not meet one or more of the annual recertification criteria, the CDFI Fund, in its sole discretion, may provide an opportunity for BancPlus to cure deficiencies prior to issuing a notice of termination of certification. From 2014 through the current period, BancPlus has received an aggregate of $11.6 million in grants made possible due to its status as a CDFI. A loss of such status, and the resulting inability to obtain certain grants and awards received in the past, could have an adverse effect on BancPlus’ business, financial condition or results of operations.

The fair value of BancPlus’ investment securities can fluctuate due to factors outside of its control.

As of September 30, 2021, the fair value of BancPlus’ portfolio of available for sale investment securities was approximately $540.9 million, which included a net unrealized gain of approximately $4.5 million. Factors beyond BancPlus’ control can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions, defaults by the issuer, changes in market interest rates and instability in the capital markets. Many factors could cause other-than-temporary impairments and realized or unrealized losses in future periods. The process for determining whether impairment of a security is other-than-temporary often requires complex, subjective judgments about whether there has been a significant deterioration in the financial condition of the issuer, whether management has the intent or ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value, the future financial performance and liquidity of the issuer and any collateral underlying the security, and other relevant factors.

BancPlus’ current asset mix and its current investments may not be indicative of its future asset mix and investments, which may make it difficult to predict its future financial and operating performance.

Certain factors make it difficult to predict BancPlus’ future financial and operating performance including, among others:

•	BancPlus’ current asset mix may not be representative of its anticipated future asset mix and may change as BancPlus continues to execute on its plans for organic loan origination and banking activities and potentially grow through future acquisitions;

•	BancPlus’ significant liquid securities portfolio may not necessarily be representative of its future liquid securities position; and

•	BancPlus’ cost structure and capital expenditure requirements during the periods for which financial information is available may not be reflective of its anticipated cost structure and capital spending as BancPlus continues to realize efficiencies in its business, integrates future acquisitions and continues to grow its organic banking platform.
46

If BancPlus chooses to engage in derivative transactions, it will be exposed to additional credit and market risk.

BancPlus may choose to use interest rate swaps to help manage its interest rate risk from recorded financial assets and liabilities when they can be demonstrated to effectively hedge a designated asset or liability and the asset or liability exposes it to interest rate risk or risks inherent in customer related derivatives. BancPlus may choose to use other derivative financial instruments to help manage other economic risks, such as liquidity and credit risk, including exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. BancPlus’ derivative financial instruments are used to manage differences in the amount, timing, and duration of its known or expected cash receipts principally related to its fixed rate loan assets. Hedging interest rate risk is a complex process, requiring sophisticated models and routine monitoring, and is not a perfect science. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. By engaging in derivative transactions, BancPlus would be exposed to credit and market risk. If the counterparty fails to perform, credit risk exists to the extent of the fair value gain in the derivative. Market risk exists to the extent that interest rates change in ways that are significantly different from what BancPlus expected when it entered into the derivative transaction. The existence of credit and market risk associated with BancPlus’ derivative instruments could adversely affect its net interest income and, therefore, could have a material adverse effect on its business, financial condition or results of operations. Additionally, interest rate swaps in the market have been linked to the London Inter-Bank Offered Rate, which we refer to as LIBOR, index, but are transitioning to an alternative index, which in many cases will be the Secured Overnight Financing Rate, which we refer to as SOFR. The financial impact of the transition is uncertain, but it may create basis risk or valuation risk for market participants.

4. BancPlus’ Operational Risks

BancPlus’ risk management framework may not be effective in mitigating risks associated with new or existing lines of business and/or losses to BancPlus.

BancPlus’ risk management framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which it is subject, including, among others, credit, market, liquidity, interest rate and compliance. BancPlus’ framework also includes financial or other modeling methodologies that involve management assumptions and judgment. Its risk management framework may not be effective under all circumstances and may not adequately mitigate any risk or loss. If its risk management framework is not effective, BancPlus could suffer unexpected losses and its business, financial condition or results of operations could be materially and adversely affected. BancPlus may also be subject to potentially adverse regulatory consequences.

BancPlus is dependent on the use of data and modeling in its management’s decision-making, and faulty data or modeling approaches could negatively impact its decision-making ability or possibly subject it to regulatory scrutiny in the future.

The use of statistical and quantitative models and other quantitative analyses is endemic to bank decision-making, and the employment of such analyses is becoming increasingly widespread in BancPlus’ operations. Liquidity stress testing, interest rate sensitivity analysis and the identification of possible violations of anti-money laundering regulations are all examples of areas in which BancPlus is dependent on models and the data that underlie them. The use of statistical and quantitative models is also becoming more prevalent in regulatory compliance. While BancPlus is not currently subject to annual stress testing under Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, or the Comprehensive Capital Analysis and Review submissions, it currently utilizes stress testing for internal capital, credit and liquidity purposes and anticipates that model-derived testing may become more extensively implemented by regulators in the future.

47

BancPlus anticipates data-based modeling will penetrate further into bank decision-making, particularly risk management efforts, as the capacities developed to meet rigorous stress testing requirements are able to be employed more widely and in differing applications. While BancPlus believes these quantitative techniques and approaches improve its decision-making, they also create the possibility that faulty data or flawed quantitative approaches could negatively impact BancPlus’ decision-making ability or, if it becomes subject to regulatory stress-testing in the future, adverse regulatory scrutiny. BancPlus seeks to mitigate this risk by performing back-testing to analyze the accuracy of these techniques and approaches. Secondarily, because of the complexity inherent in these approaches, misunderstanding or misuse of their outputs could similarly result in suboptimal decision-making.

The financial services industry is undergoing rapid technological change, and BancPlus may not have the resources to effectively implement new technology, or it may experience operational challenges when implementing new technology.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to reduce costs while increasing customer service and convenience. BancPlus’ future success will depend, at least in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as create additional efficiencies in its operations as it continues to grow and expand its products and service offerings. BancPlus may experience operational challenges as it implements these new technology enhancements or products, which could result in BancPlus not fully realizing the anticipated benefits from such new technology or incurring significant costs to remedy any such challenges in a timely manner.

Many of BancPlus’ larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products compared to those that BancPlus will be able to provide, which would put it at a competitive disadvantage. Accordingly, BancPlus may lose customers seeking new technology-driven products and services to the extent it is unable to provide such products and services.

BancPlus relies on third parties to provide key components of its business infrastructure, and a failure of these parties to perform for any reason could disrupt its operations or create liability exposure.

Third parties provide key components of BancPlus’ business infrastructure such as data processing, internet connections, network access, core application processing, statement production and other services. BancPlus’ business depends on the successful and uninterrupted functioning of its information technology and telecommunications systems and third-party servicers, in particular due to the increase in remote work during the COVID-19 pandemic. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt BancPlus’ operations. Because its information technology and telecommunications systems interface with and depend on third-party systems, BancPlus could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. Replacing vendors or addressing other issues with BancPlus’ third party service providers could entail significant delay and expense. Moreover, the laws and policies on third-party service providers that the federal banking agencies implement impose additional compliance burdens on BankPlus and potential liability exposure. If BancPlus is unable to efficiently replace ineffective service providers, or if it experiences a significant, sustained, or repeated system failure or service denial, it could compromise its ability to operate effectively, damage its reputation, result in a loss of customer business and subject it to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on its business, financial condition or results of operations.

48

BancPlus could be subject to losses, regulatory action or reputational harm due to fraudulent and negligent acts on the part of loan applicants, its employees and vendors.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, and the terms of any such transaction, BancPlus may rely on information furnished by or on behalf of clients and counterparties, including financial statements, property appraisals, title information, employment and income documentation, account information and other financial information. BancPlus may also rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. Any such misrepresentation or incorrect or incomplete information, whether fraudulent or inadvertent, may not be detected prior to funding.

In addition, one or more of BancPlus’ employees or vendors could cause a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates BancPlus’ loan documentation, operations or systems. Employee errors and employee and client misconduct could subject BancPlus to financial losses or regulatory sanctions and seriously harm its reputation. Misconduct by its employees could include hiding unauthorized activities from BancPlus, improper or unauthorized activities on behalf of its clients or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions BancPlus takes to prevent and detect this activity may not be effective in all cases. Employee errors could also subject BancPlus to financial claims for negligence.

Whether a misrepresentation is made by a loan applicant or another third party, BancPlus generally bears the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of such misrepresentation. The sources of misrepresentations may also be difficult to locate, and BancPlus may be unable to recover any of the monetary losses it may suffer as a result of misrepresentations. Any of these developments could have an adverse effect on BancPlus’ business, financial condition or results of operations.

BancPlus’ financial results depend on management’s selection of accounting methods and certain assumptions and estimates.

The preparation of BancPlus’ consolidated financial statements requires it to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, disclosure of contingent assets and liabilities and the reported amount of related revenues and expenses. Certain accounting policies are inherently based to a greater extent on estimates, assumptions and judgments of management and, as such, have a greater possibility of producing results that could be materially different than originally estimated. These critical accounting policies include the allowance for loan losses, accounting for income taxes, the determination of fair value for financial instruments, the impairment of tax credit investments and accounting for stock-based compensation. This also includes estimates, judgments and assumptions for assessing the amortization/accretion of purchase accounting fair value differences and the impairment of long-lived assets, goodwill and other intangible assets in connection with the transaction and the SCC acquisition. In particular, ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” will be effective for BancPlus for annual and interim periods beginning on January 1, 2023 and will replace the incurred loss impairment methodology with the current expected credit losses, which we refer to as CECL, methodology. The CECL methodology will require management consideration of a broader range of information to determine credit loss estimates and could result in a significant increase in the allowance for credit losses through the increased provision; result in negative adjustment to retained earnings and, correspondingly, BancPlus’ regulatory capital levels; and enhance volatility in loan loss provision and allowance levels from quarter to quarter and year to year. Management’s judgment and the data relied upon by management may be based on assumptions that prove to be inaccurate, particularly in times of market stress or other unforeseen circumstances. Even if the relevant factual assumptions are accurate, BancPlus’ decisions may prove to be inadequate or inaccurate because of other flaws in the design or

49

use of analytical tools used by management. Any such failures in BancPlus’ processes for producing accounting estimates and managing risks could have a material adverse effect on its business, financial condition or results of operations.

Changes in accounting standards by the FASB or other standard-setting bodies, including the implementation of CECL, may affect BancPlus’ consolidated financial statements.

BancPlus’ consolidated financial statements are subject to the application of GAAP, which are periodically revised and/or expanded. From time to time, the FASB or other accounting standard setting bodies adopt new accounting standards or amend existing standards. Market conditions often prompt these bodies to promulgate new guidance that further interprets or seeks to revise accounting pronouncements related to financial instruments, structures or transactions as well as to issue new standards expanding disclosures.

In particular, at this time, BancPlus does not know and cannot reasonably quantify the impact of the transition to CECL from the current incurred loss method, although the new standard is expected to generally result in increases to allowance levels and will require the application of the revised methodology to existing financial assets through a one-time adjustment to retained earnings upon initial effectiveness. Regulations of the federal banking agencies provide an optional CECL transition provision that allows a banking organization that experiences a reduction in retained earnings as of its CECL adoption date to elect to phase in the regulatory capital impact of that reduction over a three-year period. Under the regulations, BancPlus would be required to begin the three-year transition in the first fiscal year it has adopted CECL, which for BancPlus will be 2023. As a result, if BancPlus elects to take advantage of the transition, the regulatory impact of BancPlus’ adoption of CECL will be phased in from January 1, 2023 through December 31, 2025.

A failure to effectively measure the effect of CECL may result in significant overstatement or understatement of BancPlus’ allowance for loan and lease losses, and in the event of an understatement, may necessitate that it significantly increase its allowance for loan and lease losses, which could adversely affect its net income.

It is possible that future accounting standards that BancPlus is required to adopt could change the current accounting treatment that BancPlus applies to its consolidated financial statements and that such changes could have a material effect on its business, financial condition or results of operations.

Appraisals and other valuation techniques BancPlus uses in evaluating and monitoring loans secured by real property, OREO and repossessed personal property may not accurately describe the net value of the asset.

In considering whether to make a loan secured by real property, BancPlus generally requires an appraisal of the property. However, in BancPlus’ rural markets, the ability to secure an appraisal may be difficult due to a lack of appraisers or lack of comparable transactions. An appraisal or other evaluation is only an estimate of the value of the property at the time the appraisal or evaluation is made, and, as real estate values may change significantly in relatively short periods of time (especially in periods of heightened economic uncertainty), this estimate may not accurately describe the net value of the real property collateral after the loan is made. As a result, BancPlus may not be able to realize the full amount of any remaining indebtedness if it forecloses on and sells the relevant property. In addition, BancPlus relies on appraisals and other valuation techniques to establish the value of its OREO and personal property that it acquires through foreclosure proceedings and to determine certain loan impairments. If any of these valuations are inaccurate, BancPlus’ consolidated financial statements may not reflect the correct value of its OREO, and its allowance for loan losses may not reflect accurate loan impairments. In addition, the COVID-19 pandemic has resulted in changes to the methods and timing of appraisals of single-family homes. These changes may result in over-valuations of some properties that would increase BancPlus’ credit risk. This could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

50

5. BancPlus’ Compliance and Regulatory Risks

BancPlus is subject to environmental liability risk associated with its lending activities.

In the course of its business, BancPlus may purchase real estate, or it may foreclose on and take title to real estate. As a result, BancPlus could be subject to environmental liabilities with respect to these properties. BancPlus may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if BancPlus is the owner or former owner of a contaminated site, it may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. Any significant environmental liabilities could cause a material adverse effect on BancPlus’ business, financial condition or results of operations.

If BancPlus fails to maintain an effective system of disclosure controls and procedures and internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud.

BancPlus is subject to the reporting requirements of Section 15(d) of the Exchange Act and to the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act. The Sarbanes-Oxley Act requires, among other things, that BancPlus maintain effective disclosure controls and procedures and internal control over financial reporting. BancPlus expects that the requirements of the Exchange Act, the Sarbanes-Oxley Act and associated rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on its personnel, systems and resources.

BancPlus’ current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, weaknesses in BancPlus’ disclosure controls or its internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in the implementation or improvement of such controls, could harm BancPlus’ results of operations or cause it to fail to meet its reporting obligations and may result in a restatement of BancPlus’ consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of BancPlus’ internal control over financial reporting that it will eventually be required to include in its periodic reports that will be filed with the SEC.

BancPlus’ independent registered public accounting firm is not required by Public Company Accounting Oversight Board, which we refer to as PCAOB, standards to formally attest to the effectiveness of BancPlus’ internal control over financial reporting until after BancPlus is no longer an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act, but no later than December 31, 2025. At such time, BancPlus’ independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which BancPlus’ internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on BancPlus’ business and results of operations and could cause a decline in the price of its common stock.

BancPlus’ use of third-party vendors and its other ongoing third-party business relationships are subject to increasing regulatory requirements and attention.

BancPlus regularly uses third-party vendors in its business, and it relies on some of these vendors for critical functions including, but not limited to, its core processing function and mortgage broker relationships. Third-party relationships are subject to increasingly demanding regulatory requirements and attention by bank

51

regulators. BancPlus expects its regulators to hold BancPlus responsible for deficiencies in its oversight or control of its third-party vendor relationships and in the performance of the parties with which it has these relationships. As a result, if BancPlus’ regulators conclude that it has not exercised adequate oversight and control over its third-party vendors or that such vendors have not performed adequately, BancPlus could be subject to administrative penalties or fines as well as requirements for consumer remediation, any of which could have a material adverse effect on its business, financial condition or results of operations. Reliance by third-party vendors on remote working relationships with their employees may affect the vendors’ ability to satisfy regulatory standards and to provide services to BancPlus.

BancPlus’ industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on its business, financial condition or results of operations.

BancPlus operates in a highly regulated environment, and the laws and regulations that govern its operations, corporate governance, executive compensation and accounting principles, or changes in them, or its failure to comply with them, could subject it to regulatory action or penalties.

BancPlus and BankPlus are subject to extensive regulation, supervision and legal requirements that govern almost all aspects of its operations. These laws and regulations are not intended to protect BancPlus’ shareholders. Rather, these laws and regulations are intended to protect customers, depositors, the FDIC’s Deposit Insurance Fund, which we refer to as DIF, and the overall financial stability of the United States, and not shareholders or counterparties. These laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which BancPlus and BankPlus can engage, limit the dividends or distributions that BankPlus can pay to BancPlus, and that BancPlus can pay to its shareholders, and impose certain specific accounting requirements on BancPlus that may be more restrictive and may result in greater or earlier charges to earnings or reductions in BancPlus’ capital than GAAP would require. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. BancPlus’ failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject BancPlus to restrictions on its business activities, fines and other penalties, any of which could adversely affect its results of operations, capital base and the price of its securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive. All of these laws and regulations, and the supervisory framework applicable to BancPlus’ industry, could have a material adverse effect on its business, financial condition or results of operations.

BancPlus is subject to stringent capital requirements, which may result in lower returns on equity, require BancPlus to raise additional capital, limit growth opportunities or result in regulatory restrictions.

BancPlus and BankPlus are subject to stringent capital adequacy requirements of the federal banking agencies. These regulations limit how BancPlus and BankPlus use their capital, pay capital distributions and make discretionary bonus payments to executives and may make certain activities less profitable.

If BankPlus does not meet certain minimum capital requirements as described in “Note 19: Regulatory Matters” to BancPlus’ 2020 consolidated financial statements included in the section entitled “Index to Consolidated Financial Statements,” it will be subject to prompt corrective action by the FDIC. Prompt corrective action can include progressively more restrictive constraints on operations, management and capital distributions. While BancPlus is not subject to formal capital planning requirements at its size, it has provided a capital plan to its regulators. Even if BancPlus satisfies the objectives of its capital plan and meets minimum capital requirements, it is possible that BancPlus’ regulators may ask it to raise additional capital.

52

BancPlus faces a risk of noncompliance and enforcement action with the Bank Secrecy Act, other anti-money laundering statutes and regulations and sanctions regulations.

The Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering, which we refer to as AML, program and file suspicious activity and currency transaction reports as appropriate. The U.S. Department of the Treasury’s Financial Crimes Enforcement Network is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, state agencies and law enforcement officials, the U.S. Department of Justice, Drug Enforcement Administration, Office of Foreign Assets Control, which we refer to as OFAC, and Internal Revenue Service. BancPlus also must comply with OFAC rules regarding transactions with certain foreign persons. To comply with regulations, guidelines and examination procedures in these areas, BancPlus has dedicated significant resources to its AML program and OFAC compliance. If BancPlus’ policies, procedures and systems are deemed deficient, BancPlus could be subject to liability, including fines and regulatory actions, which may include restrictions on its ability to pay dividends and inability to obtain regulatory approvals to proceed with certain aspects of its business plan, including acquisitions and de novo branching. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for BancPlus.

BancPlus is subject to numerous laws designed to protect consumers, including fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.

The Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful regulatory challenge to an institution’s performance under fair lending laws and regulations could result in a wide variety of direct or indirect negative consequences, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

In addition, financial institutions face scrutiny on actions and policies that are deemed to adversely impact consumers under the Dodd-Frank Act’s prohibition against unfair, deceptive or abusive acts and practices and Section 5 of the Federal Trade Commission Act’s prohibition against unfair or deceptive acts and practices. Bank regulators and the Consumer Financial Protection Bureau, which we refer to as the CFPB, are responsible for enforcing these prohibitions against banking organizations. These prohibitions have been applied to prohibit perceived customer abuse in connection with a range of products, services, and practices, including account openings and fees charged where inadequate or no services are rendered for which charges were imposed, as well as other instances where consumers may have been misled through bank disclosures. In addition, the enforcement priorities of the agencies enforcing consumer protection laws have evolved over time and may continue to do so.

Federal and state banking agencies periodically conduct examinations of BancPlus’ business, including compliance with laws and regulations, and its failure to comply with any supervisory actions to which it is or becomes subject as a result of such examinations could result in regulatory action or penalties.

The Federal Reserve, the FDIC, and the MDBCF periodically conduct examinations of BancPlus’ business, including its compliance with laws and regulations. If, as a result of an examination, a federal or state banking agency were to determine that BancPlus’ financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of its operations had become unsatisfactory, or that BancPlus and/or BankPlus were in violation of any law or regulation, the agency may take a number of different remedial

53

actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in BancPlus’ capital, to restrict its growth, to assess civil monetary penalties against it or BankPlus or their respective officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors (among other conditions), to terminate BankPlus’ deposit insurance and place it into receivership or conservatorship. Any such regulatory action could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

New activities and expansion require regulatory approvals, and failure to obtain them may restrict BancPlus’ growth.

From time to time, BancPlus may complement and expand its business by pursuing strategic acquisitions of financial institutions and other complementary businesses. Generally, BancPlus must receive state and federal regulatory approval before it can acquire an FDIC-insured depository institution or related business. In determining whether to approve a proposed acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, BancPlus’ financial condition, its future prospects, and the impact of the proposal on U.S. financial stability. The regulators also review current and projected capital ratios and levels, the competence, experience and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served, including the parties’ record of compliance under the Community Reinvestment Act, which we refer to as the CRA, and the effectiveness of the parties in combating money laundering activities. Such regulatory approvals may not be granted on terms that are acceptable to BancPlus, or at all. BancPlus may also be required to sell branches as a condition to receiving regulatory approval, which condition may not be acceptable to BancPlus or, if acceptable to BancPlus, may reduce the benefit of any acquisition.

In addition to the acquisition of existing financial institutions, as opportunities arise, BancPlus plans to continue de novo branching as a part of its organic growth strategy. De novo branching and any acquisitions carry with them numerous risks, including the inability to obtain all required regulatory approvals, or the imposition of certain conditions or restrictions as a part of such approvals. The failure to obtain these regulatory approvals for potential future strategic acquisitions and de novo branches could impact BancPlus’ business plans and restrict its growth.

Failure by BankPlus to perform satisfactorily on its CRA evaluations could make it more difficult for BancPlus’ business to grow.

The performance of a bank under the CRA in meeting the credit needs of its community is a factor that must be taken into consideration when the federal banking agencies evaluate applications related to mergers and acquisitions, as well as branch opening and relocations. If BankPlus is unable to maintain at least a “satisfactory” CRA rating, its ability to complete the acquisition of another financial institution or open a new branch will be adversely impacted. If BankPlus received an overall CRA rating of less than “satisfactory,” the FDIC would not re-evaluate its rating until its next CRA examination, which may not occur for several more years, and it is possible that a low CRA rating would not improve in the future. BankPlus received an Outstanding Rating in its most recent CRA performance evaluation, as of January 8, 2018.

Federal, state and local consumer lending laws may restrict BancPlus’ ability to originate certain mortgage loans, increase BancPlus’ risk of liability with respect to such loans, or increase the time and expense associated with the foreclosure process or prevent BancPlus from foreclosing at all.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable

54

products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. It is BancPlus’ policy not to make predatory loans, but these laws create the potential for liability with respect to BancPlus’ lending and loan investment activities. They increase BancPlus’ cost of doing business and, ultimately, may prevent BancPlus from making certain loans and cause BancPlus to reduce the average percentage rate or the points and fees on loans that BancPlus does make.

Additionally, consumer protection initiatives or changes in state or federal law, including the CARES Act and its automatic loan forbearance provisions, may substantially increase the time and expenses associated with the foreclosure process or prevent BancPlus from foreclosing at all. While historically the states in which BancPlus operates have had foreclosure laws that are favorable to lenders, a number of states in recent years have either considered or adopted foreclosure reform laws that make it substantially more difficult and expensive for lenders to foreclose on properties in default, and BancPlus cannot be certain that the states in which it operates will not adopt similar legislation in the future. Additionally, federal regulators have prosecuted a number of mortgage servicing companies for alleged consumer law violations. If additional new state or federal laws or regulations are ultimately enacted that significantly raise the cost of foreclosure or raise outright barriers, such laws or regulations could have a material adverse effect on BancPlus’ business, financial condition or results of operation.

An expansion of federal, state and local regulations and/or changes in the licensing of loan servicing, collections or other aspects of BancPlus’ business and sales of loans to third parties may increase the cost of compliance and the risks of noncompliance and subject BancPlus to litigation.

BancPlus services consumer loans it holds on its balance sheet. The servicing of consumer loans is subject to extensive regulation by federal, state and local governmental authorities as well as to various laws and judicial and administrative decisions imposing requirements and restrictions on those activities. The volume of new or modified laws and regulations has increased in recent years and, in addition, some individual municipalities have begun to enact laws, including the CARES Act, that restrict loan servicing activities including delaying or temporarily preventing foreclosures or forcing the modification of certain mortgages. If regulators impose new or more restrictive requirements, BancPlus may incur additional significant costs to comply with such requirements, which may further adversely affect BancPlus. In addition, were BancPlus to be subject to regulatory investigation or regulatory action regarding BancPlus’ loan modification and foreclosure practices, it could have a material adverse effect on BancPlus’ business, financial condition or results of operation.

In addition, BancPlus has sold loans to third parties. In connection with these sales, BancPlus or certain of its subsidiaries or legacy companies make or have made various representations and warranties, breaches of which may result in a requirement that BancPlus repurchase the loans, or otherwise make whole or provide other remedies to counterparties. These aspects of BancPlus’ business or its failure to comply with applicable laws and regulations could possibly lead to civil and criminal liability; loss of licensure; damage to BancPlus’ reputation in the industry; fines and penalties and litigation, including class action lawsuits; and administrative enforcement actions. Any of these outcomes could materially and adversely affect BancPlus.

Increases in FDIC insurance premiums could adversely affect BancPlus’ earnings and results of operations.

The deposits of BankPlus are insured by the FDIC up to legal limits and, accordingly, subject it to the payment of FDIC deposit insurance assessments. BankPlus’ regular assessments are determined by the level of its assessment base and its risk classification, which is based on its regulatory capital levels, other financial measurements and the level of supervisory concern that it poses. Moreover, the FDIC has the unilateral power to change deposit insurance assessment rates and the manner in which deposit insurance is calculated and also to charge special assessments to FDIC-insured institutions. The FDIC utilized all of these powers during the financial crisis for the purpose of restoring the reserve ratios of the DIF. Any future special assessments, increases

55

in assessment rates or premiums, or required prepayments in FDIC insurance premiums could reduce BancPlus’ profitability or limit its ability to pursue certain business opportunities, which could materially and adversely affect BancPlus’ business, financial condition or results of operations.

Monetary policies and regulations of the Federal Reserve could adversely affect BancPlus’ business, financial condition and results of operations.

In addition to being affected by general economic conditions, BancPlus’ earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits. The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Although the Federal Reserve has indicated that it intends to maintain the current low target range for the federal funds rate for an extended period, changes to that policy and the timing of them are not certain. The effects of such policies upon BancPlus’ business, financial condition or results of operations cannot be predicted.

In addition, the Federal Reserve may require BancPlus to commit capital resources to support BankPlus. Under longstanding Federal Reserve policy, which was codified by the Dodd-Frank Act, BancPlus is expected to act as a source of financial and managerial strength to BankPlus and to commit resources to support BankPlus. Under this “source of strength” doctrine, the Federal Reserve may require BancPlus to make capital injections into BankPlus at times when BancPlus may not be inclined to do so, including when either BancPlus or BankPlus is experiencing financial distress, and may charge BancPlus with engaging in unsafe and unsound practices for failure to commit such resources.

BancPlus may be required to borrow the funds or to raise additional equity capital to make a capital injection to BankPlus. In the event of BancPlus’ bankruptcy, the bankruptcy trustee will assume any commitment by BancPlus to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of BancPlus’ general unsecured creditors, including the holders of any note obligations.

BancPlus is subject to commercial real estate lending guidance issued by the federal banking regulators that impacts BancPlus’ operations and capital requirements.

The federal banking regulators have issued guidance regarding concentrations in commercial real estate lending directed at institutions that have particularly high concentrations of commercial real estate loans within their lending portfolios. This guidance suggests that institutions the commercial real estate loans of which exceed certain percentages of capital may have commercial real estate concentration risk and will be subject to further regulatory scrutiny with respect to their risk management practices for commercial real estate lending. Based on BancPlus’ commercial real estate concentration as of September 30, 2021, it does not have concentration levels that warrant additional scrutiny under the guidance. Increases in BancPlus’ commercial real estate lending, particularly as BancPlus expands into metropolitan markets and makes more of these loans, could subject BancPlus to additional supervisory analysis. BancPlus cannot guarantee that any risk management practices it implements will be effective to prevent losses relating to its commercial real estate portfolio. Management has implemented controls to monitor BancPlus’ commercial real estate lending concentrations, but BancPlus cannot predict the extent to which this guidance will impact its operations or capital requirements. In addition, BancPlus’ capital requirements could increase to the extent its commercial real estate loans are deemed to be “high volatility” commercial real estate exposures,” as defined in capital adequacy regulations.

56

Rulemaking changes implemented by the CFPB could result in higher regulatory and compliance costs that may adversely affect BancPlus’ business.

The Dodd-Frank Act established the CFPB, which has the authority to implement, examine and enforce compliance with federal consumer financial protection laws that apply to banking institutions and certain other companies. Because BankPlus has assets of less than $10.0 billion, its primary federal regulator, the FDIC, continues to examine and enforce BankPlus’ compliance with consumer financial protection laws. However, the CFPB has rulemaking authority, including with respect to prohibiting unfair, deceptive or abusive acts or practices that affect banks of any size. The approach of the CFPB to interpretation and enforcement of the consumer financial protection laws has varied considerably over the years depending on its leadership, and it is difficult to predict what actions the CFPB may take in the future. Such actions could result in changes to pricing, practices, products and procedures, and could also result in increased costs related to regulatory oversight, supervision and examination. These changes could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

Reforms to and uncertainty regarding LIBOR may adversely affect BancPlus’ business.

On July 27, 2017, the United Kingdom’s Financial Conduct Authority, which we refer to as the FCA, which regulates LIBOR, announced that it will no longer compel banks to submit rates for the calculation of LIBOR by the end of 2021. This indicates that LIBOR will be discontinued on December 31, 2021. In November 2020, the ICE Benchmark Administration, which administers LIBOR, announced its intention to extend the publication of most tenors of LIBOR through June 30, 2023. The U.S. federal banking agencies have continued to encourage banks to transition away from LIBOR as soon as practicable but no later than December 31, 2021.

In June 2017, the U.S. Federal Reserve Bank’s Alternative Reference Rates Committee, which we refer to as the ARRC, selected SOFR as the preferred alternative rate to LIBOR. SOFR differs from LIBOR in a number of respects, including that SOFR is deemed a credit risk-free rate while LIBOR incorporates an evaluation of credit risk. In addition, the SOFR methodology has not been tested for an extended period of time, which may limit market acceptance of the use of SOFR. The transition from LIBOR to an alternative reference rate, if not sufficiently planned for and managed by BancPlus, could adversely affect BancPlus’ business, financial condition or results of operation by, among other things, resulting in BancPlus incurring significant expenses in effecting the transition and subjecting BancPlus to disputes or additional scrutiny in connection with its use of substitute indices.

6. Risks Related to BancPlus’ Common Stock

The rights of BancPlus’ common shareholders are generally subordinate to the rights of the holders of any debt instruments that BancPlus may issue and may be subordinate to the holders of any series of preferred stock that BancPlus may issue in the future.

BancPlus’ existing indebtedness is, and any future indebtedness that BancPlus may incur will be, senior to BancPlus common stock. BancPlus must make payments on its indebtedness before any dividends can be paid on BancPlus common stock, and, in the event of its bankruptcy, dissolution or liquidation, the holders of any indebtedness must be satisfied in full before any distributions can be made to the holders of its common stock.

The BancPlus articles authorize the BancPlus board to issue in the aggregate up to ten million shares of its preferred stock, and to determine the terms of each issue of preferred stock and any indebtedness without shareholder approval. Accordingly, you should assume that any shares of preferred stock and any indebtedness that BancPlus may issue in the future will also be senior to its common stock. As a result, BancPlus shareholders bear the risk that BancPlus’ future issuances of debt or equity securities or BancPlus’ incurrence of other borrowings may negatively affect the value of BancPlus common stock.

57

BancPlus’ dividend policy may change without notice, and its future ability to pay dividends is subject to restrictions.

BancPlus shareholders are entitled to receive only such cash dividends as the board of directors may declare out of funds legally available for the payment of dividends. However, the amount and frequency of cash dividends, if any, will be determined by the BancPlus board after consideration of a number of factors, including, but not limited to: (1) BancPlus’ historical and projected financial condition, liquidity and results of operations; (2) BancPlus’ capital levels and needs; (3) any acquisitions or potential acquisitions that BancPlus is considering; (4) contractual, statutory and regulatory prohibitions and other limitations; (5) general economic conditions; and (6) other factors deemed relevant by the BancPlus board. BancPlus’ ability to pay dividends may also be limited on account of BancPlus’ outstanding indebtedness, as it generally must make payments on its junior subordinated debentures and its outstanding indebtedness before any dividends can be paid on BancPlus’ common stock. Finally, because BancPlus’ primary asset is its investment in the stock of BankPlus, BancPlus is dependent upon dividends from BankPlus to pay its operating expenses, satisfy its obligations and pay dividends on BancPlus common stock, and BankPlus’ ability to pay dividends on its common stock will substantially depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate and other factors deemed relevant by the board of directors of BankPlus. There are numerous laws and banking regulations and guidance that limit BancPlus’ and BankPlus’ ability to pay dividends. Therefore, there can be no assurance that BancPlus will pay any dividends to holders of its common stock, or as to the amount of any such dividends.

BancPlus’ corporate governance documents, and certain corporate and banking laws applicable to BancPlus, could make a takeover more difficult, which could adversely affect the value of BancPlus common stock.

Certain provisions of the BancPlus articles and the BancPlus bylaws and corporate and federal banking laws, could make it more difficult for a third party to acquire control of BancPlus’ organization or conduct a proxy contest, even if those events were perceived by many of BancPlus’ shareholders as beneficial to their interests. These provisions, and the corporate and banking laws and regulations applicable to BancPlus:

•	enable the BancPlus board to issue additional shares of authorized, but unissued capital stock without further shareholder approval;

•	enable the BancPlus board to issue “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the board;

•	enable the BancPlus board to increase the size of the board of directors and to fill vacancies caused by an increase in the number of directors, a director’s removal, resignation, death, failure to qualify or any other cause;

•	divide the BancPlus board into three classes serving staggered three-year terms;

•	do not provide for cumulative voting in the election of directors;

•	enable the BancPlus board to amend the BancPlus bylaws without shareholder approval;

•	require a two-thirds vote of BancPlus shareholders to modify the sections of the BancPlus articles addressing the number, term and removal of its directors, the filling of vacancies on the BancPlus board, the calling of special meetings of shareholders, limitations on certain personal liabilities of directors, director and officer indemnification and the amendment, adoption, alternation or repeal of the BancPlus bylaws;

58

•	do not permit informal shareholder action by less than unanimous written consent;

•	prohibit shareholders from calling special meetings;

•	establish an advance notice procedure for director nominations and other shareholder proposals; and

•	require prior regulatory application and approval of any transaction involving control of its organization.

These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which BancPlus shareholders might otherwise receive a premium over the value of BancPlus shares.

The BancPlus bylaws designate the Madison County Chancery Court of the State of Mississippi as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by BancPlus shareholders, which could limit BancPlus shareholders’ ability to obtain a favorable judicial forum for disputes with BancPlus or its directors, officers or employees.

The BancPlus bylaws provide that, unless BancPlus consents in writing to the selection of an alternative forum, the Madison County Chancery Court of the State of Mississippi will be the sole and exclusive forum for (i) any derivative action or proceeding brought on BancPlus’ behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of BancPlus to BancPlus or its shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Mississippi Business Corporation Act, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of BancPlus will be deemed to have notice of and consented to the provisions of the BancPlus bylaws described in the preceding sentence provided, however, that shareholders will not be deemed to have waived BancPlus’ compliance with the federal securities laws and the rules and regulations thereunder. BancPlus has chosen the Madison County Chancery Court of the State of Mississippi as the exclusive forum for such causes of action because its principal executive offices are located in Ridgeland, Mississippi. BancPlus recognizes that the federal district court forum selection clause may impose additional litigation costs on shareholders who assert the provision is not enforceable and may impose more general additional litigation costs in pursuing any such claims, particularly if the shareholders do not reside in or near Mississippi. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with BancPlus or its directors, officers or employees, which may discourage such lawsuits against BancPlus and such persons. Alternatively, if a court were to find these provisions of the BancPlus bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, BancPlus may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations. The Madison County Chancery Court of the State of Mississippi may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to BancPlus than BancPlus shareholders. BancPlus’ forum selection provision is not intended to apply to claims arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the Exchange Act. To the extent the provision could be construed to apply to such claims, there is uncertainty as to whether a court would enforce the provision in such respect, and BancPlus shareholders cannot waive BancPlus’ compliance with federal securities laws and the rules and regulations thereunder.

59

There are substantial regulatory limitations on changes of control of bank holding companies that may discourage investors from purchasing shares of BancPlus common stock.

With limited exceptions, federal regulations generally prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring 10% or more (or more than 5% if the acquirer is a bank holding company) of any class of BancPlus’ voting stock or obtaining the ability to control in any manner the election of a majority of the directors or otherwise direct the management or policies of BancPlus without prior notice or application to, and the approval of, the Federal Reserve. Companies investing in banks and bank holding companies receive additional review and may be required to become bank holding companies, subject to regulatory supervision. Accordingly, prospective investors must be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of BancPlus common stock. These provisions could discourage third parties from seeking to acquire significant interests in BancPlus or in attempting to acquire control of BancPlus, which, in turn, could materially and adversely affect the value of BancPlus common stock.

Because BancPlus has elected to use the extended transition period for complying with new or revised accounting standards for an emerging growth company, BancPlus’ consolidated financial statements may not be comparable to companies that comply with these accounting standards as of the public company effective dates.

BancPlus has elected to use the extended transition period for complying with new or revised accounting standards under Section 7(a)(2)(B) of the Securities Act. This election allows BancPlus to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, BancPlus’ consolidated financial statements may not be comparable to companies that comply with these accounting standards and investors may have difficulty evaluating or comparing BancPlus’ business, financial results or prospects in comparison to other public companies. This may have a negative impact on the value and liquidity of BancPlus common stock. BancPlus cannot predict if investors will find its common stock less attractive because BancPlus plans to rely on this exemption.

As a reporting company subject to the reporting requirements of Section 15(d) of the Exchange Act, BancPlus incurs significant legal, accounting, insurance, compliance and other expenses.

As a reporting company, BancPlus incurs significant legal, accounting, insurance and other expenses. SEC rules require that BancPlus’ Chief Executive Officer and Chief Financial Officer periodically certify the existence and effectiveness of its internal control over financial reporting. Beginning with the time BancPlus is no longer an “emerging growth company” as defined in the JOBS Act, but no later than December 31, 2025, BancPlus will be required to engage its independent registered public accounting firm to audit and opine on the design and operating effectiveness of its internal control over financial reporting. This process will require significant documentation of policies, procedures and systems, and review of that documentation and testing of BancPlus’ internal control over financial reporting by its internal auditing and accounting staff and its independent registered public accounting firm. This process will require considerable time and attention from management, which could prevent BancPlus from successfully implementing its business initiatives and improving its business, financial condition or results of operations, strain its internal resources and increase its operating costs. BancPlus may experience higher than anticipated operating expenses, including those associated with SEC reporting, and outside auditor fees during the implementation of these changes and thereafter.

Investment in BancPlus common stock is not an insured deposit and is subject to risk of loss.

An investment in BancPlus common stock will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and as a result, you could lose some or all of your investment.

60

General Risk Factors

The COVID-19 pandemic and the impact of actions to mitigate it have affected, and could continue to adversely affect, BancPlus’ business, financial condition or results of operations.

Federal, state and local governments enacted or otherwise imposed various restrictions in an attempt to limit the spread of COVID-19. Such measures disrupted economic activity and contributed to job losses and reductions in consumer business and spending. Even as state and local governments begin to re-open businesses and relax restrictions, these changes have had, and may continue to have, a significant adverse effect on the markets in which BancPlus conducts its business and the demand for its products and services. Possible waves of COVID-19 and variants thereof, such as the delta variant, including whether due to a resurgence or additional waves of infections, may adversely affect the re-opening process.

In response to the economic and financial effects of COVID-19, the Federal Reserve sharply reduced interest rates (which BancPlus expects will likely remain low in the near term) and instituted quantitative easing measures as well as domestic and global capital market support programs. In addition, current and prior presidential administrations, Congress, various federal agencies and state governments took measures to address the economic and social consequences of the pandemic, including the passage of the CARES Act, which was enacted on March 27, 2020, the Consolidated Appropriations Act, 2021, which was enacted on December 27, 2020, and the American Rescue Plan Act of 2021, which we refer to as the American Rescue Plan Act, which was enacted on March 11, 2021. The CARES Act provided wide-ranging economic relief for individuals and businesses impacted by COVID-19, and the Consolidated Appropriations Act and American Rescue Plan Act extended some of these relief provisions in certain respects as well as provided other forms of relief.

The CARES Act established and provided $349 billion in funding for the Paycheck Protection Program, which we refer to as the PPP, a loan program administered by the SBA. Under the PPP, small businesses, sole proprietorships, independent contractors and self-employed individuals were able to apply for forgivable loans from enrolled lenders, subject to numerous limitations and eligibility criteria. Beginning in April 2020, BancPlus began processing loan applications under the PPP. On April 24, 2020, Congress enacted the Paycheck Protection Program and Healthcare Enhancement Act, which we refer to as the Enhancement Act, to, among other things, increase the available funding under the first round of the PPP by $310 billion to a total of $659 billion. The Paycheck Protection Program Flexibility Act of 2020, enacted on July 5, 2020, extended the deadline for first round PPP loan applications to August 8, 2020 and made the terms of PPP loans and loan forgiveness more flexible. The Consolidated Appropriations Act, 2021, provided additional funding for the PPP of approximately $284 billion and allows eligible borrowers, including certain borrowers who already received a PPP loan, to apply for PPP loans through March 31, 2021. The American Rescue Plan Act expanded the eligibility criteria for both first and second draw PPP loans and revised the exclusions from payroll costs for purposes of loan forgiveness. On March 30, 2021, the PPP Extension Act, which extended the deadline to apply for a PPP loan through May 31, 2021, was signed into law. In January 2021, BancPlus began processing applications under this latest round of the PPP.

Additionally, provisions of the CARES Act, as amended by the Consolidated Appropriations Act, 2021, and interagency guidance of the federal banking agencies, provided financial institutions the option to temporarily suspend requirements under GAAP related to classification of certain loan modifications as troubled debt restructurings, which we refer to as TDRs, to account for the effects of COVID-19. All of the federal banking regulatory agencies have encouraged lenders to extend additional loans and otherwise work with borrowers affected by the pandemic, and BancPlus is making a high level of temporary loan modifications.

61

The CARES Act and the Consolidated Appropriations Act, 2021, also included a range of other provisions designed to support the U.S. economy and mitigate the impact of COVID-19 on financial institutions and their customers, including through the authorization of various programs and measures that the U.S. Department of the Treasury, the Federal Reserve and other federal agencies may or are required to implement. Among other provisions, sections 4022 and 4023 of the CARES Act provide mortgage loan forbearance relief to certain borrowers experiencing financial hardship during the COVID-19 emergency.

The full impact on BancPlus’ lending and other business activities as a result of new government and regulatory policies, programs and guidelines, as well as regulators’ reaction to such activities, remains uncertain. BancPlus faces an increased risk of litigation and governmental, regulatory and third-party scrutiny as a result of the effects of COVID-19 on economic conditions and actions governmental authorities take in response to these conditions, such as the PPP, are complex and BancPlus’ participation may lead to additional litigation and regulatory scrutiny, negative publicity and damage to its reputation.

While the impact of the COVID-19 pandemic has begun to decrease in significance, its economic effects on financial markets and key market indices continue to impact overall economic activity. The uncertainty regarding the duration of the pandemic and the resulting economic disruption caused increased market volatility and led to an economic recession and a significant decrease in consumer confidence and business generally, the long-term effects of which remain uncertain. The continuation of these conditions and the effects of the COVID-19 pandemic and variants thereof, such as the delta variant, including whether due to a resurgence or additional waves of infections, as well as the impacts of the CARES Act and other federal and state measures, specifically with respect to loan forbearances, has adversely affected BancPlus’ results of operations and financial condition, and can be expected to further adversely impact BancPlus’ businesses and results of operations and the operations of BancPlus’ borrowers, customers and business partners. In particular, these events have had, and/or can be expected to continue to have the following effects, among others:

•	impair the ability of borrowers to repay outstanding loans or other obligations, resulting in increases in delinquencies and modifications to loans;

•	impair the value of collateral securing loans (particularly with respect to real estate);

•	impair the value of BancPlus’ securities portfolio;

•	require a significant increase in BancPlus’ allowance and provision for loan losses, and the possibility of additional loan losses;

•	adversely affect the stability of BancPlus’ deposit base or otherwise impair BancPlus’ liquidity;

•	reduce BancPlus’ revenues from fee-based services, including wealth management, and the demand for BancPlus’ products and services;

•	create stress on BancPlus’ operations and systems associated with BancPlus’ participation in the PPP as a result of receiving and processing forgiveness applications;

•	result in increased compliance risk as BancPlus becomes subject to new regulatory and other requirements associated with the PPP, and other new programs in which BancPlus may participate;

•	impair the ability of loan guarantors to honor commitments;

•	negatively impact BancPlus’ regulatory capital ratios;

62

•	negatively impact the productivity and availability of key personnel and other employees necessary to conduct BancPlus’ business, and of third-party service providers who perform critical services for BancPlus, or otherwise cause operational failures due to changes in BancPlus’ normal business practices necessitated by the pandemic and related governmental actions;

•	changes in local, regional and global business, including employment levels and supply chain shortages; and

•	increase cyber and payment fraud risk and other operational risks, given increased online and remote activity.

Prolonged measures by health or other governmental authorities encouraging or requiring significant restrictions on travel, assembly or other core business practices, or the imposition of new measures after re-opening has started, could further harm BancPlus’ business and those of BancPlus’ customers, in particular BancPlus’ small to medium sized business customers. Although BancPlus has business continuity plans and other safeguards in place, there is no assurance that they will be effective.

BancPlus’ results of operations have been adversely affected by the factors described above. For example, at September 30, 2021, BancPlus had granted temporary modifications on 1,892 outstanding loans, totaling approximately $735.0 million, or 20.8% of total loans. As of September 30, 2021, three loans totaling $27.2 million, or 0.8% of BancPlus’ loan portfolio, were still in deferment. Although the ultimate impact of these factors over the longer term is uncertain and BancPlus do not yet know the full extent of the impacts on BancPlus’ business, BancPlus’ operations or the global economy as a whole, nor the pace of continued economic recovery when the COVID-19 pandemic subsides, the decline in economic conditions generally and a prolonged negative impact on small to medium-sized businesses, in particular, due to COVID-19 is likely to result in an adverse effect on BancPlus’ business, financial condition or results of operations in future periods and may heighten many of BancPlus’ other known risks as described herein.

BancPlus’ business strategy includes growth, and BancPlus’ business, financial condition or results of operations could be negatively affected if BancPlus fails to grow or fails to manage growth effectively.

BancPlus’ business has grown at a steady pace, but it may not be able to maintain its historical rate of growth, which could have an adverse effect on its ability to successfully implement its business strategy. BancPlus’ primary strategy focuses on organic growth, supplemented by acquisitions of banking teams or other financial institutions. BancPlus may be unable to execute on aspects of its growth strategy to sustain its historical rate of growth, or BancPlus may be unable to grow at all. Various factors, such as economic conditions and competition, may impede or prohibit the growth of BancPlus’ operations, the opening of new branches and the consummation of acquisitions. The success of BancPlus’ strategy also depends on its ability to effectively manage growth, which is dependent upon a number of factors, including its ability to adapt existing credit, operational, technology and governance infrastructure to accommodate expanded operations. If BancPlus fails to build infrastructure sufficient to support rapid growth or fails to implement one or more aspects of its strategy, it may be unable to maintain historical earnings trends, which could have a material adverse effect on its business, financial condition or results of operations.

In particular, BancPlus’ business strategy includes evaluating strategic opportunities to grow through de novo branching, and it believes that banking location expansion has been meaningful to its growth since inception. Over the last five years, BancPlus has entered two new markets where it opened five new locations. De novo branching carries with it certain potential risks, including significant startup costs and anticipated initial operating losses; an inability to gain regulatory approval; an inability to secure the services of qualified senior management to operate the de novo banking location and successfully integrate and promote BancPlus’ corporate culture; poor market reception for de novo banking locations established in markets where BancPlus does

63

not have a preexisting reputation; challenges posed by local economic conditions; challenges associated with securing attractive locations at a reasonable cost; and the additional strain on management resources and internal systems and controls. Failure to adequately manage the risks associated with BancPlus’ growth through de novo branching could have a material adverse effect on its business, financial condition or results of operations.

BancPlus may pursue acquisitions in the future, which could expose it to financial, execution and operational risks.

BancPlus may from time to time consider acquisition opportunities that BancPlus believes complement its activities and have the ability to enhance its profitability. BancPlus may not be able to successfully identify suitable candidates, negotiate appropriate acquisition terms, complete proposed acquisitions, successfully integrate acquired businesses into the existing operations or expand into new markets. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by BancPlus’ existing operations, or otherwise perform as expected. BancPlus’ acquisition activities could be material to its business and involve a number of risks, including those associated with:

•	the diversion of management attention from the operation of its existing business to identify, evaluate and negotiate potential transactions;

•	the ability to attract funding to support additional growth within acceptable risk tolerances;

•	the use of inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;

•	the ability to maintain asset quality;

•	the adequacy of due diligence and the potential exposure to unknown or contingent liabilities related to the acquisition;

•	the retention of customers and key personnel, including bankers;

•	the timing and uncertainty associated with obtaining necessary regulatory approvals;

•	the risk of losing its CDFI status due to the addition of markets that do not qualify as low- or moderate-income markets;

•	the incurrence of an impairment of goodwill associated with an acquisition and material adverse effects on its results of operations;

•	the ability to successfully integrate acquired businesses; and

•	the maintenance of adequate regulatory capital.

BancPlus may not properly ascertain all such risks prior to an acquisition or prior to such a risk impacting BancPlus while integrating an acquired company. As a result, difficulties encountered with acquisitions could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

64

New lines of business, products, product enhancements or services may subject BancPlus to additional risks.

From time to time, BancPlus implements new lines of business, or offers new products and product enhancements as well as new services within its existing lines of business, and it will continue to do so in the future. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In implementing, developing or marketing new lines of business, products, product enhancements or services, BancPlus may invest significant time and resources, but BancPlus may not assign the appropriate level of resources or expertise necessary to make these new lines of business, products, product enhancements or services successful or to realize their expected benefits. Further, initial timetables for the introduction and development of new lines of business, products, product enhancements or services may not be achieved, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the ultimate implementation of new lines of business or offerings of new products, product enhancements or services. Furthermore, any new line of business, product, product enhancement or service could have a significant impact on the effectiveness of BancPlus’ system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or offerings of new products, product enhancements or services could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

BancPlus relies heavily on its executive management team and other key personnel, and the loss of any of these individuals could adversely impact its business or reputation.

BancPlus’ success depends in large part on the performance of its key personnel, including bankers, as well as on its ability to attract, motivate and retain highly qualified senior and middle management and other skilled employees. Qualified individuals are in high demand, and BancPlus may incur significant costs to attract and retain them. BancPlus may face difficulties in recruiting and retaining bankers of its desired caliber, including as a result of competition from other financial institutions. In particular, many of BancPlus’ competitors are significantly larger with greater financial resources and may be able to offer more attractive compensation packages and broader career opportunities. Additionally, BancPlus may incur significant expenses and expend significant time and resources on training, integration and business development before it is able to determine whether new bankers or other key personnel will be profitable or effective. BancPlus may not be successful in retaining its key personnel, and the unexpected loss of services of one or more of its key personnel could have an adverse effect on its business because of their skills, knowledge of and business relationships within BancPlus’ primary markets, years of industry experience and the difficulty of promptly finding qualified replacement personnel. If the services of any of BancPlus’ key personnel should become unavailable for any reason, BancPlus may not be able to identify and hire qualified persons on terms acceptable to BancPlus, or at all, which could have a material adverse effect on its business, financial condition or results of operations.

BancPlus’ ability to maintain its reputation is critical to the success of its business.

BancPlus has benefited from strong relationships with and among its customers. As a result, its reputation is one of the most valuable components of its business. BancPlus’ growth over the past several years has depended on attracting new customers from competing financial institutions and increasing its market share, primarily by its involvement in its primary markets and word-of-mouth advertising, rather than on growth in the market for banking services in its primary markets. As such, BancPlus strives to enhance its reputation by recruiting, hiring and retaining employees who share its core values of being an integral part of the communities it serves and delivering superior service to its customers. If BancPlus’ reputation is negatively affected by the actions of its employees; litigation or regulatory actions; compliance failures; any perceived weakness in its financial strength or liquidity; technological, cybersecurity or other security breaches resulting in improper disclosure of client or personal information; or otherwise, its existing relationships may be damaged. BancPlus could lose some of its existing customers, including groups of large customers who have relationships with each other, and BancPlus

65

may not be successful in attracting new customers. Any such developments could have a material adverse effect on BancPlus’ business, financial condition or results of operations. In addition, in the event BancPlus determines it to be in its best financial interest to close branches, BancPlus could suffer reputational damage from community opposition and FDIC scrutiny, as well as loss of customers who choose not to transfer business to a different branch. In addition, there is a financial risk that the retired branch real estate could not be sold without loss.

BancPlus is subject to claims, litigation and regulatory actions in the ordinary course of banking and lending.

BancPlus may become involved in litigation matters in the ordinary course of business. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. Further, BancPlus may in the future be subject to consent orders or other enforcement actions by its regulators. BancPlus may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding its current and/or prior business activities. Any such legal or regulatory actions may subject BancPlus to substantial compensatory or punitive damages, significant fines, penalties, obligations to change its business practices or other requirements resulting in increased expenses, diminished income and damage to its reputation. BancPlus’ involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in its favor, could also cause significant harm to its reputation and divert management’s attention from the operation of its business. Further, any settlement, consent order or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. For example, BancPlus is subject to litigation related to intellectual property. Banking and other financial services companies, such as BancPlus’, rely on technology companies to provide information technology products and services necessary to support their day-to-day operations. Such claims may increase in the future as the financial services sector becomes more reliant on information technology vendors. Regardless of the scope or validity of such patents or other intellectual property rights, or the merits of any claims by potential or actual litigants, BancPlus may have to engage in protracted litigation. Such litigation is often expensive, time-consuming and disruptive to BancPlus’ operations and distracting to management. The outcome of legal and regulatory actions could have a material adverse effect on BancPlus’ business, financial condition or results of operations.

Unauthorized access, cyber-crime and other threats to data security may subject BancPlus to regulatory action or penalties, require significant resources, harm BancPlus’ reputation, and otherwise cause harm to its business.

BancPlus’ business requires the collection and retention of large volumes of customer data, including personally identifiable information in various information systems that it maintains and in those maintained by third parties with whom BancPlus contracts to provide data services. BancPlus also maintains important internal company data such as personally identifiable information about its employees and information relating to its operations. Threats to data security, including unauthorized access and cyber-attacks, rapidly emerge and change, exposing BancPlus to additional costs for protection or remediation and competing time constraints to secure its data in accordance with customer expectations and statutory and regulatory privacy and other requirements. It is difficult or impossible to defend against every risk posed by changing technologies, as well as criminals that are intent on committing cyber-crime. Increasing sophistication of cyber-criminals and terrorists make keeping up with new threats difficult and could result in a breach. Controls employed by BancPlus’ information technology department and its other employees and vendors could prove inadequate. BancPlus could also experience a breach due to intentional or negligent conduct on the part of employees or other internal sources, software bugs, other technical malfunctions, or other causes. As a result of any of these threats, BancPlus’ customer accounts may become vulnerable to account takeover schemes or cyber-fraud. BancPlus’ systems and those of its third party vendors may also become vulnerable to damage or disruption due to circumstances beyond its or their control, such as from catastrophic events, power anomalies or outages, natural disasters, network failures, viruses and malware.

66

BancPlus is also subject to complex and evolving laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential or proprietary information of individuals could damage BancPlus’ reputation and subject it to regulatory action or penalties. For example, BancPlus’ business is subject to the Gramm-Leach-Bliley Act which, among other things, imposes certain limitations on its ability to share nonpublic personal information about its customers with nonaffiliated third parties; requires that BancPlus provide certain disclosures to customers about its information collection, sharing and security practices; affords customers the right to “opt out” of any information sharing by BancPlus with nonaffiliated third parties (with certain exceptions); and requires that BancPlus develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on its size and complexity, the nature and scope of its activities and the sensitivity of customer information BancPlus processes, as well as plans for responding to data security breaches.

Various state and federal banking regulators and states have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. Ensuring that BancPlus’ collection, use, transfer and storage of personal information complies with all applicable laws and regulations can increase its costs. Furthermore, BancPlus may not be able to ensure that all of its clients, suppliers, counterparties and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange with BancPlus, particularly where such information is transmitted by electronic means. If personal, confidential or proprietary information of customers or other were to be mishandled or misused (in situations where, for example, such information was erroneously provided to parties who are not permitted to have the information, or where such information was intercepted or otherwise compromised by third parties), BancPlus could be exposed to litigation or regulatory sanctions under personal information laws and regulations. Concerns regarding the effectiveness of BancPlus’ measures to safeguard personal information, or even the perception that such measures are inadequate, could cause BancPlus to lose customers or potential customers for its products and services and thereby reduce its revenues. Accordingly, any failure or perceived failure to comply with applicable privacy or data protection laws and regulations may subject BancPlus to inquiries, examinations and investigations that could result in requirements to modify or cease certain operations or practices or in significant liabilities, fines or penalties, and could damage its reputation and otherwise materially and adversely affect its business, financial condition or results of operations.

A breach of BancPlus’ security that results in unauthorized access to its data could expose it to a disruption or challenges relating to its daily operations as well as to data loss, litigation, damages, fines and penalties, significant increases in compliance costs and reputational damage, any of which could have a material adverse effect on BancPlus’ business, financial condition or results of operations. Such financial losses incurred may not be covered under applicable general liability insurance coverage or current cyber-insurance coverages. The insurance market for policies to cover cyber-related fraud is in constant flux and there is no assurance adequate coverage has been or may be obtained.

67

Solicitation of THE FTC Shareholder Written Consent

This section contains information for FTC shareholders regarding the solicitation of the FTC shareholder written consent to approve the share exchange proposal by signing, dating and returning to FTC the enclosed FTC shareholder written consent.

FTC Shareholder Action by Written Consent

The FTC board is providing this information statement/prospectus to all of the FTC shareholders as of the record date. FTC shareholders are being asked to approve the share exchange proposal by signing, dating and returning to FTC the enclosed FTC shareholder written consent. For a more detailed discussion of the share exchange proposal, see the sections entitled “The Transaction” and “The Definitive Agreement.” The definitive agreement is included as Annex A to this information statement/prospectus.

Shares Entitled to Consent and Consent Required

Only FTC shareholders of record at the close of business on the record date, which is the date of this information statement/prospectus, will be notified of this consent solicitation and be entitled to execute and deliver a written consent.

As of the FTC record date, [  ] shares of FTC common stock were outstanding and entitled to consent. As of the FTC record date, no other shares of FTC stock were outstanding. Each FTC shareholder is entitled to one vote for each share of stock held of record.

In order for the share exchange proposal to be approved by FTC shareholders, within 60 days of the date on which FTC first receives a signed and dated consent, FTC must receive consents approving the share exchange proposal from its shareholders owning at least a majority of the FTC common stock outstanding and entitled to vote on the record date on the share exchange proposal. FTC will notify in writing non-voting shareholders of the approval of the share exchange proposal not more than ten days after the date on which consents sufficient to approve the share exchange proposal have been received by FTC.

Interests of Certain Persons in the Transaction

In considering whether to approve the share exchange proposal by signing, dating and returning to FTC the enclosed FTC shareholder written consent, FTC shareholders should be aware that aside from their interests as shareholders, FTC executive officers and members of the FTC board have interests in the transaction that are different from, or in addition to, those of other FTC shareholders generally. FTC shareholders should take these interests into account in deciding whether to approve the transaction. For additional information please see the section entitled “The Transaction—Interests of FTC’s Directors and Executive Officers in the Transaction.”

Submission of Consents

You may consent to the share exchange proposal with respect to your shares by signing, dating and returning to FTC the enclosed FTC shareholder written consent.

If you are an FTC shareholder as of the record date and you wish to approve the share exchange proposal, then you must sign, date and return to FTC the enclosed FTC shareholder written consent. Once you have completed, dated and signed the FTC shareholder written consent, you may deliver it to FTC by emailing a pdf copy of your FTC shareholder written consent to lhaley@fbtonline.com, or by mailing your FTC shareholder written consent to 909 Poydras, Suite 1700, New Orleans, Louisiana 70112, Attention: Lisa Hinkel Haley.

68

FTC shareholders, your consent is very important. Please sign, date and return the enclosed FTC shareholder written consent to FTC.

Execution of Consents; Revocation of Consents

With respect to the share exchange proposal, FTC shareholders may execute a written consent to approve the share exchange proposal (which is equivalent to a vote for the share exchange proposal) or disapprove the share exchange proposal (which is equivalent to a vote against the share exchange proposal). Failure to return a signed FTC shareholder written consent will have the same effect as a vote against the share exchange proposal.

Your consent to the share exchange proposal may be revoked by delivering a written revocation letter to FTC at any time before unrevoked FTC shareholder written consents sufficient in number to approve the share exchange proposal have been delivered to FTC.

Solicitation of Consents; Expenses

The expense of printing and mailing these consent solicitation materials, and all filing and other fees paid to the SEC, is being borne equally by FTC and BancPlus. All other expenses will be paid by the party incurring the costs or expenses. FTC contemplates that the FTC shareholder written consent will be solicited principally through the use of the mail, but officers and employees of FTC may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Recommendation of the FTC Board

The FTC board has unanimously adopted and approved, with one director in common with BancPlus abstaining, the definitive agreement and the transactions contemplated thereby, including the share exchange. These members of the FTC board have determined that the definitive agreement and the transactions contemplated thereby, including the share exchange, are advisable and in the best interests of FTC and the FTC shareholders. Accordingly, FTC board unanimously recommends, with one director in common with BancPlus abstaining, that the FTC shareholders APPROVE the share exchange proposal by signing, dating and returning to FTC the enclosed FTC shareholder written consent.

69

THE TRANSACTION

The following is a summary of the material information regarding the transaction. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This description does not purport to be complete and is qualified in its entirety by reference to the definitive agreement, a copy of which is attached as Annex A to this information statement/prospectus and is incorporated by reference into this information statement/prospectus. This summary may not contain all of the information about the definitive agreement that may be important to you. We urge you to read the definitive agreement carefully and in its entirety, as it is the legal document governing the transaction.

Terms of the Transaction

Each of the FTC board and the BancPlus board unanimously adopted, with one director in common abstaining, the definitive agreement and the transactions contemplated thereby, including the share exchange and the mergers.

If all of the conditions set forth in the definitive agreement are satisfied or waived (to the extent waiver is permitted by law) and if the share exchange is otherwise completed, at the effective time, FTC shareholders will be entitled to receive (other than FTC shareholders who exercise and maintain their appraisal rights under Louisiana law) the stock consideration, with cash paid in lieu of fractional shares, and the cash consideration. At the effective time, BancPlus currently expects to issue [  ] shares of its common stock and $[  ] in cash for each share of FTC common stock, subject to adjustment, based on the assumptions that (a) [  ] shares of FTC common stock are issued and outstanding, immediately prior to the effective time, (b) [  ] unexercised FTC stock options at a weighted average exercise price of $[  ] are outstanding, immediately prior to the effective time, and (c) the FTC accumulated adjustment account amounts to $[  ] as of the last day of the month immediately preceding the effective time.

BancPlus will not issue any fractional shares of BancPlus common stock in the transaction. Instead, an FTC shareholder who would otherwise be entitled to a fractional share of BancPlus common stock upon completion of the share exchange will receive, in lieu thereof, an amount in cash (rounded to the nearest cent) equal to the quotient obtained by dividing (i) the fractional share of BancPlus common stock to which such holder would otherwise be entitled to receive by (ii) the number of shares of BancPlus common stock obtained by dividing the stock consideration by the number of shares of FTC common stock issued and outstanding as of the effective time, which we refer to as the per share stock consideration, multiplied by $70.50.

Immediately following the share exchange, FTC will merge with and into BancPlus, with BancPlus as the surviving corporation. Immediately after the merger of FTC with and into BancPlus, FBT will merge with and into BankPlus, with BankPlus as the surviving banking corporation.

Background of the Transaction

The FTC board regularly reviews, analyzes and discusses FTC’s strategic direction, business objectives and long-term prospects, as well as challenges that may affect FTC’s ability to grow or maintain its business and maximize shareholder value, as part of the FTC board’s continuous efforts to enhance value for FTC shareholders and other constituencies. These considerations have focused on, among other things, growth opportunities, prospects and developments in the regulatory environment and conditions, ongoing consolidation in the financial services industry and the economy generally and financial markets, both with respect to financial institutions generally and FTC, in particular.

70

BancPlus’ strategic plans include growing its franchise through, among other things, acquisition opportunities that BancPlus’ senior management identifies internally or has presented to it. These plans include expanding BancPlus’ presence in the Louisiana, Mississippi, Alabama and Tennessee markets.

On May 5, 2021, William Ray, President and Chief Executive Officer of BancPlus, called Gary Blossman, Chief Executive Officer of FBT and a member of the FTC boards, to schedule a meeting to discuss a potential merger between the parties, which followed on May 10, 2021. On May 11, Mr. Ray contacted Joseph Canizaro, Chairman of the FTC board and Chief Executive Officer of FTC, to discuss FTC’s interest in exploring a merger transaction. During those discussions, BancPlus reviewed with Mr. Canizaro an analysis summarizing the potential strategic benefits and pro forma financial impact associated with a merger with FTC and suggested that both parties execute a non-disclosure agreement, which we refer to as the NDA. On May 18, 2021, FTC and BancPlus signed the NDA to facilitate the exchange of confidential information related to a possible merger transaction.

On May 25, 2021, FTC received from BancPlus a preliminary due diligence information request list. On or about May 26, 2021, an electronic data room was opened to compile the requested diligence information.

On or about June 2, 2021, FTC engaged Piper Sandler in connection with one-on-one merger negotiations with BancPlus.

On June 10, 2021, Mr. Ray, Mr. Canizaro, Mr. Blossman and Mr. Lopiccolo had a lunch meeting in New Orleans to review discussion materials related to the potential transaction, which provided the parties a foundation for the transaction. BancPlus conveyed initial parameters for a proposed transaction to FTC on June 17, 2021, and this was followed by a call among Mr. Blossman of FTC, Mr. Ray of BancPlus, a representative of Keefe, Bruyette & Woods, Inc., which we refer to as KBW, acting as BancPlus’ financial advisor and a representative of Piper Sandler to further discuss FTC earnings projections forecast as well as potential cost savings opportunities. As a result, the same parties discussed revised parameters of the transaction on June 22, 2021, with discussions continuing into July and August, 2021, with various iterations circulated of a draft letter of intent.

On June 25, 2021, at a strategic planning session of the FTC board, the FTC board authorized Mr. Canizaro to negotiate and enter into a letter of intent with BancPlus. On June 27, 2021, Mr. Canizaro met with representatives of Piper Sandler to discuss a potential transaction between FTC and BancPlus.

On July 8, 2021, BancPlus presented to FTC a proposal involving BancPlus’ acquisition of FTC in a share exchange in which FTC shareholders would receive BancPlus common stock in exchange for their FTC common stock. Subsequently, on July 14, 2021, BancPlus presented to FTC an updated proposal in which FTC shareholders would receive a combination of cash and BancPlus common stock for their FTC common stock. The change to include a combination of cash and BancPlus common stock was reflected in some price adjustments and was included to accomplish BancPlus’ goals of structuring a mutually beneficial transaction, maximizing a tax-free cash distribution and providing guaranteed liquidity in the form of cash consideration to FTC shareholders as of the date of the closing of the share exchange and to minimize dilution to existing BancPlus shareholders. The updated proposal also included a methodology for determining the implied value of a share of BancPlus common stock as BancPlus common stock is not traded in an established public market.

On August 8, 2021, BancPlus engaged Gateway Asset Management Company LLC, which we refer to as Gateway, to conduct a review of the FTC loan portfolio as part of the BancPlus due diligence report. On September 1, 2021, Gateway delivered a completed report to BancPlus.

71

On July 19, 2021, representatives of Piper Sandler presented a preliminary transaction summary to the Mergers and Acquisitions Committee of the FTC board. On July 23, 2021, FTC engaged Phelps Dunbar, LLP, which we refer to as Phelps, as its legal counsel.

On July 22, 2021, on behalf of BancPlus, KBW delivered through Piper Sandler a draft from BancPlus to FTC of a letter of intent pursuant to which, among other things, BancPlus would acquire FTC in a share exchange and FTC shareholders would receive a combination of cash and BancPlus common stock in exchange for their FTC common stock. On July 26, 2021, Mr. Ray, Mr. Canizaro and Mr. Blossman met in Jackson for another lunch meeting, at which the parties reviewed potential partnership materials, including deal terms, and discussed the letter of intent. On August 5, 2021, BancPlus and FTC signed the final letter of intent reflecting prior discussions and negotiations regarding the above mentioned changes in price, combination of cash and BancPlus common stock, and extensive discussions of options for maximizing future liquidity of the BancPlus common stock, and FTC agreed to exclusively negotiate a transaction with BancPlus until September 24, 2021. As this time, due diligence information request lists were generated and exchanged.

On or about August 6, 2021, FTC received BancPlus’ additional due diligence information request list, and FTC delivered to BancPlus its reverse due diligence request list. On August 19, 2021, FTC engaged Crowe Horwath, which we refer to as Crowe, to perform a review of the BancPlus loan portfolio. On August 23, 2021, FTC engaged Postlethwaite & Netterville, APAC, independent auditors, to review, among other things, the accounting and cash flows involved in the share exchange. Throughout the month of August 2021, discussions continued between executive officers of FTC and BancPlus regarding various organizational and due diligence issues and valuation and planning issues regarding a strategic transaction.

On July 21, 2021, Jones Walker was engaged by BancPlus to assist with the transaction, beginning with a review of the proposed letter of intent and preparation of the definitive agreement. On August 24, 2021, Jones Walker shared an initial draft of the definitive agreement with Phelps for review. Between August 24, 2021 and September 28, 2021, the specific terms of the definitive agreement were negotiated between representatives of FTC and BancPlus and their respective outside counsel. On September 3, 2021, Phelps delivered to Jones Walker a revised draft of the definitive agreement. On September 13, 2021, Jones Walker shared a further revised draft with Phelps. On September 15, 2021, the letter of intent was amended to extend the exclusivity period by six days to September 30, 2021. On September 18, 2021, Phelps shared an updated draft of the definitive agreement with Jones Walker.

Throughout the second half of September 2021, FTC and BancPlus each continued to perform due diligence with respect to the other and, with the assistance of their respective advisors and consultants, negotiated the terms of the definitive agreement, including the share exchange consideration, the representations and warranties of the parties, the covenants of the parties pending closing of the transaction, the rights and obligations of the parties in the event the definitive agreement is terminated prior to the consummation of the transaction (including the amount of the termination fee) and various employee-related issues. The parties also negotiated other ancillary documents, including Mr. Canizaro’s consulting agreement. During the course of discussions regarding the definitive agreement, representatives of BancPlus and FTC also discussed their expectation that the directors of FTC and FBT would enter into shareholder support agreements in their capacities as FTC shareholders, pursuant to which each such director would agree, subject to certain exceptions, to vote their shares of FTC common stock in favor of the share exchange proposal and the other transactions provided for in the definitive agreement at a meeting of the FTC shareholders.

On September 24, 2021, Crowe delivered to FTC its report on its review of the BancPlus loan portfolio.

On September 21, 2021, the BancPlus board and the BankPlus board, which we refer to collectively as the BancPlus boards, held a joint meeting to consider approval of the definitive agreement and the transactions contemplated thereby, including the share exchange, the corporate merger and the bank merger. At the meeting, the BancPlus boards received an update from BancPlus’ management team on the status of due diligence and negotiations with FTC, information regarding the proposed transaction and the combined business, and the

72

financial aspects of the proposed transaction. At the meeting, Jones Walker reviewed with the BancPlus boards the key terms of the definitive agreement and related agreements (including the bank merger agreement, the shareholder support agreements and Mr. Canizaro’s proposed consulting agreement), as described elsewhere in this information statement/prospectus, which was distributed to the BancPlus boards in advance of the meeting. Following further discussion among the BancPlus boards, and taking into consideration the matters discussed during that meeting, including the factors described in the section entitled “—BancPlus’ Reasons for the Transaction,” the BancPlus boards determined that the definitive agreement and the transactions contemplated thereby were advisable, and voted to approve the definitive agreement and the transactions contemplated thereby, and the other transaction agreements, with one common director that also sits on the FTC board and FTB board of directors abstaining. Because the definitive agreement was still subject to further consideration and negotiation by FTC when the definitive agreement and the transactions contemplated thereby were approved by the BancPlus boards on September 21, 2021, the BancPlus boards approved the draft definitive agreement subject to review of any subsequent changes.

On September 28, 2021, the FTC boards held a joint meeting to receive from Piper Sandler and management of FTC a summary report on the reverse due diligence process. Representatives of Piper Sandler then presented a financial analysis of the proposed transaction and rendered Piper Sandler's opinion, to the effect that, as of September 28, 2021 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering the opinion, the proposed share exchange consideration was fair to the FTC shareholders from a financial point of view. The FTC boards also discussed the most recent draft of the definitive agreement with Phelps, asked questions regarding the definitive agreement and the FTC boards’ fiduciary duties in connection with approving the share exchange and to adopt the definitive agreement and recommend to FTC shareholders that they approve the definitive agreement and the consummation of the transactions described therein. The then-current draft of the definitive agreement and ancillary documents were provided to each director of FTC and FBT prior to the joint meeting. At the FTC boards joint meeting, the voting FTC directors voted in favor of the adoption of the definitive agreement and the consummation of the transactions and determined to recommend to the FTC shareholders the approval of the definitive agreement and the consummation of the transactions described therein, with one common director that also sits on the BancPlus boards abstaining. Thereafter, the BancPlus boards reconvened on September 28, 2021 to ratify minor changes to the definitive agreement and reaffirm the approvals granted September 21, 2021.

On September 28, 2021, following the board meetings of the FTC boards and the BancPlus boards, FTC, FBT, BancPlus and BankPlus signed the definitive agreement. In connection with the definitive agreement, members of the FTC boards executed restrictive covenant agreements, certain officers and employees of FTC and FTB executed retention bonus agreements, and each director of FTC and FBT who own FTC common stock entered into a shareholder support agreement with BancPlus, BankPlus, FTC and FBT. On September 29, 2021, FTC and BancPlus announced the transaction in a joint press release.

FTC’s Reasons for the Transaction; Recommendation of the FTC Board

The FTC board has unanimously adopted and approved, with one director in common with BancPlus abstaining, the definitive agreement and the transactions contemplated thereby, including the share exchange. The FTC board has determined that the transaction is advisable and in the best interests of FTC and its shareholders. In reaching its decision to adopt and approve the transaction, the FTC board evaluated the transaction in consultation with FTC management, as well as with Piper Sandler with respect to the financial aspects of the transaction, and with Phelps as to the FTC board’s legal duties and the terms of the definitive agreement. In arriving at its determination, the FTC board also considered a number of factors, including, without limitation, the following, which are not presented in order of importance:

•	the FTC board’s familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of FTC and BancPlus, both individually and after giving effect to the transaction;
73

•	the results that FTC could expect to obtain if it continued to operate independently and the likely benefits to FTC’s shareholders of that course of action, as compared with the value of the share exchange consideration offered by BancPlus;
•	the current and prospective environment in which FTC operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally, the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;
•	the financial presentation, dated September 28, 2021, of Piper Sandler to the FTC board and the opinion, dated September 28, 2021, of Piper Sandler to the FTC board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of FTC common stock of the share exchange consideration in the transaction, as more fully described below under “Opinion of FTC’s Financial Advisor;”
•	that a merger with a larger holding company would provide the opportunity to realize economies of scale, increased efficiencies of operations and enhance the development of new products and services;
•	the terms and conditions of the definitive agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits the FTC board, in the exercise of its fiduciary duties, under certain conditions, to furnish information to a third party that has submitted an unsolicited proposal to acquire FTC;
•	the review of potential strategic affiliation partners other than BancPlus, the prospects of such other potential strategic affiliation partners, and the (lack of) likelihood of a more favorable transaction with such potential affiliation partners;
•	the treatment of the transaction as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the FTC common stock exchanged for BancPlus common stock;
•	its belief that the transaction is likely to provide substantial value to FTC shareholders; and
•	the prospect for greater shareholder liquidity versus its current position.

The FTC board of directors also considered a number of potential risks and potentially negative factors concerning the transaction in connection with its deliberations of the proposed transaction, including, without limitation, the following factors, which are not presented in order of importance:

•	the need to obtain the requisite regulatory approvals to complete the transaction and the risk that such approvals or other conditions would not be satisfied or received in a timely manner and without the imposition of unacceptable conditions;
•	the possibility that the transaction might not close and the negative impact that could have on FTC’s reputation and earnings, ability to attract and retain key personnel and relationships with key constituencies, including employees and customers;
•	that some of the FTC directors and executive officers have other financial interests in the transaction in addition to their interests as FTC shareholders, including financial interests that are the result of existing compensation arrangements with FTC and the manner in which such interests would be affected by the transaction;
74

•	the fact that FTC shareholders will have a reduced ownership and voting interest after the transaction and may have less influence over management;
•	the potential displacement of employees, including members of management, and the adverse anticipated effect on those employees, including the ability of those employees to participate in BancPlus benefit plans;
•	the impact the transaction may have on the communities FTC serves;
•	the requirement that FTC conduct its business in the ordinary course and the other restrictions on the conduct of FTC’s business prior to the completion of the transaction, which may delay or prevent FTC from undertaking strategic or other business opportunities that may arise pending completion of the transaction;
•	that certain terms of the definitive agreement prohibit FTC from soliciting, and limit its ability to respond to, proposals for alternative transactions;
•	the risk that the terms of the definitive agreement relating to the payment of a termination fee under specified circumstances could have the effect of discouraging other parties that might be interested in a transaction with FTC from proposing such a transaction;
•	the merger-related costs;
•	any pending litigation including, but not limited to, the litigation styled Allison Mills as Receiver for Arthur Lamar Adams and Madison Timber Properties, LLC vs. BankPlus, et al., Civil Action No. 3:19-cv-196-CWR-FKB;
•	the possibility of litigation in connection with the merger;
•	diverting management attention and resources from the operation of FTC’s business to the transaction, and the adverse effects on client and business relationships as a result of the announcement and pendency of the transaction;
•	the possible disruption to FTC’s business that could result from the announcement of the transaction and the resulting distraction of management’s attention from the day-to-day operations of FTC’s business;
•	the costs associated with successfully integrating FTC’s business, operations and workforce with those of BancPlus, including the risk of not realizing all of the anticipated benefits of the transaction or not realizing them in the expected timeframe; and
•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The reasons set out above for the transaction are not intended to be exhaustive but do include all material factors considered by the FTC board in approving the transaction. In reaching its determination, the FTC board did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based upon the reasons stated, the FTC board believes that the transaction is in the best interest of the FTC shareholders and therefore the voting members of the FTC board unanimously adopted, with one director in common with BancPlus abstaining, the definitive agreement and the transaction and is recommending that FTC shareholders promptly execute and return the written consent furnished under this information statement/prospectus to approve the definitive agreement and the transaction. In addition, the

75

directors of FTC and FBT have executed shareholder support agreements in their capacity as FTC shareholders requiring them, with certain exceptions, to vote their share of FTC common stock over which they have voting authority in favor of the definitive agreement. It should be noted that this discussion of the information and factors considered by the FTC board in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of FTC’s Financial Advisor

FTC retained Piper Sandler to act as financial advisor to the FTC board in connection with FTC’s consideration of a possible business combination. FTC selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to the FTC board in connection with the proposed definitive agreement. At the September 28, 2021 meeting at which the FTC board considered the definitive agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 28, 2021, to the effect that, as of such date, the share exchange consideration was fair to the FTC shareholders from a financial point of view, which we refer to as the opinion. The full text of the opinion is attached as Annex D to this information statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering the opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. FTC shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed share exchange.

The opinion was directed to the board of directors of FTC in connection with its consideration of the definitive agreement and does not constitute a recommendation to any FTC shareholder as to how any such shareholder should vote or act with respect to the share exchange proposal or any other matter. The opinion was directed only to the fairness, from a financial point of view, of the share exchange consideration to the FTC shareholders and did not address the underlying business decision of FTC to engage in the share exchange, the form or structure of the share exchange or any other transactions contemplated in the definitive agreement, the relative merits of the share exchange as compared to any other alternative transactions or business strategies that might exist for FTC or the effect of any other transaction in which FTC might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the share exchange by any officer, director or employee of FTC or BancPlus, or any class of such persons, if any, relative to the compensation to be received in the share exchange by any other shareholder. The opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with the opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the definitive agreement, dated September 24, 2021;
•	certain publicly available financial statements and other historical financial information of FTC and FBT that Piper Sandler deemed relevant;
•	certain publicly available financial statements and other historical financial information of BancPlus and BankPlus that Piper Sandler deemed relevant;
76

•	internal net income projections for FTC for the years ending December 31, 2021 and December 31, 2022 with an estimated annual long-term net income growth rate for the years ending December 31, 2023 through December 31, 2025, as well as certain assumptions relating to FTCs’ corporate tax rate and the resulting dividend payout ratio for FTC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of FTC;
•	internal net income projections for BancPlus for the years ending December 31, 2021 and December 31, 2022, as provided by the senior management of BancPlus and confirmed with the senior management of FTC;
•	the pro forma financial impact of the share exchange on BancPlus based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of FTC;
•	a comparison of certain financial and market information for FTC and BancPlus with similar financial institutions for which information is publicly available;
•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of FTC and its representatives the business, financial condition, results of operations and prospects of FTC and held similar discussions with certain members of the senior management of BancPlus and its representatives regarding the business, financial condition, results of operations and prospects of BancPlus.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by FTC or BancPlus or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering the opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of FTC and BancPlus that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FTC or BancPlus, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of FTC or BancPlus. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of FTC or BancPlus, or of the combined entity after the share exchange, and Piper Sandler did not review any individual credit files relating to FTC or BancPlus. Piper Sandler assumed, with FTC’s consent, that the respective allowances for loan losses for both FTC and BancPlus were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

77

In preparing its analyses, Piper Sandler used internal net income projections for FTC for the years ending December 31, 2021 and December 31, 2022 with an estimated annual long-term net income growth rate for the years ending December 31, 2023 through December 31, 2025, as well as certain assumptions relating to FTC’s corporate tax rate and the resulting dividend payout ratio for FTC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of FTC. In addition, Piper Sandler used internal net income projections for BancPlus for the years ending December 31, 2021 and December 31, 2022, as provided by the senior management of BancPlus and confirmed with the senior management of FTC. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of FTC. With respect to the foregoing information provided by FTC and BancPlus, the respective senior managements of FTC and BancPlus, respectively, confirmed to Piper Sandler that such information reflected the best currently available projections, estimates and judgments of those respective senior managements as to the financial results of FTC and BancPlus, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in FTC’s or BancPlus’ assets, financial condition, results of operations, business or prospects of FTC or BancPlus since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that FTC and BancPlus would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with FTC’s consent, that (a) each of the parties to the definitive agreement would comply in all material respects with all material terms and conditions of the definitive agreement and all related agreements required to effect the share exchange, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (b) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the share exchange, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on FTC, BancPlus, the share exchange or any related transactions, and (c) the share exchange and any related transactions would be consummated in accordance with the terms of the definitive agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with FTC’s consent, Piper Sandler relied upon the advice that FTC received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the share exchange and the other transactions contemplated by the definitive agreement. Piper Sandler expressed no opinion as to any such matters.

The opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect the opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw the opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the value BancPlus common stock at any time or what the value of BancPlus common stock would be once it is actually received by the FTC shareholders.

In rendering the opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying the opinion or the presentation made by Piper Sandler to the FTC board, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a

78

whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying the opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to FTC or BancPlus and no transaction is identical to the transaction. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of FTC and BancPlus and the companies to which they were compared. In arriving at the opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support the opinion, rather, Piper Sandler made its determination as to the fairness of the share exchange consideration to the FTC shareholders on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FTC, BancPlus and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering the opinion and provided such analyses to the FTC board at its September 28, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of FTC common stock or BancPlus common stock or the prices at which FTC or BancPlus common stock may be sold at any time. The analyses of Piper Sandler and the opinion were among a number of factors taken into consideration by the FTC board in making its determination to approve the definitive agreement and the analyses described below should not be viewed as determinative of the decision of the FTC board with respect to the fairness of the share exchange consideration to the FTC shareholders.

Summary of Proposed Share Exchange Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed share exchange. Pursuant to the terms of the definitive agreement, at the effective time each share of FTC common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the definitive agreement, shall be converted into the right to receive (i) an amount of cash equal to the per share cash consideration, and (ii) a number of shares of BancPlus common stock equal to the per share stock consideration. Based on an assumed price of $70.50 per share of BancPlus common stock, per FTC management and BancPlus management, Piper Sandler calculated an aggregate implied transaction value of approximately $201.9 million and an implied purchase price per share of $18.56 consisting of the implied value of 10,694,156 shares of FTC common stock outstanding and 333,500 FTC options outstanding. Based upon financial information for FTC as of or for the last twelve months (“LTM”) ended June 30, 2021, Piper Sandler calculated the following implied transaction metrics:

Transaction Price / LTM Earnings per Share[1]	12.5	x
Transaction Price / Estimated 2021 Earnings per Share[1]	11.7	x
Transaction Price / Estimated 2022 Earnings per Share[1]	14.6	x
Transaction Price Per Share / Tangible Book Value Per Share	216%
Core Deposit Premium[2]	10.1%

[1]	Earnings multiple presented on a C corporation basis based on an assumed 21% tax rate, per FTC management, estimated earnings per FTC management
[2]	Core deposits defined as total deposits less time deposits with balances greater than $250,000
79

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for FTC with a group of financial institutions selected by Piper Sandler. The FTC peer group included Southeast and Southwest banks and thrifts whose securities are traded on an major exchange with total assets between $750 million and $2 billion but excluded targets of announced merger transactions and companies that (a) had a pending acquisition that brought its pro forma assets above the aforementioned threshold, or (b) recently completed their initial public offering, which we refer to as the FTC peer group. The FTC peer group consisted of the following companies:

Affinity Bancshares, Inc.	Auburn National Bancorporation, Inc.
Bank of the James Financial Group, Inc.	Bank7 Corp.
Citizens Holding Company	First Community Corporation
First National Corporation	First US Bancshares, Inc.
MainStreet Bancshares, Inc.	National Bankshares, Inc.
Old Point Financial Corporation	Peoples Bancorp of North Carolina, Inc.
U.S. Century Bank	Virginia National Bankshares Corporation

The analysis compared publicly available financial information for FTC with corresponding data for the FTC peer group as of or for the year ended June 30, 2021 (unless otherwise noted) with pricing data as of September 24, 2021. The table below sets forth the data for FTC and the median, mean, low and high data for the FTC peer group.

FTC Comparable Company Analysis

		FTC	FTC	FTC	FTC
		Peer Group	Peer Group	Peer Group	Peer Group
	FTC[2]	Median	Mean	Low	High

Market Value ($mm)	—	145	149	66	296
Price / Tangible Book Value (%)	—	113	112	82	164
Price / LTM Earnings per Share (x)	—	12.1	12.8	7.5	21.6
Price / 2021E Earnings per Share (x)	—	10.6	9.7	6.6	12.4
Price / 2022E Earnings per Share (x)	—	11.1	11.3	7.9	13.5
Dividend Yield (%)	—	2.4	2.7	1.1	5.5
Total Assets ($mm)	1,278	1,306	1,318	787	1,847
Loans / Deposits (%)	92.4	72.5	72.6	49.5	96.4
Non-performing Assets1 / Total Assets (%)	0.49	0.33	0.42	0.06	1.20
Loan Loss Reserve / Loans	1.16	1.12	1.04	0.47	1.32
Net Charge-offs / Average Loans (%)	0.00	0.02	0.09	(0.14)	0.65
Tangible Common Equity / Tangible Assets (%)	7.19	8.79	9.15	7.25	12.86
Total Risk-based Capital Ratio (%)	13.54	14.66	15.06	12.22	19.54
MRQ ROAA (%)3 4	1.26	0.96	1.01	0.03	2.38
MRQ ROATCE (%)[5]	21.76	9.68	10.76	1.34	21.97
MRQ NIM (%)[6]	3.70	3.15	3.34	2.56	5.36
MRQ Cost of Deposits (%)	0.47	0.26	0.29	0.14	0.62
MRQ Efficiency Ratio (%)	67.1	65.2	64.8	33.9	82.8

80

[1]	Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; includes TDRs
[2]	FTC profitability metrics adjusted by 21% tax rate to account for S corporation status, per FTC management; presented on a consolidated basis
[3]	Most recent quarter, which we refer to as MRQ
[4]	Return on average assets, which we refer to as ROAA
[5]	Return on average tangible common equity, which we refer to as ROATCE
[6]	Net interest margin, which we refer to as NIM

Piper Sandler used publicly available information to perform a similar analysis for BancPlus by comparing selected financial information for BancPlus with a group of financial institutions selected by Piper Sandler. The BancPlus peer group included Southeast (including Kentucky) and Southwest banks and thrifts whose securities are traded on a major exchange with total assets between $5 billion and $10 billion, but excluded targets of announced merger transactions and companies with a non-traditional banking operating model, which we refer to as the “BancPlus peer group. The BancPlus peer group consisted of the following companies:

Allegiance Bancshares, Inc.	Amerant Bancorp Inc.
City Holding Company	Community Trust Bancorp, Inc.
First Bancorp	First Foundation Inc.
National Bank Holdings Corporation	Origin Bancorp, Inc.
Republic Bancorp, Inc.	Seacoast Banking Corporation of Florida
Southside Bancshares, Inc.	Stock Yards Bancorp, Inc.
The First Bancshares, Inc.	Triumph Bancorp, Inc.
Veritex Holdings, Inc.

The analysis compared publicly available financial information for BancPlus with corresponding data for the BancPlus peer group as of or for the year ended June 30, 2021 (unless otherwise noted) with pricing data as of September 24, 2021. The table below sets forth the data for BancPlus and the median, mean, low and high data for the BancPlus peer group.

BancPlus Comparable Company Analysis

		BancPlus	BancPlus	BancPlus	BancPlus
		Peer Group	Peer Group	Peer Group	Peer Group
	BancPlus	Median	Mean	Low	High

Market Value ($mm)	—	1,167	1,217	727	2,172
Price / Tangible Book Value (%)	—	177	194	118	478
Price / LTM Earnings per Share (x)	—	11.7	14.3	9.0	23.9
Price / 2021E Earnings per Share (x)	—	13.5	13.2	8.2	19.7
Price / 2022E Earnings per Share (x)	—	13.8	14.4	10.6	22.4
Dividend Yield (%)	—	2.0	2.2	1.3	3.9
Total Assets ($mm)	5,065	7,136	7,042	5,494	9,350
Loans / Deposits (%)	77.5	79.8	81.2	65.0	102.2
Non-performing Assets1 / Total Assets (%)	0.39	0.55	0.65	0.21	1.61
Loan Loss Reserve / Loans	1.20	1.21	1.18	0.37	1.86
81

		BancPlus	BancPlus	BancPlus	BancPlus
		Peer Group	Peer Group	Peer Group	Peer Group
	BancPlus	Median	Mean	Low	High
Net Charge-offs / Average Loans (%)	0.01	0.07	0.15	(0.07)	0.95
Tangible Common Equity / Tangible Assets (%)	7.28	9.47	9.68	8.04	13.44
Total Risk-based Capital Ratio (%)	13.28	15.52	15.85	12.17	20.95
MRQ ROAA (%)	1.12	1.40	1.32	0.32	1.84
MRQ ROATCE (%)	15.77	15.24	14.53	3.91	23.09
MRQ NIM (%)	3.55	3.14	3.38	2.80	6.45
MRQ Cost of Deposits (%)	0.18	0.20	0.22	0.08	0.52
MRQ Efficiency Ratio (%)	66.9	53.6	56.3	47.3	77.4

1 Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; includes TDRs

Analysis of Precedent Transactions.

Piper Sandler reviewed two groups of recent merger and acquisition transactions, including a regional and nationwide group. The regional group consisted of Southeast and Southwest whole bank and thrift transactions announced between January 1, 2021 and September 24, 2021 where the target had total assets between $750 million and $2 billion and the deal value was publicly disclosed, which we refer to as the regional precedent transactions. The nationwide group consisted of nationwide whole bank and thrift transactions announced between January 1, 2021 and September 24, 2021 where the target had total assets between $750 million and $2 billion and the deal value was publicly disclosed, which we refer to as the nationwide precedent transactions.

The regional precedent transactions was composed of the following transactions:

Acquiror	Target
Blue Ridge Bankshares, Inc.	FVCBankcorp, Inc.
Simmons First National Corporation	Triumph Bancshares, Inc.
Simmons First National Corporation	Landmark Community Bank
United Bankshares, Inc.	Community Bankers Trust Corporation
First Bancorp	Select Bancorp, Inc.
United Community Banks, Inc.	Aquesta Financial Holdings, Inc.
FirstSun Capital Bancorp	Pioneer Bancshares, Inc.
VyStar Credit Union	Heritage Southeast Bancorporation Inc.
Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.
BancorpSouth Bank	FNS Bancshares, Inc.

82

The nationwide precedent transactions was composed of the following transactions:

Acquiror	Target
Workers United	Amalgamated Investments Company
German American Bancorp, Inc.	Citizens Union Bancorp of Shelbyville, Inc.
Stock Yards Bancorp, Inc.	Commonwealth Bancshares, Inc.
CVB Financial Corp.	Suncrest Bank
TriCo Bancshares	Valley Republic Bancorp
Blue Ridge Bankshares, Inc.	FVCBankcorp, Inc.
Lakeland Bancorp, Inc.	1st Constitution Bancorp
Mid Penn Bancorp, Inc.	Riverview Financial Corporation
Valley National Bancorp	The Westchester Bank Holding Corporation
Columbia Banking System, Inc.	Bank of Commerce Holdings
Farmers National Banc Corp.	Cortland Bancorp
Nicolet Bankshares, Inc.	County Bancorp, Inc.
Simmons First National Corporation	Landmark Community Bank
Simmons First National Corporation	Triumph Bancshares, Inc.
United Bankshares, Inc.	Community Bankers Trust Corporation
First Bancorp	Select Bancorp, Inc.
United Community Banks, Inc.	Aquesta Financial Holdings, Inc.
Equity Bancshares, Inc.	American State Bancshares, Inc.
FirstSun Capital Bancorp	Pioneer Bancshares, Inc.
Bank of Marin Bancorp	American River Bankshares
HPS Investment Partners, LLC	Marlin Business Services Corp.
Nicolet Bankshares, Inc.	Mackinac Financial Corporation
VyStar Credit Union	Heritage Southeast Bancorporation Inc.
Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.
Banc of California, Inc.	Pacific Mercantile Bancorp
Shore Bancshares, Inc.	Severn Bancorp, Inc.
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
First Busey Corporation	Cummins-American Corp.
BancorpSouth Bank	FNS Bancshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share and core deposit premium. Piper Sandler compared the indicated transaction metrics for the share exchange to the median, mean, low and high metrics of the regional precedent transactions as well as to the median, mean, low and high metrics of the nationwide precedent transactions.

83

		Regional Precedent Transactions
	BancPlus/ FTC	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)[1]	12.5	18.3	20.2	13.0	43.8
Transaction Price / Tangible Book Value Per Share (%)	216	159	165	129	217
Tangible Book Value Premium to Core Deposits (%)[2]	10.1	6.5	7.4	4.5	11.4

[1]	Presented on a C Corporation basis based on an assumed 21% tax rate, per FTC management
[2]	Core Deposits used in the Core Deposit Premium calculation defined as total deposits less time deposits with balances greater than $250,000

		Nationwide Precedent Transactions
	BancPlus/ FTC	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)[1]	12.5	17.2	18.6	10.4	43.8
Transaction Price / Tangible Book Value Per Share (%)	216	157	156	112	217
Tangible Book Value Premium to Core Deposits (%)[2]	10.1	6.4	6.6	1.2	16.1

[1]	Presented on a C Corporation basis based on an assumed 21% tax rate, per FTC management
[2]	Core Deposits used in the Core Deposit Premium calculation defined as total deposits less time deposits with balances greater than $250,000

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of FTC common stock assuming FTC performed in accordance with internal net income projections for the years ending December 31, 2021 and December 31, 2022 with an estimated annual long-term net income growth rate for the years ending December 31, 2023 through December 31, 2025, as well as certain assumptions relating to FTC’s corporate tax rate and the resulting dividend payout ratio for FTC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of FTC. To approximate the terminal value of a share of FTC common stock at December 31, 2025, Piper Sandler applied price to year ended December 31, 2025 earnings multiples ranging from 9.0x to 15.0x and multiples of December 31, 2025 tangible book value ranging from 85% to 145%. The terminal values were then discounted to present values using different discount rates ranging from 10.5% to 14.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FTC common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of FTC common stock of $9.12 to $16.36 when applying multiples of earnings and $7.71 to $13.85 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	9.0x	10.5x	12.0x	13.5x	15.0x
10.5%	$10.56	$12.01	$13.46	$14.91	$16.36
11.5%	$10.17	$11.56	$12.96	$14.35	$15.75
12.5%	$9.80	$11.14	$12.48	$13.82	$15.16
13.5%	$9.45	$10.74	$12.03	$13.31	$14.60
14.5%	$9.12	$10.35	$11.59	$12.83	$14.07

84

Tangible Book Value Per Share Multiples

Discount
Rate	85%	100%	115%	130%	145%
10.5%	$8.90	$10.14	$11.38	$12.62	$13.85
11.5%	$8.58	$9.77	$10.96	$12.15	$13.34
12.5%	$8.27	$9.42	$10.56	$11.70	$12.85
13.5%	$7.98	$9.08	$10.18	$11.28	$12.38
14.5%	$7.71	$8.76	$9.82	$10.88	$11.93

Piper Sandler also considered and discussed with the FTC board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming FTC’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for FTC common stock, applying the price to December 31, 2025 earnings multiples range of 9.0x to 15.0x referred to above and a discount rate of 12.73%.

Earnings Per Share Multiples

Annual Estimate
Variance	9.0x	10.5x	12.0x	13.5x	15.0x
(20.0%)	$8.13	$9.19	$10.25	$11.31	$12.37
(10.0%)	$8.92	$10.12	$11.31	$12.51	$13.70
0.0%	$9.72	$11.05	$12.37	$13.70	$15.03
10.0%	$10.52	$11.98	$13.44	$14.90	$16.36
20.0%	$11.31	$12.91	$14.50	$16.09	$17.68

Piper Sandler also performed an analysis that estimated the net present value per share of BancPlus common stock, assuming BancPlus performed in accordance with internal net income projections for BancPlus for the years ending December 31, 2021 and December 31, 2022, as provided by the senior management of BancPlus and confirmed with the senior management of FTC. To approximate the terminal value of a share of BancPlus common stock at December 31, 2025, Piper Sandler applied price to December 31, 2025 earnings multiples ranging from 10.5x to 18.5x and multiples of December 31, 2025 tangible book value ranging from 135% to 215%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BancPlus common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of BancPlus common stock of $47.52 to $93.63 when applying multiples of earnings and $51.60 to $92.78 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	10.5x	12.5x	14.5x	16.5x	18.5x
9.0%	$55.49	$65.03	$74.56	$84.09	$93.63
10.0%	$53.35	$62.50	$71.65	$80.80	$89.95
11.0%	$51.31	$60.10	$68.88	$77.67	$86.45
12.0%	$49.37	$57.81	$66.25	$74.68	$83.12
13.0%	$47.52	$55.63	$63.74	$71.84	$79.95
85

Tangible Book Value Per Share Multiples

Discount
Rate	135%	155%	175%	195%	215%
9.0%	$60.28	$68.41	$76.53	$84.65	$92.78
10.0%	$57.95	$65.74	$73.54	$81.34	$89.13
11.0%	$55.73	$63.21	$70.70	$78.18	$85.67
12.0%	$53.61	$60.80	$67.99	$75.18	$82.37
13.0%	$51.60	$58.50	$65.41	$72.32	$79.23

Piper Sandler also considered and discussed with the FTC board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming BancPlus’ earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for BancPlus common stock, applying the price to December 31, 2025 earnings multiples range of 10.5x to 18.5x referred to above and a discount rate of 10.95%.

Earnings Per Share Multiples

Annual Estimate
Variance	10.5x	12.5x	14.5x	16.5x	18.5x
(20.0%)	$42.17	$49.21	$56.25	$63.30	$70.34
(10.0%)	$46.79	$54.71	$62.64	$70.56	$78.48
0.0%	$51.41	$60.22	$69.02	$77.82	$86.62
10.0%	$56.03	$65.72	$75.40	$85.08	$94.76
20.0%	$60.66	$71.22	$81.78	$92.34	$102.91

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the share exchange on BancPlus assuming the transaction closes on December 31, 2021. Piper Sandler also utilized the following information and assumptions: (a) internal net income projections for FTC for the years ending December 31, 2021 and December 31, 2022 with an estimated annual long-term net income growth rate for the years ending December 31, 2023 through December 3, 2025, as well as certain assumptions relating to FTC’s corporate tax rate and the resulting dividend payout ratio for FTC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of FTC; (b) internal net income projections for BancPlus for the years ending December 31, 2021 and December 31, 2022, as provided by the senior management of BancPlus and confirmed with the senior management of FTC; and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of FTC.

In connection with this analysis, Piper Sandler considered and discussed with the FTC board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

86

Piper Sandler’s Relationship.

Piper Sandler is acting as FTC’s financial advisor in connection with the share exchange and will receive a fee for such services in an amount equal to 1.00% of the aggregate consideration, which fee is contingent upon the closing of the share exchange. At the time of announcement of the transaction Piper Sandler’s fee was estimated to be approximately $2 million. Piper Sandler also received a $150,000 fee from FTC upon rendering the opinion, which opinion fee will be credited in full towards the portion of the advisory fee which will become payable to Piper Sandler upon closing of the share exchange. FTC has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler has provided certain other investment banking services to FTC in the two years preceding the date of the opinion. In summary, Piper Sandler acted as placement agent in connection with FTC’s offer and sale of subordinated debt, which transaction closed in December 2020 and for which Piper Sandler received a fee of approximately $420,000. Piper Sandler did not provide any investment banking services to BancPlus in the two years preceding the date thereof. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to FTC and BancPlus.

Certain Unaudited Prospective Financial Information

BancPlus and FTC do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results because of, among other reasons, the inherent uncertainty of the underlying assumptions and estimates of any such projections. However, BancPlus and FTC are including in this information statement/prospectus certain limited unaudited prospective financial information for BancPlus and FTC on a stand-alone, pre-merger basis, respectively, to give BancPlus and FTC shareholders access to certain information that was provided to Piper Sandler in connection with its fairness opinion as described in the section entitled “—Opinion of FTC’s Financial Advisor.” The unaudited prospective financial information of BancPlus included in this information statement/prospectus, which we refer to as the BancPlus prospective information, was made available by BancPlus to Piper Sandler. The BancPlus prospective information was prepared by BancPlus management and was not prepared, provided to, reviewed or approved by FTC management or the FTC board of directors. The unaudited prospective financial information of FTC included in this information statement/prospectus, which we refer to as the FTC prospective information (and, together with the BancPlus prospective information, the prospective information) was prepared solely by FTC management and was not prepared, provided to, reviewed or approved by BancPlus management or the BancPlus board of directors. The prospective information may differ in certain respects from what BancPlus and FTC use for their respective internal purposes.

The prospective information provided was prepared in good faith on a reasonable basis based on the best available information at the time, but was not prepared for the purpose of public disclosure. As such, the inclusion of such information in this information statement/prospectus should not be regarded as an indication that BancPlus, FTC or any other recipient of such information considered, or now considers, such information to be necessarily predictive of actual future results. The BancPlus prospective financial information and the FTC prospective financial information were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information, nor was it prepared with a view toward compliance with GAAP or the prevailing practices in the banking industry. Neither BKD, LLP, the independent registered public accounting firm for BancPlus, nor Postlethwaite & Netterville, APAC, the independent auditor for FTC, nor any other independent registered public accountants or independent accountants have compiled, examined or performed any procedures with respect to such information, or expressed any opinion or any other form of assurance on such information or their achievability.

87

The BancPlus prospective financial information and the FTC prospective financial information reflect numerous estimates and assumptions made by BancPlus and FTC, respectively, with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to BancPlus’ and FTC’s respective businesses, all of which are difficult to predict and many of which are beyond BancPlus’ and FTC’s respective control. Such information also reflects assumptions as to certain business decisions that are subject to change. The BancPlus prospective financial information and the FTC prospective financial information reflect subjective judgment in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, such information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, BancPlus’ and FTC’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this information statement/prospectus. For other factors that could cause the actual results to differ, see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The prospective information does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement, and do not take into account the effect of any possible failure of the merger to occur. None of BancPlus, FTC nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the BancPlus prospective financial information or the FTC prospective financial information if they are or become inaccurate, even in the short-term. The inclusion of such information in this information statement/prospectus is not and should not be deemed an admission or representation by BancPlus or FTC that such information is viewed by BancPlus or FTC as material information of BancPlus or FTC, respectively, particularly in light of the inherent risks and uncertainties associated with such information. The prospective information presented below is not meant to influence your decision whether to consent to the transaction but is being presented solely because it was made available to and considered by FTC’s financial advisor in connection with the transaction.

BancPlus Prospective Financial Information. The following BancPlus prospective financial information, as provided by the senior management of BancPlus, was utilized by Piper Sandler in performing its financial analyses in connection with its fairness opinion: net income of $62.5 million and $65.0 million for the years ended December 31, 2021 and 2022, respectively.

FTC Prospective Financial Information. The following FTC prospective financial information, as provided by the senior management of FTC, was utilized by Piper Sandler in performing financial analyses in connection with its fairness opinion: (a) net income of $17.3 million and $13.9 million for the years ended December 31, 2021 and 2022, (b) long-term net income growth for the years ended December 31, 2023 through 2025 of 6%, (c) an illustrative 21% C corporation-basis corporate tax rate, and (d) an illustrative 35% C corporation-basis dividend payout ratio.

Certain Unaudited Prospective Pro Forma Financial Information. The following unaudited pro forma financial information reflecting the impact of the share exchange was used by Piper Sandler in performing its financial analyses in connection with its fairness opinion following discussions with senior management of FTC.

•	Cost savings equal to approximately 30% realized over a three year period;
•	Total combined transaction expenses of $11.0 million after tax;
•	Gross fair value adjustment on loan portfolio of $4.0 million (includes both credit and rate marks) prior to the reversal of FTC's loan loss reserve pre-tax;
88

•	Net fair value adjustment of $4.7 million on net assets pre-tax; and
•	Core deposit intangible of $4.0 million, or 0.50% of FTC’s non-time deposits, amortized over a 10-year period based on a straight-line methodology.

These assumptions used by Piper Sandler for the purposes of its fairness opinion may not reflect the actual accounting estimates made for the purpose of preparing the financial information included in this disclosure.

BancPlus’ Reasons for the Transaction

The BancPlus board has unanimously adopted and approved, with one director in common with FTC abstaining, the definitive agreement and the transactions contemplated thereby, including the share exchange. The BancPlus board has determined that the transaction is advisable and in the best interests of BancPlus and its shareholders. In reaching its decision to adopt and approve the transaction, the BancPlus board evaluated the transaction in consultation with BancPlus management, as well as BancPlus’ financial advisor and outside legal counsel, and considered a number of factors, including, without limitation, the following, which are not presented in order of importance:

•	each of BancPlus’ and FTC’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the BancPlus board considered the perceived complementary business and operations of BancPlus and FTC and expectations that the transaction (1) will enhance its presence in the Louisiana market and provide for BancPlus’ expansion into the Florida panhandle market; (2) will increase BancPlus’ core deposit base, an important funding source; (3) will provide BancPlus with an experienced branch management team and quality bank branches in new Florida and Louisiana markets; and (4) will provide BancPlus with the opportunity to sell BancPlus’ broad array of products to FTC’s client base, thereby increasing non-interest income through enhanced fee-based services;
•	its understanding of the current and prospective environment in which BancPlus and FTC operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on BancPlus both with and without the proposed transaction;
•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;
•	management’s expectations regarding cost synergies, accretion and dilution that will ultimately be to the benefit of the combined company’s shareholders, including the expectations that:
o	BancPlus will realize net cost savings of approximately 30% of FTC’s noninterest expense over a three year period; and
o	the transaction will be immediately accretive to earnings per share (excluding the impact of one-time transaction-related expenses);
•	its review and discussions with BancPlus management concerning the due diligence examination of FTC;
89

•	the terms of the definitive agreement, including the following, which it reviewed with BancPlus’ outside legal counsel:
o	the share exchange consideration;
o	the expected tax treatment of the transaction; and
o	the deal protection and termination fee provisions;
•	its belief that the transaction is likely to provide substantial value to BancPlus shareholders; and
•	the regulatory and other approvals required in connection with the transaction and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

In its deliberations, the BancPlus board also considered a variety of risks associated with the definitive agreement and the transaction, including the following (not in any relative order of importance):

•	the risk that potential benefits and cost synergies and other savings sought in the transaction may not be realized at all or within the expected time period, and the risks associated with the integration of FTC’s business, operations and workforce with those of BancPlus;
•	the potential risk of losing other acquisition opportunities while BancPlus remains focused on completing the transaction;
•	the significant risks and costs involved in connection with entering into and completing the transaction, or failing to complete the transaction in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships;
•	BancPlus’ expansion into Florida and Louisiana, which are two states where BancPlus has limited banking experience; and
•	the possibility of litigation in connection with the transaction.

The foregoing discussion of the information and factors considered by the BancPlus board is not intended to be exhaustive, but includes the material factors considered by the BancPlus board. In reaching its decision to approve the transactions contemplated by the definitive agreement, the BancPlus board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The BancPlus board considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this discussion of the information and factors considered by the BancPlus board in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

90

BancPlus and BankPlus Boards Following Completion of the Transaction

Upon completion of the transaction, (i) the number of directors constituting the BancPlus board will be increased by two individuals who qualify as independent directors under the standards of Nasdaq, and David Guidry and Ryan Lopiccolo, current members of the FTC boards, will be appointed to fill the newly-created vacancies on the BancPlus board, and (ii) the number of directors constituting the BankPlus board will be increased by three individuals, and Mr. Guidry, Mr. Lopiccolo and Gary Blossman current members of the FTC boards, will be appointed to fill the newly-created vacancies on the BankPlus board. See the section entitled “About BancPlus Corporation—Management” for information about the current BancPlus directors, and FTC nominees.

BancPlus and BankPlus have also agreed that, with respect to the BancPlus board, one new director will be appointed to a three-year term and the other will be appointed to a two-year term, at which time their respective successors are duly elected, appointed or qualified, or until their earlier death, resignation or removal in accordance with BancPlus’ articles and bylaws. At this time it has not been determined which director will be appointed to a three year term and which will be appointed to a two year term. With respect to the BankPlus board, terms of directors shall be year to year at which time their respective successors are duly elected, appointed or qualified, or until their earlier death, resignation or removal in accordance with BancPlus’ articles and bylaws.

Director and Officer Voting and Restrictive Covenant Agreements

In connection with, and as a material inducement to BancPlus to enter into, the definitive agreement, each director of FTC and FBT who owns FTC common stock executed a shareholder support agreement. The following summary of the shareholder support agreements is subject to, and qualified in its entirety by reference to, the form of shareholder support agreement attached as Exhibit A to the definitive agreement, a copy of which is attached as Annex B to this information statement/prospectus and referenced herein.

Pursuant to the shareholder support agreements, each director of FTC and FBT has agreed to vote his or her shares of FTC common stock at any meeting of FTC shareholders called for such purpose:

•	in favor of approval of the definitive agreement and the share exchange; and
•	against any similar agreement, unless BancPlus or BankPlus is then in breach of the definitive agreement in any material respect that would allow FTC and FBT to terminate the definitive agreement or the FTC board determines to not recommend approval of the definitive agreement by the FTC shareholders in accordance with the definitive agreement.

The shareholder support agreements also provide that no director of FTC or FBT will, except for transfers by operation of law or transfers where the transferee has agreed in writing to be bound by the shareholder support agreement, transfer any shares of FTC common stock over which such director has dispositive power or grant any proxy thereto (except any such proxy approved by BancPlus) until the earlier of the effective time or the date on which the definitive agreement is terminated pursuant to the provisions of the definitive agreement.

91

In addition, as a condition to the obligations of BancPlus and BankPlus to consummate the transactions contemplated by the definitive agreement, each director of FTC and FBT has executed a restrictive covenant agreement, pursuant to which no director of FTC or FBT will, within the Parishes of East Baton Rouge, Jefferson, Lafayette, Livingston, Orleans, Pointe Coupee, St. Landry, St. Tammany and Tangipahoa, in Louisiana, as well as the Counties of Alachua and Walton in Florida and the Counties of Harrison and Jackson in Mississippi and for a period of two years following the effective time:

•	contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, director, stockholder, officer, or any other similar capacity to an entity engaged in the same or similar business as BankPlus or any of its subsidiaries and affiliates, including but not limited to the business of commercial banking;
•	engage in any activity that may require or inevitably require disclosure of proprietary information or confidential information; or
•	directly or indirectly solicit, contact, attempt to contact or meet with the current customers of BankPlus or its subsidiaries and affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by BankPlus or its subsidiaries and affiliates.

Interests of FTC’s Directors and Executive Officers in the Transaction

In considering the recommendation of the FTC board with respect to the transaction, you should be aware that certain of FTC’s directors and executive officers may have interests in the transaction that are different from, or in addition to, the interests of FTC shareholders generally. These interests are described below. The FTC board was aware of these interests and considered them, among other matters, in reaching its decision to approve the definitive agreement, the share exchange, the mergers and the other transactions contemplated by the definitive agreement and to recommend that FTC shareholders APPROVE the share exchange proposal.

Community and Business Development Agreement. In connection with the transaction, BancPlus and Joseph C. Canizaro executed a Community and Business Development Agreement, subject to the closing of the transaction, pursuant to which Mr. Canizaro will assist BancPlus in meetings with business leaders and large bank customers or potential bank customers on an as-needed basis. The term of this Community and Business Development Agreement is three years, subject to earlier termination as provided therein. BancPlus will pay to Mr. Canizaro $100,000 per year for such services either personally or to a charitable organization selected by Mr. Canizaro.

Existing FTC Employment Agreement. As of the date of the definitive agreement, FBT had an employment agreement with Gary Blossman. The agreement provides for Mr. Blossman’s employment as chief executive officer of FBT through April 1, 2022, unless terminated as provided therein. The agreement provides for the following severance benefits in the event of termination of employment by FBT other than for cause or by Mr. Blossman for good reason: (a) payment of his salary through the last day of employment and any accrued vacation pay and (b) a lump sum cash payment of $425,000. Mr. Blossman is not entitled to any additional payments in the event of a change in control of FBT.

Retention Bonus Agreements. BankPlus has entered in retention bonus agreements with 11 executive and other officers of FTB providing for payment of bonus amounts, subject to the closing of the transaction. The bonus is payable to the executive in installments as follows: (a) one-sixth on the date following the closing; (b) one-sixth on completion of the conversion, on or about September 1, 2022; (c) one-third on the first anniversary of the completion of the conversion, on or about September 1, 2023; and (d) one-third on the second anniversary of the completion of the conversion, on or about September 1, 2024. The executive must remain continuously employed by BankPlus or an affiliate through each payment date in

92

order to be entitled to payment of the installment. Payment of any remaining installments will be accelerated in the event of the executive’s death or disability or of a change in control of BankPlus or BancPlus during executive’s employment. Under the terms of the retention bonus agreement, the executive is also subject to certain provisions for the nonsolicitation of customers and/or employees of BankPlus during the term of the executive’s employment and, unless the executive is terminated by BankPlus without cause, for the one year period thereafter.

Stock Incentive Agreements. BancPlus has entered into stock incentive agreements for restricted stock awards with 12 executive and other officers of FBT, subject to the closing of the transaction. The restricted stock awards are to be granted under the 2018 Long-Term Incentive Plan after the closing of the transaction and have vesting dates that vary from three to five years. The executive must remain continuously employed by BancPlus until the vesting date to receive the awards.

Change in Control Agreements. Gary Blossman, Jeffery Ehlinger and Duane Abadie have executed separate change in control agreements with BancPlus in connection with their memorandum agreements. The effectiveness of these change in control agreements will be contingent on the closing of the transaction. For Mr. Ehlinger and Mr. Abadie, the change in control agreement provides that, in the event that he is terminated by BancPlus without cause or due to his death or disability or by Mr. Ehlinger and Mr. Abadie for “good reason,” as defined therein, in connection with, related to, or within the six-month period before or the 12-month period following the effective date of a “change in control,” as defined therein, and provided Mr. Ehlinger and Mr. Abadie each enters into and complies with a separation and release agreement, BancPlus will pay him an amount equal to one times his respective annual base salary, plus two times the average annual bonus earned by Mr. Ehlinger or Mr. Abadie, respectively, under the annual incentive plan in which he participates in the three fiscal years preceding the date of termination. Additionally, BancPlus will provide Mr. Ehlinger and Mr. Abadie the following benefits upon such termination following a change in control: (a) if Mr. Ehlinger or Mr. Abadie, as applicable was participating in BancPlus’ group health plan immediately prior to the termination date and elects continuation coverage under COBRA, then BancPlus will pay him a monthly cash payment for 12 months or his COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that BancPlus would have made to provide health insurance to him had he remained an employee; and (b) BancPlus will pay Mr. Ehlinger a pro rata annual bonus for the fiscal year in which the termination date occurs, based upon BancPlus’ actual performance, which pro rata bonus, if any, will be paid at such time as bonuses are paid to other similarly situated employees of BancPlus, but no later than 90 days following the close of the taxable year in which the termination occurs. For Mr. Blossman, the rights to receive benefits in such circumstances are the same as those listed above, except Mr. Blossman will be entitled to two times his annual base salary and average annual bonus. The change in control agreements also contain: (i) non-competition provisions that prohibit competition with BancPlus or its subsidiaries within certain parishes of Louisiana and counties of Mississippi and Florida for the term of employment and six months thereafter; (ii), nondisclosure of confidential information provisions; (iii) provisions prohibiting, during the term of employment and 24 months thereafter, the solicitation of or hire of any individual that was a BancPlus employee within the six-month period preceding the employee’s termination or during the covenant period; and (iv) provisions prohibiting the solicitation or diversion of current or prospective customers of BancPlus, or any individual who had an agreement or business relationship with BancPlus within the six-month period preceding the date of termination.

Common Director. Randall E. Howard is currently a member of the FTC and FBT boards of directors as well as a member of the BancPlus and BankPlus boards of directors. Mr. Howard will remain a director of BancPlus and BankPlus following the transaction. Mr. Howard abstained from participation in discussions and voting on the transaction by each of the boards of directors of FTC and FBT and BancPlus and BankPlus.

Indemnification and Insurance. The directors and officers of FTC and its subsidiaries will receive indemnification from BancPlus for a period of six years after the completion of the transaction to the same extent and subject to the conditions set forth in the FTC articles and FTC bylaws and continued director and officer liability insurance coverage for such six-year period.

Continuing Employees; Employee Benefit Plans; Existing Agreements. Employees of FTC or its subsidiaries who continue on as employees of BancPlus or its subsidiaries will be entitled to base salary, incentive compensation opportunities and employee benefits that are no less favorable in the aggregate than the base salary, incentive compensation opportunities and employee benefits provided by FTC or any of its subsidiaries. These

93

employees will receive credit for their years of service with FTC or its subsidiaries for purposes of: (a) eligibility and vesting under each employee benefit plan, program or arrangement established or maintained for employees of BancPlus or any of its subsidiaries; (b) benefits accrual under any such plans, program or arrangements that provide for seniority-based severance, paid-time off or vacation pay; and (c) satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations; provided, however, that with respect to (a) and (b) such service shall not be recognized to the extent that it would result in a duplication of benefits. Each BancPlus benefit plan, program or arrangement shall waive pre-existing condition limitations to the same extent waived under a corresponding FTC benefit plan, and to the extent practicable, continuing employees shall be given credit for amounts paid under an FTC benefit plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding BancPlus plan.

Shareholder Support Agreements. Each of the directors of FTC and FBT who own FTC shares has executed a shareholder support agreement. See the section entitled “—Director and Officer Voting and Restrictive Covenant Agreements” of this information statement/prospectus.

Director Restrictive Covenant Agreements. A condition of the obligations of BancPlus and BankPlus to close the transactions contemplated by the definitive agreement is the execution of a restrictive covenant agreement by each director of FTC and FTB. See the section entitled “—Director and Officer Voting and Restrictive Covenant Agreements” of this information statement/prospectus.

Regulatory Approvals

Completion of the transaction is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities. BancPlus and FTC have agreed to cooperate and use their respective reasonable best efforts to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and governmental entities or regulatory agencies which are reasonably necessary or advisable to consummate the transactions contemplated by the definitive agreement. As of the date of this information statement/prospectus, BancPlus and FTC have filed applications and notifications to obtain the necessary regulatory approvals (or waivers therefrom) of the FDIC, the Federal Reserve and the MDBCF.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of BancPlus or FTC following completion of the transaction. There can likewise be no assurance that any state attorney general or other domestic regulatory authority will not attempt to challenge the transaction on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. The transaction is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the transaction. See the section entitled “The Definitive Agreement—Conditions to the Completion of the Transaction” of this information statement/prospectus.

FDIC Approval

The merger of FBT with and into BankPlus is subject to the prior approval of the FDIC pursuant to the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act, and related federal regulations. In reviewing the bank merger under applicable statutes and regulations, the FDIC will consider, among other factors, the competitive impact of the bank merger. The FDIC will also consider the financial and managerial resources and future prospects of the banks and the convenience and needs of the communities to be served as well as the banks’ effectiveness in combatting money-laundering activities. Furthermore, the FDIC will take into

94

consideration the extent to which the proposed acquisition would result in greater or more concentrated risks to the stability of the United States banking or financial system. Under the CRA, the FDIC must take into account the record of performance of each of BankPlus and FBT in meeting the credit needs of the entire communities, including low-income and moderate-income neighborhoods, they serve. As of their last respective CRA examinations, BankPlus was rated “outstanding” and FBT was rated “satisfactory” in this regard.

BancPlus filed its application for approval of the bank merger with the FDIC on November 11, 2021, and the FDIC approved the bank merger on [  ], 2021. In connection with its review, the FDIC provided an opportunity for public comment on the application for the merger and is authorized to hold a public meeting or other proceeding if it determines that such action would be appropriate.

Federal Reserve Approval

The merger of FTC and BancPlus is subject to the approval of the Federal Reserve, unless such merger does not require Federal Reserve approval under regulations promulgated by the Federal Reserve pursuant to the Bank Holding Company Act of 1956, as amended. BancPlus’ merger with FTC is exempt from the Federal Reserve’s approval requirements pursuant to Regulation Y of the Federal Reserve. BancPlus filed a waiver request with the Federal Reserve on November 22, 2021, so that the Federal Reserve may confirm by letter BancPlus’ exemption from such approval requirements.

The U.S. Department of Justice will have between 15 and 30 days following approval by the Federal Reserve and FDIC to challenge the approval on antitrust grounds.

State Bank Regulatory Approvals

The merger of FBT with and into BankPlus is also subject to the prior approval of the MDBCF. In reviewing the merger of the banks, the MDBCF will take into account the consistency of the transaction with the safety and soundness of the applicant, the character, experience, and financial responsibility of any new officers and directors of the applicant, and the convenience and needs of the community.

On November 12, 2021, BankPlus filed a copy of its FDIC application for approval of the bank merger with the MDBCF. The MDBCF will issue preliminary approval the bank merger based on FDIC acceptance of the application. BankPlus will file an application for approval of the bank merger with the MDBCF after the FDIC gives its approval.

Other Applications and Notices

BancPlus and FTC are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the transaction to become effective other than those described above. BancPlus and FTC intend to seek any other approval and to take any other action that may be required to complete the transaction. There can be no assurance that any required approval or action can be obtained or taken prior to the meeting.

If the approval of the transaction by any of the authorities mentioned above is subject to compliance with any conditions, there can be no assurance that BancPlus or its subsidiaries will be able to comply with such conditions or that compliance or non-compliance will not have adverse consequences for the combined company after consummation of the transaction. We believe that the proposed merger is compatible with such regulatory requirements.

95

Third-Party Approvals

The transaction is conditioned upon the receipt of all consents and approvals of third parties with respect to specified agreements, such as real property leases, unless the failure to obtain any such consent or approval would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the surviving company following the mergers. Pursuant to the definitive agreement, BancPlus and FTC have agreed to use their reasonable best efforts to obtain all consents, approvals and waivers from third parties necessary in connection with the completion of the transaction.

Resale of BancPlus Common Stock

The shares of BancPlus common stock to be issued to FTC shareholders in the transaction are being registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of BancPlus after the transaction as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of a company’s common stock. Any shareholder deemed to be an affiliate of BancPlus may resell shares of BancPlus common stock issued in the share exchange only in transactions permitted by Rule 144 promulgated under the Securities Act or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the FTC directors who become directors of BancPlus as well as to other related individuals or entities.

Accounting Treatment of the Transaction

The transaction will be accounted for as an acquisition by BancPlus using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” The result of this is that (i) the recorded assets and liabilities of BancPlus will be carried forward at their recorded amounts, (ii) BancPlus historical operating results will be unchanged for the prior periods being reported on, and (iii) the assets and liabilities of FTC will be adjusted to fair value at the date BancPlus assumes control of the combined entity. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of BancPlus common stock to be issued to former FTC shareholders, plus the cash consideration, and together the share exchange consideration, exceeds the fair value of the net assets acquired including identifiable intangibles of FTC at the transaction date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of FTC being included in the operating results of BancPlus from the closing date going forward.

Appraisal Rights of FTC Shareholders

Introductory Information

Appraisal rights with respect to the FTC common stock are governed by the appraisal rights provisions in Part 13 of the LBCA. FTC shareholders have the right to obtain payment of the “fair value” of their shares, paid in cash (as provided in Part 13 of the LBCA) in the event FTC completes the transaction. Strict compliance with the appraisal procedures is mandatory. Under the MBCA, the holders of BancPlus common stock are not entitled to appraisal rights in connection with the transaction.

96

The term “fair value” means the value of a share of outstanding FTC common stock immediately before the completion (effective date) of the transaction, using customary and current valuation concepts and techniques generally employed for bank holding companies in the context of the transaction, without discounting for lack of marketability or minority status.

If you contemplate exercising your appraisal rights, we urge you to read carefully the provisions of Part 13 of the LBCA, which are attached to this information statement/prospectus as Annex D. The following discussion describes the steps that you must take if you want to exercise your appraisal rights. You should read both this summary and the full text of the law. We cannot give you legal advice. To completely understand this law, you may want, and we encourage you, to consult with your legal advisor. If you intend to exercise your appraisal rights, read Annex D in its entirety and do not send to FTC a signed written consent approving the definitive agreement and the transaction or you will lose your appraisal rights.

Summary of Part 13 of the LBCA—Appraisal Rights

The following is a summary of Part 13 of the LBCA and the procedures that a shareholder must follow to exercise appraisal rights in connection with the proposed transaction and to receive the fair cash value of the shares of FTC common stock owned by such FTC shareholders rather than the share exchange consideration if the definitive agreement is approved and the transaction is completed. This summary is qualified in its entirety by reference to Part 13, which is reprinted in full as Annex D to this information statement/prospectus. Annex D should be reviewed carefully by any shareholder who wishes to perfect such shareholder’s appraisal rights. Failure to comply strictly with the procedures set forth in Part 13 will, by law, result in the loss of appraisal rights. It may be prudent for a shareholder considering whether to exercise such shareholder’s appraisal rights to consult legal counsel.

Appraisal rights are available for shareholders in the context of a transaction if shareholder approval of the transaction is required by the LBCA. Because FTC shareholders are required to vote to approve this transaction, they are entitled to appraisal rights. If the transaction is completed, any FTC shareholder who has properly perfected his or her statutory appraisal rights in accordance with Part 13 has the right to obtain, in cash, payment of the fair value of such FTC shareholder’s shares of FTC common stock. By statute, the “fair value” is determined immediately prior to the completion of the transaction, using customary and current valuation concepts and techniques, without any discount for lack of marketability or minority status. To retain the right to assert appraisal rights, an FTC shareholder must not send to FTC a signed written consent approving the definitive agreement and the transaction. If an FTC shareholder complies with this requirement, and the transaction takes effect, the law requires BancPlus, as the successor to FTC, to send to the FTC shareholder a written appraisal notice (as defined below) and the form that the FTC shareholder must complete and return and a copy of Part 13 of the LBCA, governing appraisal rights.

A record shareholder may assert appraisal rights as to fewer than all the shares registered in its name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares beneficially owned by such beneficial shareholder or the voting trust beneficial owner and notifies BancPlus in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf it is asserting appraisal rights. The rights of such record shareholder are determined as if the shares as to which it exercises appraisal rights and its other shares are registered in the names of different FTC shareholders.

97

A beneficial shareholder and voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the beneficial owner and voting trust beneficial owner only if it submits to FTC the record shareholder’s written consent to the assertion of such rights no later than the date by which BancPlus must receive the form of appraisal notice (as defined below) with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

If the transaction is approved and the transaction is completed, BancPlus must deliver a written appraisal notice, which we refer to as the appraisal notice, to all FTC shareholders who did not send to FTC a signed written consent approving the definitive agreement and the transaction. The appraisal notice must be sent no earlier than the effective time of the transaction (the date that the transaction is completed) and no later than ten days after the effective time:

•	supply a form that requires the shareholder asserting appraisal rights to certify that such shareholder did not send to FTC a signed written consent approving the definitive agreement and the transaction;
•	state where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the form for demanding payment;
•	state a date by which BancPlus must receive the form, which date may not be fewer than 40 nor more than sixty 60 days after the date the appraisal notice is sent, and state that the FTC shareholder will have waived the right to demand payment with respect to the shares unless the form is received by BancPlus by such specified date;
•	state BancPlus’ estimate of the fair value of the shares of FTC common stock owned of record or beneficially by such FTC shareholder;
•	state that, if requested in writing, BancPlus will provide, to the FTC shareholder so requesting, within 10 days after the date specified by BancPlus for the return of the form to BancPlus, the number of FTC shareholders who return the forms by the specified date and the total number of shares owned by them;
•	state the date by which any exercising shareholder’s notice to withdraw a demand for payment must be received, which date must be within 20 days after the deadline BancPlus sets for submitting a form demanding payment; and
•	be accompanied by a copy of Part 13 of the LBCA.

Under Part 13 of the LBCA, BancPlus may elect to withhold payment for after-acquired shares of FTC common stock only if the form required above does both of the following:

•	specifies the first date of any announcement to shareholders made prior to the date the transaction became effective of the principal terms of the transaction; and
•	if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

98

An exercising FTC shareholder who does not demand payment or deposit its share certificates where required, each by the date set forth in the appraisal notice, is not entitled to payment for its shares under Part 13 of the LBCA. An FTC shareholder may withdraw a demand for payment by delivering written notice to BancPlus prior to the deadline for withdrawal provided in the appraisal notice. After the deadline for withdrawal of a demand has past, exercising FTC shareholders may only withdraw their demands for payment with BancPlus’ consent.

Within 30 days after a form demanding payment is due, BancPlus must pay each exercising FTC shareholder who strictly and fully complied with Part 13 of the LBCA the amount that BancPlus estimates to be the fair value of its shares, plus accrued interest from the effective time. The payment must be accompanied by:

•	the recent annual financial statements of FTC, if FTC has not already delivered this information to the FTC shareholder;
•	the latest available quarterly financial statements of FTC, if FTC has not already delivered this information to the FTC shareholder;
•	BancPlus’ estimate of the fair value of the shares and interest due, which estimate must equal or exceed BancPlus’ estimate given in the appraisal notice; and
•	a statement of the shareholder’s right to demand further payment if the shareholder is dissatisfied with BancPlus’ estimate of the fair value of the shares or calculation of interest due.

If an exercising FTC shareholder is dissatisfied with or rejects BancPlus’ calculation of fair value or the interest due, such exercising shareholder must notify BancPlus in writing of its own estimate of the fair value of the subject shares and the interest due, and demand payment of its estimate.

An exercising FTC shareholder waives its right to dispute BancPlus’ calculation of fair value unless it notifies BancPlus of its demand in writing within 30 days after BancPlus makes payment for such shareholder’s shares.

If a demand for payment by an FTC shareholder remains unsettled, BancPlus must commence a summary proceeding in the appropriate court, as specified in Part 13 of the LBCA, within 60 days after receiving the demand for payment, and petition the court to determine the fair value of the shares and accrued interest. If BancPlus does not commence the proceeding within the 60 day period, BancPlus is required to pay each exercising FTC shareholder whose demand remains unsettled the amount demanded within 10 days after the expiration of the 60-day period. BancPlus is required to make all exercising FTC shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each exercising shareholder. The court may appoint an appraiser to file a written report with the court on the question of fair value. If the court appoints an appraiser, the appraiser’s written report shall be treated as the report of an expert witness, and the corporation and shareholders demanding appraisal shall be entitled to depose and to examine and cross-examine the appraiser as an expert witness. Each exercising shareholder made a party to the proceeding is entitled to judgment for either (i) the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment.

99

In an appraisal proceeding commenced under Part 13 of the LBCA, the court must determine the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against BancPlus, except that the court may assess the costs against all or some of the exercising FTC shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Part 13 of the LBCA. The court also may assess the fees and expenses of attorneys and experts for the respective parties against BancPlus if the court finds that BancPlus did not substantially comply with the requirements of Part 13 of the LBCA, or against either BancPlus or an FTC exercising shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the LBCA. If the court finds that the services of the attorneys for any exercising FTC shareholder were of substantial benefit to other exercising FTC shareholders similarly situated, and that the fees for those services should not be assessed against BancPlus, the court may award those attorneys reasonable fees out of the amounts awarded the exercising FTC shareholders who were benefitted. To the extent BancPlus fails to make a required payment, the affected FTC shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from BancPlus all expenses of the suit. The FTC shareholder’s right to enforce BancPlus’ payment obligation under Part 13 of the LBCA is perempted five years after the date that the payment by BancPlus becomes due under the relevant provision.

The foregoing does not purport to be a complete statement of the provisions of the LBCA relating to statutory appraisal rights and is qualified in its entirety by reference to the appraisal rights provisions, which are reproduced in full in Annex D to this information statement/prospectus.

If you intend to exercise your appraisal rights, or if you think that exercising your appraisal rights might be in your best interests, you should read Annex D carefully.

100

THE DEFINITIVE AGREEMENT

The following is a summary of the material provisions of the definitive agreement. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This description does not purport to be complete and is qualified in its entirety by reference to the definitive agreement, a copy of which is attached as Annex A to this information statement/prospectus and incorporated by reference into this information statement/prospectus. This summary may not contain all of the information about the definitive agreement that may be important to you. We urge you to read the definitive agreement carefully and in its entirety, as it is the legal document governing the transaction.

Terms of the Transaction

The BancPlus board and the FTC board, with one director in common abstaining, have unanimously approved the definitive agreement, pursuant to which BancPlus will acquire FTC by share exchange. Immediately after the share exchange, FTC will merge with and into BancPlus, with BancPlus continuing as the surviving corporation. Following the corporate merger, FBT will merge with and into BankPlus, with BankPlus continuing as the surviving bank corporation.

The BancPlus articles and the BancPlus bylaws as in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation. As described in the section entitled “The Transaction—BancPlus and BankPlus Boards Following Completion of the Transaction,” the BancPlus board and the BankPlus board immediately prior to the effective time will be the surviving corporation’s and surviving bank’s board of directors, respectively, following consummation of the transaction, with the addition of two members of the FTC boards—David Guidry and Ryan Lopiccolo—to the BancPlus boards immediately following the effective time, as well as the addition of a member of the FTC boards—Gary Blossman—to the BankPlus Board immediately following the effective time. Each of BancPlus’ and BankPlus’ officers immediately prior to the effective time will be the officers of the surviving corporation and surviving bank, respectively, from and after the consummation of the transaction.

Effective Time of the Transaction

Unless the parties agree otherwise, subject to the terms and conditions of the definitive agreement, the share exchange will take place on the later to occur of (i) December 1, 2021 or (ii) three business days after the satisfaction or waiver (subject to applicable law) of all of the conditions to the transaction discussed in this information statement/prospectus and set forth in the definitive agreement. See below the section entitled “—Conditions to the Completion of the Transaction.” Articles of share exchange will be filed by the parties with the Mississippi Secretary of State as required under the corporation laws of Mississippi and the Louisiana Secretary of State as required under the corporation laws of Louisiana and will establish the effective time of the share exchange. Immediately after the effective time, the corporate merger will become effective as set forth in the articles of merger filed with the Mississippi Secretary of State and Louisiana Secretary of State, and the bank merger will become effective as set forth in the certificate of merger approval filed with the MDBCF. We currently anticipate that the completion of the transaction will occur in the first quarter of 2022, subject to the receipt of the FTC shareholder approval, the receipt of required regulatory approvals and the satisfaction of other customary closing conditions described herein, but neither BancPlus nor FTC can guarantee when or if the transaction will be completed.

101

Share Exchange Consideration; Treatment of FTC Stock Options and Other Equity-Based Awards

General

At the effective time, FTC shareholders will be entitled to receive (other than those holding dissenting shares and certain specified shares described below) in the aggregate, 1,444,764 shares of BancPlus common stock, with cash paid in lieu of fractional shares, and $100.0 million in cash, (A) minus (i) a dividend paid by FTC of its accumulated adjustment account, which will be made to FTC shareholders on the day prior to the effective time and (ii) the cash out amount for FTC stock options and (B) minus or plus, as applicable, the amount that the total equity capital of FTC is less than $56.1 million, if any, or the amount that the total equity capital of FTC exceeds $56.1 million, if any, respectively. Each share of FTC common stock issued and outstanding immediately prior to the effective time, except for shares of FTC common stock owned by FTC or BancPlus or any subsidiary of BancPlus or FTC (other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise in a fiduciary or agency capacity that are beneficially owned by third parties or as a result of debts previously contracted) and dissenting shares, will be converted into the right to receive the per share consideration, as described herein, and if applicable, the payment of cash in lieu of any fractional shares. On the day prior to the effective time, FTC will pay a dividend to its shareholders of its accumulated adjustment account determined by FTC as of the last day of the month immediately preceding the effective time and currently estimated to be $[  ] in total or $[  ] per share, assuming [ ] shares of FTC common stock are issued and outstanding immediately prior to the effective time. Such amount will be subject to adjustment for any amounts remaining in such account as of the effective time. If the number of shares of common stock of BancPlus or FTC changes after the date of the definitive agreement and before the effective time because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar event, then an equitable and proportionate adjustment, if necessary and without duplication, will be made to the share exchange consideration.

At the effective time, BancPlus currently expects to issue [  ] shares of its common stock and $[  ] in cash for each share of FTC common stock, subject to adjustment, based on the assumptions that (a) [  ] shares of FTC common stock are issued and outstanding, immediately prior to the effective time, (b) [  ] unexercised FTC stock options at a weighted average exercise price of $[  ] are outstanding, immediately prior to the effective time, and (c) the FTC accumulated adjustment account amounts to $[  ], as of the last day of the month immediately preceding the effective time.

Fractional Shares

BancPlus will not issue fractional shares of its common stock in connection with the transaction. Instead, BancPlus will make a cash payment (without interest) to each FTC shareholder who would otherwise have received a fractional share of BancPlus common stock. The amount of this cash payment in lieu of fractional shares will be an amount in cash (rounded to the nearest cent) equal to the quotient obtained by dividing (a) the fractional share of BancPlus common stock to which such FTC shareholder would otherwise be entitled to receive by (b) the per share stock consideration multiplied by $70.50.

FTC Stock Options and Other Equity-Based Awards

At the effective time, each FTC stock option issued pursuant to FTC’s equity-based compensation plans or otherwise that is outstanding as of the date immediately prior to the effective time, whether vested or unvested, will become fully vested and will be cancelled and converted automatically into the right to receive, in full satisfaction of any rights in respect of such FTC stock option, a cash payment, less applicable withholdings, from BancPlus in an amount equal to the product of (x) the excess, if any, of the per share aggregate consideration, over the exercise price of each such option and (y) the number of shares of FTC common stock subject to such stock option to the extent not previously exercised (with the aggregate cash out amount payable to the holder of such

102

FTC stock option rounded to the nearest cent). After the effective time, any such cancelled FTC stock option will no longer be exercisable, but will only entitle the holder to the payment of the cash out amount, without interest. In the event the exercise price per share of FTC common stock subject to an FTC stock option is equal to or greater than the per share aggregate consideration, such FTC stock option will be cancelled without consideration and have no further force or effect. No holder of an FTC stock option that has an exercise price that is equal to or greater than the per share aggregate consideration will be entitled to any payment with respect to such cancelled FTC stock option before, on or after the effective time.

At the effective time, each FBT SAR issued pursuant to FTC’s equity-based compensation plans or otherwise that is outstanding as of or immediately prior to the effective time, whether vested or unvested, will become fully vested and be cancelled and converted automatically into the right to receive, in full satisfaction of any rights in respect of the FBT SAR, a cash payment, less applicable withholdings from FBT in an amount equal to the excess, if any, of the per share aggregate consideration over the exercise price of each such FBT SAR. After the effective time, any such cancelled FBT SAR will no longer be exercisable, but will only entitle the holder to the payment of the SAR cash out amount, without interest.

Conversion of Shares; Exchange of Certificates

The conversion of FTC common stock into the right to receive the share exchange consideration will occur automatically at the effective time. BancPlus has appointed the BankPlus Trust Department as exchange agent under the definitive agreement, which we refer to as the exchange agent. The BankPlus Trust Department has in turn appointed Computershare Trust Company, N.A., which we refer to as Computershare, as exchange agent. No later than five business days following the effective time, BancPlus will use best efforts to cause the exchange agent to mail a letter of transmittal and instructions to each FTC shareholder who holds shares of FTC common stock issued and outstanding immediately prior to the effective time (other than those holding dissenting shares). This mailing will contain, among other things, instructions on how to surrender FTC stock certificates in exchange for the share exchange consideration. FTC shareholders should not send in their FTC stock certificates until they receive the letter of transmittal and instructions.

Upon proper surrender to the exchange agent of the FTC stock certificates, accompanied by a properly completed letter of transmittal in accordance with the instructions provided therein, and any other documents reasonably required by the exchange agent, an FTC shareholder will be entitled to receive, after the effective time, such FTC shareholder’s proportionate share of the share exchange consideration (including any cash in lieu of fractional shares) as well as any dividends or distributions, if any, without any interest, with respect to BancPlus common stock that may have become payable with respect to the shares of BancPlus common stock such FTC shareholder will have become entitled to receive in exchange for such FTC shareholder’s shares of FTC common stock. Until surrendered, each such FTC certificate will represent after the effective time, for all purposes, only the right to receive, without interest, the share exchange consideration (including any cash in lieu of fractional shares) and any such dividends or distributions.

If an FTC stock certificate has been lost, stolen or destroyed, the exchange agent will issue the share exchange consideration with respect to such FTC stock certificate upon receipt of an affidavit of that fact by the claimant and, if reasonably required by BancPlus, the posting by the claimant of a bond in such amount as BancPlus determines is reasonably necessary as indemnity.

Each of BancPlus, BankPlus, FTC, FBT, the surviving company and the surviving bank will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the share exchange consideration payable to any FTC shareholder the amounts it is required to deduct and withhold under the Code, any provision of state, local or foreign tax law or under any other applicable legal requirement, and will be entitled to sell shares of BancPlus common stock otherwise issuable as part of such share exchange consideration to satisfy any such withholding requirement. Such amounts will be treated for all purposes as having been paid to the FTC shareholders from whom they were withheld.

103

Dividends and Distributions

Until FTC stock certificates are surrendered for exchange, any dividends or other distributions with a record date on or after the effective time with respect to BancPlus common stock will not be paid. Only after the FTC stock certificate(s) has been properly surrendered will the FTC shareholder be entitled to receive any such dividends or other distributions declared, and for which payment has occurred, without any interest and less any taxes withheld. FTC has agreed that, prior to the effective time, it will not declare or pay any dividend or distribution on its stock except: (1) dividends that are consistent with past practice and made in the ordinary course of business; (2) dividends paid by its wholly owned subsidiaries; (3) redemption of stock of FTC held by FTC benefit plans (as defined in the definitive agreement) required for proper operation of such plans; (4) required dividends for trust preferred securities of FTC; (5) the distribution paid by FTC of its accumulated adjustment account, as described above in the section entitled “—Share Exchange Consideration; Treatment of FTC Stock Options and Other Equity-Based Awards—General;” and (6) the SAR cash out amount.

Representations and Warranties

The representations, warranties and covenants by BancPlus, BankPlus, FTC and FBT described below and included in the definitive agreement were made solely for the benefit of the parties to the definitive agreement and only for purposes of the definitive agreement and as of specific dates. These representations, warranties and covenants may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts; may be limited to the knowledge of specified officers of BancPlus or FTC; and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the definitive agreement, and in reviewing the representations, warranties and covenants contained in the definitive agreement, as described below, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the definitive agreement to be characterizations of the actual state of facts or condition of BancPlus, FTC or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the definitive agreement, which subsequent information may or may not be fully reflected in BancPlus’ public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in this information statement/prospectus. For more information, see the section entitled “Where You Can Find More Information.”

Each of BancPlus and FTC has made customary representations and warranties related to their businesses regarding, among other things:

•	due organization, valid existence, good standing and power and authority;

•	capitalization, including in particular the number of shares of common stock authorized, issued and outstanding;

•	ownership of subsidiaries;

•	authority relative to execution and delivery of the definitive agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transaction;

•	required governmental filings and consents in connection with the transaction contemplated by the definitive agreement;

104

•	timely filings with regulatory agencies;

•	financial statements and the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the share exchange or related transactions contemplated by the definitive agreement;

•	the absence since December 31, 2020 of an event that has had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect (as hereinafter described), and having carried out their respective businesses in all material respects in the ordinary course since December 31, 2020;

•	legal proceedings;

•	tax matters, including that the applicable party is not aware of any fact or circumstance that would reasonably be expected to prevent the share exchange, the corporate merger, or the bank merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•	employee benefit matters;

•	compliance with applicable laws and permits;

•	certain material contracts;

•	agreements with regulatory authorities;

•	title to assets;

•	adequacy of insurance coverage;

•	adequacy of allowance for loan and lease losses;

•	environmental matters;

•	regulatory capitalization;

•	deposit insurance and other bank regulatory matters;

•	CRA and Bank Secrecy Act compliance;

•	transactions with affiliates;

•	the accuracy of information supplied for inclusion in this information statement/prospectus and other similar documents;

•	that the applicable party or its subsidiaries has not taken or agreed to take any action which could reasonably be expected to materially impede or delay receipt of regulatory approval; and

•	matters relating to loans, classified assets and other real estate owned.

105

The definitive agreement includes additional representations of FTC regarding, among other things:

•	its employees and labor matters;

•	real and personal property and insurance matters;

•	its interest rate risk management instruments;

•	intellectual property and data privacy matters;

•	its investment securities and bank-owned life insurance;

•	investment management and related activities;

•	inapplicability of state takeover laws;

•	the receipt of an opinion of its financial advisor;

•	the absence of existing discussions;

•	indemnification claims;

•	books and records;

•	certain business practices; and

•	the approval of the share exchange proposal by the FTC shareholders.

None of the parties’ representations and warranties in the definitive agreement survive the effective time and, as described below under the section entitled “—Effect of Termination of the Definitive Agreement,” if the definitive agreement is validly terminated, the definitive agreement will become void and have no effect (except with respect to designated provisions of the definitive agreement, including, but not limited to, those related to payment of fees and expenses and the confidential treatment of information).

Material Adverse Effect

Certain representations and warranties of BancPlus and FTC are qualified as to a “material adverse effect.” For purposes of the definitive agreement, a “material adverse effect,” when used in reference to BancPlus (either prior to or after giving effect to the share exchange) or FTC, means a material adverse effect on (i) the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of the applicable party and its subsidiaries, as applicable, taken individually or as a whole, or (ii) the ability of the applicable party to timely perform its obligations under the definitive agreement or consummate the transactions contemplated thereby. In determining, with respect to subpart (i) of the foregoing sentence, whether there has been or would reasonably be expected to be a material adverse effect, BancPlus and FTC will disregard any change, state of facts, circumstances or events caused by or resulting from the following (except, with respect to items (a), (c), (d) and (e), if the change, state of facts, circumstances or events disproportionately effects such party, as applicable, as compared to other financial institutions and their holding companies):

(a)	changes, after the date of the definitive agreement, in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere;

(b)	changes, after the date of the definitive agreement, in United States or foreign securities markets, including changes in price levels or trading volumes;

106

(c)	changes or events, after the date of the definitive agreement, affecting the financial services industry generally and not specifically relating to BancPlus or FTC or their respective subsidiaries, as the case may be;

(d)	changes, after the date of the definitive agreement, in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally;

(e)	changes, after the date of the definitive agreement, in laws, rules or regulations (including the pandemic measures, as described below) of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by any courts or governmental entities;

(f)	actions of BancPlus or FTC, as applicable, taken with the prior written consent of the other or required in the definitive agreement or actions not taken by BancPlus or FTC, as applicable, to the extent such action is prohibited by the definitive agreement without the prior written consent of the other party, which consent has not been given;

(g)	the execution and delivery of the definitive agreement or the consummation of the transactions contemplated thereby or the announcement of the definitive agreement or the transactions contemplated thereby;

(h)	any outbreak or escalation of major hostilities or any act of terrorism within the United States or directed against its facilities or citizens wherever located or any changes in global, national or regional political conditions (including any such changes arising out of a pandemic or any pandemic measures);

(i)	changes, after the date of the definitive agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including a pandemic);

(j)	a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof;

(k)	solely as to BancPlus, changes in the trading price or changes in the quarterly third-party evaluation of BancPlus common stock, in and of itself, but not including any underlying causes thereof; or

(l)	benefits paid to an employee in the ordinary course of business, consistent with past practice.

With respect to the definition of “material adverse effect” in the definitive agreement, the term “pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the term “pandemic measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic.

Covenants and Agreements

FTC has agreed that, prior to the effective time or earlier termination of the definitive agreement, except as expressly contemplated, required or permitted by the definitive agreement, required by law or as consented to in writing by BancPlus, it will, and will cause each of its subsidiaries to, conduct its business only in the ordinary course in all material respects and consistent with past practice and prudent banking practices and to use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises and

107

other authorizations issued by governmental entities and their current relationships with customers, regulators, employees and others. BancPlus similarly agreed that, prior to the effective time or earlier termination of the definitive agreement, except as expressly contemplated, required or permitted by the definitive agreement, required by law or as consented to in writing by FTC, it will, and will cause each of its subsidiaries to conduct its business only in the ordinary course in all material respects consistent with past practice and prudent banking practices and to use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by governmental entities and their current relationships with customers, regulators, employees and others. Further, FTC and BancPlus have agreed not to, and to cause their respective subsidiaries not to, take any action that would reasonably be expected to adversely affect or materially delay the ability of a party to obtain any necessary regulatory approvals or to perform its respective covenants and agreements under the definitive agreement or to consummate the transactions contemplated thereby on a timely basis.

In addition to the above, as well as the general covenants described below, FTC agreed to promptly notify BancPlus if it or FBT makes or acquires any loan or issues any commitment (including the renewal or extension of any existing commitment) for any loan relationship where FTC or FBT’s total credit exposure to the borrower and its affiliates, as calculated for applicable loan-to-borrower regulatory limitations, is in excess of $2.5 million or if it amends, renews, restructures or modifies in any material respect any existing loan relationship, where FTC or FBT’s total credit exposure to the borrower and its affiliates, as calculated for applicable loan-to-one borrower regulatory limitations, is or would be in excess of $2.5 million.

Each of BancPlus and FTC has agreed to customary covenants that place restrictions on it and its respective subsidiaries until the effective time. Subject to specified exceptions and except as expressly contemplated, required or permitted by the definitive agreement, required by law, or as consented to in writing by the other party, as applicable, prior to the effective time or earlier termination of the definitive agreement, each of BancPlus and FTC has agreed not to, and will not permit its subsidiaries to:

•	knowingly take, or fail to take, any action that is intended or is expected to result in any of the conditions to the share exchange, the corporate merger or bank merger not being satisfied or in violation of any provision of the definitive agreement, except as required by applicable law;

•	knowingly take, or fail to take, any action, which action or failure to act is reasonably likely to prevent the share exchange, the corporate merger or the bank merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•	knowingly take, or fail to take, any action intended or that would be reasonably likely to adversely affect or materially delay its ability to obtain any necessary regulatory approvals required for the transactions contemplated by the definitive agreement or to perform its covenants and agreements under the definitive agreement or to consummate the transactions contemplated thereby on a timely basis;

•	amend any provision of its articles of incorporation or bylaws, as applicable, or the organizational document of any of its subsidiaries, although BancPlus may amend these aforementioned documents if the amendment would not reasonably be expected to adversely affect its ability to perform its obligations under the definitive agreement or the rights of a BancPlus shareholder;

•	set any record or payment dates for the payment of any dividends or other distributions or make, declare, set aside or pay any dividend (in cash, stock, or a combination thereof), or make any other distribution, or directly or indirectly redeem, purchase or otherwise acquire any shares of common stock or preferred stock, its trust preferred securities, any equity interest of any subsidiary or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of common stock or preferred

108

stock or other equity interests, except (1) dividends that are consistent with past practice and made in the ordinary course of business; (2) dividends paid by wholly owned subsidiaries; (3) redemption of stock of FTC held by FTC benefit plans (as defined in the definitive agreement) required for proper operation of such plans; (4) required dividends for trust preferred securities; (5) the distribution paid by FTC of its accumulated adjustment account, as described above in the section entitled “—Share Exchange Consideration; Treatment of FTC Stock Options and Other Equity-Based Awards—General;” and (6) the SAR cash out amount; or

•	agree to take, make any commitment to take or adopt any resolutions of its board or a committee thereof in support of any of the actions restricted under the definitive agreement.

In addition to the general covenants above, FTC has also agreed that, subject to specified exceptions and except as expressly contemplated, required or permitted by the definitive agreement, required by law, or as consented to in writing by BancPlus, prior to the effective time or earlier termination of the definitive agreement, FTC will not, and will not permit its subsidiaries to, among other things, take any of the following actions:

•	(i) adjust, split, combine or reclassify any shares of FTC common stock or FTC preferred stock, which we refer to collectively as the FTC capital stock; (ii) issue or grant any FTC equity rights (as defined in the definitive agreement) or stock options, stock appreciation rights, performance shares, shares of restricted stock, restricted stock units or other equity-based awards or interests, or grant any individual, corporation or entity any right to acquire any shares of FTC capital stock or any equity interest of any subsidiary; (iii) issue, sell or otherwise permit to become outstanding any additional shares of FTC capital stock, any equity interest of any subsidiary or securities convertible or exchangeable into, or exercisable for, any such shares of FTC capital stock or any such subsidiary equity interests or any options, warrants or other rights of any kind to acquire any of the foregoing, except pursuant to the deferral of compensation in the form of FTC capital stock under an FTC deferred compensation plan (as defined in the definitive agreement) in accordance with the terms of a deferral election that is outstanding as of the date of the definitive agreement and an FTC deferred compensation plan; or (iv) enter into any agreement, undertaking or arrangement with respect to the sale or voting of any FTC capital stock or other equity interests of FTC or any subsidiary;

•	other than in the ordinary course of business consistent with past practice, limited to the creation of deposit liabilities, purchases of Federal funds, borrowings from the Federal Home Loan Bank of Dallas or the Federal Reserve Bank of Atlanta and sales of certificates of deposit, create or incur, modify, extend or renegotiate any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of FTC or any of its subsidiaries to FTC or any of its subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except that FBT must not accept any additional brokered deposits other than reciprocal Certificate of Deposit Account Registry Services products with terms to maturity not in excess of 120 days;

•	except as required by any FTC benefit plan (as defined in the definitive agreement) or contract to which FTC is a party, (i) increase the wages, salaries, compensation, employee benefits or incentives payable to any officer, employee or director of FTC or any of its subsidiaries, except for increases in compensation and benefits in the ordinary course of business consistent with past practice (provided, that such increases, in the aggregate, cannot exceed 3.0% of the aggregate cost of all employee compensation and benefits in effect as of the date of the definitive agreement, even if consistent with past practices), (ii) pay any pension or retirement allowance, except in the ordinary course of business consistent with past practice (iii) pay any bonus, except in the ordinary course of business consistent with past practice, or (iv) become a party to, amend or commit to enter into any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of

109

any employee, except (A) with respect to agreements entered into with newly hired employees who are not executive officers or agreements terminable on less than 30 days’ notice without penalty or (B) for amendments of FTC benefit plans as may be required by law or (v) grant any severance, termination pay or other benefit payable upon a change in control of FTC or FBT;

•	except as separately disclosed to BancPlus, hire, transfer or promote any person as an officer or employee of FTC or any of its subsidiaries whose annual base salary or wage is greater than $100,000 or terminate the employment of any officer or employee whose annual base salary or wage is greater than $100,000, other than for cause;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness owed to it or any of its subsidiaries or any claims held by any such person, except for sales of loans, loan participations, investment securities and other real estate owned in the ordinary course of business consistent with past practice to non-affiliates (a sale of a loan for an amount less than 90% of its carrying value (as determined in accordance with GAAP and applicable law) or of other real estate owned with a carried value in excess of $200,000 for an amount less than 90% of its carrying value, as applicable, will not be considered to have occurred in the ordinary course) and any cancellation or release in connection with the satisfaction of indebtedness owed to FTC or any of its subsidiaries;

•	except for transactions made in the ordinary course of business consistent with past practice as well as those separately disclosed to BancPlus, make any material capital expenditures that exceed $100,000 either by purchase or sale of fixed assets, property transfers or purchase or sale of any property or assets of any other person;

•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease, any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of FTC or FBT;

•	enter into any new line of business or, except as in the ordinary course of business, change, amend or modify in any material respect its lending, investment, deposit, underwriting, risk and asset-liability management, interest rate or fee pricing with respect to loans or deposits and other banking and operating policies that are material to FTC and its subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any governmental entity or regulatory agency;

•	implement or adopt any material change in financial accounting principles, practices or methods or system of internal controls, materially revalue any of its assets (including any special asset (as defined in the definitive agreement)), including write-offs of indebtedness, or change any of its methods of reporting income and deductions for federal income tax purposes, other than as may be required by applicable law, GAAP or regulatory guidelines or policies imposed by any governmental entity or regulatory agency, as concurred in by its independent accountants;

•	make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any governmental entity or regulatory agency;

•	make, change or revoke any material tax election, change any annual tax accounting period, adopt or materially change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to taxes, or settle or compromise any tax claim, audit, assessment or dispute or surrender any right to claim a refund, offset or other reduction of a material amount of taxes;

110

•	terminate, materially amend or waive any material provision of any FTC material contract (as defined in the definitive agreement) or any agreement or contract with any affiliate or otherwise subject to Regulation O or Regulation W, or make any material change in any instrument or agreement governing the terms of any of its securities, in each case other than normal renewals in the ordinary course of business, enter into any contract that would constitute an FTC material contract if it were in effect on the date of the definitive agreement other than an FTC material contract involving an amount in excess of $250,000 or enter into any transaction with an affiliate other than in the ordinary course of business and otherwise in compliance with Regulation O and Regulation W;

•	enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except for the management of interest rate exposure consistent with the past practices of FTC, as may be required by GAAP or applicable laws, regulations, guidelines or policies imposed or requested by any governmental entity or regulatory agency;

•	invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable pronouncements of the FDIC or other governmental entities or, without notifying and consulting with BancPlus, purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than three years for FTC or FBT’s own account;

•	merge or consolidate with any other business, incorporate or organize any subsidiary or restructure, reorganize or completely or partially liquidate or dissolve;

•	except for transactions in the ordinary course of business, make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

•	except for transactions in the ordinary course of business (including by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith), acquire all or a material portion of the equity securities, assets, business, deposits or properties of any other entity; or

•	(i) other than settlement of foreclosure actions or debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $50,000 individually or $250,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments actually received by FTC or any of its subsidiaries in respect thereof) or that would impose any restriction on the business of FTC or its subsidiaries or the surviving corporation or its subsidiaries or (ii) agree or consent to the issuance of any judgment, order, writ, decree or injunction restricting or otherwise affecting its business or operations.

111

Certain Additional Covenants

The definitive agreement also contains additional covenants, including covenants relating to the filing of this information statement/prospectus, obtaining required consents, provisions of certain reports and information, assumption of FTC debt, tax elections, adoption of accounting policies, consultation prior to issuing press releases or communications related to the transaction, potential shareholder litigation, cooperation for an efficient orderly combination of BancPlus and FTC, takeover laws and public announcements with respect to the transactions contemplated by the definitive agreement.

No Solicitation of Other Offers

The definitive agreement provides, subject to limited exceptions described below, that FTC will not, and will not authorize its subsidiaries, affiliates, directors, officers, employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its affiliates) to, directly or indirectly, take any of the following actions:

•	solicit, initiate, or knowingly facilitate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal with respect to FTC, which is described below;

•	participate in any discussions, negotiations or other communications regarding any acquisition proposal with respect to FTC;

•	except in connection with making an FTC adverse recommendation change, as discussed below, make or authorize any statement, recommendation or solicitation in support of an acquisition proposal with respect to FTC; or

•	provide any confidential or nonpublic information or data to any person relating to an acquisition proposal with respect to FTC.

FTC was required, and was required to cause its subsidiaries, affiliates, directors, officers, employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its affiliates), under the definitive agreement to immediately cease and terminate any and all existing discussions, negotiations or activities with any other party, whether it was currently ongoing or not, with respect to the possibility or consideration of any acquisition proposal, and if requested by BancPlus, FTC was required to request the return and destruction of all confidential information provided to any such person.

For purposes of the definitive agreement, the term “acquisition proposal” means any proposal, offer, third party indication of interest, inquiry, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any third party relating to any (i) direct or indirect acquisition or purchase of more than 20% of the consolidated assets of FTC or more than 20% of any class of equity or voting securities of FTC or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of FTC’s consolidated assets, (ii) tender offer (including a self-tender) or exchange offer that, if consummated, would result in such third party beneficially owning more than 20% of any class of equity or voting securities of FTC or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of FTC’s consolidated assets or (iii) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving FTC or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of FTC’s consolidated assets (other than in the case of this clause (iii), any such transaction pursuant to which FTC shareholders immediately preceding such transaction would continue to hold 80% or more of the equity or voting interests in the surviving entity or resulting of such transaction (or, if applicable, the ultimate parent thereof)), in each case other than transactions contemplated by the definitive agreement.

112

Notwithstanding the restrictions described above, FTC may, and may permit its subsidiaries and its and its subsidiaries’ affiliates, directors, officers, employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its affiliates), prior to receipt of the FTC shareholder approval (but not after), engage in discussions or negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written acquisition proposal that did not result from a breach of the non-solicitation provisions in the definitive agreement, to the extent that the FTC board has determined in good faith, after receiving the advice of its financial advisors (as to financial matters) and outside legal counsel, that (i) failure to take such actions would reasonably be likely to result in a violation of the FTC board’s fiduciary duties under applicable law and (ii) taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the person making it (including any applicable termination fees, expense reimbursement provisions and conditions to consummation) that the FTC board deems relevant as well as the terms and conditions of the definitive agreement (including any amendments thereto proposed by BancPlus), such acquisition proposal (as defined above, but substituting 50% for 20% in the definition) is more favorable to the FTC shareholders from a financial point of view than the transactions contemplated by the definitive agreement and reasonably capable of being completed on the terms proposed. Any acquisition proposal that meets the criteria set forth in subpart (ii) of the preceding sentence we refer to as a superior proposal. Prior to providing any nonpublic information pursuant to the foregoing exception, FTC must provide notice to BancPlus of its intention to provide such information to the third party as well as provide such information to BancPlus, and FTC must have entered into a confidentiality agreement with such third party on terms no less favorable than the terms of the confidentiality agreement between FTC and BancPlus.

FTC must promptly notify BancPlus in writing (but in no event later than 24 hours) after receipt of any acquisition proposal, any request for nonpublic information relating to FTC or any of its subsidiaries that would reasonably be expected to lead to an acquisition proposal, or any inquiry from any person seeking to have discussions, negotiations or other communications relating to a possible acquisition proposal. Such notice must indicate the identity of the person making the acquisition proposal, inquiry or request and the material terms and conditions of any inquiries, requests, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). FTC must promptly notify BancPlus (and in any event within 24 hours) if it enters into discussions or negotiations or engages in other communications concerning any acquisition proposal or provides nonpublic information or data to any person in accordance with the definitive agreement, and FTC must also keep BancPlus informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis in the event of any material changes in the status or terms of any such proposal, offer, discussion or negotiation. FTC may not release any third party from or waive any provisions of, and must use its reasonable best efforts to enforce, any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party as of the date of the definitive agreement.

FTC Board Recommendation

The definitive agreement requires the FTC board to recommend the approval of the definitive agreement and the transactions contemplated thereby, including the share exchange, which recommendation is set forth in this information statement/prospectus, and which we refer to as the FTC board’s recommendation. Neither the FTC board nor any FTC board committee may:

•	withhold, withdraw, amend, modify or qualify (or propose publicly to withhold, withdraw, amend, modify or qualify), in a manner adverse in any respect to BancPlus’ interests or the FTC board’s recommendation, or take any action or make any statement in connection with the receipt of the FTC shareholder approval inconsistent with the FTC board’s recommendation; or
•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal.

113

We refer to either of the foregoing actions in this information statement/prospectus as an FTC adverse recommendation change, and this term also includes the failure by the FTC board to recommend against an acquisition proposal. Finally, unless the definitive agreement has been validly terminated, FTC may not, and may not cause its subsidiaries to, and must use its reasonable best efforts to cause its and their managers, affiliates, directors, officers, employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its affiliates) not to on its or any of its subsidiaries’ or affiliates behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other agreement relating to any acquisition proposal, other than a permitted confidentiality agreement.

Notwithstanding the foregoing restrictions, prior to, but not after, obtaining the receipt of the FTC shareholder approval, the FTC board may make an FTC adverse recommendation change and submit the definitive agreement to FTC shareholders without recommendation or with a modified or qualified recommendation, in which event the FTC board also may communicate the basis for its lack of a recommendation or its modified or qualified recommendation, if it has determined in good faith, after receiving the advice its financial advisors (as to financial matters) and outside legal counsel, that it would be reasonably likely to result in a violation of the FTC board’s fiduciary duties under applicable law to continue to recommend the definitive agreement and it has both (i) complied with all of its non-solicitation obligations and obligations with respect to its recommendation of the approval of the definitive agreement to FTC shareholders under the definitive agreement and (ii) undertaken the following steps:

•	FTC has given BancPlus at least five business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances underlying its decision to take such action. If the FTC board’s action is taken in response to an acquisition proposal, this notice must include the latest material terms and conditions thereof and the third party making the acquisition proposal, or any amendment or modification thereof. If the FTC board’s action is not taken in response to an acquisition proposal, this notice must describe in reasonable detail such other events or circumstances;

•	If the FTC board’s action is taken in response to an acquisition proposal, the FTC board has determined in good faith, after receiving the advice of its financial advisor (as to financial matters) and its outside legal counsel, that the acquisition proposal is a superior proposal, has not been withdrawn and continues to be a superior proposal after taking into account all adjustments to the terms of the definitive agreement that may be offered by BancPlus under the definitive agreement;

•	during this five-day notice period, FTC has negotiated, and has caused its subsidiaries, affiliates, directors, officers, employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its affiliates) to negotiate, with BancPlus in good faith (to the extent BancPlus desires to negotiate) to allow BancPlus to propose changes to the terms of the definitive agreement that make it unnecessary for the FTC board to make an FTC adverse recommendation change. In the case of a superior proposal, this means that BancPlus would propose changes to the definitive agreement such that the proposal no longer is a superior proposal; and

•	at the end of such notice period, the FTC board takes into account any amendment or modification to the definitive agreement proposed by BancPlus and after receiving the advice of its financial advisor (as to financial matters) and its outside legal counsel, determines in good faith that the acquisition proposal continues to constitute a superior proposal and that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the definitive agreement.

114

Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal and will require a new notice period as referred to herein, provided that with respect to any such amendment, the applicable notice period will be five business days.

Reasonable Best Efforts

BancPlus and FTC have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions that are reasonably necessary, proper or advisable to comply with all legal requirements applicable to the transactions contemplated by the definitive agreement. As part of these efforts, BancPlus and FTC each must promptly prepare and file and cause their applicable subsidiaries to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings to obtain as promptly as practicable all required governmental, regulatory and third party permits, consents, waivers, approvals and authorizations that are reasonably necessary or advisable to consummate the transactions contemplated by the definitive agreement (including the transaction) or to avoid any fee or penalty under any contract or agreement arising in connection with the transactions contemplated hereby, and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such governmental entities, regulatory agencies and third parties. Further, each of BancPlus and FTC must use their reasonable best efforts to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of governmental entities, regulatory agencies and third parties.

Each of BancPlus and FTC must use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing of the share exchange and (ii) avoid or eliminate each and every objection or impediment so as to enable the closing of the share exchange to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of BancPlus, FTC and their respective subsidiaries and committing to any governmental entity or regulatory agency to maintain, and maintaining, capital levels and capital ratios at a level specified by such governmental entity or regulatory agency, and raising capital in connection therewith. BancPlus is not required to, and without BancPlus’ prior consent, neither FTC nor its subsidiaries may, take any action or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations if such action, condition or restriction would reasonably be expected to, individually or in the aggregate, (i) have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the transaction (including, for the avoidance of doubt, any determination by a governmental entity or regulatory agency that the bank merger may not be consummated as contemplated by the definitive agreement following the effective time) or (ii) materially adversely impact the economic or business benefits of the transactions contemplated by the definitive agreement in the opinion of BancPlus and FTC in their reasonable discretion, which we refer to as a burdensome condition.

Each of BancPlus and FTC, and each of their respective subsidiaries, must use their reasonable best efforts (i) to take, or cause to be taken, all actions reasonable necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its respective subsidiaries with respect to the transaction and, subject to the conditions set forth in the definitive agreement, to consummate the transactions contemplated by the definitive agreement and (ii) to obtain (and to cooperate with the other parties to obtain) any material consent, authorization, order or approval of, or any exemption by, any governmental entity or regulatory agency without the imposition of any burdensome condition and any other third party that is required to be obtained by BancPlus, FTC or their respective subsidiaries in connection with the transaction and the other transactions contemplated by the definitive agreement.

For a more complete discussion of the regulatory approvals required to complete the transaction and the terms of the definitive agreement related to regulatory approvals, see the section entitled “The Transaction—Regulatory Approvals.”

115

Tax Matters

From and after the date of the definitive agreement and until the closing of the share exchange, each of BancPlus and FTC have agreed to use their respective reasonable best efforts to cause the (i) share exchange and the integrated corporate merger and (ii) the bank merger each to qualify as a “reorganization” under Section 368(a) of the Code.

Employee Matters

During the period commencing at the effective time and ending on the first anniversary thereof, BancPlus or its subsidiaries must provide each employee of FTC and its subsidiaries who continues to be employed by BancPlus or its subsidiaries immediately following the effective time, which we refer to as a continuing employee, with base salary, incentive compensation opportunities and employee benefits that are no less favorable in the aggregate than the base salary, incentive compensation opportunities and employee benefits provided by FTC or any of its subsidiaries to such continuing employee immediately prior to the effective time. BancPlus agreed to recognize continuing employees’ service with FTC and its subsidiaries as service with BancPlus or any subsidiary or affiliate thereof, as the case may be, for purposes of eligibility and vesting under each employee benefit plan, program or arrangement established or maintained for employees of BancPlus or any of its subsidiaries and for purposes of benefits accrual under any such plans, program or arrangements that provide for seniority-based benefit severance, paid-time off or vacation pay, without any duplication of benefits. Such severance will also be recognized for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of preexisting condition limitations.

BancPlus has also agreed that each BancPlus benefit plan, program or arrangement will waive pre-existing condition limitations to the same extent waived under a corresponding FBT benefit plan (as defined in the definitive agreement). To the extent practicable, each continuing employee will be given credit for amounts paid under an FTC benefit plan for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding BancPlus plan.

Prior to the effective time, FTC will adopt written resolutions, approved in advance in writing by BancPlus and its legal counsel, to terminate the FTC 401(k) plan and fully vest all participants in their benefits thereunder, such termination and vesting to be effective on or before the date immediately preceding the effective time. The continuing employees will be eligible to participate, effective as of the date of the closing of the share exchange, in the BancPlus retirement plan.

Directors’ and Officers’ Insurance and Indemnification

The definitive agreement provides that for a period of six years following the effective time, the surviving corporation will indemnify, defend and hold harmless the current and former directors, managers and officers of FTC and any of its subsidiaries, to the same extent as they would have been indemnified under the FTC articles, the FTC bylaws or any subsidiary of FTC as such documents were in effect on the date of the definitive agreement, in respect of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, pertaining to (i) the fact that such person is or was a director, manager or officer of FTC or any of its subsidiaries or any of their predecessors or is or was serving at the request of FTC or any of its subsidiaries or any of their predecessors as a director, manager, officer or agent of another person or (ii) the definitive agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before or after the effective time. The definitive agreement also requires the FTC directors, managers or officers to cooperate and use their best efforts in the defense of any action for which indemnification is sought. The surviving corporation will indemnify such individuals against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and court costs and expenses in advance of the final disposition

116

of any claim, action, suit, proceeding or investigation to such individuals upon receipt of an undertaking (in reasonable and customary form) to repay such advances if it is ultimately determined that such individual is not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. No indemnity will be provided, however, if the claim against the FTC director, manager or officer arises on account of his or her service as an officer or director of another for-profit entity. Any amounts otherwise owed by BancPlus pursuant to its indemnification obligations will be reduced by any amounts that such indemnified individual receives from any third party.

For six years after the effective time, BancPlus must maintain FTC’s current directors’ and officers’ liability insurance policies covering facts or events occurring at or before the effective time (or substitute such policies with policies issued by a substantially comparable insurer in at least the same coverage and amounts and otherwise on terms and conditions no less advantageous to the insured). BancPlus is not required, however, to expend, in the aggregate, an amount in excess of 300% of the aggregate annual premium paid by FTC as of the date of the definitive agreement for such insurance, which we refer to as the premium cap. If the premium for such insurance would at any time exceed the premium cap, BancPlus must maintain directors’ and officers’ liability insurance policies in the maximum coverage available at a premium equal to the premium cap. Instead of BancPlus purchasing such insurance, at or prior to the effective time, FTC may in consultation with BancPlus, and, if requested by BancPlus, must obtain, at BancPlus’ expense, a six-year “tail” policy under FTC’s existing directors’ and officers’ liability insurance policies providing equivalent coverage to that described above, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Initial Public Offering of BancPlus Common Stock

The definitive agreement provides that BancPlus must use its best efforts to complete an initial public offering of BancPlus common stock no later than the last day of the 18th month following the effective time. For purposes of the definitive agreement, “initial public offering” is defined as the completion of a firm commitment underwriting of a public offering and sale of BancPlus common stock registered under the Securities Act with gross proceeds to BancPlus of not less than $75 million.

Conditions to the Completion of the Transaction

The obligation of BancPlus and BankPlus, on the one hand, and the obligation of FTC and FBT, on the other hand, to complete the transaction are subject to the satisfaction, at or prior to the effective time, of the following conditions:

•	Subject to the limited exceptions in the definitive agreement, the parties must have received all necessary regulatory and other approvals, authorizations, waivers, consents or orders required to complete the transaction, except for any non-governmental consent or approval that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the surviving corporation, and no such required regulatory approval must have resulted in the imposition of any burdensome condition.

•	FTC shareholders must have approved the share exchange proposal.

•	There must be no judgment, order, writ, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the transaction, nor any statute, rule, regulation, order, injunction or decree must have been enacted, entered, promulgated or enforced by any governmental entity or regulatory agency which restricts, prohibits or makes illegal the completion of the transaction or other transactions contemplated by the definitive agreement.

117

•	The registration statement must be effective under the Securities Act, and there must be no stop order suspending the effectiveness of the registration statement issued or any proceedings for that purpose initiated or threatened by the SEC and not withdrawn.

The obligations of FTC and FBT under the definitive agreement to complete the transaction are also subject to the satisfaction, on or prior to the effective time, of the following conditions (any of which may be waived by FTC to the extent permitted by law, on behalf of itself and FBT):

•	The accuracy of the representations and warranties of BancPlus and BankPlus in the definitive agreement as of the date of the definitive agreement and as of the date of the closing of the share exchange subject to the materiality standards in the definitive agreement, and FTC must have received a certificate, dated as of the date of the closing of the share exchange, signed on behalf of BancPlus by the Chief Executive Officer and Chief Financial Officer of BancPlus to such effect.

•	BancPlus and BankPlus must have performed in all material respects all obligations required to be performed by them under the definitive agreement, and FTC must have received a certificate, dated as of the date of the closing of the share exchange, signed on behalf of BancPlus by the Chief Executive Officer and Chief Financial Officer of BancPlus to such effect.

•	There must not have been any material adverse effect with respect to BancPlus between the date of the definitive agreement and the date of the closing of the share exchange.

•	BancPlus must have executed and delivered a registration rights agreement with respect to all FTC shareholders who will own in excess of 1% of the outstanding shares of BancPlus common stock immediately following the effective time in form or substance reasonably satisfactory to BancPlus and such FTC shareholders.

•	FTC must have received a legal opinion from Jones Walker, dated as of the date of the closing of the share exchange, in form and substance reasonably satisfactory to FTC, that the share exchange, together with the corporate merger, when consummated in accordance with the terms of the definitive agreement will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of BancPlus and BankPlus under the definitive agreement to complete the transaction are also subject to the satisfaction, on or prior to the effective time, of the following conditions (any of which may be waived by BancPlus to the extent permitted by law, on behalf of itself and BankPlus):

•	The accuracy of the representations and warranties of FTC and FBT in the definitive agreement as of the date of the definitive agreement and as of the date of the closing of the share exchange subject to the materiality standards in the definitive agreement, and BancPlus must have received a certificate, dated as of the date of the closing of the share exchange, signed on behalf of FTC by the Chief Executive Officer and Chief Financial Officer of FTC to such effect.

•	FTC and FBT must have performed in all material respects all obligations required to be performed by them under the definitive agreement, and BancPlus must have received a certificate, dated as of the date of the closing of the share exchange, signed on behalf of FTC by the Chief Executive Officer and Chief Financial Officer of FTC to such effect.

•	BancPlus must have received an opinion from Jones Walker, dated as of the date of the closing of the share exchange, in form and substance reasonably satisfactory to BancPlus, to the effect that the share exchange, together with the corporate merger, when consummated in accordance with the terms of the definitive agreement will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

118

•	FTC must have performed in all material respects all additional obligations, as set forth in the definitive agreement and as separately disclosed to BancPlus.

•	The FTC board must have adopted written resolutions terminating the FTC 401(k) plan and all deferred compensation plans effective prior to the effective time.

•	There must not have been any material adverse effect with respect to FTC between the date of the definitive agreement and the date of the closing of the share exchange.

•	Certain officers and employees of FTC and FBT must have executed retention agreements.

•	Each member of the FTC boards, as of the date of the definitive agreement, must have executed and delivered to BancPlus, on the date of the definitive agreement or within ten days thereof, a restrictive covenant agreement, in form and substance reasonably satisfactory to BancPlus and such directors, not to engage in the same or similar business of BancPlus, or any of its subsidiaries and affiliates, including but not limited to those engaged in the business of commercial banking, within certain parishes of Louisiana and counties of Mississippi and Florida for two years following the effective time.

We cannot provide assurance as to when or if all of the conditions to the transaction can or will be satisfied or waived by the appropriate party, or that the transaction will be completed in the first quarter of 2022 or at all. As of the date of this information statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Definitive Agreement

Subject to certain limitations, the definitive agreement may be terminated at any time prior to the effective time, whether before or after approval of the share exchange proposal by FTC shareholders:

•	by mutual written consent of BancPlus and FTC, if the BancPlus board and the FTC board each so determines;

•	by BancPlus (on behalf of itself and BankPlus) or FTC (on behalf of itself and FBT), by written notice to the other party, if:

o	the effective time has not occurred on or prior to March 31, 2022, which we refer to as the termination date, unless the closing is delayed because a required regulatory approval is pending and has not been finally resolved, or any shareholder litigation described in the definitive agreement has not been resolved by dismissal, settlement or otherwise, in which event the termination date will be automatically extended to June 30, 2022, unless the failure to complete the share exchange by the termination date (as it may be extended) is due to the failure of the party seeking to terminate the definitive agreement to perform or observe the covenants and agreements set forth in the definitive agreement;

o	the FTC shareholders do not approve the share exchange proposal, unless the failure to receive such approval is due to the failure of the party seeking to terminate the definitive agreement to perform or observe the covenants and agreements set forth in the definitive agreement;

o	20 or more days pass after any application for regulatory or governmental approval is denied or withdrawn at the request of the applicable governmental entity, unless within such 20-day period a petition for rehearing or an amended application is filed or noticed. A party may terminate the definitive agreement 20 or more days after a petition for rehearing or an amended application is

119

denied. No party may terminate the definitive agreement when the denial or withdrawal is due to that party’s failure to observe or perform its covenants or agreements set forth in the definitive agreement;

o	any governmental entity or regulatory agency whose approval is required to complete the share exchange, the corporate merger or the bank merger has denied approval of the share exchange, the corporate merger or the bank merger, and such denial has become final and nonappealable, or any governmental entity or regulatory agency of competent jurisdiction has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the share exchange, the corporate merger or the bank merger, unless the failure to obtain such approval is due to that party’s failure to perform or observe its covenants or agreements set forth in the definitive agreement;

o	there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) under the definitive agreement by the other party that prevents it from satisfying any of the closing conditions to the transaction and such breach cannot be or has not been cured by the earlier of the termination date or 30 days after the breaching party receives written notice of such breach, provided that the party seeking to terminate the definitive agreement is not then in material breach of any of its own representations, warranties, covenants or other agreements under the definitive agreement;

•	by BancPlus (on behalf of itself and BankPlus) by written notice to FTC, if:

o	prior to the approval of the share exchange proposal by the FTC shareholders, FTC, or the FTC board, makes an FTC adverse recommendation change (or publicly discloses its intention to do so) or otherwise submits the definitive agreement to the FTC shareholders without a recommendation for approval or recommends (or publicly discloses its intention to do so) to the FTC shareholders an acquisition proposal other than the share exchange;

o	prior to the approval of the share exchange proposal by the FTC shareholders, FTC, or the FTC board, materially breaches its non-solicitation obligations or its obligations with respect to the FTC board recommendation to FTC shareholders; or

o	a tender offer or exchange offer for more than 20% of the outstanding shares of FTC common stock is commenced (other than by BancPlus or its subsidiaries), and the FTC board recommends that the FTC shareholders tender their shares in such tender offer or exchange offer or otherwise fails to recommend that FTC shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act; or

•	by FTC (on behalf of itself and FBT) by written notice to BancPlus, in order to enter into an agreement with respect to a superior proposal, except that FTC may not terminate the definitive agreement if it has breached its non-solicitation obligations or its obligations with respect to the FTC board recommendation to FTC shareholders and must pay the termination fee, as described below in the section entitled “—Termination Fee.”

Effect of Termination of the Definitive Agreement

If the definitive agreement is terminated, it will become void and have no effect and there will be no liability on the part of either BancPlus, FTC, any of their respective subsidiaries or any of their respective officers and directors for any matters addressed in the definitive agreement or other claim relating to the definitive agreement and the transactions contemplated thereby, except that (i) designated provisions of the definitive agreement will

120

survive the termination, including, but not limited to, those related to payment of fees and expenses and the confidential treatment of information and (ii) both BancPlus and FTC will remain liable for any liability resulting from fraud or willful and material breach of the definitive agreement.

Termination Fee

If the definitive agreement is terminated under certain circumstances, FTC may owe to BancPlus a termination fee of $8.0 million, which we refer to as the termination fee. The payment of the termination fee is the exclusive remedy available to BancPlus if the definitive agreement is terminated under the circumstances described below.

Under the first set of circumstances, prior to any event allowing either party to terminate the definitive agreement, a non-solicited acquisition proposal must have been publicly announced or otherwise made known to FTC’s senior management or the FTC shareholders generally and not have been irrevocably withdrawn more than five business days prior to the receipt of the FTC shareholder approval. Next, the definitive agreement must have been terminated either (i) by BancPlus or FTC, because FTC shareholders failed to approve the definitive agreement prior to the termination date, or (ii) by BancPlus, under any of the circumstances described under the third primary bullet point in the section entitled “—Termination of the Definitive Agreement” above addressing an FTC adverse recommendation change, a breach of FTC’s non-solicitation obligations or a tender offer or exchange offer, as described above, of the outstanding shares of FTC common stock has commenced. In such event, if within 12 months of termination FTC enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated (whether or not with the third party whose acquisition proposal precipitated the termination of the definitive agreement), then on the earlier of the date of such definitive agreement is executed or the date of such consummation FTC must pay BancPlus the termination fee by wire transfer of same-day funds. For purposes of determining whether a termination fee is payable under this scenario, all references in the definition of acquisition proposal to “20%” will instead be “50%.”

Alternatively, if (i) BancPlus terminates the definitive agreement under any of the circumstances described under the third primary bullet point in the section entitled “—Termination of the Definitive Agreement” above, or (ii) FTC terminates the definitive agreement under the circumstances described under the fourth primary bullet point in the section entitled “—Termination of the Definitive Agreement” above, then in either case FTC is required to pay to BancPlus the termination fee, concurrently with such termination if terminated by FTC or within two business days after termination if terminated by BancPlus, by wire transfer of same-day funds. A termination under these circumstances is not effective until FTC pays such funds.

Without limiting the right of any party to recover liabilities or damages for fraud or willful and material breach of the definitive agreement, as described in the section entitled “—Effect of Termination of the Definitive Agreement” (provided that the aggregate amount of any damages determined by a court to be payable by FTC and FBT will be reduced by the amount of any termination fee previously paid to BancPlus), the maximum aggregate amount of fees payable by FTC will be equal to the termination fee, and in no event must FTC be required to pay the termination fee more than once.

If FTC fails promptly to pay the termination fee, as described immediately above, and BancPlus sues for such fee and wins a judgment against FTC, FTC must also pay to BancPlus its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, plus 300 basis points.

121

Amendment and Waiver

Subject to applicable law, the definitive agreement may be amended by the parties at any time prior to the effective time by written agreement. However, after FTC shareholders have approved the FTC share exchange proposal, there may not be, without further FTC shareholder approval, any amendment of the definitive agreement that requires further approval under applicable law. At any time prior to the effective time, either party to the definitive agreement may, in writing and subject to applicable law, extend the time for performance of any obligation of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance by the other party with any of the agreements or conditions contained in the definitive agreement. However, after FTC shareholders have approved the FTC share exchange proposal, there may not be, without further FTC shareholder approval, any extension or waiver of the definitive agreement that requires further approval under applicable law.

Expenses

Except as provided in the section entitled “—Termination Fee” above, all costs and expenses incurred in connection with the definitive agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses, except that BancPlus and FTC will share equally the costs and expenses of printing and mailing this information statement/prospectus as well as the filing fee for the registration statement and all other fees paid to the SEC related to the transaction.

Shareholder Support Agreements

BancPlus, BankPlus, FTC and FBT have entered into shareholder support agreements with each director of FTC and FBT who own FTC common stock, including Joseph Canizaro, Gary Blossman, Boysie Bollinger, Ralph Cox, Patricia Denechaud, John George, David Guidry, Randall Howard, Mark Jeansonne and Ryan Lopiccolo. As of the FTC record date, the signatories to these shareholder support agreements beneficially own and are entitled to vote approximately [ ] shares of FTC common stock, or approximately [ ]% of the total voting power of the shares of FTC common stock outstanding on that date.

Pursuant to the shareholder support agreements, each signatory has agreed, among other things, to vote the shares of FTC common stock beneficially owned and over which he, she or it has voting power (i) in favor of the FTC share exchange proposal, and (ii) against any similar agreement, at any meeting of FTC shareholders called for such purpose, unless BancPlus or BankPlus is then in breach or default in any material respect with respect to any covenant, representation or warranty as to them contained in the definitive agreement to an extent that would permit FTC and FBT to terminate the definitive agreement or the FTC board determines, in accordance with the definitive agreement, to announce an FTC adverse recommendation change. The signatories also have agreed not to transfer any of their respective shares of FTC common stock of which they have dispositive power, subject to limited exceptions, until the earlier of the effective time or the date that the definitive agreement has been validly terminated.

The foregoing description of the shareholder support agreements is subject to the full text of the shareholder support agreements, a form of which is attached as Annex B to this information statement/prospectus and is incorporated by reference into this information statement/prospectus.

122

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

Subject to the limitations, assumptions and qualifications described herein and representations, limitations, assumptions and qualifications in its legal opinion, this section is the opinion of Jones Walker, tax counsel to BancPlus and FTC, and it is the opinion of Jones Walker, on behalf of both BancPlus and FTC, respectively, that the material U.S. federal income tax consequences of the share exchange and corporate merger to U.S. holders (as hereinafter described) of FTC common stock are as described below. Jones Walker’s joint opinion delivered to BancPlus and FTC is filed as Exhibit 8.1 to the registration statement. Jones Walker’s opinion, however, will not bind the Internal Revenue Service, which we refer to as the IRS, or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

The following is a discussion of the anticipated material U.S. federal income tax consequences of the share exchange and corporate merger to U.S. holders that hold shares of FTC common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon, and subject to, the Code, legislative history, the treasury regulations promulgated under the Code, as well as published administrative rulings and judicial decisions relating thereto, all as in effect as of the date of this information statement/prospectus. All of these authorities are subject to change (possibly with retroactive effect) and differing interpretations. Any such change could materially affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the share exchange and corporate merger to you.

This discussion does not address any alternative minimum tax or any state, local or non-U.S. tax consequences of the share exchange and corporate merger, nor does it address any other tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code or any federal non-income tax consequences (such as gift or estate taxes). The following is not intended to be a complete description of the U.S. federal income tax consequences of the share exchange and corporate merger to all U.S. holders of FTC common stock in light of their particular circumstances or to U.S. holders of FTC common stock subject to special treatment under U.S. federal income tax laws, such as:

•	FTC shareholders who are not U.S. holders (as defined below);

•	controlled foreign corporations and passive foreign investment companies;

•	S corporations, partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities);

•	banks, thrifts or other financial institutions;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	qualified retirement plans and individual retirement accounts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

123

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose functional currency is not the U.S. dollar;

•	former citizens or residents of the United States;

•	shareholders subject to the alternative minimum tax provisions of the Code;

•	FTC shareholders who received their FTC common stock upon the exercise of employee stock options or otherwise acquired their FTC common stock as compensation, whether or not such FTC common stock will be fully vested as of the effective time;

•	persons who purchased or sold their shares of FTC common stock as part of a wash sale; or

•	FTC shareholders who hold FTC common stock as part of a “hedge,” “straddle” or other risk reduction mechanism, “constructive sale” or “conversion transaction,” as these terms are used in the Code.

For purposes of this discussion, a “U.S. holder” of FTC common stock means a beneficial owner of FTC common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust or (b) it has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate that is subject to U.S. federal income tax on its income regardless of the source of the income.

If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds FTC common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships holding FTC common stock and their partners should consult their tax advisors about the tax consequences of the share exchange and corporate merger to their particular circumstances.

Holders of FTC common stock are urged to consult their own tax advisors as to the tax consequences of the share exchange and corporate merger given their particular circumstances.

Qualification of the Share Exchange and Corporate Merger as a “Reorganization”

The obligation of BancPlus to complete the transaction is conditioned upon the receipt of an opinion from Jones Walker, BancPlus’ tax counsel, dated as of the closing date of the transaction, to the effect that the share exchange, together with the corporate merger, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Similarly, the obligation of FTC to complete the transaction is conditioned upon the receipt of an opinion from Jones Walker, FTC’s tax counsel, dated as of the closing date of the transaction, to the effect that the share exchange, together with the corporate merger, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. BancPlus and FTC each have the ability to waive the respective condition to obtain an opinion described in this paragraph; however, neither BancPlus nor FTC currently intends to waive this opinion condition to its obligation to consummate the transaction. If either BancPlus or FTC waives this opinion condition after the registration statement is declared effective by the SEC, and if BancPlus and/or FTC reasonably believe that the tax consequences of the share exchange and corporate merger to FTC shareholders are materially different from the tax consequences described in this discussion, then FTC will recirculate appropriate soliciting materials to resolicit the written consent of FTC shareholders.

124

The issuance of this opinion will be based on representation letters provided by BancPlus and FTC and on customary factual assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the share exchange and corporate merger strictly in accordance with the definitive agreement and the registration statement. In rendering its opinion, Jones Walker is entitled to and will rely upon representation letters executed by officers of BancPlus and FTC, respectively, reasonably satisfactory in form and substance to Jones Walker. If any of these assumptions or representations are inaccurate in any way, Jones Walker’s opinion could be adversely affected. Jones Walker’s opinion is not binding on the IRS or the courts, and neither BancPlus nor FTC have requested, nor do they intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the share exchange and corporate merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the consequences set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the share exchange and corporate merger could be adversely affected. Accordingly, each FTC shareholder is urged to consult its tax advisor with respect to the particular tax consequences of the transaction to such FTC shareholder.

The remainder of this discussion assumes that the share exchange and corporate merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code.

Distribution of Amount Equal to Accumulated Adjustments Account

Pursuant to the definitive agreement, FTC will distribute to the FTC shareholders an amount equal to FTC’s accumulated adjustment account in respect of their FTC common stock on the day prior to the effective time, which will be determined as of the last day of the month immediately preceding the effective time. There is no authority directly addressing the U.S. federal income tax treatment of a U.S. holder receiving the accumulated adjustment account distribution and, therefore, the amount and character of any gain or income recognized with respect to a U.S. holder’s receipt of the accumulated adjustment account distribution is uncertain.

Although not entirely free from doubt, we believe and intend to take the position that the accumulated adjustment account distribution is a distribution by FTC and not treated as additional consideration received by U.S. holders of FTC common stock from BancPlus pursuant to the definitive agreement for U.S. federal income tax purposes. However, this involves a facts and circumstances analysis, and it is possible that the IRS would not agree with this conclusion. U.S. holders are urged to consult their own independent tax advisors about the tax treatment of the accumulated adjustment account distribution.

If the accumulated adjustment account distribution is treated as a distribution by FTC and is not treated as additional consideration received by U.S. holders of FTC common stock from BancPlus pursuant to the definitive agreement for U.S. federal income tax purposes, a U.S. holder of FTC common stock will only recognize gain from receipt of the accumulated adjustment account distribution to the extent that the amount of the accumulated adjustment account distribution exceeds such U.S. holder’s adjusted tax basis in its FTC common stock. To the extent the accumulated adjustment account distribution exceeds the U.S. holder’s adjusted basis in its FTC common stock, such U.S. holder will recognize capital gain. Any recognized gain generally will be long-term capital gain if, as of the effective date of the accumulated adjustment account distribution, the U.S. holder held its FTC common stock with respect to which the accumulated adjustment account distribution is made for more than one year.

If the accumulated adjustment account distribution is treated as coming from BancPlus and therefore as a part of the share exchange and corporate merger for U.S. federal income tax purposes, the amount of the accumulated adjustment account distribution received by a U.S. holder will be treated as additional cash received in exchange for the U.S. holder’s shares of FTC common stock the tax treatment of which is described below in “—Exchange of FTC Common Stock for BancPlus Common Stock and Cash.”

125

Tax Consequences of the Share Exchange and Corporate Merger Generally

Exchange of FTC Common Stock for BancPlus Common Stock and Cash

A U.S. holder of FTC common stock that exchanges shares of FTC common stock for BancPlus common stock and cash (other than cash received in lieu of a fractional share) in the share exchange and corporate merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the BancPlus common stock received pursuant to the share exchange and corporate merger over such U.S. holder’s adjusted tax basis in the shares of FTC common stock surrendered) and (ii) the amount of cash received pursuant to the share exchange and corporate merger (excluding any cash received in lieu of a fractional share). A U.S. holder of FTC common stock, who acquired different blocks of FTC common stock at different times or different prices, is urged to consult its tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the transaction, a U.S. holder held its FTC common stock surrendered for more than one year.

If a U.S. holder actually or constructively owns BancPlus common stock immediately before the share exchange and corporate merger, and holds it after the share exchange and corporate merger, the cash received in the share exchange and corporate merger could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such cash received would be treated as dividend income. In such cases, U.S. holders that are corporations are urged to consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Tax Basis in, and Holding Period for, BancPlus Common Stock

The aggregate tax basis in the shares of BancPlus common stock that a U.S. holder receives in the share exchange and corporate merger will equal the U.S. holder’s aggregate adjusted tax basis in the FTC common stock surrendered, reduced by the amount of cash received by the U.S. holder (excluding any cash received instead of fractional shares of BancPlus common stock) and increased by the amount of gain, if any, recognized by the U.S. holder (excluding any gain recognized with respect to cash received instead of fractional shares of BancPlus common stock) in the share exchange and corporate merger. The holding period for the shares of BancPlus common stock that a U.S. holder receives in the share exchange and corporate merger will include the holding period for the shares of FTC common stock that the U.S. holder surrenders in the share exchange. If a U.S. holder acquired different blocks of FTC common stock at different times or at different prices, the BancPlus common stock such U.S. holder receives will be allocated pro rata to each block of FTC common stock, and the basis and holding period of each block of BancPlus common stock such U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of FTC common stock exchanged for such block of BancPlus common stock. If a U.S. holder has differing tax bases or differing holding periods in respect of such shares of FTC common stock, the U.S. holder is urged to consult its tax advisor prior to the share exchange with regard to identifying the bases or holding periods of the particular shares of BancPlus common stock received in the share exchange and corporate merger.

Cash Received in Lieu of a Fractional Share

A U.S. holder of FTC common stock who receives cash in lieu of a fractional share of BancPlus common stock generally will be treated as having received such fractional share pursuant to the share exchange and corporate merger and then as having exchanged such fractional shares for cash. Gain or loss generally will be recognized by such U.S. holder of FTC common stock in an amount equal to the difference between the amount of cash received in lieu of the fractional share of BancPlus common stock and the portion of the U.S. holder’s aggregate adjusted tax basis of the FTC shares allocable to the fractional share of BancPlus common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date, the holder held its shares of surrendered FTC common stock for more than one year. The deductibility of capital losses is subject to limitations.

126

Exchange Solely for Cash upon Exercise of Appraisal Rights

Upon the proper exercise of appraisal rights, a U.S. holder of FTC common stock will exchange all of the shares of FTC common stock actually owned by that U.S. holder solely for cash and that U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of FTC common stock surrendered. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder held its shares of surrendered FTC common stock for more than one year at the time of such exchange. The deductibility of capital losses is subject to limitations.

If a U.S. holder actually or constructively owns BancPlus common stock immediately before the share exchange and corporate merger, and holds it after the share exchange and corporate merger, the cash received in the share exchange and corporate merger could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such cash received would be treated as dividend income. In such cases, U.S. holders that are corporations are urged to consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

The tax rules applicable to U.S. holders who exercise appraisal rights are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, we urge each U.S. holder that may be subject to these rules to consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Backup Withholding and Information Reporting

U.S. holders of FTC common stock other than certain exempt recipients may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments received in connection with the transaction. Such a U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•	furnishes a correct taxpayer identification number, certifies that the U.S. holder is not subject to backup withholding on the Form W-9 or successor form included in the election form/letter of transmittal the U.S. holder will receive and otherwise complies with all of the applicable requirements of the backup withholding rules; or

•	provides proof that the U.S. holder is otherwise exempt from backup withholding.

Any amounts withheld from payments to U.S. holders of FTC common stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such U.S. holder’s applicable U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders of FTC common stock are urged to consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Certain Reporting Requirements

If a U.S. holder of FTC common stock that receives BancPlus common stock in the share exchange and corporate merger is considered a “significant holder” (as hereinafter described), it will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the share exchange and corporate merger, including such U.S. holder’s tax basis in, and the fair market value of, the FTC common stock surrendered by such U.S. holder, and (2) to retain permanent records of these facts relating to the share exchange and corporate merger. A “significant holder” is any U.S. holder of FTC common stock that, immediately before the transaction, owned at least 1% (by vote or value) of outstanding FTC common stock or owned FTC securities

127

with a federal tax basis of $1.0 million or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3(b) and must be entitled “STATEMENT PURSUANT TO §1.368-3(b) BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER.” The statement must include the information set forth in such regulation, including the names and employer identification numbers of FTC and BancPlus, the date of the share exchange and corporate merger, and the fair market value and tax basis of FTC common stock exchanged (determined immediately before the share exchange and corporate merger).

Pursuant to Treasury Regulation Section 1.368-3(d), all U.S. holders of FTC common stock who receive BancPlus common stock in the share exchange and corporate merger are required to maintain certain information relating to the share exchange and corporate merger in their permanent records, specifically including information regarding the amount, basis and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such transaction, as applicable. All such U.S. holders are urged to consult their own tax advisors regarding information maintenance requirements.

THE FOREGOING DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT VARY WITH OR ARE CONTINGENT ON INDIVIDUAL CIRCUMSTANCES. MOREOVER, IT DOES NOT ADDRESS ANY NON-INCOME, NON-U.S., STATE OR LOCAL TAX CONSEQUENCES OF THE SHARE EXCHANGE AND CORPORATE MERGER. THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE SHARE EXCHANGE AND CORPORATE MERGER TO YOU. THIS DISCUSSION IS NOT TAX ADVICE AND WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE SHARE EXCHANGE AND CORPORATE MERGER TO YOU.

128

DESCRIPTION OF BANCPLUS CAPITAL STOCK

The following is a summary of the material terms of BancPlus capital stock under the BancPlus articles, BancPlus bylaws, and the Mississippi Business Corporation Act, which we refer to as the MBCA. BancPlus urges you to read the BancPlus articles and BancPlus bylaws, copies of which are filed with the SEC as exhibits to the registration statement. Additional information regarding BancPlus’ capital stock can be found in the section entitled “Comparison of the Rights of Shareholders of BancPlus and FTC.”

General

BancPlus is a Mississippi business corporation governed by the MBCA and a bank holding corporation under the Bank Holding Company Act of 1956. The authorized capital stock of BancPlus consists of 40,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, no par value per share, which we refer to as the BancPlus preferred stock.

Common Stock

Authorized. The BancPlus articles authorize the issuance of up to 40,000,000 shares of common stock, par value $1.00 per share. As of September 30, 2021, there were 10,112,254 outstanding shares of BancPlus common stock.

Voting Rights; Cumulative Voting. Pursuant to the MBCA and the BancPlus bylaws, each outstanding share of BancPlus common stock is entitled to one vote on each matter submitted to a vote. BancPlus shareholders do not have cumulative voting rights. At any meeting of the shareholders, the holders of a majority of the outstanding voting stock of BancPlus, present in person or by proxy, will constitute a quorum for all purposes. All actions to be taken by BancPlus shareholders are approved if the votes cast favoring the action exceed the votes cast opposing the action, except as otherwise provided for in the BancPlus articles and BancPlus bylaws or as required by applicable law.

Dividends. Subject to certain regulatory restrictions discussed in this information statement/prospectus and to the rights of holders of any preferred stock that BancPlus may issue, all shares of BancPlus common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the BancPlus board. BancPlus is totally dependent on dividends from its wholly owned subsidiary, BankPlus, to fund its dividends. The FDIC may stop a bank and the Federal Reserve may stop a bank holding company from making dividend payments pursuant to Section 8 of the FDIA with the imposition of a Cease and Desist Order for unsafe or unsound banking practices or violation of a law, rule, or regulation. Although BancPlus, as a bank holding company, is not subject to additional dividend restrictions placed on state non-member banks, BancPlus’ ability to pay dividends depends entirely upon dividends paid to it by BancPlus’ subsidiary bank, which are subject to those restrictions. In addition, under Federal Reserve policy, BancPlus is directed to consult with the Federal Reserve prior to declaring a dividend that could raise supervisory concerns about the safe and sound operation of BancPlus or BankPlus, where the dividend is not supported by earnings for that period, or where BancPlus plans a material increase in its dividends. The MBCA prohibits a Mississippi corporation from making any distribution to its shareholders, including the payment of cash dividends, which would render the corporation unable to pay its debts as they become due in the usual course of business. Also prohibited is any distribution that would result in the corporation’s total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. In addition, under Section 81-5-75 of the Mississippi Code, a Mississippi bank such as BankPlus may pay dividends only with the consent of the Commissioner of the MDBCF.

129

Preemptive Rights; Liquidation. BancPlus common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of BancPlus common stock. In the event of liquidation, BancPlus shareholders are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of BancPlus preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to BancPlus common stock.

Other. BancPlus shareholders have no conversion rights or other subscription rights.

Preferred Stock

The BancPlus articles authorize the issuance of up to 10,000,000 shares of BancPlus preferred stock in one or more classes or series with terms as determined by the BancPlus board from time to time as necessary without further action by the BancPlus shareholders. There are no shares of BancPlus preferred stock currently outstanding. The BancPlus board has the power to issue the BancPlus preferred stock and establish for each class or series the number of shares constituting that class or series, the dividend rate on that class or series, the voting rights in addition to the voting rights provided by law for such class or series, and any conversion privileges. In addition, the BancPlus board can determine whether such shares are redeemable, whether a sinking fund for redemption will be established and the rights of the class or series in the event of liquidation or dissolution of BancPlus.

Anti-Takeover Effect of Governing Documents and Applicable Law

Certain provisions of the BancPlus articles, the BancPlus bylaws, the MBCA and banking laws applicable to BancPlus may be deemed to have anti-takeover effects and could make it more difficult to acquire BancPlus by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the BancPlus board may consider inadequate. These provisions are also expected to encourage persons seeking to acquire control of BancPlus to first negotiate with the BancPlus board. BancPlus believes that the benefits of increased protection it may receive from the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of the terms of such proposals.

Classified Board of Directors

The BancPlus articles provide that the BancPlus board is divided into three classes—Class I, Class II and Class III. The Class I directors have terms expiring at the 2023 annual meeting of shareholders, the Class II directors have terms expiring at the 2024 annual meeting of shareholders, and the Class III directors have terms expiring at the 2022 annual meeting of shareholders and, in each case, the directors serve until their successors are duly elected and qualify. Pursuant to the MBCA, BancPlus’ directors are elected by a plurality of the votes cast by the BancPlus shareholders entitled to vote in the election at a meeting at which a quorum is present. It would take at least two elections of directors for any individual or group to gain control of the BancPlus board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer, or otherwise attempting to gain control of BancPlus.

Removal of Directors

The BancPlus articles provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors. At a meeting of the BancPlus board, the BancPlus bylaws provide that any individual director may be suspended from office for failure to qualify by vote of a simple majority of the BancPlus board. Failure to qualify under the BancPlus bylaws means

130

(1) a determination by a two-thirds majority of the BancPlus board, after a ten days’ notice and hearing, that a director has committed certain legal violations, has engaged in unsafe or unsound practices or has breached his fiduciary duties and as a result, the corporation has suffered or will probably suffer damage or the director has received financial gain and his actions involved personal dishonesty or demonstrated disregard for the wellbeing of the corporation; (2) the filing of charges against a director alleging the commission of or participation in a crime involving dishonesty or breach of trust punishable by a year or more in prison; or (3) certain unexcused absences from BancPlus board meetings.

Amending Certain Provisions of the BancPlus Articles

The BancPlus articles provide that the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of BancPlus entitled to vote generally in the election of directors is required to amend certain provisions of the BancPlus articles, including provisions relating to the number, term, election and removal of the directors, the filling of vacancies on the BancPlus board, the calling of special meetings of BancPlus shareholders, limitations on certain personal liabilities of directors, director and officer indemnification and the amendment, adoption, alteration or repeal of the BancPlus bylaws or BancPlus articles.

Amending the BancPlus Bylaws

The BancPlus articles provide that the BancPlus bylaws may be amended, adopted, altered, or repealed by the BancPlus board or may be amended or repealed by the affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock of BancPlus entitled to vote generally in the election of directors present in person or by proxy and entitled to vote at any meeting of the BancPlus shareholders if notice of such proposed adoption, amendment, alteration or repeal is contained in the notice of the meeting.

Size of Board and Vacancies

The BancPlus articles provide that any vacancies created on the BancPlus board, resulting from any increase in the number of directors or the death, resignation, retirement, disqualification, removal from office or other cause, may be filled by a majority of the directors then in office, though less than a quorum is present, or by a sole remaining director. In the case of a vacancy caused by an increase in the number of directors of any class, any director so elected to that class will hold office for a term that will coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will hold office for a term that will coincide with the remaining term as that of his or her predecessor. The BancPlus bylaws provide that the number of directors on the BancPlus board will be set by a majority vote of the entire BancPlus board.

Special Shareholder Meetings

The BancPlus articles and bylaws provide that only the chairman of the BancPlus board, the chief executive officer or by a majority of the BancPlus board may call special meetings of the BancPlus shareholders. Under the BancPlus articles, BancPlus shareholders are not able to call special shareholder meetings.

Requirements for Advance Notification of Shareholder Nominations and Proposals

The BancPlus bylaws provide advance notice procedures for BancPlus shareholders seeking to bring business before the annual meeting of shareholders or to nominate candidates for election as directors at the annual meeting of shareholders. The BancPlus bylaws also specify certain requirements regarding the form and content of a BancPlus shareholder’s notice. These provisions might preclude the BancPlus shareholders from bringing matters before the annual meeting of shareholders or from making nominations for directors at the annual meeting of shareholders if the proper procedures are not followed.

131

No Cumulative Voting

The MBCA requires cumulative voting in the election of directors for corporations incorporated before July 1, 2002, which includes BancPlus, unless a corporation’s articles of incorporation expressly provides otherwise. The BancPlus articles explicitly prohibit cumulative voting rights in the election of directors.

Undesignated Preferred Stock

The authority of the BancPlus board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of BancPlus through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The BancPlus board is able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the BancPlus shareholders.

Approval of Mergers

The MBCA states that in the absence of a greater requirement in the articles of incorporation or pursuant to the board’s approval of a merger or share exchange, a merger, share exchange, or disposition of substantially all of a corporation’s property must be approved by the shareholders at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on such transaction exists. If more votes are cast in favor of the transaction than against it by the voting group or each separate voting group entitled to vote on the transaction, as the case may be, the transaction will be approved. Neither the BancPlus articles nor the approval of the transaction by the BancPlus board provide for a greater voting standard on this transaction.

Notice and Approval Requirements

Federal banking laws also impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or “indirect” control of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act.

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

As permitted under the MBCA, the BancPlus articles provide that no director of BancPlus will be personally liable to BancPlus or the BancPlus shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on BancPlus or the BancPlus shareholders; (iii) a violation of Section 79-4-8.33 of MBCA; or (iv) an intentional violation of criminal law.

The BancPlus articles and BancPlus bylaws include provisions that require BancPlus to indemnify, to the fullest extent allowable under the MBCA, the directors and officers. The BancPlus articles and the BancPlus bylaws also provide that BancPlus must pay the expenses incurred by the indemnified person in defending or otherwise participating in any proceeding in advance of its final disposition, subject to the receipt of an undertaking from the indemnified party that such party will repay such amount if it is ultimately determined that such party is not entitled to be indemnified by BancPlus. The BancPlus articles expressly authorize BancPlus to carry insurance to protect the directors and officers against liability asserted against them or incurred by them in any such capacity.

The limitation of liability and indemnification provisions in the BancPlus articles and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the directors and officers, even though such an action, if successful, might otherwise benefit BancPlus and its shareholders.

132

However, these provisions do not limit or eliminate BancPlus’ rights, or those of any BancPlus shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, investments in BancPlus may be adversely affected to the extent that, in a class action or direct suit, BancPlus pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Exclusive Forum

The BancPlus bylaws provide that unless BancPlus otherwise consents in writing to the selection of an alternative forum, the Chancery Court of Madison County, Mississippi will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of BancPlus, any action asserting a claim of breach of a fiduciary duty owed to BancPlus or its shareholders, by any of its directors, officers or other employees, any action asserting a claim arising pursuant to any provision of the MBCA, or any action asserting a claim governed by the internal affairs doctrine. The BancPlus bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of BancPlus will be deemed to have notice of and consented to the provisions of this section of the BancPlus bylaws. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

BancPlus’ exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Authorized but Unissued Shares

The authorized but unissued shares of BancPlus common stock and BancPlus preferred stock are available for future issuance without shareholder approval unless otherwise required by applicable law, including any stock exchange requirement. BancPlus may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of BancPlus common stock and BancPlus preferred stock could render more difficult or discourage an attempt to obtain control of BancPlus by means of a proxy contest, tender offer, merger or otherwise.

No Trading Market for Common Stock

BancPlus common stock is not actively traded or listed for trading on any securities exchange and an active market may not develop or be sustained after this offering. BancPlus common stock has not been traded on an established public trading market, and quotations for BancPlus common stock were not reported on any market. As a result, there has been no established public trading market for BancPlus common stock. Although the shares may have been sporadically traded in private transactions, the prices at which such transactions occurred may not necessarily reflect the price that would be paid for BancPlus common stock in an active market. As of [  ] 2021, there were approximately [  ] holders of record of BancPlus common stock.

Transfer Agent and Registrar

The transfer agent and registrar for BancPlus common stock for BancPlus is Computershare. Its address is P.O. Box 505000, Louisville, KY, 40233-5000. Its telephone number is (800) 962-4284.

133

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF BANCPLUS AND FTC

If the share exchange and corporate merger is completed, FTC shareholders will exchange their shares of common stock in FTC, a Louisiana corporation, for shares of common stock of BancPlus, a Mississippi corporation, and the cash consideration, subject to the payment of cash in lieu of fractional shares and the exercise and maintenance by FTC shareholders of their appraisal rights. The rights of BancPlus shareholders are governed by the MBCA, the BancPlus articles, and the BancPlus bylaws. The rights of FTC shareholders are governed by the LBCA, the FTC articles and the FTC bylaws. After the share exchange and corporate merger, the rights of FTC shareholders that receive BancPlus common stock will be governed by the MBCA, the BancPlus articles and the BancPlus bylaws. This section summarizes the material differences between the current rights of FTC shareholders and the rights those shareholders will have as BancPlus shareholders following the share exchange and corporate merger. We urge you to read the BancPlus articles, the BancPlus bylaws, the FTC articles, the FTC bylaws, the LBCA and the MBCA and federal law governing bank holding companies carefully and in their entirety.

The following summary is intended only to highlight certain aspects of the MBCA, LBCA and certain material differences between the rights of BancPlus shareholders and the rights of FTC shareholders. It does not purport to be a complete statement of all of the differences affecting the rights of an BancPlus shareholder and the rights of an FTC shareholder. Finally, the identification of specific provisions or differences is not meant to indicate that other equally significant differences do not exist.

The statements in this section are qualified in their entirety by reference to and are subject to the detailed provisions of the MBCA, the LBCA, the BancPlus articles, the BancPlus bylaws, the FTC articles and the FTC bylaws. We urge you to read the BancPlus articles, the BancPlus bylaws, the FTC articles, the FTC bylaws, the MBCA and the LBCA, as well as federal law governing bank holding companies, carefully and in their entirety.

Provision	BancPlus	FTC
Authorized and Outstanding Capital Stock

BancPlus’ authorized capital stock consists of 40,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, no par value per share.

The BancPlus articles authorize the BancPlus board to issue shares of BancPlus preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of BancPlus preferred stock in each series.

As of September 30, 2021, there were 10,112,254 shares of BancPlus common stock outstanding and no shares of BancPlus preferred stock outstanding.

FTC’s authorized capital stock consists of 20,000,000 shares of common stock, $0.10 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share.

The FTC articles authorize the FTC board to issue shares of FTC preferred stock in one or more series and to fix the designations, preferences, limitations, and relative rights of the shares of FTC preferred stock in each series.

As of September 30, 2021, there were 10,694,156 shares of FTC common stock outstanding and no shares of FTC preferred stock outstanding.

Voting Rights	Pursuant to the MBCA and the BancPlus bylaws, each outstanding share of BancPlus common stock is entitled to one vote on each matter submitted to a vote.	Pursuant to the LBCA and the FTC bylaws, each outstanding share of FTC common stock is entitled to one vote on each matter submitted to a vote.

134

Provision	BancPlus	FTC
Number of Directors	The BancPlus bylaws provide that the BancPlus board will consist of not less than three and not more than 20 directors. The BancPlus board may, by majority vote, during the interim between annual meetings of shareholders, increase the number of directors by not more than two, but in no event shall the total number of directors exceed 20. As of September 30, 2021, the BancPlus board was set at 12 directors.	The FTC bylaws provide that the FTC board will consist of not less than three and not more than 30 directors. The FTC board may, by resolution, during the interim between annual meetings of shareholders, increase the number of directors, but in no event shall the total number of directors exceed 30. As of September 30, 2021, the FTC board was set at 8 directors.

Election of Directors	The BancPlus board is classified. BancPlus directors serve staggered three-year terms, with approximately one-third of the directors being elected annually by a plurality of the votes cast by those shareholders present and voting, whether in person or by proxy. The BancPlus articles provide that BancPlus shareholders are not entitled to cumulative voting rights in the election of directors.	The FTC board is not classified. All of the FTC directors are elected annually for a one-year term by a plurality of the votes cast by those shareholders present and voting, whether in person or by proxy, at a meeting in which a quorum is present. FTC shareholders are not entitled to cumulative voting rights in the election of directors.

Mandatory Retirement Age	Under the BancPlus bylaws, a person may not stand for election if they will be 75 at date of election; provided, however, that a director having attained age 75 (1) who remains engaged in a business other than BancPlus may certify such engagement in business and request to be nominated to stand for re-election upon a majority vote of the BancPlus board, with the interested director abstaining or (2) who directly, or indirectly through family, owns or controls more than 5% or more of the outstanding shares of BancPlus may certify such ownership and request to be nominated to stand for re-election upon a majority vote of the BancPlus board, with the interested director abstaining.	There is no mandatory retirement age for FTC’s directors.

135

Provision	BancPlus	FTC
Removal of Directors	The BancPlus bylaws provide that the entire BancPlus board or any individual director may be removed only for cause by the vote of a majority of the shares entitled to vote at an election of directors at a meeting of shareholders called for that purpose. At a meeting of the BancPlus board, any individual director may be suspended from office for failure to qualify by vote of a simple majority of the BancPlus board. Failure to qualify under the BancPlus bylaws means (1) a determination by a two-thirds majority of the BancPlus board, after a ten days’ notice and hearing, that a director has committed certain legal violations, has engaged in unsafe or unsound practices or has breached his or her fiduciary duty and as a result, BancPlus has suffered or will probably suffer damage or the director has received financial gain and his or her actions involved personal dishonesty or demonstrated disregard for the wellbeing of BancPlus; (2) the filing of charges against a director alleging the commission of or participation in a crime involving dishonesty or breach of trust punishable by a year or more in prison; or (3) certain unexcused absences from BancPlus board meetings.	The FTC bylaws provide that at any meeting of shareholders called expressly for such purpose, any director or the entire FTC board may be removed from office at any time, with or without cause, by the vote of a majority of the number of votes entitled to be cast in an election of directors.

Vacancies	Under the BancPlus articles, vacancies on the BancPlus board created by any reason are filled by the affirmative vote of a majority of the remaining members of the BancPlus board, though less than a quorum, including by a sole remaining director. In the case of a vacancy caused by an increase in the number of directors of any class, any director so elected to that class shall hold office for a term that shall coincide with the remaining term of that class. Any director so elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term as that of his or her predecessor.	The FTC bylaws provide that vacancies on the FTC board created by any reason are filled by vote of the shareholders. In the case of a vacancy caused by an increase in the number of directors, any director so elected shall hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified. Any director so elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term as that of his or her predecessor.

136

Provision	BancPlus	FTC
Special Meetings of Shareholders	The BancPlus articles and the BancPlus bylaws provide that, unless otherwise required by law, special meetings of shareholders may be called only by the Chairman of the BancPlus board, the Chief Executive Officer of BancPlus, or by the BancPlus board. Under the BancPlus articles, the power of the BancPlus shareholders to call a special meeting is specifically denied.	Under the FTC articles and the FTC bylaws, special meetings of FTC shareholders may be called by the Chairman of the FTC board, the President, by a majority of the FTC board, or by the written demand of holders of at least 25% of the shares outstanding and entitled to vote on an issue proposed to be considered at such meeting, such written demand to be signed, dated and delivered to FTC and to describe the purpose or purposes for which it is to be held.

Action by Written Consent	The BancPlus bylaws provide that any action that may be taken at a meeting of shareholders may be taken by written consent and without a meeting if a consent in writing setting forth the action shall be signed by all of the BancPlus shareholders entitled to vote on the action and shall be filed with the Secretary of BancPlus.	The FTC articles and the FTC bylaws provide that any action that may be taken at a meeting of shareholders may be taken by written consent and without a meeting, and without prior notice, if one or more consents in writing setting forth the action shall be signed by FTC shareholders having shares not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The FTC bylaws further provide that the consents must be delivered to FTC for inclusion in the minutes or filing with the corporate records no later than 60 days after the first such consent is delivered to FTC. Not more than 10 days after written consents sufficient to take the action have been delivered to FTC, or such later date that tabulation of consents is completed pursuant to an authorization by the FTC board, written notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those voting shareholders who have not consented in writing.

137

Provision	BancPlus	FTC
Shareholder Nominations and Proposals

The BancPlus bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the BancPlus board, of candidates for election as directors and with regard to other matters to be brought before a meeting of shareholders.

Pursuant to the BancPlus bylaws, shareholder nominations of director candidates shall be made by notice in writing to the Chairman of the BancPlus board at least 20 days prior to any meeting of shareholders called for election of directors. Such notice must contain certain specified information concerning, among other things, the person to be nominated and the BancPlus shareholder submitting the proposal.

The FTC articles and the FTC bylaws do not establish an advance notice procedure with regard to the nomination, other than by or at the direction of the FTC board, of candidates for election as directors. The FTC articles and bylaws do not establish any advance notice procedure with regard to other matters to be brought before a meeting of shareholders.

138

Provision	BancPlus	FTC
Pursuant to the BancPlus bylaws, a BancPlus shareholder’s notice to the Secretary of BancPlus of other business to be brought before a meeting of shareholders must be delivered to, or received at, the principal executive offices of BancPlus: (a) in the case of an annual meeting, not less than 90 days nor more than one hundred 120 days prior to the anniversary date of the immediately preceding annual meeting, or in the event of an annual meeting scheduled for a date that is not within 25 days before or after the anniversary date, notice by the BancPlus shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting, no later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Such notification must contain certain specified information concerning, among other things, the matter to be brought before the meeting and concerning the BancPlus shareholder submitting the proposal.

Dividends and Other Distributions	Pursuant to the BancPlus articles, dividends on outstanding shares of BancPlus preferred stock must be paid or declared and set apart for payment before any dividends will be paid or declared and set apart for payment on the common shares with respect to the same dividend period.	Pursuant to the FTC bylaws, the FTC board, at its sole discretion and subject to the LBCA and FTC articles, may declare dividends in cash, in property or in shares of FTC common stock.

139

Provision	BancPlus	FTC
Indemnification

The BancPlus articles and the BancPlus bylaws require BancPlus to indemnify any person in connection with any proceeding to which that person is made a party by reason of the fact that such person is or was a director, officer, employee or agent of BancPlus or any of its subsidiaries or is or was serving at the request of BancPlus or any of its subsidiaries as a director, officer, partner, fiduciary, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The indemnification includes liability and reasonable expenses (including attorneys’ fees) incurred: (A) to the fullest extent permitted by the MBCA and (B) despite the fact that such person has failed to meet the standard of conduct set forth in the MBCA or Miss. Code Ann. § 81-5-105, or would be disqualified for indemnification under such provisions because he was adjudged liable to BancPlus in connection with a proceeding by or in the right of BancPlus or was otherwise adjudged liable on the basis that he improperly received a personal benefit, or for any other reason, if a determination is made by (i) a majority vote of a quorum of the BancPlus directors not at the time parties to the proceeding, (ii) if a quorum cannot be obtained, by majority vote of a committee duly designated by the BancPlus board, consisting of two or more directors not at the time parties to the proceeding, (iii) by special legal counsel, (iv) by the BancPlus shareholders (not including shares owned by or voted under the control of directors who are at the time parties to the proceeding) or (v) by a court, that the acts or omissions of such person did not constitute gross negligence or willful misconduct.

Pursuant to the FTC bylaws, FTC may, to the fullest extent permitted by the LBCA, indemnify or reimburse any person in connection with any proceeding to which that person is made a party by reason of the fact that such person is or was a director or officer of FTC after a determination that that indemnification is permissible because the director or officer (a) conducted himself or herself in good faith and (i) in the case of conduct in an official capacity, reasonably believed his or her conduct was in the best interest of FTC, or (ii) in other cases, reasonably believed that his or her conduct was at least not opposed to the best interest of FTC, or (iii) with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (b) engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the FTC articles for which liability has been eliminated in accordance with the LBCA. Any such determination shall be made by one of the following: (1) if there are two or more qualified directors, by the FTC board by a majority vote of all qualified directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more qualified directors appointed by such vote, or (2) by special legal counsel selected either in the manner prescribed in clause (1) or, if there are fewer than two qualified directors, by the FTC board, in which selection directors who are not qualified may participate, or (3) by the FTC shareholders, except that shares owned by or voted under the control of a director who at the time is not a qualified director may not be voted on the determination.

140

Provision	BancPlus	FTC

BancPlus upon request shall pay or reimburse such person for his or her reasonable expenses (including legal fees) in advance of final disposition of the proceeding as long as (1) such person furnishes to BancPlus a written undertaking to repay the advance if it is ultimately determined by a final adjudication that his or her acts or omissions did constitute gross negligence or willful misconduct and (2) a determination is made by any of the persons described above that the facts then known to those making the determination would not preclude indemnification under the BancPlus articles. Such request need not be accompanied by the affirmation otherwise required by the MBCA.

FTC shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because he or she is or was a director or officer FTC against expenses incurred by the director or officer in connection with the proceeding.

FTC may, before a final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding because that individual was or is a director or officer of FTC, if he or she delivers to FTC (a) a written affirmation of his or her good faith belief that the relevant standard of conduct for permissible indemnification has been met or that the proceeding involves conduct for which liability has been eliminated under the LBCA, and (b) a written undertaking as required by the LBCA to repay any funds advanced if the director or officer is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct for permissible indemnification. Authorization for expense advancement shall be made by (i) the FTC board in accordance with the LBCA, or (ii) the FTC shareholders, except that shares owned or voted under the control of a director who at the time is not a qualified director may not be voted on the authorization.

An FTC director who is a party to a proceeding because he or she is a director may petition the court conducting the proceeding for indemnification or an advance for expenses or, if the indemnification or advance for expenses is beyond the scope of the proceeding or of the jurisdiction of the court or other forum for the proceeding, may petition another court of competent jurisdiction.

141

Provision	BancPlus	FTC
Limitations on Director Liability

Section 81-5-105 of the Mississippi Banking Code provides that it is the sole and exclusive law governing the relation and liability of directors and officers to their bank holding company, like BancPlus, or to the shareholders thereof, or to any other person or entity. Under Section 81-5-105(1) of the Mississippi Banking Code, the officers and directors of a bank holding company shall be deemed to stand in a fiduciary relationship to the bank holding company and its shareholders and shall discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Under subsection (2), a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its shareholder unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence.

The BancPlus articles provide that no director of BancPlus shall be personally liable to BancPlus or the BancPlus shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on BancPlus or the BancPlus shareholders; (iii) a violation of Section 79-4-8.33 of the MBCA, which governs liability for unlawful distributions; or (iv) an intentional violation of criminal law.

Section 6:291 of the Louisiana Banking Code provides that a director or officer of a bank or bank holding company cannot be held personally liable to FTC or its shareholders for monetary damages unless the director or officer 1) acted in a grossly negligent manner, or 2) engaged in conduct which demonstrates a greater disregard for the duty of care than gross negligence, including intentional tortious conduct or intentional breaches of the duty of loyalty.

142

Provision	BancPlus	FTC
Exclusive Forum	The BancPlus bylaws state that unless BancPlus gives written consent to an alternative forum, the Madison County Chancery Court in Mississippi is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of BancPlus; (ii) any action asserting that a director, officer, or other employee of BancPlus breached their fiduciary duties; (iii) any action arising under the MBCA; or (iv) any action asserting a claim governed by the internal affairs doctrine. BancPlus’ forum selection provision is not intended to apply to claims arising under the Securities Act and the Exchange Act. To the extent the provision could be construed to apply to such claims, there is uncertainty as to whether a court would enforce the provision in such respect, and BancPlus shareholders cannot waive BancPlus’ compliance with federal securities laws and the rules and regulations thereunder.	The FTC articles and bylaws do not provide for any exclusive forum for any claims brought on behalf of or against FTC.

143

Provision	BancPlus	FTC
Amendments to Articles of Incorporation

The MBCA provides that the articles of incorporation of a Mississippi corporation may be amended following adoption by the board with the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the amendment exists. The amendment will be approved if more votes are cast in favor of the amendment than against it by the voting group or separate voting groups entitled to vote on the amendment.

Notwithstanding the general MBCA provision, the BancPlus articles impose elevated approval requirements with respect to certain types of amendments. Under the BancPlus articles, the affirmative vote of not less than two-thirds of the outstanding BancPlus common stock is required to amend certain provisions of the BancPlus articles, including provisions relating to the number, election, term and removal of directors, the filling of vacancies on the BancPlus board, the calling of special meetings of BancPlus shareholders, limitations on certain personal liabilities of directors, director and officer indemnification and the amendment, adoption, alternation or repeal of the BancPlus bylaws or articles.

The LBCA provides that the articles of incorporation of a Louisiana corporation may be amended with the approval of shareholders. Approval of the amendment requires at least a majority of votes entitled to be cast on the amendment. FTC’s bylaws and articles do not contain a heightened provision for amending its articles.
144

ABOUT BANCPLUS CORPORATION

General

BancPlus is a bank holding company headquartered in Ridgeland, Mississippi. Its wholly-owned bank subsidiary, BankPlus, offers a full suite of products and services to a broad spectrum of customers, including individuals, businesses and public entities. As of September 30, 2021, BancPlus operated 79 branch offices across Mississippi, Louisiana, and Alabama. BancPlus’ franchise is built on a community banking approach focused on personalized, relationship-driven service combined with local market management and expertise. BancPlus has one reportable segment.

BancPlus’ business strategy is to provide exceptional community banking services and financial solutions within its markets, which enables it to fulfill its core purpose of enriching lives and building stronger communities. BancPlus believes its team of local, experienced and relationship-focused bankers, along with strong brand recognition in its communities, differentiates BancPlus from its competitors. As a result, BancPlus has a granular, stable deposit mix and a diversified loan portfolio. As of September 30, 2021, BancPlus held $4.53 billion of total deposits, and BancPlus’ deposit base consisted of 96.3% core deposits with a total deposit cost of 0.18%. BancPlus’ loan portfolio was comprised of 75.3% commercial loans and 24.7% consumer loans for the same period. BancPlus currently holds meaningful market share in a number of attractive markets in Mississippi, including the number three position based on deposits in the Jackson, Mississippi metropolitan statistical area as of June 30, 2021, and BancPlus believes that it is well-positioned for future growth.

William A. Ray has led BancPlus as President and Chief Executive Officer since 1986 and exemplifies the expertise and tenure of its management team. Under the leadership of Mr. Ray and its executive management team, BancPlus has evolved from a small bank serving the Mississippi Delta to one of the largest financial institutions headquartered in the state. Since December 31, 1985, its community banking philosophy, supported by local teams of strong banking professionals, has achieved a 11.4% CAGR for total assets through September 30, 2021.

BancPlus common stock is not listed or traded on any established securities exchange or quotation system.

The principal executive offices of BancPlus are located at 1068 Highland Colony Parkway, Ridgeland, Mississippi, 39157 and its telephone number at this location is (601) 898-8300. BancPlus files annual, quarterly and current reports, information statements and other information with the SEC. The SEC maintains an Internet site that contains reports, information statements and other information regarding issuers that file electronically with the SEC, including BancPlus, which can be accessed at http://www.sec.gov. In addition, you may also access the SEC filings and obtain other information about BancPlus on BancPlus’ website www.bankplus.net. This link is intended to be an inactive textual reference only, and information contained on BancPlus’ website or connected thereto does not constitute part of, and is not incorporated by reference into, this information statement/prospectus.

BancPlus’ History

BancPlus was founded in 1909 under the name Citizens Bank and Trust Company. To create a more distinguishable brand and convey its commitment to be more than a typical bank, BancPlus renamed its holding company and bank to BancPlus and BankPlus, respectively, in 1994. Over the past 28 years, BancPlus has remained committed to its community banking philosophy of serving customers across Mississippi and has consistently demonstrated the ability to grow both organically and through acquisitions, including:

•	1993–1998: Acquisitions of Bank of Flora, Southeast Mississippi Bank, Home Savings Bank and The Mortgage Corporation of Mississippi

145

•	1998–2005: De novo branch expansion into the Jackson, Mississippi metropolitan market, establishing 23 branch locations; acquisition of First National Bank of Holmes County; establishment of the Wealth Management Group through the hiring of a team from a local financial institution

•	2005: De novo branch expansion into the DeSoto County, Mississippi market from 2005 to 2007, with six branches currently in operation

•	2014: Acquisition of Mississippi Investment Management Company LLC

•	2015–2018: De novo branch expansion into the Tupelo, Mississippi market, establishing four branches from 2015 to 2018; expansion of the Wealth Management Group through hiring of a team from a national broker-dealer

•	2020: Acquisition of SCC, the holding company of State Bank & Trust Company, which we refer to as State Bank, expanding Mississippi presence and entering Alabama and Louisiana markets

•	2021: Definitive Agreement to acquire FTC, expanding Mississippi and Louisiana presence and entering Florida markets

BancPlus’ Markets

BancPlus conducts its operations through 79 branch locations across Mississippi, Alabama and Louisiana and believes its markets provide a diverse mix of opportunities to expand its client base and gain market share. BancPlus operates in a number of markets with favorable economic trends and seeks to replicate its strategy in new markets through organic growth and strategic acquisitions. BancPlus is headquartered in the Jackson, Mississippi MSA, where it ranks third in deposit market share with 13.6% of total deposits as of June 30, 2021. The Jackson, Mississippi MSA is BancPlus’ largest market and contains 54.8% of its deposits and 40.8% of is loans as of September 30, 2021. Some of the major industries in the Jackson MSA are healthcare, agriculture, professional services, and technology. The Jackson, Mississippi MSA is also home to major auto manufacturing facilities, including Nissan. BancPlus’ Alabama and Louisiana regions represent 13.0% and 12.1% of total loans, respectively, and 6.0% and 4.7% of total deposits, respectively.

Competitive Strengths

Strong Brand Awareness and Customer-Focused Business Model

BancPlus believes the BankPlus name is associated with a differentiated banking experience in the markets in which it operates. BancPlus’ customers value the personalized approach of its bankers and its banking platform. BancPlus provides convenient products and services, including extended branch banking hours, interactive teller machines, which we refer to as ITMs, and universal bankers in select markets, capable of meeting the diverse needs of its clients effectively. BancPlus also offers a suite of top-rated digital banking and mobile applications. BancPlus’ consumer mobile banking app is one of the highest-rated mobile banking apps in the Apple App Store and Google Play based on an independent study by NCR. BancPlus is proud of the strong brand and convenient banking platform it has built in its communities and the relationships BancPlus has cultivated with its customers. BankPlus’ community involvement efforts have been nationally recognized by the Federal Deposit Insurance Corporation, which we refer to as the FDIC, American Bankers Association and the Federal Home Loan Bank of Dallas, among others.

146

Stable, Low-Cost Deposit Franchise with Attractive Deposit Beta

BancPlus believes it has consistently generated stable, low-cost core deposits through its retail branch network. BancPlus’ deposit gathering strategy attracts a full spectrum of customers, from the underbanked to high net worth individuals and businesses, resulting in a granular deposit base. As of September 30, 2021, BancPlus had over 205,000 customer deposit accounts with an average balance of approximately $22,000. BancPlus’ deposit base has a low total cost of 0.18% for the quarter ended September 30, 2021, which compares favorably to its peers. By leveraging its low-cost deposit franchise, BancPlus believes it has been able to generate a strong net interest margin compared to its peers without taking undue credit risk.

Diversified and Growing Loan Portfolio

BancPlus believes its markets provide opportunities to grow its loan portfolio organically while diversifying credit risk exposure. From December 31, 2015 to December 31, 2020, its loan portfolio grew from $1.6 billion to $3.4 billion, an increase of 116.3% and a CAGR of 16.8%. As of September 30, 2021, 95.3% of its loan portfolio was secured and only 8.3% of the loan portfolio was non-recourse. As of September 30, 2021, BancPlus’ loan portfolio consisted of 73.2% commercial loans and 26.8% consumer loans, with 79.2% of the loan portfolio secured by real estate. As of September 30, 2021, 29.6% of BancPlus’ loan portfolio reprices within 90 days, and an additional 17.0% reprices between 90 days and 12 months.

Attractive Profitability and Return Profile

BancPlus believes it has demonstrated success in executing its business strategy. At September 30, 2021, BancPlus’ loan-to-deposit ratio was 78.1%. The increased scale of its loan portfolio, combined with its low-cost deposit base, has created an attractive net interest margin compared to its peers. BancPlus believes its strong net interest margin and non-interest income have helped drive attractive returns for the BancPlus shareholders, evidenced by the improvement in its return on average equity from 0.83% to 1.22% and its return on average assets from 11.41% to 16.31% from the year ended December 31, 2015 to the quarter ended September 30, 2021, respectively. The wealth management, treasury services, private banking and mortgage banking products and services of BancPlus contribute to the diversity of its revenue sources. Additionally, BancPlus is focused on ongoing improvement of productivity and operational efficiency to increase shareholder value.

Employee Ownership and High Customer Satisfaction

BancPlus believes its employees are critical to its success, and its culture of empowerment stems in part from its employees owning approximately 15% of its common stock as of September 30, 2021. BankPlus has been recognized by American Banker as one of the “Best Banks to Work For” every year since the ranking’s inception in 2013. BancPlus believes the vested interest of its employees, coupled with its relationship-driven approach to meeting the needs of its customers, will continue to drive future growth. BancPlus further believes its empowered employees significantly enhance customer experience, as evidenced by Forbes magazine’s ranking of BankPlus as the top bank in Mississippi in 2018 for their “America’s Best in State Banks” rankings based on overall customer satisfaction.

Extensive Enterprise and Credit Risk Management Framework

BancPlus understands the importance of a strong enterprise risk management framework. BancPlus’ risk management is supported by disciplined credit underwriting and a robust set of policies and procedures. BancPlus has a comprehensive approach to enterprise risk management which focuses on credit, reputational, operational, compliance, liquidity and interest rate risk in order to manage its balance sheet in a manner that will meet its short and long term needs.

147

BancPlus has a team of experienced credit analysts and underwriters who have tailored BancPlus’ risk management processes to support significant loan growth while maintaining its high underwriting standards. Moreover, the prudent management of past credit challenges has successfully allowed BancPlus to maintain strong credit and risk performance. As of September 30, 2021, its non-current loans to total loans ratio was 0.46%.

Business Strategy

Drive Organic Growth Through Execution of Community-Focused Business Model

BancPlus’ business strategy is to provide exceptional community banking services and financial solutions within its markets, which enables BancPlus to fulfill its core purpose of enriching lives and building stronger communities. BancPlus believes its commitment to its communities is an integral part of its past success and will continue to keep its bankers in a position to develop business and expand market share. BancPlus’ experienced professionals, supported by strong brand recognition and a disciplined business development platform, leverage its banking solutions to increase wallet share and acquire new customers throughout its markets. BancPlus’ commitment to providing high quality products, service and customer-facing technology strengthens its ability to attract and retain business.

Pursue Opportunistic, Strategic Acquisitions

BancPlus believes its footprint and surrounding markets will afford it strategic opportunities to supplement organic growth with acquisitions to strengthen its franchise. In particular, BancPlus may consider acquisition opportunities that could improve its market position, enhance its branch network, increase its earnings power or expand its suite of products and services. Within Mississippi and surrounding states, there are over 200 banking franchises whose asset size fits BancPlus’ acquisition target profile. BancPlus’ experienced management team has a proven ability to successfully evaluate potential new markets and execute acquisitions of banks and other financial services entities. Moreover, BancPlus believes its investment in technology creates the scalable infrastructure necessary to both execute these acquisition strategies and ensure long-term success.

On April 1, 2020, BancPlus completed its previously announced merger with SCC, the holding company of State Bank Company. See Note 2 Business Combination to BancPlus’ 2020 consolidated financial statements for more information.

Capitalize on Changing Market Dynamics

BancPlus believes the investment it makes in its employees, along with the culture and work environment it has created, allow BancPlus to attract top talent. BancPlus believes it stands to benefit from the dislocation of both employees and customers as banks continue to consolidate and competitors shift their focus. BancPlus has had success in growing meaningful market share through the hiring of experienced individuals as market dynamics change and will seek to replicate this strategy in the future.

Expand Non-interest Income Through Complementary Products and Services

BancPlus believes it has built successful products and services that support its core banking business. These products and services include wealth management, treasury services and mortgage origination. Each of these business lines is managed by an experienced team and has scalable infrastructure to support additional growth of non-interest income with minimal added expense. BancPlus’ organizational structure promotes teamwork among employees who support its various products and services to enhance customer retention and optimize relationship profitability. BancPlus may also look to grow certain revenue-generating products and services via acquisitions or hiring of teams or individuals.

148

Embrace New Technologies to Meet Customer Needs and Drive Efficiencies

Technology investments are an integral part of BancPlus’ strategy. BancPlus has implemented a significant number of front and back office technology initiatives, including the successful deployment of its popular mobile and digital banking platforms. BancPlus will continue to invest in technologies it believes will have the most positive impact for driving growth, increasing productivity or creating efficiency. An example is BancPlus’ growing deployment of ITMs and universal bankers in select markets, making its services more accessible, better utilizing branch personnel and improving the customer experience. Over time, BancPlus expects these and similar initiatives to help it further optimize staff productivity and its branch network.

BancPlus’ Services

BankPlus is first and foremost a community-focused bank. BancPlus is dedicated to serving the banking needs of its customers, from family farms and small towns to large corporations and metropolitan areas, through its community banking approach of personalized, relationship-based service. BancPlus provides various deposit products and lending services to address the growing financial needs of its commercial and consumer customers across its footprint, as well as wealth management and private client products.

BancPlus offers its retail customers a variety of deposit products, including checking accounts, savings accounts, money market accounts, certificates of deposit and other deposit accounts, through multiple channels, including mobile, online and its branch locations. BancPlus also provides its business and institutional customers a full range of commercial deposit services and treasury management products. Most of its deposits are from individuals, small businesses and municipalities in its market areas.

Additionally, BancPlus offers a full suite of lending products, consisting of commercial and industrial loans (including working capital loans and equipment loans), commercial real estate loans (for both owner-occupied and non-owner occupied properties), construction and development loans, and agricultural loans. BancPlus also offers various consumer loans to individuals and professionals including residential real estate loans, personal loans and overdraft protection. Moreover, BancPlus originates conforming residential mortgage loans for resale into the secondary market to provide mortgage origination income, including a full array of Fannie Mae and Freddie Mac mortgage products.

The BankPlus Wealth Management Group provides a variety of investment management services. BancPlus’ team of dedicated advisors focuses on providing customized investment solutions to best fit its clients’ risk tolerance and achieve their financial objectives. In addition, BancPlus provides asset management and financial planning services, including retirement plan services and administration, personal trusts and estates, portfolio management, institutional trusts and court appointed trust services.

Lending Activities and Lending Strategy

BancPlus offers a variety of loans, including commercial and industrial, commercial real estate-backed loans (including loans secured by owner-occupied and non-owner occupied commercial properties), commercial lines of credit, working capital loans, term loans, equipment financing, acquisition, expansion and development loans, borrowing base loans, construction and development loans, homebuilder loans, agricultural loans, Small Business Administration, which we refer to as the SBA, loans, letters of credit and other loan products to small and medium-sized businesses, real estate developers, manufacturing and industrial companies and other businesses. BancPlus also offers various consumer loans to individuals and professionals including residential real estate loans, home equity loans, home equity lines of credit, which we refer to as HELOCs, installment loans, unsecured and secured personal lines of credit and letters of credit. Lending activities originate from the relationships and efforts of BancPlus’ bankers, with an emphasis on providing banking solutions tailored to meet its customers’ needs while maintaining its underwriting standards.

149

BancPlus’ strategy is to grow its loan portfolio by originating commercial and consumer loans that produce revenues consistent with its financial objectives. Through its operating model and strategies, BancPlus seeks to be the leading provider of lending products and services in its market areas to its clients. BancPlus markets its lending products and services to its clients through its high-touch personalized service. As a general practice, BancPlus originates substantially all of its loans, but BancPlus occasionally participates in syndications, limiting participations to loans originated by lead banks with which BancPlus has a close relationship and which share its credit philosophies.

BancPlus also actively pursues and maintains a balanced loan portfolio by type, size and location. BancPlus’ loans are generally secured and supported by personal guarantees.

Commercial Real Estate Loans. BancPlus originates commercial real estate loans, including multi-family loans, and construction/land/land development loans that are generally secured by real estate located in its market areas. BancPlus’ commercial mortgage loans are primarily collateralized by first liens on real estate and amortized over a 10 to 20 year period with balloon payments due at the end of one to five years. These loans are generally underwritten by addressing cash flow (debt service coverage), primary and secondary source of repayment, the financial strength of any guarantor, the strength of the tenant (if any), the borrower’s liquidity and leverage, management experience, ownership structure, economic conditions and industry specific trends and collateral. BancPlus’ multi-family residential loans are primarily secured by multi-family properties, primarily apartment and condominium buildings. BancPlus seeks to make multi-family residential loans to experienced real estate investors with a proven track record.

With respect to BancPlus’ owner-occupied commercial real estate loans, BancPlus targets local companies with a proven operating history that tend to be business-operators and professionals within its markets. Owner-occupied real estate loans are typically repaid through the ongoing business operations of the borrower, and hence are dependent on the success of the underlying business for repayment and are more exposed to general economic conditions.

With respect to its non-owner occupied commercial real estate loans, BancPlus seeks experienced, local real estate developers and investors with whom its bankers have long-standing relationships. BancPlus’ non-owner occupied commercial real estate loans also tend to involve retail, hotel, office, multi-family, medical, warehouse and industrial properties. Non-owner occupied real estate loans are typically repaid with the funds received from the sale of the completed property or rental proceeds from such property, and are therefore more sensitive to adverse conditions in the real estate market, which can also be affected by general economic conditions.

Commercial real estate loans are often larger and involve greater risks than other types of lending. Adverse developments affecting commercial real estate values in BancPlus’ market areas could increase the credit risk associated with these loans, impair the value of property pledged as collateral for these loans, and affect BancPlus’ ability to sell the collateral upon foreclosure without a loss. Furthermore, adverse developments affecting the business operations of the borrowers of BancPlus’ owner-occupied commercial real estate loans could significantly increase the credit risk associated with these loans. Due to the larger average size of commercial real estate loans, BancPlus faces the risk that losses incurred on a small number of commercial real estate loans could have a material adverse impact on its financial condition and results of operations.

Commercial and Industrial Loans. Commercial and industrial loans are made for a variety of business purposes, including working capital, inventory, equipment and capital expansion. The typical terms for commercial loans are one to seven years. Commercial loan applications must be supported by current financial information on the borrower and, where appropriate, by adequate collateral. Commercial loans are generally underwritten by addressing cash flow (debt service coverage), primary and secondary sources of repayment, the financial strength of any guarantor, the borrower’s liquidity and leverage, management experience, ownership structure, economic conditions and industry specific trends and collateral. The loan-to-value ratio depends on the type of collateral.

150

Residential Real Estate Loans. BancPlus’ residential real estate loans consist of 1-4 family loans, home equity loans and multi-family loans. The residential real estate loans described below exclude mortgage loans that are held for sale. BancPlus’ 1-4 family mortgage loans are primarily made with respect to and secured by single family homes, which are both owner-occupied and investor owned. BancPlus seeks to make its 1-4 family mortgage loans to well-qualified homeowners and investors with a proven track record that satisfy its credit and underwriting standards. BancPlus’ home equity loans are primarily revolving lines of credit secured by 1-4 family residential properties.

BancPlus expects to continue to make residential real estate mortgage loans at a similar pace as BancPlus has in recent years so long as housing values in its markets do not deteriorate from current prevailing levels and it is able to make such loans consistent with its current credit and underwriting standards. Like its commercial real estate loans, its residential real estate loans are secured by real estate, the value of which may fluctuate significantly over a short period of time as a result of market conditions in the area in which the real estate is located. Adverse developments affecting real estate values in its market areas could therefore increase the credit risk associated with these loans, impair the value of property pledged as collateral on loans and affect BancPlus’ ability to sell the collateral upon foreclosure without a loss or additional losses. BancPlus primarily makes its residential real estate loans to qualified individuals and investors in accordance with its real estate lending policies, which detail maximum loan to value ratios and maturities and, as result, the repayment of these loans are also affected by adverse personal circumstances.

Mortgage Banking. BancPlus is also engaged in the residential mortgage banking business, which primarily generates income from the origination and sale of mortgage loans. BancPlus originates residential mortgage loans as a service to its existing customers and as a way to develop relationships with new customers in order to support its core banking strategy. BancPlus’ mortgage banking revenue is affected by changes in the fair value of mortgage loans originated with the intent to sell because it measures these loans at fair value under the fair value option. BancPlus looks to originate quality mortgage loans with a focus on purchase money mortgages along with a focus on refinancing primary residences. In accordance with its lending policy, each loan undergoes a detailed underwriting process which incorporates uniform underwriting standards and oversight that satisfies secondary market standards as outlined by its investors and mortgage officers to the size and complexity of the lending relationship.

The residential mortgage industry is highly competitive and BancPlus competes with other community banks, regional banks, national banks, credit unions, mortgage companies, financial service companies and online mortgage companies. Due to the highly competitive nature of the residential mortgage industry, BancPlus expects to face industry-wide competitive pressures related to changing market conditions that will impact its pricing margins and mortgage revenues.

BancPlus’ mortgage banking business is also directly impacted by the interest rate environment, increased regulations, consumer demand, driven in large part by general economic conditions and the real estate markets, and investor demand for mortgage securities. Mortgage production, especially refinancing activity, declines in rising interest rate environments. While BancPlus has been experiencing historically low interest rates, the low interest rate environment likely will not continue indefinitely. BancPlus’ mortgage origination volume could be materially affected by interest rate changes.

Consumer Loans. BancPlus offers a variety of consumer loans, such as installment loans to individuals for personal, family and household purposes, including car, boat and other recreational vehicle loans. BancPlus’ consumer loans typically are part of an overall client relationship designed to support the individual consumer borrowing needs of its commercial loan and deposit clients, and are well diversified across its markets. Consumer loans usually have shorter terms, lower balances, higher yields and higher risks of default than residential real estate mortgage loans. Consumer loan collections are dependent on the borrower’s continuing financial stability and are therefore more likely to be affected by adverse personal circumstances, such as the loss of employment,

151

unexpected medical costs or divorce. These loans are often secured by the underlying personal property, which typically has insufficient value to satisfy the loan without a loss due to damage to the collateral and general depreciation.

Lending Philosophy. BancPlus’ lending philosophy is driven by its commitment to thorough underwriting for all loans, local market knowledge, long-term customer relationships and a conservative credit culture. To implement this philosophy BancPlus has established various levels of authority and review, including its Executive Loan Committee comprised of the Chief Credit Officer and other lending executives. In its review, BancPlus emphasizes cash flow and secondary and tertiary repayment sources such as guarantors.

Lending Policies. BancPlus has established standard documentation and policies based on the type of loan. BancPlus also has established a loan committee comprised of its senior executive lending officers. Credits of $10 million or greater are generally presented for review or approval prior to committing to the loan. The loan committee meets weekly and on an ad hoc basis as needed. Relationships between $5 million and $10 million must be approved by three voting members of the loan committee, a Credit Officer, plus the Chief Credit Officer. Credit Officers approve relationships between $1 million and $5 million.

Loan Approval Process. The loan approval process at BankPlus is characterized by local authority supported by a risk control environment that provides for prompt and thorough underwriting of loans. BankPlus’ localized decision making is reinforced through a centralized review process supported by technology that monitors all credits to ensure compliance with its credit policies. BankPlus’ loan approval method is based on a hierarchy of individual lending authorities for new credits and renewals granted to its individual bankers, market presidents, credit officers, senior management and credit committee. The BankPlus board establishes the maximum individual lending limits at each level and its senior management team sets individual authorities within these maximum limits to each individual based on demonstrated experience and expertise, and are periodically reviewed and updated. BankPlus believes that the ability to have individual loan authority up to specified levels based on experience and track record coupled with appropriate approval limits for its market presidents and credit officers allows it to provide prompt and appropriate responses to its clients while still allowing for the appropriate level of oversight.

As a relationship-oriented lender, rather than transaction-oriented lender, BancPlus makes most of its loans to borrowers located or operating in its market area. This provides BancPlus with better understanding of their business, creditworthiness and the economic conditions in their market and industry.

In considering loans, BankPlus follows the underwriting principles set forth in its loan policy with a primary focus on the following factors:

•	a relationship with its clients that provides BancPlus with a complete understanding of their financial condition and ability to repay the loan;

•	verification that the primary and secondary sources of repayment are adequate in relation to the amount of the loan;

•	observation of appropriate loan to value guidelines for real estate secured loans;

•	targeted levels of diversification for the loan portfolio, both as to type of borrower and type of collateral; and

•	proper documentation of loans, including perfected liens on collateral.

152

As part of the approval process for any given loan, BankPlus seeks to minimize risk in a variety of ways, including the following:

•	analysis of the borrower’s financial condition, cash flow, liquidity, and leverage;

•	assessment of the project’s operating history, operating projections, location and condition;

•	review of appraisals, title commitment and environmental reports;

•	consideration of management’s experience and financial strength of the principals of the borrower; and

•	understanding economic trends and industry conditions.

The BankPlus board reviews and approves loan policy changes, monitors loan portfolio trends and credit trends, and reviews loan transactions as set forth in its loan policies. Loan pricing is established in conjunction with the loan approval process based on pricing guidelines for loans that are set by BankPlus’ senior management. BankPlus believes that its loan approval process provides for thorough internal controls, underwriting, and decision making.

Lending Limits. BankPlus is limited in the amount it can loan in the aggregate to a single borrower or related borrowers by the amount of its capital. BankPlus is a Mississippi chartered bank and therefore all branches, regardless of location, fall under the legal lending limits of the state of Mississippi. Mississippi’s legal lending limit is a safety and soundness measure intended to prevent one person or a relatively small and economically related group of persons from borrowing an unduly large amount of a bank’s funds. It is also intended to safeguard a bank’s depositors by diversifying the risk of loan losses among a relatively large number of creditworthy borrowers engaged in various types of businesses. Generally, under Mississippi law, loans and extensions of credit to a borrower may not exceed 20% of BankPlus’ aggregate unimpaired capital and unimpaired surplus. Further, BankPlus may elect to conform to similar standards applicable to national banks under federal law, in lieu of Mississippi law. Because the federal law and Mississippi state law standards are determined as a percentage of BankPlus’ capital, these state and federal limits either increase or decrease as BankPlus’ capital increases or decreases. BankPlus may seek to sell participations in its larger loans to other financial institutions, which will allow BankPlus to manage the risk involved in these loans and to meet the lending needs of its clients requiring extensions of credit in excess of these limits.

In addition to these legally imposed lending limits, BancPlus also employs appropriate limits on its overall loan portfolio and requirements with respect to certain types of lending and individual lending relationships. For example, BancPlus has lending limits related to borrower, portfolio segments and certain types of commercial real estate exposures.

Impact of COVID-19. As a result of COVID-19 and the response to it, BancPlus saw rapid decreases in commercial and consumer activity and temporary closures of many businesses resulting in loss of revenues, a rapid increase in unemployment, disrupted global supply chains, market downturns and volatility, changes in consumer behavior related to pandemic fears, and related emergency response legislation. The Federal Reserve has said it expects to maintain a low interest rate environment for the foreseeable future. These changes have had a significant adverse effect on the markets in which BancPlus conducts its business and the demand for its products and services.

On March 27, 2020, Congress enacted the CARES Act. It contains substantial lending, tax and spending provisions intended to address the economic impact of the COVID-19 pandemic, including the PPP, a $349 billion program designed to aid small and medium-sized businesses through federally guaranteed loans distributed by banks. On April 24, 2020, Congress enacted the Enhancement Act, which among other things, increased

153

the available funding by $310 billion to a new total of $659 billion. The deadline for the first round of loan applications was August 8, 2020. The Consolidated Appropriations Act, 2021, provided additional funding for the PPP of approximately $284 billion and allows eligible borrowers, including certain borrowers who already received a PPP loan, to apply for PPP loans through March 31, 2021. PPP loans are intended to guarantee payroll and other costs to help those businesses remain viable and allow their workers to pay their bills. The SBA manages and backs the PPP. If a loan is fully forgiven, SBA will repay the lending bank in full. If a loan is partially forgiven or not forgiven at all, a bank must look to the borrower for repayment of unforgiven principal and interest. If the borrower defaults, the loan is guaranteed by SBA. In order to obtain loan forgiveness, a PPP borrower must submit a forgiveness application. The SBA began approving forgiveness applications on August 10, 2020. As of September 30, 2021, 5,756 BankPlus loans totaling $348.7 million had been forgiven and paid by the SBA or the customer. As of September 30, 2021, BancPlus held 1,948 loans for customers under the PPP, totaling approximately $101.0 million. The loans have maturities ranging from February 2022 to April 2028. BancPlus expects to recognize total fee income of approximately $5.2 million over the lives of the loans.

The CARES Act also provides certain measures to support individuals and businesses in maintaining solvency through monetary relief, including in the form of financing, loan forgiveness and automatic forbearance for federally backed mortgage loans.

The CARES Act and related guidance from the federal banking agencies also provide financial institutions the option to temporarily suspend requirements under GAAP related to classification of certain loan modifications as TDRs, to account for the current and anticipated effects of COVID-19. The CARES Act, as amended by the Consolidated Appropriations Act, 2021, specified that COVID-19 related loan modifications executed between March 1, 2020 and the earlier of (i) 60 days after the date of termination of the national emergency declared by the President and (ii) January 1, 2022, on loans that were current as of December 31, 2019 are not subject to TDR accounting requirements under GAAP. Additionally, under April 2020 interagency guidance from the federal banking agencies, other short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs under ASC Subtopic 310-40, “Troubled Debt Restructuring by Creditors.” These modifications include short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant. The federal banking agencies also have encouraged banks to work with their borrowers to modify loans as may be appropriate. As of September 30, 2021, BancPlus had granted temporary modifications on 1,892 outstanding loans totaling approximately $735.0 million, or 20.8% of total outstanding loans, primarily secured by 1-4 family residences and multi-tenant retail commercial real estate. As of September 30, 2021, three loans totaling $27.2 million, or 0.8% of BancPlus’ loan portfolio, were still in deferment.

The continuation of the economic effects of the COVID-19 pandemic and actions taken in response to it, including the impacts of loan forbearance and other provisions of the CARES Act and other federal and state measures, have had and may in the future have an adverse impact on BancPlus’ business and results of operations and the operations of BancPlus’ borrowers, customers and business partners. The uncertainty regarding the duration of the pandemic, including waves of the pandemic and the availability and adoption of vaccines, and the resulting economic disruption has caused increased market volatility and a significant decrease in consumer confidence and business generally. The ultimate impact of these factors over the longer term is uncertain and BancPlus does not yet know the full extent of the impacts on its business, operations or the global economy as a whole. However, the decline in economic conditions generally and a prolonged negative impact on small to medium-sized businesses, in particular, due to COVID-19 is likely to result in an adverse effect to BancPlus’ business, financial condition and results of operations in future periods. For more information about these risks and uncertainties, see the section entitled “Risk Factors.”

154

Deposits and Other Sources of Funds

An important aspect of BancPlus’ business franchise value is the ability to gather deposits. BancPlus offers its customers a variety of deposit products, including checking accounts, savings accounts, money market accounts, certificates of deposit and other deposit accounts, through multiple channels, including its extensive network of 79 branch locations. As of September 30, 2021, BancPlus held $4.53 billion of total deposits. As of September 30, 2021, 96.3% of its total deposits were core deposits (defined as total deposits excluding time deposits greater than $250,000 and brokered deposits). BancPlus obtains most of its deposits from individuals, small businesses and municipalities in its market areas. BancPlus solicits deposits from these target segments through its local bankers, sophisticated product offering and its brand-awareness initiatives, such as its community focused marketing and high-visibility branch locations. BancPlus believes that the rates it offers for core deposits are competitive with those offered by other financial institutions in its market areas. Secondary sources of funding include advances from the Federal Home Loan Bank of Dallas, borrowings at the Federal Reserve Discount Window and other borrowings. These secondary sources enable BancPlus to borrow funds at rates and terms, which, at times, are more beneficial to BancPlus.

The growth of low-cost deposits is an important aspect of BancPlus’ strategic plan, and BancPlus believes it is a significant driver of its value. Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. BancPlus’ deposits are primarily obtained from depositors located in areas surrounding its branches, and BancPlus believes that it has attractive opportunities to capture additional retail and commercial deposits in its markets. In order to attract and retain deposits, BancPlus relies on providing quality service, offering a suite of retail and commercial products and services and introducing new products and services that meet its customers’ needs as they evolve.

Wealth Management and Investment Services

BancPlus offers a variety of investment management services to affluent and high net worth individuals and families through the BankPlus Wealth Management Group, which has been serving clients for over 15 years. BancPlus focuses on providing customized investment solutions to best fit its clients’ risk tolerance and achieve their financial objectives. Additionally, BancPlus provides asset management and financial planning services to primarily its retail and small business customer base.

Other Banking Services

Given customer demand for increased convenience and account access, BancPlus offers a range of products and services, including 24-hour Internet banking and voice response information, 7:00 a.m. to 7:00 p.m. banking in certain branch locations, mobile applications, cash management, overdraft protection, direct deposit, safe deposit boxes, and automatic account transfers. BancPlus earns fees for some of these services. BancPlus also receives ATM transaction fees from transactions performed by its customers participating in a shared network of automated teller machines and a debit card system that its customers can use throughout the United States as well as in other countries. Further, BancPlus offers ITMs, which is discussed in “Information Technology Systems” below in this section.

Enterprise Risk Management

BancPlus’ operating model demands a strong risk culture built to address multiple areas of risk, including credit risk, interest rate risk, liquidity risk, price risk, compliance risk, operational risk, strategic risk and reputational risk. BancPlus’ risk culture is supported by significant investments in the right people and technologies to protect its business. The BancPlus board is ultimately responsible for overseeing risk management at both the holding company and BankPlus level. BancPlus seeks to prudently identify and manage its risks through a disciplined, enterprise-wide approach to risk management, particularly credit, compliance and interest

155

rate risk. BancPlus’ risk management framework is overseen by the Chief Risk Officer who has more than 30 years of banking experience. BancPlus also maintain risk management committees at BankPlus and holding company levels. BancPlus’ comprehensive risk management framework is designed to complement its core strategy of empowering its experienced, local bankers with local-decision making to better serve its clients.

BancPlus endeavors to maintain asset quality through an emphasis on local market knowledge, long-term client relationships, and a conservative credit culture. BancPlus’ credit policies support its goal of maintaining sound credit quality standards while achieving balance sheet growth, earnings growth, appropriate liquidity and other key objectives. Since lending represents credit risk exposure, the BancPlus board and its duly appointed committees seek to ensure that BankPlus maintains appropriate credit quality standards. BancPlus has established asset oversight committees to administer the loan portfolio. These committees include the Executive Loan Committee, which meets regularly to review the lending activities of BankPlus.

Credit Risks. The principal economic risks associated with each category of the loans that BancPlus makes are the creditworthiness of the borrower and the ability of the borrower to repay the loan. General economic conditions affect borrower creditworthiness. General factors affecting a commercial borrower’s ability to repay include interest rates, inflation and the demand for the commercial borrower’s products and services, as well as other factors affecting a borrower’s customers, suppliers and employees. Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower’s management. Consumer loan repayments depend upon the borrower’s financial stability and are more likely than commercial loans to be adversely affected by divorce, job loss, illness and other personal hardships.

Information Technology Systems

BancPlus has recently made and continues to make significant investments in its information technology systems for its banking operations and related services. BancPlus believes that these investments are essential to enhance its capabilities to offer new products and overall customer experience, to provide scale for future growth and acquisitions, and to increase controls and efficiencies in its back-office operations. BancPlus’ technology investments include investment in the foundational layer of its infrastructure (including security, data and voice network, storage and disaster recovery) with the intent of establishing a technology platform that will allow it to grow with incremental expenditures. BancPlus has obtained its core data processing platform from a nationally recognized bank processing vendor, providing it with capabilities to support the continued growth of BankPlus. BancPlus leverages the capabilities of a third-party service provider to provide the technical expertise around network design and architecture that is required for BancPlus to operate as an effective and efficient organization. BancPlus actively manages its business continuity plan. BancPlus strives to follow all recommendations outlined by the Federal Financial Institutions Examination Council in an effort to determine that BancPlus has effectively identified its risks and documented contingency plans for key functions and systems including providing for back-up sites for all critical applications. BancPlus performs tests of the adequacy of these contingency plans on at least an annual basis.

BancPlus has invested in ITMs that enable its customers to interact with tellers outside of regular banking hours. The ITMs support cash withdrawals, cash and check deposits, check cashing, loan payments and account transfers. BancPlus believes that expansion of its ITM network may increase the productivity of its branch staff, the consistency of the customer experience and the optimization of its branch network.

Competition

The financial services business is highly competitive, and BancPlus’ profitability will depend upon its ability to compete with other banks and non-bank financial service companies located in its markets for lending opportunities, deposit funds, financial products, bankers and acquisition targets.

156

BancPlus is subject to vigorous competition in all aspects of its business from banks, savings banks, savings and loan associations, finance companies, credit unions and other financial service providers such as money market funds, brokerage firms, consumer finance companies, asset-based non-bank lenders, insurance companies and certain other non-financial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than BancPlus can.

BancPlus conducts business through 79 branches across Mississippi, Louisiana, and Alabama. Many other commercial banks, savings institutions and credit unions have offices in its primary market areas. These institutions include many of the largest banks operating in Mississippi, some of which are also among the largest banks in the country. Many of BancPlus’ competitors serve the same counties it does. BancPlus’ competitors often have greater resources, have broader geographic markets, have higher lending limits, offer various services that BancPlus may not currently offer, and may better afford and make broader use of media advertising, support services and electronic technology than BancPlus does. To offset these competitive disadvantages, BancPlus depends on its reputation as having greater personal service, consistency, flexibility and the ability to make credit and other business decisions quickly.

Human Capital Resources

As of September 30, 2021, BancPlus had 979 full-time equivalent employees. As of that date, the average tenure for all of BancPlus’ full-time employees was over nine years while the average tenure of BancPlus’ executive officers was over 19 years. None of BancPlus’ employees are represented by collective bargaining agreements. BancPlus believes BancPlus’ employee relations to be good. BancPlus cares deeply what kind of environment it fosters for its employees, so BancPlus continuously improves programs, empowerment, satisfaction and benefits. BancPlus’ employees are part of a challenging and rewarding work environment, with high-performance and excellence integrated into all that it does.

BancPlus’ culture of empowerment is designed to promote commitment to improve the lives of those around BancPlus. This commitment is evidenced by BancPlus’ core purpose that BancPlus enriches lives and build stronger communities. That commitment has been a central pillar in BancPlus’ approach to BancPlus’ employees and the communities BancPlus has served for over 110 years. BancPlus’ culture is designed to adhere to the timeless values of integrity, trust, respect, passion, service, accountability, teamwork and innovation. In keeping with that culture, BancPlus expects its people to treat each other and its customers with the highest level of honesty and respect. BancPlus empowers its employees to go out of their way to do the right thing. BancPlus’ culture stems in part from its employees owning approximately 15% of BancPlus’ common stock as of September 30, 2021.

BancPlus dedicates resources to promote a safe and inclusive workplace and to attract, develop and retain talented, diverse employees. BancPlus also dedicates resources to fostering professional and personal growth with continued education. This commitment to BancPlus’ employees has earned it recognition by American Banker as one of the “Best Banks to Work For” every year since the ranking’s inception in 2013.

BancPlus believes employing a diverse workforce enhances its ability to serve its customers and communities. BancPlus’ commitment to diversity values individual differences. Respecting differences among all people is critical to delivering high-performance products and services to BancPlus’ customers and the communities BancPlus serves. BancPlus is committed to creating an environment where BancPlus’ employees and customers are treated fairly and where everyone has the opportunity to succeed. BancPlus is committed to an inclusive work environment, free of discrimination or harassment, and BancPlus will continue to promote and support diversity.

157

Supervision and Regulation

General

BankPlus is extensively regulated, supervised, and examined under federal and state law. Generally, these laws and regulations are intended to protect BankPlus’ depositors, the FDIC’s DIF, and the broader banking system, and not BancPlus’ shareholders. These laws and regulations cover all aspects of BancPlus’ business, including lending and collection practices, treatment of its customers, safeguarding deposits, customer privacy and information security, capital structure, liquidity, dividends and other capital distributions, and transactions with affiliates. Such laws and regulations directly and indirectly affect key drivers of BancPlus’ profitability, including, for example, capital and liquidity, product offerings, risk management, and costs of compliance. In addition, changes to these laws and regulations, including as a result of the Dodd-Frank Act and regulations promulgated thereunder, have had, and may continue to have, a significant impact on BancPlus’ business, results of operations, and financial condition. As a result, the extensive laws and regulations to which BancPlus is subject and with which BancPlus must comply significantly impact its earnings, results of operations, financial condition, and competitive position.

Set forth below is a summary of certain provisions of key federal and state laws that affect the regulation of bank holding companies and banks. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on BancPlus’ business and prospects.

Supervision and Examination Authorities

As a bank holding company, BancPlus is subject to regulation, supervision, and enforcement by the Board of Governors of the Federal Reserve. BankPlus has a Mississippi state charter and is subject to regulation, supervision, and enforcement by the MDBCF. In addition, as a state non-member bank, BankPlus is subject to regulation, supervision, and enforcement by the FDIC as BankPlus’ primary federal regulator. The Federal Reserve, FDIC, and MDBCF regularly examine the operations of BancPlus and BankPlus and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. These agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

Federal Law Restrictions on BancPlus’ Activities and Investments

As a registered bank holding company, BancPlus is subject to regulation under the Bank Holding Company Act, which we refer to as the BHCA, and to the supervision, examination, and reporting requirements of the Federal Reserve.

The BHCA and its implementing regulations prohibit bank holding companies from engaging in certain transactions without the prior approval of the Federal Reserve, including (i) acquiring direct or indirect control of more than 5% of the voting shares of any bank or bank holding company, (ii) acquiring all or substantially all of the assets of any bank, and (iii) merging or consolidated with any other bank holding company. In determining whether to approve such a transaction, the Federal Reserve is required to consider a variety of factors, including the competitive impact of the transaction; the financial condition, managerial resources and future prospects of the bank holding companies and banks involved; the convenience and needs of the communities to be served, including the applicant’s record of performance under the Community Reinvestment Act; and the effectiveness of the parties in combatting money laundering activities. The Bank Merger Act imposes similar review and approval requirements in connection with acquisitions and mergers involving banks. Additionally, under the Change in Bank Control Act and BHCA, a person or company that acquires control of a bank holding company or bank must obtain the non-objection or approval of the Federal Reserve in advance of the acquisition. For a bank

158

holding company that has a class of securities registered under the Securities Exchange Act, such as BancPlus, control for purposes of the Change in Bank Control Act is presumed to exist if the acquirer will have 10% or more of any class of the company’s voting securities.

The BHCA generally prohibits a bank holding company and its subsidiaries from engaging in, or acquiring control of a company engaged in, activities other than managing or controlling banks, activities that the Federal Reserve has determined to be closely related to banking, and certain other permissible nonbanking activities. However, a bank holding company that is qualified and has elected to be a financial holding company may engage in or acquire control of a company engaged in an expanded set of financial activities. BancPlus has not elected to be a financial holding company.

A provision of the BHCA known as the Volcker Rule generally prohibits a “banking entity” (which includes any insured depository institution and its affiliates and subsidiaries) from (i) engaging in proprietary trading and (ii) acquiring or retaining any ownership interest in, sponsoring, or engaging in certain transactions with, a “covered fund,” including private equity and hedge funds. Under the Economic Growth, Regulatory Relief, and Consumer Protection Act, which we refer to as the EGRRCPA, and implementing regulations of the federal financial agencies, insured depository institutions and their affiliates with no more than $10 billion in total consolidated assets and that have total trading assets and trading liabilities totaling no more than 5% of total consolidated assets, including BancPlus and BankPlus, are exempt from the Volcker Rule.

Source of Strength

As a bank holding company, BancPlus is expected to act as a source of financial strength for BankPlus and to commit resources to support BankPlus. This support may be required at times when BancPlus might not be inclined to provide it. In addition, in the event of BankPlus’ insolvency, any capital loans made by BancPlus to BankPlus will be repaid only after BankPlus’ deposits and various other obligations are repaid in full.

Payment of Dividends and Other Restrictions

BankPlus is subject to certain restrictions on dividends under federal and state laws, regulations and policies. BancPlus is a legal entity separate and distinct from BankPlus and its subsidiaries. The principal source of funds for dividends paid to BancPlus shareholders has been dividends paid to BancPlus by BankPlus. Federal and state law limit BankPlus’ ability to pay dividends to BancPlus.

Under Mississippi law, BankPlus must obtain the non-objection of the MDBCF prior to paying any dividend on common stock of BankPlus.

Further, under federal law, the ability of an insured depository institution such as BankPlus to pay dividends or other distributions is restricted or prohibited if (i) the institution would fail to satisfy the regulatory capital conservation buffer requirement following the distribution, (ii) the distribution would cause the institution to become undercapitalized, or (iii) the institution is in default of its payment of deposit insurance assessments to the FDIC. In addition, the FDIC has the authority to prohibit BankPlus from engaging in an unsafe or unsound banking practice. The payment of dividends could, depending upon the financial condition of BankPlus, be deemed to constitute an unsafe or unsound practice in conducting its business.

As a bank holding company, BancPlus’ payments of dividends to its shareholders are subject to federal law limitations. The Federal Reserve has adopted the policy that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover the cash dividends, and that the company’s rate of earning retention is consistent with the company’s capital needs, asset quality, and overall financial condition. In addition, a bank holding company is required to consult with or notify the Federal Reserve prior to purchasing or redeeming its outstanding equity securities in certain circumstances, including if

159

the gross consideration for the purchase or redemption, when aggregated with the net consideration paid by the company for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. A bank holding company that is well-capitalized, well-managed, and not the subject of any unresolved supervisory issues is exempt from this notice requirement.

Capital Adequacy

Bank holding companies and banks are required to maintain minimum regulatory capital ratios imposed under federal capital adequacy regulations. The Federal Reserve and the FDIC, the primary federal regulators of BancPlus and BankPlus, respectively, have adopted substantially similar regulatory capital frameworks, which use both risk-based and leverage-based measures of capital adequacy. Under these frameworks, BancPlus and BankPlus must each maintain a common equity Tier 1 capital to total risk-weighted assets ratio of at least 4.5%, a Tier 1 capital to total risk-weighted assets ratio of at least 6%, a total capital to total risk-weighted assets ratio of at least 8%, and leverage ratio of Tier 1 capital to average total consolidated assets of at least 4%. BancPlus and BankPlus are also required to maintain a capital conservation buffer of common equity Tier 1 capital of at least 2.5% of risk-weighted assets in addition to the minimum risk-based capital ratios in order to avoid certain restrictions on capital distributions and discretionary bonus payments.

Under the capital rules, common equity Tier 1 capital generally includes certain common stock instruments (plus any related surplus), retained earnings, and certain minority interests in consolidated subsidiaries (subject to certain limitations). Additional Tier 1 capital generally includes noncumulative perpetual preferred stock (plus any related surplus) and certain minority interests in consolidated subsidiaries (subject to certain limitations). Tier 2 capital generally includes certain subordinated debt (plus related surplus), certain minority interests in consolidated subsidiaries (subject to certain limitations), and a portion of the allowance for loan and lease losses. Common equity tier 1 capital, additional Tier 1 capital, and Tier 2 capital are each subject to various regulatory deductions and adjustments. In general, the risk-based capital standards are designed to make regulatory capital requirements sensitive to differences in risk profile by risk weighting assets and off-balance-sheet exposures based on risk categories.

Failure to meet these capital requirements could subject BancPlus and BankPlus to a variety of enforcement actions, including issuance of a capital directive, the termination of deposit insurance by the FDIC, and certain other restrictions on its business.

In addition, under the FDIC’s “prompt corrective action” framework, the FDIC may impose various restrictions, including limitations on growth and the payment of dividends, if BankPlus becomes undercapitalized. Under this framework, BankPlus is considered to be “well capitalized” if it has a common equity Tier 1 risk-based capital ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8% or greater, a total risk-based capital ratio of 10% or greater, and a leverage ratio of 5% or greater, and is not subject to any order or written directive by the FDIC to meet and maintain a specific capital level for any capital measure.

The Federal Deposit Insurance Act prohibits an insured bank from accepting brokered deposits or offering interest rates on any deposits significantly higher than the prevailing rate in the bank’s normal market area or nationally (depending upon where the deposits are solicited) unless it is “well-capitalized,” or is “adequately capitalized” and has received a waiver from the FDIC. A bank that is “adequately capitalized” and that accepts brokered deposits under a waiver from the FDIC may not pay an interest rate on any deposit in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is “well-capitalized.”

At September 30, 2021, BancPlus exceeded its minimum capital requirements, inclusive of the capital conservation buffer, on a consolidated basis with common equity Tier 1 capital, Tier 1 capital and total capital equal to 9.57%, 10.88% and 13.50% of its total risk-weighted assets, respectively, and a Tier 1 leverage ratio of 8.40%. At September 30, 2021, BankPlus exceeded its minimum capital requirements, inclusive of the capital

160

conservation buffer, with common equity Tier 1 capital, Tier 1 capital and total capital equal to 10.77%, 10.77% and 11.89% of its total risk-weighted assets, respectively, and a Tier 1 leverage ratio of 8.32%, and was “well-capitalized” for prompt corrective action purposes based on the ratios and guidelines described above.

EGRRCPA permits most banking organizations with less than $10 billion in total consolidated assets to elect to be exempt from the risk-based and leverage capital rules and the capital conservation buffer described above if they satisfy a “community bank leverage ratio,” which we refer to as the CBLR, requirement. In order to qualify for the CBLR exemption, a banking organization may not have off-balance sheet exposures totaling more than 25% of its assets or trading assets and liabilities totaling more than 5% of its assets. The federal agencies initially set the CBLR at 9%. The CARES Act temporarily reduced the CBLR to 8% until the earlier of December 31, 2020 or the expiration of the COVID-19-related national emergency declaration, and rules issued by the federal banking agencies provide a graduated transition back to the 9% threshold by January 1, 2022. BancPlus and BankPlus have not elected to use the CBLR framework.

Under a December 2018 final rule, banking organizations may elect to phase in the regulatory capital effects of the CECL model, the new accounting standard for credit losses, over three years. On March 27, 2020, the CARES Act was signed into law, and includes a provision that permits financial institutions to defer temporarily the use of CECL. In a related action, the joint federal bank regulatory agencies issued an interim final rule effective March 31, 2020, that allows banking organizations that implemented CECL in 2020 to elect to mitigate the effects of the CECL accounting standard on their regulatory capital for two years. This two-year delay is in addition to the three-year transition period that the agencies had already made available in December 2018. BancPlus and BankPlus have elected to defer the regulatory capital effects of CECL in accordance with the interim final rule, and not to apply the deferral of CECL available under the CARES Act. Under the regulations, BancPlus would be required to begin the three-year transition in the first fiscal year it has adopted CECL, which for BancPlus will be 2023. As a result, if BancPlus elects to take advantage of the transition, the regulatory capital impact of BancPlus’ adoption of CECL will be phased in from January 1, 2023 through December 31, 2025.

Transactions with Affiliates and Insiders, Tying Arrangements, and Lending Limits

BankPlus is subject to certain restrictions in its dealings with BancPlus and its affiliates. Transactions between banks and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank typically is any company or entity that controls or is under common control with the bank, including the bank’s parent holding company and non-bank subsidiaries of that holding company. Some but not all subsidiaries of a bank may be exempt from the definition of an affiliate. Generally, Sections 23A and 23B (i) limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the bank’s capital stock and surplus, and limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the bank or subsidiary, as those that would be provided to a non-affiliate. The term “covered transaction” includes the making of a loan to an affiliate, the purchase of assets from an affiliate, the issuance of a guarantee on behalf of an affiliate, and several other types of transactions. Extensions of credit to an affiliate usually must be over-collateralized.

Under section 22 of the Federal Reserve Act, as implemented by the Federal Reserve’s Regulation O, restrictions also apply to extensions of credit by a bank to its executive officers, directors, principal shareholders, and their related interests, and to similar individuals at the holding company or affiliates. In general, such extensions of credit (i) may not exceed certain dollar limitations, (ii) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (iii) must not involve more than the normal risk of repayment or present other unfavorable features. Certain extensions of credit to these insiders also require the approval of the bank’s board of directors. Additionally, the Federal Deposit Insurance Act limits asset sales and purchases between a bank and its insiders.

161

Under anti-tying rules of federal law, a bank may not extend credit, lease, sell property, or furnish any service or fix or vary the consideration for them on the condition that (i) the customer obtain or provide some additional credit, property, or service from or to the bank or its holding company or their subsidiaries (other than those related to and usually provided in connection with a loan, discount, deposit, or trust service) or (ii) the customer not obtain some other credit, property, or service from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended. The federal banking agencies have, however, allowed banks to offer combined-balance products, and otherwise to offer more favorable terms if a customer obtains two or more traditional bank products. The law authorizes the Federal Reserve to grant additional exceptions by regulation or order.

Under Mississippi law, a state bank is generally prohibited from making loans or other extensions of credit to any one borrower in an amount exceeding 20% of the aggregate unimpaired capital and unimpaired surplus of the bank. The limit on loans and extensions of credit applicable to any one counterparty must take into consideration credit exposure arising from derivative transactions between the bank and the counterparty.

Reserves

Pursuant to regulations of the Federal Reserve, an insured depository institution must maintain reserves against its transaction accounts. Because required reserves generally must be maintained in the form of vault cash, with a pass-through correspondent bank, or in the institution’s account at a Federal Reserve Bank, the effect of the reserve requirement may be to reduce the amount of an institution’s assets available for lending or investment. During 2020, in response to the COVID-19 pandemic, the Federal Reserve reduced all reserve requirement ratios to zero. The Federal Reserve indicated that it may adjust reserve requirement ratios in the future if conditions warrant.

FDIC Insurance Assessments

BankPlus’ deposits are insured to the maximum extent permitted by the Deposit Insurance Fund of the FDIC. BankPlus is required to pay quarterly premiums, known as assessments, for this deposit insurance coverage. The FDIC uses a risk-based assessment system that imposes insurance premiums as determined by multiplying an insured bank’s assessment base by its assessment rate. A bank’s deposit insurance assessment base is generally equal to its total assets minus its average tangible equity during the assessment period. A bank’s regular assessments are determined within a range of base assessment rates based in part on its CAMELS composite rating, taking into account other factors and adjustments. The CAMELS rating system is a supervisory rating system developed to classify a bank’s overall condition by taking into account capital adequacy, assets, management capability, earnings, liquidity, and sensitivity to market and interest rate risk. The methodology that the FDIC uses to calculate assessment amounts is also based on the FDIC’s designated reserve ratio, which is currently 2%. Under the current methodology, a bank’s assessment rates are based on an initial base assessment rate of 3 to 30 cents per $100 of insured deposits, subject to certain adjustments, and, for a bank of BankPlus’ size, may range from 1.5 to 30 cents after applying adjustments.

The FDIC may terminate the deposit insurance of any insured depository institution, including BankPlus, if the FDIC determines after a hearing that the institution has engaged or is engaging in unsafe or unsound banking practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order, or any condition imposed by an agreement with the FDIC. The FDIC also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. Management is not aware of any existing circumstances that would result in termination of BankPlus’ deposit insurance.

162

Branching

BankPlus has branch offices in Mississippi, Louisiana, and Alabama. Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation, so long as the acquirer satisfies certain conditions, including that it is “well capitalized” and “well managed.” Furthermore, a “well capitalized” and “well managed” bank with its main office in one state is generally authorized to merge with a bank with its main office in another state, subject to certain deposit-percentage limitations, aging requirements, and other restrictions. After a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable federal or state law. In addition, as a result of the Dodd-Frank Act, banks may establish de novo branches across state lines, subject to capital, management, and community reinvestment standards, and other restrictions.

Community Reinvestment Act

The CRA requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. The agencies periodically examine the CRA performance of each of the institutions for which they are the primary federal regulator, and assign one of four ratings: Outstanding, Satisfactory, Needs to Improve, or Substantial Noncompliance. In order for an insured depository institution and its parent holding company to take advantage of certain regulatory benefits, such as expedited processing of applications and the ability of the holding company to engage in new financial activities, the insured depository institution must maintain a rating of Outstanding or Satisfactory. An institution’s size and business strategy determines the type of examination that it will receive. The FDIC evaluates BankPlus as a large, retail-oriented institution and applies performance-based lending, investment, and service tests. In its most recent CRA evaluation, as of March 22, 2021, BankPlus was rated Outstanding.

Consumer Protection Laws

BankPlus is subject to a number of federal and state laws designed to protect customers and promote lending to various sectors of the economy and population. These consumer protection laws apply to a broad range of BancPlus’ activities and to various aspects of BancPlus’ business, and include laws relating to interest rates, fair lending, disclosures of credit terms and estimated transaction costs to consumer borrowers, debt collection practices, the use of and the provision of information to consumer reporting agencies, and the prohibition of unfair, deceptive, or abusive acts or practices in connection with the offer, sale, or provision of consumer financial products and services. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, and their state law counterparts.

Because BankPlus has assets of not more than $10 billion, its primary federal regulator, the FDIC, examines and enforces BankPlus’ compliance with consumer financial protection laws. However, the CFPB has rulemaking authority, including with respect to prohibiting unfair, deceptive or abusive acts or practices that affect banks of any size. Additionally, the CFPB may participate in examinations of banks with not more than $10 billion in assets on a “sampling basis” and may refer potential enforcement actions against such banks to their primary federal regulators.

Violations of applicable consumer protection laws can result in significant potential liability, including actual damages, restitution, and injunctive relief, from litigation brought by customers, state attorneys general, and other plaintiffs, as well as enforcement actions by banking regulators and reputational harm.

163

Financial Privacy and Cybersecurity

Under the Gramm-Leach-Bliley Act, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. The Act also provides that, with certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided, and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

The federal banking agencies pay close attention to the cybersecurity practices of banks, and the agencies include review of an institution’s information technology and its ability to thwart cyberattacks in their examinations. An institution’s failure to have adequate cybersecurity safeguards in place can result in supervisory criticism, monetary penalties, and/or reputational harm.

Anti-Money Laundering and Sanctions Compliance

The Bank Secrecy Act, the USA PATRIOT Act of 2001 and other federal laws and regulations require financial institutions, among other things, to institute and maintain an effective AML program. Under these laws and regulations, BankPlus is required to take steps to prevent the use of the bank to facilitate the flow of illegal or illicit money, to report large currency transactions, and to file suspicious activity reports. In addition, BankPlus is required to develop and implement a comprehensive AML compliance program, as well as have in place appropriate “know your customer” policies and procedures.

The federal Financial Crimes Enforcement Network of the U.S. Department of the Treasury, in addition to other bank regulatory agencies, is authorized to impose significant civil money penalties for violations of these requirements, and has recently engaged in coordinated enforcement efforts with state and federal banking regulators, in addition to the U.S. Department of Justice, the CFPB, the Drug Enforcement Administration and the Internal Revenue Service. Violations of AML requirements can also lead to criminal penalties. In addition, the federal banking agencies are required to consider the effectiveness of a financial institution’s AML activities when reviewing proposed bank mergers and bank holding company acquisitions.

OFAC is responsible for administering economic sanctions that affect transactions with designated foreign countries, foreign nationals, and others, as defined by various Executive Orders and in various pieces of legislation. OFAC publishes lists of persons, organizations, and countries suspected of aiding, harboring, or engaging in terrorist acts. If BancPlus or BankPlus find a name on any transaction, account, or wire transfer that is on an OFAC list, BancPlus or BankPlus must freeze or block such account or transaction, file a suspicious activity report, and notify the appropriate authorities. Failure to comply with these sanctions could have serious legal and reputational consequences.

BancPlus and BankPlus maintain policies, procedures, and other internal controls designed to comply with these AML requirements and sanctions programs.

Federal Home Loan Bank System

BancPlus is a member of the FHLB of Dallas, which is one of 11 regional FHLBs that administer the home financing credit function of banking institutions. Each FHLB is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system, and makes advances to members in accordance with policies and procedures established by the Board of Directors of the FHLB and subject to the oversight of the Federal Housing Finance Agency. All advances from an FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

164

Real Estate Lending Evaluations

The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices, and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan-to-value ratio limitations on real estate loans. BancPlus’ loan policies establish limits on loan-to-value ratios that are equal to or less than those established in such regulations.

Commercial Real Estate Concentrations

Under guidance issued by the federal banking regulators, a financial institution will be considered to have a significant commercial real estate concentration risk, and will be subject to enhanced supervisory expectations to manage that risk, if (i) total reported loans for construction, land development, and other land, which we refer to as C&D, represent 100% or more of the institution’s total capital, or (ii) total commercial real estate loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50% or more during the prior 36 months. Based on BancPlus’ commercial real estate concentration as of September 30, 2021, it does not have concentration levels that warrant additional scrutiny under the guidance.

As of September 30, 2021, BancPlus’ total C&D loans (as defined in the guidance) as a percentage of capital totaled 99.8% and its total commercial real estate loans (as defined in the guidance) as a percentage of capital totaled 253.6%.

Relief Measures Under the CARES Act

Congress, various federal agencies, and state governments have taken measures to address the economic and social consequences of the pandemic, including the enactment on March 27, 2020 of the CARES Act, which, among other things, established various initiatives to protect individuals, businesses and local economies in an effort to lessen the impact of the COVID-19 pandemic on consumers and businesses. These initiatives included the PPP, relief with respect to TDRs, mortgage forbearance, and extended unemployment benefits. The Consolidated Appropriations Act, 2021, enacted on December 27, 2020, extended some of these relief provisions in certain respects.

The PPP permitted small businesses, sole proprietorships, independent contractors, and self-employed individuals to apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria. The CARES Act appropriated $349 billion to fund the PPP, and Congress appropriated an additional $320 billion to the PPP on April 24, 2020, and amended the PPP on June 5, 2020 to make the terms of the PPP loans and loan forgiveness more flexible. Additionally, the Consolidated Appropriations Act, 2021 appropriated a further $284 billion to the PPP, and permitted certain PPP borrowers to make “second draw” loans.

BancPlus accepted PPP applications and originated loans to qualified small businesses under the program. Consistent with the terms of the PPP, these loans carry an interest rate of 1% and are 100% guaranteed by the SBA. The substantial majority of BancPlus’ PPP loans have a term of two years. BancPlus’ participation in this program could subject it to increased governmental and regulatory scrutiny, negative publicity, or increased exposure to litigation, which could increase its operational, legal, and compliance costs and damage BancPlus’ reputation.

165

The CARES Act and related guidance from the federal banking agencies provide financial institutions the option to temporarily suspend requirements under GAAP related to classification of certain loan modifications as TDRs, to account for the current and anticipated effects of COVID-19. The CARES Act, as amended by the Consolidated Appropriations Act, 2021, specified that COVID-19 related loan modifications executed between March 1, 2020 and the earlier of (i) 60 days after the date of termination of the national emergency declared by the President and (ii) January 1, 2022, on loans that were current as of December 31, 2019 are not TDRs. Additionally, under guidance from the federal banking agencies, other short-term modifications made on a good faith basis in response to COVID-19 to borrowers that were current prior to any relief are not TDRs under ASC Subtopic 310-40, “Troubled Debt Restructuring by Creditors.” These modifications include short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant. Throughout 2020, BancPlus granted a high level of temporary loan modifications to its customers in the form of maturity extensions, payment deferrals, and forbearance.

The CARES Act also includes a range of other provisions designed to support the U.S. economy and mitigate the impact of COVID-19 on financial institutions and their customers. For example, provisions of the CARES Act require mortgage servicers to grant, on a borrower’s request, forbearance for up to 180 days (which can be extended for an additional 180 days) on a federally-backed single-family mortgage loan, or forbearance up to 30 days (which can be extended for two additional 30-day periods) on a federally-backed multifamily mortgage loan when the borrower experiences financial hardship due to the COVID-19 pandemic.

Further, in response to the COVID-19 pandemic, the Federal Reserve established a number of facilities to provide emergency liquidity to various segments of the U.S. economy and financial markets. Many of these facilities expired on December 31, 2020 or were extended for brief periods into 2021.

Legal Proceedings

On March 20, 2019, a complaint, which we refer to as the Complaint, Mills v. BankPlus, et al., Case #3:19-cv-00196-CWR-FKB, was filed in the United States District Court for the Southern District of Mississippi, Northern Division, by Alysson Mills, in her capacity as Court-appointed Receiver for Arthur Lamar Adams, who we refer to as Adams, and Madison Timber Properties, LLC, which we refer to as Madison Timber, naming BankPlus, three former BankPlus employees, one then-current BankPlus employee and other defendants, including defendants affiliated and unaffiliated with BankPlus, which we refer to as the Defendants. The Complaint seeks to recover damages from the Defendants for the benefit of the receivership estate related to certain investors who were allegedly defrauded by Adams and Madison Timber, whose actions were allegedly attributable to the actions of the Defendants that allegedly enabled negligent, illegal or fraudulent activities engaged in by Adams and Madison Timber. A brief description of the cause of action on the cover sheet filed with the Complaint includes securities, civil conspiracy, aiding and abetting, negligence, and other possible causes of action. The amount of damages (including punitive damages) requested against the Defendants in the Complaint is unspecified. On January 4, 2021, the plaintiff, Mills, filed an Amended Complaint. Answers and/or Motions to Dismiss the Amended complaint were filed by the Defendants. On July 8, 2021, the Court denied the Motion to Dismiss filed by BankPlus. A related motion for reconsideration was filed by BankPlus on August 9, 2021. On September 30, 2021, an order was entered to consolidate for purposes of discovery this case (No. 3:19-cv-00196-CWR-FKB) with three other related cases filed by Mills, the Receiver. By subsequent text-only order (No. 3:18-cv-00866-CWR-FKB) dated October 10, 2021, the four consolidated cases are stayed until January 31, 2022.

In addition to the above, BancPlus, including its subsidiaries, is party to various legal proceedings arising in the ordinary course of business. BancPlus does not believe that loss contingencies, if any, arising from pending litigation and regulatory matters will have a material adverse effect on its consolidated financial position or liquidity.

166

Implications of Being an Emerging Growth Company

BancPlus qualifies as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, BancPlus is:

•	required to present only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations, and provide less than five years of selected financial data in this prospectus;
•	exempt from the requirement to obtain an attestation report from auditors on management’s assessment of internal control over financial reporting under the Sarbanes-Oxley Act;
•	not required to comply with any new requirements adopted by the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;
•	permitted to provide less extensive disclosure about its executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means BancPlus does not have to include a compensation discussion and analysis and certain other disclosures regarding its executive compensation; and
•	not required to give BancPlus’ shareholders non-binding advisory votes on executive compensation or golden parachute arrangements.

BancPlus will cease to be an emerging growth company upon the earliest of: (i) the last day of the fiscal year in which it has at least $1.07 billion in annual gross revenues, (ii) the date on which it becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (the last day of the fiscal year in which it has more than $700 million in market value of its common stock held by non-affiliates as of the prior June 30), (iii) the date on which it issues more than $1.00 billion of non-convertible debt during the prior three-year period, or (iv) the last day of the fiscal year following the fifth anniversary of its initial public offering. BancPlus may choose to take advantage of some but not all of these reduced burdens. BancPlus has elected to adopt certain of the reduced disclosure requirements described above for purposes of the registration statement.

BancPlus expects to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports it files and will file with the SEC and proxy statements that it uses to solicit proxies from its shareholders. As a result, the information that BancPlus provides to its shareholders may be different than what you might receive from other public reporting companies from which you hold equity interests. In addition, the JOBS Act permits BancPlus to take advantage of an extended transition period for complying with new or revised accounting standards affecting public companies. BancPlus has elected to use this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that it files in the future, may not be subject to all new or revised accounting standards generally applicable to public companies for the transition period as long as it remains an emerging growth company or until it affirmatively and irrevocably opts out of the extended transition period under the JOBS Act. As a result, BancPlus’ consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

167

Management

Board of Directors

As of the date that the share exchange becomes effective, the number of directors of (i) BancPlus will be increased by two directors who qualify as independent directors under the standards of Nasdaq and will consist of the directors of BancPlus immediately prior to the effective time, as well as David Guidry and Ryan Lopiccolo in accordance with the definitive agreement. Upon the expiration of Mr. Guidry’s and Mr. Lopiccolo’s respective terms, their respective successors will be duly elected, appointed or qualified, or until their earlier death, resignation or removal in accordance with the BancPlus articles and BancPlus bylaws, and (ii) BankPlus will be increased by three directors and will consist of the directors of BankPlus immediately prior to the effective time, as well as Mr. Guidry, Mr. Lopiccolo and Gary Blossman, who will serve until their respective successors will be duly elected, appointed or qualified, or until their earlier death, resignation or removal in accordance with the BankPlus articles and BankPlus bylaws.

The BancPlus board of directors is divided into three classes, with each director serving a three-year term and until his or her successor is elected or qualified, or until his or her earlier death, resignation or removal. The election of directors is staggered so that approximately one-third of the BancPlus board of directors is elected at each annual meeting. The terms of the Class I directors expire at the 2023 annual meeting, the terms of the Class II directors expire at the 2024 annual meeting, and the terms of the Class III directors expire at the 2022 annual meeting. The BancPlus directors discharge their responsibilities throughout the year at board of directors and committee meetings and also through telephone contact and other communications with its executive officers. The BancPlus directors to comprise each of Class I, Class II and Class III, as well as their respective ages, as of the effective time, are set forth below.

Name	Age	Director Since	Class	Independent
S.R. Evans Jr. Jr., M.D.	82	2020	I	Yes
Kirk A. Graves	56	2020	III	No
Kennith W. Helton	80	1983	I	Yes
Randall E. Howard	73	2015	II	Yes
B. Bryan Jones III	70	2000	III	No
R. Eason Leake	74	2015	II	No
Carl R. Montgomery	81	1976	I	Yes
R. Hal Parker	74	2008	II	Yes
Thomas G. Peaster	80	1987	I	No
John F. Phillips III	71	1988	II	Yes
William A. Ray	65	1987	III	No
Max S. Yates	62	2000	III	No
David Guidry(1)	64	2021
Ryan J. Lopiccolo(1)	39	2021

(1)	Service will commence in connection with the closing of the transaction. It is expected that one new director will be appointed to a three-year term and the other will be appointed to a two-year term.

168

The table below provides, as of the effective time, the expected composition for each committee of the BancPlus board.

Name	Audit	Compensation	Nominating & Corporate Governance	Risk	Trust
S.R. Evans Jr., M.D.	Member		Member	Member	Member
Kirk A. Graves
Kennith W. Helton			Member	Member	Member
Randall E. Howard	Chair	Member	Member	Member
B. Bryan Jones III			Member	Member	Chair
R. Eason Leake		Member		Member	Member
Carl R. Montgomery	Member	Chair	Chair	Member
R. Hal Parker	Member	Member	Member	Chair
Thomas G. Peaster					Member
John F. Phillips III	Member			Member
William A. Ray
Max S. Yates					Member
David Guidry(1)
Ryan J. Lopiccolo(1)
(1)	BancPlus has not yet determined which committees Mr. Guidry and Mr. Lopiccolo, as new directors of the BancPlus board upon the closing of the transaction, are expected to join.

Executive Officers

The officers of BankPlus, each of whom are listed below, will, from and after the date that the transaction becomes effective, continue as the officers of the combined company. BancPlus’ executive officers are appointed by the BancPlus board and hold office until their successors are duly appointed and qualified or until their earlier death, resignation or removal. The executive officers of BankPlus are appointed by the BankPlus board and hold office until their successors are duly appointed and qualified or until their earlier death, resignation or removal. Each of BankPlus’ current executive officers, as well as their ages, are set forth below.

Name	Position	Age
William A. Ray	President and Chief Executive Officer	65
Kirk A. Graves	Senior Executive Vice President and Chief Operating Officer	57
M. Ann Southerland	Senior Executive Vice President and Chief Financial Officer	61
Eugene F. Webb	Senior Executive Vice President and Chief Banking Officer	61
Gregory A. Ray	Senior Executive Vice President and Chief Risk Officer	55
Max S. Yates	Senior Executive Vice President and Chief Strategy Officer	62

169

Background of Directors and Executive Officers

A brief description of the background of each of the BancPlus and BankPlus directors and executive officers is set forth below.

Directors:

S.R. Evans, Jr., M.D. Dr. Evans has served as a director of BancPlus since 2020. He previously served as a director of SCC, the entity with which BancPlus merged in 2020, and SBT, a banking subsidiary of SCC, from 1985 to 2020 and served as Vice-Chairman of the SCC board of directors from 2000 to 2020. He serves as a member of the Audit Committee, Nominating and Corporate Governance Committee, Risk Committee and Trust Committee. Dr. Evans has practiced medicine from 1978 to the present and was co-owner of the Greenwood Clinic for Women, PLLC from 2002 to 2020. In addition, he has worked as a staff physician at Greenwood Leflore Hospital in Greenwood, Mississippi from 1972 to the present, including serving previously as chief of surgery in gynecology and as a member of the executive committee of the medical staff. He currently practices as a hospitalist at Greenwood Leflore Hospital. Dr. Evans also operates Evans Angus Farms, an unincorporated family cattle farming operation consisting of a herd of roughly 200 to 300 cattle, which he acquired in 1972. Dr. Evans has gained extensive banking experience through his service as Vice President of SBT from 2000 until his retirement in 2015. His sound decision-making, analytical skills and forward thinking were instrumental in SCC’s growth and success, and these same attributes make him qualified to serve on the BancPlus board.

Dr. Evans holds a Bachelor of Science in Chemical Engineering from Mississippi State University, and he graduated from the University of Mississippi School of Medicine. He completed his residency at the University of Tennessee Regional Medical Center at Memphis and his fellowship at Sloan-Kettering Hospital for Cancer in New York City.

Kennith W. Helton. Mr. Helton has served as a director of BancPlus since 1983 and is a member of the Nominating and Corporate Governance Committee, Trust Committee and Risk Committee. He has also been a member of the BankPlus board since 1983. Mr. Helton worked on the family farm and in the family general store in the foothills of Virginia before beginning his career in the grocery industry with Colonial Foods from 1959 to 1964. He has extensive entrepreneurial experience as co-founder of Sunfoods, LLC, Premier Foods, LLC, Rainbow Laundry, LLC, Triple H Properties, LLC, Party Time Ice, LLC, Pit Stop Ice, LLC, Best Choice LLC, Maywood Foods DBA McDade Foods, LLC, and McHel, LLC DBA McDade’s Wine and Spirits. Additionally, he was Vice President of Premier Foods, LLC, Maywood Foods DBA McDade Foods, LLC, and Party Time Ice, LLC. He also co-owned WJNS, LLC, a radio station, and has experience in business consulting, currently acting as Internal Advisor to Action Properties, which focuses on the development and management of shopping centers and building refurbishment. Mr. Helton’s many years of business experience, long-term relationship with BankPlus, and contacts in the community are among his qualifications to serve on the BancPlus board.

Randall E. Howard. Mr. Howard has served as a director and Vice Chairman of the BancPlus board and the BankPlus board since 2015 and has served as Lead Director since March 2020. He is Chairman of the Audit Committee and serves as a member of the Compensation Committee, Nominating and Corporate Governance Committee, Risk Committee, and Executive Loan Committee. Mr. Howard served as President of Commercial Banking of Hibernia Corp. and Hibernia National Bank from 2003 to 2005, with responsibility for commercial and middle-market corporate banking, including commercial real estate, energy/maritime, commercial mortgage capital, treasury management, energy investments, leasing, Hibernia insurance, and public fund sales, and served as a member of the board of directors of Hibernia Corp. and Hibernia National Bank. Prior to that, he served as Chief Commercial Banking Executive of Hibernia Corp. and Hibernia National Bank from 2000 to 2003 and as Chairman of the Southeast Region for Hibernia Corp. and Hibernia National Bank from 1998 to 2000. Mr. Howard was a member of the board of directors of Hibernia Corp. and Hibernia National Bank from 2000 to 2005. From 1987 to 1998, he served as President and Chief Executive Officer of Argent Bank, a Louisiana

170

banking association headquartered in Thibodaux, Louisiana, which was merged with and into Hibernia National Bank in 1998. Mr. Howard has served as a director of First Bank and Trust and First Trust Corporation since 2009. Mr. Howard’s 35 years of experience in the financial service industry, his understanding of the regulatory structure in which BancPlus operates, his experience on the boards of other banks, and his contacts in markets served by BankPlus make him well qualified to serve on the BancPlus board.

Mr. Howard earned a Bachelor of Science in Finance from the University of Southern Mississippi and is a graduate of the School of Banking of the South at Louisiana State University.

B. Bryan Jones III. Mr. Jones has served as a director of BancPlus since 2000. He is a member of the Nominating and Corporate Governance Committee and Risk Committee and serves as Chair of the Trust Committee. Mr. Jones was a Senior Executive Vice President and Chief Private Banking Officer of BankPlus from 2012 until his retirement in March 2019. Prior to 2010, he held various positions at BankPlus, including Senior Executive Vice President and President—North Region. Mr. Jones has also developed valuable board of directors experience through his service on other boards, serving as a director of Staplcotn, one of the largest cotton marketing cooperatives in the United States, from 1998 until September 2020. Additionally, he serves on the civic board of the Mississippi Chapter of the Nature Conservancy. His knowledge of BancPlus’ products and services and the regulatory environment in which it operates, as well as his relationships in the community, make him well qualified to serve as a director of BancPlus.

Mr. Jones holds a Bachelor in Business Administration from the University of Mississippi.

R. Eason Leake. Mr. Leake has served as a director of BancPlus since 2015, and is a member of the Compensation Committee Risk Committee and Trust Committee. Mr. Leake’s leadership experience as Chief Executive Officer from 1999 to 2012 and Chairman of the Board from 2002 to the present of Ross & Yerger, an insurance company, add significant value to the BancPlus board. Mr. Leake was also a director from 2009 until 2010 and Interim Chief Executive Officer from May 2010 until August 2010 at Infinity Business Group, Inc., when it entered into Chapter 7 bankruptcy under the United States Bankruptcy Code. He started his career in banking at People’s Bank in Tupelo, Mississippi, as an assistant cashier. He is certified as a Chartered Property Casualty Underwriter and currently works as a producer at Ross & Yerger. With over 40 years of experience serving community banks, Mr. Leake has expertise in collateral protection strategies, asset and fee income growth strategies, and strategic planning. In addition, Mr. Leake currently serves as Chairman of the board of directors of PriorityOne Capital Corporation and is a director of PriorityOne Bank, further augmenting his experience. Mr. Leake’s prior banking experience, extensive managerial and leadership experience gained through his years with Ross & Yerger, and relationships in the markets BancPlus serves make him well qualified to serve on the BancPlus board.

Mr. Leake earned a Bachelor of Arts in Economics from Millsaps College.

Carl R. Montgomery. Mr. Montgomery has served as a director of BancPlus since 1976 and serves as Chairman of the Compensation Committee and Nominating and Corporate Governance Committee. He is also a member of the Audit Committee and Risk Committee. He has served as a director of BankPlus since 1976. Mr. Montgomery is a partner with the law firm Montgomery McGraw PLLC, a position he has held since 1966. He has also been President of Claridge & Associates, Inc., an investment company, since 1969, and Montgomery Grant Development, Inc., an investment company, since 2006. He serves as Secretary and Treasurer of Livingston Development, Inc., an investment company, since 1999, Doaks Creek, an investment company, since 2005, Forty Three Investment, Inc., an investment company since 1998, Dinkins Street Land Co., Inc., an investment company since 2005, and Canton Mid-Town Apartments, an investment company, since 1999. He previously served as a director and Chairman of the Board of the Madison County Chapter of American Red Cross, from 1978 to 1980, and was President of both the MS State Alumni Association and the Mississippi Inter-Alumni Council. In addition, he was elected to the Mississippi State Senate, 20th District, in 1980, 1984, 1988, and 1990,

171

and served as Chairman of the Senate Finance Committee. Mr. Montgomery’s legal and financial experience, leadership in civic and not-for-profit organizations, and contacts in the markets served by BancPlus are among his qualifications to serve on the BancPlus board.

Mr. Montgomery earned a Bachelor of Science in 1961 from Mississippi State University and a Juris Doctor degree from University of Mississippi Law School.

R. Hal Parker. Mr. Parker has served as a director of BancPlus since 2008. He is a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. He also serves as Chairman of the Risk Committee. Mr. Parker began his career in catalog store management from 1972 to 1976, before working with Climate Masters, Inc. from 1976 to 1996. In 1982, Mr. Parker founded Sunbelt Wholesale Supply Co., a regional distributor of fiberglass insulation and residential roofing products, which later was acquired by Service Partners, LLC, the largest distributor of fiberglass insulation in the United States. Through his work with Sunbelt Wholesale and Service Partners, Mr. Parker honed his business acumen and leadership experience. From 2000 to 2006, Mr. Parker was a partner in Mississippi Roofing Supply. He is currently a general partner in Parker Land, LLC, which he founded in 2002, and a managing member of Sunbelt-Mitchell LLC and related entities operating an automobile dealership in Mississippi. He has also been active in various real estate holding and development entities for over 20 years. Mr. Parker is dedicated to community involvement and has been a member of the board of trustees of the Mississippi Institution of Higher Learning since 2012. From 1996 to 1999, he also served as a director of the Rankin Health Foundation and Rankin First. Mr. Parker’s extensive managerial responsibilities and depth of knowledge gained from his years of business experience, relationships in the markets BancPlus serves, and community involvement make him well qualified to be a member of the BancPlus board.

Mr. Parker holds a Bachelor of Science in Business from Mississippi State University.

Thomas G. Peaster. Mr. Peaster has been Chairman of the BancPlus board since 1987, is a member of the Trust Committee and is an employee of BankPlus. He has also served as Chairman of the BankPlus board since 1987. Mr. Peaster owned and served as President of Peaster Tractor, Inc., a John Deere dealership, for over 38 years from 1965 to 2004. He also spent 33 years operating a cotton farm. He served as Chairman of the Board of Amco Manufacturing, Inc., a farm equipment manufacturer, from 1987 to 2011, and Chairman of the Board of Lexington Homes, Inc., a mobile home manufacturer, from 2004 to 2016. In addition, he managed the accounting department of First National Bank of Jackson from 1964 to 1965 and was an auditor with the Public Housing Administration from 1962 to 1964. Mr. Peaster also served on the board of directors of Delta National Bank from 1978 to 1987. His extensive management and accounting experience, including in the banking industry, along with his relationships in the communities BancPlus serves and broad understanding of the products and services BancPlus offers gained through his many years of service as Chairman of the BankPlus board, are among his qualifications to serve as a director of BancPlus.

Mr. Peaster holds a Bachelor of Business Administration from the University of Mississippi.

John F. Phillips III. Mr. Phillips has been a director of BancPlus since 1988 and is a member of the Audit Committee and the Risk Committee. He also sits on the BankPlus board. His principal occupation is in farming and agriculture, as an owner and manager of farming and land ownership company Phillips Planting Company in Holly Bluff, Mississippi, a position he has held since 1985. He has been an owner and manager of each of Phillips Farm Elevator, a grain merchandising company, from 2007 to present, and Sleepy Hollow II, LLC, a land ownership company, from 2010 to present. He has also been owner of Phillips Farms, the holding company for Silver Creek Gin Company, a commercial cotton ginning company, since 1999. Additionally, he was named President of Silver Creek Gin Company in 1999 and has been an owner and manager of Producer’s Flying Service, a flying service company, since 1992. Formerly, Mr. Phillips was a partial owner of each of Lexington Homes, a mobile home manufacturing and sales company, from 2004 to 2016, Phillips Brother’s

172

Farms, a commercial catfish farming company, from 1980 to 2016, and Phillips Brother’s Land, a land ownership company, from 2010 to 2012. He also holds an ownership interest in fourteen additional companies. Mr. Phillips’s broad managerial and entrepreneurial experience as an owner of multiple companies and seasoned business judgment are among his qualifications to be a member of the BancPlus board.

David Guidry. Mr. Guidry has served as a director of the FTC board and the FBT board since 2002 and 1998, respectively, and serves as Vice-Chairman of the FBT board and as Chairman of the FTC and FBT audit committees. Since 1982, Mr. Guidry has served as the President and Chief Executive Officer of Guico Industries, a manufacturer and distributor of equipment used in the exploration and development of oil fields and serving the entire North American oil patch, and founded its predecessor, Guico Machine Works, Inc., in 1982. Mr. Guidry is a trustee of Baptist Community Ministries and serves as a director of the Boy Scouts of America, the Louisiana Children’s Museum, the Louisiana Minority Business Council, Idea Village, Jefferson Parish and the Northshore business council. He previously served as a director of the New Orleans branch of the Federal Reserve Bank of Atlanta, Chairman of the board of commissioners of the Port of New Orleans and as a member and Chairman of the audit committee of the Louisiana University System Board of Supervisors. He has received numerous federal, state and local honors, including the Small Business Administration Minority Business Award and Manufacturer of the Year, Louisiana Lantern Award and Young Leadership Council Role Model Award. Mr. Guidry’s background as a chief executive officer for almost four decades, and his extensive community, business and financial experience serving as a director of and serving on and chairing numerous audit committees of several for- and non-profit entities make him qualified to serve on the BancPlus board.

Mr. Guidry attended the Amos Tuck School of Business at Dartmouth University after graduating from T.H. Harris Technical College.

Ryan J. Lopiccolo. Mr. Lopiccolo has served as a director of the FTC boards since 2014. During his time as a director of the FTC boards, Mr. Lopiccolo’s duties included serving on the audit, loan, and M&A committees, in addition to serving on various executive committees. Since 2014, Mr. Lopiccolo has served as Executive Vice President of Columbus Properties, a real estate development firm. Mr. Lopiccolo’s diverse background, including years of restaurant entrepreneurship and retail experience specializing in e-commerce, payment processing and commercial real estate sales make him qualified to serve on the BancPlus board.

Mr. Lopiccolo holds a Bachelor’s of Business Administration from the University of San Diego.

Executive Officers:

William A. “Bill” Ray. Mr. Ray, who is also a director, is the BancPlus President and Chief Executive Officer and has served in these roles since 1986. As President and CEO, Mr. Ray is responsible for leading and managing all facets of BancPlus operations, including establishing its long-term goals, strategies, and corporate vision. Mr. Ray was the Chief Financial Officer at BankPlus from 1983 to 1986. He has served on the BancPlus board since 1987. Prior to joining BankPlus, Mr. Ray was a Supervising Senior Accountant at Peat, Marwick, Mitchell & Co in Jackson, Mississippi from 1981 to 1983. He continues to hold his certified public accountant certification. Mr. Ray’s leadership, together with the skills and knowledge of the banking industry and BankPlus gained during his tenure with BancPlus, has been instrumental to its recent growth and success. In addition, Mr. Ray brings to the BancPlus board and franchise a unique blend of banking experience that is extremely valuable to BancPlus as it looks to grow its franchise in legacy and new markets.

Mr. Ray holds a Bachelor of Business Administration in Accounting from the University of Mississippi. Mr. Ray is not related to Mr. Gregory A. Ray, a Senior Executive Vice President and the Chief Risk Officer of BancPlus.

173

Kirk A. Graves. Mr. Graves, who also serves as a director, has served as Senior Executive Vice President and Chief Operating Officer since 2020. Mr. Graves previously served as Chief Executive Officer of SCC, the entity with which BancPlus merged in 2020 and as Chief Executive Officer and Chairman of the board of directors of SBT, a banking subsidiary of SCC, since 2016. He has served as a director of SBT since 2004. Previously, Mr. Graves served as Chief Financial Officer of SBT from 2002-2015. Prior to joining SCC, Mr. Graves worked at Trustmark National Bank from 1994-2002, first as Vice President for Public Finance and then as Vice President—Bank Funding Manager. From 1993-1994, Mr. Graves was an investment officer at Sunburst Financial Group. He began his career in the banking industry as Assistant Vice President for Credit Administration from 1987-1992 at Eastover Bank for Savings. Mr. Graves brings over thirty years of banking experience to his position; additionally, he holds the chartered financial analyst and certified public accountant certifications.

Mr. Graves holds a Bachelor of Business Administration in Banking and Finance and in Managerial Finance, as well as a Masters of Business Administration, from the University of Mississippi.

Mary “Ann” Southerland. Ms. Southerland has served as Senior Executive Vice President and Chief Financial Officer since 2020. She served as Executive Vice President and Chief Financial Officer from 2012 to 2020. In addition, she served as Senior Vice President and Controller from June 2003 to 2012. Prior to joining BancPlus, Ms. Southerland was Vice President of Finance and Controller of Tritel Communications, Inc. from 1998 to 2001, and Director of Financial Reporting of SkyTel Communications, Inc. from 1995 to 1998. From 1987 to 1995, Ms. Southerland worked for Entergy Corporation, where she held various positions including Manager, Corporate Accounting and Reporting and Manager, Regulatory Reporting and Tax. She was also a Senior Accountant at Arthur Andersen & Company from 1983 to 1986. Ms. Southerland is a member of both the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.

Ms. Southerland graduated from Mississippi State University with both a Bachelor of Professional Accountancy and a Masters of Professional Accountancy.

Eugene F. “Jack” Webb. Mr. Webb has served as Senior Executive Vice President and Chief Banking Officer since his appointment in January 2018. Prior to his current position, he held various positions with BancPlus, including Senior Executive Vice President and Chief Community Banking Officer from 2012 to 2018; Senior Executive Vice President and President—South Region from 2004 to 2012; Executive Vice President and President—South Region from 2000 to 2004; Senior Vice President and Director of Risk Management from 1998 to 2000; and Vice President and Director of Risk Management from 1996 to 1998. From 1990 to 1996, Mr. Webb was a National Bank Examiner with the Comptroller of Currency in Jackson, Mississippi. He started his long career in the banking industry with positions as an Associate National Bank Examiner from 1986 to 1989 and as a Vice President—Credit Department Manager of Altus Bank from 1989 to 1990.

Mr. Webb holds Bachelor of Business Administration in Banking & Finance and Managerial Finance from University of Mississippi and a Master of Business Administration, Finance from Memphis State University.

Max S. Yates. Mr. Yates has served as a director since 2000 and Senior Executive Vice President and Chief Strategy Officer since 2020 and is a member of the Trust Committee. He previously served as Senior Executive Vice President and Chief Risk Officer from 2012 to 2020. He served as Executive Vice President and Chief Risk Officer from 2006 to 2012. Prior to serving as Chief Risk Officer, he served as BankPlus’ Director of Treasury from 2000 to 2006 and Chairman of BankPlus’ Asset Liability Committee from 2000 to 2007. Additionally, Mr. Yates has served as a member of the BancPlus board and as Secretary of the BancPlus board since 2000. Prior to joining BancPlus, he was Senior Vice President of First National Bank of Holmes County from 1989 to 2000. Since starting his career in the banking industry in 1981, Mr. Yates has held various positions, including working as a Fixed Income Institutional Sales Advisor at a regional investment firm, advising community banks, and working in investments and treasury at two publicly traded financial institutions. Since 2014, he has served as a member of the board of directors of the Community Development Bankers Association. He also serves on the

174

Mississippi Public Funds Guaranty Pool Board and on the FHLB of Dallas’ Member Advisory Council and is on the board of directors of the Mississippi Economic Council. Previously, Mr. Yates served on the board of directors of the Mississippi Bankers Association from 2010 to 2014, and currently serves on the legislative committee. His more than 39 years in the banking industry, as well as his relationships in the community, make him well qualified to serve as a director of BancPlus.

Mr. Yates holds a Bachelor of Business Administration from University of Mississippi and is a graduate of the Graduate School of Banking at Louisiana State University.

Gregory A. “Greg” Ray. Mr. Ray has served as Senior Executive Vice President and Chief Risk Officer since 2020. He previously served as Senior Executive Vice President and Chief Administrative Officer from 2018 to 2020. Additionally, Mr. Ray served as Executive Vice President—Community Banking of BankPlus from 2015 to 2018. Prior to joining BancPlus, he held several positions with BancorpSouth, including Executive Vice President and Chief Banking Officer from June 2014 to September 2014; Executive Vice President—Community Banking from 2012 to 2014; Senior Vice President Branch Administration from 2009 to 2012; and Senior Vice President Funds Management from 2003 to 2009. Mr. Ray has over 30 years of experience in the banking industry and holds the Chartered Financial Analyst designation.

Mr. Ray holds a Bachelor of Business Administration in Banking & Finance from Mississippi State University, is a graduate of the ABA Stonier Graduate School of Banking, and holds a Wharton Leadership Certificate from the University of Pennsylvania. Mr. Ray is not related to William A. Ray, the BancPlus President and Chief Executive Officer and director.

Corporate Governance Principles and Board Matters

Director Independence. Shares of BancPlus common stock are not listed on a national securities exchange or an inter-dealer quotation system that requires that a majority of BancPlus’ board consist of independent directors. Under these circumstances, the rules of the SEC require that BancPlus identify which of its directors is independent using a definition for independence for directors of a national securities exchange or inter-dealer quotation system, which has requirements that a majority of the board of directors be independent. The BancPlus board has undertaken a review of the independence of each director based upon the rules of Nasdaq, including applicable independence requirements for committees of the board of directors. Applying these standards, the BancPlus board has affirmatively determined that, with the exception of Messrs. Peaster, W. Ray, Jones, Yates, Leake, and Graves, each of BancPlus’ directors qualifies as an independent director under the applicable rules. Mr. Jones serves on BancPlus’ Nominating and Corporate Governance Committee and Mr. Leake serves on BancPlus’ Compensation Committee. Neither is currently an executive officer or family member of an executive officer, and the BancPlus board has determined that such membership is in the best interests of BancPlus and its shareholders.

In making independence determinations, the BancPlus board has considered the current and prior relationships that each director has with BancPlus and all other facts and circumstances the BancPlus board deemed relevant in determining their independence, including the beneficial ownership of BancPlus capital stock by each director, and the transactions involving them described in the section entitled “—Certain Relationships and Related Transactions.”

175

Compensation Committee Interlocks and Insider Participation. Mr. Leake, a member of BancPlus’ Compensation Committee, is affiliated with Ross & Yerger, an insurance agency that provides insurance to BancPlus and to BankPlus. For additional information, see the section entitled “—Certain Relationships and Related Transactions—Other Related Person Transactions.” None of the BancPlus executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the BancPlus directors or on the Compensation Committee.

Audit Committee Financial Expert. BancPlus does not have an audit committee financial expert serving on the Audit Committee. At this time, BancPlus believes that the experience provided by each member of the audit committee together offers the registrant adequate oversight for the BancPlus’ level of financial complexity.

Executive Compensation

As an emerging growth company under the JOBS Act, BancPlus has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit it to limit reporting of executive compensation to its principal executive officer and its two other most highly compensated executive officers, which are referred to as its “named executive officers.”

BancPlus’ named executive officers for the year ended December 31, 2020 are:

•	William A. Ray, President and CEO of BancPlus and BankPlus

•	Kirk A. Graves, Senior Executive Vice President and Chief Operating Officer of BancPlus and BankPlus

•	Eloise S. Patridge, Senior Executive Vice President and Chief Operations Officer of BancPlus and BankPlus

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the named executive officers for the years ended December 31, 2020 and 2019. Unless otherwise noted, all cash compensation for each of BancPlus’ named executive officers was paid by BankPlus.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(6)	Total ($)
William A. Ray	2020	623,077	15,000	—	435,000	85,254	1,158,331
President and CEO	2019	614,423	—	534,832	286,365	74,907	1,510,527
Kirk A. Graves(4)
SEVP and Chief Operating Officer	2020	237,538	4,200	—	121,800	2,138,900	2,502,438
Eloise S. Patridge(5)	2020	363,462	6,125	—	177,625	38,586	585,798
SEVP/Chief Operations Officer	2019	359,615	—	209,364	119,319	32,337	720,635

(1)	Amounts represent additional performance-based cash bonuses earned under BancPlus’ annual incentive program in consideration of discretionary factors, as discussed further below in “—BancPlus’ Executive Compensation Program—Annual Incentive Program.
176

(2)	Amounts represent two grants of restricted stock that occurred during 2019. On March 20, 2019, the executives received restricted stock awards under the long-term incentive program for 2018. In December 2019, after noting the potential blackout of BancPlus securities following the effectiveness of BancPlus’ Form S-4, BancPlus’ Compensation Committee elected to accelerate the grant of restricted stock to be awarded for 2019. On December 20, 2019, the executives received restricted stock awards under the long-term incentive program for 2019. No grants of restricted stock were made to any of the named executives during 2020. The market value of the unvested awards as of December 31, 2020 is based on the December 31, 2020 value of $51.25 per share of BancPlus common stock, which was the latest appraisal received by BancPlus for purposes of administering the ESOP. As previously disclosed, this appraised value was determined solely for purposes of the ESOP’s administration and is therefore subject to certain limitations, qualifications and assumptions and may not reflect the fair value of BancPlus’ common stock, is presented for illustrative purposes only and should not be relied on for any reason. In particular, the COVID-19 pandemic has had a significant impact on the trading markets for equity securities, including the value of equity securities of banking institutions. Neither BancPlus nor the ESOP has any obligation to seek an adjusted valuation, to use these appraised values for any other purpose or, if BancPlus or the ESOP obtains a new appraised value, to disclose such new appraised value.
(3)	Amounts represent performance-based cash bonuses earned under BancPlus’ annual incentive program.
(4)	Mr. Graves joined BancPlus on April 1, 2020 following the SCC Merger.
(5)	Ms. Patridge retired from the office of Senior Executive Vice President/Chief Operations Officer effective April 1, 2021.
(6)	The following table details the amounts included in All Other Compensation:

	Year	Use of Company Vehicle ($)	Country Clubs Dues ($)	Dividends on Restricted Stock ($)	401(k) Employer Contributions ($)	Spousal Travel ($)	Life Insurance Premiums ($)	Director Fees ($)	Change in control ($)(1)	Mortgage Rebate ($)	Car Allowance ($)
Mr. Ray	2020	2,153	17,707	14,211	11,400	192	25,191	14,400	—	—	—
	2019	3,977	16,893	7,277	11,200	2,103	19,057	14,400	—	—	—
Mr. Graves	2020	—	1,560	—	11,400	—	3,520	10,800	2,109,220	1,500	900
Ms. Patridge	2020	—	2,508	4,814	11,400	—	19,864	—	—	—	—
	2019	—	2,508	2,519	11,200	1,173	14,937	—	—	—	—

(1)	The change in control payment was the result of an arrangement between Mr. Graves and State Capital Corp. that was triggered by BancPlus’ merger with State Capital Corp. and paid by BancPlus following the merger.

BancPlus’ Executive Compensation Program

The BancPlus Compensation Committee and the BancPlus board oversees BancPlus’ executive compensation program, which includes both annual and long-term performance-based incentive programs that BancPlus believes are market-competitive and linked to the strategic objectives of BancPlus. In developing the executive compensation program, the Compensation Committee considered, among other things, the advice and recommendation of its compensation consultant.

Annual Incentive Program

Under BancPlus’ annual incentive program, which we refer to as AIP, each executive officer has a target annual award amount based on a multiple of his or her base salary. The executive officers are eligible to earn the annual award based on BancPlus’ performance relative to metrics that are aligned with the strategic objectives of BancPlus, as established by the Compensation Committee from year to year. Annual awards for threshold performance start at 50% of the target amount, with maximum performance earning 150% of the target amount. Performance below threshold level results in no payout for that metric.

177

For 2020, Mr. Ray’s target AIP award was 50% of his base salary and each of Ms. Patridge and Mr. Graves’ target AIP award was 35% of the executive officer’s base salary. In addition, the 2020 annual incentive awards were based on five equally weighted corporate performance metrics: net income adjusted for nonrecurring expenses, adjusted efficiency ratio, coverage ratio, ratio of non-performing assets to total assets, and total asset growth excluding assets acquired through acquisitions, with each metric having a defined threshold, target, and maximum performance goal. In February 2021, the Compensation Committee determined that BancPlus had reached maximum performance level on four of the five metrics, and in consideration of discretionary factors, Mr. Ray and Ms. Patridge each received the maximum 150% target award under the AIP. Since Mr. Graves was only employed by BancPlus for nine months of 2020, he received 75% of his maximum target award.

Long-Term Incentive Program

Under the long-term incentive program, which we refer to as the LTIP, BancPlus’ executive officers are eligible to receive equity-based awards under the 2018 Long-Term Incentive Plan, which we refer to as the 2018 Plan. Each executive officer has a target LTIP award value based on a multiple of his or her base salary and is eligible to receive an LTIP award based on BancPlus’ performance relative to a performance metric or metrics determined by the Compensation Committee. LTIP awards for threshold performance start at 50% of target value, with maximum performance resulting in an award determined using 150% of the target value. No grant is made for results falling below threshold performance.

In December 2019, after noting the potential blackout of BancPlus securities following the effectiveness of BancPlus’ Form S-4, the Compensation Committee elected to accelerate the grant of the restricted stock to be awarded under the 2018 LTIP. The 2018 LTIP awards vest in annual increments over three years for Mr. Ray and two years for Ms. Patridge following April 1, 2020, which is the date the restricted stock would have been granted in 2020 had the Compensation Committee not accelerated the award. Mr. Graves was not employed by BancPlus in 2019 and therefore did not receive a restricted stock grant under the 2018 LTIP. No restricted stock grants were awarded to any of the named executive officers during 2020.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards held by each of BancPlus’ named executive officers on December 31, 2020.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Mr. Ray	March 20, 2018	1,061	$54,376
	March 20, 2019	2,932	150,265
	December 20, 2019	5,526	283,208
Mr. Graves	N/A	—	—
Ms. Patridge	March 20, 2019	782	40,078
	December 20, 2019	2,302	117,978

(1)	The grants made on March 20, 2018 and 2019 vest in annual increments over three years for Mr. Ray and two years for Ms. Patridge following the grant date. The grants made on December 20, 2019 vest in annual increments over three years for Mr. Ray and two years for Ms. Patridge following April 1, 2020.
(2)	The market value of the unvested awards as of December 31, 2020 is based on the December 31, 2020 value of $51.25 per share of BancPlus common stock, which was the latest appraisal received by BancPlus for purposes of administering the ESOP. As previously disclosed, this appraised value was determined solely for purposes of the ESOP’s administration and is therefore subject to certain limitations, qualifications and

178

assumptions and may not reflect the fair value of BancPlus’ common stock, is presented for illustrative purposes only and should not be relied on for any reason. In particular, the COVID-19 pandemic has had a significant impact on the trading markets for equity securities, including the value of equity securities of banking institutions. Neither BancPlus nor the ESOP has any obligation to seek an adjusted valuation, to use these appraised values for any other purpose or, if BancPlus or the ESOP obtains a new appraised value, to disclose such new appraised value.

Employment Agreement

BancPlus entered into an Employment Agreement with Mr. Ray effective January 1, 2018. The agreement provides for an initial three-year term of employment and renews automatically for successive one-year terms unless either party gives the other 90 days’ notice of an intent not to renew. The agreement generally provides that Mr. Ray will (a) receive an annual base salary (subject to adjustments), (b) be eligible to participate in the AIP and the LTIP on the same basis generally applicable to senior executive officers, (c) participate in the qualified retirement plan, employee benefit and deferred compensation programs, perquisite programs and any health benefit plans available to senior executive officers, and (d) receive continued coverage under a life insurance policy providing a death benefit of no less than $2,560,000. The agreement provides for the following severance benefits in the event of termination of employment by BancPlus other than for cause or by Mr. Ray for good reason, unrelated to a change in control: (a) a lump sum payment equal to the sum of three times his then-current base salary and two times the average bonus received by Mr. Ray in the prior three years, (b) payment of a pro rata annual bonus for the year of termination based on achievement of the applicable performance metrics, and (c) payment of COBRA premiums for 18 months. As a condition of his receipt of these severance benefits, Mr. Ray must sign a general release in favor of BancPlus and comply with certain restrictive covenants, including covenants not to disclose confidential information, not to compete for six months following termination, and not to solicit employees or customers or interfere with any of BancPlus’ customer relationships for 36 months following termination. The agreement also contains certain change in control protections, described below.

Change in Control Agreements

The occurrence or potential occurrence of a change in control could create uncertainty regarding the continued employment of BancPlus’ executive officers. Change in control protections offer executive officers a level of security that BancPlus believes allows them to continue to focus and serve in the best interest of BancPlus and the BancPlus shareholders.

The employment agreement with Mr. Ray contains certain provisions that provide severance benefits to him in the event of a qualifying termination of employment related to a change in control. BancPlus entered into a Change in Control Agreement effective January 1, 2018 with Ms. Patridge, which had an initial two-year term and automatically renews for successive one-year terms unless either party notifies the other of an intent not to renew no later than the October 31st preceding the renewal date. BancPlus entered into a Change in Control Agreement with Mr. Graves effective April 1, 2020, in conjunction with his hire date, with an initial term of nine months and automatically renewing for successive one-year terms unless either party notifies the other of an intent not to renew no later than the October 31st preceding the renewal date. Both agreements provide for severance benefits described below in the event of a termination of employment by BancPlus other than for cause or by the executive for good reason during a defined “protected period” related to a change in control.

179

For Mr. Ray, if his employment is terminated by BancPlus other than for cause or by him for good reason during the period beginning six months before and ending 24 months following a change in control, he will receive the following severance benefits: (a) a lump sum payment equal to the sum of three times his then-current base salary and three times the average annual bonus received by Mr. Ray in the prior three years, (b) payment of a pro rata annual bonus for the year of termination based on achievement of the applicable performance metrics, (c) continued health plan coverage until he is covered under another plan or Medicare Part B, (d) payment of life insurance premiums for ten years, (e) reimbursement of country club dues and assessments for two years, and (f) transfer of his automobile lease and reimbursement of lease payments for remainder of lease term.

For Ms. Patridge and Mr. Graves, if the executive’s employment is terminated by BancPlus other than for cause or by the executive for good reason during the period beginning six months before and ending 12 months following a change in control, the executive will receive the following severance benefits: (a) a lump sum payment equal to the sum of two times his or her then-current base salary and two times the average annual bonus received for the prior three years, (b) payment of a pro rata annual bonus for the year of termination based on achievement of the applicable performance metrics, and (c) payment of an amount equal to the employer portion of health care costs for up to 12 months.

If any part of the severance payments or benefits received by the executives in connection with a termination related to a change in control constitute an excess parachute payment under Section 4999 of the Code, the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Code. In addition, as a condition of receipt of these change in control severance benefits, the executive must sign a general release in favor of BancPlus and comply with certain restrictive covenants, including covenants not to disclose confidential information, not to compete for six months following termination, and not to solicit employees or customers or interfere with any of BancPlus’ customer relationships for 36 months following termination (for Mr. Ray) and 24 months (for Ms. Patridge and Mr. Graves).

Health and Welfare Benefits

BancPlus’ named executive officers are generally eligible to participate in its employee benefit plans, including medical, dental, vision, and long-term care and health and dependent care flexible spending accounts, in each case on the same basis as all its other employees. BancPlus’ named executive officers are offered BancPlus paid long-term disability insurance in an amount equal to 75% of annual earned income. In addition, BancPlus’ named executive officers are provided life and accidental death and dismemberment insurance benefits at the following coverage amounts: Mr. Ray—$2,560,000, Ms. Patridge—$1,500,000 and Mr. Graves—$1,000,000.

BancPlus Corporation 2018 Long-Term Incentive Plan

In 2018, the BancPlus board adopted the 2018 Plan, which was subsequently approved by its shareholders at its 2018 annual meeting. The purpose of the 2018 Plan is to focus the efforts of BancPlus’ officers, employees and directors toward its long-term success and that of its affiliates by providing financial incentives and to align the interests of its employees and directors with those of its shareholders by providing a means to acquire an equity ownership interest in BancPlus.

Plan Summary

Administration. The 2018 Plan is administered by the Compensation Committee of the BancPlus board, referred to in this Plan Summary as the “Committee.”

180

Eligibility. Any of BancPlus’ employees, officers or directors may be eligible for an award, although incentive stock options may be granted only to participants who meet the definition of “employee” within the meaning of Section 422 of the Code.

Awards Available under the 2018 Plan. The equity grants that may be awarded under the 2018 Plan consist of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, dividend equivalent rights, performance unit awards, or any combination thereof.

Share Limits. A maximum of 250,000 shares of BancPlus common stock may be issued in connection with awards granted under the 2018 Plan, any or all of which may be issuable as incentive stock options. Shares of common stock related to awards which have been cancelled, forfeited, surrendered or terminated or which expire unexercised are also available for grant. The limitations on the number of shares of common stock under the 2018 Plan are subject to adjustment for specified changes in capitalization including a stock split, stock dividend, combination or exchange of shares, reorganization, merger or consolidation or other such change. As of December 31, 2020, 136,272 shares of BancPlus common stock were available for issuance under the 2018 Plan, and there were 91,109 outstanding restricted stock grants that remained subject to forfeiture.

Amendment or Termination. The BancPlus board may amend, modify or terminate the 2018 Plan at any time, except that, without shareholder approval, the BancPlus board may not increase the maximum number of shares of common stock that may be issued under the 2018 Plan, expand the classes of individuals eligible to receive awards under the 2018 Plan, materially expand the types of awards available under the 2018 Plan or make other changes requiring shareholder approval under applicable law or listing agency rule. The termination or any modification or amendment of the 2018 Plan will not, without the consent of a participant, adversely affect the participant’s right under an award previously granted.

Description of Awards and Tax Implications. The following is a brief summary of the types of awards issuable under the 2018 Plan and the principal United States federal income tax consequences of those awards. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different, or the deferred compensation provisions of Section 409A of the Code to the extent that an award is subject to and does not satisfy the rules.

Stock Options. Stock options provide the holder with the right to purchase shares of BancPlus common stock at a future date at a specified exercise price and may be issuable as incentive stock options or non-qualified stock options. Incentive stock options generally provide the holders with certain favorable tax benefits, as compared to non-qualified stock options. The terms of each option award, including any vesting requirements, are determined by or under the direction of the Committee at the time of grant, subject to certain limitations under the 2018 Plan or applicable law. Accordingly, the 2018 Plan requires that the exercise price of a stock option be at least equal to the fair market value of BancPlus common stock on the date that the option is granted, and the term of any incentive stock option may not exceed 10 years from the date of grant. Further, no incentive stock option may be granted more than ten years after the adoption of the plan. In the event of termination of employment of a participant, any vested incentive stock option that is outstanding and held by that participant will expire and terminate unless exercised within three months of the termination event, unless as a result of death or disability, for which longer exercise periods are permitted. Certain additional limitations would apply with respect to any incentive stock option issued to an employee who also beneficially owns 10% or more of BancPlus common stock.

181

In general, a participant realizes no taxable income upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an incentive stock option within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and a deduction for BancPlus) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which BancPlus is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which BancPlus is not entitled to a deduction.

A participant generally will not recognize taxable income on the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. BancPlus will generally be entitled to a deduction on the exercise date in an amount equal to the amount of ordinary income recognized by the participant upon exercise. Upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss.

Stock Appreciation Rights. Stock appreciation rights provide the recipient with the right to receive from BancPlus the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the exercise price of the stock appreciation right. Under the 2018 Plan, the exercise price of a stock appreciation right may not be less than the fair market value of BancPlus common stock on the grant date. When exercised, stock appreciation rights may generally be paid by BancPlus in cash or shares of BancPlus common stock. Any grant of stock appreciation rights may specify performance measures that must be achieved as a condition to exercising such rights, waiting periods before stock appreciation rights become exercisable and permissible dates or periods on or during which such awards are exercisable.

A participant will not recognize taxable income upon the grant of a stock appreciation right, but will recognize ordinary income upon the exercise of a stock appreciation right in an amount equal to the cash amount received upon exercise (if the stock appreciation right is cash-settled) or the fair market value of the common stock received upon exercise (if the stock appreciation right is stock-settled). BancPlus will generally be entitled to a deduction on the exercise date in an amount equal to the amount of ordinary income recognized by the participant upon exercise.

Restricted Stock. A grant of restricted stock constitutes a transfer of ownership of the shares of BancPlus common stock to the recipient, subject to certain restrictions determined by the Committee that will lapse upon the satisfaction of those conditions and restrictions. During the restricted period, the holder will not have any rights as a shareholder with respect to the shares, except for any dividend or voting rights contained in the award agreement. Upon the satisfaction of those conditions and restrictions, the shares will become freely transferable by the recipient. Any grant of restricted stock may specify performance measures which, if achieved, will result in termination or early termination of the restrictions applicable to such shares.

A participant generally will not be taxed at the time of a restricted stock award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the fair market value of the shares at that time, less any amount paid for the shares. Participants may elect to be taxed at the time of grant on the fair market value of the shares included in the award by making an election under Section 83(b) of the Code within 30 days of the award date. If a restricted stock award subject to the Section 83(b) election is subsequently forfeited, no deduction or tax refund will be allowed for the amount previously recognized as income. Unless a participant makes a Section 83(b) election, any

182

dividends paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income. If the participant makes a Section 83(b) election, any dividends will be taxable to the participant as dividend income. BancPlus will generally be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the participant. Unless a participant has made a Section 83(b) election, BancPlus will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted stock awards.

Restricted Stock Units. A grant of restricted stock units constitutes an agreement by BancPlus to deliver shares of common stock or the cash value thereof to the recipient in the future upon the completion of service or performance conditions, or other terms and conditions specified in the award agreement. During the applicable restriction period, the recipient will have no rights of ownership in any shares of common stock deliverable upon payment of the restricted stock units.

A participant does not recognize income, and BancPlus will not be allowed a tax deduction, at the time a restricted stock unit is granted. When the restricted stock units vest and are settled for cash or stock, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares on the date of vesting, and BancPlus will generally be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the participant. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which BancPlus is not entitled to a deduction.

Other Awards. The 2018 Plan also provides for certain other awards, including dividend equivalent rights and performance units. A dividend equivalent right entitles a participant to payments in an amount determined by reference to any cash dividends paid on a specified number of shares of common stock to shareholders of record during such period as will be determined by the Committee, and are subject to such restrictions and conditions as the Committee, in its discretion, will determine. Payment in respect of a dividend equivalent right may be made in cash or shares of common stock. A performance unit award grants a participant the right to receive, at a specified time, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) subject to the attainment of the performance goals and other conditions established in the discretion of the Committee. Payment in respect of a performance unit award may be made in cash or shares of common stock. With respect to each of these types of awards, when the participant receives payment with respect to the award, the amount of cash and/or the fair market value of any shares of common stock received will be ordinary income to the participant, and BancPlus will generally be entitled to a tax deduction in the same amount.

Withholding. BancPlus will deduct or withhold, or require the participant to remit to BancPlus, an amount sufficient to satisfy the minimum federal, state and local and foreign taxes required by law or regulation to be withheld with respect to any taxable event as a result of a transaction under the 2018 Plan.

Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code limits the deduction to publicly-traded companies for compensation paid to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers whose compensation is reportable under the Exchange Act, to $1 million per executive per taxable year. In addition, any acceleration of the vesting of awards under the 2018 Plan upon termination of employment as a result of a change in control could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. BancPlus would generally not be able to deduct the excess parachute payments made to a participant.

183

BancPlus Corporation Employee Stock Ownership Plan

BancPlus maintains an employee stock ownership plan, which we refer to as the ESOP, that covers all employees who are 21 years of age and work in a position requiring at least 1,000 hours of service annually. The ESOP also has 401(k) provisions that allow for employee tax deferred contributions. Participants may make contributions to the ESOP in accordance with applicable regulations and the ESOP’s provisions. BancPlus makes a 3% “safe harbor” matching contribution, plus an additional matching contribution equal to 50% of the next 2% of an employee’s salary deferral contributions in excess of 3%. Additional contributions are made to the ESOP at the discretion of the BancPlus board. As of December 31, 2020, the ESOP owned 1,499,459 shares of BancPlus common stock.

Director Compensation

BancPlus’ non-management directors receive an annual retainer and a monthly attendance fee of $1,200 provided they attend the regular monthly board of directors meeting. In addition, they receive committee chair and member cash retainers for their service on board of directors committees. Finally, BancPlus’ non-management directors also receive an annual grant of BancPlus restricted stock with a grant date value of $20,000. In December 2019, after noting the potential blackout of BancPlus securities following the effectiveness of BancPlus’ Form S-4, the Compensation Committee elected to accelerate the grant of the restricted stock to be awarded under the 2018 LTIP. The restricted stock was granted on December 20, 2019 and vests on the April 1, 2021. Directors who are also employees do not receive the cash retainers or the restricted stock grant, but are eligible to receive the monthly meeting attendance fee. The cash retainers payable under BancPlus’ director compensation program are summarized in the table below.

	Retainer to Non-Management Members ($)	Committee Chair Retainer ($)	Committee Member Retainer ($)
BankPlus	20,000	—	—
Committees
Audit and Risk Committees	—	10,000	5,000
Compensation, Nominating and Corporate Governance, and Trust Committees	—	5,000	2,500

In 2015, the BancPlus board implemented a director retirement program providing that any director elected in March 2015 who retires from the board of directors at a future date after attaining the age of 75 will be paid a monthly fee of $1,800 (for an annual amount of $21,600) for the remainder of the director’s life.

2020 Director Compensation

The following table sets forth compensation paid, earned or awarded during 2020 to each of the BancPlus directors other than Mr. Ray and Mr. Graves, whose compensation is reflected in the “Summary Compensation Table.”

184

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
S.R. Evans Jr., M.D.	45,800	20,022	2,690,270	2,756,092
Kennith W. Helton	44,400	—	—	44,400
Randall E. Howard	54,400	—	11,598	65,998
B. Bryan Jones III	46,900	—	2,500	49,400
R. Eason Leake	44,400	—	—	44,400
Carl R. Montgomery	54,400	—	—	54,400
R. Hal Parker	54,400	—	—	54,400
Thomas G. Peaster	13,200	—	171,762	184,962
John F. Phillips III	44,400	—	—	44,400
Max S. Yates	14,400	—	531,465	545,865

(1)	The grant date fair value of the awards set forth in this column is computed in accordance with ASC 718 and based on the June 30, 2020 value of $47.00 per share of BancPlus common stock, which was the latest appraisal received by BancPlus for purposes of administering the ESOP at the time of the grant. At December 31, 2020, Dr. Evans had 426 unvested awards. Messrs. Helton, Howard, Jones, Leake, Montgomery, Parker, and Phillips had 350 unvested awards at December 31, 2020.
(2)	In addition to serving as directors, Mr. Peaster and Mr. Yates were employees of BancPlus during 2020. They each received the monthly fee for attending the regular board of directors meeting, but did not receive the annual director retainers. Compensation received for service as an employee of BancPlus is reflected in the “All Other Compensation” column above and summarized in the table below. Neither of these employees are named executive officers. Mr. Peaster serves as BancPlus’ executive chairman and provides leadership, strategic direction and guidance to BancPlus. Mr. Yates is the Senior Executive Vice President & Chief Strategy Officer.

	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Country Club Dues ($)	401(k) Employer Contributions ($)	Life Insurance Premiums ($)	Dividends ($)	Change in Control ($)(1)
Dr. Evans	—	—	—	2,500	—	—	—	2,687,770
Mr. Howard	—	—	—	11,598	—	—	—	—
Mr. Jones	—	—	—	2,500	—	—	—	—
Mr. Peaster	124,615	—	—	—	4,985	42,162	—	—
Mr. Yates	332,308	5,600	162,400	7,320	11,400	7,615	4,822	—

(1)	The change in control payment was the result of an arrangement between Dr. Evans and SCC that was triggered by BancPlus’ merger with SCC and paid by BancPlus following the merger.

Certain Relationships and Related Transactions

In addition to the compensation arrangements with directors and executive officers described in the section entitled “—Executive Compensation” above, the following is a description of each transaction since January 1, 2018, and each proposed transaction in which:

•	BancPlus has been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

185

•	any of BancPlus’ directors, nominees for director, executive officers or beneficial holders of more than 5% of BancPlus’ capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Ordinary Banking Relationships

Certain of the BancPlus officers, directors, director nominees and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, BankPlus, BancPlus or its affiliates in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to BancPlus, do not involve more than normal risk of collectability or present other features unfavorable to BancPlus and are a type that BankPlus generally makes available to the public. As of the date of this prospectus, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. BancPlus expects to continue to enter into transactions in the ordinary course of business on similar terms with its officers, directors and principal shareholders, as well as their immediate family members and affiliates.

The Sarbanes-Oxley Act generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an executive officer or director. However, this prohibition does not apply to loans made by depository institutions such as BankPlus that are insured by the FDIC and are compliant with federal banking regulations. Accordingly, BancPlus permits its directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships with BankPlus as long as such relationships are in the ordinary course of business and in compliance with the Sarbanes-Oxley Act. With respect to lending activities, BankPlus has policies governing affiliate and insider lending transactions. These policies prohibit extensions of credit to “insiders,” as defined in the policies, including BancPlus’ executive officers and directors, unless the extension of credit:

•	is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with members of the general public;

•	does not involve more than the normal risk of repayment or present other unfavorable features; and

•	is of a type that is generally made available by BankPlus to the public.

Other Related Person Transactions

BancPlus employs Ross & Yerger, an insurance agency, to provide insurance to BancPlus and to BankPlus. In the fiscal years 2018, 2019 and 2020, BancPlus paid approximately $1.2 million, $1.2 million, and $1.4 million, respectively, to Ross & Yerger for these policies. Since January 1, 2021, BancPlus has paid approximately $1.6 million to Ross & Yerger for its current policies. Eason Leake, one of the BancPlus directors, is Chairman of the Board, a position he has held since 2002, and currently works as a producer for Ross & Yerger. In connection with the foregoing transactions, Mr. Leake received commissions from Ross & Yerger in the fiscal years 2018, 2019 and 2020 totaling approximately $48,000, $50,000, and $40,000, respectively. Since January 1, 2021, Mr. Leake has received $39,000 in commissions from Ross & Yerger in connection with these transactions. Additionally, BancPlus has contracted with third party service providers through referrals by Mr. Leake, for which Ross & Yerger received referral fees from such third party service providers. In the fiscal years 2018, 2019 and 2020, Ross & Yerger paid approximately $53,000, $57,000 and $67,000, respectively, to Mr. Leake in connection with these third party referrals. Since January 1, 2021, Ross & Yerger has paid $50,000 to Mr. Leake in connection with these third party referrals.

186

Max Yates, who is also a director, serves as BancPlus’ Senior Executive Vice President and Chief Strategy Officer. On January 1, 2018, BancPlus entered into a change of control agreement with Mr. Yates, which provides similar terms and benefits as the change in control agreement for Ms. Patridge and Mr. Graves, described in the section entitled “—Executive Compensation—Change in Control Agreements.”

Policies and Procedures Regarding Related Party Transactions

The BancPlus board has adopted a written related party transaction approval policy pursuant to which the an independent committee of the BancPlus board, the Audit Committee, will review and approve or take such other action as it may deem appropriate with respect to the following transactions:

•	a transaction in which BancPlus is a participant, or an agreement or amendment to an agreement to which BancPlus is a party, and which involves an amount exceeding $120,000 and in which any of the BancPlus directors, executive officers or 5% shareholders, or any other “related person” as defined in Item 404 of SEC Regulation S-K, which we refer to as Item 404, has or will have a direct or indirect material interest; and

•	any other transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404.

This policy sets forth factors to be considered by the Audit Committee in determining whether to approve any such transaction, including the nature of BancPlus’ involvement in the transaction, whether BancPlus has demonstrable business reasons to enter into the transaction, whether the transaction would impair the independence of a director and whether the proposed transaction involves any potential reputational or other risks.

To simplify the administration of the approval process under this policy, the Audit Committee may, where appropriate, establish guidelines for approval of certain types of related party transactions or designate certain types of such transactions that will be deemed pre-approved. This policy also provides that the following transactions are deemed pre-approved:

•	decisions on compensation or benefits or the hiring or retention of BancPlus directors or executive officers, if approved by the applicable committee of the BancPlus board;

•	the indemnification and advancement of expenses pursuant to the BancPlus articles, the BancPlus bylaws or an indemnification agreement; and

•	transactions where the related person’s interest or benefit arises solely from such person’s ownership of BancPlus’ securities and holders of such securities receive the same benefit on a pro rata basis.
187

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF BANCPLUS

The following discussion and analysis of BancPlus’ financial condition and results of operations should be read in conjunction the consolidated financial statements and the accompanying notes included elsewhere in this information statement/prospectus. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that BancPlus believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. BancPlus assumes no obligation to update any of these forward-looking statements.

Overview

BancPlus is a bank holding company headquartered in Ridgeland, Mississippi. Its wholly-owned bank subsidiary, BankPlus, offers a full suite of products and services to a broad spectrum of customers, including individuals, businesses and public entities. As of September 30, 2021, BancPlus operated 79 branch offices across Mississippi, Louisiana, and Alabama. BancPlus’ franchise is built on a community banking approach focused on personalized, relationship-driven service combined with local market management and expertise. BancPlus have one reportable segment.

BancPlus’ business strategy is to provide exceptional community banking services and financial solutions within its markets, which enables BancPlus to fulfill BancPlus’ core purpose of enriching lives and building stronger communities. BancPlus believes its team of local, experienced and relationship-focused bankers, along with strong brand recognition in BancPlus’ communities, differentiate it from its competitors. As a result, BancPlus have a granular, stable deposit mix and a diversified loan portfolio. As of September 30, 2021, BancPlus held $4.53 billion of total deposits, and its deposit base consisted of 96.3% core deposits, defined as total deposits less brokered deposits and time deposits greater than $250,000, with a total deposit cost of 0.18%. BancPlus’ loan portfolio was comprised of 75.3% commercial loans and 24.7% consumer loans for the same period. BancPlus currently holds meaningful market share in a number of attractive markets in Mississippi, including the number three position based on deposits in the Jackson, Mississippi metropolitan statistical area as of June 30, 2021, and BancPlus believe BancPlus are well-positioned for future growth.

2021 Third Quarter and 2020 Fiscal Year Highlights

Recent Developments

First Trust Corporation

On September 28, 2021, BancPlus entered into the definitive agreement with FTC, the parent company of FBT, whereby BancPlus will acquire FTC and BankPlus will acquire FBT. The transaction is expected to close in the first quarter of 2022, subject to customary closing conditions, including receipt of required regulatory approvals and the approval by shareholders of FTC.

Other recent developments at September 30, 2021 did not significantly change from the recent developments as of December 31, 2020, which are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2020, and as of June 30, 2021 and March 31, 2021, which are disclosed in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2021 and March 31, 2021.

188

Results of Operations

Comparison of Results of Operations for the Three and Nine Months Ended September 30, 2021 to the Three and Nine Months Ended September 30, 2020

The following discussion of BancPlus’ results of operations compares the three and nine months ended September 30, 2021 to the three and nine months ended September 30, 2020. The results of operations for the three and nine months ended September 30, 2021 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2021.

Net Income

Net income for the three months ended September 30, 2021 and 2020 was $14.2 million and $12.6 million, respectively. BancPlus’ annualized return on average assets for the three months ended September 30, 2021 and 2020 was 1.11% and 1.10%, respectively. BancPlus’ annualized return on average equity for the three months ended September 30, 2021 and 2020 was 14.67% and 14.59%, respectively.

Net income for the nine months ended September 30, 2021 and 2020 was $45.5 million and $27.5 million, respectively. BancPlus’ annualized return on average assets for the nine months ended September 30, 2021 and 2020 was 1.22% and 0.92%, respectively. BancPlus’ annualized return on average equity for the nine months ended September 30, 2021 and 2020 was 16.36% and 11.83%, respectively.

Net Interest Income

Net interest income represents interest income less interest expense. BancPlus generates interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities. BancPlus incurs interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness. Net interest income typically is the most significant contributor to BancPlus’ net income. To evaluate net interest income, BancPlus measures and monitors: (i) yields on its loans and other interest-earning assets; (ii) the costs of its deposits and other funding sources; (iii) its net interest spread; and (iv) its net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in market interest rates and interest BancPlus earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, usually have the largest impact on periodic changes in its net interest spread, net interest margin and net interest income. BancPlus measures net interest income before and after the provision for loan losses that BancPlus maintains.

For the three months ended September 30, 2021, net interest income was $43.4 million, an increase of $1.5 million, or 3.7%, compared to net interest income of $41.9 million for the three months ended September 30, 2020. The increase in net interest income was primarily the result of increased interest-earning assets as a result of organic loan growth and the increase in our securities portfolio in the current year.

Net interest margin for the three months ended September 30, 2021 decreased 36 basis points to 3.66% from 4.02% for the same period of 2020 as the result of the lower interest rate environment in the current year.

189

For the nine months ended September 30, 2021, net interest income was $126.8 million, an increase of $18.9 million, or 17.5%, compared to net interest income of $108.0 million for the same period of 2020. The increase was primarily the result of increased interest-earning assets as a result of organic loan growth and the increase in our securities portfolio in the current year.

Net interest margin for the nine months ended September 30, 2021 decreased 25 basis points to 3.65% from 3.90% for the same period of 2020 as the result of the lower interest rate environment in the current year.

Our average interest-earning assets at September 30, 2021, increased $942.0 million, or 25.49%, to $4.637 billion from $3.695 billion at September 30, 2020. BancPlus’ average interest-bearing liabilities at September 30, 2021 increased $556.2 million, or 20.74%, to $3.238 billion from $2.682 billion at September 30, 2020. This increase in BancPlus’ average interest-earning assets and interest-bearing liabilities was primarily due to our previously disclosed merger with SCC, in which BancPlus acquired SCC, the holding company of State Bank by a statutory share exchange and SCC was merged with and into BancPlus and State Bank was merged with and into BankPlus, with BancPlus and BankPlus surviving the mergers, which closed on April 1, 2020, as well as organic loan growth and increases in our securities portfolio. The ratio of BancPlus’ average interest-earning assets to average interest-bearing liabilities was 143.2% and 137.7% at September 30, 2021 and 2020, respectively.

BancPlus’ average interest-earning assets produced a tax-equivalent yield of 3.93% and 3.94% for the three and nine months ended September 30, 2021, respectively, compared to 4.47% and 4.41% for the three and nine months ended September 30, 2020, respectively. The average rate paid on interest-bearing liabilities was 0.39% and 0.42% for the three and nine months ended September 30, 2021, respectively, compared to 0.63% and 0.70% for the three and nine months ended September 30, 2020, respectively. These year over year decreases in yields reflect the current low interest rate environment.

Average Balances and Yields

The following tables show, for the three and nine months ended September 30, 2021 and 2020, the average balances of each principal category of BancPlus’ assets, liabilities and shareholders’ equity, and an analysis of net interest income. The average balances are principally daily averages and, for loans, include both performing and nonperforming balances. These tables are presented on a tax-equivalent basis, if applicable.

	Three Months Ended September 30,
	2021			2020
(Dollars in thousands)	Average Balance	Interest & Fees	Yield / Rate(4)	Average Balance	Interest & Fees	Yield / Rate(4)
ASSETS:
Interest-earning assets:
Cash investments:
Interest-bearing cash deposits	$596,624	$231	0.15%	$278,871	$75	0.11%
Federal funds sold	—	—	—%	44,307	31	0.28%
	596,624	231	0.15%	323,178	106	0.13%
Investment securities:
Taxable investment securities	549,569	2,097	1.53%	345,536	1,815	2.10%
Tax-exempt investment securities	79,118	455	2.30%	98,198	573	2.33%
Total securities	628,687	2,552	1.62%	443,734	2,388	2.15%
Loans(1)	3,517,978	43,835	4.98%	3,395,441	44,083	5.19%
FHLB stock	3,576	11	1.23%	5,025	7	0.56%
Total interest-earning assets	4,746,865	46,629	3.93%	4,167,378	46,584	4.47%
Noninterest-earning assets	329,425			378,971
Total assets	$5,076,290			$4,546,349

190

	Three Months Ended September 30,
	2021			2020
(Dollars in thousands)	Average Balance	Interest & Fees	Yield / Rate(4)	Average Balance	Interest & Fees	Yield / Rate(4)
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,468,126	$717	0.20%	$1,213,970	$1,313	0.43%
Savings and money market deposits	1,021,448	186	0.07%	876,706	357	0.16%
Time deposits	641,501	843	0.53%	719,566	1,523	0.85%
Federal funds purchased	—	—	—%	—	—	—%
FHLB advances	20,534	78	1.52%	20,725	79	1.52%
Other borrowings	11,223	110	3.92%	14,723	144	3.91%
Subordinated debentures	111,344	1,261	4.53%	110,982	1,276	4.60%
Total interest-bearing liabilities	3,274,176	3,195	0.39%	2,956,672	4,692	0.63%
Noninterest-bearing liabilities:
Noninterest-bearing transaction deposits	1,364,915			1,175,118
Other noninterest-bearing liabilities	53,245			71,018
Total noninterest-bearing liabilities	1,418,160			1,246,136
Shareholders’ equity(6)	383,954			343,541
Total liabilities and shareholders’ equity	$5,076,290			$4,546,349
Net interest income/net interest margin(2)		43,434	3.66%		41,892	4.02%
Net interest spread(5)			3.54%			3.84%
Taxable equivalent adjustment:
Tax-exempt investment securities(3)		146			184
Net interest income/net interest margin(2)		$43,580	3.67%		$42,076	4.04%

(1)	Average loan balances include nonaccrual loans.
(2)	Net interest margin during the periods presented represents: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3)	Interest income and averages rates for tax exempt securities are presented on a tax-equivalent basis, assuming a combined federal and state income tax rate of 25% for 2021 and 2020.
(4)	Yields and rates are annualized.
(5)	Net interest spread is the yield on BancPlus’ total interest-earning assets less the yield on its interest-bearing liabilities.
(6)	Includes Employee Stock Ownership-owned shares.

191

	Nine Months Ended September 30,
	2021			2020
(Dollars in thousands)	Average Balance	Interest & Fees	Yield / Rate(4)	Average Balance	Interest & Fees	Yield / Rate(4)
ASSETS:
Interest-earning assets:
Cash investments:
Interest-bearing cash deposits	$559,746	$465	0.11%	$283,267	$1,046	0.49%
Federal funds sold	7,070	11	0.21%	55,101	241	0.58%
	566,816	476	0.11%	338,368	1,287	0.51%
Investment securities:
Taxable investment securities	511,923	6,024	1.57%	392,228	5,157	1.75%
Tax-exempt investment securities	84,939	1,473	2.31%	47,192	1,942	5.49%
Total securities	596,862	7,497	1.67%	439,420	7,099	2.15%
Loans(1)	3,469,520	129,066	4.96%	2,912,471	113,710	5.21%
FHLB stock	3,509	17	0.65%	4,481	42	1.25%
Total interest-earning assets	4,636,707	137,056	3.94%	3,694,740	122,138	4.41%
Noninterest-earning assets	333,231			316,742
Total assets	$4,969,938			$4,011,482

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,452,965	$2,278	0.21%	$1,175,152	$4,691	0.53%
Savings and money market deposits	982,220	696	0.09%	779,321	1,973	0.34%
Time deposits	659,361	2,899	0.59%	615,619	4,595	1.00%
Federal funds purchased	—	—	—%	201	2	1.33%
FHLB advances	20,567	233	1.51%	22,222	239	1.43%
Other borrowings	12,087	352	3.88%	15,585	453	3.88%
Subordinated debentures	111,248	3,760	4.51%	74,151	2,220	3.99%
Total interest-bearing liabilities	3,238,448	10,218	0.42%	2,682,251	14,173	0.70%
Noninterest-bearing liabilities:
Noninterest-bearing transaction deposits	1,306,105			948,275
Other noninterest-bearing liabilities	53,169			70,339
Total noninterest-bearing liabilities	1,359,274			1,018,614
Shareholders’ equity(6)	372,216			310,617
Total liabilities and shareholders’ equity	$4,969,938			$4,011,482
Net interest income/net interest margin(2)		126,838	3.65%		107,965	3.90%
Net interest spread(5)			3.52%			3.70%
Taxable equivalent adjustment:
Tax-exempt investment securities(3)		474			638
Net interest income/net interest margin(2)		$127,312	3.66%		$108,603	3.92%

(1)	Average loan balances include nonaccrual loans.
(2)	Net interest margin during the periods presented represents: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3)	Interest income and averages rates for tax exempt securities are presented on a tax-equivalent basis, assuming a combined federal and state income tax rate of 25% for 2021 and 2020.
(4)	Yields and rates are annualized.
(5)	Net interest spread is the yield on BancPlus’ total interest-earning assets less the yield on its interest-bearing liabilities.
(6)	Includes Employee Stock Ownership-owned shares.
192

Rate/Volume Analysis

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to the outstanding balances and those due to changes in interest rates. The change in interest attributable to rate has been determined by applying the change in rate between periods to average balances outstanding in the earlier period. The change in interest due to volume has been determined by applying the rate from the later period to the change in average balances outstanding between periods. The following table presents the changes in the volume and rate of BancPlus’ interest-bearing assets and liabilities for the dates indicated:

	Three Months Ended September 30, 2021 Compared with Three Months Ended September 30, 2020
	Change Due To:		Interest
(Dollars in thousands)	Volume	Rate	Variance
Interest-earning assets:
Cash investments	$106	$19	$125
Investment securities:
Taxable investment securities	779	(497)	282
Tax-exempt investment securities	(110)	(8)	(118)
Total securities	669	(505)	164
Loans, net	1,527	(1,775)	(248)
Federal Home Loan Bank stock	(4)	8	4
Total interest-earning assets	$2,298	$(2,253)	$45

Interest-bearing liabilities:
Interest-bearing transaction deposits	$124	$(720)	$(596)
Savings and money market deposits	26	(197)	(171)
Time deposits	(103)	(577)	(680)
Federal funds purchased	—	—	—
FHLB advances	(1)	—	(1)
Other borrowings	(34)	—	(34)
Subordinated debentures	4	(19)	(15)
Total interest-bearing liabilities	$16	$(1,513)	$(1,497)
Net interest income	$2,282	$(740)	$1,542

193

	Nine Months Ended September 30, 2021 Compared with Nine Months Ended September 30, 2020
	Change Due To:		Interest
(Dollars in thousands)	Volume	Rate	Variance
Interest-earning assets:
Cash investments	$192	$(1,003)	$(811)
Investment securities:
Taxable investment securities	1,408	(541)	867
Tax-exempt investment securities	655	(1,124)	(469)
Total securities	2,063	(1,665)	398
Loans, net	20,722	(5,366)	15,356
Federal Home Loan Bank stock	(5)	(20)	(25)
Total interest-earning assets	$22,972	$(8,054)	$14,918

Interest-bearing liabilities:
Interest-bearing transaction deposits	$436	$(2,849)	$(2,413)
Savings and money market deposits	144	(1,421)	(1,277)
Time deposits	192	(1,888)	(1,696)
Federal funds purchased	—	(2)	(2)
FHLB advances	(19)	13	(6)
Other borrowings	(102)	1	(101)
Subordinated debentures	1,254	286	1,540
Total interest-bearing liabilities	$1,905	$(5,860)	$(3,955)
Net interest income	$21,067	$(2,194)	$18,873

Provision for Loan Losses

The provision for loan losses is the amount of expense that, based on BancPlus’ judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under relevant accounting guidance. The determination of the provision for loan losses is complex and involves a high degree of judgment and subjectivity.

For the three months ended September 30, 2021, the provision for loan losses was $1.5 million, compared to $4.7 million for the same period of 2020, a decrease of $3.2 million, or 68.6%. For the nine months ended September 30, 2021, the provision for loan losses was $7.4 million, compared to $7.7 million for the same period of 2020, a decrease of $311,000, or 4.0%. The decrease for these year to date periods is primarily attributable to the impact of the COVID-19 pandemic on the prior year period, including the impact of the CARES Act measures to support individuals and businesses in maintaining solvency through monetary relief, including in the form of financing, loan forgiveness and automatic forbearance.

Noninterest Income

Noninterest income consists of, among other things: (i) service charges on deposit accounts; (ii) mortgage origination income; (iii) debit card interchange fees; (iv) income from fiduciary activities; (v) ATM income; and (vi) other noninterest income. BancPlus’ income from service charges on deposit accounts and debit card interchange fees are largely impacted by the volume, growth and type of deposits BancPlus holds, which are impacted by prevailing market conditions for BancPlus’ deposit products, market interest rates, marketing efforts, and other factors.

194

Service charges on deposit accounts includes fees and miscellaneous charges on deposit products offered by BancPlus. Mortgage origination income represents the gains recorded on the sale of mortgages originated by BancPlus. Debit card interchange represents income from the use of checkcards by our customers. Income from fiduciary activities includes retirement and management fee income from our wealth management group. ATM income is comprised of fees from our ATM network. Other income includes various types of income including gains on sale of other real estate, personalized check sales, and wire transfer fees.

Noninterest income was $19.1 million for the three months ended September 30, 2021, compared to $18.6 million for the same period of 2020, an increase of $441,000, or 2.4%, primarily due to increases in service charges on deposit accounts of $1.8 million, or 31.5%; debit card interchange of $481,000, or 25.2%; income from fiduciary activities of $436,000 or 27.6%; life insurance income of $598,000, or 105.7%; partially offset by decreases in other income of $1.8 million, or 60.8%, and mortgage origination income of $828,000, or 29.3%.

The following table presents the major components of noninterest income for three months ended September 30, 2021, compared to the three months ended September 30, 2020:

	Three Months Ended September 30,
(Dollars in thousands)	2021	2020	$ Change	% Change
Noninterest income:
Service charges on deposit accounts	$7,484	$5,690	$1,794	31.5%
Mortgage origination income	1,999	2,827	(828)	(29.3)%
Debit card interchange	2,390	1,909	481	25.2%
Income from fiduciary activities	2,015	1,579	436	27.6%
ATM income	1,566	1,754	(188)	(10.7)%
Brokerage and insurance fees and commissions	648	533	115	21.6%
Life insurance income	1,164	566	598	105.7%
CDFI grants	645	823	(178)	(21.6)%
Other income	1,155	2,944	(1,789)	(60.8)%
Total	$19,066	$18,625	$441	2.4%

Service charges on deposit accounts increased $1.8 million, or 31.5%, to $7.5 million for the three months ended September 30, 2021, compared to $5.7 million for the same period of 2020. The increase was the result of the impact on the prior year period of increased customer liquidity as a result of various economic stimulus programs and reduced customer spending as a result of quarantine restrictions related to the COVID-19 pandemic.

Debit card interchange increased $481,000, or 25.2%, to $2.4 million for the three months ended September 30, 2021, compared to $1.9 million for the same period of 2020. The increase was attributable to increased card spending and transaction levels for the current year period compared to the same period of 2020 which was negatively affected by quarantine restrictions related to the COVID-19 pandemic.

Income from fiduciary activities increased $436,000, or 27.6%, to $2.0 million for the three months ended September 30, 2021, compared to $1.6 million for the same period of 2020. The increase is primarily attributable to increases in assets under management as a result of higher equity markets in the current year.

Life insurance income increased $598,000, or 105.7%, to $1.2 million for the three months ended September 30, 2021, compared to $566,000 for the same period of 2020. The increase is primarily related to death benefits paid in the current year on policies held by the BancPlus.

195

Mortgage origination income decreased $828,000, or 29.3%, to $2.0 million for the three months ended September 30, 2021, compared to $2.8 million for the same period of 2020. The decrease was primarily the result of decreased mortgage origination activity in the three months ended September 30, 2021 as refinancing activity began to slow from increased levels seen over the previous 12 months.

Other income decreased $1.8 million, or 60.8%, to $1.2 million for the three months ended September 30, 2021, compared to $2.9 million for the same period of 2020. The decrease was primarily the result of the gain on the bargain purchase of $1.1 million recorded in the prior year period related to the merger with SCC.

Noninterest income was $58.1 million for the first nine months of 2021, compared to $45.4 million for the first nine months of 2020, an increase of $12.7 million, or 28.0%, primarily due to increases in service charges on deposit accounts of $2.6, or 15.3%; mortgage origination income of $752,000, or 12.6%; debit card interchange of $2.2 million, or 41.1%; income from fiduciary activities of $1.1 million, or 23.9%; ATM income of $835,000, or 21.0%; life insurance income of $4.3 million, or 284.1%; and CDFI grants of $1.6 million, or 200.2%; partially offset by a decrease in other income of $1.0 million, or 20.9%.

The following table presents the major components of noninterest income for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020:

	Nine Months Ended September 30,
(Dollars in thousands)	2021	2020	$ Change	% Change
Noninterest income:
Service charges on deposit accounts	$19,226	$16,674	$2,552	15.3%
Mortgage origination income	6,726	5,974	752	12.6%
Debit card interchange	7,634	5,412	2,222	41.1%
Income from fiduciary activities	5,681	4,585	1,096	23.9%
ATM income	4,809	3,974	835	21.0%
Brokerage and insurance fees and commissions	1,802	1,516	286	18.9%
Life insurance income	5,858	1,525	4,333	284.1%
CDFI grants	2,471	823	1,648	200.2%
Other income	3,873	4,899	(1,026)	(20.9)%
Total	$58,080	$45,382	$12,698	28.0%

Service charges on deposit accounts increased $2.6 million, or 15.3%, to $19.2 million for the nine months ended September 30, 2021, compared to $16.7 million for the same period of 2020. The increase was the result of the impact on the prior year period of increased customer liquidity as a result of various economic stimulus programs and reduced customer spending as a result of quarantine restrictions related to the COVID-19 pandemic.

Mortgage origination income increased $752,000, or 12.6%, to $6.7 million for the nine months ended September 30, 2021, compared to $6.0 million for the same period of 2020. The increase primarily related to increased mortgage origination activity in the first nine months of the current year as a result of the lower interest rate environment seen for much of 2021.

Debit card interchange increased $2.2 million, or 41.1%, to $7.6 million for the nine months ended September 30, 2021, compared to $5.4 million for the same period of 2020. The increase was attributable to increased card spending and transaction levels for the current year period compared to the same period of 2020 which was negatively affected by quarantine restrictions related to the COVID-19 pandemic as well as an additional three months of income in 2021 related to the merger with SCC.

196

Income from fiduciary activities increased $1.1 million, or 23.9%, to $5.7 million for the nine months ended September 30, 2021, compared to the $4.6 million for the same period of 2020. The increase is primarily attributable to increases in assets under management as a result of higher equity markets in the current year.

ATM income increased $835,000, or 21.0%, to $4.8 million for the nine months ended September 30, 2021, compared to $4.0 million for the same period of 2020. The increase is primarily related to increases in ATM usage in the current year period compared to same period of 2020 which was negatively affected by quarantine restrictions related to the COVID-19 pandemic as well as an additional three months of income in 2021 related to the merger with SCC.

Life insurance income increased $4.3 million, or 284.1%, to $5.9 million for the nine months ended September 30, 2021, compared to $1.5 million for the same period of 2020. The increase is primarily related to death benefits paid in the current year on policies held by BancPlus.

CDFI grant income increased $1.6 million, or 200.2%, to $2.5 million for the nine months ended September 30, 2021 from $823,000 for the same period of 2020. The current year period includes a $1.8 million grant received related to the CDFI Rapid Response Program, which was created in 2021 by the U.S. Department of the Treasury to provide capital for CDFI designated banks to respond to the economic challenges created by the COVID-19 pandemic.

Other income decreased $1.0 million, or 20.9%, to $3.9 million for the nine months ended September 30, 2021, compared to $4.9 million for the same period of 2020. The decrease was primarily the result of the gain on the bargain purchase of $1.1 million recorded in the prior year period related to the merger with SCC.

Noninterest Expense

Noninterest expense includes: (i) salaries and employee benefits expenses; (ii) net occupancy expenses; (iii) furniture, equipment, and data processing expenses; (iv) marketing and promotional expenses; (v) other real estate expenses and losses; (vi) professional fees; and (vii) other expenses.

Salaries and employee benefits expenses includes compensation, employee benefits and tax expenses for BancPlus’ personnel. Net occupancy expenses include depreciation expense on BancPlus’ owned properties, lease expense on its leased properties and other occupancy-related expenses. Furniture and equipment expenses include depreciation and maintenance and other expenses related to its furniture, fixtures and equipment. Data processing expenses include costs related to maintenance and monitoring of its systems and expenses paid to its third-party data processing system providers. Marketing and promotional expenses include costs for advertising, promotions and sponsorships. Other real estate expenses and losses include taxes, insurance, maintenance and other expenses related to BancPlus’ foreclosed properties. Professional fees include accounting and auditing, consulting and legal fees. Other expenses include expenses associated with FDIC assessments, MDBCF assessments, communications, travel, meals, training, supplies and postage. Noninterest expenses generally increase as BancPlus grows its business. Noninterest expenses have increased commensurate with our growth over the past few years as BancPlus has grown organically and through the merger with SCC. Additionally, BancPlus has built out and modernized its operational infrastructure and implemented its plan to build an efficient, technology-driven banking operation with capacity for growth. BancPlus continues to focus efforts on supporting growth through sales efforts, product development, marketing and promotion, as well as investing in technology and its branch network, while also seeking to improve productivity and maintain appropriate cost structure and customer service levels.

For the three months ended September 30, 2021, noninterest expense totaled $42.8 million, an increase of $2.9 million, or 7.3%, from $39.9 million for the three months ended September 30, 2020, primarily due to increases in salaries and employee benefits expenses of $2.1 million, or 8.9%.

197

The following table presents the major components of noninterest expense for the three months ended September 30, 2021 compared to the three months ended September 30, 2020:

	Three Months Ended September 30,
(Dollars in thousands)	2021	2020	$ Change	% Change
Noninterest expense:
Salaries and employee benefits expenses	$25,218	$23,162	$2,056	8.9%
Net occupancy expenses	3,606	3,459	147	4.2%
Furniture, equipment and data processing expenses	6,282	5,801	481	8.3%
Marketing and promotional expenses	1,154	1,000	154	15.4%
Other real estate expenses and losses	292	230	62	27.0%
Professional fees	1,232	1,651	(419)	(25.4)%
Other expenses	5,038	4,609	429	9.3%
Total	$42,822	$39,912	$2,910	7.3%

Salaries and employee benefits expenses is the largest component of noninterest expense, representing 58.9% and 58.0% of total noninterest expense for the three months ended September 30, 2021 and 2020, respectively. During the three months ended September 30, 2021, salaries and employee benefits expense increased $2.1 million, or 8.9%, to $25.2 million, compared to $23.2 million for the three months ended September 30, 2020. The increase in salaries and employee benefits expense is primarily due to increased bonuses and normal annual salary increases for employees, as well as increased salary-related expenses in the third quarter of 2021 related to BancPlus’ recent core software conversion.

For the nine months ended September 30, 2021, noninterest expense totaled $121.4 million, an increase of $10.9 million, or 9.8%, from $110.5 million for the nine months ended September 30, 2020, primarily due to increases in salaries and employee benefits expenses of $7.0 million, or 10.7%; net occupancy expenses of $1.1 million, or 11.0%, furniture, equipment and data processing of $2.7 million, or 17.3%, and other expenses of $2.4 million, or 20.0%, partially offset by a decrease in professional fees of $2.2 million, or 46.7%.

The following table presents the major components of noninterest expense for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020:

	Nine Months Ended September 30,
(Dollars in thousands)	2021	2020	$ Change	% Change
Noninterest expense:
Salaries and employee benefits expenses	$72,365	$65,349	$7,016	10.7%
Net occupancy expenses	10,779	9,709	1,070	11.0%
Furniture, equipment and data processing expenses	18,322	15,621	2,701	17.3%
Marketing and promotional expenses	2,485	2,787	(302)	(10.8)%
Other real estate expenses and losses	744	506	238	47.0%
Professional fees	2,514	4,718	(2,204)	(46.7)%
Other expenses	14,188	11,823	2,365	20.0%
Total	$121,397	$110,513	$10,884	9.8%

198

Salaries and employee benefits expenses is the largest component of noninterest expense, representing 59.6% and 59.1% of total noninterest expense for the nine months ended September 30, 2021 and 2020, respectively. During the nine months ended September 30, 2021, salaries and employee benefits expense increased $7.0 million, or 10.7%, to $72.4 million, compared to $65.3 million for the nine months ended September 30, 2020. The increase in salaries and employee benefits expenses is primarily due to the merger with SCC in addition to normal annual salary increases for employees.

Net occupancy expenses increased $1.1 million, or 11.0%, to $10.8 million for the nine months ended September 30, 2021, compared to $9.7 million for the nine months ended September 30, 2020. The increase was primarily attributable to increased maintenance expenses in the current year period related to the upkeep of branches across our footprint.

Furniture, equipment and data processing expenses for the nine months ended September 30, 2021 was $18.3 million, an increase of $2.7 million, or 17.3%, compared to $15.6 million for the nine months ended September 30, 2020. This increase was primarily attributable to increases in depreciation, data processing and software expenses resulting from the merger with SCC in addition to expenses related to BancPlus’ software conversion during the third quarter of 2021.

Professional fees decreased $2.2 million, or 46.7%, to $2.5 million for the nine months ended September 30, 2021, compared to $4.7 million for the nine months ended September 30, 2020, primarily due to expenses incurred in the same period of 2020 related to the merger with SCC.

Other expenses increased $2.4 million, or 20.0%, to $14.2 million for the nine months ended September 30, 2021, compared to $11.8 million for the nine months ended September 30, 2020, primarily due to an increase in FDIC and state assessment fees as a result of increased deposits as well as the merger with SCC.

Income Tax Expense

The provision for income taxes includes both federal and state taxes. Fluctuations in effective tax rates reflect the effect of the differences in the inclusion or deductibility of certain income and expenses for income tax purposes, the mix of BancPlus’ taxable and tax-free investments and loans, and its overall taxable income.

BancPlus recorded income tax expense of $4.0 million for the three months ended September 30, 2021, compared to $3.3 million for the same period of 2020, an increase of $678,000, or 20.3%. BancPlus’ effective tax rate for the three months ended September 30, 2021 was 22.0%, compared to 20.9% for the same period of 2020.

BancPlus recorded income tax expense of $10.6 million for the nine months ended September 30, 2021, compared to $7.6 million for the same period of 2020, an increase of $3.0 million, or 39.1%. BancPlus’ effective tax rate for the nine months ended September 30, 2021 was 18.9%, compared to 21.7% for the same period of 2020.

For both the three and nine month periods, the increase in income tax expense was the result of larger income before taxes in the current year period. The increase in the effective tax rate for the three months ended September 30, 2021 compared with the same period of 2020 was the result of the impact on the prior year period of permanent tax items. The decrease in effective tax rate for the year to date periods was the result of BancPlus taking advantage of tax credits offered by Mississippi in the current year, non-taxable life insurance proceeds recorded in 2021, and apportionment of state taxable income to Louisiana which exempts banks that pay a state tax on their shares of stock from their corporate income tax. BancPlus’ Louisiana locations were acquired in the merger with SCC.

199

Comparison of BancPlus’ Results of Operations for the Year Ended December 31, 2020 to the Year Ended December 31, 2019

The following discussion of BancPlus’ results of operations compares the year ended December 31, 2020 to the year ended December 31, 2019.

Net Income

Net income for the years ended December 31, 2020 and 2019 was $39.2 million and $36.4 million, respectively. BancPlus’ annualized return on average assets for the years ended December 31, 2020 and 2019 was 0.94% and 1.24%, respectively. BancPlus’ annualized return on average equity for the years ended December 31, 2020 and 2019 was 12.18% and 15.28%, respectively.

Net Interest Income

Net interest income represents interest income less interest expense. BancPlus generates interest income from interest, dividends and fees received on interest earning assets, including loans and investment securities. BancPlus incurs interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness. Net interest income typically is the most significant contributor to BancPlus’ net income. To evaluate net interest income, BancPlus measures and monitors: (i) yields on its loans and other interest earning assets; (ii) the costs of its deposits and other funding sources; (iii) its net interest spread; and (iv) its net interest margin. Net interest spread is the difference between rates earned on interest earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in market interest rates and interest BancPlus earns on interest earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, usually have the largest impact on periodic changes in its net interest spread, net interest margin and net interest income. BancPlus measures net interest income before and after the provision for loan losses that BancPlus maintains.

For the year ended December 31, 2020, net interest income was $152.0 million, an increase of $48.7 million, or 47.2%, compared to net interest income of $103.3 million for the year ended December 31, 2019. The increase in net interest income was primarily the result of increased interest earning assets as a result of the SCC Merger.

Net interest margin for the year ended December 31, 2020 increased 13 basis points to 3.97% from 3.84% for the same period of 2019 as the effect of the lower interest rate environment on BancPlus’ interest-bearing liabilities outpaced that of its interest earning assets this quarter primarily due to the SCC Merger.

BancPlus’ average interest earning assets at December 31, 2020, increased $1.14 billion, or 42.59%, to $3.83 billion from $2.69 billion at December 31, 2019. BancPlus’ average interest-bearing liabilities increased $756.7 million, or 37.83%, to $2.76 billion at December 31, 2020, from $2.00 billion at December 31, 2019. This increase in BancPlus’ average interest earning assets and interest-bearing liabilities was primarily due to the SCC Merger. The ratio of BancPlus’ average interest earning assets to average interest-bearing liabilities was 139.0% and 134.3% for the years ended December 31, 2020 and 2019, respectively.

BancPlus’ average interest earning assets produced a tax-equivalent yield of 4.45% for the year ended December 31, 2020 compared to 4.63% for the year ended December 31, 2019, respectively. The average rate paid on interest-bearing liabilities was 0.67% for the year ended December 31, 2020 compared to 1.05% for the year ended December 31, 2019, respectively. These year over year decreases in yields reflect the current low interest rate environment.

200

Average Balances and Yields

The following tables show, for the years ended December 31, 2020 and 2019, the average balances of each principal category of BancPlus’ assets, liabilities and shareholders’ equity, and an analysis of net interest income. The average balances are principally daily averages and, for loans, include both performing and nonperforming balances. These tables are presented on a tax-equivalent basis, if applicable.

	Years Ended December 31,
	2020			2019
(Dollars in thousands)	Average Balance	Interest & Fees	Yield / Rate(4)	Average Balance	Interest & Fees	Yield / Rate(4)
ASSETS:
Interest earning assets:
Cash investments:
Interest-bearing cash deposits	$302,883	$1,118	0.37%	$214,398	$4,299	2.01%
Federal funds sold	49,511	260	0.53%	648	18	2.78%
	352,394	1,378	0.39%	215,046	4,317	2.01%
Investment securities:
Taxable investment securities	331,198	6,967	2.10%	219,843	5,055	2.30%
Tax-exempt investment securities	103,989	2,470	2.38%	140,928	3,583	2.54%
Total securities	435,187	9,437	2.17%	360,771	8,638	2.39%
Loans(1)	3,039,884	159,678	5.25%	2,108,740	111,369	5.28%
Federal Home Loan Bank stock	3,996	46	1.15%	2,540	84	3.31%
Total interest earning assets	3,831,461	170,539	4.45%	2,687,097	124,408	4.63%
Noninterest earning assets	325,195			237,670
Total assets	$4,156,656			$2,924,767

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,191,857	$5,899	0.49%	$990,555	$8,916	0.90%
Savings and money market deposits	806,652	2,300	0.29%	542,300	4,242	0.78%
Time deposits	637,781	5,956	0.93%	386,304	5,280	1.37%
Federal funds purchased	150	2	1.33%	2	—	—%
FHLB advances	21,831	318	1.46%	21,153	324	1.53%
Other borrowings	15,146	588	3.88%	18,634	719	3.86%
Subordinated debentures	83,429	3,453	4.14%	41,238	1,617	3.92%
Total interest-bearing liabilities	2,756,846	18,516	0.67%	2,000,186	21,098	1.05%
Noninterest-bearing liabilities:
Noninterest-bearing transaction deposits	1,009,427			633,330
Other noninterest-bearing liabilities	68,759			53,045
Total noninterest-bearing liabilities	1,078,186			686,375
Shareholders’ equity(6)	321,624			238,206
Total liabilities and shareholders’ equity	$4,156,656			$2,924,767
Net interest income/net interest margin(2)		152,023	3.97%		103,310	3.84%
Net interest spread(5)			3.78%			3.58%
Taxable equivalent adjustment:
Tax-exempt investment securities(3)		796			1,157
Net interest income/net interest margin(2)		$152,819	3.99%		$104,467	3.89%

(1)	Average loan balances include nonaccrual loans.
(2)	Net interest margin during the periods presented represents: (i) the difference between interest income on interest earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest earning assets for the period.
(3)	Interest income and averages rates for tax exempt securities are presented on a tax-equivalent basis, assuming a combined federal and state income tax rate of 25% for 2020 and 2019.
(4)	Yields and rates are annualized.
(5)	Net interest spread is the yield on BancPlus’ total interest earning assets less the yield on its interest-bearing liabilities.
(6)	Includes ESOP-owned shares.

201

Rate/Volume Analysis

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table presents the dollar amount of changes in interest income and interest expense for major components of interest earning assets and interest-bearing liabilities. It distinguishes between the changes related to the outstanding balances and those due to changes in interest rates. The change in interest attributable to rate has been determined by applying the change in rate between periods to average balances outstanding in the earlier period. The change in interest due to volume has been determined by applying the rate from the later period to the change in average balances outstanding between periods. The following table presents the changes in the volume and rate of BancPlus’ interest bearing assets and liabilities for the dates indicated:

	Year Ended December 31, 2020 Compared with the Year Ended December 31, 2019
	Change Due To:		Interest
(Dollars in thousands)	Volume	Rate	Variance
Interest earning assets:
Cash investments	$537	$(3,476)	$(2,939)
Investment securities:
Taxable investment securities	2,342	(430)	1,912
Tax-exempt investment securities	(877)	(236)	(1,113)
Total securities	1,465	(666)	799
Loans, net	48,911	(602)	48,309
Federal Home Loan Bank stock	17	(55)	(38)
Total interest earning assets	$50,930	$(4,799)	$46,131

Interest-bearing liabilities:
Interest-bearing transaction deposits	$996	$(4,013)	$(3,017)
Savings and money market deposits	754	(2,696)	(1,942)
Time deposits	2,348	(1,672)	676
Federal funds purchased	2	—	2
FHLB advances	10	(16)	(6)
Other borrowings	(135)	4	(131)
Subordinated debentures	1,746	90	1,836
Total interest-bearing liabilities	$5,721	$(8,303)	$(2,582)
Net interest income	$45,209	$3,504	$48,713

Provision for Loan Losses

The provision for loan losses is the amount of expense that, based on BancPlus’ judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under relevant accounting guidance. The determination of the provision for loan losses is complex and involves a high degree of judgment and subjectivity.

For the year ended December 31, 2020, the provision for loan losses was $17.1 million compared to $586,000 for the same period of 2019, an increase of $16.5 million, or 2,816.4%. The increase is primarily attributable to the impact of the COVID-19 pandemic, including the impact of the CARES Act measures to support individuals and businesses in maintaining solvency through monetary relief, including in the form of financing, loan forgiveness and automatic forbearance.

202

The allowance for loan losses at December 31, 2020 was $36.0 million, or 1.06% of total loans, compared to $21.5 million, or 1.03% of total loans at December 31, 2019. The increase in allowance as a percentage of total loans was primarily due to the increase in provision for loan losses in the current period as a result of the COVID-19 pandemic, partially offset by an increase in total loans as a result of the SCC Merger.

Noninterest Income

Noninterest income consists of, among other things: (i) service charges and other fees on deposit accounts; (ii) mortgage origination income; (iii) debit card interchange fees; (iv) wealth management service fees; (v) ATM network income; and (vi) other noninterest income. BancPlus’ income from service charges on deposit accounts and debit card interchange fees are largely impacted by the volume, growth and type of deposits BancPlus holds, which are impacted by prevailing market conditions for BancPlus’ deposit products, market interest rates, marketing efforts, and other factors.

Noninterest income was $65.8 million for the year ended December 31, 2020, compared to $57.8 million for the same period of 2019, an increase of $8.0 million, or 13.9%, primarily due to an increase in other income of $6.1 million, or 177.6%, as a result of a $3.8 million gain on the sale of fixed assets and a $1.1 million bargain purchase gain on the acquisition of SCC and income from equity method investments. This increase in noninterest income was partially offset by a decrease in service charges on deposit accounts of $5.0 million, or 17.8%, partially offset by an increase in mortgage origination income of $4.2 million, or 91.4%. The decrease in service charges on deposit accounts is primarily attributable to increased customer liquidity as a result of the various economic stimulus programs and reduced consumer spending as a result of quarantine restrictions put in place due to the COVID-19 pandemic. The increase in mortgage origination income was driven by increased mortgage refinancing activity resulting from the lower interest rate environment in 2020. The remainder of the increase in noninterest income for the year is attributable to year over year increases in ATM income and debit card interchange, totaling $2.0 million, which resulted from the SCC Merger.

The following table presents the major components of noninterest income for the year ended December 31, 2020, compared to the year ended December 31, 2019:

	Year Ended December 31,
(Dollars in thousands)	2020	2019	$ Change	% Change
Noninterest income:
Service charges on deposit accounts	$23,062	$28,039	$(4,977)	(17.8)%
Mortgage origination income	8,745	4,569	4,176	91.4%
Debit card interchange	7,459	6,263	1,196	19.1%
Securities gains, net	58	76	(18)	(23.7)%
Income from fiduciary activities	4,500	4,709	(209)	(4.4)%
ATM income	5,389	4,548	841	18.5%
Brokerage and insurance fees and commissions	3,766	3,516	250	7.1%
Life insurance income	2,386	1,628	758	46.6%
CDFI grants	823	960	(137)	(14.3)%
Other income	9,565	3,445	6,120	177.6%
Total	$65,753	$57,753	$8,000	13.9%

Noninterest Expense

Noninterest expense includes, among other things: (i) salaries and employee benefits; (ii) occupancy expenses; (iii) furniture and equipment expenses; (iv) data processing expenses; (v) marketing and promotional expenses; (vi) other real estate expenses; and (vii) other expenses.

203

Salaries and employee benefits include compensation, employee benefits and tax expenses for BancPlus’ personnel. Occupancy expenses include depreciation expense on BancPlus’ owned properties, lease expense on its leased properties and other occupancy-related expenses. Furniture and equipment expenses include depreciation and maintenance and other expenses related to its furniture, fixtures and equipment. Data processing expenses include costs related to maintenance and monitoring of its systems and expenses paid to its third-party data processing system providers. Marketing and promotional expenses include costs for advertising, promotions and sponsorships. Other real estate expenses include taxes, insurance, maintenance and other expenses related to BancPlus’ foreclosed properties. Other expenses include expenses associated with FDIC assessments, MDBCF assessments, consulting and legal fees, communications, travel, meals, training, supplies and postage. Noninterest expenses generally increase as BancPlus grows its business. Noninterest expenses have increased commensurate with growth over the past few years as BancPlus has grown organically and as BancPlus has built out and modernized its operational infrastructure and implemented its plan to build an efficient, technology-driven banking operation with capacity for growth. Additionally, the year ended December 31, 2020 included additional expenses as a result of the SCC Merger on April 1, 2020.

For the year ended December 31, 2020, noninterest expense totaled $152.3 million, a $37.2 million, or 32.3%, increase from $115.1 million for the year ended December 31, 2019. This increase was primarily due to increases in salaries and employee benefits of $24.6 million, furniture, equipment and data processing of $5.5 million, professional fees of $3.1 million and other expenses of $2.3 million.

The following table presents the major components of noninterest expense for the year ended December 31, 2020 compared to the year ended December 31, 2019:

	Year Ended December 31,
(Dollars in thousands)	2020	2019	$ Change	% Change
Noninterest expense:
Salaries and employee benefits	$90,442	$65,855	$24,587	37.3%
Net occupancy expenses	13,319	11,653	1,666	14.3%
Furniture, equipment and data processing expenses	21,201	15,702	5,499	35.0%
Marketing and promotional expenses	3,968	3,536	432	12.2%
Other real estate expenses and losses	889	1,250	(361)	(28.9)%
Professional fees	6,272	3,200	3,072	96.0%
Other expenses	16,202	13,888	2,314	16.7%
Total	$152,293	$115,084	$37,209	32.3%

Salaries and employee benefits expense is the largest component of noninterest expense, representing 59.4% and 57.2% of total noninterest expense for the years ended December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, salaries and employee benefits expense increased $24.6 million, or 37.3%, to $90.4 million as compared to $65.9 million for the year ended December 31, 2019. The increase in salaries and employee benefits expense is primarily due to the SCC Merger, including retention and severance pay, in addition to normal annual salary increases for employees and essential employee bonuses paid relating to the COVID-19 pandemic.

Net occupancy expenses increased $1.7 million, or 14.3%, to $13.3 million for the year ended December 31, 2020 compared to $11.7 million for the same period of 2019. The increase is primarily attributable to increased depreciation and rent expense as a result of the SCC Merger.

204

Furniture, equipment and data processing expense for the year ended December 31, 2020 was $21.2 million, an increase of $5.5 million, or 35.0%, compared to $15.7 million for the year ended December 31, 2019. This increase was primarily attributable to increases in data processing and software expenses related to the SCC Merger.

Other real estate expenses and losses decreased $361,000, or 28.9%, to $889,000 for the year ended December 31, 2020 compared to $1.3 million for the same period of 2019. This decrease was primarily attributable to decrease in losses on sale of properties from the prior year period.

Professional fees increased $3.1 million, or 96.0%, to $6.3 million for the year ended December 31, 2020 compared to $3.2 million for the year ended December 31, 2019, primarily due to expenses incurred in connection with the SCC Merger.

Other expenses increased $2.3 million, or 16.7%, to $16.2 million for the year ended December 31, 2020, compared to $13.9 million for the prior year period, primarily due to an increase in FDIC and state assessment fees as a result of the SCC Merger.

BancPlus continues to focus efforts on supporting growth through sales efforts, product development, marketing and promotion, as well as investing in technology and its branch network, while also seeking to improve productivity and maintain appropriate cost structure and customer service levels.

Income Tax Expense

The provision for income taxes includes both federal and state taxes. Fluctuations in effective tax rates reflect the effect of the differences in the inclusion or deductibility of certain income and expenses for income tax purposes, the mix of BancPlus’ taxable and tax-free investments and loans, and its overall taxable income.

BancPlus recorded income tax expense of $9.2 million for the year ended December 31, 2020, compared to $9.0 million for the same period of 2019. BancPlus’ effective tax rate for the year ended December 31, 2020 was 19.0% compared to 19.8% for the same period of 2019.

Financial Condition as of September 30, 2021

The following discussion compares BancPlus’ financial condition as of September 30, 2021 to December 31, 2020.

Assets

Total assets increased $402.4 million, or 8.5%, to $5.113 billion at September 30, 2021 from total assets of $4.711 billion at December 31, 2020. Total cash and cash equivalents increased $57.5 million, or 9.0%, to $695.1 million at September 30, 2021, compared to $637.5 million at December 31, 2020, primarily due to increases in interest bearing deposits with banks. Total loans increased $147.4 million, or 4.4%, to $3.526 billion at September 30, 2021, compared to $3.379 billion at December 31, 2020 as a result of organic loan growth. Investment securities increased $214.2 million, or 52.9%, from $405.1 million at December 31, 2020 to $619.3 million at September 30, 2021 as a result of increased purchases of available for sale securities.

Investment Securities Portfolio

BancPlus’ investment securities portfolio, which consists primarily of U.S. government agency obligations, mortgage-backed securities, municipal securities and corporate investments, is used as a source of liquidity and serves as collateral for certain types of deposits. BancPlus manages its investment securities portfolio according

205

to a written investment policy. Balances in BancPlus’ investment securities portfolio change over time based on its funding needs and interest rate risk management objectives. BancPlus’ liquidity levels take into account anticipated future cash flows and all available sources of credit and are maintained at levels management believes ensure flexibility in meeting its anticipated funding needs.

As of September 30, 2021, 12.7% of BancPlus’ investment securities portfolio was classified as held to maturity and 87.3% was classified as available for sale. As of December 31, 2020, 23.1% of BancPlus’ investment securities portfolio was classified as held to maturity and 76.9% was classified as available for sale. Securities available for sale increased $229.5 million, or 73.7%, from $311.4 million at December 31, 2020 to $540.9 million at September 30, 2021. Early in the period, BancPlus took advantage of the steeper yield curve to invest excess liquidity. BancPlus used a disciplined approach to build a ladder of non-callable state tax-exempt agency bonds. As market conditions allow, BancPlus will continue this strategy to enhance net interest margin and provide predictable cash flows for future loan demand.

At September 30, 2021, U.S. government agency obligations represented 48.4%, mortgage-backed securities represented 22.1%, municipal securities represented 20.2% and corporate investments represented 7.1% of the investment securities portfolio. At December 31, 2020, mortgage-backed securities represented 50.5%, municipal securities represented 34.7%, corporate investments represented 8.2% and U.S. government agency obligations represented 3.1% of the investment securities portfolio. Other than the U.S. government and its agencies, BancPlus’ securities portfolio did not contain securities of any single issuer, including any securities issued by a state or political subdivision, that were payable from and secured by the same source of revenue or taxing authority where the aggregate carrying value of such securities exceeded 10% of shareholders’ equity.

The following table presents the carrying value of BancPlus’ investment securities portfolio as of the dates indicated:

	September 30, 2021		December 31, 2020
(Dollars in thousands)	Carrying Value	% of Total	Carrying Value	% of Total
Held to Maturity:
(At amortized cost)
Issued by states and political subdivisions	$78,423	12.66%	$93,766	23.14%
Total held-to-maturity	78,423	12.66%	93,766	23.14%

Available for Sale:
(At fair value)
U.S. Government agency obligations	299,841	48.42%	12,434	3.07%
Issued by states and political subdivisions	46,613	7.53%	46,801	11.55%
Mortgage-backed securities:
Residential	121,846	19.67%	187,212	46.21%
Commercial	14,894	2.40%	17,331	4.28%
Asset-backed securities	13,539	2.19%	14,447	3.57%
Corporate investments	44,150	7.13%	33,148	8.18%
Total available for sale	540,883	87.34%	311,373	76.86%

Total securities	$619,306	100.00%	$405,139	100.00%

206

The following tables present the carrying value of BancPlus’ investment securities portfolio by their stated maturities and the weighted average yields for each maturity range as of the dates indicated. Weighted-average yields have been computed on a fully tax equivalent basis using a tax rate of 21%.

	Maturity as of September 30, 2021
	Due in One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		Due After Ten Years
(Dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
Held to maturity:
Issued by states and political subdivisions	$12,437	3.19%	$46,344	2.81%	$16,887	2.54%	$2,755	4.17%
Total held to maturity	12,437	3.19%	46,344	2.81%	16,887	2.54%	2,755	4.17%

Available for sale:
U.S. Government agency obligations	5,037	2.60%	163,773	0.45%	126,630	1.19%	4,402	1.75%
Issued by states and political subdivisions	2,346	4.64%	14,770	2.64%	22,141	3.13%	7,356	3.17%
Mortgage-backed securities:
Residential	—	—%	—	—%	4,650	1.85%	117,196	2.41%
Commercial	—	—%	—	—%	13,659	1.54%	1,234	2.48%
Asset-backed securities	—	—%	—	—%	—	—%	13,539	1.88%
Corporate investments	4,019	2.13%	498	2.75%	38,571	4.14%	1,062	4.50%
Total available for sale	11,402	2.85%	179,041	0.64%	205,651	1.99%	144,789	2.39%

Total securities	$23,839	3.03%	$225,385	1.08%	$222,538	2.03%	$147,544	2.43%

	Maturity as of December 31, 2020
	Due in One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		Due After Ten Years
(Dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
Held to maturity:
Issued by states and political subdivisions	$15,891	3.02%	$50,738	4.05%	$24,247	3.67%	$2,890	3.85%
Total held to maturity	15,891	3.02%	50,738	4.05%	24,247	3.67%	2,890	3.85%

Available for sale:
U.S. Government agency obligations	—	—%	5,128	2.60%	2,508	3.19%	4,798	1.78%
Issued by states and political subdivisions	3,803	3.08%	12,504	2.99%	20,538	3.18%	9,956	3.19%
Mortgage-backed securities:
Residential	—	—%	—	—%	10,991	0.93%	176,220	2.35%
Commercial	305	3.25%	—	—%	14,071	1.54%	2,955	2.53%
Asset-backed securities	—	—%	—	—%	—	—%	14,447	3.94%
Corporate investments	—	—%	4,060	2.22%	28,084	4.48%	1,005	4.50%
Total available for sale	4,108	3.09%	21,692	2.75%	76,192	3.03%	209,381	2.50%

Total securities	$19,999	3.03%	$72,430	3.66%	$100,439	3.19%	$212,271	2.52%

The objective of BancPlus’ investment policy is to invest funds to provide sufficient liquidity, optimize the total return of the portfolio, mitigate interest rate risk, and meet pledging requirements. In doing so, BancPlus balances the market and credit risks against the potential investment return, makes most investments compatible with the pledge requirements of any deposits of public funds, and maintains compliance with regulatory investment requirements. BancPlus’ investment policy allows portfolio holdings to include short-term securities purchased to provide needed liquidity and longer term securities purchased to generate stable income over periods of interest rate fluctuations.

207

Loan Portfolio

The following tables detail composition and percentage composition of BancPlus’ loan portfolio, by category, as of the dates indicated:

	As of September 30, 2021		As of December 31, 2020
(Dollars in thousands)	Amount	Percent	Amount	Percent
Secured by real estate:
Residential properties	$773,928	21.95%	$738,340	21.85%
Construction and land development	465,564	13.20%	403,496	11.94%
Farmland	212,645	6.03%	217,104	6.43%
Other commercial	1,339,214	37.98%	1,224,633	36.25%
Total real estate	2,791,351	79.16%	2,583,573	76.47%
Commercial and industrial	534,160	15.15%	635,714	18.82%
Agricultural production and other loans to farmers	101,973	2.89%	85,469	2.53%
Consumer and other	98,602	2.80%	73,976	2.19%
Total loans, gross	3,526,086	100.00%	3,378,732	100.00%
Allowance for loan losses	(44,001)		(36,000)
Total loans, net	$3,482,085		$3,342,732

As a general practice, BancPlus originates substantially all of its loans, but BancPlus occasionally participates in syndications and other loan participations. At September 30, 2021, BancPlus’ loan portfolio included $290.8 million of loan participations purchased, or 8.25% of total loans, which includes $146.8 million of shared national credits. At December 31, 2020, BancPlus’ loan portfolio included $245.7 million of loan participations purchased, or 7.27% of total loans, which includes $93.8 million of shared national credits.

The following tables detail the contractual maturities and sensitivity to interest rate changes for BancPlus’ loan portfolio as of the dates indicated:

	As of September 30, 2021
(Dollars in thousands)	Due in One Year or Less	More Than One Year to Five	More Than Five Years to Fifteen	After Fifteen Years	Total
Secured by real estate:
Residential properties	$82,492	$329,147	$332,387	$29,901	$773,927
Construction and land development	142,510	260,274	53,777	9,004	465,565
Farmland	46,569	99,747	65,107	1,222	212,645
Other commercial	116,870	759,180	414,977	48,187	1,339,214
Total real estate	388,441	1,448,348	866,248	88,314	2,791,351
Commercial and industrial	69,926	345,296	118,887	51	534,160
Agricultural production and other loans to farmers	57,476	43,233	1,264	—	101,973
Consumer and other loans	29,347	64,777	4,463	15	98,602
Total loans	$545,190	$1,901,654	$990,862	$88,380	$3,526,086

208

	As of December 31, 2020
(Dollars in thousands)	Due in One Year or Less	More Than One Year to Five	More Than Five Years to Fifteen	After Fifteen Years	Total
Secured by real estate:
Residential properties	$115,367	$388,731	$229,269	$4,973	$738,340
Construction and land development	160,382	187,403	49,445	6,266	403,496
Farmland	44,618	112,826	56,307	3,353	217,104
Other commercial	150,683	706,001	320,450	47,499	1,224,633
Total real estate	471,050	1,394,961	655,471	62,091	2,583,573
Commercial and industrial	102,129	473,283	60,302	—	635,714
Agricultural production and other loans to farmers	40,750	42,575	2,144	—	85,469
Consumer and other loans	18,814	53,319	1,828	15	73,976
Total loans	$632,743	$1,964,138	$719,745	$62,106	$3,378,732

	As of September 30, 2021
(Dollars in thousands)	Fixed Interest Rates	Floating or Adjustable Rates	Total
Secured by real estate:
Residential properties	$640,997	$132,930	$773,927
Construction and land development	232,987	232,578	465,565
Farmland	160,339	52,306	212,645
Other commercial	1,097,871	241,343	1,339,214
Total real estate	2,132,194	659,157	2,791,351
Commercial and industrial	289,928	244,232	534,160
Agricultural production and other loans to farmers	62,997	38,976	101,973
Consumer and other loans	69,086	29,516	98,602
Total loans	$2,554,205	$971,881	$3,526,086

	As of December 31, 2020
(Dollars in thousands)	Fixed Interest Rates	Floating or Adjustable Rates	Total
Secured by real estate:
Residential properties	$594,353	$143,987	$738,340
Construction and land development	213,944	189,552	403,496
Farmland	162,505	54,599	217,104
Other commercial	1,016,580	208,053	1,224,633
Total real estate	1,987,382	596,191	2,583,573
Commercial and industrial	425,874	209,840	635,714
Agricultural production and other loans to farmers	51,766	33,703	85,469
Consumer and other loans	52,692	21,284	73,976
Total loans	$2,517,714	$861,018	$3,378,732

209

As of September 30, 2021, BancPlus held 1,948 loans for customers under the PPP, totaling approximately $101.0 million, a decrease of $104.2 million, or 50.8%, from $205.2 million as of December 31, 2020. The decrease is the result of PPP loans being forgiven and paid off by the SBA or being paid off by the customer, partially offset by originations of new PPP loans in 2021 while the program was still active.

Additionally, BancPlus enters into various other transactions to meet the financing needs of its customers including commitments to extend credit and letters of credit. Commitments to extend credit beyond current funding are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. At September 30, 2021, BancPlus had total off-balance sheet commitments of $1.230 billion.

Asset Quality

Federal regulations and BancPlus’ internal policies require that BancPlus utilize an asset classification system as a means of managing and reporting problem and potential problem assets. BancPlus has incorporated an internal asset classification system, substantially consistent with federal banking regulations, as part of its credit monitoring system. Federal banking regulations set forth a classification scheme for problem and potential problem assets as “substandard,” “doubtful” or “loss” assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose BancPlus to sufficient risk to warrant classification in one of the categories mentioned above but possess weakness are required to be designated “watch” or “special mention.” Loans modified under Section 4013 of the CARES Act and related interagency guidance are excluded from being reported as TDR loans.

The tables below set forth information on BancPlus’ asset classification as of the dates indicated. BancPlus had no assets classified as loss.

	As of September 30, 2021
(Dollars in thousands)	Risk Grades 1-7	Substandard	Doubtful	Total
Secured by real estate:
Residential properties	$759,188	$14,740	$—	$773,928
Construction and land development	464,819	745	—	465,564
Farmland	199,608	13,037	—	212,645
Other commercial	1,331,516	7,621	77	1,339,214
Total real estate	2,755,131	36,143	77	2,791,351
Commercial and industrial	510,359	23,756	45	534,160
Agricultural production and other loans to farmers	101,620	353	—	101,973
Consumer and other	98,302	300	—	98,602
Total	$3,465,412	$60,552	$122	$3,526,086

210

	As of December 31, 2020
(Dollars in thousands)	Risk Grades 1-7	Substandard	Doubtful	Total
Secured by real estate:
Residential properties	$721,024	$17,316	$—	$738,340
Construction and land development	401,347	2,149	—	403,496
Farmland	205,211	11,893	—	217,104
Other commercial	1,209,365	15,041	227	1,224,633
Total real estate	2,536,947	46,399	227	2,583,573
Commercial and industrial	619,137	16,526	51	635,714
Agricultural production and other loans to farmers	85,288	181	—	85,469
Consumer and other	73,560	416	—	73,976
Total	$3,314,932	$63,522	$278	$3,378,732

Nonperforming Assets

Nonperforming loans include loans accounted for on a nonaccrual basis and TDR loans that are accruing. Nonperforming assets consist of nonperforming loans plus foreclosed assets (i.e. real estate acquired through foreclosure).

The following table summarizes BancPlus’ nonperforming assets, by category, as of the dates indicated:

(Dollars in thousands)	September 30, 2021	December 31, 2020
Nonaccrual loans:
Real estate loans:
Residential properties	$3,318	$3,869
Construction and land development	58	1,863
Farmland	1,893	158
Other commercial	2,324	7,947
Total real estate	7,593	13,837
Commercial and industrial	106	12
Agricultural production and other loans to farmers	135	85
Consumer and other	210	177
Total nonaccrual loans	8,044	14,111

Troubled debt restructuring loans – accruing:
Real estate loans:
Residential properties	1,898	1,916
Construction and land development	1,558	—
Farmland	—	—
Other commercial	—	—
Total real estate	3,456	1,916
Commercial and industrial	388	—
Agricultural production and other loans to farmers	—	—
Consumer and other	—	—
Total troubled debt restructuring loans – accruing	3,844	1,916
Total nonperforming loans	11,888	16,027
Plus: foreclosed assets	6,989	6,754
Total nonperforming assets	$18,877	$22,781

Nonaccrual loans to total loans	0.23%	0.42%
Nonperforming loans to total loans	0.34%	0.47%
Nonperforming assets to total assets	0.37%	0.48%
Allowance for loan losses to nonaccrual loans	547.00%	255.12%
90+ days past due and accruing	$2,299	$6,303
Total troubled debt restructuring loans	$4,018	$8,537

211

Total nonperforming assets decreased by $3.9 million, or 17.1%, from $22.8 million at December 31, 2020 to $18.9 million at September 30, 2021, primarily due to a decrease in nonaccrual loans as a result of payments and foreclosures during the current year on loans that were in nonaccrual status at December 31, 2020.

The balance of nonperforming assets can fluctuate due to changes in economic conditions. BancPlus has established a policy to discontinue accruing interest on a loan (that is, place the loan on nonaccrual status) after it has become 90 days delinquent as to payment of principal or interest, unless the loan is considered to be well-collateralized and is actively in the process of collection. When a loan is placed on nonaccrual status, current year interest previously accrued but uncollected on such loans is reversed and charged against current income, and prior year interest, if any, is charged off against the allowance for loan losses. Generally, payments received on nonaccrual loans are applied directly to principal.

Allowance for Loan Losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. BancPlus maintains an allowance for loan losses at a level management considers adequate to provide for known and probable incurred losses in the portfolio. The level of the allowance is based on management’s evaluation of estimated losses in the portfolio, after consideration of risk characteristics of the loans and prevailing economic conditions. Loan charge-offs (i.e. loans judged to be uncollectible) are charged against the reserve and any subsequent recovery is credited to the reserve. BancPlus’ officers analyze risk in the loan portfolio on an ongoing basis. A risk system, consisting of multiple grading categories for each portfolio class, is utilized as an analytical tool to assess risk and appropriate reserves. In addition to the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors which management feels deserve recognition in establishing an appropriate reserve. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are recognized in the periods in which they become known. During the third quarter of 2021, the U.S. economy continued to experience volatility and there remains uncertainty surrounding future economic conditions as a result of the COVID-19 pandemic and development of the outbreak, including variants, such as the delta variant, and the severity of such variants, and the availability, effectiveness and acceptance of vaccines, all of which are also highly uncertain. The government’s response to these conditions includes certain provisions, such as automatic forbearance and forgiveness for certain federally backed loans that could affect these estimates. Although management strives to maintain an allowance it deems adequate, future economic changes, deterioration of borrowers’ creditworthiness, and the impact of examinations by regulatory agencies all could cause changes to BancPlus’ allowance for loan losses.

The allowance for loan losses was $44.0 million and $36.0 million, and the allowance for loan losses as a percentage of loans was 1.24% and 1.06%, at September 30, 2021 and December 31, 2020, respectively. Net charge-offs (recoveries) totaled $(606,000) and $2.4 million for the nine months ended September 30, 2021 and 2020, respectively. The $3.0 million variance is primarily the result of current year recoveries on consumer and other commercial categories as well as high charge offs in 2020 as a result of the COVID-19 pandemic.

The allowance for loan losses increased by $8.0 million, or 22.2%, to $44.0 million at September 30, 2021, from $36.0 million at December 31, 2020, primarily due to the increase in provision for loan losses in the current period as a result of the continuing impact of the COVID-19 pandemic, including the impact of the CARES Act measures to support individuals and businesses in maintaining solvency through monetary relief, including in the form of financing, loan forgiveness and automatic forbearance.

212

The following is a summary of the activity in the allowance for loan loss reserve as of and for the year-to-date periods indicated:

(Dollars in thousands)	September 30, 2021	September 30, 2020
Balance, beginning of period	$36,000	$21,500
Charge-offs:
Residential properties	298	268
Construction and land development	240	3
Farmland	157	—
Other commercial	581	2,179
Total real estate	1,276	2,450
Commercial and industrial	317	494
Agricultural production and other loans to farmers	111	2,270
Consumer and other	2,832	298
Total charge-offs	4,536	5,512
Recoveries:
Residential properties	340	237
Construction and land development	143	56
Farmland	292	—
Other commercial	1,842	94
Total real estate	2,617	387
Commercial and industrial	479	148
Agricultural production and other loans to farmers	3	2,365
Consumer and other	2,043	254
Total recoveries	5,142	3,154
Net charge-offs (recoveries)	(606)	2,358
Provision for loan losses	7,395	7,706
Balance, end of period	$44,001	$26,848

Total loans, end of period	$3,539,990	$3,447,458
Average loans	3,469,520	2,912,471
Net charge-offs (annualized) to average loans	(0.02)%	0.11%
Allowance for loan losses to total loans	1.24%	0.78%

213

The table below reflects net charge-offs to average loans outstanding, by category, during the periods presented.

	Nine Months Ended September 30,
	2021			2020
(Dollars in thousands)	Net Charge- offs	Average Loans	Net Charge- offs to Average Loans (Annualized)	Net Charge- offs	Average Loans	Net Charge- offs to Average Loans (Annualized)
Residential properties	$(42)	$750,238	(0.01)%	$31	$667,745	0.01%
Construction and land development	97	458,968	0.03%	(53)	302,444	(0.02)%
Farmland	(135)	206,878	(0.09)%	—	199,363	—%
Other commercial	(1,261)	1,274,874	(0.13)%	2,085	1,003,236	0.28%
Commercial and industrial	(162)	589,070	(0.04)%	346	561,457	0.08%
Agricultural production and other loans to farmers	108	89,773	0.16%	(95)	92,571	(0.14)%
Consumer and other	789	83,432	1.26%	44	69,307	0.08%
Loans held for sale	—	16,287	—%	—	16,348	—%
Total	$(606)	$3,469,520	(0.02)%	$2,358	$2,912,471	0.11%

The following tables present a summary of the allocation of the allowance for loan losses by loan portfolio category, and the percentage of loans in each category, for the periods indicated:

	September 30, 2021		December 31, 2020
(Dollars in thousands)	Amount	Percent	Amount	Percent
Residential properties	$10,523	23.9%	$7,900	21.9%
Construction and land development	5,915	13.4%	4,618	12.8%
Farmland	2,330	5.3%	1,412	3.9%
Other commercial	16,698	37.9%	14,133	39.3%
Total real estate	35,466	80.6%	28,063	78.0%
Commercial and industrial	6,066	13.8%	6,337	17.6%
Agricultural production and other loans to farmers	1,170	2.7%	773	2.1%
Consumer and other	1,299	3.0%	827	2.3%
Total allowance for loan losses	$44,001	100.0%	$36,000	100.0%

Goodwill and Other Intangible Assets

Goodwill was $2.6 million at both September 30, 2021 and December 31, 2020. Goodwill represents the excess of the consideration paid over the fair value of the net assets acquired by BancPlus in prior acquisitions. Goodwill is not amortized but is subject to, at a minimum, an annual test for impairment. Other intangible assets consist of acquired customer relationships from a 2014 acquisition and core deposit intangibles from the merger with SCC. Total other intangible assets at September 30, 2021 and December 31, 2020 were $5.3 million and $5.8 million, respectively. Other intangible assets are amortized over their estimated useful life.

214

Deposits

The following table details composition and percentage composition of BancPlus’ deposit portfolio, by category, for the year to date periods indicated:

	September 30, 2021			December 31, 2020
(Dollars in thousands)	Average Balance	Average Rate	Percent	Average Balance	Average Rate	Percent
Non-interest bearing	$1,306,105	0.00%	29.68%	$1,009,427	0.00%	27.69%
Interest bearing:
Transaction accounts	1,452,965	0.21%	33.02%	1,191,857	0.49%	32.69%
Money market and other savings accounts	982,220	0.09%	22.32%	806,652	0.29%	22.13%
Certificates of deposit	659,361	0.59%	14.98%	637,781	0.93%	17.49%
Total deposits	$4,400,651	0.18%	100.00%	$3,645,717	0.39%	100.00%

BancPlus relies on increasing its deposit base to fund loans and other asset growth. BancPlus competes for local deposits by offering a variety of products at competitive rates. The increase in total average deposits of $754.9 million, or 20.7%, to $4.401 billion at September 30, 2021 from $3.646 billion as of December 31, 2020 is primarily the result of recipients of PPP loans placing funds in deposit accounts held at the bank. At September 30, 2021 and December 31, 2020, BancPlus held non-time deposits in excess of FDIC insurance limits estimated at $810.1 million and $889.3 million, respectively.

The following table shows the maturity of certificates of deposit as of September 30, 2021:

(Dollars in thousands)	$250,000 or Greater	Less than $250,000	Total	Uninsured Portion
3 months or less	$39,438	$105,705	$145,143	$15,938
Over 3 months through 6 months	26,404	87,066	113,470	12,404
Over 6 months through 12 months	54,549	132,074	186,623	30,049
Over 12 months	55,447	136,331	191,778	27,697
Total certificates of deposit	$175,838	$461,176	$637,014	$86,088

Borrowed Funds

Short-term Borrowings. In addition to deposits, BancPlus uses short-term borrowings, which consist of federal funds purchased and securities sold under agreements to repurchase, to meet the daily liquidity needs of its customers and fund its loan growth. Federal funds purchased represent primarily overnight borrowings through relationships with correspondent banks. Securities sold under agreements to repurchase are considered overnight borrowings and are secured by U.S. Government agency securities. At September 30, 2021 and December 31, 2020, we had no short-term borrowings.

FHLB Advances and Other Borrowings. BankPlus is a member of the FHLB, and as a result, is eligible for advances from the FHLB pursuant to the terms of various borrowing agreements, which assist BancPlus in the funding of its loan and investment portfolios. BancPlus’ FHLB advances are collateralized by a blanket lien on first mortgage and other qualifying loans. At both September 30, 2021 and December 31, 2020, BancPlus had $20.5 million in FHLB borrowings, at a weighted average interest rate of 1.50%.

215

In October 2016, BancPlus entered into a five-year loan agreement with a correspondent bank under which BancPlus borrowed $35.0 million in connection with the redemption of BancPlus preferred stock. BancPlus pledged 100% of its shares of BankPlus stock as collateral for the loan. The loan required quarterly principal reductions of $875,000 and quarterly interest payments at a fixed 3.75% annual rate. The balance outstanding on this loan was $10.5 million and $13.1 million at September 30, 2021 and December 31, 2020, respectively. BancPlus repaid this loan at its maturity in October 2021.

Required principal payments on FHLB advances and other borrowings were as follows:

(Dollars in thousands)	September 30, 2021	December 31, 2020
2021	$10,525	$13,171
2022	417	395
2023	25	110
2024	13	—
2025	13	—
Thereafter	20,033	20,095
Total	$31,026	$33,771

Subordinated Debentures and Trust Preferred Securities. On June 4, 2020, BancPlus entered into a Subordinated Note Purchase Agreement with certain qualified institutional buyers and institutional accredited investors pursuant to which BancPlus issued and sold $60.0 million in aggregate principal amount of its 6.000% Fixed-to-Floating Rate Subordinated Notes due June 15, 2030 (the “Notes”). BancPlus incurred issuance costs of $1.4 million in conjunction with the issuance of the Notes. These issuance costs are netted with the balance of the Notes on BancPlus’ Condensed Consolidated Balance Sheets and will be amortized over the life of the Notes. The Notes initially bear interest at a rate of 6.000% per annum from and including June 4, 2020, to but excluding June 15, 2025 or early redemption date, with interest during this period payable semiannually in arrears. From and including June 15, 2025, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to Three-Month Term Secured Overnight Financing Rate plus 586 basis points, with interest during this period payable quarterly in arrears. BancPlus used the proceeds of the private placement for general corporate purposes, including improving the BancPlus’ liquidity and capital position.

The Notes are not redeemable by BancPlus, in whole or in part, prior to the fifth anniversary of the original date of issue, except that the Notes may be redeemed at any time in whole but not in part in the event of a Tier 2 Capital Event, a Tax Event, or an Investment Company Event, each as defined and described in the Notes. On or after the fifth anniversary of the original date of issue, the Notes shall be redeemable on any interest payment date at the option of BancPlus, in whole or in part in integral multiples of $1,000, at an amount equal to 100% of the outstanding principal amount redeemed plus accrued but unpaid interest thereon. Any partial redemption will be made on a pro rata basis as to the holders of the Notes. Any redemption of the Notes is subject to any applicable regulatory requirements and approvals.

BancPlus also owns the outstanding common stock of business trusts that have issued preferred capital securities to third parties. The preferred capital securities have qualified as Tier 1 capital, subject to regulatory rules and limits. These trusts used the proceeds from the issuance of the common stock and preferred capital securities to purchase subordinated debentures that BancPlus issued. The subordinated debentures are these trusts’ only assets, and quarterly interest payments on these subordinated debentures are the sole source of cash for these trusts to pay quarterly distributions on the common stock and preferred capital securities. BancPlus has fully and unconditionally guaranteed the trusts’ obligations on preferred capital securities.

216

The following table is a summary of debentures payable to statutory trusts:

(Dollars in thousands)	Year of Maturity	Interest Rate	September 30, 2021	December 31, 2020
First Bancshares of Baton Rouge Statutory Trust I	2034	3 month LIBOR, plus 2.50%	$4,124	$4,124
State Capital Statutory Trust IV	2035	3 month LIBOR, plus 1.99%	5,155	5,155
BancPlus Statutory Trust II	2036	3 month LIBOR, plus 1.50%	20,619	20,619
BancPlus Statutory Trust III	2037	3 month LIBOR, plus 1.35%	20,619	20,619
State Capital Master Trust	2037	3 month LIBOR, plus 1.46%	6,186	6,186
			$56,703	$56,703

The subordinated debentures payable to statutory trusts vary from the amount carried on the Condensed Consolidated Balance Sheets at September 30, 2021 due to the remaining purchase discount of $4.0 million, which was established upon the merger with SCC and is being amortized over the remaining life of the debentures. We are currently monitoring the actions of LIBOR’s regulator and the implementation of alternative reference rates in advance of the expected discontinuation of LIBOR to determine any potential impact on the subordinated debentures.

BancPlus believes that it will be able to meet its principal and interest payment obligations as they come due through maintenance of adequate cash levels or subsequent borrowings. BancPlus expects to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity and continued deposit gathering activities. BancPlus has in place various borrowing mechanisms for both short-term and long-term liquidity needs.

Shareholders’ Equity

Shareholders’ equity is influenced primarily by earnings, quarterly dividend payments, changes in common stock outstanding, and changes in accumulated other comprehensive income (loss) caused primarily by fluctuations in unrealized holding gains or losses, net of taxes, on available for sale investment securities.

Shareholders’ equity increased $30.6 million, or 8.6%, to $385.9 million at September 30, 2021 from $355.3 million at December 31, 2020, primarily due to net income of $45.5 million partially offset by dividends paid of $11.5 million, and purchase of BancPlus common stock of $2.4 million for the year to date period. The purchase of BancPlus common stock was the result of members of the State Bank Employee Stock Ownership Plan, which we refer to as the State Bank ESOP, who took a distribution of Company stock from the State Bank ESOP, exercising a put option available to them following their distribution. The put option is available for shares of BancPlus common stock distributed by the State Bank ESOP, so long as BancPlus is not publicly traded, for a period of 60 days following the distribution request.

Liquidity and Capital Resources

Bank Liquidity Management

Liquidity is BancPlus’ capacity to meet its cash and collateral obligations at a reasonable cost, having cash when BancPlus needs it and having the appropriate amount of cash and other assets that are quickly convertible into cash without incurring significant loss. BancPlus is expected to maintain adequate liquidity at BankPlus to meet the cash flow requirements of its customers who may be either depositors wishing to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Maintaining an

217

adequate level of liquidity depends on BancPlus’ ability to efficiently meet both expected and unexpected cash flows and collateral needs without adversely affecting either BancPlus’ daily operations or its financial condition. BancPlus’ Asset Liability Management Committee, which we refer to as ALCO, which is comprised of members of senior management, is responsible for managing commitments to meet the needs of customers while achieving its financial objectives. ALCO meets regularly to review balance sheet composition, funding capacities, and current and forecasted loan demand, and BancPlus’ Treasury Management department continuously monitors its liquidity position to ensure that assets and liabilities are managed in a manner that will meet all of its short-term and long-term cash requirements.

BancPlus manages its liquidity by maintaining adequate levels of cash and other assets from on and off-balance sheet arrangements. Specifically, on-balance sheet liquidity consists of cash and due from banks and unpledged investment securities, which BancPlus considers its primary liquidity. Furthermore, a significant portion of these unencumbered liquid assets are comprised of U.S. government agency obligations, mortgage backed securities and other agency securities, which the regulatory bodies consider the most marketable and liquid, especially in a stress scenario. In regard to off-balance sheet capacity, BancPlus maintains available borrowing capacity under secured borrowing lines with the FHLB and the Federal Reserve Bank of St. Louis, as well as unsecured lines of credit for the purpose of overnight funds with various correspondent banks, which BancPlus considers its secondary liquidity. BancPlus also monitors its liquidity requirements in light of interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolios, FHLB borrowings and deposits. As part of its liquidity management strategy, BancPlus is also focused on minimizing its costs of liquidity and attempting to decrease these costs by growing its noninterest-bearing and other low-cost deposits and replacing higher cost borrowed funds.

The following tables provide a summary of BancPlus’ primary and secondary liquidity levels.

(Dollars in thousands) Primary Liquidity – On-Balance Sheet	September 30, 2021	December 31, 2020
Cash and cash equivalents	$695,069	$637,545
Total securities	619,306	405,139
Less: pledged securities	(489,257)	(317,461)
Total primary liquidity	$825,118	$725,223
Ratio of primary liquidity to total deposits	18.2%	17.5%

Secondary Liquidity – Off-Balance Sheet Borrowing Capacity	September 30, 2021	December 31, 2020
Net secured borrowing capacity with the FHLB	$1,499,630	$1,408,005
Net secured borrowing capacity with the Federal Reserve Bank	210,239	211,407
Unsecured borrowing capacity with correspondent lenders	203,000	228,000
Total secondary liquidity	$1,912,869	$1,847,412
Ratio of primary and secondary liquidity to total deposits	60.4%	61.9%

During the nine months ended September 30, 2021, BancPlus’ primary liquidity increased by $99.9 million to $825.1 million, compared to $725.2 million at December 31, 2020, primarily due an increase in securities partially offset by an increase in our pledged securities. Secondary liquidity increased by $65.5 million to $1.913 billion as of September 30, 2021 from $1.847 billion as of December 31, 2020. This increase was primarily due to an increase in BancPlus’ FHLB borrowing capacity.

In addition to its primary liquidity, BancPlus generates liquidity from cash flows from its loan and securities portfolios and from its large base of core customer deposits, defined as total deposits less brokered deposits and time deposits greater than $250,000. Core deposits totaled $4.363 billion and $3.973 billion and represented 96.3% and 95.7% of total deposits as of September 30, 2021 and December 31, 2020, respectively. These core

218

deposits are normally less volatile, often with customer relationships tied to other products, which promote long-standing relationships and stable funding sources. Although BancPlus’ policy allows the use of brokered deposits, BankPlus did not utilize this funding source during the 2021 and 2020 year to date periods.

BancPlus’ liquidity policy includes both policy limits and policy guidelines for measuring and monitoring liquidity. BancPlus’ policy measures include an Internal Liquidity Ratio, an Internal Liquidity Ratio adjusted for FHLB, an Internal Dependency Ratio adjusted for FHLB and a Maximum Available Funds to Total Assets Ratio. These ratios are calculated monthly. BancPlus also utilizes eleven liquidity guidelines that are reported quarterly. As of September 30, 2021 and December 31, 2020, BancPlus was in compliance with all of its established liquidity policies.

Holding Company Liquidity Management

BancPlus is a corporation separate and apart from BankPlus and, therefore, it must provide for its own liquidity. BancPlus’ main source of funding is dividends declared and paid to it by BankPlus. Statutory and regulatory limitations exist that affect the ability of BankPlus to pay dividends to the holding company. BancPlus believes that these limitations will not impact the ability of the holding company to meet its ongoing short-term cash obligations.

Due to state banking laws, BankPlus may not declare dividends without the prior approval of the MDBCF. BankPlus received permission from the MDBCF to pay dividends of $11.5 million and $9.7 million for the year-to-date periods ended September 30, 2021 and September 30, 2020, respectively. These dividends were used by the holding company to pay dividends to the BancPlus shareholders, principal and interest payments on debt and general operating expenses.

Capital Management and Regulatory Capital Requirements

BancPlus is subject to various capital requirements administered by federal banking regulators. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by federal banking regulators that, if undertaken, could have a direct material effect on BancPlus’ business operations.

Under the regulatory capital rules, BancPlus must maintain minimum amounts and ratios of common equity Tier 1, which we refer to as CET1, capital, Tier 1 capital and total capital to risk-weighted assets and of Tier 1 capital to average consolidated assets, referred to as the leverage ratio. The adequacy of our capital levels is also subject to qualitative judgments by the federal banking regulators about components, risk weightings and other factors.

In addition, BancPlus must maintain a capital conservation buffer of 2.5%, consisting of CET1 capital, on top of the risk-based minimum capital ratios. A banking organization with a conservation buffer of less than the required amount of 2.5% will be subject to limitations on capital distributions, including dividend payments, and certain discretionary bonus payments to executive officers. Minimum capital requirements, including the capital conservation buffer, to which BankPlus and BancPlus are subject are summarized in the tables below.

Further, under prompt corrective action regulations, an insured depository institution is classified in one of several tiers based on its level of capital and other factors, and may be subject to an escalating series of remedial measures if it is less than “well capitalized.” An institution is deemed “well capitalized” if it satisfies certain capital ratios, summarized in the tables below, and is not subject to any written agreement, order, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

219

As of September 30, 2021 and December 31, 2020, BancPlus and BankPlus met all applicable capital adequacy requirements and BankPlus was deemed “well capitalized.” As a bank holding company, BancPlus is not subject to the prompt corrective action regime that applies to insured depository institutions, including BankPlus.

BancPlus’ consolidated and BankPlus’ actual capital amounts and ratios are shown in the following tables as of the dates indicated (dollars in thousands):

	Actual		Minimum For Capital Adequacy Purposes		Required to be Well Capitalized
As of September 30, 2021:	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
Consolidated:
CET1 Capital to Risk-Weighted Assets	$374,642	9.57%	$273,936	7.00%	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	425,598	10.88%	332,636	8.50%	N/A	N/A
Total Capital to Risk-Weighted Assets	580,350	13.50%	410,904	10.50%	N/A	N/A
Tier 1 Capital to Average Assets	425,598	8.40%	202,413	4.00%	N/A	N/A

Bank:
CET1 Capital to Risk-Weighted Assets	$420,455	10.77%	$273,372	7.00%	$253,845	6.50%
Tier 1 Capital to Risk-Weighted Assets	420,455	10.77%	331,951	8.50%	312,425	8.00%
Total Capital to Risk-Weighted Assets	464,456	11.89%	410,058	10.50%	390,531	10.00%
Tier 1 Capital to Average Assets	420,455	8.32%	202,059	4.00%	252,574	5.00%

	Actual		Minimum For Capital Adequacy Purposes		Required to be Well Capitalized
As of December 31, 2020:	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
Consolidated:
CET1 Capital to Risk-Weighted Assets	$339,936	9.94%	$239,437	7.00%	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	390,713	11.42%	290,745	8.50%	N/A	N/A
Total Capital to Risk-Weighted Assets	485,357	14.19%	359,155	10.50%	N/A	N/A
Tier 1 Capital to Average Assets	390,713	8.55%	182,853	4.00%	N/A	N/A

Bank:
CET1 Capital to Risk-Weighted Assets	$387,231	11.36%	$238,629	7.00%	$221,584	6.50%
Tier 1 Capital to Risk-Weighted Assets	387,231	11.36%	289,763	8.50%	272,719	8.00%
Total Capital to Risk-Weighted Assets	423,231	12.42%	357,943	10.50%	340,898	10.00%
Tier 1 Capital to Average Assets	387,231	8.49%	182,531	4.00%	228,164	5.00%

Contractual Obligations

Contractual obligations as of September 30, 2021, totaled $827.6 million and were primarily comprised of deposits with maturities of $637.0 million, subordinated debentures of $111.4 million and operating lease obligations of $48.1 million. Contractual obligations due within the next twelve months were $460.6 million and were primarily related to time deposits with maturity dates. Contractual obligations due in more than 12 months were $367.0 million and were comprised of $191.8 million of time deposits with maturity dates and $111.4 million of subordinated debentures with maturities ranging from 2034-2037. BancPlus expects to have adequate liquidity to meet these short and long-term obligations through profitability, repayments from loans and investment securities, deposit gathering activity and access to borrowing sources.

220

Recent Accounting Pronouncements

ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” In June 2016, the FSB ASU 2016-13, which requires earlier measurement of credit losses and enhances disclosures. The main objective of ASU 2016-13 is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses over the life of the loan. ASU 2016-13 is effective for BancPlus for annual and interim periods beginning on January 1, 2023. BancPlus has formed a cross functional team that is assessing data and system needs and evaluating the impact of adopting the new guidance. BancPlus expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but has not yet determined the magnitude of any such one-time adjustments or the overall impact on the BancPlus’ consolidated financial statements.

ASU 2020-04, “Reference Rate Reform - Topic 848.” In March 2020, the FASB issued ASU 2020-04 which provides temporary optional expedients and exceptions to the GAAP guidance on contract modifications, hedge accounting, and other transactions affected that reference LIBOR or another reference rate expected to be discontinued. ASU 2020-04 is effective upon issuance and can be applied through December 31, 2022. BancPlus is still evaluating the impact of ASU 2020-04, but does not expect it to have a material impact on BancPlus’ consolidated financial statements.

Critical Accounting Policies and Estimates

BancPlus’ unaudited interim condensed consolidated financial statements are prepared based on the application of certain accounting policies, the most significant of which are described in the notes to its condensed consolidated financial statements included elsewhere in this information statement/prospectus. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variation and may significantly affect its reported results and financial position for the current period or in future periods. The use of estimates, assumptions, and judgments are necessary when financial assets and liabilities are required to be recorded at, or adjusted to reflect, fair value. Assets carried at fair value inherently result in more financial statement volatility. Fair values and information used to record valuation adjustments for certain assets and liabilities are based on either quoted market prices or are provided by other independent third-party sources, when available. When such information is not available, management estimates valuation adjustments. Changes in underlying factors, assumptions or estimates in any of these areas could have a material impact on BancPlus’ future financial condition and results of operations.

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits BancPlus, as an emerging growth company, to take advantage of an extended transition period for complying with new or revised accounting standards affecting public companies. BancPlus has elected to take advantage of this extended transition period, which means that the financial statements included in this information statement/prospectus will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as BancPlus remains an emerging growth company or until BancPlus affirmatively and irrevocably opts out of the extended transition period under the JOBS Act.

The following is a discussion of the critical accounting policies and significant estimates that BancPlus believes require BancPlus to make the most complex or subjective decisions or assessments. Additional information about these policies can be found in Note 1 of our consolidated financial statements for the year ended December 31, 2020.

221

Allowance for Loan Losses

The allowance for loan losses, sometimes referred to as the “allowance,” is established through a provision for loan losses which is charged to expense. Loan losses are charged against the allowance when management determines all or a portion of the loan balance to be uncollectible. Subsequent recoveries, if any, are credited to the allowance for cash received on previously charged-off amounts. If the allowance is considered inadequate to absorb future loan losses on existing loans for any reason, including but not limited to, increases in the size of the loan portfolio, increases in charge-offs or changes in the risk characteristics of the loan portfolio, the provision for loan losses is increased.

A loan is considered impaired when, based on current information and events, it is probable that BancPlus will be unable to collect all amounts due according to the original contractual terms of the loan agreement. The collection of all amounts due according to contractual terms means that both the contractual interest and principal payments of a loan will be collected as scheduled in the loan agreement. An impaired loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or, as a practical expedient, at the loan’s observable market price, or the fair value of the underlying collateral. The fair value of collateral, reduced by costs to sell on a discounted basis, is used if a loan is collateral dependent.

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, BancPlus grants a concession to the borrower that BancPlus would not otherwise consider, the related loan is classified as a TDR. BancPlus measures any loss on the TDR in accordance with the guidance concerning impaired loans set forth above. Additionally, TDRs are generally placed on non-accrual status at the time of restructuring and included in impaired loans. These loans are returned to accrual status after the borrower demonstrates performance with the modified terms for a sustained period of time and has the capacity to continue to perform in accordance with the modified terms of the restructured debt.

Investment Securities Impairment

Periodically, BancPlus may need to assess whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. In any such instance, BancPlus would consider many factors, including the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and the near-term prospects of the issuer, expected cash flows, and its intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value, with the write-down recorded as a realized loss in securities gains (losses).

The fair values of investment securities are generally determined by various pricing models, monitoring credit ratings and periodic reviews of key metrics. BancPlus evaluates the methodologies used to develop the resulting fair values. BancPlus’ procedures include initial and ongoing review of pricing methodologies and trends. BancPlus seeks to ensure prices represent a reasonable estimate of fair value through the use of broker quotes, current sales transactions from its portfolio and pricing techniques, which are based on the net present value of future expected cash flows discounted at a rate of return market participants would require. As a result of this analysis, if BancPlus determines there is a more appropriate fair value, the price is adjusted accordingly.

Other Real Estate

Other real estate acquired through partial or total satisfaction of loans is initially carried at the fair value less cost to sell at the acquisition, establishing a new cost. Any loss incurred at the date of acquisition is charged to loan loss. Subsequent gains or loss on such assets and related operating income and expenses are reported in current operations when earned or incurred.

222

Income Tax Accounting

BancPlus uses the asset and liability method of accounting for income taxes as prescribed by GAAP. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If currently available information indicates it is “more likely than not” that the deferred tax asset will not be realized, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Accounting for deferred income taxes is a critical accounting estimate because BancPlus exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. Management’s determination of the realization of deferred tax assets is based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income, reversing temporary differences which may offset, and the implementation of various tax plans to maximize realization of the deferred tax asset. These judgments and estimates are inherently subjective and reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require BancPlus to record a valuation allowance against its deferred tax assets.

Financial Condition as of December 31, 2020

The following discussion compares BancPlus’ financial condition as of December 31, 2020 to December 31, 2019.

Assets

Total assets at December 31, 2020 were $4.711 billion, an increase of $1.732 billion over total assets of $2.979 billion at December 31, 2019. Total cash and cash equivalents increased $325 million, or 103.7%, to $638 million at December 31, 2020, compared to $313 million at December 31, 2019, primarily due to cash acquired in the merger with SCC and an increase in federal funds sold in 2020. Total loans increased $1.30 billion, or 62.5%, to $3.38 billion at December 31, 2020, compared to $2.08 billion at December 31, 2019 as a result of the merger with SCC and PPP lending activity. Investment securities increased $26 million, or 6.9%, from $379 million at December 31, 2019 to $405 million at December 31, 2020 as a result of the merger with SCC.

Investment Securities Portfolio

BancPlus’ investment securities portfolio, which consists primarily of municipal securities, U.S. government agency obligations, mortgage-backed securities and corporate investments, is used as a source of liquidity and serves as collateral for certain types of deposits. BancPlus manages its investment securities portfolio according to a written investment policy. Balances in BancPlus’ investment securities portfolio change over time based on its funding needs and interest rate risk management objectives. BancPlus’ liquidity levels take into account anticipated future cash flows and all available sources of credit and are maintained at levels management believes ensure flexibility in meeting its anticipated funding needs.

As of December 31, 2020, 23.1% of BancPlus’ investment securities portfolio was classified as held to maturity and 76.9% was classified as available for sale. As of December 31, 2019, 46.9% of BancPlus’ investment securities portfolio was classified as held to maturity and 53.1% was classified as available for sale. The increase in percentage of securities classified as available for sale is primarily attributable to the previously disclosed transfer of prepayable debt securities from held for maturity to available for sale. See Note 3 Investment Securities to our 2020 Consolidated Financial Statements for more information regarding the impact of this transfer.

223

At December 31, 2020, mortgage-backed securities represented 50.5% of the investment securities portfolio, municipal securities represented 34.7%, corporate investments represented 8.2%, asset-backed securities represented 3.6%, and U.S. government agency obligations represented 3.1% of the investment securities portfolio. At December 31, 2019, mortgage-backed securities represented 47.5% of the investment securities portfolio, municipal securities represented 45.3%, U.S. government agency obligations represented 6.1% and corporate investments represented 1.1% of the investment securities portfolio. Other than the U. S. government and its agencies, BancPlus’ securities portfolio did not contain securities of any single issuer, including any securities issued by a state or political subdivision, that were payable from and secured by the same source of revenue or taxing authority where the aggregate carrying value of such securities exceeded 10% of shareholders’ equity.

The following table presents the carrying value of BancPlus’ investment securities portfolio as of the dates indicated:

	December 31, 2020		December 31, 2019
(Dollars in thousands)	Carrying Value	% of Total	Carrying Value	% of Total
Held to Maturity:
(At amortized cost)
U.S. Government agency obligations	$—	—%	$5,000	1.32%
Issued by states and political subdivisions	93,766	23.14%	171,783	45.33%
Residential mortgage-backed securities	—	—%	1,071	0.28%
Total held-to-maturity	93,766	23.14%	177,854	46.94%

Available for Sale:
(At fair value)
U.S. Government agency obligations	12,434	3.07%	18,102	4.78%
Issued by states and political subdivisions	46,801	11.55%	—	—%
Mortgage-backed securities:
Residential	187,212	46.21%	175,879	46.42%
Commercial	17,331	4.28%	3,010	0.79%
Asset-backed securities	14,447	3.57%	—	—%
Corporate investments	33,148	8.18%	4,082	1.08%
Total available for sale	311,373	76.86%	201,073	53.06%

Total investment securities	$405,139	100.00%	$378,927	100.00%

224

The following tables present the carrying value of BancPlus’ investment securities portfolio by their stated maturities and the weighted average yields for each maturity range as of the dates indicated. Weighted-average yields have been computed on a fully tax equivalent basis using a tax rate of 21%.

	Maturity as of December 31, 2020
	Due in One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		Due After Ten Years
(Dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
Held to maturity:
U.S. Government agency obligations	$—	—%	$—	—%	$—	—%	$—	—%
Issued by states and political subdivisions	15,891	3.02%	50,738	4.05%	24,247	3.67%	2,890	3.85%
Mortgage-backed securities:
Residential	—	—%	—	—%	—	—%	—	—%
Commercial	—	—%	—	—%	—	—%	—	—%
Corporate investments	—	—%	—	—%	—	—%	—	—%
Total held to maturity	$15,891	3.02%	$50,738	4.05%	$24,247	3.67%	$2,890	3.85%

Available for sale:
U.S. Government agency obligations	$—	—%	$5,128	2.60%	$2,508	3.19%	$4,798	1.78%
Issued by states and political subdivisions	3,803	3.08%	12,504	2.99%	20,538	3.18%	9,956	3.19%
Mortgage-backed securities:
Residential	—	—%	—	—%	10,991	0.93%	176,220	2.35%
Commercial	305	3.25%	—	—%	14,071	1.54%	2,955	2.53%
Asset-backed securities	—	—%	—	—%	—	—%	14,447	3.94%
Corporate investments	—	—%	4,060	2.22%	28,084	4.48%	1,005	4.50%
Total available for sale	$4,108	3.09%	$21,692	2.75%	$76,192	3.03%	$209,381	2.50%

Total securities	$19,999	3.03%	$72,430	3.66%	$100,439	3.19%	$212,271	2.52%

225

	Maturity as of December 31, 2019
	Due in One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		Due After Ten Years
(Dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
Held to maturity:
U.S. Government agency obligations	$—	—%	$—	—%	$5,000	3.00%	$—	—%
Issued by states and political subdivisions	23,318	3.52%	68,804	3.62%	62,411	4.03%	17,250	3.36%
Mortgage-backed securities:
Residential	—	—%	—	—%	—	—%	1,071	3.68%
Commercial	—	—%	—	—%	—	—%	—	—%
Corporate investments	—	—%	—	—%	—	—%	—	—%
Total held to maturity	23,318	3.52%	68,804	3.62%	67,411	3.95%	18,321	3.38%

Available for sale:
U.S. Government agency obligations	9,999	1.52%	8,103	2.68%	—	—%	—	—%
Issued by states and political subdivisions	—	—%	—	—%	—	—%	—	-—%
Mortgage-backed securities:
Residential	—	—%	—	—%	5,787	1.91%	170,092	2.43%
Commercial	—	—%	314	2.31%	—	—%	2,696	2.67%
Corporate investments	—	—%	4,082	3.94%	—	—%	—	—%
Total available for sale	9,999	1.52%	12,499	3.08%	5,787	1.91%	172,788	2.43%

Total securities	$33,317	2.92%	$81,303	3.54%	$73,198	3.79%	$191,109	2.52%

The objective of BancPlus’ investment policy is to invest funds to provide sufficient liquidity, optimize the total return of the portfolio, mitigate interest rate risk, and meet pledging requirements. In doing so, BancPlus balances the market and credit risks against the potential investment return, makes most investments compatible with the pledge requirements of any deposits of public funds, and maintains compliance with regulatory investment requirements. BancPlus’ investment policy allows portfolio holdings to include short-term securities purchased to provide needed liquidity and longer term securities purchased to generate stable income over periods of interest rate fluctuations.

226

Loan Portfolio

The following tables detail composition and percentage composition of BancPlus’ loan portfolio, by category, as of the dates indicated:

	As of December 31, 2020		As of December 31, 2019
(Dollars in thousands)	Amount	Percent	Amount	Percent

Secured by real estate:
Residential properties	$738,340	21.85%	$555,413	26.72%
Construction and land development	403,496	11.94%	230,931	11.11%
Farmland	217,104	6.43%	162,991	7.84%
Other commercial	1,224,633	36.25%	664,145	31.95%
Total real estate	2,583,573	76.47%	1,613,480	77.61%
Commercial and industrial	635,714	18.82%	333,834	16.06%
Agricultural production and other loans to farmers	85,469	2.53%	70,145	3.37%
Consumer and other	73,976	2.19%	61,538	2.96%
Total loans, gross	3,378,732	100.00%	2,078,997	100.00%
Allowance for loan losses	(36,000)		(21,500)
Total loans, net	$3,342,732		$2,057,497

As a general practice, BancPlus originates substantially all of its loans, but BancPlus occasionally participates in syndications and other loan participations. At December 31, 2020, BancPlus’ loan portfolio included $245.7 million of loan participations purchased, or 7.27% of total loans, which includes $93.8 million of shared national credits. At December 31, 2019, BancPlus’ loan portfolio included $174.3 million of loan participations purchased, or 8.39% of total loans which includes $62.8 million of shared national credits. As of December 31, 2020, BancPlus held 3,529 loans for customers under the PPP, which are guaranteed by the SBA, totaling approximately $205.3 million.

The following tables detail the contractual maturities and sensitivity to interest rate changes for BancPlus’ loan portfolio as of the dates indicated:

	As of December 31, 2020
(Dollars in thousands)	Due in One Year or Less	More Than One Year to Five	More Than Five Years to Fifteen	After Fifteen Years	Total
Secured by real estate:
Residential properties	$115,367	$388,731	$229,269	$4,973	$738,340
Construction and land development	160,382	187,403	49,445	6,266	403,496
Farmland	44,618	112,826	56,307	3,353	217,104
Other commercial	150,683	706,001	320,450	47,499	1,224,633
Total real estate	471,050	1,394,961	655,471	62,091	2,583,573
Commercial and industrial	102,129	473,283	60,302	—	635,714
Agricultural production and other loans to farmers	40,750	42,575	2,144	—	85,469
Consumer and other loans	18,814	53,319	1,828	15	73,976
Total loans	$632,743	$1,964,138	$719,745	$62,106	$3,378,732
227

	As of December 31, 2020
(Dollars in thousands)	Fixed Interest Rates	Floating or Adjustable Rates	Total
Secured by real estate:
Residential properties	$594,353	$143,987	$738,340
Construction and land development	213,944	189,552	403,496
Farmland	162,505	54,599	217,104
Other commercial	1,016,580	208,053	1,224,633
Total real estate	1,987,382	596,191	2,583,573
Commercial and industrial	425,874	209,840	635,714
Agricultural production and other loans to farmers	51,766	33,703	85,469
Consumer and other loans	52,692	21,284	73,976
Total loans	$2,517,714	$861,018	$3,378,732

Additionally, BancPlus enters into various other transactions to meet the financing needs of its customers including commitments to extend credit and letters of credit. Commitments to extend credit beyond current funding are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. At December 31, 2020, BancPlus had total off-balance sheet commitments of $981.2 million.

Asset Quality

Federal regulations and BancPlus’ internal policies require that BancPlus utilize an asset classification system as a means of managing and reporting problem and potential problem assets. BancPlus has incorporated an internal asset classification system, substantially consistent with federal banking regulations, as part of its credit monitoring system. Federal banking regulations set forth a classification scheme for problem and potential problem assets as “substandard,” “doubtful” or “loss” assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose BancPlus to sufficient risk to warrant classification in one of the categories mentioned above but possess weakness are required to be designated “watch” or “special mention.” Loans modified under Section 4013 of the CARES Act and related April 2020 interagency guidance are excluded from being reported as troubled debt restructuring loans.

228

The tables below set forth information on BancPlus’ asset classification as of the dates indicated. BancPlus had no assets classified as loss.

	As of December 31, 2020
(Dollars in thousands)	Risk Grades 1-7	Substandard	Doubtful	Total
Secured by real estate:
Residential properties	$721,024	$17,316	$—	$738,340
Construction and land development	401,347	2,149	—	403,496
Farmland	205,211	11,893	—	217,104
Other commercial	1,209,365	15,041	227	1,224,633
Total real estate	2,536,947	46,399	227	2,583,573
Commercial and industrial	619,137	16,526	51	635,714
Agricultural production and other loans to farmers	85,288	181	—	85,469
Consumer and other	73,560	416	—	73,976
Total	$3,314,932	$63,522	$278	$3,378,732

	As of December 31, 2019
(Dollars in thousands)	Risk Grades 1-7	Substandard	Doubtful	Total
Secured by real estate:
Residential properties	$541,110	$14,303	$—	$555,413
Construction and land development	230,321	610	—	230,931
Farmland	151,354	11,637	—	162,991
Other commercial	645,891	18,254	—	664,145
Total real estate	1,568,676	44,804	—	1,613,480
Commercial and industrial	331,693	2,060	81	333,834
Agricultural production and other loans to farmers	69,854	291	—	70,145
Consumer and other	61,220	318	—	61,538
Total	$2,031,443	$47,473	$81	$2,078,997

Nonperforming Assets

Nonperforming loans include loans accounted for on a nonaccrual basis and troubled debt restructuring loans that are accruing. Nonperforming assets consist of nonperforming loans plus foreclosed assets (i.e. real estate acquired through foreclosure).

229

The following table summarizes BancPlus’ nonperforming assets, by category, as of the dates indicated:

(Dollars in thousands)	December 31, 2020	December 31, 2019
Nonaccrual loans:
Real estate loans:
Residential properties	$3,869	$2,419
Construction and land development	1,863	390
Farmland	158	—
Other commercial	7,947	9,034
Total real estate	13,837	11,843
Commercial and industrial	12	67
Agricultural production and other loans to farmers	85	62
Consumer and other	177	187
Total nonaccrual loans	14,111	12,159

Troubled debt restructuring loans - accruing:
Real estate loans:
Residential properties	1,916	1,949
Construction and land development	—	1,619
Farmland	—	—
Other commercial	—	—
Total real estate	1,916	3,568
Commercial and industrial	—	427
Agricultural production and other loans to farmers	—	—
Consumer and other	—	—
Total troubled debt restructuring loans - accruing	1,916	3,995
Total nonperforming loans	16,027	16,154
Plus: foreclosed assets	6,754	4,851
Total nonperforming assets	$22,781	$21,005

Nonaccrual loans to total loans	0.42%	0.58%
Nonperforming loans to total loans	0.47%	0.78%
Nonperforming assets to total assets	0.48%	0.71%
Allowance for loan losses to nonaccrual loans	255.12%	176.82%
90+ days past due and accruing	$6,303	$2,618
Total troubled debt restructuring loans	$8,537	$11,674

Total nonperforming assets increased by $1.8 million, or 8.5%, from $21.0 million at December 31, 2019 to $22.8 million at December 31, 2020, primarily due to an increase in foreclosed assets acquired in our merger with SCC.

The balance of nonperforming assets can fluctuate due to changes in economic conditions. BancPlus has established a policy to discontinue accruing interest on a loan (that is, place the loan on nonaccrual status) after it has become 90 days delinquent as to payment of principal or interest, unless the loan is considered to be well-collateralized and is actively in the process of collection. When a loan is placed on nonaccrual status, current year interest previously accrued but uncollected on such loans is reversed and charged against current income and prior year interest, if any, is charged off against the allowance for loan losses. Generally, payments received on nonaccrual loans are applied directly to principal.

230

Allowance for Loan Losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. BancPlus maintains an allowance for loan losses at a level management considers adequate to provide for known and probable incurred losses in the portfolio. The level of the allowance is based on management’s evaluation of estimated losses in the portfolio, after consideration of risk characteristics of the loans and prevailing economic conditions. Loan charge-offs (i.e. loans judged to be uncollectible) are charged against the reserve and any subsequent recovery is credited to the reserve. BancPlus’ officers analyze risk in the loan portfolio on an ongoing basis. A risk system, consisting of multiple grading categories for each portfolio class, is utilized as an analytical tool to assess risk and appropriate reserves. In addition to the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors which management feels deserve recognition in establishing an appropriate reserve. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are recognized in the periods in which they become known. During the first three quarters of 2020, the U.S. economy has experienced significant volatility and there is uncertainty surrounding future economic conditions. The government’s response to these conditions includes certain provisions, such as automatic forbearance and forgiveness for certain federally backed loans that could affect these estimates. Although management strives to maintain an allowance it deems adequate, future economic changes, deterioration of borrowers’ creditworthiness, and the impact of examinations by regulatory agencies all could cause changes to BancPlus’ allowance for loan losses.

The allowance for loan losses was $36.0 million and $21.5 million, and the allowance for loan losses as a percentage of loans was 1.06% and 1.03%, at December 31, 2020 and December 31, 2019, respectively. Net charge-offs totaled $2.6 million and $3.6 million for the year ended December 31, 2020 and 2019, respectively.

The allowance for loan losses increased by $14.5 million, or 67.44%, to $36.0 million at December 31, 2020, from $21.5 million at December 31, 2019, primarily due to the impact of the COVID-19 pandemic, including the impact of the CARES Act measures to support individuals and businesses in maintaining solvency through monetary relief, including in the form of financing, loan forgiveness and automatic forbearance.

The following is a summary of the activity in the allowance for loan loss reserve as of and for the year-to-date periods indicated:

(Dollars in thousands)	December 31, 2020	December 31, 2019
Balance, beginning of period	$21,500	$24,500
Charge-offs:
Residential properties	390	1,383
Construction and land development	3	54
Farmland	179	—
Other commercials	2,293	975
Total real estate	2,865	2,412
Commercial and industrial	599	472
Agricultural production and other loans to farmers	3,148	15
Consumer and other	359	5,513
Total charge-offs	6,971	8,412
Recoveries:
Residential properties	353	529
Construction and land development	386	247
231

(Dollars in thousands)	December 31, 2020	December 31, 2019
Farmland	3	20
Other commercial	103	366
Total real estate	845	1,162
Commercial and industrial	212	428
Agricultural production and other loans to farmers	3,004	3
Consumer and other	320	3,233
Total recoveries	4,381	4,826
Net charge-offs	2,590	3,586
Provision for loan losses	17,090	586
Balance, end of period	$36,000	$21,500

Total loans, end of period	$3,407,416	$2,095,089
Average loans	3,039,884	2,108,740
Net charge-offs to average loans	0.09%	0.17%
Allowance for loan losses to total loans	1.06%	1.03%

The table below reflects net charge-offs to average loans outstanding, by category, during the periods presented.

	Years Ended December 31,
	2020			2019
(Dollars in thousands)	Net Charge-offs	Average Loans	Net Charge- offs to Average Loans	Net Charge-offs	Average Loans	Net Charge- offs to Average Loans
Residential properties	37	694,992	0.01%	854	564,141	0.15%
Construction and land development	(383)	332,055	(0.12)%	(193)	228,101	(0.08)%
Farmland	176	206,664	0.09%	(20)	159,115	(0.01)%
Other commercial	2,190	1,073,006	0.20%	609	673,737	0.09%
Commercial and industrial	387	588,092	0.07%	44	336,346	0.01%
Agricultural production and other loans to farmers	144	92,126	0.16%	12	76,019	0.02%
Consumer and other	39	71,470	0.05%	2,280	63,627	3.58%
Total	2,590	3,058,405	0.08%	3,586	2,101,086	0.17%

232

The following tables present a summary of the allocation of the allowance for loan losses by loan portfolio category, and the percentage of loans in each category, for the periods indicated:

	December 31, 2020		December 31, 2019
(Dollars in thousands)	Amount	Percent	Amount	Percent
Residential properties	$7,900	21.9%	$5,568	25.9%
Construction and land development	4,618	12.8%	1,709	7.9%
Farmland	1,412	3.9%	761	3.5%
Other commercial	14,133	39.3%	8,296	38.6%
Total real estate	28,063	78.0%	16,334	76.0%
Commercial and industrial	6,337	17.6%	2,773	12.9%
Agricultural production and other loans to farmers	773	2.1%	420	2.0%
Consumer and other	827	2.3%	715	3.3%
Unallocated	—	—%	1,258	5.9%
Total allowance for loan losses	$36,000	100.0%	$21,500	100.0%

Goodwill and Other Intangible Assets

Goodwill was $2.6 million at both December 31, 2020 and December 31, 2019. Goodwill represents the excess of the consideration paid over the fair value of the net assets acquired by BancPlus in prior acquisitions. Goodwill is not amortized but is subject to, at a minimum, an annual test for impairment. Other intangible assets consist of acquired customer relationships from a 2014 acquisition and core deposit intangibles from our merger with SCC. Total other intangible assets at December 31, 2020 and December 31, 2019 were $5.8 million and $366,000, respectively. Other intangible assets are amortized over their estimated useful life.

Deposits

The following table details composition and percentage composition of BancPlus’ deposit portfolio, by category, for the year to date periods indicated:

	December 31, 2020			December 31, 2019
(Dollars in thousands)	Average Balance	Average Rate	Percent	Average Balance	Average Rate	Percent
Non-interest bearing	$1,009,427	0.00%	27.69%	$633,330	0.00%	24.81%
Interest bearing:
Transaction accounts	1,191,857	0.49%	32.69%	990,555	0.90%	38.81%
Money market and other savings accounts	806,652	0.29%	22.13%	542,300	0.78%	21.25%
Certificates of deposit	637,781	0.93%	17.49%	386,304	1.37%	15.13%
Total deposits	$3,645,717	0.39%	100.00%	$2,552,489	0.72%	100.00%

BancPlus relies on increasing its deposit base to fund loans and other asset growth. BancPlus competes for local deposits by offering a variety of products at competitive rates. The increase in deposits at December 31, 2020 compared with December 31, 2019 is primarily the result of the merger with SCC and recipients of PPP loans placing funds in deposit accounts held at the bank. At December 31, 2020 and 2019, BancPlus held non-time deposits in excess of FDIC insurance limits estimated at $889.3 million and $443.0 million, respectively.

233

The following table shows the maturity of certificates of deposit as of $250,000 or Greater:

(Dollars in thousands)	$250,000 or Greater	Less than $250,000	Total	Uninsured Portion
3 months or less	$39,847	$104,546	$144,393	$22,418
Over 3 months through 6 months	24,251	98,192	122,443	8,501
Over 6 months through 12 months	72,814	153,682	226,496	37,564
Over 12 months	55,276	145,355	200,631	26,026
Total deposits	$192,188	$501,775	$693,963	$94,509

Borrowed Funds

Short-term Borrowings. In addition to deposits, BancPlus uses short-term borrowings, which consist of federal funds purchased and securities sold under agreements to repurchase, to meet the daily liquidity needs of its customers and fund its loan growth. Federal funds purchased represent primarily overnight borrowings through relationships with correspondent banks. Securities sold under agreements to repurchase are considered overnight borrowings and are secured by U.S. Government agency securities. At December 31, 2020 and December 31, 2019, we had no short-term borrowings.

FHLB Advances and Other Borrowings. BankPlus is a member of the FHLB, and as a result, is eligible for advances from the FHLB pursuant to the terms of various borrowing agreements, which assist BancPlus in the funding of its loan and investment portfolios. BancPlus’ FHLB advances are collateralized by a blanket lien on first mortgage and other qualifying loans. As of December 31, 2020 and December 31, 2019, BancPlus had $20.6 million and $21.0 million in FHLB borrowings, at a weighted average interest rate of 1.50% and 1.52%, respectively.

In October 2016, BancPlus entered into a five-year loan agreement with a correspondent bank under which BancPlus borrowed $35.0 million in connection with the redemption of BancPlus preferred stock. BancPlus pledged 100% of its shares of BankPlus stock as collateral for the loan. The loan requires quarterly principal reductions of $875,000 and quarterly interest payments at a fixed 3.75% annual rate. The balance outstanding on this loan was $13.1 million and $16.6 million at December 31, 2020 and December 31, 2019, respectively.

Required principal payments on FHLB advances and other borrowings were as follows:

(Dollars in thousands)	December 31, 2020	December 31, 2019
2021	$13,171	$3,647
2022	395	13,307
2023	110	433
2024	—	157
2025	—	—
Thereafter	20,095	20,108
Total	$33,771	$37,652

Subordinated Debentures and Trust Preferred Securities. On June 4, 2020, BancPlus entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with certain qualified institutional buyers and institutional accredited investors pursuant to which BancPlus issued and sold $60.0 million in aggregate principal amount of its 6.000% Fixed-to-Floating Rate Subordinated Notes due June 15, 2030 (the “Notes”). BancPlus incurred issuance costs of $1.4 million in conjunction with the issuance of the Notes. These

234

issuance costs are netted with the balance of the Notes on BancPlus’ consolidated balance sheet and will be amortized over the life of the Notes. The Notes will initially bear interest at a rate of 6.000% per annum from and including June 4, 2020, to but excluding June 15, 2025 or early redemption date, with interest during this period payable semiannually in arrears. From and including June 15, 2025, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to Three-Month Term Secured Overnight Financing Rate plus 586 basis points, with interest during this period payable quarterly in arrears. BancPlus intends to use the proceeds of the private placement for general corporate purposes, including improving BancPlus’ liquidity and capital position.

The Notes are not redeemable by BancPlus, in whole or in part, prior to the fifth anniversary of the original date of issue, except that the Notes may be redeemed at any time in whole but not in part in the event of a Tier 2 Capital Event, a Tax Event, or an Investment Company Event, each as defined and described in the Notes. On or after the fifth anniversary of the original date of issue, the Notes shall be redeemable on any interest payment date at the option of BancPlus, in whole or in part in integral multiples of $1,000, at an amount equal to 100% of the outstanding principal amount redeemed plus accrued but unpaid interest thereon. Any partial redemption will be made on a pro rata basis as to the holders of the Notes. Any redemption of the Notes is subject to any applicable regulatory requirements and approvals.

BancPlus also owns the outstanding common stock of business trusts that have issued preferred capital securities to third parties. The preferred capital securities have qualified as Tier 1 capital, subject to regulatory rules and limits. These trusts used the proceeds from the issuance of the common stock and preferred capital securities to purchase subordinated debentures that BancPlus issued. The subordinated debentures are these trusts’ only assets, and quarterly interest payments on these subordinated debentures are the sole source of cash for these trusts to pay quarterly distributions on the common stock and preferred capital securities. BancPlus has fully and unconditionally guaranteed the trusts’ obligations on preferred capital securities.

The following table is a summary of debentures payable to statutory trusts:

(Dollars in thousands)	Year of Maturity	Interest Rate	December 31, 2020	December 31, 2019
First Bancshares of Baton Rouge Statutory Trust I	2034	3 month LIBOR, plus 2.50%	$4,124	$—
State Capital Statutory Trust IV	2035	3 month LIBOR, plus 1.99%	5,155	—
BancPlus Statutory Trust II	2036	3 month LIBOR, plus 1.50%	20,619	20,619
BancPlus Statutory Trust III	2037	3 month LIBOR, plus 1.35%	20,619	20,619
State Capital Master Trust	2037	3 month LIBOR, plus 1.46%	6,186	—
			$56,703	$41,238

The subordinated debentures payable to statutory trusts vary from the amount carried on the consolidated balance sheet at December 31, 2020 due to the remaining purchase discount of $4.2 million, which was established upon the merger with SCC and is being amortized over the remaining life of the debentures. We are currently monitoring the actions of LIBOR’s regulator and the implementation of alternative reference rates in advance of the expected discontinuation of LIBOR to determine any potential impact on the subordinated debentures.

BancPlus believes that it will be able to meet its principal and interest payment obligations as they come due through maintenance of adequate cash levels or subsequent borrowings. BancPlus expects to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity and continued deposit gathering activities. BancPlus has in place various borrowing mechanisms for both short-term and long-term liquidity needs.

235

Shareholders’ Equity

Shareholders’ equity is influenced primarily by earnings, quarterly dividend payments, changes in common stock outstanding, and changes in accumulated other comprehensive income (loss) caused primarily by fluctuations in unrealized holding gains or losses, net of taxes, on available for sale investment securities.

Shareholders’ equity increased $103.7 million, or 41.2%, to $355.3 million at December 31, 2020 from $251.5 million at December 31, 2019, primarily due to $71.2 million of equity issued in the merger with SCC, net income of $39.2 million and other comprehensive income of $6.6 million less dividends paid of $13.2 million for the year to date period.

Liquidity and Capital Resources

Bank Liquidity Management

Liquidity is BancPlus’ capacity to meet its cash and collateral obligations at a reasonable cost, having cash when BancPlus needs it and having the appropriate amount of cash and other assets that are quickly convertible into cash without incurring significant loss. BancPlus is expected to maintain adequate liquidity at BankPlus to meet the cash flow requirements of its customers who may be either depositors wishing to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Maintaining an adequate level of liquidity depends on BancPlus’ ability to efficiently meet both expected and unexpected cash flows and collateral needs without adversely affecting either BancPlus’ daily operations or its financial condition. BancPlus’ ALCO, which is comprised of members of senior management, is responsible for managing commitments to meet the needs of customers while achieving its financial objectives. ALCO meets regularly to review balance sheet composition, funding capacities, and current and forecasted loan demand, and BancPlus’ Treasury Management department continuously monitors its liquidity position to ensure that assets and liabilities are managed in a manner that will meet all of its short-term and long-term cash requirements.

BancPlus manages its liquidity by maintaining adequate levels of cash and other assets from on and off-balance sheet arrangements. Specifically, on-balance sheet liquidity consists of cash and due from banks and unpledged investment securities, which BancPlus considers its primary liquidity. Furthermore, a significant portion of these unencumbered liquid assets are comprised of U.S. government agency obligations, mortgage backed securities and other agency securities, which the regulatory bodies consider the most marketable and liquid, especially in a stress scenario. In regard to off-balance sheet capacity, BancPlus maintains available borrowing capacity under secured borrowing lines with the FHLB and the Federal Reserve Bank of St. Louis, as well as unsecured lines of credit for the purpose of overnight funds with various correspondent banks, which BancPlus consider its secondary liquidity, and other funding avenues, including the Paycheck Protection Program Liquidity Facility, which we refer to as the PPP Liquidity Facility. At December 31, 2020, BancPlus had not used the PPP Liquidity Facility. BancPlus also monitors its liquidity requirements in light of interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolios, FHLB borrowings and deposits. As part of its liquidity management strategy, BancPlus is also focused on minimizing its costs of liquidity and attempting to decrease these costs by growing its noninterest-bearing and other low-cost deposits and replacing higher cost borrowed funds.

236

The following tables provide a summary of BancPlus’ primary and secondary liquidity levels.

Primary Liquidity - On-Balance Sheet (Dollars in thousands)	December 31, 2020	December 31, 2019
Cash and cash equivalents	$637,545	$312,972
Total securities	405,139	378,927
Less: pledged securities	(317,461)	(249,081)
Total primary liquidity	$725,223	$442,818
Ratio of primary liquidity to total deposits	17.5%	17.1%

Secondary Liquidity - Off-Balance Sheet Borrowing Capacity (Dollars in thousands)	December 31, 2020	December 31, 2019
Net secured borrowing capacity with the FHLB	$1,408,005	$711,552
Net secured borrowing capacity with the Federal Reserve Bank	211,407	206,837
Unsecured borrowing capacity with correspondent lenders	228,000	148,000
Total secondary liquidity	$1,847,412	$1,066,389
Ratio of primary and secondary liquidity to total deposits	61.9%	58.2%

During the year ended December 31, 2020, BancPlus’ primary liquidity increased by $282.4 million to $725.2 million compared to $442.8 million at December 31, 2019, due an increase in cash and cash equivalents partially offset by an increase in our pledged securities. Secondary liquidity increased by $781.0 million to $1.85 billion as of December 31, 2020 from $1.07 billion as of December 31, 2019. This increase was primarily due to an increase in BancPlus’ FHLB borrowing capacity in 2020.

In addition to its primary liquidity, BancPlus generates liquidity from cash flows from its loan and securities portfolios and from its large base of core customer deposits, defined as total deposits less brokered deposits and time deposits greater than $250,000. Core deposits totaled $3.973 billion and $2.485 billion and represented 95.7% and 95.9% of total deposits as of December 31, 2020 and December 31, 2019, respectively. These core deposits are normally less volatile, often with customer relationships tied to other products, which promote long-standing relationships and stable funding sources. Although BancPlus’ policy allows the use of brokered deposits, BankPlus did not utilize this funding source during the 2020 and 2019 year to date periods.

BancPlus’ liquidity policy includes both policy limits and policy guidelines for measuring and monitoring liquidity. BancPlus’ policy measures include an Internal Liquidity Ratio, and Internal Liquidity Ratio adjusted for FHLB, an Internal Dependency Ratio adjusted for FHLB and a Maximum Available Funds to Total Assets Ratio. These ratios are calculated monthly. BancPlus also utilizes eleven liquidity guidelines that are reported quarterly. As of December 31, 2020 and December 31, 2019, BancPlus was in compliance with all of its established liquidity guidelines.

Holding Company Liquidity Management

BancPlus is a corporation separate and apart from BankPlus and, therefore, it must provide for its own liquidity. BancPlus’ main source of funding is dividends declared and paid to it by BankPlus. Statutory and regulatory limitations exist that affect the ability of BankPlus to pay dividends to the holding company. BancPlus believes that these limitations will not impact the ability of the holding company to meet its ongoing short-term cash obligations.

237

Due to state banking laws, BankPlus may not declare dividends without the prior approval of the MDBCF. BankPlus received permission from the MDBCF to pay dividends of $13.2 million and $9.6 million for the years ended December 31, 2020 and December 31, 2019, respectively, to BancPlus. These dividends were used by the holding company to pay dividends to the BancPlus shareholders, principal and interest payments on debt and general operating expenses.

Capital Management and Regulatory Capital Requirement

BancPlus is subject to various capital requirements administered by federal banking regulators. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by federal banking regulators that, if undertaken, could have a direct material effect on BancPlus’ business operations.

Under the regulatory capital rules, BancPlus must maintain minimum amounts and ratios of CET1 capital, Tier 1 capital and total capital to risk-weighted assets and of Tier 1 capital to average consolidated assets, referred to as the leverage ratio. The adequacy of our capital levels is also subject to qualitative judgments by the federal banking regulators about components, risk weightings and other factors.

In addition, BancPlus must maintain a capital conservation buffer of 2.5%, consisting of CET1 capital, on top of the risk-based minimum capital ratios. A banking organization with a conservation buffer of less than the required amount of 2.5% will be subject to limitations on capital distributions, including dividend payments, and certain discretionary bonus payments to executive officers. Minimum capital requirements, including the capital conservation buffer, to which BankPlus and BancPlus are subject are summarized in the tables below.

Further, under prompt corrective action regulations, an insured depository institution is classified in one of several tiers based on its level of capital and other factors, and may be subject to an escalating series of remedial measures if it is less than “well capitalized.” An institution is deemed “well capitalized” if it satisfies certain capital ratios, summarized in the tables below, and is not subject to any written agreement, order, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

As of December 31, 2020 and December 31, 2019, BancPlus and BankPlus met all applicable capital adequacy requirements and BankPlus was deemed “well capitalized.” As a bank holding company, BancPlus is not subject to the prompt corrective action regime that applies to insured depository institutions, including BankPlus.

238

BancPlus’ consolidated and BankPlus’ actual capital amounts and ratios are shown in the following tables as of the dates indicated:

	Actual		For Capital Adequacy Purposes (incl. Capital Conservation Buffer)		Required to be Well Capitalized
As of December 31, 2020: (Dollars in thousands)	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
Consolidated:
CET1 Capital to Risk-Weighted Assets	$339,936	9.94%	$239,437	7.00%
Tier 1 Capital to Risk-Weighted Assets	390,713	11.42%	290,745	8.50%
Total Capital to Risk-Weighted Assets	485,357	14.19%	359,155	10.50%
Tier 1 Capital to Average Assets	390,713	8.55%	182,853	4.00%

Bank:
CET1 Capital to Risk-Weighted Assets	$387,231	11.36%	$238,629	7.00%	$221,584	6.50%
Tier 1 Capital to Risk-Weighted Assets	387,231	11.36%	289,763	8.50%	272,719	8.00%
Total Capital to Risk-Weighted Assets	423,231	12.42%	357,943	10.50%	340,898	10.00%
Tier 1 Capital to Average Assets	387,231	8.49%	182,531	4.00%	228,164	5.00%

	Actual		For Capital Adequacy Purposes (incl. Capital Conservation Buffer)		Required to be Well Capitalized
As of December 31, 2019: (Dollars in thousands)	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
Consolidated:
CET1 Capital to Risk-Weighted Assets	$248,247	10.86%	$160,002	7.00%
Tier 1 Capital to Risk-Weighted Assets	288,247	12.61%	194,288	8.50%
Total Capital to Risk-Weighted Assets	309,747	13.55%	240,003	10.50%
Tier 1 Capital to Average Assets	288,247	9.74%	118,373	4.00%

Bank:
CET1 Capital to Risk-Weighted Assets	$284,513	12.49%	$159,469	7.00%	$148,078	6.50%
Tier 1 Capital to Risk-Weighted Assets	284,513	12.49%	193,641	8.50%	182,250	8.00%
Total Capital to Risk-Weighted Assets	306,013	13.43%	239,203	10.50%	227,813	10.00%
Tier 1 Capital to Average Assets	284,513	9.63%	118,134	4.00%	147,668	5.00%

Contractual Obligations

Contractual obligations as of December 31, 2020 totaled $890.6 million and were primarily comprised of deposits with maturities of $694.0 million, subordinated debentures of $111.1 million and operating lease obligations of $51.7 million. Contractual obligations due within the next twelve months were $511.1 million and were primarily related to time deposits with maturity dates. Contractual obligations due in more than 12 months were $379.5 million and were comprised of $200.6 million of time deposits with maturity dates and $111.1 million of subordinated debentures with maturities ranging from 2034 through 2037. BancPlus expects to have adequate liquidity to meet these short and long-term obligations through profitability, repayments from loans and investment securities, deposit gathering activity and access to borrowing sources.

239

Recent Accounting Pronouncements

See Note 1 Summary of Significant Accounting Policies in our 2020 consolidated financial statements elsewhere in this information statement/prospectus for details of recently issued accounting pronouncements and their expected impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

BancPlus’ consolidated financial statements are prepared based on the application of certain accounting policies, the most significant of which are described in the notes to its consolidated financial statements included elsewhere in this Registration Statement on Form S-4. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variation and may significantly affect its reported results and financial position for the current period or in future periods. The use of estimates, assumptions, and judgments are necessary when financial assets and liabilities are required to be recorded at, or adjusted to reflect, fair value. Assets carried at fair value inherently result in more financial statement volatility. Fair values and information used to record valuation adjustments for certain assets and liabilities are based on either quoted market prices or are provided by other independent third-party sources, when available. When such information is not available, management estimates valuation adjustments. Changes in underlying factors, assumptions or estimates in any of these areas could have a material impact on BancPlus’ future financial condition and results of operations.

The JOBS Act permits BancPlus an extended transition period for complying with new or revised accounting standards affecting public companies. BancPlus has elected to take advantage of this extended transition period, which means that the financial statements included in this proxy statement/prospectus will not be subject to all new or revised accounting standards generally applicable to public companies for the transition period for so long as BancPlus remains an emerging growth company or until BancPlus affirmatively and irrevocably opts out of the extended transition period under the JOBS Act.

The following is a discussion of the critical accounting policies and significant estimates that BancPlus believes require BancPlus to make the most complex or subjective decisions or assessments. Additional information about these policies can be found in Note 1 of our 2020 consolidated financial statements elsewhere in this proxy statement/prospectus.

Allowance for Loan Losses

The allowance for loan losses, sometimes referred to as the “allowance,” is established through a provision for loan losses which is charged to expense. Loan losses are charged against the allowance when management determines all or a portion of the loan balance to be uncollectible. Subsequent recoveries, if any, are credited to the allowance for cash received on previously charged-off amounts. If the allowance is considered inadequate to absorb future loan losses on existing loans for any reason, including but not limited to, increases in the size of the loan portfolio, increases in charge-offs or changes in the risk characteristics of the loan portfolio, the provision for loan losses is increased.

A loan is considered impaired when, based on current information and events, it is probable that BancPlus will be unable to collect all amounts due according to the original contractual terms of the loan agreement. The collection of all amounts due according to contractual terms means that both the contractual interest and principal payments of a loan will be collected as scheduled in the loan agreement. An impaired loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or, as a practical expedient, at the loan’s observable market price, or the fair value of the underlying collateral. The fair value of collateral, reduced by costs to sell on a discounted basis, is used if a loan is collateral dependent.

240

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, BancPlus grants a concession to the borrower that BancPlus would not otherwise consider, the related loan is classified as a TDR. BancPlus measures any loss on the TDR in accordance with the guidance concerning impaired loans set forth above. Additionally, TDRs are generally placed on non-accrual status at the time of restructuring and included in impaired loans. These loans are returned to accrual status after the borrower demonstrates performance with the modified terms for a sustained period of time and has the capacity to continue to perform in accordance with the modified terms of the restructured debt.

Investment Securities Impairment

Periodically, BancPlus may need to assess whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. In any such instance, BancPlus would consider many factors, including the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and the near-term prospects of the issuer, expected cash flows, and its intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value, with the write-down recorded as a realized loss in securities gains (losses).

The fair values of investment securities are generally determined by various pricing models, monitoring credit ratings and periodic reviews of key metrics. BancPlus evaluates the methodologies used to develop the resulting fair values. BancPlus’ procedures include initial and ongoing review of pricing methodologies and trends. BancPlus seeks to ensure prices represent a reasonable estimate of fair value through the use of broker quotes, current sales transactions from its portfolio and pricing techniques, which are based on the net present value of future expected cash flows discounted at a rate of return market participants would require. As a result of this analysis, if BancPlus determines there is a more appropriate fair value, the price is adjusted accordingly.

Other Real Estate

Other real estate acquired through partial or total satisfaction of loans is initially carried at the fair value less cost to sell at the acquisition, establishing a new cost. Any loss incurred at the date of acquisition is charged to loan loss. Subsequent gains or loss on such assets and related operating income and expenses are reported in current operations when earned or incurred.

Income Tax Accounting

BancPlus uses the asset and liability method of accounting for income taxes as prescribed by GAAP. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If currently available information indicates it is “more likely than not” that the deferred tax asset will not be realized, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Accounting for deferred income taxes is a critical accounting estimate because BancPlus exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. Management’s determination of the realization of deferred tax assets is based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income, reversing temporary differences which may offset, and the implementation of various tax plans to maximize realization of the deferred tax asset. These judgments and estimates are inherently subjective and reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require BancPlus to record a valuation allowance against its deferred tax assets.

241

SECURITY OWNERSHIP

OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF BANCPLUS

The following table sets forth certain information regarding the beneficial ownership of BancPlus’ common stock as of September 30, 2021, by (1) BancPlus’ directors and named executive officers, (2) each person who is known to BancPlus to own beneficially 5% or more of its common stock and (3) all of BancPlus’ directors and executive officers as a group.

BancPlus has determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, BancPlus believes, based on the information furnished to BancPlus, that the persons named in the table below have sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise noted, the address for each shareholder listed on the table below is: c/o BancPlus Corporation, 1068 Highland Colony Parkway, Ridgeland, Mississippi 39157.

The table below calculates the percentage of beneficial ownership based on 10,112,254 shares of common stock outstanding as of September 30, 2021.

	BancPlus Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class
Directors and Named Executive Officers:
S.R. Evans Jr., M.D.(1)	344,384	3.41%
Kirk A. Graves(2)	9,161	*
Kennith W. Helton(3)	118,795	1.17%
Randall E. Howard(4)	6,435	*
B. Bryan Jones III(5)	336,933	3.33%
R. Eason Leake(6)	95,140	*
Carl R. Montgomery(7)	44,643	*
R. Hal Parker(8)	7,640	*
Thomas G. Peaster(9)	874,827	8.65%
John F. Phillips III(10)	141,307	1.40%
William A. Ray(11)	161,364	1.73%
Max S. Yates(12)	358,586	3.60%
Eloise S. Patridge(13)	15,854	*
All Directors and Executive Officers as a Group (15 persons)(14)	2,567,784	25.39%
Other Greater than 5% Holders:
BancPlus Corporation Employee Stock Ownership Plan (with 401(k) provisions)(15)	1,500,732	14.84%

*	Ownership is less than 1%.
(1)	Includes (i) 390 shares of unvested restricted stock over which Dr. Evans has sole voting but no investment power; (ii) 3,250 shares held by Dr. Evans in an individual retirement account; and (iii) 15,784 shares held by Dr. Evans’ spouse.
(2)	Includes 2,459 shares of unvested restricted stock over which Mr. Graves has sole voting but no investment power. The number of shares reported in the table does not include 5,174.2672 shares held by the ESOP for the benefit of Mr. Graves.
(3)	Includes 390 shares of unvested restricted stock over which Mr. Helton has sole voting but no investment power.
(4)	Includes (i) 390 shares of unvested restricted stock over which Mr. Howard has sole voting but no investment power; and (ii) 5,295 shares held by Mr. Howard in an individual retirement account.
(5)	Includes (i) 18,000 shares held by B. B. Jones LP, of which Mr. Jones is a general partner; (ii) 10,703 shares held by the Bernard B. Jones, II Testamentary Trust, of which Mr. Jones is the trustee; (iii) 48,145 shares held by Wyatt Land, LLC, of which Mr. Jones is a managing member; (iv) 15,000 shares held by Bonanza LLC, of which Mr. Jones is a managing member; and (v) 390 shares of unvested restricted stock. Mr. Jones has sole voting power over all of these shares, and sole investment power over all of these shares except the restricted stock, over which he has no investment power. The number of shares reported in the table also includes 580 shares held by Mr. Jones’s spouse.
242

(6)	Includes (i) 390 shares of unvested restricted stock over which Mr. Leake has sole voting but no investment power; and (ii) 20,000 shares held by Mr. Leake’s spouse.
(7)	Includes (i) 390 shares of unvested restricted stock over which Mr. Montgomery has sole voting but no investment power; and (ii) 3,000 shares held in an individual retirement account.
(8)	Includes (i) 390 shares of unvested restricted stock over which Mr. Parker has sole voting but no investment power; and (ii) 2,000 shares held in an individual retirement account.
(9)	The number of shares reported in the table does not include 5,374.2607 shares held by the ESOP for the benefit of Mr. Peaster.
(10)	Includes (i) 390 shares of unvested restricted stock over which Mr. Phillips has sole voting but no investment power; and (ii) 54,167 shares held by Phillips Farms Elevator LLC, of which Mr. Phillips is a manager.
(11)	Includes 13,930 shares of unvested restricted stock over which Mr. Ray has sole voting but no investment power; and (ii) 20,000 shares held by Mr. Ray’s spouse. The number of shares reported in the table does not include 39,440.6087 shares held by the ESOP for the benefit of Mr. Ray
(12)	Includes (i) 153,279 shares held by The J B & P S Yates Family 1993 Trust, of which Mr. Yates is a trustee; (ii) 44,879 shares held by the Patricia S Yates 1993 Trust, of which Mr. Yates is a trustee; (iii) 67,329 shares held by the Patricia Scobey Yates QTIP Trust, of which Mr. Yates is a trustee; and (iv) 5,099 shares of unvested restricted stock. Mr. Yates has sole voting power over all of these shares, and sole investment power over all of these shares except the restricted stock, over which he has no investment power. The number of shares reported in the table does not include 5,342.4675 shares held by the ESOP for the benefit of Mr. Yates.
(13)	Includes 2,805 shares held by Ms. Patridge’s spouse. The number of shares reported in the table does not include 959.9975 shares held by the ESOP for the benefit of Ms. Patridge. Ms. Patridge retired from the office of Senior Executive Vice President/Chief Operations Officer effective April 1, 2021.

(14)	Reported shares exclude those held by Ms. Patridge who retired from the office of Senior Executive Vice President/Chief Operations Officer effective April 1, 2021.
(15)	These shares are 100% owned by the ESOP. BankPlus is the Plan Trustee of the ESOP. The shares held by the ESOP will be voted by the Trustee only as directed by the Executive Committee of the BancPlus board.
243

ABOUT FIRST TRUST CORPORATION

General

FTC is a bank holding company that was originally incorporated under the laws of the State of Louisiana on October 15, 1993 to serve as the holding company for FBT. Headquartered in New Orleans, Louisiana, FBT operates 14 branches throughout Louisiana, Southern Mississippi and the Florida Panhandle, offering a broad range of commercial, consumer, mortgage and tuition banking and lending services to its customers. Its subsidiary, FBT Mortgage, LLC, conducts the mortgage operations of FBT from its office in Ocean Springs, Mississippi. At September 30, 2021, FTC had consolidated total assets of approximately $1.24 billion, total deposits of approximately $1.12 billion, total loans of approximately $999.7 million and total shareholders’ equity of approximately $94.8 million.

The principal executive offices of FTC are located at 909 Poydras Street, Suite 1700, New Orleans, LA 70112, and its telephone number at that location is (504) 584-5900. Additional information about FTC may be found on its website at www.fbtonline.com. The reference to this website is an inactive textual reference only, and the information provided on FTC’s website is not a part of this information statement/prospectus and therefore is not incorporated by reference into this information statement/prospectus.

FTC does not have a class of securities registered under Section 12 of the Exchange Act, or listed on a public exchange, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents or reports with the SEC.

Products and Services

FBT offers a variety of banking and lending services to individuals and businesses within and outside of its markets. Its product lines include loans to businesses, residential and commercial construction and development loans, commercial real estate loans, residential mortgage loans, home equity loans, consumer loans, tuition loans and a variety of commercial and consumer demand, savings and time deposit products. FBT also offers online banking and bill payment services, online cash management, safe deposit box rentals, debit and credit card services and the availability of a network of ATMs for its customers.

Management of FTC

Director Compensation Table

The following table summarizes the total compensation paid to or earned by certain directors of the FTC board for all services rendered to FTC and FBT for the year ended December 31, 2020. These directors will be appointed to the BancPlus board and the BankPlus board immediately prior to the effective time.

Name of director	Fees earned or paid in cash ($)	Option Awards ($)	Bonus ($)	Total ($)
David Guidry	39,050	22,720	10,000	71,770
Ryan Lopiccolo	32,450	22,720	10,000	65,170

244

Narrative Discussion of Director Compensation Table

Mr. Guidry and Mr. Lopiccolo each serve as directors of the FTC boards, respectively. Each of their respective fees are reflected in their calendar year 2020 fees earned or paid in cash, as shown in the chart above.

During 2020, FTC paid its directors $750.00 per meeting attended of the FTC board and $350.00 per committee meeting attended. In 2020, FTC paid $750.00 to each of Mr. Guidry and Mr. Lopiccolo, respectively, for attending one meeting of the FTC board. No committee meetings of FTC were held in 2020.

During 2020, FBT paid its directors $750.00 per meeting attended of the FBT board and a monthly retainer fee in the amount of $500.00. In addition, FBT paid its directors $350.00 per meeting attended of the FBT loan committee and $400.00 per meeting attended of the FBT audit, compliance and risk management committee. In 2020, FBT also paid a monthly retainer to Mr. Guidry of $500.00 as the chairman of the FBT audit, compliance and risk management committee.

Currently, as part of FTC’s standard compensation arrangement with the FTC board, for every 12 months served on the FTC board as of each July 1st, each FTC board member receives FTC stock options for 2,000 shares of FTC common stock. The exercise price of such FTC stock options is set by the stock option committee of the FTC board, and is equal to the fair market value of FTC common stock on the date of the grant. FTC stock option awards vest one year after the grant date and expire five years from the vest date. If a FTC director leaves the FTC board, all unvested FTC stock options terminate immediately. In July 2020, Mr. Guidry and Mr. Lopiccolo each received 2,000 FTC stock options, respectively, at $11.36 per share.

In 2020, FTC and FBT paid Mr. Guidry a total of $39,050.00 in fees, for attending one FTC board meeting, 13 FBT board meetings (in which he chaired one FBT board meeting for which he received an additional $250.00), four FBT audit, compliance and risk management committee meetings and 42 FBT loan committee meetings. In 2020, FTC and FBT paid Mr. Lopiccolo a total of $32,450 in fees, for attending one FTC board meeting, 13 FBT board meetings, four FBT audit, compliance and risk management committee meetings and 41 FBT loan committee meetings.

In addition, Mr. Guidry and Mr. Lopiccolo each received an annual bonus of $10,000, which is reflected in the table above in the column “Bonus.”

245

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF FTC

The following discussion of FTC’s financial condition as of September 30, 2021 and December 31, 2020 and 2019 and its results of operations for the years then ended and in some instances for the three and nine month periods ended September 30, 2021 and 2020 should be read in conjunction with its consolidated financial statements and the accompanying notes included elsewhere in this information statement/prospectus. The purpose of this discussion is to focus on information about FTC’s financial condition and results of operations which is not otherwise apparent from the consolidated financial statements. Certain risks, uncertainties and other factors, including those set forth under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this information statement/prospectus, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. Neither BancPlus nor FTC assumes any obligation to update any of these forward-looking statements.

Overview

FTC is a bank holding company that was originally incorporated under the laws of the State of Louisiana on October 15, 1993 to serve as the holding company for FBT. Headquartered in New Orleans, Louisiana, FBT operates 14 branches throughout Louisiana, Southern Mississippi and the Florida Panhandle, offering a broad range of commercial, consumer, mortgage and tuition banking and lending services to its customers. As of September 30, 2021, FTC had total assets of $1.24 billion, gross total loans held for investment of $1.01 billion, total deposits of $1.12 billion and total shareholders’ equity of $94.8 million. FTC has elected S corporation status and as a result, FTC’s earnings and losses are included in the personal income tax returns of its shareholders.

Results of Operations

Comparison of Results of Operations for the Three and Nine Months Ended September 30, 2021 and 2020

The following discussion of FTC’s results of operations compares the three and nine months ended September 30, 2021 to the three and nine months ended September 30, 2020. The results of operations for the three and nine months ended September 30, 2021 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2021.

Net Income

FTC’s net income for the three months ended September 30, 2021 and 2020, was $7.0 million and $4.5 million, respectively, with improvements in all income statement components. Net income for the nine months ended September 30, 2021 and 2020, was $17.6 million and $10.9 million, respectively. The increase in net income was primarily due to an increase in noninterest income coupled with a decrease in the provision for loan losses.

Net Interest Income

Net interest income represents interest income less interest expense. Net interest income is FTC’s primary revenue source. FTC’s principal source of interest income is loans to businesses and individuals. FTC incurs interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits and borrowings. Net interest income is affected by overall balance sheet growth, changes in interest rates and changes in the mix of investments, loans, deposits and borrowings.

For the three months ended September 30, 2021, net interest income was $11.4 million, an increase of $1.3 million compared to net interest income of $10.2 for the three months ended September 30, 2020. The increase in net interest income reflected an 85 basis point decline in the cost of average time deposits coupled with a $96.0 million decrease in the average balance of higher cost time deposits. Increased loan fees also contributed to the improvement in net interest income.

246

For the nine months ended September 30, 2021, net interest income was $32.9 million, an increase of $97 thousand, compared to net interest income of $32.8 million for the nine months ended September 30, 2020. Net interest income was virtually flat as the positive impact of lower interest-bearing deposit costs and an increase in average interest-earning assets was largely offset by a decline in the yield on loans due to the lower interest rate environment for the current period.

Average interest-earning assets for the nine months ended September 30, 2021 increased $147.4 million, or 14%, to $1.20 billion from $1.05 billion for the nine months ended September 30, 2020. Average loans increased $67.1 million, or 7%, in 2021 and average interest-bearing cash deposits increased $71.7 million to $100.4 million in 2021. Average interest-bearing liabilities for the nine months ended September 30, 2021 increased $36.5 million, or 5%, to $817.7 million from $781.3 million for the same period in 2020. Average interest-bearing deposits increased $46.6 million, or 6%, in 2021 primarily due to growth in savings and money market deposits which offset a decline in time deposits. The growth in savings and money market deposits was mainly related to funding PPP loans into business accounts as well as an overall increase in customers’ liquidity.

Average Balances and Rates

The following tables show, for the three and nine months ended September 30, 2021, the average balances of each principal category of FTC’s assets, liabilities and shareholders’ equity, and an analysis of net interest income. The average balances are daily averages and, for loans, include both performing and nonperforming balances. FTC had no tax-exempt interest income for the periods presented.

	Three Months Ended September 30,
	2021			2020
(Dollars in thousands)		Interest			Interest
	Average	Income /	Average	Average	Income /	Average
	Balance	Expense	Rate	Balance	Expense	Rate
Interest earning assets:
Interest–bearing cash deposits	$136,912	$48	0.14%	$33,333	$7	0.08%
Investment securities	47,305	162	1.36%	44,845	316	2.80%
Loans(1)	1,044,620	12,933	4.91%	1,057,331	12,431	4.68%
Total interest–earning assets	1,228,837	13,143	4.24%	1,135,509	12,754	4.47%
Noninterest–earning assets	30,709			35,320
Total Assets	$1,259,546			$1,170,829

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest-bearing liabilities:
Interest-bearing transaction deposits	$145,328	$362	0.99%	$142,138	$352	0.99%
Savings and money market deposits	326,048	332	0.40%	217,771	226	0.41%
Time deposits	341,202	705	0.82%	437,242	1,831	1.67%
FHLB advances	—	—	—%	17,630	11	0.26%
Other borrowings	—	—	—%	18,000	181	4.00%
Subordinated debentures	21,000	317	5.99%	—	—	—%
Total interest-bearing liabilities	833,578	1,716	0.82%	832,781	2,601	1.24%

Noninterest-bearing liabilities:
Noninterest-bearing transaction deposits	327,106			249,563
Other noninterest-bearing liabilities	6,016			5,921
Total noninterest-bearing liabilities	333,122			255,484
Shareholders’ equity	92,846			82,564
Total liabilities and shareholders’ equity	$1,259,546			$1,170,829
Net interest income/net interest margin(2)		$11,427	3.69%		$10,153	3.56%
Net interest spread(3)			3.42%			3.23%

247

(1)	Average loan balances include nonaccrual loans.
(2)	Net interest margin during the periods presented represents: (i) the difference between interest income on interest earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest earning assets for the period.
(3)	Net interest spread is the rate on FTC’s total interest earning assets less the rate on its interest-bearing liabilities.

	Nine Months Ended September 30,
	2021			2020
(Dollars in thousands)		Interest			Interest
	Average	Income /	Average	Average	Income /	Average
	Balance	Expense	Rate	Balance	Expense	Rate
Interest earning assets:
Interest–bearing cash deposits	$100,379	$90	0.12%	$28,721	$49	0.23%
Investment securities	51,536	623	1.62%	42,838	1,056	3.29%
Loans(1)	1,047,401	37,316	4.76%	980,326	40,215	5.48%
Total interest–earning assets	1,199,316	38,029	4.24%	1,051,885	41,320	5.25%
Noninterest–earning assets	31,936			38,228
Total Assets	$1,231,252			$1,090,113

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest–bearing liabilities:
Interest–bearing transaction deposits	$134,801	$803	0.80%	$127,386	$794	0.83%
Savings and money market deposits	290,658	884	0.41%	200,936	805	0.54%
Time deposits	370,770	2,466	0.89%	421,261	6,278	1.99%
FHLB advances	476	—	0.09%	13,672	51	0.50%
Other borrowings	—	—	0.00%	18,000	565	4.19%
Subordinated debentures	21,000	952	6.06%	—	—	0.00%
Total interest-bearing liabilities	817,705	5,105	0.83%	781,255	8,493	1.45%

Noninterest–bearing liabilities:
Noninterest–bearing transaction deposits	317,388			222,640
Other noninterest–bearing liabilities	5,984			5,003
Total noninterest–bearing liabilities	323,372			227,643
Shareholders’ equity	90,175			81,215
Total liabilities and shareholders’ equity	$1,231,252			$1,090,113
Net interest income/net interest margin(2)		$32,924	3.67%		$32,827	4.17%
Net interest spread(3)			3.41%			3.80%

(1)	Average loan balances include nonaccrual loans.
(2)	Net interest margin during the periods presented represents: (i) the difference between interest income on interest earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest earning assets for the period.
(3)	Net interest spread is the rate on FTC’s total interest earning assets less the rate on its interest-bearing liabilities.

248

Interest Rate and Volume Analysis

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table presents the dollar amount of changes in interest income and interest expense for major components of interest earning assets and interest-bearing liabilities. It distinguishes between the changes related to the outstanding average balances and those due to changes in interest rates. The change in interest attributable to rate has been determined by applying the change in rate between periods to average balances outstanding in the earlier period. The change in interest due to volume has been determined by applying the rate from the later period to the change in average balances outstanding between periods. Changes attributable to the combined impact of yield/rate and volume have been allocated on a pro-rata basis using the absolute value of amounts calculated. The following table presents the changes in the volume and rate of FTC’s interest bearing assets and liabilities for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2021			September 30, 2021
	Compared with			Compared with
	Three Months Ended			Nine Months Ended
(Dollars in thousands)	September 30, 2020			September 30, 2020
	Change Due To:		Net Interest	Change Due To:		Net Interest
Interest income:	Volume	Rate	Variance	Volume	Rate	Variance
Interest–bearing cash deposits	$34	$7	$41	$73	$(32)	$41
Investment securities	79	(233)	(154)	183	(616)	(433)
Loans	(621)	1,123	502	2,613	(5,512)	(2,899)
Total interest-earning assets	$(508)	$897	$389	$2,869	$(6,160)	$(3,291)

Interest expense:
Interest–bearing transaction deposits	$9	$1	$10	$44	$(35)	$9
Savings and money market deposits	129	(23)	106	302	(223)	79
Time deposits	(340)	(786)	(1,126)	(679)	(3,133)	(3,812)
FHLB advances	(11)	—	(11)	(51)	—	(51)
Other borrowings	(181)	—	(181)	(565)	—	(565)
Subordinated debentures	317	—	317	952	—	952
Total interest–bearing liabilities	$(77)	$(808)	$(885)	$3	$(3,391)	$(3,388)
Net interest income	$(431)	$1,705	$1,274	$2,866	$(2,769)	$97

249

Provision for Loan Losses

The provision for loan losses is the amount of expense that, based on FTC’s judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under relevant accounting guidance. The determination of the provision for loan losses is complex and involves a high degree of judgment and subjectivity.

For the three and nine month periods ended September 30, 2021, no provision for loan losses was recorded, compared to $225 thousand and $4.4 million for the three and nine month periods ended September 30, 2020, respectively. The 2020 provision expense amounts were driven by the COVID-19 pandemic and widespread economic shutdown. For the nine months ended September 30, 2021, net charge-offs were $664 thousand, or ..08% of average total loans on an annualized basis, compared to net recoveries of $39 thousand for the nine months ended September 30, 2020.

Noninterest Income

Noninterest income was $4.8 million for the three months ended September 30, 2021, compared to $4.4 million for the same period of 2020, an increase of $481 thousand, or 11%, primarily due to an increase in gains on securities sold of $976 thousand, an increase in gains on other real estate sold of $662 thousand and gains on loans sold of $248 thousand, partially offset by a decrease in mortgage loan origination income of $1.5 million. The decrease in mortgage loan origination income reflected an overall decrease in activity from the increased levels in the prior year as well as the impact on mortgage loan activity of disruptions caused by Hurricane Ida, a major hurricane that made landfall in Southeast Louisiana in late August 2021.

The following table presents the major components of noninterest income for the periods presented:

	Three Months Ended
	September 30,		Increase/
(Dollars in thousands)	2021	2020	(Decrease)
Noninterest income
Service charges on deposit accounts	$704	$600	$104
Mortgage loan origination income	2,116	3,614	(1,498)
Gain (loss) on securities sold	917	(59)	976
Gain on loans sold	248	—	248
Gain on other real estate sold	674	12	662
Other	177	188	(11)
Total	$4,836	$4,355	$481

Noninterest income was $14.4 million for the first nine months of 2021, compared to $10.1 million for the first nine months of 2020, an increase of $4.3 million, or 42%, due to an increase in gains on other real estate sold of $1.2 million, an increase in gains on securities sold of $959 thousand, an increase in mortgage loan origination income of $943 thousand and gains on loans sold of $862 thousand. The increase in mortgage loan origination income primarily reflected increased mortgage origination activity as a result of the lower interest rate environment for much of 2021.

250

The following table presents the major components of noninterest income for the periods presented:

	Nine Months Ended
	September 30,		Increase/
(Dollars in thousands)	2021	2020	(Decrease)
Noninterest income
Service charges on deposit accounts	$2,073	$1,826	$247
Mortgage loan origination income	8,656	7,713	943
Gain (loss) on securities sold	948	(11)	959
Gain on loans sold	862	—	862
Gain on other real estate sold	1,250	14	1,236
Other	586	571	15
Total	$14,375	$10,113	$4,262

Noninterest Expense

For the three months ended September 30, 2021, noninterest expense totaled $9.3 million, a $559 thousand, or 6%, decrease from $9.8 million for the three months ended September 30, 2020. The decrease was primarily due to declines in mortgage processing costs of $196 thousand, salary and employee benefits of $167 thousand and other real estate write downs and expenses of $126 thousand. The decreases in mortgage processing costs and salary and employee benefits reflected the slow-down in mortgage loan activity and its impact on mortgage processing costs and commission expense.

The following table presents the major components of noninterest expense for the periods presented:

	Three Months Ended
	September 30,		Increase/
(Dollars in thousands)	2021	2020	(Decrease)
Noninterest expense
Salaries and employee benefits	$5,663	$5,830	$(167)
Occupancy and equipment expenses	897	930	(33)
Data processing	739	705	34
Mortgage processing	152	348	(196)
Other real estate write downs and expenses	30	156	(126)
Marketing and promotional expenses	70	159	(89)
Professional fees	220	183	37
Other	1,485	1,504	(19)
Total	$9,256	$9,815	$(559)

For the nine months ended September 30, 2021, noninterest expense totaled $29.7 million, a $2.0 million, or 7%, increase from $27.7 million for the nine months ended September 30, 2020. The increase was primarily due to increases in salary and employee benefits of $1.2 million, other real estate write downs and expenses of $395 thousand and other expenses of $431 thousand. The increase in salaries and employee benefits expense was primarily due to normal annual salary increases for employees and increased incentives.

251

The following table presents the major components of noninterest expense for the periods presented:

	Nine Months Ended
	September 30,		Increase/
(Dollars in thousands)	2021	2020	(Decrease)
Noninterest expense
Salaries and employee benefits	$17,281	$16,098	$1,183
Occupancy and equipment expenses	2,693	2,731	(38)
Data processing	2,243	2,049	194
Mortgage processing	726	806	(80)
Other real estate write downs and expenses	921	526	395
Marketing and promotional expenses	527	716	(189)
Professional fees	552	430	122
Other	4,777	4,346	431
Total	$29,720	$27,702	$2,018

Comparison of Results of Operations for the Years Ended December 31, 2020 and 2019

The following discussion of FTC’s results of operations compares the year ended December 31, 2020 to the year ended 2019.

Net Income

FTC’s net income for the years ended December 31, 2020 and 2019, was $15.9 million and $16.5 million, respectively. The decrease was due in part to a $4.6 million provision for loan loss for 2020, compared to a $25 thousand provision for loan loss for 2019; an increase in noninterest expense also contributed to the decrease. Increases in net interest income and noninterest income partially offset these unfavorable variances.

Net Interest Income

Net interest income represents interest income less interest expense. Net interest income is FTC’s primary revenue source. FTC’s principal source of interest income is loans to businesses and individuals. FTC incurs interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits and borrowings. Net interest income is affected by overall balance sheet growth, changes in interest rates and changes in the mix of investments, loans, deposits and borrowings.

For the year ended December 31, 2020, net interest income was $43.1 million, an increase of $5.1 million, or 13%, compared to net interest income of $38.0 million for the year ended December 31, 2019. The increase was primarily the result of increased interest-earning assets as a result of loan growth, partially offset by a 40 basis point decline in the average yield on loans due to the lower interest rate environment in 2020. A 34 basis point reduction in the cost of average interest-bearing deposits due to the lower interest rate environment also contributed to the increase in net interest income.

For the year ended December 31, 2020, average interest-earning assets of $1.08 billion were up $146.3 million, or 16%, from $932.5 million for the year ended December 31, 2019 reflecting a $146.2 million increase in average loans. Average interest-bearing liabilities for 2020 increased $92.4 million, or 13%, to $795.6 million from $703.2 million for 2019. Average interest-bearing deposits increased $112.2 million, or 17%, in 2020 mainly due to an increase in time deposits.

252

Average Balances and Rates

The following table shows, for the years ended December 31, 2020 and 2019, the average balances of each principal category of FTC’s assets, liabilities and shareholders’ equity, and an analysis of net interest income. The average balances are daily averages and, for loans, include both performing and nonperforming balances. FTC had no tax-exempt interest income for the periods presented.

	Year Ended December 31,
	2020			2019
(Dollars in thousands)		Interest			Interest
	Average	Income /	Average	Average	Income /	Average
ASSETS:	Balance	Expense	Rate	Balance	Expense	Rate
Interest earning assets:
Interest–bearing cash deposits	$35,737	$62	0.17%	$48,364	$1,004	2.08%
Investment securities	44,302	1,330	3.00%	31,504	1,187	3.77%
Loans(1)	998,787	52,291	5.24%	852,634	48,100	5.64%
Total interest–earning assets	1,078,826	53,683	4.98%	932,502	50,291	5.39%
Noninterest–earning assets	36,957			34,574
Total Assets	$1,115,783			$967,076

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest–bearing liabilities:
Interest–bearing transaction deposits	$126,850	$1,073	0.85%	$121,784	$1,600	1.31%
Savings and money market deposits	207,869	1,043	0.50%	217,350	1,986	0.91%
Time deposits	431,693	7,705	1.78%	315,105	6,994	2.22%
FHLB advances	11,156	52	0.47%	29,220	692	2.37%
Other borrowings	17,557	729	4.15%	19,775	1,047	5.29%
Subordinated debentures	516	31	6.01%	—	—	—%
Total interest–bearing liabilities	795,641	10,633	1.34%	703,234	12,319	1.75%
Noninterest–bearing liabilities:
Noninterest–bearing transaction deposits	232,269			183,569
Other noninterest–bearing liabilities	5,587			4,110
Total noninterest–bearing liabilities	237,856			187,679
Shareholders’ equity	82,286			76,163
Total liabilities and shareholders’ equity	$1,115,783			$967,076
Net interest income/net interest margin(2)		$43,050	3.99%		$37,972	4.07%
Net interest spread(3)			3.64%			3.64%

(1)	Average loan balances include nonaccrual loans.
(2)	Net interest margin during the periods presented represents: (i) the difference between interest income on interest earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest earning assets for the period.
(3)	Net interest spread is the rate on FTC’s total interest earning assets less the rate on its interest-bearing liabilities.

253

Interest Rate and Volume Analysis

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table presents the dollar amount of changes in interest income and interest expense for major components of interest earning assets and interest-bearing liabilities. It distinguishes between the changes related to the outstanding average balances and those due to changes in interest rates. The change in interest attributable to rate has been determined by applying the change in rate between periods to average balances outstanding in the earlier period. The change in interest due to volume has been determined by applying the rate from the later period to the change in average balances outstanding between periods. Changes attributable to the combined impact of yield/rate and volume have been allocated on a pro-rata basis using the absolute value of amounts calculated. The following tables present the changes in the volume and rate of FTC’s interest bearing assets and liabilities for the periods indicated:

	Year Ended December 31, 2020
	Compared with
(Dollars in thousands)	Year Ended December 31, 2019
	Change Due To:		Net Interest
Interest income:	Volume	Rate	Variance
Interest–bearing cash deposits	$(209)	$(733)	$(942)
Investment securities	417	(274)	143
Loans	7,827	(3,636)	4,191
Total interest-earning assets	$8,035	$(4,643)	$3,392

Interest expense:
Interest–bearing transaction deposits	$64	$(591)	$(527)
Savings and money market deposits	(84)	(859)	(943)
Time deposits	2,256	(1,545)	711
FHLB advances	(279)	(361)	(640)
Other borrowings	(108)	(210)	(318)
Subordinated debentures	31	—	31
Total interest–bearing liabilities	$1,880	$(3,566)	$(1,686)
Net interest income	$6,155	$(1,077)	$5,078

Provision for Loan Losses

The provision for loan losses is the amount of expense that, based on FTC’s judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under relevant accounting guidance. The determination of the provision for loan losses is complex and involves a high degree of judgment and subjectivity.

The provision for loan losses was $4.6 million for the year ended December 31, 2020, and $25 thousand for the year ended December 31, 2019. The 2020 provision expense was driven by the COVID-19 pandemic and widespread economic shutdown. For the year ended December 31, 2020, net charge-offs were $4 thousand, compared to net recoveries of $349 thousand for the year ended December 31, 2019.

254

Noninterest Income

Noninterest income was $15.0 million for the year ended December 31, 2020, compared to $11.4 million for the year ended December 31, 2019, an increase of $3.6 million, or 31%, reflecting an increase of $6.2 million in mortgage loan origination income, partially offset by a $1.6 million decrease in gains on derivative terminations. The increase in mortgage loan origination income was due to both general market conditions and staff expansion.

The following table presents the major components of noninterest income for the periods presented:

	Year Ended
	December 31,		Increase/
	2020	2019	(Decrease)
(Dollars in thousands)
Noninterest income
Service charges on deposit accounts	$2,479	$3,148	$(669)
Mortgage loan origination income	11,551	5,401	6,150
Gain (loss) on securities sold	(11)	6	(17)
Gain on derivative termination	388	2,017	(1,629)
Other	610	859	(249)
Total	$15,017	$11,431	$3,586

Noninterest Expense

Noninterest expense was $37.6 million for the year ended December 31, 2020, compared to $32.9 million for the year ended December 31, 2019. The increase of $4.7 million, or 14%, reflected increases in salaries and employee benefits of $3.4 million, other expenses of $739 thousand and mortgage processing costs of $568 thousand. The increase in salaries and employee benefits was primarily driven by increased commissions and staffing as a result of the increase in mortgage origination activity and normal annual employee raises.

The following table presents the major components of noninterest expense for the periods presented:

	Year Ended
	December 31,		Increase/
(Dollars in thousands)	2020	2019	(Decrease)
Noninterest expense
Salaries and employee benefits	$21,872	$18,436	$3,436
Occupancy and equipment expenses	3,600	3,720	(120)
Data processing	2,791	2,671	120
Mortgage processing	1,158	590	568
Other real estate write downs and expenses	615	697	(82)
Marketing and promotional expenses	818	936	(118)
Professional fees	587	448	139
Other	6,138	5,399	739
Total noninterest expense	$37,579	$32,897	$4,682

255

Financial Condition

Comparison of Financial Condition at September 30, 2021 and December 31, 2020

Total assets at September 30, 2021 were $1.24 billion, an increase of $67.8 million, or 6%, from $1.17 billion at December 31, 2020. The increase in total assets was driven by increases in deposits which were deployed in overnight invested cash. Total cash and cash equivalents increased $113.0 million to $176.6 million at September 30, 2021, compared to $63.5 million at December 31, 2020 reflecting increased interest bearing deposits with banks. Investment securities totaled $26.7 million as of September 30, 2021, a decline of $33.8 million, or 56% compared to $60.5 million at December 31, 2020. The decline in investment securities reflected the sale of $35.0 million in corporate bonds during the first nine months of 2021. Total loans held for investment at September 30, 2021 were $1.01 billion, an increase of $2.8 million, or .20%, from $1.008 billion at December 31, 2020, with growth in traditional loans offset by decreased Paycheck Protection Program, which we refer to as PPP loans, which declined $40.2 million from $84.5 million at December 31, 2020 to $44.3 million at September 30, 2021.

The allowance for loan losses decreased by $664 thousand during the first nine months of 2021 to $11.7 million, or 1.16% of loans held for investment as of September 30, 2021, compared to $12.4 million, or 1.22% of loans held for investment as of December 31, 2020. The decrease in the allowance was due to the release of certain reserves related to the COVID-19 pandemic and improved levels of nonperforming loans.

At September 30, 2021, total liabilities were $1.15 billion, an increase of $62.0 million, or 6% compared to $1.08 billion at December 31, 2020. Total deposits increased $61.9 million, or 6%, to $1.12 billion at September 30, 2021, compared to $1.06 billion at December 31, 2020. The increase in total deposits reflected strong growth in core customer deposits and was primarily the result of deposits related to PPP loans as well as an overall increase in customers’ liquidity. The growth in core customer deposits offset a $50.0 million decline in short-term brokered time deposits and a $44.3 million reduction in non-brokered time deposits raised on an online time deposit marketplace. Noninterest-bearing deposits increased $60.8 million, or 24%, to $319.2 million at September 30, 2021, compared to $258.4 million at December 31, 2020. Interest-bearing deposits were relatively flat at $800.2 million and $799.1 million at September 30, 2021 and December 31, 2020, respectively.

Total shareholders’ equity increased by $5.8 million to $94.8 million at September 30, 2021 compared to $89.0 million at December 31, 2020. The increase in total shareholders’ equity was primarily due to a $7.1 million increase in retained earnings, which was partially offset by a $1.5 million reduction in unrealized gains in FTC’s investment securities portfolio.

Comparison of Financial Condition at December 31, 2020 and December 31, 2019

Total assets at December 31, 2020 were $1.17 billion, an increase of $195.6 million, or 20%, from $977.6 million at December 31, 2019. The increase in total assets was driven by increases in deposits which were deployed in overnight invested cash, securities and loans. Total cash and cash equivalents totaled $63.5 million at December 31, 2020, an increase of $42.3 million compared to $21.2 million at December 31, 2019. Investment securities were $60.5 million as of December 31, 2020, an increase of $25.8 million from $34.7 million at December 31, 2019. Total loans increased $131.3 million, or 15%, to $1.03 billion at December 31, 2020, compared to $896.8 million at December 31, 2019. PPP loans contributed $84.5 million to 2020’s loan growth.

The allowance for loan losses increased $4.6 million during 2020 to $12.4 million, or 1.22% of loans held for investment as of December 31, 2020, compared to $7.8 million, or .88% of loans held for investment as of December 31, 2019. The increase in the allowance was largely related to the COVID-19 pandemic and the resulting increase in nonperforming loans.

256

At December 31, 2020, total liabilities were $1.08 billion, an increase of $188.0 million, or 21%, from $896.2 million at December 31, 2019. The increase in liabilities reflected increased deposits partially offset by a reduction in total borrowings. Total deposits at December 31, 2020 were $1.06 billion, an increase of $214.5 million, or 25%, from $843.0 million at December 31, 2019. The increase in total deposits reflected deposits related to funding PPP loans into business accounts, the issuance of $50.0 million in short-term brokered CDs, an $84.7 million increase in non-brokered time deposits raised on an online time deposit marketplace and an overall increase in customers’ liquidity. Total borrowings decreased $27.0 million during 2020. This decrease reflected the payoff during 2020 of short-term Federal Home Loan Bank, which we refer to as the FHLB, borrowings and long-term First National Bankers Bank borrowings of $30.0 million and $18.0 million, respectively; these decreases were partially offset by the issuance of $21.0 million in subordinated debt.

Total shareholders’ equity was $89.0 million at December 31, 2020, an increase of $7.6 million, or 9%, compared to $81.4 million at December 31, 2019. The increase in total shareholders’ equity reflected a $6.7 million increase in retained earnings and a $782 thousand increase in unrealized gains in FTC’s investment securities portfolio.

Investment Securities

FTC’s investment portfolio is used as a source of interest income and liquidity and serves as collateral for certain types of deposits. Investment securities classified as available-for-sale are carried at fair value and may be sold prior to maturity. Unrealized gains or losses on available for sale investment securities are recorded as accumulated other comprehensive income in shareholders’ equity. FTC had no securities classified as held-to-maturity during any of the periods presented. FTC had no tax-exempt investment securities for any of the periods presented.

FTC manages its investment securities portfolio according to a written investment policy. The objective of FTC’s investment policy is to invest funds to provide liquidity, maximize the total return of the portfolio, mitigate interest rate risk and meet pledging requirements for certain deposits.

Investment securities totaled $26.7 million at September 30, 2021, down $33.8 million from December 31, 2020 mainly due to a decrease in corporate securities. FTC sold its corporate securities portfolio during the nine months ended September 30, 2021 and recognized a gain on sale of investment securities of $948 thousand.

As of September 30, 2021, three investment securities had unrealized losses totaling $113 thousand, compared to one investment security with a $1 thousand unrealized loss at December 31, 2020. For both periods, no individual securities had been in a continuous loss position for more than one year and these investment securities were issued or guaranteed by the U.S. government or U.S. government agencies or sponsored agencies. No impairment has been recognized on any investment securities in a loss position.

At September 30, 2021, FTC had $20.5 million in investment securities pledged to certain bankruptcy deposits.

The following table presents the book value of FTC’s investment securities portfolio as of the dates indicated:

	September 30, 2021		December 31, 2020		December 31, 2019
	Book	% of	Book	% of	Book	% of
(Dollars in thousands)	Value	Total	Value	Total	Value	Total
Available for Sale:
Corporate securities	$—	—%	$34,986	57.83%	$29,858	86.03%
Municipal obligations (taxable)	1,977	7.41%	2,027	3.35%	1,926	5.55%
Mortgage–backed	9,715	36.40%	3,490	5.77%	2,924	8.42%
Treasury bills	14,999	56.19%	19,997	33.05%	—	—%
	$26,691	100.00%	$60,500	100.00%	$34,708	100.00%

257

The following tables detail the book value of FTC’s investment securities portfolio by their stated maturities and the weighted average yields for each maturity range as of the dates indicated. The weighted average rates shown reflect, as of the dates indicated, the effective yield FTC earns considering the impact of premium amortization and discount accretion.

	Maturity as of September 30, 2021
	Due in		More Than One		More Than Five		Due After
	One Year or Less		Year to Five Years		Years to Ten Years		Ten Years
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Available for Sale:
Corporate securities	$—	—%	$—	—%	$—	—%	$—	—%
Municipal obligations (taxable)	—	—%	1,977	2.60%	—	—%	—	—%
Mortgage–backed	—	—%	—	—%	—	—%	9,715	1.37%
Treasury bills	14,999	0.03%	—	—%	—	—%	—	—%
	$14,999	0.03%	$1,977	2.60%	$—	—%	$9,715	1.37%

	Maturity as of December 31, 2020
	Due in		More Than One		More Than Five		Due After
	One Year or Less		Years to Five Years		Years to Ten Years		Ten Years
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Available for Sale:
Corporate securities	$6,033	2.96%	$23,023	2.79%	$5,930	3.45%	$—	—%
Municipal obligations (taxable)	—	—%	2,027	2.60%	—	—%	—	—%
Mortgage–backed	—	—%	—	—%	—	—%	3,490	2.18%
Treasury bills	19,997	0.07%	—	—%	—	—%	—	—%
	$26,030	0.74%	$25,050	2.78%	$5,930	3.45%	$3,490	2.18%

	Maturity as of December 31, 2019
	Due in		More Than One		More Than Five		Due After
	One Year or Less		Years to Five Years		Years to Ten Years		Ten Years
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
Available for Sale:
Corporate securities	$—	—%	$14,331	3.27%	$15,527	4.54%	$—	—%
Municipal obligations (taxable)	—	—%	—	—%	1,926	2.60%	—	—%
Mortgage–backed	—	—%	—	—%	—	—%	2,924	2.84%
	$—	—%	$14,331	3.27%	$17,453	4.33%	$2,924	2.84%
258

Loan Portfolio

FTC makes loans to business entities as well as to individuals, generally within the market areas it serves. The following table details composition and percentage composition of FTC’s loan portfolio, by category, as of the dates indicated:

	As of September 30,		As of December 31,		As of December 31,
	2021		2020		2019
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate loans	$384,912	38.06%	$404,528	40.11%	$400,352	45.50%
Land, construction and residential real estate loans	487,478	48.20%	421,034	41.75%	371,365	42.21%
Commercial and industrial loans	65,624	6.49%	77,326	7.67%	86,578	9.84%
PPP loans, net of deferred income	44,309	4.38%	84,463	8.37%	—	—%
Consumer loans	6,582	0.65%	7,169	0.71%	7,100	0.81%
Tuition loans	22,460	2.22%	14,045	1.39%	14,392	1.64%
Total loans	1,011,365	100.00%	1,008,565	100.00%	879,787	100.00%
Less: allowance for loan losses	(11,688)		(12,352)		(7,751)
Loans, net	$999,677		$996,213		$872,036

As shown in the above table, FTC has experienced significant loan growth since December 31, 2019 while, exclusive of the PPP loans, the relative composition of its loan portfolio has not changed significantly over that time. FTC’s primary focus has been on real estate lending, which comprised 86% of its loan portfolio as of September 30, 2021.

The following tables detail the contractual maturities for FTC’s loan portfolio as of the dates indicated:

	As of September 30, 2021
	Due in	More Than	More Than
(Dollars in thousands)	One Year	One Year	Five to	After Fifteen
	or Less	to Five	Fifteen	Years	Total
Commercial real estate loans	$21,955	$59,714	$110,159	$193,084	$384,912
Land, construction and residential real estate loans	93,270	52,044	71,399	270,765	487,478
Commercial and industrial loans	41,706	13,207	9,408	1,303	65,624
PPP loans, net of deferred income	7,072	37,181	56	—	44,309
Consumer loans	3,084	3,327	171	—	6,582
Tuition loans	22,460	—	—	—	22,460
Total loans	$189,547	$165,473	$191,193	$465,152	$1,011,365

259

	As of December 31, 2020
	Due in	More Than	More Than
(Dollars in thousands)	One Year	One Year	Five to	After Fifteen
	or Less	to Five	Fifteen	Years	Total
Commercial real estate loans	$38,572	$71,575	$91,433	$202,948	$404,528
Land, construction and residential real estate loans	81,222	51,249	64,617	223,946	421,034
Commercial and industrial loans	40,682	14,430	21,272	942	77,326
PPP loans, net of deferred income	—	84,463	—	—	84,463
Consumer loans	2,897	4,187	85	—	7,169
Tuition loans	14,045	—	—	—	14,045
Total loans	$177,418	$225,904	$177,407	$427,836	$1,008,565

	As of December 31, 2019
	Due in	More Than	More Than
(Dollars in thousands)	One Year	One Year	Five to	After Fifteen
	or Less	to Five	Fifteen	Years	Total
Commercial real estate loans	$38,398	$61,128	$88,926	$211,900	$400,352
Land, construction and residential real estate loans	99,211	45,479	50,746	175,929	371,365
Commercial and industrial loans	42,913	20,056	20,297	3,312	86,578
Consumer loans	3,245	3,795	60	—	7,100
Tuition loans	14,392	—	—	—	14,392
Total loans	$198,159	$130,458	$160,029	$391,141	$879,787

Loans to commercial customers with contractual maturities over fifteen years generally amortize over a twenty year period and reprice at set intervals during that period. Real estate loans to individuals with contractual maturities over fifteen years generally amortize over thirty years.

The following tables show the sensitivity to interest rate changes for the portion of our loan portfolio that matures after one year:

	September 30, 2021
(Dollars in thousands)	Fixed Rate	Floating or Adjustable Rate	Total
Commercial real estate loans	$63,377	$299,580	$362,957
Land, construction and residential real estate loans	201,579	192,629	394,208
Commercial and industrial loans	10,414	13,504	23,918
PPP loans, net of deferred income	37,237	—	37,237
Consumer loans	2,015	1,483	3,498
Tuition loans	—	—	—
Total	$314,622	$507,196	$821,818

260

	December 31, 2020
		Floating or
(Dollars in thousands)	Fixed Rate	Adjustable Rate	Total
Commercial real estate loans	$61,761	$304,195	$365,956
Land, construction and residential real estate loans	134,013	205,799	339,812
Commercial and industrial loans	16,065	20,579	36,644
PPP loans, net of deferred income	84,463	—	84,463
Consumer loans	2,751	1,521	4,272
Tuition loans	—	—	—
Total	$299,053	$532,094	$831,147

	December 31, 2019
		Floating or
(Dollars in thousands)	Fixed Rate	Adjustable Rate	Total
Commercial real estate loans	$62,957	$298,997	$361,954
Land, construction and residential real estate loans	77,700	194,453	272,153
Commercial and industrial loans	14,207	29,459	43,666
Consumer loans	2,120	1,735	3,855
Tuition loans	—		—
Total	$156,984	$524,644	$681,628

FTC enters into various other transactions to meet the financing needs of its customers, which, in accordance with GAAP, are not included in its consolidated balance sheets. These transactions include commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by FTC to guarantee the performance of a customer to a third party. These guarantees generally have terms of one year of less. At September 30, 2021 and December 31, 2020, FTC had total off-balance sheet commitments of $170.4 million and $175.5 million, respectively.

Asset Quality

Federal regulations and FTC’s internal policies require the utilization of an asset classification system as a means of managing and reporting problem and potential problem assets. FTC has incorporated an internal asset classification system, substantially consistent with federal banking regulations, as part of its credit monitoring system. Federal banking regulations set forth a forth a classification scheme for problem and potential problem assets as “substandard,” “doubtful” or “loss” assets. Substandard assets are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets are characterized by the distinct possibility that some loss is probable if deficiencies are not corrected. Assets classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values highly questionable and improbable. Assets classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. Assets which do not currently expose FTC to sufficient risk to warrant classification in one of the above-mentioned categories but that possess weakness are designated “special mention.”

261

The following tables present the credit quality indicators of FTC’s various classes of loans as of the dates indicated. No assets were classified as loss for the indicated periods.

Real Estate
	September 30, 2021			December 31, 2020
	Commercial Real Estate	Land, Construction and Residential Real Estate	Total Real Estate	Commercial Real Estate	Land, Construction and Residential Real Estate	Total Real Estate
Grade:	(dollars in thousands)
Pass	$379,720	$486,703	$866,423	$390,504	$414,604	$805,108
Special Mention	667	219	886	3,135	5,451	8,586
Substandard	4,525	556	5,081	10,889	979	11,868
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total	$384,912	$487,478	$872,390	$404,528	$421,034	$825,562

Commercial and Consumer
	September 30, 2021				December 31, 2020
	Commercial and Industrial	PPP, net of deferred income	Other Consumer and Tuition	Total Commercial and Consumer	Commercial and Industrial	PPP, net of deferred income	Other Consumer and Tuition	Total Commercial and Consumer
Grade:	(dollars in thousands)
Pass	$64,042	$44,309	$29,042	$137,393	$75,075	$84,463	$21,214	$180,752
Special Mention	—	—	—	—	1,534	—	—	1,534
Substandard	1,582	—	—	1,582	717	—	—	717
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$65,624	$44,309	$29,042	$138,975	$77,326	$84,463	$21,214	$183,003

Real Estate				Commercial and Consumer
	December 31, 2019			December 31, 2019
	Commercial Real Estate	Land, Construction and Residential Real Estate	Total Real Estate	Commercial and Industrial	Other Consumer and Tuition	Total Commercial and Consumer
Grade:	(dollars in thousands)			(dollars in thousands)
Pass	$390,882	$363,969	$754,851	$82,883	$21,492	$104,375
Special Mention	3,558	3,048	6,606	3,443	—	3,443
Substandard	5,912	4,348	10,260	252	—	252
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total	$400,352	$371,365	$771,717	$86,578	$21,492	$108,070

262

Nonperforming Assets

Nonperforming loans include loans accounted for on a nonaccrual basis and troubled debt restructured loans-accruing. Nonperforming assets consist of nonperforming loans plus foreclosed assets (i.e. real estate acquired through foreclosure).

The following table summarizes our nonperforming assets, by category, as of the dates indicated:

	September 30,	December 31,
(Dollars in thousands)	2021	2020	2019	2018	2017
Nonaccrual loans:
Commercial real estate loans	$2,097	$9,619	$5,912	$207	$3,144
Land, construction and residential real estate loans	572	825	4,043	448	201
Commercial and industrial loans	57	775	252	—	254
Total nonaccrual loans	$2,726	$11,219	$10,207	$655	$3,599

Troubled debt restructured loans - accruing
Commercial real estate loans	$176	$180	$279	$299	$319
Total troubled debt restructured loans - accruing	176	180	279	299	319
Total nonperforming loans	2,902	11,399	10,486	954	3,918
Plus other real estate	2,213	7,199	4,227	4,465	4,632
Total nonperforming assets	$5,115	$18,598	$14,713	$5,419	$8,550
Nonaccrual loans to total loans	0.27%	1.09%	1.14%	0.08%	0.45%
Nonperforming loans to total loans	0.28%	1.11%	1.17%	0.12%	0.49%
Nonperforming assets to total assets	0.41%	1.59%	1.50%	0.59%	0.91%
90+ days past due and accruing(1)	$43	$736	$676	$502	$511
Total troubled debt restructured loans	$193	$206	$279	$299	$319

(1)	Loans 90+ days past due and accruing for all periods are tuition loans which are cash secured loans whereby cash is deposited into a reserve account and funds are released to the guarantor as the loans are paid.

Total nonperforming assets decreased by $13.5 million, or 72%, from December 31, 2020 to September 30, 2021 with decreases in nonaccrual loans and other real estate of $8.5 million and $5.0 million, respectively. The decline in nonaccrual loans reflected loans paid off as well as loans returned to accruing status plus a $700 thousand partial charge off. The decline in other real estate reflected sales of other real estate properties and write-downs of various properties totaling $691 thousand.

The balance of nonperforming assets can fluctuate due to changes in economic conditions. When the payment of principal or interest on a loan is delinquent for 90 days the loan is placed on nonaccrual status unless the loan is in the process of being collected and the underlying collateral fully supports the carrying value of the loan. All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income. Payments received on nonaccrual loans are applied to principal when the ultimate collectability of the total principal is in doubt; when the ultimate collectability of the total principal of a nonaccrual loan is not in doubt, contractual interest is credited to interest income when received, on a cash basis. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

263

Allowance for Loan Losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Loan charge-offs are charged against the allowance and subsequent recoveries, if any, are credited to the allowance. FTC maintains an allowance for loan losses at a level management considers adequate to provide for known and probable incurred losses in the loan portfolio. The level of the allowance is based on management’s evaluation of estimated losses in the portfolio, after consideration of risk characteristics of the loans and prevailing economic conditions. Management reviews the adequacy of the allowance at least quarterly, and, as adjustments become necessary, they are recognized in the periods in which they become known. Although management strives to maintain an allowance it deems adequate, future economic changes and deterioration in borrower’s creditworthiness, among other issues, could cause losses that vary from management’s current estimate.

The allowance for loan losses was $11.7 million and $12.4 million and the allowance for loan losses as a percentage of loans held for investment was 1.16% and 1.22% at September 30, 2021 and December 31, 2020, respectively. Net charge offs totaled $664 thousand and $4 thousand for the year-to-date periods ended September 30, 2021 and December 31, 2020, respectively. The increase in net charge-offs was due to a $700 thousand partial charge-off of a commercial real estate loan in 2021.

PPP and tuition loans are not included in the allowance for loan loss calculations. PPP loans are not included as they are fully forgivable by the SBA. Tuition loans are not included as they are cash secured loans; whereby they cash is deposited into a reserve account when the loan is funded and only released to the guarantor as payments are received.

The following is a summary of the activity in the allowance for loan loss reserve as of and for the year-to-date periods indicated:

	September 30,	December 31,
(Dollars in thousands)	2021	2020	2019	2018	2017
Balance, beginning of period	$12,352	$7,751	$7,377	$7,258	$7,541
Charge-offs:
Commercial real estate loans	700	1	9	422	100
Land, construction and residential real estate	1	123	41	245	33
Commercial and industrial loans	6	15	30	294	660
Consumer loans	7	18	77	98	31
Total charge-offs	$714	$157	$157	$1,059	$824

Recoveries:
Commercial real estate loans	$—	$22	$6	$11	$14
Land, construction and residential real estate	39	63	194	219	114
Commercial and industrial loans	10	60	258	634	400
Consumer loans	1	8	48	14	13
Total recoveries	50	153	506	878	541
Net charge-offs ( recoveries)	664	4	(349)	181	283
Provision for loan losses	—	4,605	25	300	—
Balance, end of period	$11,688	$12,352	$7,751	$7,377	$7,258
Net charge-offs / (recoveries) (annualized) to average loans	0.08%	0.00%	-0.04%	0.02%	0.04%
Allowance for loan losses to total loans	1.14%	1.20%	0.86%	0.90%	0.91%
Allowance for loan losses to nonaccrual loans	428.76%	110.10%	75.94%	1126.26%	201.67%

264

The following table presents a summary of the allocation of the allowance for loan losses by loan portfolio category, and the percentage by category, as of the periods indicated:

	September 30,	December 31,
(Dollars in thousands)	2021	2020	2019	2018	2017
Commercial real estate loans	$6,281	$6,641	$4,391	$4,119	$3,360
Land, construction and residential real estate	4,894	5,056	2,998	2,453	2,447
Commercial and industrial loans	458	523	254	713	1,382
Consumer loans	55	132	108	92	69
Total allowance for loan losses	$11,688	$12,352	$7,751	$7,377	$7,258

Commercial real estate loans	53.74%	53.76%	56.65%	55.84%	46.29%
Land, construction and residential real estate	41.87%	40.93%	38.68%	33.25%	33.71%
Commercial and industrial loans	3.92%	4.23%	3.28%	9.67%	19.04%
Consumer loans	0.47%	1.07%	1.39%	1.25%	0.95%
Total allowance for loan losses	100.00%	100.00%	100.00%	100.00%	100.00%

Deposits

The following table details composition and percentage composition of FTC’s deposit portfolio, by category for deposit categories that are in excess of 10 percent of average total deposits, for the year-to-date periods indicated:

	September 30, 2021			December 31, 2020			December 31, 2019
	Average	Average		Average	Average		Average	Average
(Dollars in thousands)	Balance	Rate	Percent	Balance	Rate	Percent	Balance	Rate	Percent
Noninterest-bearing	$317,388	—%	28.50%	$232,269	—%	23.26%	$183,569	—%	21.91%
Interest-bearing:
transaction accounts	134,801	0.80%	12.10%	126,850	0.85%	12.70%	121,784	1.31%	14.54%
Savings and money market deposits	290,658	0.41%	26.10%	207,869	0.50%	20.81%	217,350	0.91%	25.94%
Time deposits	370,770	0.89%	33.30%	431,693	1.78%	43.23%	315,105	2.22%	37.61%
Total deposits	$1,113,617	0.50%	100.00%	$998,681	0.98%	100.00%	$837,808	1.26%	100.00%

The primary source of funds for FTC are customer deposits from our market areas. Growth in deposits is used to fund loans and other asset growth. FTC competes for local deposits by offering a variety of products at competitive prices. The increase in total average deposits of $114.9 million, or 12%, to $1.11 billion at September 30, 2021 from $998.7 million as of December 31, 2020 primarily reflected deposits related to funding PPP loans into business accounts as well as an overall increase in customers’ liquidity. At September 30, 2021 and December 31, 2020 and 2019, FTC held non-time deposits in excess of FDIC insurance limits estimated at $304.5 million, $214.2 million and $155.1 million, respectively. These estimates were derived using the methodologies and assumptions used for FDIC regulatory reporting.

265

The following table shows the maturity of time deposits as of the dates indicated:

	September 30, 2021
	$250,000	Less than		Uninsured
(Dollars in thousands)	or Greater	$250,000	Total	Portion
Three months or less	$22,164	$60,695	$82,859	$5,657
Over three months through 6 months	15,824	35,993	51,817	1,730
Over 6 months through 12 months	26,351	80,593	106,944	5,087
Over 12 months	19,505	61,794	81,299	8,255
Total time deposits	$83,844	$239,075	$322,919	$20,729

	December 31, 2020
	$250,000	Less than		Uninsured
(Dollars in thousands)	or Greater	$250,000	Total	Portion
Three months or less	$25,382	$101,061	$126,443	$4,533
Over three months through 6 months	14,749	57,597	72,346	4,999
Over 6 months through 12 months	33,835	125,589	159,424	6,835
Over 12 months	19,782	71,747	91,529	7,782
Total time deposits	$93,748	$355,994	$449,742	$24,149

	December 31, 2019
	$250,000	Less than		Uninsured
(Dollars in thousands)	or Greater	$250,000	Total	Portion
Three months or less	$9,796	$38,752	$48,548	$3,531
Over three months through 6 months	21,970	63,427	85,397	6,970
Over 6 months through 12 months	41,528	130,164	171,692	12,524
Over 12 months	19,515	52,094	71,609	6,261
Total time deposits	$92,809	$284,437	$377,246	$29,286

Short-term Borrowings and FHLB Advances

FTC had no short-term borrowings or FHLB advances at September 30, 2021 or December 31, 2020. At December 31, 2019, short-term borrowings were $30.0 million and consisted of borrowings from FHLB with maturities of two days at a weighted average interest rate of 1.38%. FTC is a member of FHLB, and as a result, is eligible for advances from FHLB pursuant to the terms of various borrowing agreements, which assist FTC in the funding of its loan and investment portfolios. FTC’s FHLB advances are collateralized by a blanket lien on first mortgage and other qualifying collateral. FTC generally uses FHLB advances for its short-term and long-term borrowing needs.

Subordinated Debt

Subordinated debt was $21.0 million at September 30, 2021 and December 31, 2020; FTC had no subordinated debt at December 31, 2019. On December 23, 2020, FTC issued fixed-to-floating subordinated debt in the aggregate principal amount of $21.0 million with a stated maturity of December 30, 2030. The debt carries a fixed interest rate of 5.50% through December 29, 2025; with interest during this period payable semiannually; thereafter, the interest rate will reset quarterly to a rate equal to Three-Month Term Secured Overnight Financing Rate plus 527 basis points with interest during this period payable quarterly. Subject to regulatory approvals, FTC may redeem the debt in whole or in part on any interest payment date beginning December 30, 2025. This debt qualifies as tier 2 capital for certain regulatory capital ratios. The proceeds of the debt were used to pay off an $18.0 million long-term borrowing and for general corporate purposes.

266

Liquidity and Capital Resources

Liquidity is FTC’s capacity to meet its cash and collateral obligations at a reasonable cost and having the appropriate amount of cash and other assets that are quickly convertible into cash without incurring significant loss. FTC is expected to ensure that funds are available to meet the cash flow requirements of our depositors and borrowers. FTC’s on-balance sheet liquidity, which FTC considers its primary liquidity, consists of cash and cash equivalents and unpledged investment securities. FTC maintains available borrowing capacity under secured borrowing lines with FHLB and the Federal Reserve Bank of Atlanta, as well as unsecured lines of credit with various correspondent banks, FTC considers this off-balance sheet capacity its secondary liquidity. FTC monitors its liquidity position daily and monthly, testing against minimum policy ratios. Its Asset Liability Management Committee (ALCO), which is comprised of senior management, meets regularly to review balance sheet composition, funding capacities, and current and expected loan demand and levels of deposits. At September 30, 2021, FTC’s cash and cash equivalents totaled $176.6 million, compared to $63.5 million and $21.2 million at December 31, 2020 and 2019, respectively. The increase in cash and cash equivalents and primary liquidity are primarily due to the previously discussed increases in total deposits.

The following table provides a summary of our primary and secondary liquidity levels for the indicated periods:

	September 30,	December 31,	December 31,
(Dollars in thousands)	2021	2020	2019
Primary Liquidity - On-Balance Sheet
Cash and cash equivalents	$176,557	$63,534	$21,188
Total securities	26,691	60,500	34,708
Less: pledged securities	(20,500)	—	—
Total primary liquidity	$182,748	$124,034	$55,896
Ratio of primary liquidity to total deposits	16.33%	11.73%	6.63%

	September 30,	December 31,	December 31,
	2021	2020	2019
Secondary Liquidity - Off-Balance Sheet
Net secured borrowing capacity with the FHLB	$348,093	$319,753	$228,064
Net secured borrowing capacity with the Federal Reserve Bank	21,122	24,937	42,639
Unsecured borrowing capacity with correspondent banks	39,700	39,700	38,000
Total secondary liquidity	$408,915	$384,390	$308,703
Ratio of primary and secondary liquidity to total deposits	52.86%	48.08%	43.25%

Dividends received from FBT have been the primary source of funds available to FTC. Statutory and regulatory limitations exist that affect the ability of FBT to pay dividends to FTC. FTC believes that these limitations will not impact the ability of FTC to meet its ongoing short-term cash obligations. For the year-to-date periods ended September 30, 2021 and December 30, 2020 and 2019, FBT paid FTC dividends of $9.1 million, $11.7 million and $13.1 million, respectively. These dividends were used to pay dividends to FTC shareholders, service debt and for general operating expenses.

267

Capital Requirements

FTC and FBT are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material impact on FTC’s business operations.

Under regulatory capital rules, FTC and FBT must meet specific capital guidelines that involve quantitative measures calculated under regulatory accounting practices. The adequacy of our capital levels is also subject to qualitative judgments by banking regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require FTC and FBT to maintain minimum ratios of Total, Tier 1 and Common Equity Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Regulations also require a minimum capital conservation buffer of 2.5%, which, after deducting the buffer from Total, Tier 1 and Common Equity Tier 1 capital to risk-weighted assets, requires these ratios to remain at or above the established minimum capital requirements.

Further, under prompt corrective action regulations, an insured depository institution is classified in one of several tiers based on its level of capital and other factors, and may be subject to an escalating series of remedial measures if it is less than “well capitalized.” An institution is deemed “well capitalized” if it satisfies certain capital ratios, summarized in the tables below, and is not subject to any written agreement, order, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

As of September 30, 2021 and December 31, 2020 and 2019, FTC and FBT exceeded all capital adequacy requirements to which they were subject and FBT’s regulatory capital ratios exceeded the minimum capital adequacy standards to be considered “well capitalized.”

On December 23, 2020, FTC completed the issuance of subordinated debt in the aggregate principal amount of $21.0 million with a stated maturity of December 30, 2030, that qualifies as tier 2 capital in the calculation of the regulatory capital ratios in the below tables.

268

The following table shows our actual and required capital amounts and ratios as of the dates indicated:

			Minimum For Capital		Requirements of
	Actual		Adequacy Purposes		Well Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2021
Consolidated:
Common equity Tier 1 to Risk-Weighted Assets	$94,845	10.99%	$38,826	4.50%	Not Applicable
Tier 1 capital to risk–weighted assets	$94,845	10.99%	$51,768	6.00%	Not Applicable
Total capital to risk–weighted assets	$126,641	14.68%	$69,024	8.00%	Not Applicable
Tier 1 capital to average assets	$94,845	7.54%	$50,347	4.00%	Not Applicable

Bank:
Common equity Tier 1 to Risk-Weighted Assets	$90,187	10.46%	$38,798	4.50%	$56,042	6.50%
Tier 1 capital to risk–weighted assets	$115,773	13.43%	$51,731	6.00%	$68,975	8.00%
Total capital to risk–weighted assets	$126,562	14.68%	$68,975	8.00%	$86,219	10.00%
Tier 1 capital to average assets	$115,773	9.20%	$50,348	4.00%	$62,935	5.00%

December 31, 2020
Consolidated:
Common equity Tier 1 to Risk-Weighted Assets	$87,552	9.62%	$41,008	4.50%	Not Applicable
Tier 1 capital to risk–weighted assets	$87,552	9.62%	$54,677	6.00%	Not Applicable
Total capital to risk–weighted assets	$119,934	13.16%	$72,903	8.00%	Not Applicable
Tier 1 capital to average assets	$87,552	7.36%	$47,591	4.00%	Not Applicable

Bank:
Common equity Tier 1 to Risk-Weighted Assets	$79,539	8.74%	$40,934	4.50%	$59,128	6.50%
Tier 1 capital to risk–weighted assets	$105,126	11.56%	$54,579	6.00%	$72,772	8.00%
Total capital to risk–weighted assets	$116,509	12.81%	$72,772	8.00%	$90,965	10.00%
Tier 1 capital to average assets	$105,126	8.83%	$47,617	4.00%	$59,521	5.00%

December 31, 2019
Consolidated:
Common equity Tier 1 to Risk-Weighted Assets	$80,713	9.40%	$38,632	4.50%	Not Applicable
Tier 1 capital to risk–weighted assets	$80,713	9.40%	$51,509	6.00%	Not Applicable
Total capital to risk–weighted assets	$88,434	10.30%	$68,727	8.00%	Not Applicable
Tier 1 capital to average assets	$80,713	8.22%	$39,266	4.00%	Not Applicable

Bank:
Common equity Tier 1 to Risk-Weighted Assets	$72,948	8.50%	$38,627	4.50%	$55,794	6.50%
Tier 1 capital to risk–weighted assets	$98,535	11.48%	$51,502	6.00%	$68,670	8.00%
Total capital to risk–weighted assets	$106,285	12.38%	$68,670	8.00%	$85,837	10.00%
Tier 1 capital to average assets	$98,535	10.03%	$39,295	4.00%	$49,118	5.00%

269

Contractual Obligations

Contractual obligations as of September 30, 2021, totaled $349.3 million and were comprised of deposits with maturities of $322.9 million, subordinated debentures of $21.0 million and operating lease obligations of $5.4 million. Contractual obligations due within the next twelve months were $242.8 million and were primarily related to time deposits with maturity dates. Contractual obligations due in more than 12 months were $106.5 million and were primarily comprised of $81.3 million of time deposits with maturity dates and $21.0 million in subordinated debentures with a stated maturity of December 30, 2030. FTC expects to have adequate liquidity to meet these short and long-term obligations through profitability, repayments from loans and investment securities, deposit gathering activity and access to borrowing sources.

Interest Rate Risk Management

Interest rate risk is defined as the risk of economic loss due to changes in interest rates. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market value. FTC uses an interest income simulation model to measure and monitor changes in its net interest income and economic value of equity, which we refer to as EVE, given instantaneous parallel shifts in interest rates. FTC measures interest rate risk over 12 and 24 month time frames. EVE is a point-in-time measurement that helps quantify longer term interest rate risk. The results of the simulation are compared to FTC’s established policy limits.

Potential changes to FTC’s net interest income and EVE in hypothetical rising and declining interest rate scenarios calculated as of September 30, 2021 and December 31, 2020 and 2019 are presented in the table below. The projections assume an immediate, parallel shift down 100 basis points from the yield curves of the indicated dates and immediate, parallel shifts up of 100 and 200 basis points. In the current interest rate environment, a downward shift of the yield curve of greater than 100 basis points does not provide FTC with meaningful results and therefore is not presented.

(Dollars in millions)	As of September 30, 2021				As of December 31, 2020				As of December 31, 2019
Parallel Rate Shift (basis points)	Change in Net Interest Income		Change in Economic Value of Equity		Change in Net Interest Income		Change in Economic Value of Equity		Change in Net Interest Income		Change in Economic Value of Equity
	$	%	$	%	$	%	$	%	$	%	$	%
200	3.87	9.56%	21.26	14.11%	2.91	7.29%	36.00	24.30%	2.09	5.47%	27.99	21.08%
100	1.97	4.86%	11.30	7.49%	1.40	3.49%	18.48	12.47%	1.07	2.81%	15.69	11.82%
-100	0.51	1.27%	(14.97)	-9.93%	(0.90)	-2.25%	(18.69)	-12.62%	(0.86)	-2.24%	(5.20)	-3.92%

The above table indicates that as of September 30, 2021 FTC is asset sensitive with rising interest rates resulting in increases in net interest income while the impact of declining interest rates on net interest income is slightly positive due to floors on some variable rate loans and assumed floors on prime given the current low interest rate environment. Certain shortcomings are inherent in this method of analysis since the results are based on a given set of rate changes and assumptions as of a certain point in time. For purpose of the simulation, FTC assumes no balance sheet growth; therefore, the model’s results reflect an interest rate shock to a static balance sheet.

Critical Accounting Policies and Estimates

The accounting and financial reporting principles followed by FTC conform, in all material respects, to GAAP and to general practices within the financial services industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for loan losses and fair value determinations for investments, impaired loans and other real estate.

270

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses that is charged to expense. Loan losses are charged against the allowance when management believes all or a portion of the loan balance will not be collected. Subsequent recoveries, if any, are credited to the allowance. If the allowance is considered inadequate to absorb future loan losses on existing loans for any reason, including but not limited to, increases in the size of the loan portfolio, increases in net charge-offs or changes in the risk characteristics of the loan portfolio, the provision for loan losses is increased.

A loan is considered impaired when, based on current information and events, it is probable that FTC will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest. FTC’s impaired loans are measured at fair value, which requires FTC’s management to make assumptions, estimates and judgments. An impaired loan is measured based on the fair value of the collateral, less selling costs, for collateral dependent loans and at the present value of expected future cash flows using the loan’s existing rate for non-collateral dependent loans.

FTC’s judgment in determining the adequacy of the allowance for loan losses is based on evaluations of the collectability of loans. In determining the adequacy of the allowance, FTC’s management estimates the probable losses in the existing portfolio through consideration of factors including, but not limited to, changes in the nature and volume of the loan portfolio, overall portfolio quality, past loan loss experience, estimated losses in significant loans, current national and local economic conditions, and the ability and experience of lending personnel. The allowance is comprised of general reserves and specific reserves. General reserves are determined by applying loss percentages to segments of the loan portfolio. The loss percentages are based on each segment’s historical loss experience and adjustment factors for conditions in FTC’s internal and external environment. All loans considered to be impaired and other classified loans are evaluated on an individual basis. The combination of these results is compared at least quarterly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the allowance for loan losses. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. Accordingly, FTC may incur losses that vary from management’s current estimates.

Investment Securities

FTC’s investment securities portfolio is classified as available for sale. Available for sale investment securities are stated at fair value with unrealized gains and losses reported as accumulated other comprehensive income in shareholders’ equity. FTC utilizes an independent pricing service to advise it on the value of its investment securities. Estimated fair value of securities is based on quoted market prices where available. If quoted market prices are not available, estimated fair values are based on market prices of comparable instruments. Periodically, FTC may need to assess whether there have been any events or economic circumstances to indicate that a security with an unrealized loss is impaired on an other-than-temporary basis. In this circumstance, FTC would consider many factors, including the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and the near-term prospects of the issuer, expected cash flows and its intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. Securities with an unrealized loss deemed to be other-than-temporary are written down to fair value, with the write down recorded as a realized loss in securities gains (losses).

271

Other Real Estate

Other real estate acquired in partial or total satisfaction of loans is initially carried at the lower of cost or fair value, less cost to sell, following foreclosure, establishing a new cost. Any loss incurred at the date of acquisition is charged to the allowance for loan losses. Subsequent gains or losses on other real estate and related operating income and expenses are reported in current operations when earned or incurred.

Income Taxes

FTC has elected S corporation status. In general, S corporations do not pay any income tax, instead, FTC’s earnings and losses are included in the personal income tax returns of its shareholders. FTC’s common stock dividends generally include both the payment of amounts estimated to cover shareholder tax liability created by FTC’s S corporation status as well as regular dividends based on earnings.

272

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
AND MANAGEMENT OF FTC

The following table sets forth certain information regarding the beneficial ownership of FTC common stock as of September 30, 2021, by (1) FTC’s directors and named executive officers and (2) all of FTC’s directors and executive officers as a group. Other than as indicated below, no other person is known to FTC to own beneficially 5% or more of FTC common stock. FTC has determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, FTC believes, based on the information furnished to FTC, that the persons named in the table below have sole voting and dispositive power over the shares indicated as owned by such person. The business address for each FTC shareholder listed below is c/o 909 Poydras Street, Suite 1700, New Orleans, Louisiana 70112.

The number of shares and the percentages of beneficial ownership below are based on 10,694,156 shares of FTC common stock and 0 shares of FTC preferred stock issued and outstanding as of September 30, 2021, plus, as to each director and executive officer, the number of shares of FTC’s common stock that he or she has the right to acquire within 60 days of such date.

	FTC Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Percent of Class
Current Named Executive Officers and Directors:
Joseph C. Canizaro(2)	7,990,229	74.63%
Donald T. Bollinger(3)	848,293	7.93%
Leigh Barker	8,300	*
Gary Blossman(4)	453,851	4.21%
Ralph Cox	59,128	*
John D. Georges(5)	6,000	*
David Guidry(6)	150,526	1.41%
Lisa Hinkel Haley(7)	22,500	*
Randall E. Howard(8)	12,000	*
Ryan J. Lopiccolo(9)	10,000	*
All directors and executive officers as a group (10 persons total)	9,560,827	88.14%

* Ownership is less than 1%.

(1)	For purposes of this table, a person is considered to beneficially own shares of FTC common stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the shares of FTC common stock, or investment power, which includes the power to dispose or direct the disposition of the shares of FTC common stock, or if he or she has the right to acquire the shares of FTC common stock under FTC stock options which are exercisable currently or within 60 days of September 30, 2021.
(2)	Mr. Canizaro is also a holder of more than five percent of FTC common stock. Includes 4,745,979 shares held by Mr. Canizaro as record owner, 3,232,250 shares held in a trust of which Mr. Canizaro serves as trustee, and 12,000 shares issuable upon exercise of options to purchase FTC common stock. The value of such options will be paid in cash to Mr. Canizaro in connection with the consummation of the transaction.
(3)	Mr. Bollinger is also a holder of more than five percent of FTC common stock. Includes 513,985 shares held by Mr. Bollinger as record owner, 331,308 shares held in a family trust of which Mr. Bollinger serves as trustee, and 3,000 shares issuable upon exercise of options to purchase FTC common stock. The value of such options will be paid in cash to Mr. Bollinger in connection with the consummation of the transaction.
273

(4)	Includes 366,666 shares held by Mr. Blossman as record owner, 3,592 shares held in a family trust of which Mr. Blossman serves as trustee, 3,593 shares held in a second family trust of which Mr. Blossman serves as trustee, and 80,000 shares issuable upon exercise of options to purchase FTC common stock. The value of such options will be paid in cash to Mr. Blossman in connection with the consummation of the transaction.
(5)	Consists of 6,000 shares issuable upon exercise of options to purchase FTC common stock. The value of such options will be paid in cash to Mr. Georges in connection with the consummation of the transaction.
(6)	Includes 10,000 shares issuable upon exercise of options to purchase FTC common stock. The value of such options will be paid in cash to Mr. Guidry in connection with the consummation of the transaction.
(7)	Consists of 22,500 shares issuable upon exercise of options to purchase FTC common stock. The value of such options will be paid in cash to Mrs. Haley in connection with the consummation of the transaction.
(8)	Includes 2,000 shares held by Mr. Howard as record owner and 10,000 shares issuable upon exercise of options to purchase FTC common stock. The value of such options will be paid in cash to Mr. Howard in connection with the consummation of the transaction.
(9)	Consists of 10,000 shares issuable upon exercise of options to purchase FTC common stock. The value of such options will be paid in cash to Mr. Lopiccolo in connection with the consummation of the transaction.

274

EXPERTS

The consolidated financial statements of BancPlus as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their report included in this information statement/prospectus. Such consolidated financial statements are included in this information statement/prospectus in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of FTC as of and for the years ended December 31, 2020 and 2019 have been audited by Postlethwaite & Netterville, APAC, independent auditors, as stated in their reports included in this information statement/prospectus. Such consolidated financial statements are included in this information statement/prospectus in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SCC as of and for the years ended December 31, 2019 and 2018 have been audited by Postlethwaite & Netterville, APAC, independent auditors, as stated in their reports included in this information statement/prospectus. Such consolidated financial statements are included in this information statement/prospectus in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the BancPlus common stock to be issued in connection with the transaction will be passed upon for BancPlus by Jones Walker, Jackson, Mississippi. Certain U.S. federal income tax consequences of the transaction will be passed upon for BancPlus and FTC by Jones Walker.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

If the transaction is completed, FTC shareholders will become shareholders of BancPlus. BancPlus held its 2021 annual meeting of shareholders on March 16, 2021. If the FTC shareholders approve the share exchange proposal, the first BancPlus annual meeting they will be eligible to attend as BancPlus shareholders will be the 2022 BancPlus annual meeting. Shareholder proposals will be considered for inclusion under the requirements of the BancPlus bylaws. Pursuant to the advance notice provision of the BancPlus bylaws, a shareholder may bring business other than director nominations before the annual meeting if the shareholder gives timely notice delivered to the Secretary of BancPlus. To be timely, a shareholder’s notice must be delivered to, or received at, the principal executive offices of BancPlus not less than 90 days nor more than one hundred 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, in the event of an annual meeting scheduled for a date that is not within 25 days before or after the anniversary date, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In the case of a special meeting, the shareholder’s notice must be received no later than the close of business on the tenth day following the day on which the notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first. The notification must contain certain specified information concerning, among other things, the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

If a shareholder wishes to nominate a director for the BancPlus 2022 annual meeting, the shareholder must deliver or mail written notice of the nomination to the Chairman of the BancPlus board at least 20 days prior to the meeting. The notification must include certain specified information about the proposed nominee and the shareholder making the nomination.

275

FTC will hold a 2022 annual meeting of FTC shareholders only if the transaction is not completed. If FTC holds a 2022 annual meeting, shareholder nominations for directors will be governed by the FTC bylaws. The FTC articles and the FTC bylaws do not establish an advance notice procedure with regard to the nomination, other than by or at the direction of the FTC board, of candidates for election as directors. The FTC articles and bylaws do not establish any advance notice procedure with regard to other matters to be brought before a meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

BancPlus has filed with the SEC a registration statement, with respect to the securities offered by this information statement/prospectus. This information statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to BancPlus, FTC and their securities, you should refer to the registration statement and to its annexes and exhibits. Whenever reference is made in this information statement/prospectus to any of BancPlus or FTC’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to this information statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

BancPlus is subject to the information and periodic reporting requirements of Section 15(d) of the Exchange Act and files annual, quarterly and current reports with the SEC. Upon the effectiveness of the registration statement and following completion of the transaction, BancPlus will continue to be subject to these requirements. You will be able to obtain BancPlus’ SEC filings, including the registration statement and this information statement/prospectus, free of charge at the SEC’s website at http://www.sec.gov. These documents are also available at BancPlus’ website at investor.bankplus.net under the heading “SEC Filings.” The reference to these websites are inactive textual references only, and the information provided on the SEC’s and BancPlus’ website is not a part of this information statement/prospectus and therefore is not incorporated by reference into this information statement/prospectus.

FTC does not have a class of securities registered under Section 12 of the Exchange Act, or listed on a public exchange, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents or reports with the SEC.

You can obtain documents referenced in this information statement/prospectus at no cost by requesting them in writing or by telephone from either of BancPlus or FTC, as applicable:

BancPlus Corporation 1068 Highland Colony Parkway Ridgeland, MS 39157 (601) 607-4452 Attention: Kevin Bailey, Vice President & Manager of SEC Reporting	First Trust Corporation 909 Poydras Street, Suite 1700 New Orleans, LA 70112 (504) 586-2788 Attention: Lisa Haley, Senior Vice President & Corporate Administrative Manager

If you are an FTC shareholder and have any questions concerning the FTC shareholder approval, the transaction, the definitive agreement or this information statement/prospectus, would like additional copies of this information statement/prospectus without charge or need help voting your shares of FTC common stock, please contact FTC at the address referenced above.

These documents are available without charge upon written or oral request. If you request any documents from BancPlus or FTC, BancPlus or FTC will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

276

No one has been authorized to provide you with any information that is different from that contained in this information statement/prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This information statement/prospectus may be used only for the purpose for which it has been prepared. This information statement/prospectus is dated [ ], 2021, and you should assume that the information in this information statement/prospectus is accurate only as of such date or such other date as is specified. Neither the mailing of this information statement/prospectus to the FTC shareholders nor the issuance by BancPlus of shares of BancPlus common stock in connection with the proposed transaction will create any implication to the contrary.

This information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this information statement/prospectus regarding BancPlus has been provided by BancPlus, and information contained in this information statement/prospectus regarding FTC has been provided by FTC.

277

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(AUDITED AND UNAUDITED)

F-1

F-2

BANCPLUS CORPORATION

Financial Statements

December 31, 2020, 2019, and 2018

F-3

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee

BancPlus Corporation and Subsidiaries

Ridgeland, Mississippi

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BancPlus Corporation and its subsidiaries (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

BKD, LLP

/s/ BKD, LLP

We have served as the Company’s auditor since 2008.

Jackson, Mississippi

March 10, 2021

F-4

BancPlus Corporation and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	December 31,
	2020	2019
Assets:
Cash and due from banks	$109,233	$45,475
Interest bearing deposits with banks	508,196	267,497
Federal funds sold	20,116	—
Total cash and cash equivalents	637,545	312,972
Securities available for sale	311,373	201,073
Securities held to maturity - fair value: $94,436 - 2020; $179,225 - 2019	93,766	177,854
Loans held for sale	28,684	16,092

Loans	3,378,732	2,078,997
Less: Allowance for loan losses	36,000	21,500
Net loans	3,342,732	2,057,497

Premises and equipment	102,967	75,072
Operating lease right-of-use asset	35,936	39,194
Accrued interest receivable	18,061	11,509
Goodwill	2,616	2,616
Other assets	137,240	85,185
	$4,710,920	$2,979,064
Liabilities:
Deposits	$4,152,810	$2,592,065
Advances from Federal Home Loan Bank and other borrowings	33,771	37,652
Subordinated debentures	111,124	41,238
Operating lease liabilities	37,127	43,578
Accrued interest payable	2,709	1,083
Other liabilities	18,129	11,937
Total liabilities	4,355,670	2,727,553

Redeemable common stock owned by the ESOP	74,278	79,308
Shareholders’ equity:
Common Stock, par value $1.00 per share. 40,000,000 authorized; 10,079,277 and 7,652,957 issued and outstanding at December 31, 2020, and 2019, respectively	10,079	7,653
Unearned Employee Stock Ownership Plan compensation	(2,650)	(4,476)
Additional paid-in capital	67,742	811
Retained earnings	273,204	247,241
Accumulated other comprehensive income, net	6,875	282
	355,250	251,511
Less: Redeemable common stock owned by the ESOP	(74,278)	(79,308)
Total shareholders’ equity	280,972	172,203
	$4,710,920	$2,979,064

The accompanying notes are an integral part of these consolidated financial statements.

F-5

BancPlus Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands, Except Per Share Data)

	Year Ended December 31,
	2020	2019	2018
Interest income:
Interest and fees on loans	$159,678	$111,369	$100,323
Taxable securities	6,967	5,055	5,868
Tax-exempt securities	2,470	3,583	3,993
Interest bearing bank balances and other	1,424	4,401	1,067
Total interest income	170,539	124,408	111,251
Interest expense:
Deposits	14,155	18,438	8,201
Short-term borrowings	2	—	90
Advances from Federal Home Loan Bank	318	324	1,905
Other borrowings	4,041	2,336	2,346
Total interest expense	18,516	21,098	12,542
Net interest income	152,023	103,310	98,709
Provision for loan losses	17,090	586	15,227
Net interest income after provision for loan losses	134,933	102,724	83,482

Other operating income:
Service charges on deposit accounts	23,062	28,039	28,923
Mortgage origination income	8,745	4,569	3,608
Debit card interchange	7,459	6,263	6,083
Securities gains, net	58	76	25
Other income	26,429	18,806	19,056
Total other operating income	65,753	57,753	57,695

Other operating expenses:
Salaries and employee benefits	90,442	65,855	62,747
Net occupancy expenses	13,319	11,653	10,771
Furniture, equipment and data processing expenses	21,201	15,702	13,324
Other expenses	27,331	21,874	41,733
Total other operating expenses	152,293	115,084	128,575

Income before income taxes	48,393	45,393	12,602
Income tax expense	9,210	8,993	189
Net income	$39,183	$36,400	$12,413

Earnings per common share - basic	$4.19	$4.83	$1.66
Earnings per common share - diluted	$4.14	$4.78	$1.64

The accompanying notes are an integral part of these consolidated financial statements.

F-6

BancPlus Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(In Thousands)

	Year Ended December 31,
	2020	2019	2018
Net income	$39,183	$36,400	$12,413
Other comprehensive income, net of tax:
Change in unrealized gains on securities available for sale	8,778	1,003	171
Reclassification adjustment - legislative rate change	—	—	(99)
Tax effect	(2,185)	(250)	(43)
Total other comprehensive income, net of tax	6,593	753	29
Comprehensive income	$45,776	$37,153	$12,442

The accompanying notes are an integral part of these consolidated financial statements.

F-7

BancPlus Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(In Thousands, Except Share Data)

											Less:
											Redeemable
										Accumulated	common
			Class A		Class B		Unearned	Additional		Other	stock	Total
	Common Stock		Common Stock		Common Stock		ESOP	Paid-In	Retained	Comprehensive	owned by	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Compensation	Capital	Earnings	Income (Loss)	the ESOP	Equity
January 1, 2018	—	$—	7,464,296	$7,464	115,005	$115	$(3,948)	$—	$222,231	$(500)	$(73,247)	$152,115

Net income	—	—	—	—	—	—	—	—	12,413	—	—	12,413
Other comprehensive income, net	—	—	—	—	—	—	—	—	—	128	—	128
Stock based compensation	—	—	12,693	13	—	—	—	180	—	—	—	193
Net change fair value of ESOP shares	—	—	—	—	—	—	—	—	—	—	2,740	2,740
Common stock released by ESOP	—	—	—	—	—	—	986	—	—	—	—	986
Reclass stranded tax effects of rate change	—	—	—	—	—	—	—	—	99	(99)	—	—
Dividends declared:
Class A common ($1.20 per share)	—	—	—	—	—	—	—	—	(8,876)	—	—	(8,876)
Class B common ($1.25 per share)	—	—	—	—	—	—	—	—	(144)	—	—	(144)
December 31, 2018	—	—	7,476,989	7,477	115,005	115	(2,962)	180	225,723	(471)	(70,507)	159,555
Net income	—	—	—	—	—	—	—	—	36,400	—	—	36,400
Impact of adoption of ASU 2016-02 related to leases	—	—	—	—	—	—	—	—	(5,240)	—	—	(5,240)
Conversion of Class A and B Common Stock to Common Stock	7,591,994	7,592	(7,476,989)	(7,477)	(115,005)	(115)	—	—	—	—	—	—
Other comprehensive income, net	—	—	—	—	—	—	—	—	—	753	—	753
Issuance of restricted stock	61,880	62	—	—	—	—	—	(62)	—	—	—	—
Shares withheld to satisfy withholding obligation in the vesting of restricted stock	(917)	(1)	—	—	—	—	—	(45)	—	—	—	(46)
Stock based compensation	—	—	—	—	—	—	—	738	—	—	—	738
Net change fair value of ESOP shares	—	—	—	—	—	—	—	—	—	—	(8,801)	(8,801)
Common stock acquired by ESOP	—	—	—	—	—	—	(2,499)	—	—	—	—	(2,499)
Common stock released by ESOP	—	—	—	—	—	—	985	—	—	—	—	985
Dividends declared ($1.28 per share)	—	—	—	—	—	—	—	—	(9,642)	—	—	(9,642)
December 31, 2019	7,652,957	$7,653	—	$—	—	$—	$(4,476)	$811	$247,241	$282	$(79,308)	$172,203

The accompanying notes are an integral part of these consolidated financial statements.

F-8

BancPlus Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(In Thousands, Except Share Data)

(continued)

							Less:
							Redeemable
						Accumulated	common
			Unearned	Additional		Other	stock	Total
	Common Stock		ESOP	Paid-In	Retained	Comprehensive	owned by	Shareholders’
	Shares	Amount	Compensation	Capital	Earnings	Income (Loss)	the ESOP	Equity
December 31, 2019	7,652,957	$7,653	$(4,476)	$811	$247,241	$282	$(79,308)	$172,203

Net income	—	—	—	—	39,183	—	—	39,183
Acquisition of State Capital Corp.	2,453,827	2,454	—	68,707	—	—	—	71,161
Purchase of Company stock	(66,390)	(67)	—	(3,201)	—	—	—	(3,268)
Other comprehensive income, net	—	—	—	—	—	6,593	—	6,593
Issuance of restricted stock	39,155	39	—	(39)	—	—	—	—
Shares withheld to satisfy withholding obligation in the vesting of restricted stock	(272)	—	—	(10)	—	—	—	(10)
Stock based compensation	—	—	—	1,474	—	—	—	1,474
Net change fair value of ESOP shares	—	—	—	—	—	—	5,030	5,030
Common stock released by ESOP	—	—	1,826	—	—	—	—	1,826
Dividends declared ($1.40 per share)	—	—	—	—	(13,220)	—	—	(13,220)
December 31, 2020	10,079,277	$10,079	$(2,650)	$67,742	$273,204	$6,875	$(74,278)	$280,972

The accompanying notes are an integral part of these consolidated financial statements.

F-9

BancPlus Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income per consolidated statements of income	$39,183	$36,400	$12,413
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	17,090	586	15,227
Depreciation and amortization	6,406	5,180	5,134
Net (gain) loss on sales of premises and equipment	(3,451)	816	478
Net (gain) loss on sales of other real estate	(400)	(311)	2,091
Write-downs of other real estate	301	75	20,526
Deferred income tax (benefit) expense	(51)	5,130	(6,057)
Federal Home Loan Bank stock dividends	(45)	(84)	(262)
Common stock released by ESOP	1,826	985	986
Stock based compensation expense	1,474	738	193
Origination of loans held for sale	(380,588)	(222,655)	(164,582)
Proceeds from loans held for sale	368,499	215,469	168,475
Earnings on bank-owned life insurance	(2,386)	(1,628)	(1,648)
Bargain purchase gain in merger	(1,078)	—	—
Net change in:
Accrued interest receivable and other assets	657	2,961	(664)
Accrued interest payable and other liabilities	(6,001)	5,211	340
Net cash from operating activities	41,436	48,873	52,650

Cash flows from investing activities:
Purchases of securities available for sale	(86,184)	(202,691)	—
Maturities and calls of securities available for sale	146,921	91,318	87,504
Purchases of securities held to maturity	(655)	(20,343)	(22,134)
Maturities, prepayments and calls of securities held to maturity	15,627	134,650	62,823
Net increase in loans	(426,109)	(10,854)	(178,583)
Purchases of premises and equipment	(9,830)	(6,237)	(5,126)
Proceeds from sales of premises and equipment	205	507	270
Proceeds from sales of other real estate	7,654	10,667	9,427
Investment in unconsolidated entities, net	(2,371)	(801)	(470)
Cash received in excess of cash paid for acquisition	75,303	—	—
Proceeds from redemptions of Federal Home Loan Bank stock	2,562	—	10,815
Net cash used in investing activities	(276,877)	(3,784)	(35,474)

The accompanying notes are an integral part of these consolidated financial statements.

F-10

BancPlus Corporation and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(In Thousands)

	Year Ended December 31,
	2020	2019	2018

Cash flows from financing activities:
Net increase (decrease) in:
Noninterest-bearing deposits	$453,664	$11,188	$16,509
Money market, NOW and savings deposits	138,742	138,568	290,633
Certificates of deposit	(56,012)	(11,103)	25,965
Short-term borrowings	—	—	(100,112)
Proceeds from long-term FHLB advances	—	—	60,852
Payments on long-term FHLB advances	(14,943)	(280)	(235,425)
Proceeds from issuance of subordinated debt	60,000	—	—
Payment of subordinated debt issuance costs	(1,439)	—	—
Payments on other borrowings	(3,500)	(3,500)	(3,500)
Common stock acquired by ESOP	—	(2,499)	—
Shares withheld to pay taxes on restricted stock vesting	(10)	(46)	—
Purchase of Company stock	(3,268)	—	—
Cash dividends paid on common stock	(13,220)	(9,642)	(9,020)
Net cash from financing activities	560,014	122,686	45,902

Net change in cash and cash equivalents	324,573	167,775	63,078

Cash and cash equivalents at beginning of year	312,972	145,197	82,119

Cash and cash equivalents at end of year	$637,545	$312,972	$145,197

Supplemental cash flow information:
Interest paid	$16,890	$21,050	$12,227
Federal and state income tax payments	9,825	1,500	8,300
Acquisition of real estate in non-cash foreclosures	8,688	3,366	8,236

The accompanying notes are an integral part of these consolidated financial statements.

F-11

BancPlus Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Summary of Significant Accounting Policies

Business

BancPlus Corporation (the “Company”) is a bank holding company headquartered in Jackson, Mississippi. BankPlus (the “Bank”), the principal operating subsidiary and sole banking subsidiary of the Company, is a commercial bank primarily engaged in the business of commercial and consumer banking. In addition to general and consumer banking, other products and services offered though the Bank’s subsidiaries include certain insurance and annuity services, asset and investment management, and financial planning. Oakhurst Development, Inc. (“Oakhurst”) is a real estate subsidiary originally formed by the Company to liquidate a real estate development that was acquired by the Bank through foreclosure in 2002. Oakhurst became active again in March 2009 and holds loans and other real estate.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and all other entities in which the Company has a controlling financial interest. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and financial reporting polices followed by the Company conform, in all material respects, to the accounting principles generally accepted in the United States and to general practices within the financial services industry.

Variable Interest Entities

The Company owns interests in limited liability partnerships and 100% of the common stock of five statutory trusts, discussed in Note 13. As defined in applicable accounting standards, these are interests in variable interest entities (“VIE”) for which the Company is not the primary beneficiary. Accordingly, the accounts of the VIEs have not been consolidated into the Company’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses, fair value of financial instruments and status of contingencies are particularly subject to change. Material estimates that are subject to significant change in the near term are the allowance for loan losses, valuation of other real estate owned (“OREO”) and fair values of financial instruments. Actual results could differ from these estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include interest and noninterest-bearing cash accounts and federal funds sold. The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risk associated with these transactions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents. The Company had deposits with correspondent banks that exceeded federally insured limits by $65.5 million at December 31, 2020. Net cash flows are reported for customer deposit transactions and short term

F-12

borrowings. Cash flows from loans are classified at the time according to management’s intent to either sell or hold the loan for the foreseeable future. When management’s intent is to hold the loan for the foreseeable future, the cash flows of that loan are presented as investing cash flows.

Comprehensive Income

Comprehensive income includes net income reported in the consolidated statements of income and changes in unrealized gain or loss on securities available for sale reported as a component of shareholders’ equity. Unrealized gain or loss on securities available for sale, net of deferred income taxes, is the only component of accumulated other comprehensive income (loss) for the Company.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in income. Debt securities not classified as held to maturity or trading are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from income and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below amortized cost, when the Company does not intend to sell the debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, then the Company recognizes the credit component of an other-than-temporary impairment of a debt security in income and the remaining portion in other comprehensive income (loss). For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income (loss) for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. These loans are generally sold with mortgage servicing rights released.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their unpaid principal balance adjusted for net charge-offs, the allowance for loan losses, and any deferred fees and costs. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Loans that are 30 days or more past due based on payments received and applied to the loan are considered delinquent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that collection of interest, but not necessarily principal, is doubtful. A loan is typically placed on non-accrual when the contractual payment of principal or interest becomes 90 days past due unless the loan is well-secured and in the process of collection. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. Current year interest previously recorded, but deemed not collectible, is reversed and charged against current year income. Prior year interest previously recorded, but deemed not collectible, is charged against the allowance.

F-13

Payments subsequently received on non-accrual loans are applied to principal. Interest income is recognized to the extent that cash payments are received in excess of principal due. A loan may return to accrual status when principal and interest payments are no longer past due and collectability is reasonably assured.

A loan is considered impaired, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 310-10-35 guidance, when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan, including scheduled interest and principal payments. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Substandard loans 500,000 or greater and not previously coded impaired and all loans previously coded impaired, if the relationship is 500,000 or greater, are individually reviewed for impairment. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of future cash flows discounted at the loan’s original interest rate, or at the fair value of collateral if repayment is expected solely from the collateral. Groups of loans with similar risk characteristics, including individually evaluated loans not determined to be impaired, are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

Included in certain impaired loan categories are loans considered troubled debt restructurings (“TDRs”) under the provisions of FASB Accounting Standards Update (“ASU”) 2011-02. Restructuring of a loan is considered a TDR if both (i) the borrower is experiencing financial difficulties and (ii) the Company grants a concession it would not otherwise consider for borrowers of similar credit quality. Concessions may include interest rate reductions and/or payment modifications, payment extensions, forgiveness of principal or interest, and other actions intended to minimize potential losses. A loan continues to qualify as restructured until a consistent payment history and change in the borrower’s financial condition has been evidenced. Assuming that the restructuring specifies an interest rate at the time of restructuring that is greater than or equal to the rate that the Company is willing to accept for a new extension of credit with comparable risk, then the loan no longer has to be considered a troubled debt restructuring if it is in compliance with modified terms in calendar years after the year of restructure.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance consists of general and specific components. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level believed to be adequate by management to absorb estimated probable loan losses. Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on estimated credit losses for specifically identified loans as well as estimated probable credit losses inherent in the remainder of the loan portfolio. Management considers a number of factors in estimating probable credit losses inherent in the loan portfolio, including: historical loan loss experience for various types of loans; composition of the loan portfolio; past due trends in the loan portfolio; current trends; current economic conditions; industry exposure and allowance allocation percentages for various grades of loans with such grades being assigned to loans based on loan reviews.

F-14

Management’s evaluation of the allowance for loan losses is inherently subjective as it requires material estimates. The actual amounts of loan losses realized in the near term could differ from the amounts estimated in arriving at the allowance for loan losses reported in the financial statements.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right to pledge or exchange the transferred asserts, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method and are charged to operating expenses over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. In cases where the Company has the right to renew the lease for additional periods, the lease term for the purpose of calculating amortization of the capitalized costs of the leasehold improvements is extended when the Company is reasonably assured that it will renew the lease. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Other Real Estate

Other real estate acquired through partial or total satisfaction of loans is initially carried at fair value less cost to sell at the date of acquisition (foreclosure), establishing a new cost basis. Any loss incurred at the date of acquisition is charged to the allowance for loan losses. Subsequent gains or losses on such assets and related operating income and expenses are reported in current operations when earned or incurred.

Federal Home Loan Bank Stock

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. The Company’s investment in member bank stock is carried at cost and included in other assets in the consolidated balance sheets. The carrying value of the Company’s FHLB stock was evaluated and determined not to be impaired for the years ended December 31, 2020 and 2019. Both cash and stock dividends are reported as income.

Intangible Assets

Goodwill, which represents the excess of cost over the fair value of net assets of an acquired business, is not amortized but tested for impairment on an annual basis or more often if events or circumstances indicate there may be impairment. Identifiable intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or legal rights or because the assets are capable of being sold or exchanged either on their own or in combination with a related contract, asset or liability. Other identifiable assets with finite lives include the following: 1) core deposits intangible assets, which are amounts recorded related to the value of acquired deposits, 2) amounts recorded related to the value of acquired customer relationships, and 3) amounts recorded related to non-competition agreements with certain individuals of acquired entities. Identifiable intangibles are initially recorded at fair value and are amortized over the periods benefited. These intangibles are evaluated for impairment whenever events or circumstances indicate that the carrying amount should be reevaluated. Impairment losses are recorded in other operating expense and reduce the carrying amount of the intangible.

F-15

Bank Owned Life Insurance

The Company maintains bank-owned life insurance policies on certain current and former employees, which are recorded at their cash surrender values as determined by the insurance carriers. The appreciation in the cash surrender value of the policies is recognized as a component of other operating income in the Company’s consolidated statements of income.

Loan Commitments and Related Financial Instruments

In the normal course of business, the Company enters into financial instruments, such as commitments to extend credit and letters of credit, to meet the financing needs of customers. Such instruments are not reflected in the consolidated financial statements until they are funded. The face amount of these items represents the exposure to loss, before considering customer collateral or ability to repay.

Revenue Recognition

The Company adopted ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” as of January 1, 2018. Topic 606 implements a common revenue standard that clarifies the principles for recognizing revenue from contracts. The majority of the Company’s revenues come from interest income and other sources, including loans and securities that are outside the scope of Topic 606. The Company’s services that fall within the scope of Topic 606 are presented within other operating income and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of Topic 606 include service charges on deposits, interchange income, wealth management fees and investment brokerage fees. The Company generally acts in a principal capacity, on its own behalf, in most of its contracts with customers. In such transactions, revenue is recognized and the related costs to provide services is recognized on a gross basis in the financial statements. In some cases, the Company acts in an agent capacity, deriving revenue through assisting other entities in transactions with customers. In such transactions, revenue and the related costs to provide services is recognized on a net basis in the financial statements. These transactions recognized on a net basis primarily relate to insurance and brokerage commissions and fees derived from customers’ use of various interchange and ATM/debit card networks.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance, ASC Topic 740, “Income Taxes”. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. A valuation allowance, if needed, reduces deferred assets to the amount expected to be realized. The Company did not have a valuation allowance recorded with respect to the realization of deferred income taxes at December 31, 2020 or 2019.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Uncertain tax positions are recognized if it is more likely than not that the tax position will be realized or sustained upon examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company did not recognize any uncertain tax positions at December 31, 2020 or 2019.

F-16

Stock Based Compensation

Compensation cost is recognized for restricted stock awards issued to employees based on the fair value of these awards at the date of the grant. Compensation cost is recognized over the required service period, generally defined as the vesting period.

Earnings Per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted number of common shares outstanding during the period and the number of common shares that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period.

	Year Ended
(Dollars in thousands)	2020	2019	2018
Net income	$39,183	$36,400	$12,413

Common stock	9,355,980	7,534,302	7,497,081
Effect of dilutive securities	101,497	81,656	92,166
Total weighted average diluted shares	9,457,477	7,615,958	7,589,247

Basic earnings per common shares	$4.19	$4.83	$1.66
Diluted earnings per common shares	$4.14	$4.78	$1.64

Operating Segments

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Accounting Changes and Reclassifications

Some items in the prior year financial statements were reclassified to conform to current presentations. Reclassifications had no effect on prior year net income or shareholders’ equity.

Recently Issued, But Not Yet Effective Accounting Standards Updates

ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” In June 2016, the FASB issued ASU 2016-13 which requires earlier measurement of credit losses and enhances disclosures. The main objective of ASU 2016-13 is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses over the life of the loan. ASU 2016-13 is effective for the Company for annual and interim periods beginning on January 1, 2023. The Company has formed a cross functional team that is assessing data and system needs and evaluating the impact of adopting the new guidance. The Company expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but has not yet determined the magnitude of any such one-time adjustments or the overall impact on the Company’s financial statements.

F-17

Accounting Standards Update 2020-04 (“ASU 2020-04”), “Reference Rate Reform - Topic 848.” In March 2020, the FASB issued ASU 2020-04 which provides temporary optional expedients and exceptions to the GAAP guidance on contract modifications, hedge accounting, and other transactions affected that reference the London Inter-Bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued. ASU 2020-04 is effective upon issuance and can be applied through December 31, 2022. The company is still evaluating the impact of ASU 2020-04, but does not expect it to have a material impact on the Company’s consolidated financial statements.

Note 2: Business Combination

On April 1, 2020, the Company completed its previously announced merger with State Capital Corp. (“SCC”), the holding company of State Bank & Trust Company (“State Bank”). Pursuant to the terms of the Agreement and Plan of Share Exchange and Merger, dated September 18, 2019, by and among the Company, BankPlus, SCC, and State Bank (the “Merger Agreement”), following BancPlus’ acquisition of SCC by a statutory share exchange, SCC was merged with and into BancPlus, with BancPlus surviving the merger (the “Merger”). Immediately thereafter, State Bank was merged with and into BankPlus, with BankPlus surviving the merger. As a result of the merger, the Company’s geographic footprint expanded in Mississippi, Louisiana and Alabama, providing access to new markets and deposits.

Pursuant to the Merger Agreement, holders of SCC common stock received 0.6950 shares of BancPlus common stock, par value $1.00 per share, for each share of SCC common stock, par value $1.25 per share, held immediately prior to the effective time of the Merger, plus cash in lieu of fractional shares. BancPlus issued 2,453,827 shares of common stock to holders of SCC common stock, in addition to approximately $12,000 in lieu of fractional shares. During 2020, the Company incurred approximately $6.4 million of acquisition expenses in connection with the Merger. These expenses are recorded in other expenses and furniture, equipment and data processing expenses in the Company’s Consolidated Statement of Income for the year ended December 31, 2020.

The excess fair value of net assets acquired over cost paid is recorded as a gain on bargain purchase during 2020. The gain on bargain purchase was primarily the result of changes in the value of BancPlus common stock due to the timing of the closing of the Merger relative to when the Merger Agreement was signed and declines in the overall market as a result of the COVID-19 pandemic over that period. The measurement period adjustment during the third quarter of 2020 was the result of a reduction in the value of liabilities assumed in the Merger during refinement of the preliminary valuations disclosed at the time of the Merger. The gain on bargain purchase is recorded in other income in the Company’s Consolidated Statements of Income for the year ended December 31, 2020.

F-18

The following table reflects the consideration paid and the fair value allocation of assets acquired and liabilities assumed as of the acquisition date:

(In thousands)
Purchase price allocation:
Common stock issued		$71,161
Cash paid for fractional shares		12
Total purchase price		$71,173
Assets acquired:
Cash and due from banks	$75,315
Securities, FHLB stock and FNBB stock	97,910
Loans, net	880,390
Premises and equipment	29,968
Accrued interest receivable	3,664
Bank-owned life insurance	28,441
Core deposit intangible	6,045
Taxes receivable	7,787
Deferred tax asset, net	5,972
Other assets	3,330
Total assets acquired	$1,138,822
Liabilities assumed:
Deposits	$1,024,381
Advances from FHLB and other borrowings	14,563
Subordinated debentures	11,121
Deferred compensation	10,310
Other liabilities	6,196
Total liabilities assumed	$1,066,571
Net assets acquired		72,251
Excess of fair value of net assets acquired over consideration paid - Gain on bargain purchase		$(1,078)

In connection with the Merger, the Company recorded a $6.0 million core deposit intangible, which will be amortized over 10 years. The Company also acquired loans with a fair value of $880.4 million, net of an $19.1 million fair value discount, which included a credit mark discount of $11.6 million.

Revenues and earnings of the acquired company since the Merger date have not been disclosed as it is not practicable as SCC was merged into BancPlus and separate financial information for SCC is not available. The following table presents unaudited pro forma information as if the Merger with SCC had occurred on January 1, 2019. This pro forma information combines the historic consolidated results of operations of BancPlus and SCC after giving effect to certain adjustments, including purchase accounting fair value adjustments and amortization of intangibles, as well as the related income tax effects of those adjustments. The pro forma information does not necessarily reflect the results of operations that would have occurred had the Merger occurred on January 1, 2019.

F-19

	Year Ended December 31,
(In thousands, except per share data)	2020	2019
Net interest income	$168,499	$152,224
Other operating income	67,405	66,049
Net income available to common shareholders	39,509	52,323
Earnings per common share:
Basic	$3.93	$5.24
Diluted	3.90	5.20

Note 3: Investment Securities

The following is a summary of the amortized cost and fair value of securities available for sale.

	Amortized	Gross Unrealized		Fair
(In thousands)	Cost	Gains	Losses	Value
December 31, 2020
U.S. Government agencies	$12,092	$342	$—	$12,434
Residential mortgage-backed securities	181,569	5,644	1	187,212
Commercial mortgage-backed securities	16,793	538	—	17,331
Asset backed securities	13,990	543	86	14,447
Corporate investments	32,750	420	22	33,148
State and political subdivisions	45,025	1,833	57	46,801
Total available for sale	$302,219	$9,320	$166	$311,373

December 31, 2019
U.S. Government agencies	$17,999	$104	$1	$18,102
Residential mortgage-backed securities	175,696	693	510	175,879
Commercial mortgage-backed securities	3,002	8	—	3,010
Corporate investments	4,000	82	—	4,082
Total available for sale	$200,697	$887	$511	$201,073

The following is a summary of the amortized cost and fair value of securities held to maturity.

	Amortized	Gross Unrealized		Fair
(In thousands)	Cost	Gains	Losses	Value
December 31, 2020
States and political subdivisions	$93,766	$670	$—	$94,436
Total held to maturity	$93,766	$670	$—	$94,436

December 31, 2019
U.S. Government agencies	$5,000	$3	$—	$5,003
Residential mortgage-backed securities	1,071	41	—	1,112
States and political subdivisions	171,783	1,339	12	173,110
Total held to maturity	$177,854	$1,383	$12	$179,225

All mortgage-backed securities in the above tables were issued or guaranteed by U.S. government agencies or sponsored agencies.

F-20

Provided below is a summary of investment securities which were in an unrealized loss position and the length of time that individual securities have been in a continuous loss position.

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses
December 31, 2020:
Available for sale:
Residential mortgage-backed securities	$4,471	$1	$—	$—	$4,471	$1
Commercial mortgage-backed securities	305	—	—	—	305	—
Asset backed securities	2,492	86	—	—	2,492	86
States and political subdivisions	3,028	57	—	—	3,028	57
Corporate investments	9,229	22	—	—	9,229	22
	$19,525	$166	$—	$—	$19,525	$166

December 31, 2019:
Available for sale:
U. S. Government agencies	$—	$—	$4,999	$1	$4,999	$1
Residential mortgage-backed securities	92,323	466	2,240	44	94,563	510
	$92,323	$466	$7,239	$45	$99,562	$511
Held to maturity:
States and political subdivisions	$2,656	$8	$2,766	$4	$5,422	$12
	$2,656	$8	$2,766	$4	$5,422	$12

The number of debt securities in an unrealized loss position decreased from 36 at December 31, 2019 to 13 at December 31, 2020. The unrealized losses shown above are due to increases in market rates over the yields available at the time of purchase of the underlying securities and not credit quality. Because the Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than temporarily impaired at December 31, 2020.

The amortized cost and fair value of debt securities, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay certain obligations with, or without, call or prepayment penalties.

F-21

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
(In thousands)	Cost	Value	Cost	Value
December 31, 2020:
One year or less	$4,087	$4,108	$15,891	$15,926
After one through five years	21,150	21,692	50,738	50,926
After five through ten years	74,219	76,192	24,247	24,694
After ten years	202,763	209,381	2,890	2,890
	$302,219	$311,373	$93,766	$94,436
December 31, 2019:
One year or less	$10,000	$9,999	$23,318	$23,375
After one through five years	12,312	12,499	68,804	69,035
After five through ten years	5,833	5,787	67,411	68,091
After ten years	172,552	172,788	18,321	18,724
	$200,697	$201,073	$177,854	$179,225

The following is a summary of the amortized cost and fair value for investment securities which were pledged to secure public deposits and for other purposes required or permitted by law.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
(In thousands)	Cost	Value	Cost	Value
December 31, 2020	$251,913	$260,351	$57,110	$57,770

December 31, 2019	$124,854	$125,103	$123,978	$125,241

Note 4: Loans

The following is a summary of the Company’s loan portfolio by loan class.

(In thousands)	December 31, 2020	December 31, 2019
Secured by real estate:
Residential properties	$738,340	$555,413
Construction and land development	403,496	230,931
Farmland	217,104	162,991
Other commercial	1,224,633	664,145
Total real estate	2,583,573	1,613,480
Commercial and industrial loans	635,714	333,834
Agricultural production and other loans to farmers	85,469	70,145
Consumer and other loans	73,976	61,538

Total loans before allowance for loan losses	$3,378,732	$2,078,997

Loans are stated at the amount of unpaid principal, before allowance for loan losses. Interest on loans is calculated using the simple interest method on daily balances of the principal amount outstanding.

F-22

Loan Origination/Risk Management/Credit Concentration - The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. The Company’s board of directors reviews and approves these policies and procedures on a regular basis. Although the Company has a diversified loan portfolio, the Company has concentrations of credit risks related to the real estate market, including residential, commercial, and construction and land development lending. Most of the Company’s lending activity occurs within Mississippi, Alabama and Louisiana.

The risk characteristics of the Company’s material portfolio segments are as follows:

Residential Real Estate Loans - The residential real estate loan portfolio consists of residential loans for single and multifamily properties. Residential loans are generally secured by owner occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers and can be impacted by economic conditions within their market area. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial Real Estate Loans - Commercial real estate loans include construction and land development loans, loans secured by farmland and other commercial real estate loans.

Construction and land development loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing.

Farm loans are generally made for the purpose of acquiring land devoted to crop production or livestock, the propagation of timber or the operation of a similar type business on the secured property. Sources of repayment for these loans generally include income generated from operations of a business on the property, rental income, or sales of timber. Repayment may be impacted by changes in economic conditions which affect underlying collateral values.

Commercial real estate loans typically involve larger principal amounts and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Management monitors and evaluates commercial real estate loans based on collateral and risk grade criteria.

Commercial and Industrial Loans - The commercial and industrial loan portfolio consists of loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchase or other expansion projects. Commercial loan underwriting standards are designed to promote relationship banking rather than transactional banking and are underwritten based on the borrower’s expected ability to profitably operate its business. The cash flows of borrowers, however, may not be as expected and collateral securing these loans may fluctuate in value. Most commercial loans are secured by assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee. In the case of loans secured by accounts receivable, the availability of funds for repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

F-23

Consumer and other - The consumer and other loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

The following table presents the recorded investment in non-accrual loans, segregated by class.

(In thousands)	December 31, 2020	December 31, 2019
Secured by real estate:
Residential properties	$3,869	$2,419
Construction and land development	1,863	390
Farmland	158	—
Other commercial	7,947	9,034
Total real estate	13,837	11,843
Commercial and industrial loans	12	67
Agricultural production and other loans to farmers	85	62
Consumer and other loans	177	187
Total non-accrual loans	$14,111	$12,159

An age analysis of past due loans (including both accruing and non-accruing loans) segregated by class of loans is as follows:

		Past Due				Past Due 90
	Past Due	90 Days or	Total Past		Total	days or more
(In thousands)	30-89 Days	more	Due	Current	Loans	and Accruing
December 31, 2020
Secured by real estate:
Residential properties	$5,836	$2,016	$7,852	$730,488	$738,340	$1,174
Construction and land development	713	3,086	3,799	399,697	403,496	1,843
Farmland	373	779	1,152	215,952	217,104	618
Other commercial	3,956	3,084	7,040	1,217,593	1,224,633	2,417
Total real estate	10,878	8,965	19,843	2,563,730	2,583,573	6,052
Commercial and industrial loans	2,195	135	2,330	633,384	635,714	135
Agricultural production and other loans to farmers	319	15	334	85,135	85,469	15
Consumer loans	444	278	722	73,254	73,976	101
Total	$13,836	$9,393	$23,229	$3,355,503	$3,378,732	$6,303

F-24

		Past Due				Past Due
	Past Due	90 Days	Total Past		Total	90 days or more
(In thousands)	30-89 Days	or more	Due	Current	Loans	and Accruing
December 31, 2019
Secured by real estate:
Residential properties	$6,262	$2,610	$8,872	$546,541	$555,413	$1,745
Construction and land development	688	—	688	230,243	230,931	—
Farmland	253	149	402	162,589	162,991	149
Other commercial	1,227	724	1,951	662,194	664,145	418
Total real estate	8,430	3,483	11,913	1,601,567	1,613,480	2,312
Commercial and industrial loans	375	255	630	333,204	333,834	235
Agricultural production and other loans to farmers	400	20	420	69,725	70,145	20
Consumer loans	795	51	846	60,692	61,538	51
Total	$10,000	$3,809	$13,809	$2,065,188	$2,078,997	$2,618

Impaired Loans - Impaired loans include nonperforming loans, loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties, and certain other loans identified by management. Certain other loans identified by management consist of performing loans with specific allocations of the allowance for loan loss. Impaired loans or portions thereof, are charged-off when deemed uncollectible.

Impaired loans, segregated by class were as follows:

	December 31, 2020
(In thousands)	Principal Balance	Recorded Balance (1)	Related Allowance
Impaired loans with no related allowance:
Secured by real estate:
Residential properties	$8,474	$5,795	$—
Construction and land development	5,530	3,462	—
Farmland	11,024	10,584	—
Other commercial	8,439	5,149	—
Total real estate	33,467	24,990	—
Commercial and industrial	10,386	9,962	—
Agricultural production and other loans to farmers	156	97	—
Consumer and other loans	216	177	—

Total	44,225	35,226	—

Impaired loans with related allowance:
Secured by real estate:
Residential properties	1,073	1,073	9
Construction and land development	—	—	—
Farmland	—	—	—
Other commercial	6,072	6,039	2,028
Total real estate	7,145	7,112	2,037
Commercial and industrial	4,430	4,430	2,158

Total	11,575	11,542	4,195

Total impaired loans	$55,800	$46,768	$4,195

F-25

	December 31, 2019
(In thousands)	Principal Balance	Recorded Balance (1)	Related Allowance
Impaired loans with no related allowance:
Secured by real estate:
Residential properties	$4,789	$3,789	$—
Construction and land development	3,919	2,009	—
Farmland	10,993	10,937	—
Other commercial	3,893	2,400	—
Total real estate	23,594	19,135	—
Commercial and industrial	384	67	—
Agricultural production and other loans to farmers	75	62	—
Consumer loans	211	187	—

Total	24,264	19,451	—

Impaired loans with related allowance:
Secured by real estate:
Residential properties	1,127	1,127	11
Other commercial	10,114	10,076	3,325
Total real estate	11,241	11,203	3,336
Commercial and industrial	427	427	34

Total	11,668	11,630	3,370

Total impaired loans	$35,932	$31,081	$3,370

(1) Recorded balance represents the book value - the contractual principal obligation due from the customer less charge-offs and payments applied.

The average recorded investment and interest recognized for impaired loans for the years ended December 31, 2020 and 2019 are presented below.

	Year Ended December 31,
	2020		2019		2018
(In thousands)	Average Investment	Interest Recognized	Average Investment	Interest Recognized	Average Investment	Interest Recognized
Secured by real estate:
Residential properties	$6,014	$152	$5,013	$151	$4,503	$200
Construction and land development	4,384	127	2,135	175	8,838	234
Farmland	10,515	510	2,831	12	533	—
Other commercial	11,679	249	12,182	108	7,931	289
Total real estate	32,592	1,038	22,161	446	21,805	723
Commercial and industrial	2,136	81	624	30	1,087	28
Agricultural production and other loans to farmers	82		74	—	17	—
Consumer loans	181		93	—	—	—
Total	$34,991	$1,119	$22,952	$476	$22,909	$751

F-26

The following table illustrates the impact of modifications classified as TDRs for the periods presented:

(Dollars in thousands)	Number of Loans	Balance Prior to TDR	Balance at Year End
December 31, 2020
Secured by real estate:
Residential properties	1	$200	$183
Construction and land development	1	$95	$—

Total	2	$295	$183

December 31, 2019
Secured by real estate:
Other commercial	2	$7,493	$7,454
Total real estate	2	7,493	7,454
Consumer and other loans	1	188	187

Total	3	$7,681	$7,641

December 31, 2018
Secured by real estate:
Other commercial	1	308	125

Total	1	$308	$125

Although there were additional modifications of terms on some loans, the prevailing modifications during the reported periods were related to converting the loans to interest only for a period of time, reductions in the interest rates, and/or extensions of payment dates or maturity dates. Because the majority of these loans were classified as impaired loans before restructuring, the modifications did not materially impact the Company’s determination of the allowance for loan losses. The Company did not forgive any principal on the above loans. The allowance for loan losses attributable to restructured loans was $2.0 million and $3.3 million at December 31, 2020 and 2019, respectively.

The Company defines a payment default as a payment received more than 90 days after its due date.

Note 5: Allowance for Loan Losses

As management evaluates the allowance for loan losses, it is categorized as follows: (1) specific allocations; (2) allocations for classified assets with no specific allowance, based on historical loan experience for similar loans with similar characteristics, adjusted as necessary, to reflect the impact of current conditions; and (3) general allocations for each major loan category for loans not deemed impaired or classified, segmented by loan class based on historical loss experience and other risk factors. In assessing general economic conditions, management monitors several factors, including, regional and national economic conditions, real estate market conditions and recently enacted regulations with potential economic effects.

F-27

Credit Quality Indicators - The Company utilizes a risk grading matrix to assign a grade to each of its commercial and real estate loans. Loans are rated on a scale of 1 to 10. A description of the general characteristics of the 10 risk ratings is as follows:

•	Risk Grades 1, 2, 3, 4 and 5 - These grades include loans to borrowers of solid credit quality with no higher than normal risk of loss. Borrowers in these categories have satisfactory financial strength and adequate cash flow coverage to service debt requirements. Collateral type and quality, as well as protection, are adequate. The borrower’s management is strong and capable, financial information is timely and accurate, and guarantor support is strong.

•	Risk Grade 6 - Pass and Watch - Loans in this category are currently protected, but risks are emerging that warrant more than normal attention and have above average risk of loss. These factors require a higher level of monitoring and may include emerging balance sheet weaknesses, strained liquidity, increased leverage ratio, and weakening management. Collateral support is less marketable or limited use and, although the protection is sufficient, the loan-to-value ratio may not meet policy guidelines. Guarantors may have a limited ability and willingness to provide intermediate support. Also, considerations surrounding industry deterioration, increased competition and minor policy exceptions concerning structure or amortization may affect the rating of these loans.

•	Risk Grade 7 - Special Mention - The Company’s special mention rating is intended to closely align with the regulatory definition. A special mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these weaknesses may result in deterioration of repayment prospects. These weaknesses may include deteriorating balance sheets, strained liquidity and elevated leverage ratios. Cash flow and profitability are marginally sufficient to service debt and collateral is exhibiting signs of decline in value; however, protection is currently sufficient. Limited management experience or weaknesses have emerged requiring more than normal supervision and uncertainties regarding the quality of the financials are not explained. Guarantor has very limited ability and willingness to provide short- term support. Moderate policy exceptions concerning structure or amortization may be considered in order to provide relief to the borrower. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

•	Risk Grade 8 - Substandard - A loan in this category is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged. Assets so classified have a well-defined weakness that jeopardizes the liquidation of the debt. Factors affecting these loans may include balance sheet deterioration that has resulted in illiquid, highly leveraged or deficit net worth, cash flow that is not able to service debts as structured, collateral protection may be inadequate, guarantor support may be virtually non-existent, and management is poor. Loans may require a major policy exception concerning structure or amortization. They are characterized by the distinct possibility that the Company will incur some loss if the deficiencies are not corrected.

•	Risk Grade 9 - Doubtful - Loans classified doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

•	Risk Grade 10 - Loss - Loans are considered uncollectible and of such little value that continuing to carry them as an active asset is not warranted. It does not mean that there will be no recovery, but, rather, it is not practical or desirable to defer writing off these assets even though a partial recovery may be possible in the future.

F-28

Classified loans for the Company include loans in Risk Grades 8, 9 and 10. Loans may be classified but not considered impaired, due to one of the following reasons: (i) the loan falls below the established minimum dollar thresholds for loan impairment testing or (ii) the loan was tested for impairment, but not deemed to be impaired.

The following table summarizes the credit quality of the Company’s loan portfolio by loan class for the period indicated:

(In thousands)	Risk	Risk	Risk	Risk
December 31, 2020	Grades 1-6	Grade 7	Grade 8	Grade 9	Total
Secured by real estate:
Residential properties	$721,024	$—	$17,316	$—	$738,340
Construction and land development	401,347	—	2,149	—	403,496
Farmland	205,211	—	11,893	—	217,104
Other commercial	1,209,365	—	15,041	227	1,224,633
Total real estate	2,536,947	—	46,399	227	2,583,573
Commercial and industrial	619,086	51	16,526	51	635,714
Agricultural production and other loans to farmers	85,197	91	181	—	85,469
Consumer and other loans	73,560	—	416	—	73,976
Total	$3,314,790	$142	$63,522	$278	$3,378,732

(In thousands)	Risk	Risk	Risk	Risk
December 31, 2019	Grades 1-6	Grade 7	Grade 8	Grade 9	Total
Secured by real estate:
Residential properties	$540,933	$177	$14,303	$—	$555,413
Construction and land development	229,933	388	610	—	230,931
Farmland	151,354	—	11,637	—	162,991
Other commercial	645,891	—	18,254	—	664,145
Total real estate	1,568,111	565	44,804	—	1,613,480
Commercial and industrial	331,693	—	2,060	81	333,834
Agricultural production and other loans to farmers	69,854	—	291	—	70,145
Consumer and other loans	61,220	—	318	—	61,538
Total	$2,030,878	$565	$47,473	$81	$2,078,997

F-29

Transactions in the allowance for loan losses and balances in the loan portfolio by loan segment are as follows:

(In thousands)	Commercial and Industrial	Commercial Real Estate	Residential	Consumer and other	Unallocated	Total
December 31, 2020
Allowance for loan losses:
Balance, beginning of year	$2,773	$10,766	$5,568	$1,135	$1,258	$21,500
Provision for loan losses	3,951	11,380	2,369	648	(1,258)	17,090
Recoveries on loans	212	492	353	3,324	—	4,381
Loans charged off	(599)	(2,475)	(390)	(3,507)	—	(6,971)

Balance, end of year	$6,337	$20,163	$7,900	$1,600	$—	$36,000

Allowance Balances:
Individually evaluated for impairment	$2,158	$2,028	$9	$—	$—	$4,195
Collectively evaluated for impairment	4,179	18,135	7,891	1,600	—	31,805

Ending balance	$6,337	$20,163	$7,900	$1,600	$—	$36,000

Loan Balances:
Individually evaluated for impairment	$14,392	$25,234	$6,868	$274	$—	$46,768
Collectively evaluated for impairment	621,322	1,819,999	731,472	159,171	—	3,331,964

Ending balance	$635,714	$1,845,233	$738,340	$159,445	$—	$3,378,732

(In thousands)	Commercial and Industrial	Commercial Real Estate	Residential	Consumer and other	Unallocated	Total
December 31, 2019:
Allowance for loan losses:
Balance, beginning of year	$3,203	$12,920	$5,358	$1,134	$1,885	$24,500
Provision for loan losses	(386)	(1,758)	1,064	2,293	(627)	586
Recoveries on loans	428	633	529	3,236	—	4,826
Loans charged off	(472)	(1,029)	(1,383)	(5,528)	—	(8,412)

Balance, end of year	$2,773	$10,766	$5,568	$1,135	$1,258	$21,500

Allowance Balances:
Individually evaluated for impairment	$34	$3,325	$11	$—	$—	$3,370
Collectively evaluated for impairment	2,739	7,441	5,557	1,135	1,258	18,130

Ending balance	$2,773	$10,766	$5,568	$1,135	$1,258	$21,500

Loan Balances:
Individually evaluated for impairment	$494	$25,422	$4,916	$249	$—	$31,081
Collectively evaluated for impairment	333,340	1,032,645	550,497	131,434	—	2,047,916

Ending balance	$333,834	$1,058,067	$555,413	$131,683	$—	$2,078,997

F-30

(In thousands)	Commercial and Industrial	Commercial Real Estate	Residential	Consumer and other	Unallocated	Total
December 31, 2018:
Allowance for loan losses:
Balance, beginning of year	$2,856	$7,700	$6,000	$782	$1,662	$19,000
Provision for loan losses	1,577	9,866	411	3,150	223	15,227
Recoveries on loans	264	511	268	2,818	—	3,861
Loans charged off	(1,494)	(5,157)	(1,321)	(5,616)	—	(13,588)

Balance, end of year	$3,203	$12,920	$5,358	$1,134	$1,885	$24,500

Note 6: Premises and Equipment

The following is a summary of premises and equipment.

(In thousands)	December 31, 2020	December 31, 2019
Land	$27,023	$20,208
Bank premises	72,561	54,895
Leasehold improvements	13,572	13,092
Data processing equipment	34,708	33,915
Furniture and other equipment	44,103	40,491
	191,967	162,601
Less accumulated depreciation and amortization	(89,000)	(87,529)
	$102,967	$75,072

Depreciation and amortization expense for premises and equipment totaled $6.4 million in 2020, $5.1 million in 2019, and $4.9 million in 2018.

Note 7: Other Assets

The following is a summary of other assets.

(In thousands)	December 31, 2020	December 31, 2019
Amortized intangible assets	$5,823	$366
Other real estate owned	6,754	4,851
Cash value of life insurance	91,284	61,220
Federal Home Loan Bank stock	2,557	2,585
Deferred income tax	2,516	409
Investment in statutory trusts	1,703	1,238
Other	26,603	14,516
	$137,240	$85,185

F-31

As a condition to borrowing funds from the FHLB, the Bank is required to purchase stock in the FHLB. No ready market exists for the stock, and it has no quoted fair value. The investment in FHLB stock can only be redeemed by the FHLB at face value.

Intangible assets with a determinable useful life are amortized to other operating expense over their respective useful lives. Core deposit intangibles and acquired customer relationships are amortized over 15 years and non-competition intangibles are amortized over 3 years.

The following is a summary of amortized intangible assets:

(In thousands)	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
December 31, 2020
Core deposit intangibles	$6,901	$1,375	$5,526
Acquired customer relationships	1,415	1,118	297
Non-compete agreements	90	90	—
	$8,406	$2,583	$5,823

(In thousands)	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
December 31, 2019
Core deposit intangibles	$855	$855	$—
Acquired customer relationships	1,415	1,049	366
Non-compete agreements	90	90	—
	$2,360	$1,994	$366

Amortization expense of intangible assets having determinable useful lives amounted to $559,000, $93,000, and $93,000 for the years ended December 31, 2020, 2019, and 2018, respectively. The future amortization schedule for the Company’s intangible assets is as follows:

(In thousands)
2021	$723
2022	709
2023	692
2024	673
2025	650
After 2025	2,376
$5,823

Note 8: Leases

The Company adopted FASB ASU No. 2016-02 - Leases (Topic 842) as of January 1, 2019, and recognized a $5.2 million cumulative effect adjustment debit, net of tax, to retained earnings. The Company elected the package of practical expedients, which among other things, does not require reassessment of lease classification.

The Company determines at inception if a contract is or contains a lease. Operating lease assets are included in operating lease right-of-use assets, and operating lease liabilities are included in operating lease liabilities in the Company’s consolidated balance sheets. The Company has made an accounting policy election not to

F-32

recognize short-term lease assets and liabilities (less than a 12-month term) or immaterial equipment leases in its consolidated balance sheets. The Company recognizes the lease expense for these leases on a straight-line basis over the life of the lease. The Company has no finance leases.

Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU lease assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. The Company’s leases do not include an implicit rate, so the Company uses an estimated incremental borrowing rate which is derived from information available at the lease commencement date when determining the present value of lease payments.

The Company’s lease agreements do not contain any residual value guarantees. Most of the Company’s operating long-term leases are real estate leases. The Company leases real estate and equipment under non-cancelable operating leases that expire at various dates through 2068. These leases generally contain renewal options for periods ranging from one to twenty-five years. Because the Company is not reasonably certain to exercise these renewal options, the optional periods are not included in determining the lease term, and associated payments under these renewal options are excluded from lease payments. The Company’s office space leases require it to make variable payments for the Company’s share of property taxes, insurance and common area costs. These variable costs are not included in the lease payments used to determine lease liability and are recognized as variable costs when incurred. Sublease income is recognized as other income when received.

	Year Ended December 31,
	2020	2019
Lease weighted averages:
Weighted average remaining lease term (years) - operating leases	11.99	16.27
Weighted average discount rate - operating leases	5.00%	5.00%

	Year Ended December 31,
(In thousands)	2020	2019
Lease expense:
Operating lease expense	$5,112	$5,122
Variable lease expense	508	419
Short-term lease expense	165	65
Sublease income	(8)	(35)
Total lease expense	$5,777	$5,571

Maturities of operating lease liabilities were as follows:

(In thousands)	December 31, 2020
Year 1	$4,626
Year 2	4,464
Year 3	4,362
Year 4	4,218
Year 5	4,295
Thereafter	29,777
Total lease payments	51,742
Less: Imputed interest	(14,615)
Total lease obligation	$37,127

F-33

Supplemental cash flow related to leases was:

	Year Ended December 31,
(In thousands)	2020	2019
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash flow from operating leases	$4,683	$4,950
ROU assets obtained in exchange for lease obligations:
Operating leases	$214	$43,070
Reduction to ROU assets resulting from reductions to lease obligations:
Operating leases	$3,028	$3,876

During the year ended December 31, 2020, the Company recognized $3.8 million of gains from lease sales transactions.

The Company has entered into three leases that have not yet commenced, but create significant rights and obligations including constructing leasehold improvements. The total of future payments on these leases is $3.3 million.

Note 9: Other Real Estate Owned

Other real estate owned activity was as follows:

(In thousands)	December 31, 2020	December 31, 2019
Beginning balance	$4,851	$11,916
Additions	9,491	3,366
Proceeds from sales	(7,687)	(10,667)
Write-downs	(301)	(75)
Net gain (loss) on sales	400	311
Balance at end of period	$6,754	$4,851

Note 10: Deposits

The following is a summary of the Company’s deposits.

(In thousands)	December 31, 2020	December 31, 2019
Noninterest-bearing	$1,230,868	$637,377
Interest bearing:
Money market, NOW and savings accounts	2,227,979	1,569,970
Certificates of deposit of $250,000 or more	192,188	110,291
Other certificates of deposit	501,775	274,427
Total interest bearing	2,921,942	1,954,688
Total deposits	$4,152,810	$2,592,065

F-34

Scheduled maturities of certificates of deposits are as follows:

(In thousands)	December 31, 2020
2021	$493,332
2022	106,874
2023	50,012
2024	29,505
2025	14,220
After 2025	20
$693,963

Note 11: Short-term Borrowings

The following is a summary of the Company’s short-term borrowings.

	Balances Outstanding			Weighted Average Rate
	Maximum	Average	At	During	At
(In thousands)	Month End	Daily	Period End	Period	Period End
December 31, 2020:
Federal funds purchased	$—	$150	$—	1.07%	—%
Securities sold under agreements to repurchase	—	—	—	—%	—%

	$—	$150	$—

December 31, 2019:
Federal funds purchased	$—	$—	$—	—%	—%
Securities sold under agreements to repurchase	—	—	—	—%	—%

	$—	$—	$—

Federal funds purchased represent primarily overnight borrowings through relationships with correspondent banks. Securities sold under agreements to repurchase are considered overnight borrowings and are secured by U. S. Government agency securities. As of December 31, 2020, the Company had unsecured federal funds lines with available commitments totaling $228.0 million.

F-35

Note 12: Advances from Federal Home Loan Bank and Other Borrowings

The Bank has advances from the FHLB which are collateralized by a blanket lien on first mortgage and other qualifying loans. The following is a summary of these advances.

(Dollars in thousands)	December 31, 2020	December 31, 2019
Balance:
Single payment advances	$20,000	$20,000
Amortizing advances	646	1,027

	$20,646	$21,027

Range of interest rates:
Single payment advances	1.42% - 1.53%	1.42% - 1.53%
Amortizing advances	2.06% - 2.94%	1.10% - 2.94%

Range of maturities:
Single payment advances	2027	2027
Amortizing advances	2021 - 2028	2020 - 2028

The Bank may not prepay single payment advances without paying a prepayment penalty. These advances are subject to quarterly calls until maturity by the FHLB. The Company had $1.41 billion as of December 31, 2020 and $711.6 million as of December 31, 2019 available in additional short and long-term borrowing capacity from the FHLB of Dallas.

At December 31, 2020 and 2019, the Company had the ability to draw additional borrowings of $211.4 million and $206.8 million, respectively, from the Federal Reserve Bank of St Louis. The ability to draw borrowings is based on loan collateral pledged with principal balances of $253.7 million and $248.8 million as of December 31, 2020 and 2019, respectively, subject to the approval from the Board of Governors of the Federal Reserve System.

In October 2016, the Company entered into a five-year loan agreement with a correspondent bank under which the Company borrowed $35.0 million in connection with the redemption of its preferred stock. The Company pledged 100% of its shares of BankPlus stock as collateral for the loan. The loan requires quarterly principal reductions of $875,000 and quarterly interest payments, at a 3.75% annual rate, beginning December 31, 2018. The balance outstanding on this loan was $13.1 million and $16.6 million as of December 31, 2020 and 2019, respectively.

Required principal payments on FHLB advances and other borrowings are as follows.

(In thousands)	December 31, 2020	December 31, 2019
2021	$13,171	$3,647
2022	395	13,307
2023	110	433
2024	—	157
2025	—	—
Thereafter	20,095	20,108
	$33,771	$37,652

F-36

Note 13: Subordinated Debentures and Trust Preferred Securities

On June 4, 2020, the Company entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with certain qualified institutional buyers and institutional accredited investors pursuant to which the Company issued and sold $60.0 million in aggregate principal amount of its 6.000% Fixed-to-Floating Rate Subordinated Notes due June 15, 2030 (the “Notes”). The Company incurred issuance costs of $1.4 million in conjunction with the issuance of the Notes. These issuance costs are netted with the balance of the Notes on the Company’s consolidated balance sheet and will be amortized over the life of the Notes. The Notes will initially bear interest at a rate of 6.000% per annum from and including June 4, 2020, to but excluding June 15, 2025 or the early redemption date, with interest during this period payable semiannually in arrears. From and including June 15, 2025, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to Three-Month Term Secured Overnight Financing Rate plus 586 basis points, with interest during this period payable quarterly in arrears. The Company intends to use the proceeds of the private placement for general corporate purposes, including improving the Company’s liquidity and capital position.

The Notes are not redeemable by the Company, in whole or in part, prior to the fifth anniversary of the original date of issue, except that the Notes may be redeemed at any time in whole but not in part in the event of a Tier 2 Capital Event, a Tax Event, or an Investment Company Event, each as defined and described in the Notes. On or after the fifth anniversary of the original date of issue, the Notes shall be redeemable on any interest payment date at the option of the Company, in whole or in part in integral multiples of $1,000, at an amount equal to 100% of the outstanding principal amount redeemed plus accrued but unpaid interest thereon. Any partial redemption will be made on a pro rata basis as to the holders of the Notes. Any redemption of the Notes is subject to any applicable regulatory requirements and approvals.

The Company also owns the outstanding common stock of business trusts that have issued preferred capital securities to third parties. These preferred capital securities have qualified as Tier I capital for the Company, subject to regulatory rules and limits. These trusts used the proceeds from the issuance of the common stock and the preferred capital securities to purchase debentures issued by the Company. These debentures are these trusts’ only assets, and quarterly interest payments on these debentures are the sole source of cash for these trusts to pay quarterly distributions on the common stock and preferred capital securities. The Company has fully and unconditionally guaranteed the trusts’ obligations with respect to the preferred capital securities.

The Company has the right to defer the payment of interest on the subordinated debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the subordinated debentures are deferred, the distributions on the trust preferred securities are also deferred. Interest on the subordinated debentures and distributions on the trust preferred securities are cumulative.

The following is a summary of debentures payable to statutory trusts.

(Dollars in thousands)	Year of Maturity	Interest Rate	December 31, 2020	December 31, 2019
First Bancshares of Baton Rouge Statutory Trust I	2034	3 month LIBOR, plus 2.50%	$4,124	$—
State Capital Statutory Trust IV	2035	3 month LIBOR, plus 1.99%	5,155	—
BancPlus Statutory Trust II	2036	3 month LIBOR, plus 1.50%	20,619	20,619
BancPlus Statutory Trust III	2037	3 month LIBOR, plus 1.35%	20,619	20,619
State Capital Master Trust	2037	3 month LIBOR, plus 1.46%	6,186	—
			$56,703	$41,238

F-37

The subordinated debentures payable to statutory trusts vary from the amount carried on the consolidated balance sheet at December 31, 2020 due to the remaining purchase discount of $4.2 million, which was established upon the Merger with SCC and is being amortized over the life of the debentures.

Interest rates adjust quarterly for the debentures whose rates are indexed with LIBOR. We are currently monitoring the actions of LIBOR’s regulator and the implementation of alternative reference rates in advance of the expected discontinuation of LIBOR after 2021 to determine any potential impact on the subordinated debentures.

The Company has the right to redeem the debentures prior to maturity. Upon redemption of the subordinated debentures payable to a statutory trust, the trust will also liquidate its common stock and preferred capital securities.

Note 14: Shareholders’ Equity

In March 2019, the Company’s board of directors amended its Articles of Incorporation to reclassify the existing Class A Voting Common Stock and Class B Nonvoting Common Stock into a single class of $1.00 Par Value per Share Common Stock. This reclassification had no effect on share count or total shareholders’ equity.

Additionally, in March 2019, the Company’s board of directors authorized 10,000,000 shares of preferred stock with no par value, which may be issued from time to time and in one or more classes or series upon authorization of the board of directors. At December 31, 2020, there were zero shares of preferred stock issued and outstanding.

Note 15: Other Operating Income and Other Operating Expenses

Significant components of other operating income are summarized as follows.

	Year Ended December 31,
(In thousands)	2020	2019	2018
Income from fiduciary activities	$4,500	$4,709	$4,883
ATM income	5,389	4,548	4,396
Brokerage and insurance fees and commissions	3,766	3,516	3,862
Other real estate income and gains	761	1,028	370
Life insurance income	2,386	1,628	1,648
Community Development Financial Institutions grants	823	960	1,317
Other	8,804	2,417	2,580
	$26,429	$18,806	$19,056

Significant components of other operating expenses are summarized as follows

	Year Ended December 31,
(In thousands)	2020	2019	2018
Advertising and marketing	$3,968	$3,536	$3,617
Other real estate expenses and losses	889	1,250	23,373
FDIC and State insurance assessments	2,085	851	1,147
Professional fees	6,272	3,200	2,140
Acquisition expense	—	—	—
Security expense	831	1,045	1,110
Supplies	1,023	805	888
Other	12,263	11,187	9,458
	$27,331	$21,874	$41,733

F-38

Note 16: Employee Benefits

The Company has an Employee Stock Ownership Plan (“ESOP”) that covers all employees of the Bank who are 21 years of age and work in a position requiring at least one thousand hours of service annually. The plan also has 401(k) provisions that allow for employee tax deferred contributions. Participants may make contributions to the ESOP in accordance with applicable regulations and the ESOP’s provisions. The Company makes a 3% “safe harbor” matching contribution, plus an additional matching contribution equal to 50% of the next 2% of an employee’s salary deferral contributions in excess of 3%. Additional contributions are made to the ESOP at the discretion of the board of directors. Total contribution expenses related to the ESOP were $3.2 million in 2020, $2.6 million in 2019, and $2.5 million in 2018.

The ESOP owned 1,499,459 and 1,434,625 shares of the Company’s common stock at December 31, 2020 and 2019, respectively. The ESOP entered into loans, collateralized by ESOP shares, with the Company in connection with the repurchase of shares of company stock that were sold by participants in accordance with diversification provisions of the ESOP. A total of 176,786 shares were repurchased through 2011, 77,000 shares were repurchased under this program in 2012, and 27,594 shares were repurchased in 2019. These unallocated shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares that are used to repay the loan are treated as compensation expense.

The following table presents information related to the Company’s ESOP-owned shares.

(Dollars in thousands)	December 31, 2020	December 31, 2019
Allocated shares	1,449,335	1,355,699
Unearned shares	50,124	78,926
Total ESOP shares	1,499,459	1,434,625

Fair value of unearned shares	$2,569	$4,617

Distributions of the ESOP may be either in cash or Company common stock. The allocated shares are subject to a put option, whereby the Comp any will provide a market for a specified period of time for shares distributed to participants. The put price is the appraised value of the stock. The fair value of shares of common stock held by the ESOP are deducted from permanent shareholders’ equity in the consolidated balance sheets and reflected in a line item below liabilities and above shareholders’ equity. This presentation is necessary in order to recognize the put option within the ESOP-owned shares, consistent with SEC guidelines, that is present as long as the Company is not publicly traded. The Company uses a valuation by an external third-party to determine the maximum possible cash obligation related to these securities. Increases or decreases in the value of the cash obligation are included in a separate line item in the consolidated statements of changes of shareholders’ equity. The fair value of shares held by the ESOP at December 31, 2020 was $74.3 million, based on the Company’s previously disclosed appraised value of $51.25 per share of common stock. The fair value of shares held by the ESOP at December 31, 2019 was $79.3 million, based on the Company’s previously disclosed appraised value of $58.50 per share of common stock. As previously disclosed, these appraised values were determined solely for purposes of the ESOP’s administration and are therefore subject to certain limitations, qualifications and assumptions and may not reflect the fair value of the Company’s common stock and should not be relied on for any reason. In particular, the COVID-19 pandemic has had a significant impact on the trading markets for equity securities, including the value of equity securities of banking institutions. Neither the Company nor the ESOP has any obligation to seek an adjusted valuation, to use these appraised values for any other purpose or, if the Company or the ESOP obtains a new appraised value, to disclose such new appraised value.

F-39

State Bank Employee Stock Ownership Plan

In connection with the Company’s Merger with SCC, the State Bank & Trust Company Employee Stock Ownership Plan (“State Bank ESOP”) was amended on March 17, 2020, to be terminated effective March 31, 2020. As of March 31, 2020, all State Bank ESOP participants were fully vested in their respective account balances, no additional contributions were permitted by either the Company or the State Bank ESOP participants, and no additional participants were permitted to enter the State Bank ESOP. All shares of SCC common stock held in the State Bank ESOP were allocated to participants. The Company has no contribution obligations or compensation expense with respect to the State Bank ESOP. The Company received approval for termination from the Internal Revenue Service (“IRS”) and plans to distribute all assets held by the State Bank ESOP in accordance with its terms as soon as reasonably possible.

In connection with the Merger, all shares of SCC common stock held in the State Bank ESOP were converted into shares of the Company’s common stock using the exchange ratio provided for in the Merger Agreement. Distributions from the State Bank ESOP may be either in cash or Company common stock. The shares of Company common stock distributed by the State Bank ESOP are subject to a put option so long as the Company is not publicly traded and the valuation obtained for purposes of the ESOP is used to determine the put option price under the State Bank ESOP. As of December 31, 2020, the State Bank ESOP held 52,204 shares of Company common stock.

State Bank Defined Contribution Plan

On March 31, 2020, the State Bank & Trust Company 401(k) Plan (“State Bank 401(k)”) was amended to be terminated effective as of the same date in connection with the Merger. As of March 31, 2020, all State Bank 401(k) participants were fully vested in their respective account balances, no additional contributions were permitted by either the Company or the State Bank 401(k) participants, and no additional participants were permitted to enter into the State Bank 401(k). The Company has no contribution obligations or compensation expense with respect to the State Bank 401(k). The Company has filed a determination letter application with the IRS to seek approval of the termination. Upon receipt of a favorable determination letter from the IRS, the Company will distribute all assets held by the State Bank 401(k) in accordance with its terms.

State Bank Defined Benefit Pension Plan

As a result of the Merger, the Company assumed the Mississippi Southern Bank Pension Plan (“State Bank Pension Plan”), a defined benefit pension plan which was closed to new participants and benefits were frozen effective as of December 31, 2002. While no additional benefits accrue, the Company’s cumulative obligation is subject to adjustment due to changes in actuarial assumptions such as expected mortality and changes in interest rates. Net periodic pension costs for the annual period ended December 31, 2020 were not material to the Company’s consolidated statements of income. The Company plans to file a determination letter with the IRS to seek approval of termination. Upon receipt of a favorable determination letter from the IRS, the Company will distribute all assets held by the State Bank Pension Plan in accordance with its terms.

F-40

BancPlus Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Share Data)

Note 17: Income Taxes

Significant components of income tax expense (benefit) are as follows.

	Year Ended December 31,
(In thousands)	2020	2019	2018
Current:
Federal	$7,365	$3,095	$5,050
State	1,896	768	1,196
	9,261	3,863	6,246
Deferred:
Federal	45	4,152	(4,773)
State	(96)	978	(1,284)
	(51)	5,130	(6,057)
	$9,210	$8,993	$189

The differences between actual income tax expense and the expected amount computed using the applicable Federal rate are summarized as follows.

	Year Ended December 31,
(In thousands)	2020	2019	2018
Amount computed on earnings before income taxes	$10,150	$9,532	$2,562
Tax effect of:
Income from tax-exempt investments, net of disallowed interest deduction	(486)	(701)	(789)
Bargain purchase gain	(226)	—	(70)
State income taxes, net of Federal tax benefit	1,422	1,380	—
Life insurance income	(445)	(341)	(345)
Qualified School Construction Bond credits	(854)	(854)	(854)
Low Income Housing Tax credits	(221)	(221)	(221)
Non-deductible expense	384	337	73
Sale of foreclosed right-of-use asset	(809)	—	—
Other, net	295	(139)	(167)
	$9,210	$8,993	$189

F-41

The components of net deferred tax assets (liabilities) are presented in the table below. With limited exception, the Company is no longer subject to income tax examinations by tax authorities for years before 2017.

(In thousands)	December 31, 2020	December 31, 2019
Deferred tax assets:
Allowance for loan losses	$9,157	$5,481
Other real estate	1,243	1,488
Investment securities	409	—
Amortization of intangibles	—	187
Restricted stock	202	131
Loan yield and credit mark on loans	2,691	—
Deposit yield mark	1,211	—
Accrued expenses	715	443
Other	35	—
Total deferred tax assets	15,663	7,730

Deferred tax liabilities:
Depreciation of premises and equipment	(7,067)	(5,918)
Federal Home Loan Bank stock dividends	(85)	(85)
Investment securities	—	(56)
Partnership income	(371)	(70)
Prepaid expenses	(1,059)	(1,079)
Amortization of intangibles	(1,219)	—
Subordinated debt yield mark	(1,067)	—
Unrealized gain on securities available for sale	(2,279)	(94)
Other	—	(19)
Total deferred tax liabilities	(13,147)	(7,321)

Net deferred tax assets	$2,516	$409

The net deferred tax assets of $2.5 million and $409,000 at December 31, 2020 and 2019, respectively, are included in other assets on the consolidated balance sheets.

Note 18: Commitments and Contingencies

Litigation

On March 20, 2019, a complaint (the “Complaint”), Mills v. BankPlus, et al., Case #3:19-cv-00196-CWR-FKB, was filed in the United States District Court for the Southern District of Mississippi, Northern Division, by Alysson Mills, in her capacity as Court-appointed Receiver for Arthur Lamar Adams (“Adams”) and Madison Timber Properties, LLC (“Madison Timber”), naming BankPlus, three former BankPlus employees, one current BankPlus employee and other defendants, including defendants affiliated and unaffiliated with BankPlus (“Defendants”). The Complaint seeks to recover damages from the Defendants for the benefit of the receivership estate related to certain investors who were allegedly defrauded by Adams and Madison Timber, whose actions were allegedly attributable to the actions of the Defendants that allegedly enabled negligent, illegal or fraudulent activities engaged in by Adams and Madison Timber. A brief description of the cause of action on the cover sheet filed with the Complaint includes securities, civil conspiracy, aiding and abetting, negligence, and other possible causes of action. The amount of damages (including punitive damages) requested against the Defendants in the Complaint is unspecified. As of February 15, 2021, the plaintiff, Mills, has filed an Amended Complaint. Answers and/or Motions to Dismiss the Amended complaint have been filed by the defendants. Discovery is currently stayed in the case pending resolution of the Motions to Dismiss; however, the parties to that appeal recently reached a settlement of all claims announced December 30, 2020 and the court held a hearing on their motion to approve the settlement on February 23, 2021 in which it indicated that it will lift the stay if it approves the settlement.

F-42

In addition to the above, the Company, including subsidiaries, is party to various legal proceedings arising in the ordinary course of business. We do not believe that loss contingencies, if any, arising from pending litigation and regulatory matters will have a material adverse effect on our consolidated financial position or liquidity.

Credit Related Financial Instruments

The Bank makes commitments to extend credit and issue standby and commercial letters of credit in the normal course of business in order to fulfill the financing needs of its customers. These instruments involve, to varying degree, elements of credit and interest rate risk.

Commitments to extend credit are agreements to lend money to customers pursuant to certain specified conditions and generally have fixed expiration dates or other termination clauses. Because many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. When making these commitments, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the assessed credit worthiness of the borrower.

Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. When issuing letters of credit, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank’s assessment of a customer’s credit worthiness.

The Bank’s maximum credit exposure in the event of non-performance for loan commitments and standby and commercial letters of credit is represented by the contract amount of the instruments. The following is a summary of these instruments.

	December 31, 2020	December 31, 2019
Loan commitments to extend credit	$974,069	$476,936
Standby letters of credit	7,139	4,853

The Bank makes commitments to originate mortgage loans that will be held for sale. The total commitments to originate mortgages to be held for sale were $81.5 million and $17.5 million at December 31, 2020 and 2019, respectively. These commitments are accounted for as derivatives and marked to fair value through income. The Bank also engages in forward sales contracts with mortgage investors to purchase mortgages held for sale. These forward sales agreements that have a determined price and expiration date are accounted for as derivatives and marked to fair value through income. The Bank had $122.5 million and $39.1 million in locked forward sales agreements in place at December 31, 2020 and 2019, respectively. At December 31, 2020 and 2019, derivatives with a positive fair value of $191,000 and $40,000, respectively, were included in other assets and derivatives with a negative fair value of $371,000 and $73,000, respectively, were included in other liabilities.

Note 19: Regulatory Matters

The Company (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements triggers certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

F-43

The U.S. capital rules, which in substance adopted the international Basel III Capital Rules and accordingly are referred to as the Basel III rules, became effective for both the Company and Bank on January 1, 2015, and were fully phased in as of January 1, 2019. The Basel III rules require banking institutions to comply with three minimum risk-based capital ratios for common equity Tier 1 (“CET1”) capital, Tier 1 capital, and total capital, as well as a minimum leverage ratio based on Tier 1 capital.

Under the Basel III rules, the Company must maintain a capital conservation buffer of CET1 capital above the minimum risk-based capital ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress and effectively increases the minimum required risk-weighted capital ratios. If, after deducting the buffer amount from its CET1 capital, Tier 1 capital, and total capital, any of these amounts results in a risk-based capital ratio below the minimum, a banking institution will face constraints on dividends, equity repurchases and discretionary compensation based on the amount of the shortfall. The capital conservation buffer, which was 2.50% at December 31, 2020 and December 31, 2019, is included in the minimum capital requirements relative to risk-weighted assets in the following table. Management believes as of December 31, 2020 and December 31, 2019, the Company and the Bank met Basel III minimum capital requirements to which they are subject.

The Bank is also subject to capital requirements under the prompt corrective action regime. As of December 31, 2020, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. The prompt corrective action framework applies only to insured depository institutions, such as the Bank, and not to their holding companies, such as the Company. To be categorized as well capitalized, an insured depository institution must maintain certain ratios of CET1 capital, Tier 1 capital and total capital to risk-weighted assets, and of Tier 1 capital to adjusted quarterly average assets. There are no conditions or events since that notification that management believes have changed the Bank’s category. The amounts of the Bank’s capital relative to the standards for well capitalized status are set forth in the following table.

The Company’s and the Bank’s CET1 capital includes total common equity reduced by goodwill and other intangible assets, net of associated deferred tax liabilities and subject to transition provisions. In connection with the adoption of Basel III, the Company elected to opt out of the requirement to include most components of accumulated other comprehensive income (loss) in its CET1 capital.

Tier 1 capital includes CET1 capital and additional Tier 1 capital. For the Company, additional Tier 1 capital at December 31, 2020 and December 31, 2019 included $50.8 million and $40.0 million of trust preferred securities issued by the trusts (net of investment in the trusts), respectively. The Bank did not have any additional Tier 1 capital beyond CET1 capital as of December 31, 2020 and December 31, 2019.

Total capital includes Tier 1 capital and Tier 2 capital. Tier 2 capital for both the Company and the Bank includes a permissible portion of the allowance for loan losses. In addition, Tier 2 capital for the Company includes $58.6 million of subordinated debentures, net of issuance cost, that were issued in the second quarter of 2020. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under Basel III.

F-44

The following table presents actual and required capital ratios for the Company and the Bank under the Basel III rules and prompt corrective action regulations.

	Actual		For Capital Adequacy Purposes (incl. Capital Conservation Buffer)		Required to be Well Capitalized
(Dollars in thousands)	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
December 31, 2020:
Company:
CET1 Capital to Risk-Weighted Assets	$339,936	9.94%	$239,437	7.00%	n/a	n/a
Tier 1 Capital to Risk-Weighted Assets	390,713	11.42%	290,745	8.50%	n/a	n/a
Total Capital to Risk-Weighted Assets	485,357	14.19%	359,155	10.50%	n/a	n/a
Tier 1 Capital to Average Assets	390,713	8.55%	182,853	4.00%	n/a	n/a

Bank:
CET1 Capital to Risk-Weighted Assets	$387,231	11.36%	$238,629	7.00%	$221,584	6.50%
Tier 1 Capital to Risk-Weighted Assets	387,231	11.36%	289,763	8.50%	272,719	8.00%
Total Capital to Risk-Weighted Assets	423,231	12.42%	357,943	10.50%	340,898	10.00%
Tier 1 Capital to Average Assets	387,231	8.49%	182,531	4.00%	228,164	5.00%

December 31, 2019:
Company:
CET1 Capital to Risk-Weighted Assets	$248,247	10.86%	$160,002	7.00%	n/a	n/a
Tier 1 Capital to Risk-Weighted Assets	288,247	12.61%	194,288	8.50%	n/a	n/a
Total Capital to Risk-Weighted Assets	309,747	13.55%	240,003	10.50%	n/a	n/a
Tier 1 Capital to Average Assets	288,247	9.74%	118,373	4.00%	n/a	n/a

Bank:
CET1 Capital to Risk-Weighted Assets	$284,513	12.49%	$159,469	7.00%	$148,078	6.50%
Tier 1 Capital to Risk-Weighted Assets	284,513	12.49%	193,641	8.50%	182,250	8.00%
Total Capital to Risk-Weighted Assets	306,013	13.43%	239,203	10.50%	227,813	10.00%
Tier 1 Capital to Average Assets	284,513	9.63%	118,134	4.00%	147,668	5.00%

The ability of the Company to pay future dividends, pay its expenses and retire its debt is dependent upon future income tax benefits and dividends paid to the Company by the Bank. The Bank is subject to dividend restrictions as imposed by Federal and state regulatory authorities. These restrictions are not anticipated to have a material effect on the ability of the Bank to pay dividends to the Company.

F-45

Note 20: Fair Value

Financial Instruments Measured at Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Valuations within these levels are based upon:

Level 1 Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access as of the measurement date

Level 2 Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 Unobservable inputs that are significant to the fair value of the assets or liabilities that reflect a company’s own assumptions about the assumptions that market participants would use in pricing assets or liabilities

Management monitors the availability of observable market data to assess the appropriate classification of assets and liabilities within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period. There were no transfers of financial instruments between fair value levels during the years ended December 31, 2020 and 2019.

The Company used the following methods and significant assumptions to estimate fair value.

Securities - The Company utilizes an independent pricing service to advise it on the value of the securities portfolio. Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. For these investments, the inputs used by the pricing service to determine fair value may include one, or a combination of several, observable inputs such as benchmark yields, reported trades, benchmark securities, bids, offers and reference data market research publications and are classified within Level 2 of the valuation hierarchy.

In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. For Level 3 securities, in addition to the inputs noted above, inputs used by the pricing service to determine fair value may also include estimated duration, municipal bond interest rate curve, and tax effected yield. The Company’s treasury department and Chief Risk Officer review the fair values.

Impaired loans - Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment on a nonrecurring basis. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans. Specific allowances for impaired loans are based on comparisons of the recorded

F-46

carrying values of the loans to the present value of the estimated cash flows of these loans at each loan’s effective interest rate or the fair value of the collateral net of selling costs if the loan is collateral dependent. Impaired loans are primarily collateral dependent loans and are assessed using a fair value approach. Fair value estimates for collateral dependent loans are derived from appraised values based on the current market value or as-is value of the property being appraised. Appraisals are based on certain assumptions, which may include construction or development status and the highest and best use of the property. The appraisals are reviewed by the Bank’s Appraisal Review Department to ensure they are acceptable. Impaired loans are classified within Level 3 of the fair value hierarchy. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted in accordance with the allowance policy.

Other Real Estate Owned - Other real estate owned is initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated cost to sell. Fair value estimates begin with obtaining a current appraisal of the collateral value. Subsequent to foreclosure, valuations are performed periodically by the Company’s appraisal department and any subsequent reduction in value is recognized by a charge to income.

Appraisals for both collateral-dependent impaired loans and other real estate owned are performed by certified appraisers whose qualifications and licenses have been reviewed by the Company. These appraisals are reviewed by a member of the Appraisal Department to ensure they are acceptable. Appraised values are adjusted down for costs associated with asset disposal. The significant unobservable inputs (Level 3) used in the fair value measurement of collateral for collateral impaired loans and other real estate are primarily based on appraisals, observable market conditions, and other factors which may affect collectability. The appraisals use marketability and comparability discounts, which generally range from 5% to 15%. Assessment of the significance of a specific input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset. It is reasonably possible that a change in the estimated fair value for assets measured using Level 3 inputs could occur in the future.

Assets and liabilities measured at fair value on a recurring basis, are summarized below:

	Fair	Fair Value Measurements Using
(In thousands)	Value	Level 1	Level 2	Level 3
December 31, 2020
U.S. Government agencies	$12,434	$—	$12,434	$—
Residential mortgage-backed securities	187,212	—	187,212	—
Commercial mortgage-backed securities	17,331	—	17,331	—
Asset backed securities	14,447	—	14,447	—
Corporate investments	33,148	—	33,148	—
State and local political subdivisions	46,801	—	46,801	—
Total securities available for sale	$311,373	$—	$311,373	$—

December 31, 2019
U.S. Government agencies	$18,102	$—	$18,102	$—
Residential mortgage-backed securities	175,879	—	175,879	—
Commercial mortgage-backed securities	3,010	—	3,010	—
Corporate investments	4,082	—	4,082	—
Total securities available for sale	$201,073	$—	$201,073	$—

F-47

There were no transfers between Level 1, 2 or 3 during the periods shown above.

Assets measured at fair value on a non-recurring basis are summarized below.

	Fair	Fair Value Measurements Using
(In thousands)	Value	Level 1	Level 2	Level 3
Impaired loans, net of allowance for loan losses:
December 31, 2020	$42,573	$—	$—	$42,573
December 31, 2019	$27,711	$—	$—	$27,711

Other real estate:
December 31, 2020	$6,754	$—	$—	$6,754
December 31, 2019	$4,851	$—	$—	$4,851

There were no transfers between Level 1, 2 or 3 during the periods shown above.

The following table presents quantitative information about Level 3 fair value measurements for assets measured at fair value on a non-recurring basis.

	Qualitative Information about Level 3 Fair Value Measurements
(In thousands)	Carrying Value	Valuation Methods	Unobservable Inputs	Range	Weighted Average
December 31, 2020
Impaired loans, net of specific allowance	$42,573	Third-party appraisals	Selling costs	5% - 10%	6%
Other real estate	$6,754	Third-party and in-house appraisals	Selling costs	5% - 10%	6%
December 31, 2019
Impaired loans, net of specific allowance	$27,711	Third-party appraisals	Selling costs	5% - 10%	6%
Other real estate	$4,851	Third-party and in-house appraisals	Selling costs	5% - 10%	6%

Fair Value of Financial Instruments

Generally accepted accounting principles require disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, that are not measured and reported at fair value on a recurring or non-recurring basis. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions significantly affect the estimates and, as such, the derived fair value may not be indicative of the value negotiated in an actual sale and may not be comparable to that reported by other financial institutions. In addition, the fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

F-48

The following table presents estimated fair values of the Company’s financial instruments that are not recorded at fair value:

	December 31, 2020		December 31, 2019
(In thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Level 1 inputs:
Cash and cash equivalents	$637,545	$637,545	$312,972	$312,972
Level 2 inputs:
Securities held to maturity	93,766	94,436	177,854	179,225
Federal Home Loan Bank stock	2,557	2,557	2,585	2,585
Accrued interest receivable	18,061	18,061	11,509	11,509
Level 3 inputs:
Loans held for sale	28,684	28,684	16,092	16,092
Loans, net	3,342,732	3,348,872	2,057,497	2,050,169

Financial liabilities:
Level 2 inputs:
Deposits	4,152,810	4,153,402	2,592,065	2,593,910
Advances from FHLB and other borrowings	33,771	34,941	37,652	37,298
Subordinated debentures	111,124	111,124	41,238	41,238
Accrued interest payable	2,709	2,709	1,083	1,083

Note 21: Related Party Transactions

In the ordinary course of business, the Bank makes loans to its (and to the Company’s) executive officers and directors and to companies in which these officers and directors are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons.

The following is a summary of loans made to such borrowers.

(In thousands)	December 31, 2020	December 31, 2019
Beginning balance	$17,804	$16,886
Advances	5,578	6,145
Payments	(7,476)	(5,227)
Ending balance	$15,906	$17,804

The Bank had commitments to extend credit to these related parties amounting to $2.4 million and $1.3 million at December 31, 2020 and 2019, respectively.

In addition, one of the Company’s directors serves as Chairman of the board of directors for an entity that provides insurance services to the Company. For the years ended December 31, 2020, 2019, and 2018 the Company paid $1.4 million, $1.2 million, and $1.2 million, respectively, for these policies.

F-49

Note 22: Stock Based Compensation

Under the Company’s long-term incentive program, officers and directors are eligible to receive equity-based awards under the 2018 Long-Term Incentive Plan (“LTIP”). In connection with awards granted under the 2018 LTIP, a maximum of 250,000 shares of BancPlus common stock may be issued. As of December 31, 2020, 136,272 shares of BancPlus common stock were available for issuance under the 2018 LTIP Plan. The awards may consist of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, dividend equivalent rights, performance unit awards, or any combination thereof. During the years ended December 31, 2020, 2019, and 2018 restricted stock awards (“RSA”) were granted for 39,155, 61,880, and 12,693 shares of common stock, respectively. RSAs granted under the LTIP generally vest over one to five years. Nonvested restricted stock awards are included in the Company’s common stock outstanding. Compensation expense for RSAs granted under the LTIP is recognized over the vesting period of the awards based on the fair value of the stock at the grant date, with forfeitures recognized as they occur.

Stock based compensation that has been charged against income was $1.5 million, $738,000, and $193,000 for the years ended December 31, 2020, 2019, and 2018, respectively. As of December 31, 2020, there was $3,370 of total unrecognized compensation cost related to nonvested RSAs. The cost is expected to be recognized over a remaining weighted average period of 3.1 years.

A summary of our equity-based award activity and related information for our RSAs is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
January 1, 2018	—	$—
Granted	12,693	53.00
Vested	—	—
Forfeited	—	—
December 31, 2018	12,693	53.00
Granted	61,880	53.75
Vested	(5,476)	53.00
Forfeited	—	—
December 31, 2019	69,097	53.67
Granted	39,155	45.36
Vested	(17,143)	51.03
Forfeited	—	—
December 31, 2020	91,109	$50.60

F-50

Note 23: Summarized Financial Information of BancPlus Corporation

Summarized financial information of BancPlus Corporation (parent company only) is as follows.

Balance Sheets

(In thousands)	December 31, 2020	December 31, 2019
Assets
Cash	$61,820	$14,028
Investment in banking subsidiary	402,545	287,777
Due from Oakhurst Development, Inc.	31,698	31,898
Equity in undistributed loss of Oakhurst Development, Inc.	(22,547)	(26,253)
Investment in statutory trusts	1,704	1,238
Other assets	5,805	919
	$481,025	$309,607
Liabilities and Shareholders’ Equity
Liabilities:
Subordinated debentures payable to statutory trusts	$111,124	$41,238
Accrued interest payable	227	88
Deferred income taxes	1,299	—
Note payable	13,125	16,625
Other liabilities	—	145
Total liabilities	125,775	58,096
Redeemable common stock owned by ESOP	74,278	79,308
Shareholders’ equity, net of ESOP owned shares	280,972	172,203
	$481,025	$309,607

Statements of Income

	Year Ended December 31,
(In thousands)	2020	2019	2018
Income:
Dividends from banking subsidiary	$22,050	$18,000	$16,200
Equity in undistributed income of banking subsidiary	20,181	22,078	4,188
Equity in undistributed loss of Oakhurst Development, Inc.	3,706	(265)	(5,852)
Other income	36	48	44
Total income	45,973	39,861	14,580

Expenses:
Interest expense	2,741	719	850
Other expenses	5,583	3,461	2,021
Total expenses	8,324	4,180	2,871

Income before income taxes	37,649	35,681	11,709
Income tax benefit	1,534	719	704
Net Income	$39,183	$36,400	$12,413

F-51

Statements of Comprehensive Income

	Year Ended December 31,
(In thousands)	2020	2019	2018

Net income	$39,183	$36,400	$12,413

Other comprehensive income, net of tax:
Change in unrealized gains on securities available for sale	8,778	1,003	171
Reclassification adjustment - legislative rate change	—	—	(99)
Tax effect	(2,185)	(250)	(43)
Total other comprehensive income, net of tax	6,593	753	29
Comprehensive income	$45,776	$37,153	$12,442

Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2020	2019	2018
Cash flows from operating activities:
Net income	$39,183	$36,400	$12,413
Adjustments to reconcile net income to net cash from operating activities:
Common stock released by ESOP	1,826	985	986
Stock based compensation expense	1,474	105	193
Equity in undistributed income of banking subsidiary	(20,181)	(22,078)	(4,188)
Equity in undistributed loss of Oakhurst Development, Inc.	(3,706)	265	5,852
Other, net	(2,453)	108	(797)
Net cash from operating activities	16,143	15,785	14,459

Cash flows from investing activities:
Acquisition of State Capital Corp.	(7,115)	—	—
Investment in Oakhurst Development, Inc.	201	2,312	3,017
Net cash from (used in) investing activities	(6,914)	2,312	3,017

Cash flows from financing activities:
Payments on other borrowings	(3,500)	(3,500)	(3,500)
Common stock acquired by ESOP	—	(2,499)	—
Proceeds from issuance of subordinated debt	60,000	—	—
Payment of subordinated debt issuance costs	(1,439)	—	—
Purchase of Company stock	(3,268)	—	—
Shares withheld to pay taxes on restricted stock vesting	(10)	(46)	—
Cash dividends paid on common stock	(13,220)	(9,642)	(9,020)
Net cash from (used in) financing activities	38,563	(15,687)	(12,520)

Net change in cash and cash equivalents	47,792	2,410	4,956

Cash at beginning of year	14,028	11,618	6,662

Cash at end of year	$61,820	$14,028	$11,618

F-52

Note 24: COVID-19

In response to the economic impact of the COVID-19 pandemic, on March 27, 2020, Congress enacted the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. It contains substantial lending, tax and spending provisions, including the Paycheck Protection Program (“PPP”), a $349 billion program designed to aid small and medium-sized businesses through federally guaranteed loans distributed by banks. On April 24, 2020, Congress enacted the Paycheck Protection Program and Healthcare Enhancement Act (the “Enhancement Act”) to, among other things, increase the available funding under the PPP by $310 billion to a total of $659 billion. The deadline for the first round of loan applications was August 8, 2020. The Consolidated Appropriations Act, 2021, provided additional funding for the PPP of approximately $284 billion and allows eligible borrowers, including certain borrowers who already received a PPP loan, to apply for PPP loans through March 31, 2021. PPP loans are intended to guarantee payroll and other costs to help those businesses remain viable and allow their workers to pay their bills. The Small Business Administration (“SBA”) manages and backs the PPP. If a loan is fully forgiven, SBA will repay the lending bank in full. If a loan is partially forgiven or not forgiven at all, a bank must look to the borrower for repayment of unforgiven principal and interest. If the borrower defaults, the loan is guaranteed by SBA. In order to obtain loan forgiveness, a PPP borrower must submit a forgiveness application to the Company, which the Company must review and forward to the SBA. The SBA began approving forgiveness applications on August 10, 2020. As of December 31, 2020, 724 BankPlus loans totaling $92.8 million had been forgiven and paid by the SBA or the customer. As of December 31, 2020, the Company held 3,529 loans for customers under the PPP, totaling approximately $205.3 million. The loans have maturities ranging from April 2022 to August 2025. The Company expects to recognize total fee income of approximately $11.7 million over the lives of the loans.

The CARES Act also provides certain measures to support individuals and businesses in maintaining solvency through monetary relief, including in the form of financing, loan forgiveness and automatic forbearance for federally backed mortgage loans.

The CARES Act and related guidance from the federal banking agencies also provide financial institutions the option to temporarily suspend requirements under GAAP related to classification of certain loan modifications as TDRs, to account for the current and anticipated effects of COVID-19. The CARES Act, as amended by the Consolidated Appropriations Act, 2021, specified that COVID-19 related loan modifications executed between March 1, 2020 and the earlier of (i) 60 days after the date of termination of the national emergency declared by the President and (ii) January 1, 2022, on loans that were current as of December 31, 2019 are not subject to TDR accounting requirements under GAAP. Additionally, under April 2020 interagency guidance from the federal banking agencies, other short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs under ASC Subtopic 310-40, “Troubled Debt Restructuring by Creditors.” These modifications include short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant. The federal banking agencies also have encouraged banks to work with their borrowers to modify loans as may be appropriate. As of December 31, 2020, the Company had granted temporary modifications on 2,437 outstanding loans totaling approximately $860.0 million, or 25% of total outstanding loans, primarily secured by 1-4 family residences and multi-tenant retail commercial real estate. As of December 31, 2020, 29 loans totaling $51.0 million, or 1.5% of the Company’s loan portfolio, were still in deferment.

Economic uncertainties have arisen which may negatively affect the financial position, results of operations and cash flows of the Company. The duration of these uncertainties and ultimate financial effects cannot be reasonably estimated at this time.

F-53

BancPlus Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets:
Cash and due from banks	$57,417	$109,233
Interest bearing deposits with banks	637,652	508,196
Federal funds sold	—	20,116
Total cash and cash equivalents	695,069	637,545
Securities available for sale	540,883	311,373
Securities held to maturity - fair value: $78,905 - 2021; $94,436 - 2020	78,423	93,766
Loans held for sale	13,904	28,684

Loans	3,526,086	3,378,732
Less: Allowance for loan losses	44,001	36,000
Net loans	3,482,085	3,342,732

Premises and equipment	101,715	102,967
Operating lease right-of-use assets	35,305	35,936
Accrued interest receivable	17,120	18,061
Goodwill	2,616	2,616
Other assets	146,204	137,240
	$5,113,324	$4,710,920

Liabilities:
Deposits	$4,529,868	$4,152,810
Advances from Federal Home Loan Bank and other borrowings	31,026	33,771
Subordinated debentures	111,411	111,124
Operating lease liabilities	36,458	37,127
Accrued interest payable	2,647	2,709
Other liabilities	16,028	18,129
Total liabilities	4,727,438	4,355,670

Redeemable common stock owned by the ESOP	96,623	74,278
Shareholders’ equity:
Common Stock, par value $1.00 per share.
40,000,000 authorized at September 30, 2021 and December 31, 2020; 10,112,254 and 10,079,277 issued and outstanding at September 30, 2021 and December 31, 2020, respectively	10,112	10,079
Unearned Employee Stock Ownership Plan compensation	(1,609)	(2,650)
Additional paid-in capital	66,767	67,742
Retained earnings	307,269	273,204
Accumulated other comprehensive income, net	3,347	6,875
	385,886	355,250
Less: Redeemable common stock owned by the ESOP	(96,623)	(74,278)
Total shareholders’ equity	289,263	280,972
	$5,113,324	$4,710,920

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-54

BancPlus Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Interest income:
Interest and fees on loans	$43,835	$44,083	$129,066	$113,710
Taxable securities	2,097	1,815	6,024	5,157
Tax-exempt securities	455	573	1,473	1,942
Interest bearing bank balances and other	242	113	493	1,329
Total interest income	46,629	46,584	137,056	122,138

Interest expense:
Deposits	1,746	3,193	5,873	11,259
Short-term borrowings	—	—	—	2
Advances from Federal Home Loan Bank	78	79	233	239
Other borrowings	1,371	1,420	4,112	2,673
Total interest expense	3,195	4,692	10,218	14,173

Net interest income	43,434	41,892	126,838	107,965
Provision for loan losses	1,469	4,671	7,395	7,706
Net interest income after provision for loan losses	41,965	37,221	119,443	100,259

Other operating income:
Service charges on deposit accounts	7,484	5,690	19,226	16,674
Mortgage origination income	1,999	2,827	6,726	5,974
Debit card interchange	2,390	1,909	7,634	5,412
Securities gains, net	—	6	4	57
Other income	7,193	8,193	24,490	17,265
Total other operating income	19,066	18,625	58,080	45,382

Other operating expenses:
Salaries and employee benefits expenses	25,218	23,162	72,365	65,349
Net occupancy expenses	3,606	3,459	10,779	9,709
Furniture, equipment and data processing expenses	6,282	5,801	18,322	15,621
Other expenses	7,716	7,490	19,931	19,834
Total other operating expenses	42,822	39,912	121,397	110,513

Income before income taxes	18,209	15,934	56,126	35,128
Income tax expense	4,012	3,334	10,593	7,613
Net income	$14,197	$12,600	$45,533	$27,515

Earnings per common share - basic	$1.43	$1.25	$4.58	$2.98
Earnings per common share - diluted	$1.41	$1.24	$4.53	$2.96

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-55

BancPlus Corporation and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income	$14,197	$12,600	$45,533	$27,515
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities available for sale	(2,340)	(225)	(4,698)	9,498
Tax effect	583	56	1,170	(2,365)
Total other comprehensive income (loss), net of tax	(1,757)	(169)	(3,528)	7,133
Comprehensive income	$12,440	$12,431	$42,005	$34,648

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-56

BancPlus Corporation and Subsidiaries

Condensed Consolidated Statements of Shareholders’ Equity

(Unaudited)

(In Thousands, Except Share and Per Share Data)

							Less:
							Redeemable
						Accumulated	Common
			Unearned	Additional		Other	Stock	Total
	Common Stock		ESOP	Paid-In	Retained	Comprehensive	Owned by	Shareholders’
	Shares	Amount	Compensation	Capital	Earnings	Income	the ESOP	Equity

July 1, 2020	10,126,817	$10,127	$(3,375)	$70,173	$255,990	$7,584	$(57,545)	$282,954

Net income	—	—	—	—	12,600	—	—	12,600
Other comprehensive loss, net	—	—	—	—	—	(169)	—	(169)
Purchase of Company stock	(12,791)	(13)	—	(588)	—	—	—	(601)
Issuance of restricted stock	18,850	19	—	(19)	—	—	—	—
Stock based compensation	—	—	—	367	—	—	—	367
Net change fair value of ESOP shares	—	—	—	—	—	—	(10,977)	(10,977)
Common stock released by ESOP	—	—	433	—	—	—	—	433
Dividends declared ($0.35 per share)	—	—	—	—	(3,527)	—	—	(3,527)
September 30, 2020	10,132,876	$10,133	$(2,942)	$69,933	$265,063	$7,415	$(68,522)	$281,080

January 1, 2020	7,652,957	$7,653	$(4,476)	$811	$247,241	$282	$(79,308)	$172,203

Net income	—	—	—	—	27,515	—	—	27,515
Other comprehensive income, net	—	—	—	—	—	7,133	—	7,133
Acquisition of State Capital Corp.	2,453,827	2,454	—	68,707	—	—	—	71,161
Purchase of Company stock	(12,791)	(13)	—	(588)	—	—	—	(601)
Issuance of restricted stock	39,155	39	—	(39)	—	—	—	—
Shares withheld to satisfy withholding obligation in the vesting of restricted stock	(272)	—	—	(10)	—	—	—	(10)
Stock based compensation	—	—	—	1,052	—	—	—	1,052
Net change fair value of ESOP shares	—	—	—	—	—	—	10,786	10,786
Common stock released by ESOP	—	—	1,534	—	—	—	—	1,534
Dividends declared ($1.05 per share)	—	—	—	—	(9,693)	—	—	(9,693)
September 30, 2020	10,132,876	$10,133	$(2,942)	$69,933	$265,063	$7,415	$(68,522)	$281,080

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-57

BancPlus Corporation and Subsidiaries

Condensed Consolidated Statements of Shareholders’ Equity (Continued)

(Unaudited)

(In Thousands, Except Share and Per Share Data)

							Less:
							Redeemable
						Accumulated	Common
			Unearned	Additional		Other	Stock	Total
	Common Stock		ESOP	Paid-In	Retained	Comprehensive	Owned by	Shareholders’
	Shares	Amount	Compensation	Capital	Earnings	Income	the ESOP	Equity

July 1, 2021	10,111,045	$10,111	$(1,957)	$66,152	$296,900	$5,104	$(87,794)	$288,516

Net income	—	—	—	—	14,197	—	—	14,197
Other comprehensive loss, net	—	—	—	—	—	(1,757)	—	(1,757)
Issuance of restricted stock	1,209	1	—	(1)	—	—	—	—
Stock based compensation	—	—	—	616	—	—	—	616
Net change in fair value of ESOP shares	—	—	—	—	—	—	(8,829)	(8,829)
Common stock released by ESOP	—	—	348	—	—	—	—	348
Dividends declared ($0.38 per share)	—	—	—	—	(3,828)	—	—	(3,828)
September 30, 2021	10,112,254	$10,112	$(1,609)	$66,767	$307,269	$3,347	$(96,623)	$289,263

January 1, 2021	10,079,277	$10,079	$(2,650)	$67,742	$273,204	$6,875	$(74,278)	$280,972

Net income	—	—	—	—	45,533	—	—	45,533
Other comprehensive loss, net	—	—	—	—	—	(3,528)	—	(3,528)
Issuance of restricted stock	83,317	83	—	(83)	—	—	—	—
Shares withheld to satisfy withholding obligation in the vesting of restricted stock	(4,477)	(4)	—	(225)	—	—	—	(229)
Purchase of Company stock	(45,863)	(46)	—	(2,387)	—	—	—	(2,433)
Stock based compensation	—	—	—	1,720	—	—	—	1,720
Net change fair value of ESOP shares	—	—	—	—	—	—	(22,345)	(22,345)
Common stock released by ESOP	—	—	1,041	—	—	—	—	1,041
Dividends declared ($1.14 per share)	—	—	—	—	(11,468)	—	—	(11,468)
September 30, 2021	10,112,254	$10,112	$(1,609)	$66,767	$307,269	$3,347	$(96,623)	$289,263

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-58

BancPlus Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In Thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income per condensed consolidated statements of income	$45,533	$27,515
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	7,395	7,706
Depreciation and amortization	5,818	4,663
Net loss on sales of premises and equipment	279	294
Net gain on sales of other real estate owned	(169)	(354)
Write-downs of other real estate-owned	186	106
Deferred income tax expense	399	935
Federal Home Loan Bank stock dividends	(9)	(41)
Common stock released by ESOP	1,041	1,534
Stock based compensation expense	1,720	1,052
Origination of loans held for sale	(300,866)	(274,668)
Proceeds from loans held for sale	315,646	264,489
Earnings on bank-owned life insurance	(5,858)	(1,526)
Bargain purchase gain on merger	—	(1,078)
Net change in:
Accrued interest receivable and other assets	5,849	(2,987)
Accrued interest payable and other liabilities	(2,163)	(3,928)
Net cash from operating activities	74,801	23,712

Cash flows from investing activities:
Purchases of securities available for sale	(317,600)	(77,290)
Maturities and calls of securities available for sale	81,015	112,835
Purchases of securities held to maturity	(19,103)	(777)
Maturities, prepayments and calls of securities held to maturity	34,318	12,071
Net increase in loans	(151,332)	(465,459)
Purchases of premises and equipment	(5,188)	(6,992)
Proceeds from sales of premises and equipment	31	40
Proceeds from sales of other real estate owned	4,672	4,955
Investment in unconsolidated entities, net	(96)	(289)
Purchase of bank-owned life insurance	(10,000)	—
Proceeds from bank-owned life insurance	5,987	—
Purchases or redemptions of Federal Home Loan Bank stock	(163)	2,562
Cash received in excess of cash paid for acquisition	—	75,303
Net cash used in investing activities	(377,459)	(343,041)
F-59

BancPlus Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (continued)

(Unaudited)

(In Thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from financing activities:
Net increase (decrease) in:
Noninterest-bearing deposits	$168,926	$390,152
Money market, negotiable order of withdrawal, and savings deposits	265,081	21,169
Certificates of deposit	(56,950)	(36,389)
Payments on Federal Home Loan Bank advances	(120)	(14,884)
Proceeds from issuance of subordinated debentures	—	60,000
Payment of subordinated debt issuance costs	—	(1,439)
Payments on other borrowings	(2,625)	(2,625)
Cash dividends paid on common stock	(11,468)	(9,693)
Purchase of Company stock	(2,433)	(601)
Shares withheld to pay taxes on restricted stock vesting	(229)	(10)
Net cash from financing activities	360,182	405,680

Net change in cash and cash equivalents	57,524	86,351

Cash and cash equivalents at beginning of period	637,545	312,972

Cash and cash equivalents at end of period	$695,069	$399,323

Supplemental cash flow information:
Interest paid	$10,280	$10,889
Federal and state income tax payments	9,950	7,175
Acquisition of real estate in non-cash foreclosures	4,924	5,836
Fair value of assets acquired net of liabilities assumed	—	72,251

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-60

BancPlus Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1: Basis of Presentation

BancPlus Corporation (the “Company”) is a bank holding company headquartered in Ridgeland, Mississippi operating in one reportable segment. BankPlus (the “Bank”), the principal operating subsidiary and sole banking subsidiary of the Company, is a commercial bank primarily engaged in the business of commercial and consumer banking. In addition to general and consumer banking, other products and services offered though the Bank’s subsidiaries include certain insurance and annuity services, asset and investment management and financial planning services. Oakhurst Development, Inc. (“Oakhurst”) is a real estate subsidiary originally formed by the Company to liquidate a real estate development that was acquired by the Bank through foreclosure in 2002. Oakhurst became active again in March 2009 and holds loans and other real estate.

The unaudited interim condensed consolidated financial statements include the accounts of the Company and all other entities in which the Company has a controlling financial interest, and reflect all adjustments (consisting of normal recurring adjustments) that are necessary in the opinion of the Company’s management to fairly present the financial position, results of operations and cash flows of the Company. They have been derived from the audited consolidated financial statements for the fiscal year ended December 31, 2020; however, certain notes and information have been omitted from the interim periods. Therefore, these unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior period amounts to conform to the current period presentation. The accounting and financial reporting policies followed by the Company conform, in all material respects, to the accounting principles generally accepted in the United States (“GAAP”) and to general practices within the financial services industry. The results of operations for the interim periods are not necessarily indicative of the results to be expected for future interim periods or for the entire year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Particularly given the effects of the COVID-19 pandemic, the allowance for loan losses, provision for loan losses, the fair value of financial instruments and the status of contingencies are particularly subject to change. Material estimates that are subject to significant change in the near term are the allowance for loan losses, provision for loan losses, valuation of other real estate owned and fair values of financial instruments. Actual results could differ from these estimates.

Recently Issued But Not Yet Effective Accounting Standards

Accounting Standards Update 2016-13 (“ASU 2016-13”), “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, which requires earlier measurement of credit losses and enhances disclosures. The main objective of ASU 2016-13 is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses over the life of the loan. ASU 2016-13 was originally effective for the Company for annual and interim periods beginning on January 1, 2021. Subsequently, FASB approved a deferral of the effective date. ASU 2016-13 will now be effective for the Company for annual and interim periods beginning on January 1, 2023. The Company has formed a cross functional team that is assessing

F-61

data and system needs and evaluating the impact of adopting the new guidance. The Company expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the Company adopts the new standard, but has not yet determined the magnitude of the one-time adjustment or the overall impact on the Company’s consolidated financial statements.

Accounting Standards Update 2020-04 (“ASU 2020-04”), “Reference Rate Reform - Topic 848.” In March 2020, the FASB issued ASU 2020-04, which provides temporary optional expedients and exceptions to the GAAP guidance on contract modifications, hedge accounting, and other transactions affected that reference the London Inter-Bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued. ASU 2020-04 is effective upon issuance and can be applied through December 31, 2022. The company is still evaluating the impact of ASU 2020-04, but does not expect it to have a material impact on the Company’s consolidated financial statements.

Note 2: Earnings Per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted number of common shares outstanding during the period and the number of common shares that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands except per share data)	2021	2020	2021	2020
Net income	$14,197	$12,600	$45,533	$27,515

Weighted average common shares outstanding	9,934	10,070	9,936	9,231
Diluted effect of unallocated stock	116	64	105	72
Diluted common shares	10,050	10,134	10,041	9,303

Basic earnings per common share	$1.43	$1.25	$4.58	$2.98
Diluted earnings per common share	$1.41	$1.24	$4.53	$2.96

Note 3: Business Combinations

State Capital Corp.

On April 1, 2020, the Company completed its previously announced merger with State Capital Corp. (“SCC”), the holding company of State Bank & Trust Company (“State Bank”). Pursuant to the terms of the Agreement and Plan of Share Exchange and Merger, dated September 18, 2019, by and among the Company, the Bank, SCC, and State Bank (the “Merger Agreement”), following BancPlus’ acquisition of SCC by a statutory share exchange, SCC was merged with and into the Company, with the Company surviving the merger (the “Merger”). Immediately thereafter, State Bank was merged with and into the Bank, with the Bank surviving the merger. As a result of the Merger, the Company’s geographic footprint expanded in Mississippi, Louisiana and Alabama, providing access to new markets and deposits.

Pursuant to the Merger Agreement, holders of SCC common stock received 0.6950 shares of the Company’s common stock, par value $1.00 per share, for each share of SCC common stock, par value $1.25 per share, held immediately prior to the effective time of the Merger, plus cash in lieu of fractional shares. The Company issued 2,453,827 shares of common stock to holders of SCC common stock, in addition to approximately $12,000

F-62

in lieu of fractional shares. In connection with the Merger, the Company incurred approximately $6.4 million of acquisition expenses, of which approximately $6.2 million were incurred during the nine months ended September 30, 2020. These expenses are recorded in other operating expenses and furniture, equipment and data processing expenses in the Company’s Condensed Consolidated Statement of Income for the nine months ended September 30, 2020.

The excess fair value of net assets acquired over cost paid was recorded as a gain on bargain purchase during 2020. The gain on bargain purchase was primarily the result of changes in the value of the Company’s common stock due to the timing of the closing of the Merger relative to when the Merger Agreement was signed and declines in the overall market as a result of the COVID-19 pandemic over that period.

The following table reflects the consideration paid and the fair value allocation of assets acquired and liabilities assumed as of the acquisition date:

(In thousands)
Purchase price allocation:
Common stock issued		$71,161
Cash paid for fractional shares		12
Total purchase price		$71,173
Assets acquired:
Cash and due from banks	$75,315
Securities, Federal Home Loan Bank (“FHLB”) stock and First National Bankers Bankshares, Inc. stock	97,910
Loans, net	880,390
Premises and equipment	29,968
Accrued interest receivable	3,664
Bank-owned life insurance	28,441
Core deposit intangible	6,045
Taxes receivable	7,787
Deferred tax asset, net	5,972
Other assets	3,330
Total assets acquired	$1,138,822
Liabilities assumed:
Deposits	$1,024,381
Advances from FHLB and other borrowings	14,563
Subordinated debentures	11,121
Deferred compensation	10,310
Other liabilities	6,196
Total liabilities assumed	$1,066,571
Net assets acquired		72,251
Excess of fair value of net assets acquired over consideration paid - Gain on bargain purchase		$(1,078)

In connection with the Merger, the Company recorded a $6.0 million core deposit intangible, which will be amortized over 10 years. The Company also acquired loans with a fair value of $880.4 million, net of a $19.1 million fair value discount, which included a credit mark discount of $11.6 million.

F-63

Revenues and earnings of the acquired company since the Merger date have not been disclosed as it is not practicable as SCC was merged into BancPlus and separate financial information for SCC is not available. The following table presents unaudited pro forma information as if the Merger with SCC had occurred on January 1, 2020. This pro forma information combines the historic condensed consolidated results of operations of BancPlus and SCC after giving effect to certain adjustments, including purchase accounting fair value adjustments and amortization of intangibles, as well as the related income tax effects of those adjustments. The pro forma information does not necessarily reflect the results of operations that would have occurred had the Merger occurred on January 1, 2020.

	Three Months Ended	Nine Months Ended
(In thousands, except per share data)	September 30, 2020	September 30, 2020
Net interest income	$43,828	$123,958
Other operating income	18,626	47,034
Net income available to common shareholders	13,993	27,539
Earnings per common share:
Basic	$1.39	$2.74
Diluted	1.38	2.72

First Trust Corporation

On September 28, 2021, the Company entered in an Agreement and Plan of Share Exchange and Merger with First Trust Corporation (“FTC”), the parent company of First Bank and Trust (“FBT”), whereby the Company will acquire FTC and the Bank will acquire FBT (the “transaction”). The transaction is expected to close in the first quarter of 2022, subject to customary closing conditions, including receipt of required regulatory approvals and the approval by shareholders of FTC.

Note 4: Investment Securities

The following is a summary of the amortized cost and fair value of securities available for sale.

	Amortized	Gross Unrealized		Fair
(In thousands)	Cost	Gains	Losses	Value
September 30, 2021:
U.S. Government agency obligations	$301,619	$421	$2,199	$299,841
Residential mortgage-backed securities	118,554	3,522	230	121,846
Commercial mortgage-backed securities	14,764	146	16	14,894
Asset-backed securities	13,068	506	35	13,539
Corporate investments	43,000	1,210	60	44,150
State and political subdivisions	45,422	1,310	119	46,613
Total available for sale	$536,427	$7,115	$2,659	$540,883

December 31, 2020:
U.S. Government agency obligations	$12,092	$342	$—	$12,434
Residential mortgage-backed securities	181,569	5,644	1	187,212
Commercial mortgage-backed securities	16,793	538	—	17,331
Asset backed securities	13,990	543	86	14,447
Corporate investments	32,750	420	22	33,148
State and political subdivisions	45,025	1,833	57	46,801
Total available for sale	$302,219	$9,320	$166	$311,373

F-64

Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The following is a summary of the amortized cost and fair value of securities held to maturity.

	Amortized	Gross Unrealized		Fair
(In thousands)	Cost	Gains	Losses	Value
September 30, 2021:
States and political subdivisions	$78,423	$482	$—	$78,905
Total held to maturity	$78,423	$482	$—	$78,905

December 31, 2020:
States and political subdivisions	$93,766	$670	$—	$94,436
Total held to maturity	$93,766	$670	$—	$94,436

All mortgage-backed securities in the above tables were issued or guaranteed by U.S. government agencies or sponsored agencies.

Provided below is a summary of investment securities that were in an unrealized loss position and the length of time that individual securities have been in a continuous loss position.

	Less Than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
(In thousands)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
September 30, 2021:
Available for sale:
U.S. Government agencies	$255,063	$2,199	$—	$—	255,063	$2,199
Residential mortgage-backed securities	12,031	230	—	—	12,031	230
Commercial mortgage-backed securities	3,174	16	—	—	3,174	16
Asset backed securities	—	—	2,271	35	2,271	35
Corporate investments	6,941	60	—	—	6,941	60
States and political subdivisions	5,636	119	—	—	5,636	119
	$282,845	$2,624	$2,271	$35	285,116	$2,659

December 31, 2020:
Available for sale:
Residential mortgage-backed securities	$4,471	$1	$—	$—	4,471	$1
Commercial mortgage-backed securities	305	—	—	—	305	—
Asset backed securities	2,492	86	—	—	2,492	86
Corporate investments	9,229	22	—	—	9,229	22
States and political subdivisions	3,028	57	—	—	3,028	57
	$19,525	$166	$—	$—	19,525	$166

F-65

The number of debt securities in an unrealized loss position increased from 13 at December 31, 2020 to 62 at September 30, 2021. The unrealized losses shown above are due to increases in market rates over the yields available at the time of purchase of the underlying securities and not credit quality. Because the Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell the investments before recovery of their amortized cost bases, which may be at maturity, the Company does not consider these investments to be impaired on an other-than-temporary basis at September 30, 2021.

The amortized cost and fair value of debt securities, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay certain obligations with, or without, call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
(In thousands)	Cost	Value	Cost	Value
September 30, 2021:
One year or less	$11,330	$11,402	$12,437	$12,455
After one through five years	179,898	179,041	46,344	46,558
After five through ten years	204,514	205,651	16,887	17,137
After ten years	140,685	144,789	2,755	2,755
	$536,427	$540,883	$78,423	$78,905

The following is a summary of the amortized cost and fair value for investment securities which were pledged to secure public deposits and for other purposes required or permitted by law.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
(In thousands)	Cost	Value	Cost	Value
September 30, 2021	$441,300	$444,560	$44,697	$45,144

December 31, 2020	$251,913	$260,351	$57,110	$57,770

Note 5: Loans

The following is a summary of the Company’s loan portfolio by loan class.

(In thousands)	September 30, 2021	December 31, 2020
Secured by real estate:
Residential properties	$773,928	$738,340
Construction and land development	465,564	403,496
Farmland	212,645	217,104
Other commercial	1,339,214	1,224,633
Total real estate	2,791,351	2,583,573
Commercial and industrial loans	534,160	635,714
Agricultural production and other loans to farmers	101,973	85,469
Consumer and other loans	98,602	73,976
Total loans before allowance for loan losses	$3,526,086	$3,378,732

Loans are stated at the amount of unpaid principal, before allowance for loan losses. Interest on loans is calculated using the simple interest method on daily balances of the principal amount outstanding.

F-66

Loan Origination/Risk Management/Credit Concentration - The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. The Company’s Board of Directors reviews and approves these policies and procedures on a regular basis. Although the Company has a diversified loan portfolio, the Company has concentrations of credit risks related to the real estate market, including residential, commercial, and construction and land development lending. Most of the Company’s lending activity occurs within Mississippi, Louisiana, and Alabama.

The risk characteristics of the Company’s material portfolio segments are as follows:

Residential Real Estate Loans - The residential real estate loan portfolio consists of residential loans for single and multifamily properties. Residential loans are generally secured by owner occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers and can be impacted by economic conditions within their market area. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial Real Estate Loans - Commercial real estate loans include construction and land development loans, loans secured by farmland and other commercial real estate loans.

Construction and land development loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing.

Farmland loans are generally made for the purpose of acquiring land devoted to crop production or livestock, the propagation of timber or the operation of a similar type of business on the secured property. Sources of repayment for these loans generally include income generated from operations of a business on the property, rental income, or sales of timber. Repayment may be impacted by changes in economic conditions which affect underlying collateral values.

Commercial real estate loans typically involve larger principal amounts and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Management monitors and evaluates commercial real estate loans based on collateral and risk grade criteria.

Commercial and Industrial Loans - The commercial and industrial loan portfolio consists of loans to commercial customers for use in normal business operations to finance working capital needs, equipment purchase or other expansion projects. Commercial loan underwriting standards are designed to promote relationship banking rather than transactional banking and are underwritten based on the borrower’s expected ability to profitably operate its business. The cash flows of borrowers, however, may not be as expected and collateral securing these loans may fluctuate in value. Most commercial loans are secured by assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee. In the case of loans secured by accounts receivable, the availability of funds for repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Consumer and Other Loans - The consumer and other loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

F-67

Loans that are 30 days or more past due based on payments received and applied to the loan are considered delinquent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that a borrower’s financial condition is such that collection of interest, but not necessarily principal, is doubtful. A loan is typically placed on non-accrual when the contractual payment of principal or interest becomes 90 days past due unless the loan is well-secured and in the process of collection. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. Current year interest previously recorded, but deemed not collectible, is reversed and charged against current year income. Prior year interest previously recorded, but deemed not collectible, is charged against the allowance.

Payments subsequently received on non-accrual loans are applied to principal. Interest income is recognized to the extent that cash payments are received in excess of principal due. A loan may return to accrual status when principal and interest payments are no longer past due and collectability is reasonably assured.

The following table presents the recorded investment in nonaccrual loans, segregated by class.

(In thousands)	September 30, 2021	December 31, 2020
Secured by real estate:
Residential properties	$3,318	$3,869
Construction and land development	58	1,863
Farmland	1,893	158
Other commercial	2,324	7,947
Total real estate	7,593	13,837
Commercial and industrial loans	106	12
Agricultural production and other loans to farmers	135	85
Consumer and other loans	210	177
Total nonaccrual loans	$8,044	$14,111

An age analysis of past due loans (including both accruing and non-accruing loans) segregated by class of loans is as follows:

(In thousands)	Past Due 30-89 Days	Past Due 90 Days or More	Total Past Due	Current	Total Loans	Past Due 90 Days or More and Accruing
September 30, 2021
Secured by real estate:
Residential properties	$5,427	$2,008	$7,435	$766,493	$773,928	$696
Construction and land development	307	1,331	1,638	463,926	465,564	1,331
Farmland	189	515	704	211,941	212,645	46
Other commercial	4,037	317	4,354	1,334,860	1,339,214	14
Total real estate	9,960	4,171	14,131	2,777,220	2,791,351	2,087
Commercial and industrial loans	1,144	192	1,336	532,824	534,160	94
Agricultural production and other loans to farmers	23	226	249	101,724	101,973	94
Consumer loans	338	234	572	98,030	98,602	24
Total	$11,465	$4,823	$16,288	$3,509,798	$3,526,086	$2,299

F-68

(In thousands)	Past Due 30-89 Days	Past Due 90 Days or More	Total Past Due	Current	Total Loans	Past Due 90 Days or More and Accruing
December 31, 2020
Secured by real estate:
Residential properties	$5,836	$2,016	$7,852	$730,488	$738,340	$1,174
Construction and land development	713	3,086	3,799	399,697	403,496	1,843
Farmland	373	779	1,152	215,952	217,104	618
Other commercial	3,956	3,084	7,040	1,217,593	1,224,633	2,417
Total real estate	10,878	8,965	19,843	2,563,730	2,583,573	6,052
Commercial and industrial loans	2,195	135	2,330	633,384	635,714	135
Agricultural production and other loans to farmers	319	15	334	85,135	85,469	15
Consumer loans	444	278	722	73,254	73,976	101
Total	$13,836	$9,393	$23,229	$3,355,503	$3,378,732	$6,303

Impaired Loans - Impaired loans include nonperforming loans, loans modified in troubled debt restructurings (“TDRs”) where concessions have been granted to borrowers experiencing financial difficulties, and certain other loans identified by management. Certain other loans identified by management consist of performing loans with specific allocations of the allowance for loan loss. Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

Impaired loans, segregated by class were as follows:

	September 30, 2021
	Principal	Recorded	Related
(In thousands)	Balance	Balance (1)	Allowance
Impaired loans with no related allowance:
Secured by real estate:
Residential properties	$7,666	$5,099	$—
Construction and land development	3,669	1,656	—
Farmland	11,994	11,439	—
Other commercial	4,015	2,448	—
Total real estate	27,344	20,642	—
Commercial and industrial	19,723	19,393	—
Agricultural production and other loans to farmers	289	147	—
Consumer and other loans	236	210	—
Total	$47,592	$40,392	$—

Impaired loans with related allowance:
Secured by real estate:
Residential properties	$1,060	$1,060	$9
Construction and land development	—	—	—
Farmland	—	—	—
Other commercial	1,948	1,948	276
Total real estate	3,008	3,008	285
Commercial and industrial	2,324	2,324	991
Agricultural production and other loans to farmers	—	—	—
Consumer and other loans	—	—	—
Total	5,332	5,332	1,276
Total impaired loans	$52,924	$45,724	$1,276

(1) Recorded balance represents the carrying value - the contractual principal obligation due from the customer less charge offs and payments applied.

F-69

	December 31, 2020
	Principal	Recorded	Related
(In thousands)	Balance	Balance (1)	Allowance
Impaired loans with no related allowance:
Secured by real estate:
Residential properties	$8,474	$5,795	$—
Construction and land development	5,530	3,462	—
Farmland	11,024	10,584	—
Other commercial	8,439	5,149	—
Total real estate	33,467	24,990	—
Commercial and industrial	10,386	9,962	—
Agricultural production and other loans to farmers	156	97	—
Consumer and other loans	216	177	—
Total	$44,225	$35,226	$—

Impaired loans with related allowance:
Secured by real estate:
Residential properties	$1,073	$1,073	$9
Construction and land development	—	—	—
Farmland	—	—	—
Other commercial	6,072	6,039	2,028
Total real estate	7,145	7,112	2,037
Commercial and industrial	4,430	4,430	2,158
Agricultural production and other loans to farmers	—	—	—
Consumer and other loans	—	—	—
Total	11,575	11,542	4,195
Total impaired loans	$55,800	$46,768	$4,195

(1) Recorded balance represents the carrying value - the contractual principal obligation due from the customer less charge-offs and payments applied.

The average recorded investment and interest recognized for impaired loans for the three and nine months ended September 30, 2021 and 2020 are presented below.

	Three Months Ended September 30,
	2021		2020
	Average	Interest	Average	Interest
(In thousands)	Investment	Recognized	Investment	Recognized
Secured by real estate:
Residential properties	$6,123	$42	$6,934	$38
Construction and land development	1,139	23	2,026	31
Farmland	11,150	104	10,515	127
Other commercial	5,046	14	12,389	61
Total real estate	23,458	183	31,864	257
Commercial and industrial	21,728	281	1,133	7
Agricultural production and other loans to farmers	146	3	97	—
Consumer loans	210	—	180	—
Total	$45,542	$467	$33,274	$264

F-70

	Nine Months Ended September 30,
	2021		2020
	Average	Interest	Average	Interest
(In thousands)	Investment	Recognized	Investment	Recognized
Secured by real estate:
Residential properties	$6,489	$106	$5,773	$114
Construction and land development	2,107	80	2,013	96
Farmland	10,452	356	10,517	382
Other commercial	6,827	129	11,876	176
Total real estate	25,875	671	30,179	768
Commercial and industrial	20,076	753	689	20
Agricultural production and other loans to farmers	94	3	78	—
Consumer loans	191	—	182	—
Total	$46,236	$1,427	$31,128	$788

There were no modifications classified as TDRs for the nine months ended September 30, 2021 or 2020. Although there were additional modifications of terms on some loans, the prevailing modifications during the reported periods were related to converting the loans to interest only for a period of time, reductions in the interest rates, and/or extensions of payment dates or maturity dates. Because the majority of these loans were classified as impaired loans before restructuring, the modifications did not materially impact the Company’s determination of the allowance for loan losses. The Company did not forgive any principal on the above loans. The allowance for loan losses attributable to restructured loans was $169,000 and $2.0 million at September 30, 2021 and December 31, 2020, respectively. The primary reason for the decrease in the allowance for loan losses attributable to restructured loans was a $1.8 million payment received in the first quarter of 2021 related to a loan classified as a TDR in 2019. The Company defines a payment default as a payment received more than 90 days after its due date.

Note 6: Allowance for Loan Losses

As management evaluates the allowance for loan losses, it is categorized as follows: (1) specific allocations; (2) allocations for classified assets with no specific allowance, based on historical loan experience for similar loans with similar characteristics, adjusted as necessary, to reflect the impact of current conditions; and (3) general allocations for each major loan category for loans not deemed impaired or classified, segmented by loan class based on historical loss experience and other risk factors. In assessing general economic conditions, management monitors several factors, including regional and national economic conditions, real estate market conditions and recently enacted regulations with potential economic effects.

Credit Quality Indicators - The Company utilizes a risk grading matrix to assign a grade to each of its commercial and real estate loans. Loans are rated on a scale of 1 to 10. A description of the general characteristics of the 10 risk ratings is as follows:

•	Risk Grades 1, 2, 3, 4 and 5 - These grades include loans to borrowers of solid credit quality with no higher than normal risk of loss. Borrowers in these categories have satisfactory financial strength and adequate cash flow coverage to service debt requirements. Collateral type and quality, as well as protection, are adequate. The borrower’s management is strong and capable, financial information is timely and accurate, and guarantor support is strong.
F-71

•	Risk Grade 6 - Pass and Watch - Loans in this category are currently protected, but risks are emerging that warrant more than normal attention and have above average risk of loss. These factors require a higher level of monitoring and may include emerging balance sheet weaknesses, strained liquidity, increased leverage ratio, and weakening management. Collateral support is less marketable or limited use and, although the protection is sufficient, the loan-to-value ratio may not meet policy guidelines. Guarantors may have a limited ability and willingness to provide intermediate support. Also, considerations surrounding industry deterioration, increased competition and minor policy exceptions concerning structure or amortization may affect the rating of these loans.

•	Risk Grade 7 - Special Mention - The Company’s special mention rating is intended to closely align with the regulatory definition. A special mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these weaknesses may result in deterioration of repayment prospects. These weaknesses may include deteriorating balance sheets, strained liquidity and elevated leverage ratios. Cash flow and profitability are marginally sufficient to service debt and collateral is exhibiting signs of decline in value; however, protection is currently sufficient. Limited management experience or weaknesses have emerged requiring more than normal supervision and uncertainties regarding the quality of the financials are not explained. Guarantor has very limited ability and willingness to provide short-term support. Moderate policy exceptions concerning structure or amortization may be considered in order to provide relief to the borrower. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

•	Risk Grade 8 - Substandard - A loan in this category is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged. Assets so classified have a well-defined weakness that jeopardizes the liquidation of the debt. Factors affecting these loans may include balance sheet deterioration that has resulted in illiquid, highly leveraged or deficit net worth, cash flow that is not able to service debts as structured, collateral protection that may be inadequate, guarantor support that may be virtually non-existent, and management that is poor. Loans may require a major policy exception concerning structure or amortization. They are characterized by the distinct possibility that the Company will incur some loss if the deficiencies are not corrected.

•	Risk Grade 9 - Doubtful - Loans classified doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

•	Risk Grade 10 - Loss - Loans are considered uncollectible and of such little value that continuing to carry them as an active asset is not warranted. It does not mean that there will be no recovery, but, rather, it is not practical or desirable to defer writing off these assets even though a partial recovery may be possible in the future.

Classified loans for the Company include loans in Risk Grades 8, 9 and 10. Loans may be classified but not considered impaired, due to one of the following reasons: (i) the loan falls below the established minimum dollar thresholds for loan impairment testing or (ii) the loan was tested for impairment, but not deemed to be impaired.

F-72

The following table summarizes the credit quality of the Company’s loan portfolio by loan class for the period indicated:

	Risk Grades	Risk Grade	Risk Grade	Risk Grade
(In thousands)	1-6	7	8	9	Total
September 30, 2021
Secured by real estate:
Residential properties	$759,167	$21	$14,740	$—	$773,928
Construction and land development	460,712	4,107	745	—	465,564
Farmland	199,608	—	13,037	—	212,645
Other commercial	1,330,515	1,001	7,621	77	1,339,214
Total real estate	2,750,002	5,129	36,143	77	2,791,351
Commercial and industrial	510,359	—	23,756	45	534,160
Agricultural production and other loans to farmers	101,549	71	353	—	101,973
Consumer and other loans	98,302	—	300	—	98,602

Total	$3,460,212	$5,200	$60,552	$122	$3,526,086

	Risk Grades	Risk Grade	Risk Grade	Risk Grade
(In thousands)	1-6	7	8	9	Total
December 31, 2020
Secured by real estate:
Residential properties	$721,024	$—	$17,316	$—	$738,340
Construction and land development	401,347	—	2,149	—	403,496
Farmland	205,211	—	11,893	—	217,104
Other commercial	1,209,365	—	15,041	227	1,224,633
Total real estate	2,536,947	—	46,399	227	2,583,573
Commercial and industrial	619,086	51	16,526	51	635,714
Agricultural production and other loans to farmers	85,197	91	181	—	85,469
Consumer and other loans	73,560	—	416	—	73,976

Total	$3,314,790	$142	$63,522	$278	$3,378,732

F-73

Transactions in the allowance for loan losses and balances in the loan portfolio by loan segment are as follows:

(In thousands)	Commercial and Industrial	Commercial Real Estate	Residential	Consumer and other	Total
Three Months Ended September 30, 2021
Allowance for loan losses:
Beginning balance	$6,493	$23,051	$10,234	$2,226	$42,004
Provision for loan losses	(565)	616	352	1,066	1,469
Recoveries on loans	175	1,625	59	449	2,308
Loans charged off	(37)	(349)	(122)	(1,272)	(1,780)
Ending balance	$6,066	$24,943	$10,523	$2,469	$44,001

Nine Months Ended September 30, 2021
Allowance for loan losses:
Beginning balance	$6,337	$20,163	$7,900	$1,600	$36,000
Provision for loan losses	(433)	3,481	2,581	1,766	7,395
Recoveries on loans	479	2,277	340	2,046	5,142
Loans charged off	(317)	(978)	(298)	(2,943)	(4,536)
Ending balance	$6,066	$24,943	$10,523	$2,469	$44,001

Period End Allowance Balance Allocated To:
Individually evaluated for impairment	$991	$276	$9	$—	$1,276
Collectively evaluated for impairment	5,075	24,667	10,514	2,469	42,725
Ending balance	$6,066	$24,943	$10,523	$2,469	$44,001

(In thousands)	Commercial and Industrial	Commercial Real Estate	Residential	Consumer and other	Unallocated	Total
Three Months Ended September 30, 2020
Allowance for loan losses:
Beginning balance	$3,269	$12,580	$5,968	$1,340	$902	$24,059
Provision for loan losses	2,812	1,835	170	(82)	(64)	4,671
Recoveries on loans	34	103	140	827	—	1,104
Loans charged off	(261)	(1,960)	(34)	(731)	—	(2,986)
Balance, end of year	$5,854	$12,558	$6,244	$1,354	$838	$26,848

Nine Months Ended September 30, 2020
Allowance for loan losses:
Beginning balance	$2,773	$10,766	$5,568	$1,135	$1,258	$21,500
Provision for loan losses	3,427	3,824	707	168	(420)	7,706
Recoveries on loans	148	150	237	2,619	—	3,154
Loans charged off	(494)	(2,182)	(268)	(2,568)	—	(5,512)
Ending balance	$5,854	$12,558	$6,244	$1,354	$838	$26,848

Period End Allowance Balance Allocated To:
Individually evaluated for impairment	$471	$1,949	$17	$—	$—	$2,437
Collectively evaluated for impairment	5,383	10,609	6,227	1,354	838	24,411
Ending balance	$5,854	$12,558	$6,244	$1,354	$838	$26,848

F-74

The following table provides the recorded investment in loans, net of unearned income, based on the Company’s impairment methodology as of the dates presented:

(In thousands)	Commercial and Industrial	Commercial Real Estate	Residential	Consumer and other	Total
September 30, 2021
Individually evaluated for impairment	$21,611	$14,046	$2,369	$174	$38,200
Collectively evaluated for impairment	512,549	2,003,377	771,559	200,401	3,487,886
Ending balance	$534,160	$2,017,423	$773,928	$200,575	$3,526,086

December 31, 2020
Individually evaluated for impairment	$14,392	$25,234	$6,868	$274	$46,768
Collectively evaluated for impairment	621,322	1,819,999	731,472	159,171	3,331,964
Ending balance	$635,714	$1,845,233	$738,340	$159,445	$3,378,732

Note 7: Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements triggers certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The U.S. capital rules, which in substance adopted the international Basel III Capital Rules and accordingly are referred to as the Basel III rules, became effective for both the Company and the Bank on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019. The Basel III rules require banking institutions to comply with three minimum risk-based capital ratios for common equity Tier 1 (“CET1”) capital, Tier 1 capital, and total capital, as well as a minimum leverage ratio based on Tier 1 capital.

Under the Basel III rules, the Company must maintain a capital conservation buffer of CET1 capital above the minimum risk-based capital ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress and effectively increases the minimum required risk-weighted capital ratios. If, after deducting the buffer amount from its CET1 capital, Tier 1 capital, and total capital, any of these amounts results in a risk-based capital ratio below the minimum, a banking institution will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. The capital conservation buffer, which was 2.50% at September 30, 2021 and December 31, 2020, is included in the minimum capital requirements relative to risk-weighted assets in the following table. Management believes as of September 30, 2021 and December 31, 2020, the Company and the Bank met Basel III minimum capital requirements to which they are subject.

The Bank is also subject to capital requirements under the prompt corrective action regime. As of September 30, 2021, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. The prompt corrective action framework applies only to insured depository institutions, such as the Bank, and not to their holding companies, such as the Company. To be categorized as well capitalized, an insured depository institution must maintain certain ratios of CET1 capital, Tier 1 capital and total capital to risk-weighted assets, and of Tier 1 capital to adjusted quarterly average assets. There are no conditions or events since that notification that management believes have changed the Bank’s category. The amounts of the Bank’s capital relative to the standards for well capitalized status are set forth in the following table.

F-75

The Company’s and the Bank’s CET1 capital includes total common equity reduced by goodwill and other intangible assets, net of associated deferred tax liabilities. In connection with the adoption of Basel III, the Company elected to opt out of the requirement to include most components of accumulated other comprehensive income (loss) in CET1 capital.

Tier 1 capital includes CET1 capital and additional Tier 1 capital. For the Company, additional Tier 1 capital at September 30, 2021 and December 31, 2020 included $51.0 million and $50.7 million of trust preferred securities issued by the trusts (net of investment in the trusts), respectively. The Bank did not have any additional Tier 1 capital beyond CET1 capital as of September 30, 2021 and December 31, 2020.

Total capital includes Tier 1 capital and Tier 2 capital. Tier 2 capital for both the Company and the Bank includes a permissible portion of the allowance for loan losses. In addition, Tier 2 capital at September 30, 2021 and December 31, 2020 for the Company includes $58.8 million and $58.6 million, respectively, of subordinated debentures. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under Basel III.

The following table presents actual and required capital ratios for the Company and the Bank under the Basel III rules.

	Actual		Minimum Requirement		Required to be Well Capitalized
(In thousands)	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
September 30, 2021:
Company:
CET1 Capital to Risk-Weighted Assets	$374,642	9.57%	$273,936	7.00%	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	425,598	10.88%	332,636	8.50%	N/A	N/A
Total Capital to Risk-Weighted Assets	580,350	13.50%	410,904	10.50%	N/A	N/A
Tier 1 Capital to Average Assets	425,598	8.40%	202,413	4.00%	N/A	N/A

Bank:
CET1 Capital to Risk-Weighted Assets	$420,455	10.77%	$273,372	7.00%	$253,845	6.50%
Tier 1 Capital to Risk-Weighted Assets	420,455	10.77%	331,951	8.50%	312,425	8.00%
Total Capital to Risk-Weighted Assets	464,456	11.89%	410,058	10.50%	390,531	10.00%
Tier 1 Capital to Average Assets	420,455	8.32%	202,059	4.00%	252,574	5.00%

December 31, 2020:
Company:
CET1 Capital to Risk-Weighted Assets	$339,936	9.94%	$239,437	7.00%	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	390,713	11.42%	290,745	8.50%	N/A	N/A
Total Capital to Risk-Weighted Assets	485,357	14.19%	359,155	10.50%	N/A	N/A
Tier 1 Capital to Average Assets	390,713	8.55%	182,853	4.00%	N/A	N/A

Bank:
CET1 Capital to Risk-Weighted Assets	$387,231	11.36%	$238,629	7.00%	$221,584	6.50%
Tier 1 Capital to Risk-Weighted Assets	387,231	11.36%	289,763	8.50%	272,719	8.00%
Total Capital to Risk-Weighted Assets	423,231	12.42%	357,943	10.50%	340,898	10.00%
Tier 1 Capital to Average Assets	387,231	8.49%	182,531	4.00%	228,164	5.00%

F-76

The ability of the Company to pay future dividends, pay its expenses and retire its debt is dependent upon future income tax benefits and dividends paid to the Company by the Bank. The Bank is subject to dividend restrictions as imposed by Federal and state regulatory authorities.

Note 8: Fair Value

Financial Instruments Measured at Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Valuations within these levels are based upon:

Level 1

Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access as of the measurement date

Level 2

Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3

Unobservable inputs that are significant to the fair value of the assets or liabilities that reflect a company’s own assumptions about the assumptions that market participants would use in pricing assets or liabilities

Management monitors the availability of observable market data to assess the appropriate classification of assets and liabilities within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period. There were no transfers of financial instruments between fair value levels for any period presented.

The Company used the following methods and significant assumptions to estimate fair value.

Securities - The Company utilizes an independent pricing service to advise it on the value of the securities portfolio. Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. For these investments, the inputs used by the pricing service to determine fair value may include one, or a combination of several, observable inputs such as benchmark yields, reported trades, benchmark securities, bids, offers and reference data market research publications and are classified within Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. For Level 3 securities, in addition to the inputs noted above, inputs used by the pricing service to determine fair value may also include estimated duration, municipal bond interest rate curve, and tax effected yield. There were no Level 3 securities as of September 30, 2021 or December 31, 2020. The Company’s treasury department and Asset Liability Management Committee review the aggregate fair values of the securities portfolio.

F-77

Impaired loans - Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment on a non-recurring basis. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans. Specific allowances for impaired loans are based on comparisons of the recorded carrying values of the loans to the present value of the estimated cash flows of these loans at each loan’s effective interest rate or the fair value of the collateral net of selling costs if the loan is collateral dependent. Impaired loans are primarily collateral dependent loans and are assessed using a fair value approach. Fair value estimates for collateral dependent loans are derived from appraised values based on the current market value or as-is value of the property being appraised. Appraisals are based on certain assumptions, which may include construction or development status and the highest and best use of the property. The appraisals are reviewed by the Company’s appraisal department to ensure they are acceptable. Impaired loans are classified within Level 3 of the fair value hierarchy. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted in accordance with the allowance policy.

Other Real Estate Owned - Other real estate owned is initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated cost to sell. Fair value estimates begin with obtaining a current independent appraisal or internal evaluation of the collateral value. Subsequent to foreclosure, valuations are performed periodically by the Company’s appraisal department and any subsequent reduction in value is recognized by a charge to income.

Appraisals for both collateral-dependent impaired loans and other real estate owned are performed by certified appraisers whose qualifications and licenses have been reviewed by the Company. These appraisals are reviewed by a member of the Company’s appraisal department to ensure they are acceptable. Appraised values are adjusted down for costs associated with asset disposal. The significant unobservable inputs (Level 3) used in the fair value measurement of collateral for collateral impaired loans and other real estate owned are primarily based on appraisals, observable market conditions, and other factors which may affect collectability. The appraisals use marketability and comparability discounts, which generally range from 5% to 15%. Assessment of the significance of a specific input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset. It is reasonably possible that a change in the estimated fair value for assets measured using Level 3 inputs could occur in the future.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair	Fair Value Measurements Using
(In thousands)	Value	Level 1	Level 2	Level 3
September 30, 2021
U.S. Government agency obligations	$299,841	$—	$299,841	$—
Residential mortgage-backed securities	121,846	—	121,846	—
Commercial mortgage-backed securities	14,894	—	14,894	—
Asset-backed securities	13,539	—	13,539	—
Corporate investments	44,150	—	44,150	—
State and political subdivisions	46,613	—	46,613	—
Total securities available for sale	$540,883	$—	$540,883	$—

December 31, 2020
U.S. Government agency obligations	$12,434	$—	$12,434	$—
Residential mortgage-backed securities	187,212	—	187,212	—
Commercial mortgage-backed securities	17,331	—	17,331	—
Asset backed securities	14,447	—	14,447	—
Corporate investments	33,148	—	33,148	—
State and political subdivisions	46,801	—	46,801	—
Total securities available for sale	$311,373	$—	$311,373	$—

F-78

Assets measured at fair value on a non-recurring basis are summarized below.

	Fair	Fair Value Measurements Using
(In thousands)	Value	Level 1	Level 2	Level 3
Impaired loans, net of allowance for loan losses:
September 30, 2021	$44,448	$—	$—	$44,448
December 31, 2020	$42,573	$—	$—	$42,573

Other real estate owned:
September 30, 2021	$6,989	$—	$—	$6,989
December 31, 2020	$6,754	$—	$—	$6,754

The following table presents quantitative information about Level 3 fair value measurements for assets measured at fair value on a non-recurring basis.

	Qualitative Information about Level 3 Fair Value Measurements
(In thousands)	Carrying Value	Valuation Methods	Unobservable Inputs	Range	Weighted Average
September 30, 2021
Impaired loans, net of specific allowance	$44,448	Third-party appraisals	Selling costs	5% - 10%	6%
Other real estate owned	$6,989	Third-party appraisals and internal evaluations	Selling costs	5% - 10%	6%

	Qualitative Information about Level 3 Fair Value Measurements
(In thousands)	Carrying Value	Valuation Methods	Unobservable Inputs	Range	Weighted Average
December 31, 2020
Impaired loans, net of specific allowance	$42,573	Third-party appraisals	Selling costs	5% - 10%	6%
Other real estate owned	$6,754	Third-party appraisals and internal evaluations	Selling costs	5% - 10%	6%

Fair Value of Financial Instruments

GAAP requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, that are not measured and reported at fair value on a recurring or non-recurring basis. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions significantly affect the estimates and, as such, the derived fair value may not be indicative of the value negotiated in an actual sale and may not be comparable to that reported by other financial institutions. In addition, the fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

F-79

The following table presents estimated fair values of the Company’s financial instruments not previously disclosed:

	September 30, 2021		December 31, 2020
(In thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Level 1 inputs:
Cash and cash equivalents	$695,069	$695,069	$637,545	$637,545

Level 2 inputs:
Securities held to maturity	78,423	78,905	93,766	94,436
FHLB stock	2,729	2,729	2,557	2,557
Accrued interest receivable	17,120	17,120	18,061	18,061
Level 3 inputs:
Loans held for sale	13,904	13,904	28,684	28,684
Loans, net	3,482,085	3,462,588	3,342,732	3,348,872

Financial liabilities:
Level 2 inputs:
Deposits	4,529,868	4,435,783	4,152,810	4,153,402
FHLB and other borrowings	31,026	31,778	33,771	34,941
Subordinated debentures	111,411	111,411	111,124	111,124
Accrued interest payable	2,647	2,647	2,709	2,709

Note 9: Subordinated Debentures and Trust Preferred Securities

On June 4, 2020, the Company entered into a Subordinated Note Purchase Agreement with certain qualified institutional buyers and institutional accredited investors pursuant to which the Company issued and sold $60.0 million in aggregate principal amount of its 6.000% Fixed-to-Floating Rate Subordinated Notes due June 15, 2030 (the “Notes”). The Company incurred issuance costs of $1.4 million in conjunction with the issuance of the Notes. These issuance costs are netted with the balance of the Notes on the Company’s Condensed Consolidated Balance Sheets and will be amortized over the life of the Notes. The Notes initially bear interest at a rate of 6.000% per annum from and including June 4, 2020, to but excluding June 15, 2025 or the early redemption date, with interest during this period payable semiannually in arrears. From and including June 15, 2025, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to Three-Month Term Secured Overnight Financing Rate plus 586 basis points, with interest during this period payable quarterly in arrears. The Company used the proceeds of the private placement for general corporate purposes, including improving the Company’s liquidity and capital position.

The Notes are not redeemable by the Company, in whole or in part, prior to the fifth anniversary of the original date of issue, except that the Notes may be redeemed at any time in whole but not in part in the event of a Tier 2 Capital Event, a Tax Event, or an Investment Company Event, each as defined and described in the Notes. On or after the fifth anniversary of the original date of issue, the Notes shall be redeemable on any interest payment date at the option of the Company, in whole or in part in integral multiples of $1,000, at an amount equal to 100% of the outstanding principal amount redeemed plus accrued but unpaid interest thereon. Any partial redemption will be made on a pro rata basis as to the holders of the Notes. Any redemption of the Notes is subject to any applicable regulatory requirements and approvals.

F-80

The Company also owns the outstanding common stock of business trusts that have issued preferred capital securities to third parties. These preferred capital securities have qualified as Tier 1 capital for the Company, subject to regulatory rules and limits. These trusts used the proceeds from the issuance of the common stock and the preferred capital securities to purchase subordinated debentures issued by the Company. These subordinated debentures are these trusts’ only assets, and quarterly interest payments on these subordinated debentures are the sole source of cash for these trusts to pay quarterly distributions on the common stock and preferred capital securities. The Company has fully and unconditionally guaranteed the trusts’ obligations with respect to the preferred capital securities.

The Company has the right to defer the payment of interest on the subordinated debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the subordinated debentures are deferred, the distributions on the trust preferred securities are also deferred. Interest on the subordinated debentures and distributions on the trust preferred securities are cumulative.

The following is a summary of subordinated debentures payable to statutory trusts.

(In thousands)	Year of Maturity	Interest Rate	September 30, 2021	December 31, 2020
First Bancshares of Baton Rouge Statutory Trust I	2034	3 month LIBOR, plus 2.50%	$4,124	$4,124
State Capital Statutory Trust IV	2035	3 month LIBOR, plus 1.99%	5,155	5,155
BancPlus Statutory Trust II	2036	3 month LIBOR, plus 1.50%	20,619	20,619
BancPlus Statutory Trust III	2037	3 month LIBOR, plus 1.35%	20,619	20,619
State Capital Master Trust	2037	3 month LIBOR, plus 1.46%	6,186	6,186
			$56,703	$56,703

The subordinated debentures payable to statutory trusts vary from the amount carried on the Condensed Consolidated Balance Sheets at September 30, 2021 due to the remaining purchase discount of $4.0 million, which was established upon the Merger with SCC and is being amortized over the remaining life of the debentures.

Interest rates adjust quarterly for the subordinated debentures with rates that are indexed with LIBOR. We are currently monitoring the actions of LIBOR’s regulator and the implementation of alternative reference rates in advance of the expected discontinuation of LIBOR to determine any potential impact on the subordinated debentures.

The Company has the right to redeem the subordinated debentures prior to maturity. Upon redemption of the subordinated debentures payable to a statutory trust, the trust will also liquidate its common stock and preferred capital securities.

Note 10: Employee Benefits

The Company has an Employee Stock Ownership Plan (“ESOP”) that covers all employees of the Bank who are at least 21 years of age and work in a position requiring at least one thousand hours of service annually. The plan also has 401(k) provisions that allow for employee tax deferred contributions. Participants may make contributions to the ESOP in accordance with applicable regulations and the ESOP’s provisions. The Company makes a 3% “safe harbor” matching contribution, plus an additional matching contribution equal to 50% of the next 2% of an employee’s salary deferral contributions in excess of 3%. Additional contributions are made to the ESOP at the discretion of the Company’s Board of Directors.

F-81

The ESOP owned 1,500,732 and 1,499,459 shares of the Company’s common stock at September 30, 2021 and December 31, 2020, respectively. The ESOP entered into loans, collateralized by ESOP shares, with the Company in connection with the repurchase of shares of Company stock that were sold by participants in accordance with diversification provisions of the ESOP. A total of 176,786 shares were repurchased through 2011, an additional 77,000 shares were repurchased under this program in 2012, and 27,594 shares were repurchased under this program in 2019. These unallocated shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares that are used to repay the loan are treated as compensation expense.

The following table presents information related to the Company’s ESOP-owned shares.

(In thousands, except share data)	September 30, 2021	December 31, 2020
Allocated shares	1,469,547	1,449,335
Unearned shares	31,185	50,124
Total ESOP shares	1,500,732	1,499,459

Fair value of unearned shares	$2,050	$2,569

Distributions of the ESOP may be either in cash or Company common stock. The allocated shares are subject to a put option, whereby the Company will provide a market for a specified period of time for shares distributed to participants. The put price is the appraised value of the stock. The fair value of shares of common stock held by the ESOP are deducted from permanent shareholders’ equity in the Condensed Consolidated Balance Sheets and reflected in a line item below liabilities and above shareholders’ equity. This presentation is necessary in order to recognize the put option within the ESOP-owned shares, consistent with U.S. Securities and Exchange Commission guidelines, that is present as long as the Company is not publicly traded. The Company uses a valuation by an external third party to determine the maximum possible cash obligation related to these securities. Increases or decreases in the value of the cash obligation are included in a separate line item in the Condensed Consolidated Statements of Shareholders’ Equity. The fair value of shares held by the ESOP at September 30, 2021 was $96.6 million, based on the Company’s previously disclosed appraised value of $65.75 per share of common stock. The fair value at December 31, 2020 was $74.3 million, based on the Company’s previously disclosed appraised value of $51.25 per share of common stock. As previously disclosed, these appraised values were determined solely for purposes of the ESOP’s administration and are therefore subject to certain limitations, qualifications and assumptions and may not reflect the fair value of the Company’s common stock and should not be relied on for any reason. In particular, the COVID-19 pandemic has had a significant impact on the trading markets for equity securities, including the value of equity securities of banking institutions. Neither the Company nor the ESOP has any obligation to seek an adjusted valuation, to use these appraised values for any other purpose or, if the Company or the ESOP obtains a new appraised value, to disclose such new appraised value.

State Bank Employee Stock Ownership Plan

In connection with the Company’s Merger with SCC, the State Bank & Trust Company Employee Stock Ownership Plan (“State Bank ESOP”) was amended on March 17, 2020, to be terminated effective March 31, 2020. As of March 31, 2020, all State Bank ESOP participants were fully vested in their respective account balances, no additional contributions were permitted by either the Company or the State Bank ESOP participants, and no additional participants were permitted to enter the State Bank ESOP. All shares of SCC common stock held in the State Bank ESOP were allocated to participants. The Company has no contribution obligations or compensation expense with respect to the State Bank ESOP. The Company received approval of the termination from the Internal Revenue Service (“IRS”) and all assets held by the State Bank ESOP have been distributed in accordance with its terms.

F-82

In connection with the Merger, all shares of SCC common stock held in the State Bank ESOP were converted into shares of the Company’s common stock using the exchange ratio provided for in the Merger Agreement. Distributions from the State Bank ESOP may be either in cash or Company common stock. The shares of Company common stock distributed by the State Bank ESOP were subject to a put option so long as the Company was not publicly traded and the valuation obtained for purposes of the ESOP was used to determine the put option price under the State Bank ESOP. As of September 30, 2021 and December 31, 2020, the State Bank ESOP held zero and 52,204 shares of Company common stock, respectively.

State Bank Defined Contribution Plan

On March 31, 2020, the State Bank & Trust Company 401(k) Plan (“State Bank 401(k)”) was amended to be terminated effective as of the same date in connection with the Merger. As of March 31, 2020, all State Bank 401(k) participants were fully vested in their respective account balances, no additional contributions were permitted by either the Company or the State Bank 401(k) participants, and no additional participants were permitted to enter into the State Bank 401(k). The Company has no contribution obligations or compensation expense with respect to the State Bank 401(k). The Company received approval of the termination from the IRS and has distributed all assets held by the State Bank 401(k) in accordance with its terms.

State Bank Defined Benefit Pension Plan

As a result of the Merger, the Company assumed the Mississippi Southern Bank Pension Plan (“State Bank Pension Plan”), a defined benefit pension plan which was closed to new participants and benefits were frozen effective as of December 31, 2002.

While no additional benefits accrue, the Company’s cumulative obligation is subject to adjustment due to changes in actuarial assumptions such as expected mortality and changes in interest rates. Net periodic pension costs for the quarterly period ended September 30, 2021 were not material to the Company’s Condensed Consolidated Statements of Income. The Company received approval of the termination of the State Bank Pension Plan from the IRS and plans to distribute all assets held by the State Bank Pension Plan in accordance with its terms as soon as reasonably possible.

Note 11: Equity

The Company’s Articles of Incorporation authorize 10,000,000 shares of preferred stock with no par value, which may be issued from time to time and in one or more classes or series upon authorization of the Board of Directors. At September 30, 2021 and December 31, 2020, there were zero shares of preferred stock issued and outstanding.

Note 12: Stock Based Compensation

Under the Company’s long-term incentive program, certain officers, employees and directors are eligible to receive equity-based awards under the 2018 Long-Term Incentive Plan (“LTIP”). Restricted stock awards (“RSAs”) granted under the LTIP generally vest over one to five years. Unvested RSAs are included in the Company’s common stock outstanding. Compensation expense for RSAs granted under the LTIP is recognized over the vesting period of the awards based on the fair value of the stock at the grant date, with forfeitures recognized as they occur.

Stock based compensation that has been charged against income was $1.7 million for the nine months ended September 30, 2021 and $1.1 million for same period of 2020. There were 1,830 and zero shares forfeited during the nine months ended September 30, 2021 and 2020, respectively. As of September 30, 2021, there was $6.0 million of total unrecognized compensation cost related to unvested RSAs. The cost is expected to be recognized over a remaining weighted average period of 3.0 years.

F-83

A summary of the Company’s equity-based award activity and related information for the Company’s RSAs is as follows:

	Nine Months Ended
	September 30, 2021		September 30, 2020
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Beginning of period	91,109	$50.60	69,097	$53.67
Granted	85,147	51.59	39,155	45.36
Vested	(33,545)	52.03	(17,143)	51.03
Forfeited	(1,830)	49.46	—	—
End of period	140,881	$50.88	91,109	$50.60

Note 13: Contingencies

On March 20, 2019, a complaint (the “Complaint”), Mills v. BankPlus, et al., Case #3:19-cv-00196-CWR-FKB, was filed in the United States District Court for the Southern District of Mississippi, Northern Division, by Alysson Mills, in her capacity as Court-appointed Receiver for Arthur Lamar Adams (“Adams”) and Madison Timber Properties, LLC (“Madison Timber”), naming the Bank, three former Bank employees, one then-current Bank employee and other defendants, including defendants affiliated and unaffiliated with the Bank (“Defendants”). The Complaint seeks to recover damages from the Defendants for the benefit of the receivership estate related to certain investors who were allegedly defrauded by Adams and Madison Timber, whose actions were allegedly attributable to the actions of the Defendants that allegedly enabled negligent, illegal or fraudulent activities engaged in by Adams and Madison Timber. A brief description of the cause of action on the cover sheet filed with the Complaint includes securities, civil conspiracy, aiding and abetting, negligence, and other possible causes of action. The amount of damages (including punitive damages) requested against the Defendants in the Complaint is unspecified. On January 4, 2021, the plaintiff, Mills, filed an Amended Complaint. Answers and/or Motions to Dismiss the Amended complaint were filed by the Defendants. On July 8, 2021, the Court denied the Motion to Dismiss filed by the Bank. A related motion for reconsideration was filed by the Bank on August 9, 2021. On September 30, 2021, an order was entered to consolidate for purposes of discovery this case (No. 3:19-cv-00196-CWR-FKB) with three other related cases filed by Mills, the Receiver. By subsequent text-only order (No. 3:18-cv-00866-CWR-FKB) dated October 10, 2021, the four consolidated cases are stayed until January 31, 2022.

In addition to the above, the Company, including subsidiaries, is party to various legal proceedings arising in the ordinary course of business. We do not believe that loss contingencies, if any, arising from pending litigation and regulatory matters will have a material adverse effect on our consolidated financial position or liquidity.

Note 14: COVID-19

In response to the economic impact of the COVID-19 pandemic, on March 27, 2020, Congress enacted the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. It contained substantial lending, tax and spending provisions, including creating and appropriating an initial $39 billion of funding to the Paycheck Protection Program (“PPP”), designed to aid small and medium-sized businesses through federally guaranteed, forgivable loans distributed by banks. On April 24, 2020, Congress enacted the Paycheck Protection Program and Healthcare Enhancement Act (the “Enhancement Act”) to, among other things, increase the available funding under the PPP by $310 billion to a total of $659 billion. The deadline for the first round of loan applications was August 8, 2020.

F-84

The Consolidated Appropriations Act, enacted on December 27, 2020, provided additional funding for the PPP of approximately $284 billion and allowed eligible borrowers, including certain borrowers who already received a PPP loan, to apply for PPP loans through March 31, 2021. Subsequently, the American Rescue Plan Act of 2021, enacted on March 11, 2021, expanded the eligibility criteria for both first and second draw PPP loans and revised the exclusions from payroll costs for purposes of loan forgiveness. The PPP Extension Act of 2021, enacted on March 30, 2021, extended the PPP through May 31, 2021.

As of September 30, 2021, 5,756 Bank PPP loans totaling $348.7 million had been forgiven and paid by the Small Business Administration or paid off by the customer. As of September 30, 2021, the Company held 1,948 loans for customers under the PPP, totaling approximately $101.0 million. The loans have maturities ranging from February 2022 to April 2028. The Company expects to recognize total fee income of approximately $5.2 million over the lives of the remaining loans.

The CARES Act and related guidance from the federal banking agencies also provide financial institutions the option to temporarily suspend requirements under GAAP related to classification of certain loan modifications as TDRs, to account for the current and anticipated effects of COVID-19. The CARES Act, as amended by the Consolidated Appropriations Act, 2021, specified that COVID-19 related loan modifications executed between March 1, 2020 and the earlier of (i) 60 days after the date of termination of the national emergency declared by the President and (ii) January 1, 2022, on loans that were current as of December 31, 2019 are not subject to TDR accounting requirements under GAAP. Additionally, under April 2020 interagency guidance from the federal banking agencies, other short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs under Accounting Standards Codification Subtopic 310-40, “Troubled Debt Restructuring by Creditors.” These modifications include short-term (e.g., up to six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant. The federal banking agencies also have encouraged banks to work with their borrowers to modify loans as may be appropriate.

As of September 30, 2021, the Company had granted temporary modifications on 1,892 outstanding loans totaling approximately $735.0 million, or 20.8% of total outstanding loans, primarily secured by 1-4 family residences and multi-tenant retail commercial real estate. As of September 30, 2021, three loans totaling $27.2 million, or 0.8% of the Company’s loan portfolio, were still in deferment.

Economic uncertainties have arisen which may negatively affect the financial position, results of operations and cash flows of the Company. The duration of these uncertainties and ultimate financial effects cannot be reasonably estimated at this time.

F-85

FIRST TRUST CORPORATION AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

F-86

F-87

30th Floor, Energy Centre, 1100 Poydras Street - New Orleans, LA 70163

One Galleria Blvd., Suite 2100 - Metairie, LA 70001

504-837-5990 Phone - 504-834-3609 Fax - pncpa.com

A Professional Accounting Corporation

INDEPENDENT AUDITORS’ REPORT

Board of Directors
First Trust Corporation
New Orleans, Louisiana

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of First Trust Corporation and Subsidiary (a Louisiana Corporation) (the Corporation), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. This includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Corporation’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-88

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Trust Corporation and Subsidiary, as of December 31, 2020 and 2019, and the results of their consolidated operations and their consolidated cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Metairie, Louisiana
May 10, 2021

F-89

FIRST TRUST CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets
December 31, 2020 and 2019

	2020	2019
	(dollars in thousands)
Assets
Cash and cash equivalents	$8,671	$13,047
Interest-bearing deposits	54,863	8,141
Total cash and cash equivalents	63,534	21,188
Investment securities available-for-sale, at fair value	60,500	34,708
Loans held for sale	19,538	16,917
Loans receivable	1,008,565	879,787
Less: allowance for loan losses	(12,352)	(7,751)
Loans, net	996,213	872,036
Accrued interest receivable	3,463	3,250
Other real estate	7,199	4,227
Bank premises and equipment, net	17,037	17,541
Federal Home Loan Bank stock	1,790	3,998
Other assets	3,973	3,761

Total assets	$1,173,247	$977,626

Liabilities
Deposits
Non-interest-bearing	$258,400	$170,442
Interest-bearing	799,075	672,551
Total deposits	1,057,475	842,993
Short-term Federal Home Loan Bank borrowings	—	30,000
Long-term Federal National Bankers Bank borrowings	—	18,000
Long-term subordinated debt	21,000	—
Accrued interest payable	602	1,110
Other liabilities	5,129	4,093

Total liabilities	1,084,206	896,196

Stockholders’ Equity
Preferred stock - par value $1 per share; 10,000,000 shares authorized and no shares issued	—	—
Common stock - par value $0.10 per share; 20,000,000 shares authorized, 10,683,031 and 10,678,031 shares issued and outstanding at December 31, 2020 and 2019, respectively	1,068	1,068
Additional paid-in capital	53,453	53,279
Retained earnings	33,021	26,366
Accumulated other comprehensive income	1,499	717
Total stockholders’ equity	89,041	81,430
Total liabilities and stockholders’ equity	$1,173,247	$977,626

The accompanying notes are an integral part of these consolidated statements.

F-90

FIRST TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Operations
For the Years Ended December 31, 2020 and 2019

	2020	2019
	(dollars in thousands)
Interest income
Loans, including fees	$52,291	$48,100
Interest and dividends on investment securities	1,330	1,187
Interest on short-term investments	62	1,004
Total interest income	53,683	50,291

Interest expense
Deposits	9,821	10,580
Short-term borrowings	52	185
Long-term borrowings	760	1,554
Total interest expense	10,633	12,319

Net interest income	43,050	37,972

Provision for loan losses	4,605	25
Net interest income after provision for credit losses	38,445	37,947

Non-interest income
Service charges on deposit accounts	2,479	3,148
Mortgage loan origination income	11,551	5,401
Gain (loss) on securities sold	(11)	6
Gain on derivative termination	388	2,017
Other	610	859
Total non-interest income	15,017	11,431

Non-interest expenses
Salaries and employee benefits	21,872	18,436
Occupancy and equipment expenses	3,600	3,720
Data processing	2,791	2,671
Mortgage processing	1,158	590
Other	8,158	7,480
Total non-interest expense	37,579	32,897

Net income	$15,883	$16,481

The accompanying notes are an integral part of these consolidated statements.

F-91

FIRST TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2020 and 2019

	2020	2019
	(dollars in thousands)
Net income attributable to Corporation	$15,883	$16,481

Other comprehensive income (loss)
Reclassification of realized (gain) loss on investments sold	11	(6)
Unrealized gains on investment securities	771	1,269
Reclassification of realized gain on derivative termination	—	(2,133)
Other comprehensive income (loss)	782	(870)

Comprehensive income	$16,665	$15,611

The accompanying notes are an integral part of these consolidated statements.

F-92

FIRST TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2020 and 2019

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(dollars in thousands)
Balance at December 31, 2018	$1,067	$53,100	$19,307	$1,587	$75,061

Holding gains on securities available- for-sale arising during the period	—	—	—	1,263	1,263

Dividends	—	—	(9,422)	—	(9,422)

Derivative Termination	—	—	—	(2,133)	(2,133)

Stock compensation	—	97	—	—	97

Common stock issuance	1	82	—	—	83

Net income	—	—	16,481	—	16,481

Balance at December 31, 2019	1,068	53,279	26,366	717	81,430

Holding gains on securities available- for-sale arising during the period	—	—	—	782	782

Dividends	—	—	(9,228)	—	(9,228)

Stock compensation	—	98	—	—	98

Common stock issuance	—	76	—	—	76

Net income	—	—	15,883	—	15,883

Balance at December 31, 2020	$1,068	$53,453	$33,021	$1,499	$89,041

The accompanying notes are an integral part of these consolidated statements.

F-93

FIRST TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020 and 2019

	2020	2019
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,883	$16,481
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premium on investments, net	(12)	100
Loss on mortgage loans	222	96
(Gain) loss on investment securities sold, net	11	(6)
(Gain) loss on sale of other real estate	73	(97)
(Gain) on derivative termination	(388)	(2,017)
Depreciation expense	908	911
Loss on fixed asset disposals	—	3
Provision for loan losses	4,605	25
Disbursements for mortgages held for sale	(337,611)	(149,866)
Proceeds from sales of mortgages held for sale	333,794	140,387
Federal Home Loan Bank stock dividends	(42)	(103)
Stock-based compensation expense	98	97
Net change in operating assets and liabilities
Accrued interest receivable	(213)	(493)
Accrued interest payable	(508)	71
Other assets and liabilities	824	893
Net cash provided by operating activities	17,644	6,482

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available-for-sale	(36,899)	(15,114)
Proceeds from sale, calls and maturities of securities available-for-sale	11,901	4,545
Proceeds from redemption of Federal Home Loan Bank stock	2,250	—
Proceeds from sale of other real estate owned	2,482	2,209
Net change in loans	(133,346)	(71,661)
Purchases of premises and equipment	(404)	(796)
Disposal of premises and equipment, net	—	4
Proceeds from termination of derivative	388	2,017
Net cash used in investing activities	(153,628)	(78,796)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposits	214,482	42,652
Federal Home Loan Bank advances, net	(30,000)	4,931
Payments on Federal National Bankers Bank borrowings	(18,000)	(2,000)
Proceeds from issuance of subordinated debt	21,000	—
Cash dividends paid	(9,228)	(9,422)
Proceeds from issuance of common stock	76	83
Net cash provided by financing activities	178,330	36,244
Net increase (decrease) in cash and cash equivalents	42,346	(36,070)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	21,188	57,258
CASH AND CASH EQUIVALENTS AT END OF YEAR	$63,534	$21,188
SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION:
Cash paid for interest on deposits and borrowings	$11,171	$12,248
Assets acquired in settlement of loans	$6,006	$2,349

The accompanying notes are an integral part of these consolidated statements.

F-94

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

1.	Organization and Summary of Significant Accounting Policies Organization

First Trust Corporation (the Corporation) is a bank holding company headquartered in New Orleans, Louisiana. Through its subsidiary, First Bank and Trust (Bank) and its subsidiary, FBT Mortgage, LLC, the Corporation offers banking and related financial services to commercial and individual customers throughout locations in southern Louisiana, the State of Mississippi, and the State of Florida. First Trust Corporation and its subsidiary are collectively referred to as the “Corporation” throughout these consolidated financial statements.

The accounting principles followed by the Corporation and the methods of applying them are in conformity with both accounting principles generally accepted in the United States and those generally practiced within the banking industry.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its subsidiary. All material intercompany transactions and balances have been eliminated.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and valuation of investments with other-than-temporary impairment.

Concentration of Credit Risks

Most of the Corporation’s business activity is with customers located within the State of Louisiana and Mississippi Gulf Coast. The Corporation’s lending activity is concentrated primarily in Southern Louisiana. Repayment of loans is expected to come from cash flows of the borrower. Losses are limited by the value of the collateral upon default of the borrowers. The Corporation does not have any significant concentrations to any one industry or customer. The Corporation holds a substantial amount of its cash and cash equivalents at the Federal Reserve Bank.

Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as cash, interest-bearing deposits and non-interest-bearing demand deposits at other financial institutions with maturities less than one year and short-term investments, comprised primarily of money market funds.

F-95

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

1.	Organization and Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents (continued)

The Corporation may be required to maintain cash on hand or on deposit with the Federal Reserve Bank to meet regulatory requirements. As of December 31, 2020, the Corporation did not have any required cash reserve balances. As of December 31, 2019, the Corporation had required cash reserve balances of approximately $145,000 which was included in cash and cash equivalents on the consolidated balance sheets.

Advertising

The Corporation expenses the costs of advertising as incurred. Advertising expense was approximately $818,000 and $936,000 for the years ended December 31, 2020 and 2019, respectively.

Investment Securities

Securities are classified as trading, available-for-sale or held-to-maturity. Purchases and sales of investments are recorded on a trade date basis. Management determines the classification of securities when they are purchased and reevaluates this classification periodically as conditions change that could require reclassification. Available-for-sale securities are stated at fair value with unrealized gains and losses reported as a separate component of stockholders’ equity until realized. Trading securities are stated at fair value with unrealized gains and losses reported in results of operations. Debt securities that the Corporation both positively intends and has the ability to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discount. As of December 31, 2020 and 2019, no investment securities were classified as held-to-maturity or trading.

The amortized cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security using the constant-yield method. When prepayment speeds are faster than expected, the average life of the mortgage-backed security is shorter than the original estimate. Amortization, accretion and accrued interest are included in interest and dividends on investment securities.

Realized gains and losses, and declines in value judged to be other than temporary, are included in investment securities gains and losses. Gains and losses on the sales of securities available for sale are determined using the specific-identification method. Unrealized holding gains and losses for available-for-sale debt securities are recognized in the Consolidated Statements of Comprehensive Income.

Management evaluates investment securities for other than temporary impairment on a quarterly basis. A decline in the fair value of available-for-sale and held-to-maturity securities below cost that is deemed to be other than temporary results in a charge to earnings for a decline in the value deemed to be credit related and a new cost basis for the security is established. The decline in value attributed to non-credit related factors is recognized in other comprehensive income.

F-96

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

1.	Organization and Summary of Significant Accounting Policies (continued)

FHLB Stock

As a member of the Federal Home Loan Bank (FHLB), the Corporation is required to maintain an investment in the FHLB based on defined criteria, including total assets. No ready market exists for FHLB stock; therefore, FHLB stock is carried at cost and is periodically reviewed for impairment. This investment was not considered impaired as of December 31, 2020 or 2019.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and unearned discounts. Unearned discounts relate principally to consumer installment loans. Interest on loans is credited to operations based on the principal amount outstanding using methods which approximate the interest method. Loan origination fees and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan’s yield using the interest method over the contractual life of the loan, adjusted for prepayments. Deferred loan origination expenses, net, are not significant as of December 31, 2020 and 2019.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. The impairment loss is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral-dependent. The Corporation’s impaired loans include troubled debt restructuring, performing, and nonperforming loans in which full payment of principal or interest is not expected. Cash payments received on impaired loans that are not on nonaccrual status are applied to principal and interest based on the original terms of the loan.

When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

In general, all interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest and fees. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

In addition to loans issued in the normal course of business, the Corporation considers overdrafts on customer deposit accounts to be loans and reclassifies these overdrafts as loans in the consolidated balance sheets. At December 31, 2020 and 2019, overdrafts of approximately $65,000 and $148,000, respectively, have been reclassified to loans receivable.

F-97

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

1.	Organization and Summary of Significant Accounting Policies (continued)

Loans Held for Sale

FBT Mortgage, LLC originates loans intended for sale in the secondary market which are carried at the lower of cost or market value, which is determined on a loan-by-loan basis. During 2020 and 2019, FBT Mortgage, LLC originated approximately $338 million and $150 million in residential and construction loans, respectively.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Changes in the allowance related to impaired loans are charged or credited to the provision for loan losses.

Management’s periodic evaluation of the adequacy of the allowance is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, changes in loan policy, ongoing review of specific problem loans, the estimated value of any underlying collateral, and current economic conditions. However, it is reasonably possible that the estimate may materially change in the near term based on unanticipated changes in the financial strength of borrowers or in values of the underlying collateral. The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, the Corporation may ultimately incur losses that vary from management’s current estimates. Adjustments to the allowance for loan losses are reported in the period such adjustments become known or are reasonably estimable.

Off-Balance Sheet Credit Related to Financial Instruments

In the ordinary course of business, the Corporation enters into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Other Real Estate

Foreclosed assets include other real estate and other repossessed assets acquired in the settlement of loans. Other real estate includes all real estate, other than bank premises, owned or controlled by the Corporation. Properties are recorded at the balance of the loan or at estimated fair value less estimated selling costs, whichever is less, at the date acquired.

F-98

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

1.	Organization and Summary of Significant Accounting Policies (continued)

Other Real Estate (continued)

Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of cost or fair value less estimated selling costs. Revenue and expenses from operations, gain or loss on sale and changes in valuation allowance are included in net expenses from foreclosed assets. As of December 31, 2020 and 2019, other real estate owned and repossessed assets owned totaled approximately $7.2 million and $4.2 million, respectively.

Premises and Equipment

Land is carried at cost. Buildings, furniture, fixtures, and equipment, and leasehold and land improvements are carried at cost, less accumulated depreciation computed on a straight-line basis over the estimated useful lives of 30 to 40 years for buildings and leasehold and land improvements and 3 to 10 years for furniture, fixtures and equipment. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets or over the shorter of the lease terms or the estimated lives of the leasehold improvements.

Expenditures for repairs and maintenance are charged to operations while expenditures for major replacements and betterments are capitalized. When property and equipment are retired or sold, their cost and accumulated depreciation and amortization are removed from the property accounts and the resulting gain or loss is recorded in current operations at the date of disposal.

Income Taxes

The Corporation elected S corporation status. Earnings and losses are included in the personal income tax returns of the stockholders and taxed depending on their personal tax strategies. Accordingly, the Corporation does not incur additional income tax obligations.

The Corporation applies a “more-likely-than-not” recognition threshold for all tax uncertainties. This approach only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the taxing authorities. The Corporation has reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities.

Comprehensive Income

U.S. GAAP generally requires that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and changes in the fair value of interest rate swaps, are reported as a separate component of the equity section of the balance sheet; such items, along with net income, are components of comprehensive income. Because the Corporation is a sub-chapter S entity, there is no income tax consideration required for the elements of comprehensive income. Comprehensive income is reflected in the Consolidated Statements of Comprehensive Income.

F-99

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

1.	Organization and Summary of Significant Accounting Policies (continued)

Derivative Instruments and Hedging Activities

During 2016, the Corporation entered into a derivative financial instrument, an interest rate swap, to manage its exposure to fluctuations in interest rates. The Corporation recognized the interest rate swap as a cash flow hedge with the effective portion of the changes in fair value recorded in comprehensive income. This amount will be reclassified into earnings in the period that the hedged transaction affects earnings. Any ineffective portion of the cash flow hedge’s change in fair value would be recorded in earnings. The Corporation’s cash flow hedge’s fair value is determined using Level 2 inputs under ASC 820. Level 2 inputs represent quoted prices in active markets for similar assets or liabilities; quoted prices in markets that are not active; and model-derived valuations whose inputs are observable. During 2020 and 2019, the cash flow hedges were terminated and a gain of $388,000 and $2 million, respectively, was recognized.

Stock-Based Compensation

The Corporation issues stock options to certain officers, directors, and key employees. The Corporation accounts for its options in accordance with ASC Topic 718. Under those provisions, compensation expense is recognized in the Corporation’s financial statements over the requisite service period, usually the vesting period, net of estimated forfeitures, based on the fair value as of the grant date. The Corporation applies the Black-Scholes method to value awards granted after December 31, 2005. Because the Corporation does not have publicly traded equity, it has developed a volatility assumption to be used for option valuation based upon trends in the fair value of the Corporation stock, as determined by an independent third-party valuation. Compensation expense relating to stock options for the officers and key employees is reflected in net income as part of “Salaries and employee benefits” in the consolidated statements of operations. For stock options to directors, the compensation expense is included in “Other expenses” in the consolidated statements of operations.

Revenue Recognition

Service charges and fee income include deposit and lending-related fees. Deposit-related fees consist of fees earned on customer activities and are generally recognized when the transactions occur or as the service is performed. Fees are earned on deposit accounts for account maintenance and various transaction-based services, such as ATM transactions, wire transfer activities, check and money order processing and insufficient funds/overdraft transactions. Lending-related fees generally represent transactional fees earned from late payments and other miscellaneous fees.

Card interchange fees are recognized upon settlement of credit and debit card payment transactions and are generally determined on a percentage basis for credit cards and fixed rates for debit cards based on the corresponding payment network’s rates.

There are no significant judgments relating to the amount and timing of revenue recognition for revenue streams. Due to the nature of the services provided, the Corporation does not incur costs to obtain contracts and there are no material incremental costs to fulfill these contracts that should be capitalized. Additionally, there are no material contract assets or receivables as the Bank does not typically enter into long-term revenue contracts with its customers.

F-100

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

1.	Organization and Summary of Significant Accounting Policies (continued)

Accounting Pronouncements Issued But Not Yet Adopted

Leases

In February 2016, the FASB issued ASU 2016-02, Leases. This accounting standard requires lessees to recognize assets and liabilities related to lease arrangements longer than 12 months on the balance sheet as well as additional disclosures. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, to simplify the lease standard’s implementation. The amended guidance relieves businesses and other organizations of the requirement to present prior comparative years’ results when they adopt the new lease standard. Instead of recasting prior year results using the new accounting when they adopt the guidance, companies can choose to recognize the cumulative effect of applying the new standard to leased assets and liabilities as an adjustment to the opening balance of retained earnings. The standard will be effective for the Corporation beginning after December 15, 2021.

Credit Losses

In June 2016, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2016- 13: Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The revised accounting guidance requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends the accounting for credit losses of available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 will be effective for annual periods beginning after December 15, 2023.

Management is currently assessing the impact of these pronouncements on the financial statements.

F-101

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

2.	Investment Securities

The amortized cost and estimated fair value of investment securities available-for-sale aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows as of December 31:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Estimated Market Value
			Less Than One Year	Greater Than One Year
	(dollars in thousands)
2020
Corporate securities	$33,705	$1,281	$—	$—	$34,986
Municipal obligations	1,911	116	—	—	2,027
Mortgage-backed	3,387	103	—	—	3,490
Treasury bills	19,998	—	1	—	19,997
	$59,001	$1,500	$1	$—	$60,500

2019
Corporate securities	$29,181	$677	$—	$—	$29,858
Municipal obligations	1,913	13	—	—	1,926
Mortgage-backed	2,897	27	—	—	2,924
	$33,991	$717	$—	$—	$34,708
At December 31, 2020, the Bank had one investment with an unrealized loss. At December 31, 2019, the Corporation had no investments with an unrealized loss.

The amortized cost and estimated fair value by maturity of investment securities available-for-sale at December 31, 2020, are shown in the following table. Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

	Cost	Value
	(dollars in thousands)
Within one year or less	$34,939	$35,117
One through five years	18,634	19,666
After five through 10	2,041	2,227
Over 10 years	3,387	3,490
Totals	$59,001	$60,500

At December 31, 2020 and 2019, the Corporation did not have securities pledged to secure deposits. At December 31, 2020 and 2019, the Corporation held a $90 and $80 million, respectively, Letter of Credit purchased from the Federal Home Loan Bank of Dallas to secure public deposits. At December 31, 2020 and 2019, the Corporation did not have any investment security issuers individually exceeding 10% of stockholders’ equity.

F-102

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

3.	Loans Receivable

The components of loans were as follows at December 31:

	2020	2019
	(dollars in thousands)
Commercial real estate loans	$404,528	$400,352
Land, construction and residential real estate loans	421,034	371,365
Commercial and industrial loans	77,326	86,578
PPP loans, net of deferred income	84,463	—
Consumer loans	7,169	7,100
Tuition loans	14,045	14,392
Total loans	1,008,565	879,787
Less: allowance for loan losses	(12,352)	(7,751)
Loans, net	$996,213	$872,036

During the year ended December 31, 2020, the Corporation added a new loan category for the Paycheck Protection Program (PPP) loans that were originated. These are loans that are 100% backed by the Small Business Administration (SBA) to help businesses keep their workforces employed during the Coronavirus pandemic. These loans were not included in the allowance for loan loss calculations, as they are fully forgivable by the SBA. The Corporation recorded approximately $4 million in fee income associated with the origination of these loans, and has approximately $992 thousand in deferred income as of December 31, 2020.

An analysis of the change in the allowance for credit losses follows at December 31:

	2020	2019
	(dollars in thousands)
Balance at beginning of year	$7,751	$7,377
Provision charged to operations	4,605	25
Charge-offs	(157)	(157)
Recoveries	153	506
Balance at end of year	$12,352	$7,751
F-103

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

3.	Loans Receivable (continued)

Allowance for loan losses and recorded investment in loans receivable as of and for the year ended December 31, 2020 is as follows:

	Commercial Real Estate	Land, Construction and Residential Real Estate	Commercial and Industrial	PPP, net of deferred income	Consumer	Tuition	Total
Allowance for loan losses:	(dollars in thousands)
Beginning balance	$4,391	$2,998	$254	$—	$108	$—	$7,751
Charge-offs	(1)	(123)	(15)	—	(18)	—	(157)
Recoveries	22	63	60	—	8	—	153
Provision	2,229	2,118	224	—	34	—	4,605
Ending balance	$6,641	$5,056	$523	$—	$132	$—	$12,352
Ending balance: individually evaluated for impairment	$—	$1	$—	$—	$—	$—	$1
Ending balance: collectively evaluated for impairment	$6,641	$5,055	$523	$—	$132	$—	$12,351

Loans:
Ending balance	$404,528	$421,034	$77,326	$84,463	$7,169	$14,045	$1,008,565
Ending balance: individually evaluated for impairment	$9,619	$825	$775	$—	$—	$—	$11,219
Ending balance: collectively evaluated for impairment	$394,909	$420,209	$76,551	$84,463	$7,169	$14,045	$997,346
F-104

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

3.	Loans Receivable (continued)

Allowance for loan losses and recorded investment in loans receivable as of and for the year ended December 31, 2019 is as follows:

	Commercial Real Estate	Land, Construction and Residential Real Estate	Commercial and Industrial	Consumer	Tuition	Total
Allowance for loan losses:	(dollars in thousands)
Beginning balance	$4,119	$2,453	$713	$92	$—	$7,377
Charge-offs	(9)	(41)	(30)	(77)	—	(157)
Recoveries	6	194	258	48	—	506
Provision	275	392	(687)	45	—	25
Ending Balance	$4,391	$2,998	$254	$108	$—	$7,751
Ending balance: individually evaluated for impairment	$—	$188	$—	$—	$—	$188
Ending balance: collectively evaluated for impairment	$4,391	$2,810	$254	$108	$—	$7,563

Loans:
Ending balance	$400,352	$371,365	$86,578	$7,100	$14,392	$879,787
Ending balance: individually evaluated for impairment	$5,912	$4,043	$252	$—	$—	$10,207
Ending balance: collectively evaluated for impairment	$394,440	$367,322	$86,326	$7,100	$14,392	$869,580

Below are the definitions of the Corporation’s internally assigned grades:

•	Pass - These credits are properly approved, documented, collateralized, and performing which do not reflect an abnormal credit risk.
•	Special Mention - These credits have potential weaknesses that may, if not checked or corrected, weaken the asset or inadequately protect the institution’s position at some future date. These assets pose elevated risk, but their weakness does not yet justify substandard classification.
•	Substandard - These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. These assets have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that some loss is probable if deficiencies are not corrected.
•	Doubtful - These credits have all of the weaknesses inherent in one classified “Substandard” with the added characteristic that weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
F-105

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

3.	Loans Receivable (continued)
•	Loss - These credits are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future.

The following table presents the credit quality indicators of the Corporation’s various classes of loans at December 31:

Real estate

	December 31, 2020			December 31, 2019
	Commercial Real Estate	Land, Construction and Residential Real Estate	Total Real Estate	Commercial Real Estate	Land, Construction and Residential Real Estate	Total Real Estate
Grade:	(dollars in thousands)
Pass	$390,504	$414,604	$805,108	$390,882	$363,969	$754,851
Special Mention	3,135	5,451	8,586	3,558	3,048	6,606
Substandard	10,889	979	11,868	5,912	4,348	10,260
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total	$404,528	$421,034	$825,562	$400,352	$371,365	$771,717

Commercial and Consumer	December 31, 2020				December 31, 2019
				Total		Other	Total
		PPP, net of	Other	Commercial		Consumer	Commercial
	Commercial	deferred	Consumer	and	Commercial	and	and
	and Industrial	income	and Tuition	Consumer	and Industrial	Tuition	Consumer
Grade:	(dollars in thousands)
Pass	$75,075	$84,463	$21,214	$180,752	$82,883	$21,492	$104,375
Special Mention	1,534	—	—	1,534	3,443	—	3,443
Substandard	717	—	—	717	252	—	252
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—
Total	$77,326	$84,463	$21,214	$183,003	$86,578	$21,492	$108,070

F-106

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

3.	Loans Receivable (continued)

The following table is a summary loan aging analysis at December 31:

December 31, 2020	30-89 days past due	90 days or greater past due	Total past due	Non-accrual	Current	Total Loans
	(dollars in thousands)
Commercial real estate	$170	$—	$170	$9,619	$394,739	$404,528
Land, construction and residential real estate	1,701	—	1,701	825	418,508	421,034
Commercial and industrial	—	—	—	775	76,551	77,326
PPP, net of deferred income	—	—	—	—	84,463	84,463
Consumer	69	—	69	—	7,100	7,169
Tuition	736	736	1,472	—	12,573	14,045
Total	$2,676	$736	$3,412	$11,219	$993,934	$1,008,565

December 31, 2019	30-89 days past due	90 days or greater past due	Total past due	Non-accrual	Current	Total Loans
	(dollars in thousands)
Commercial real estate	$1,036	$—	$1,036	$5,912	$393,404	$400,352
Land, construction and residential real estate	1,169	—	1,169	4,043	366,153	371,365
Commercial and industrial	17	—	17	252	86,309	86,578
Consumer	30	—	30	—	7,070	7,100
Tuition	953	676	1,629	—	12,763	14,392
Total	$3,205	$676	$3,881	$10,207	$865,699	$879,787

At December 31, 2020 and 2019, the Corporation had a recorded investment in tuition loans 90 days or greater past due and accruing of $736,000 and $676,000, respectively. Tuition loans are cash secured loans whereby the cash is deposited into a reserve account and funds are released to the guarantor as the loans are paid.

At December 31, 2020 and 2019, the Corporation’s loans to oil and gas related customers totaled $4 million and $6 million, respectively. Of these loans, $1.5 million were rated special mention and accruing as of December 31, 2020 and 2019.

F-107

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

3.	Loans Receivable (continued)

The following table present impaired loans disaggregated by class at December 31, 2020 and 2019:

December 31, 2020	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(dollars in thousands)
Total Loans:
With no related allowance recorded:
Commercial real estate	$9,619	$10,159	$—	$7,766	$104
Land, construction and residential real estate	824	1,053	—	1,191	65
Commercial and industrial	775	786	—	514	11
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Subtotal	11,218	11,998	—	9,470	180

With an allowance recorded:
Commercial real estate	—	—	—	—	—
Land, construction and residential real estate	1	12	1	95	2
Commercial and industrial	—	—	—	—	—
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Subtotal	1	12	1	95	2

Total:
Commercial real estate	9,619	10,159	—	7,766	104
Land, construction and residential real estate	825	1,065	1	1,286	67
Commercial and industrial	775	786	—	514	11
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Total loans	$11,219	$12,010	$1	$9,566	$182

F-108

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

3.	Loans Receivable (continued)
December 31, 2019	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(dollars in thousands)
Total Loans:
With no related allowance recorded:
Commercial real estate	$5,912	$6,189	$—	$3,060	$104
Land, construction and residential real estate	2,835	3,154	—	1,557	65
Commercial and industrial	252	264	—	126	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Subtotal	8,999	9,607	—	4,743	169

With an allowance recorded:
Commercial real estate	—	—	—	—	—
Land, construction and residential real estate	1,208	1,253	188	689	3
Commercial and industrial	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Subtotal	1,208	1,253	188	689	3

Total:
Commercial real estate	5,912	6,189	—	3,060	104
Land, construction and residential real estate	4,043	4,407	188	2,246	68
Commercial and industrial	252	264	—	126	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Total loans	$10,207	$10,860	$188	$5,432	$172

The amount of interest that would have been recorded on non-accrual loans had the loans not been classified as non-accrual in 2020 and 2019, was approximated $197,000 and $171,000, respectively. Interest actually received on non-accrual loans during 2020 and 2019 was $319,000 and $237,000, respectively. Non-accrual loans amounted to approximately 1.1% of total loans at December 31, 2020 and December 31, 2019.

F-109

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

3.	Loans Receivable (continued)

Trouble Debt Restructurings (TDR)

The Corporation periodically grants concessions to its customers in an attempt to protect as much of its investment as possible and minimize risk of loss. These concessions may include restructuring the terms of a customer loan thereby adjusting the customer’s payment requirements. In accordance with the ASU No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, in order to be considered a TDR, the Corporation must conclude that the restructuring constitutes a concession and the customer is experiencing financial difficulties. The Corporation defines a concession to the customer as a modification of existing loan terms for economic or legal reasons that it would otherwise not consider. Concessions are typically granted through an agreement with the customer or are imposed by a court or law. The concessions granted generally included modifications to both interest rates and payment terms. As of December 31, 2020, the Bank had two loans classified as TDRs with a recorded investment of approximately $206,000. One loan classified as a TDR was performing and was in the amount of $180,000 of Residential Real Estate. One loan was not performing and was in the amount of $26,000 of Commercial Real Estate loans. As of December 31, 2019, the Corporation had four loans classified as TDRs with a recorded investment of $279,000. The loans classified as TDRs were all performing and consisted of $251,000 (3 loans) of Residential Real Estate loans and $28,000 (1 loan) of Commercial Real Estate loans.

4.	Premises and Equipment

Components of premises and equipment were as follows at December 31:

	2020	2019
	(dollars in thousands)
Land	$7,750	$7,750
Leasehold and land improvements	2,765	2,732
Buildings and improvements	12,466	12,466
Furniture, fixtures and equipment	6,299	6,187
Total premises and equipment	29,280	29,135
Less accumulated depreciation	(12,243)	(11,594)
Total premises and equipment, net	$17,037	$17,541

Depreciation expense	$908	$911

F-110

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

5.	Deposits

Interest-bearing deposit account balances as of December 31 are summarized as follows:

	2020	2019
	(dollars in thousands)
Savings	$42,457	$35,909
Money market	187,700	149,521
Interest bearing checking	119,176	109,875
Certificates of deposit over $250,000	78,998	81,567
Certificates of deposit under $250,000	370,744	295,679
Total	$799,075	$672,551

The scheduled maturities of certificates of deposit at December 31, 2020, were as follows (dollars in thousands):

2021	$358,213
2022	36,472
2023	24,222
2024	20,061
2025	10,774
$449,742

6.	Short-term Borrowings

The Corporation did not have any short-term borrowings at December 31, 2020. Short-term borrowings were $30 million at December 31, 2019 and consisted of borrowings from FHLB. The borrowings had maturities of 2 days with interest rates ranging between 1.35% and 1.49%.

Collateral for FHLB borrowings is a blanket pledge of the Corporation’s first mortgage collateral.

7.	Long-term Borrowings

In November 2018, the Corporation entered into a borrowing with First National Bankers Bank for $20 million. The debt matures on November 28, 2028. The interest rate on the note is variable and is based on the Wall Street Journal Prime with a 4% floor. The interest rate was 4.75% at December 31, 2019. Interest on the debt is payable quarterly. Principal is payable annually in ten $2 million installments beginning on November 28, 2019. The borrowing is secured by First Bank and Trust stock. The debt was paid off in full on December 23, 2020.

In December 2020, the Corporation entered into two subordinated debt agreements totaling $21 million. The debt matures on December 30, 2030 and carries an interest rate of 5.50% fixed to floating. These notes qualify as capital for the calculation of the regulatory ratios, and are subject to certain limitations as they approach maturity.

F-111

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

7.	Long-term Borrowings (continued)

Interest Rate Swap

On September 29, 2016, the Corporation entered into a $25 million notional value interest rate swap with a financial institution that fixed the LIBOR portion of one of its notes payable with FHLB. The swap began on October 5, 2016 and had an October 5, 2026 maturity. The Corporation designated the interest rate swap as a cash flow hedge with the effective portion of the changes in fair value to be recorded in comprehensive income and subsequently reclassified into earnings in the period that the hedged transaction affects earnings. The ineffective portion of the change in fair value, if any, will be recognized directly in earnings. The Corporation considered the cash flow hedge to be highly effective. During 2019, the Corporation terminated the interest rate swap and recognized a gain of $2 million. The interest rate swap activity in comprehensive income for the period ended December 31, 2019 was the transfer of the $2 million gain recognized at termination from comprehensive income to earnings.

During 2020, the Corporation entered into two interest rate swaps with a financial institution with a combined notional value of $50 million. The agreements were subsequently terminated resulting in a gain of $388,000.

8.	Employee Benefits

The Corporation participates in a multi-employer contributory retirement and savings plan (the Plan), which covers substantially all employees and meets the requirements of Section 401(k) of the Internal Revenue Code. Employer contributions to the Plan are based on the participants’ contributions, with an additional discretionary contribution as determined by the Board of Directors. Corporation contributions under the Plan were approximately $379,000 and $323,000 for the years ended December 31, 2020 and 2019, respectively. All expenses associated with the Plan are paid by the Corporation or plan forfeitures.

9.	Related Party Transactions

In the ordinary course of business, the Corporation makes loans to and holds deposits for directors and executive officers of the Corporation and its subsidiaries and their associates. In the opinion of management, related-party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and do not involve more than the normal risk of collectability. The amount of such related-party loans was approximately $15.0 million and $15.9 million at December 31, 2020 and 2019, respectively. The amount of such related-party deposits was approximately $8.0 million and $2.1 million at December 31, 2020 and 2019, respectively.

10.	Commitments

The Corporation is involved in various claims and legal proceedings. These cases are, in the opinion of management, ordinary, routine matters incidental to the normal business conducted by the Corporation. Management believes that the ultimate disposition of pending litigation and regulatory matters will not have a materially adverse effect on the Corporation’s consolidated financial statements.

F-112

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

10.	Commitments (continued)

The Corporation’s consolidated financial statements do not reflect various outstanding commitments and contingent liabilities that arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. Commitments to extend credit and standby letters of credit include exposure to credit loss in the event of nonperformance of the customer. The Corporation’s credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded in the consolidated balance sheets. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation.

The Corporation was not required to perform on any financial guarantees nor did it incur any losses on its commitments for the period ended December 31, 2020 and 2019. The Bank, the Corporation’s subsidiary, had commitments to lend, as of December 31, 2020 and 2019, at fixed and variable rates of $174 million and $136 million, respectively.

Standby letters of credit represent commitments by the Corporation to meet the obligations of certain customers if called upon. Outstanding standby letters of credit as of December 31, 2020 and 2019 were $1.2 million and $1.6 million, respectively and expire in 2021. The carrying value of financial guarantees includes amounts deferred and recognized in income over the life of the contract.

The Corporation and its entities conduct certain operations in leased facilities. Rent expense was approximately $1.1 million and $1.2 million for the years ended December 31, 2020 and 2019, respectively. Certain of the leases have escalation clauses and renewal options ranging from three to ten years.

Minimum future annual rent commitments under these agreements for the indicated periods as of December 31, 2020, are as follows (dollars in thousands):

2021	$1,044
2022	965
2023	729
2024	635
2025	540
2026 and thereafter	1,215
Total	$5,128

F-113

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

11.	Stock Options

The Corporation has an incentive stock option plan that provides for the granting of incentive stock options to certain officers, directors and key employees at prices determined by the stock option committee of the Board of Directors. The Corporation uses the Black-Scholes option pricing model to estimate fair value of share-based awards. There were 22,000 options granted during 2020 with the following weighted-average assumptions:

Expected volatility	42.83%
Risk-free interest rate	0.42%
Expected term (in years)	6
Weighted-average grant-date fair value	$1.181

There were 24,000 options granted during 2019 with the following weighted-average assumptions:

Expected volatility	42.83%
Risk-free interest rate	1.85%
Expected term (in years)	6
Weighted-average grant-date fair value	$1.742

The assumptions above are based on multiple factors, including historical stock option exercise patterns and post vesting employment termination behaviors, expected future exercise patterns and the expected volatility of the stock price.

The Corporation recognized compensation cost related to stock options for the years ended December 31, 2020 and 2019 of approximately $98,000 and $97,000, respectively. At December 31, 2020 and 2019, there was $85,000 and $157,000, respectively in unrecognized compensation cost related to stock options.

The following table represents the activity related to stock options:

		Weighted-
	Number of	Average
	Shares	Exercise
Outstanding options, December 31, 2018	286,625	$4.86
Granted	24,000	$15.20
Exercised	(7,000)	$11.79
Outstanding options, December 31, 2019	303,625	$7.70
Granted	22,000	$11.36
Exercised	(5,000)	$15.20
Forfeited or expired	(10,000)	$11.28
Outstanding options, December 31, 2020	310,625	$7.72

Outstanding exercisable at December 31, 2020	248,625	$7.67

Outstanding exercisable at December 31, 2019	206,355	$7.39

F-114

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

12.	Fair Value

The ASC establishes a framework for using fair value. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

For assets measured at fair value, a Bank must determine the appropriate level in the fair value hierarchy for each fair value measurement. To increase consistency and comparability in fair value measurements, the ASC established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as defined below. It gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The level in the fair value hierarchy within which a fair value measurement in its entirety falls is determined based on the lowest-level input that is significant to the fair value measurement in its entirety.

The levels are as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities as of the reporting date. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded equity securities, exchange-based derivatives, mutual funds and money market funds.

Level 2 — inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed-income securities, non-exchange-based derivatives, commingled investments funds not subject to purchase and sale restrictions and fair value hedges.

Level 3 — unobservable inputs, such as internally developed pricing models for the asset or liability due to little or no market activity for the asset or liability. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded, non-exchange-based derivatives and commingled investment funds subject to purchase and sale restrictions.

Fair Value of Assets Measured on a Recurring Basis

The following describes the valuation methodology used for the Corporation’s financial instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy

Available-for-Sale Securities

Estimated fair value of securities is based on quoted market prices where available. If quoted market prices are not available, estimated fair values are based on market prices of comparable instruments. The Corporation’s available-for-sale securities are valued primarily based upon readily observable market parameters and are classified as Level 2 fair values.

F-115

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

12.	Fair Value (continued)

Fair Value of Assets Measured on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis. In accordance with the provisions of ASC, the Corporation records loans considered impaired at their fair value. A loan is considered impaired if it is probable the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Fair value is measured at the fair value of the collateral for collateral-dependent loans. Impaired loans, of which the fair value approximated $11.2 million and $10.0 million at December 31, 2020 and December 31, 2019, respectively, and other real estate owned are Level 2 assets measured using appraisals from external parties of the collateral less any prior liens.

Changes to the valuation methodology are reviewed by management to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, the Corporation continues to refine its valuation methodologies. The methods described herein may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Corporation believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The Corporation uses inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.

The Corporation reviews the classification of its financial instruments within the fair value hierarchy on an annual basis, which could cause its financial instruments to be reclassified to a different level.

13.	Capital Requirements and Other Regulatory Matters

The Corporation’s subsidiary, the Bank, is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Under Louisiana state law, dividends can be declared or paid by the Bank as long as the Bank’s unimpaired surplus equals at least 50% of the outstanding capital stock of the Bank. The payment of cash dividends cannot reduce the unimpaired surplus below 50%. Additionally, the Bank may not, without the prior approval of state regulators, declare dividends in excess of the sum of the current year’s retained net profits (as defined) plus the retained net profits from the prior year. The Bank can generally purchase or redeem its own stock as long it is in compliance with applicable statutory and regulatory capital requirements and its remaining unimpaired surplus equals or exceeds 50% of the outstanding capital stock.

F-116

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

13.	Capital Requirements and Other Regulatory Matters (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of total, Tier 1 and common Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. As of December 31, 2020 and 2019, the Corporation and Bank did meet all capital adequacy requirements to which they are subject. To be categorized as adequately capitalized or well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 and Tier 1 leverage percentages as set forth in the following tables. At December 31, 2020, management believes the Bank has met the ratios of being considered well capitalized. There are no conditions or events that management believes have changed the Corporation or Bank’s category.

The Corporation and Bank’s actual capital amounts and percentages are as follows:

	Actual		Minimum For Capital Adequacy Purposes		Requirements of Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)
December 31, 2020
Tier 1 leverage capital
Corporation	$87,552	7.36%	$47,591	4.00%	Not Applicable
First Bank & Trust	$105,126	8.83%	$47,617	4.00%	$59,521	5.00%

Common equity Tier 1
Corporation	$87,552	9.62%	$41,008	4.50%	Not Applicable
First Bank & Trust	$79,539	8.74%	$40,934	4.50%	$59,128	6.50%

Tier 1 risk-based capital
Corporation	$87,552	9.62%	$54,677	6.00%	Not Applicable
First Bank & Trust	$105,126	11.56%	$54,579	6.00%	$72,772	8.00%

Total risk-based capital
Corporation	$119,934	13.16%	$72,903	8.00%	Not Applicable
First Bank & Trust	$116,509	12.81%	$72,772	8.00%	$90,965	10.00%

December 31, 2019
Tier 1 leverage capital
Corporation	$80,713	8.22%	$39,266	4.00%	Not Applicable
First Bank & Trust	$98,535	10.03%	$39,295	4.00%	$49,118	5.00%

Common equity Tier 1
Corporation	$80,713	9.40%	$38,632	4.50%	Not Applicable
First Bank & Trust	$72,948	8.50%	$38,627	4.50%	$55,794	6.50%

Tier 1 risk-based capital
Corporation	$80,713	9.40%	$51,509	6.00%	Not Applicable
First Bank & Trust	$98,535	11.48%	$51,502	6.00%	$68,670	8.00%

Total risk-based capital
Corporation	$88,434	10.30%	$68,727	8.00%	Not Applicable
First Bank & Trust	$106,285	12.38%	$68,670	8.00%	$85,837	10.00%

F-117

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

13.	Capital Requirements and Other Regulatory Matters (continued)

Basel III

In 2014, the FDIC adopted final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks. Under the final rules, minimum requirements increased for both the quantity and quality of capital held by the Corporation. The rules include a new common equity Tier 1 capital to risk-weighted assets minimum ratio of 4.5%; a minimum ratio of Tier 1 capital to risk- weighted assets of 6.0%; require a minimum ratio of Total capital to risk-weighted assets of 8.0%; and require a minimum Tier 1 leverage ratio of 4.0%. A capital conservation buffer, comprised of common equity Tier 1 capital as a percent of total risk-weighted assets of 2.50% is also required of the Bank. At December 31, 2020, the Bank’s capital conservation buffer was 4.24%.

14.	Capital Activity and Preferred Stock

During 2020 and 2019, the Corporation did not issue any shares of common stock except as described in footnote 11.

The Corporation is authorized to issue up to 10,000,000 shares of Non-Cumulative Convertible Preferred Stock, which has $1.00 par value per share. There were no shares issued and outstanding at December 31, 2020 and 2019.

15.	Other Comprehensive Income (Loss)

The Corporation’s accumulated other comprehensive income (loss) is comprised of the following components:

	Unrealized gain on investment securities available- for- sale	Change in fair value and termination of derivative instrument	Other Comprehensive Income
Balance at December 31, 2018	$(546)	$2,133	$1,587

Net Change in other comprehensive income (loss)	1,263	(2,133)	(870)

Balance at December 31, 2019	717	—	717

Net Change in other comprehensive income	782	—	782

Balance at December 31, 2020	$1,499	$—	$1,499

F-118

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
December 31, 2020 and 2019

16.	Contingency

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a global pandemic, which continues to spread throughout the United States. The COVID-19 pandemic has negatively impacted the global economy and created significant disruptions of financial markets. The extent of the impact of the COVID-19 pandemic on the Corporation’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on customers, employees and vendors, all of which are uncertain and cannot be predicted. The extent to which the COVID-19 pandemic may impact Corporation’s financial condition or results of operations cannot be reasonably estimated at this time.

17.	Subsequent Events

The Corporation has evaluated subsequent events through May 10, 2021, the date which the financial statements were available to be issued and determined that no events, other than as stated below, occurred that require disclosure. No subsequent events occurring after this date have been evaluated for inclusion in these financial statements.

F-119

FIRST TRUST CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

September 30, 2021 and December 31, 2020

	September 30,
	2021	December 31,
	(unaudited)	2020
	(dollars in thousands)
Assets
Cash and cash equivalents	$16,407	$8,671
Interest–bearing deposits	160,150	54,863
Total cash and cash equivalents	176,557	63,534
Investment securities available–for–sale, at fair value	26,691	60,500
Loans held for sale	11,008	19,538
Loans receivable	1,011,365	1,008,565
Less: allowance for loan losses	(11,688)	(12,352)
Loans, net	999,677	996,213
Accrued interest receivable	2,580	3,463
Other real estate	2,213	7,199
Bank premises and equipment, net	16,771	17,037
Federal Home Loan Bank stock	1,794	1,790
Other assets	3,799	3,973

Total assets	$1,241,090	$1,173,247

Liabilities
Deposits
Non–interest-bearing	$319,194	$258,400
Interest–bearing	800,155	799,075
Total deposits	1,119,349	1,057,475
Long-term subordinated debt	21,000	21,000
Accrued interest payable	716	602
Other liabilities	5,184	5,129

Total liabilities	1,146,249	1,084,206

Stockholders’ Equity
Preferred stock – par value $1 per share; 10,000,000 shares authorized and no shares issued	—	—
Common stock – par value $0.10 per share; 20,000,000 shares authorized, 10,694,156 and 10,683,031 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1,069	1,068
Additional paid–in capital	53,611	53,453
Retained earnings	40,165	33,021
Accumulated other comprehensive income (loss)	(4)	1,499

Total stockholders’ equity	94,841	89,041

Total liabilities and stockholders’ equity	$1,241,090	$1,173,247

The accompanying notes are an integral part of these consolidated statements.

F-120

FIRST TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Interest income
Loans, including fees	$12,933	$12,431	$37,316	$40,215
Interest and dividends on investment securities	162	316	623	1,056
Interest on short–term investments	48	7	90	49
Total interest income	13,143	12,754	38,029	41,320

Interest expense
Deposits	1,399	2,409	4,153	7,877
Short-term borrowings	—	11	—	51
Long-term borrowings	—	181	—	565
Subordinated debt	317	—	952	—
Total interest expense	1,716	2,601	5,105	8,493

Net interest income	11,427	10,153	32,924	32,827

Provision for loan losses	—	225	—	4,380
Net interest income after provision for credit losses	11,427	9,928	32,924	28,447

Non–interest income
Service charges on deposit accounts	704	600	2,073	1,826
Mortgage loan origination income	2,116	3,614	8,656	7,713
Gain (loss) on securities sold	917	(59)	948	(11)
Gain on loans sold	248	—	862	—
Gain on other real estate sold	674	12	1,250	14
Other	177	188	586	571
Total non–interest income	4,836	4,355	14,375	10,113

Non–interest expenses
Salaries and employee benefits	5,663	5,830	17,281	16,098
Occupancy and equipment expenses	897	930	2,693	2,731
Data processing	739	705	2,243	2,049
Mortgage processing	152	348	726	806
Other	1,805	2,002	6,777	6,018
Total non–interest expense	9,256	9,815	29,720	27,702

Net income	$7,007	$4,468	$17,579	$10,858

The accompanying notes are an integral part of these consolidated statements.

F-121

FIRST TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Net income attributable to Corporation	$7,007	$4,468	$17,579	$10,858

Other comprehensive income (loss)
Reclassification of realized (gain) loss on investments sold	(917)	59	(948)	11
Unrealized gain (loss) on investment securities	(215)	194	(555)	529
Change in fair value of derivative instruments designated as cash flow hedges during the period	—	260	—	(568)
Other comprehensive income (loss)	(1,132)	513	(1,503)	(28)

Comprehensive income	$5,875	$4,981	$16,076	$10,830

The accompanying notes are an integral part of these consolidated statements.

F-122

FIRST TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

				Accumulated
		Additional		Other
	Common	Paid-In	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
	(dollars in thousands)
Balance at June 30, 2020 (unaudited)	$1,068	$53,327	$29,453	$176	$84,024

Holding gains on securities available–for–sale arising during the period	—	—	—	253	253

Holding gains on derivatives during the period	—	—	—	260	260

Dividends	—	—	(4,905)	—	(4,905)

Stock compensation	—	24	—	—	24

Common stock issuance	—	76	—	—	76

Net income	—	—	4,468	—	4,468

Balance at September 30, 2020 (unaudited)	$1,068	$53,427	$29,016	$689	$84,200

Balance at December 31, 2019	$1,068	$53,279	$26,366	$717	$81,430

Holding gains on securities available–for–sale arising during the period	—	—	—	540	540

Holding (losses) on derivatives during the period	—	—	—	(568)	(568)

Dividends	—	—	(8,208)	—	(8,208)

Stock compensation	—	72	—	—	72

Common stock issuance	—	76	—	—	76

Net income	—	—	10,858	—	10,858

Balance at September 30, 2020 (unaudited)	$1,068	$53,427	$29,016	$689	$84,200

The accompanying notes are an integral part of these consolidated statements.

F-123

FIRST TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity (Continued)

				Accumulated
		Additional		Other
	Common	Paid-In	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total
	(dollars in thousands)
Balance at June 30, 2021 (unaudited)	$1,069	$53,565	$36,068	$1,128	$91,830

Holding (losses) on securities available–for–sale arising during the period	—	—	—	(1,132)	(1,132)

Dividends	—	—	(2,910)	—	(2,910)

Stock compensation	—	23	—	—	23

Common stock issuance	—	23	—	—	23

Net income	—	—	7,007	—	7,007

Balance at September 30, 2021 (unaudited)	$1,069	$53,611	$40,165	$(4)	$94,841

Balance at December 31, 2020	$1,068	$53,453	$33,021	$1,499	$89,041

Holding (losses) on securities available–for–sale arising during the period	—	—	—	(1,503)	(1,503)

Dividends	—	—	(10,435)	—	(10,435)

Stock compensation	—	63	—	—	63

Common stock issuance	1	95	—	—	96

Net income	—	—	17,579	—	17,579

Balance at September 30, 2021 (unaudited)	$1,069	$53,611	$40,165	$(4)	$94,841

The accompanying notes are an integral part of these consolidated statements.

F-124

FIRST TRUST CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2021 and 2020

	2021	2020
	(unaudited)	(unaudited)
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,579	$10,858
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premium (discount) on investments, net	40	(33)
(Gain) loss on investment securities sold, net	(948)	11
(Gain) loss on sale of other real estate	(1,250)	(14)
Write-downs of other real estate	691	305
(Gain) on loans sold	(862)	—
Depreciation expense	695	679
Provision for loan losses	—	4,380
Disbursements for mortgages held for sale	(260,561)	(228,519)
Proceeds from sales of mortgages held for sale	269,091	223,832
Federal Home Loan Bank stock dividends	(4)	(42)
Stock-based compensation expense	63	72
Net change in operating assets and liabilities
Accrued interest receivable	883	(565)
Accrued interest payable	114	(340)
Other assets and liabilities	229	(564)
Net cash provided by operating activities	25,760	10,060

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available–for–sale	(87,793)	(15,817)
Proceeds from sale, calls and maturities of securities available–for–sale	121,007	10,727
Proceeds from redemption of Federal Home Loan Bank stock	—	2,506
Purchase of Federal Home Loan Bank stock	—	(256)
Proceeds from sale of other real estate owned	6,808	772
Net change in loans	(3,865)	(159,908)
Purchases of premises and equipment	(429)	(384)
Net cash provided by (used in) investing activities	35,728	(162,360)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposits	61,874	214,944
Federal Home Loan Bank advances, net	—	(25,000)
Cash dividends paid	(10,435)	(8,208)
Proceeds from issuance of common stock	96	76
Net cash provided by financing activities	51,535	181,812

Net increase in cash and cash equivalents	113,023	29,512
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	63,534	21,188
CASH AND CASH EQUIVALENTS AT END OF YEAR	$176,557	$50,700

SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION:
Cash paid for interest on deposits and borrowings	$4,991	$8,833

Assets acquired in settlement of loans	$1,263	$1,452

The accompanying notes are an integral part of these statements.

F-125

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

1.	Basis of Presentation

First Trust Corporation (FTC) is a bank holding company headquartered in New Orleans, Louisiana. Through its subsidiary, First Bank and Trust (Bank) and its subsidiary, FBT Mortgage, LLC, the Corporation offers banking and related financial services to commercial and individual customers throughout locations in Louisiana, southern Mississippi, and the Florida panhandle. FTC and its subsidiary are collectively referred to as the “Corporation” throughout these consolidated financial statements.

The unaudited consolidated financial statements include the accounts of the Corporation. All material intercompany transactions and balances have been eliminated. The financial statements include all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary to fairly state the Company’s financial condition, results of operations, changes in stockholders’ equity and cash flows for the interim periods presented. Certain notes and information normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) have been condensed or omitted. These financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included elsewhere in this information statement/prospectus. Financial information reported for the interim periods is not necessarily indicative of the Company’s financial condition, results of operations or cash flows for any future interim or annual periods.

The accounting principles followed by the Corporation and the methods of applying them are, in all material respects, in conformity with both GAAP and those generally practiced within the banking industry. The most significant accounting policies are presented in the notes to the audited consolidated financial statements presented elsewhere in this information statement/prospectus. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, valuation of other real estate and valuation of investments with other-than-temporary impairment.

F-126

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

2.	Investment Securities

The amortized cost and estimated fair value of investment securities available-for-sale aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows as of the dates indicated (dollars in thousands):

		Gross	Gross		Estimated
	Amortized	Unrealized	Unrealized		Market
	Cost	Gains	Losses		Value
			Less Than	One Year
			One Year	or Greater
September 30, 2021
Municipal obligations (taxable)	$1,909	$68	$—	$—	$1,977
Mortgage–backed	9,787	41	113	—	9,715
Treasury bills	14,999	—	—	—	14,999
	$26,695	$109	$113	$—	$26,691

December 31, 2020
Corporate securities	$33,705	$1,281	$—	$—	$34,986
Municipal obligations (taxable)	1,911	116	—	—	2,027
Mortgage–backed	3,387	103	—	—	3,490
Treasury bills	19,998	—	1	—	19,997
	$59,001	$1,500	$1	$—	$60,500

At September 30, 2021, the Company had three investments, with a total fair value of $8.6 million, with an unrealized loss. At December 31, 2020, the Company had one investment, with a total fair value of $20.0 million, with an unrealized loss.

All mortgage-backed securities in the above table were issued or guaranteed by U.S. government agencies or sponsored agencies.

The amortized cost and estimated fair value by maturity of investment securities available-for-sale at September 30, 2021, are shown in the following table. Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

F-127

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

2.	Investment Securities (continued)

	Amortized	Fair
	Cost	Value
	(dollars in thousands)
Within one year or less	$14,999	$14,999
One through five years	1,909	1,977
Over ten years	9,787	9,715
Totals	$26,695	$26,691

At September 30, 2021 and December 31, 2020, the Corporation did not have securities pledged to secure public deposits and held a $100 and $90 million, respectively, Letter of Credit purchased from the Federal Home Loan Bank of Dallas to secure public deposits. At September 30, 2021, the Corporation had $20.5 million in securities pledged to secure certain bankruptcy deposits.

For the nine months ended September 30, 2021, the Corporation had a net realized gain on sales of available-for-sale securities of $948,000 with gross gains of $948,000 and no gross losses. For the nine months ended September 30, 2020, the Corporation had a net realized loss on the sale of available-for sale securities of $11,000 with gross gains of $54,000 and gross losses of $65,000.

3.	Loans

The components of loans were as follows as of the dates indicated:

	September 30,	December 31,
	2021	2020
	(dollars in thousands)
Commercial real estate loans	$384,912	$404,528
Land, construction and residential real estate loans	487,478	421,034
Commercial and industrial loans	65,624	77,326
PPP loans, net of deferred income	44,309	84,463
Consumer loans	6,582	7,169
Tuition loans	22,460	14,045
Total loans	1,011,365	1,008,565
Less: allowance for loan losses	(11,688)	(12,352)
Loans, net	$999,677	$996,213

During the year ended December 31, 2020, the Corporation added a new loan category for the Paycheck Protection Program (PPP) loans. PPP loans are 100% backed by the Small Business Administration (SBA). These loans have helped businesses keep their workforces employed during the COVID-19 pandemic. These loans were not included in the allowance for loan loss calculations, as they are fully forgivable by the SBA. Tuition loans were not included in the allowance for loan loss calculations as they are cash secured loans; whereby the cash is deposited into a reserve account and funds are released to the guarantor as the loans are paid.

F-128

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

3.	Loans (continued)

Management’s periodic evaluation of the adequacy of the allowance is based on the Corporation’s past loan loss experience, known and inherent risks in the portfolio, changes in loan policy, ongoing review of specific problem loans, the estimated value of any underlying collateral, and current economic conditions. However, it is reasonably possible that the estimate may materially change in the near term based on unanticipated changes in the financial strength of borrowers or in values of the underlying collateral. The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, the Corporation may ultimately incur losses that vary from management’s current estimates. Adjustments to the allowance for loan losses are reported in the period such adjustments become known or are reasonably estimable.

The following tables show activity in the allowance for loan losses and recorded investment in loans as of and for the nine months ended September 30, 2021 and 2020 and as of and for the year ended December 31, 2020:

(dollars in thousands)	Commercial Real Estate	Land, Construction and Residential Real Estate	Commercial and Industrial	PPP, net of deferred income	Consumer	Tuition	Total
Allowance for loan losses:	September 30, 2021
Beginning balance	$6,641	$5,056	$523	$—	$132	$—	$12,352
Charge–offs	(700)	(1)	(6)	—	(7)	—	(714)
Recoveries	—	39	10	—	1	—	50
Provision	340	(200)	(69)	—	(71)	—	—
Ending balance	$6,281	$4,894	$458	$—	$55	$—	$11,688
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$6,281	$4,894	$458	$—	$55	$—	$11,688

Loans:
Ending balance	$384,912	$487,478	$65,624	$44,309	$6,582	$22,460	$1,011,365
Ending balance: individually evaluated for impairment	$2,097	$572	$57	$—	$—	$—	$2,726
Ending balance: collectively evaluated for impairment	$382,815	$486,906	$65,567	$44,309	$6,582	$22,460	$1,008,639

F-129

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

3.	Loans (continued)

(dollars in thousands)	Commercial Real Estate	Land, Construction and Residential Real Estate	Commercial and Industrial	PPP, net of deferred income	Consumer	Tuition	Total
Allowance for loan losses:	September 30, 2020
Beginning balance	$4,391	$2,998	$254	$—	$108	$—	$7,751
Charge–offs	—	(39)	(15)	—	(10)	—	(64)
Recoveries	7	35	54	—	7	—	103
Provision	2,208	1,920	246	—	6	—	4,380
Ending Balance	$6,606	$4,914	$539	$—	$111	$—	$12,170
Ending balance: individually evaluated for impairment	$—	$184	$—	$—	$—	$—	$184
Ending balance: collectively evaluated for impairment	$6,606	$4,730	$539	$—	$111	$—	$11,986

Loans:
Ending balance	$410,706	$401,160	$79,647	$115,973	$6,855	$23,941	$1,038,282
Ending balance: individually evaluated for impairment	$14,420	$4,365	$781	$—	$—	$—	$19,566
Ending balance: collectively evaluated for impairment	$396,286	$396,795	$78,866	$115,973	$6,855	$23,941	$1,018,716

(dollars in thousands)	Commercial Real Estate	Land, Construction and Residential Real Estate	Commercial and Industrial	PPP, net of deferred income	Consumer	Tuition	Total
Allowance for loan losses:	December 31, 2020
Beginning balance	$4,391	$2,998	$254	$—	$108	$—	$7,751
Charge–offs	(1)	(123)	(15)	—	(18)	—	(157)
Recoveries	22	63	60	—	8	—	153
Provision	2,229	2,118	224	—	34	—	4,605
Ending Balance	$6,641	$5,056	$523	$—	$132	$—	$12,352
Ending balance: individually evaluated for impairment	$—	$1	$—	$—	$—	$—	$1
Ending balance: collectively evaluated for impairment	$6,641	$5,055	$523	$—	$132	$—	$12,351

Loans:
Ending balance	$404,528	$421,034	$77,326	$84,463	$7,169	$14,045	$1,008,565
Ending balance: individually evaluated for impairment	$9,619	$825	$775	$—	$—	$—	$11,219
Ending balance: collectively evaluated for impairment	$394,909	$420,209	$76,551	$84,463	$7,169	$14,045	$997,346
F-130

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

3.	Loans (continued)

The Corporation uses a risk grading system to assign a grade to each of its loans. Below are the definitions of the Corporation’s internally assigned grades:

•	Pass – These credits are properly approved, documented, collateralized, and performing which do not reflect an abnormal credit risk.

•	Special Mention – These credits have potential weaknesses that may, if not checked or corrected, weaken the asset or inadequately protect the institution’s position at some future date. These assets pose elevated risk, but their weakness does not yet justify substandard classification.

•	Substandard – These credits are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. These assets have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that some loss is probable if deficiencies are not corrected.

•	Doubtful – These credits have all of the weaknesses inherent in one classified “Substandard” with the added characteristic that weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

•	Loss – These credits are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this asset even though partial recovery may be effected in the future.

The following table presents the credit quality indicators of the Corporation’s various classes of loans as of the dates indicated:

Real Estate
	September 30, 2021			December 31, 2020
	Commercial Real Estate	Land, Construction and Residential Real Estate	Total Real Estate	Commercial Real Estate	Land, Construction and Residential Real Estate	Total Real Estate
Grade:	(dollars in thousands)
Pass	$379,720	$486,703	$866,423	$390,504	$414,604	$805,108
Special Mention	667	219	886	3,135	5,451	8,586
Substandard	4,525	556	5,081	10,889	979	11,868
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total	$384,912	$487,478	$872,390	$404,528	$421,034	$825,562

F-131

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

3.	Loans (continued)

Commercial and Consumer
	September 30, 2021				December 31, 2020
	Commercial and Industrial	PPP, net of deferred income	Other Consumer and Tuition	Total Commercial and Consumer	Commercial and Industrial	PPP, net of deferred income	Other Consumer and Tuition	Total Commercial and Consumer
Grade:	(dollars in thousands)
Pass	$64,042	$44,309	$29,042	$137,393	$75,075	$84,463	$21,214	$180,752
Special Mention	—	—	—	—	1,534	—	—	1,534
Substandard	1,582	—	—	1,582	717	—	—	717
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—
Total	$65,624	$44,309	$29,042	$138,975	$77,326	$84,463	$21,214	$183,003

The following tables present summary loan aging analysis as of the dates indicated:

September 30, 2021	30–89 days past due	90 days or greater past due	Total past due	Nonaccrual	Current	Total Loans
	(dollars in thousands)
Commercial real estate	$303	$—	$303	$2,097	$382,512	$384,912
Land, construction and residential real estate	629	—	629	572	486,277	487,478
Commercial and industrial	456	—	456	57	65,111	65,624
PPP, net of deferred income	219	—	219	—	44,090	44,309
Consumer	19	—	19	—	6,563	6,582
Tuition	468	43	511	—	21,949	22,460
Total	$2,094	$43	$2,137	$2,726	$1,006,502	$1,011,365

December 31, 2020	30–89 days past due	90 days or greater past due	Total past due	Nonaccrual	Current	Total Loans
	(dollars in thousands)
Commercial real estate	$170	$—	$170	$9,619	$394,739	$404,528
Land, construction and residential real estate	1,701	—	1,701	825	418,508	421,034
Commercial and industrial	—	—	—	775	76,551	77,326
PPP, net of deferred income	—	—	—	—	84,463	84,463
Consumer	69	—	69	—	7,100	7,169
Tuition	736	736	1,472	—	12,573	14,045
Total	$2,676	$736	$3,412	$11,219	$993,934	$1,008,565

F-132

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

3.	Loans (continued)

At September 30, 2021 and December 31, 2020, the Corporation had a recorded investment in tuition loans 90 days or greater past due and accruing of $43,000 and $736,000, respectively. Tuition loans are cash secured loans whereby the cash is deposited into a reserve account and funds are released to the guarantor as the loans are paid.

The following tables present impaired loans disaggregated by class as of the dates indicated:

September 30, 2021	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(dollars in thousands)
Total Loans:
With no related allowance recorded:
Commercial real estate	$2,097	$2,870	$—	$5,858	$21
Land, construction and residential real estate	572	602	—	698	96
Commercial and industrial	57	57	—	416	1
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Subtotal	2,726	3,529	—	6,972	118

With an allowance recorded:
Commercial real estate	—	—	—	—	—
Land, construction and residential real estate	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Subtotal	—	—	—	—	—

Total:
Commercial real estate	2,097	2,870	—	5,858	21
Land, construction and residential real estate	572	602	—	698	96
Commercial and industrial	57	57	—	416	1
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Total loans	$2,726	$3,529	$—	$6,972	$118

F-133

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

3.	Loans (continued)

September 30, 2020	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(dollars in thousands)
Total Loans:
With no related allowance recorded:
Commercial real estate	$14,420	$15,110	$—	$10,166	$57
Land, construction and residential real estate	3,505	3,534	—	3,170	47
Commercial and industrial	781	781	—	517	1
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Subtotal	18,706	19,425	—	13,853	105

With an allowance recorded:
Commercial real estate	—	—	—	—	—
Land, construction and residential real estate	860	895	184	1,034	2
Commercial and industrial	—	—	—	—	—
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Subtotal	860	895	184	1,034	2

Total:
Commercial real estate	14,420	15,110	—	10,166	57
Land, construction and residential real estate	4,365	4,429	184	4,204	49
Commercial and industrial	781	781	—	517	1
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Total loans	$19,566	$20,320	$184	$14,887	$107

F-134

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

3.	Loans (continued)

December 31, 2020	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(dollars in thousands)
Total Loans:
With no related allowance recorded:
Commercial real estate	$9,619	$10,159	$—	$7,766	$104
Land, construction and residential real estate	824	1,053	—	1,191	65
Commercial and industrial	775	786	—	514	11
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Subtotal	11,218	11,998	—	9,471	180

With an allowance recorded:
Commercial real estate	—	—	—	—	—
Land, construction and residential real estate	1	12	1	95	2
Commercial and industrial	—	—	—	—	—
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Subtotal	1	12	1	95	2

Total:
Commercial real estate	9,619	10,159	—	7,766	104
Land, construction and residential real estate	825	1,065	1	1,286	67
Commercial and industrial	775	786	—	514	11
PPP, net of deferred income	—	—	—	—	—
Consumer	—	—	—	—	—
Tuition	—	—	—	—	—
Total loans	$11,219	$12,010	$1	$9,566	$182

F-135

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

3.	Loans (continued)

The average recorded investment and interest recognized for impaired loans for the three and nine months ended September 30, 2021 and 2020 are summarized below.

	Three Months Ended September 30,
	2021		2020
(dollars in thousands)	Average Investment	Interest Recognized	Average Investment	Interest Recognized
Commercial real estate	$1,946	$6	$10,740	$54
Land, construction and residential real estate	586	15	4,254	17
Commercial and industrial	57	—	509	1
Total	$2,589	$21	$15,503	$72

	Nine Months Ended September 30,
	2021		2020
	Average Investment	Interest Recognized	Average Investment	Interest Recognized
Commercial real estate	$5,858	$21	$10,166	$57
Land, construction and residential real estate	698	96	4,204	49
Commercial and industrial	416	1	517	1
Total	$6,972	$118	$14,887	$107

A loan is considered to be impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest. The Corporation’s impaired loans include troubled debt restructurings (TDRs) and performing and nonperforming loans in which full payment of principal or interest is not expected.

The Corporation periodically grants concessions to borrowers in an attempt to protect as much of its investment as possible and minimize risk of loss. These concessions may include restructuring the terms of a customer’s loan thereby adjusting the customer’s payment requirements. In order to be considered a TDR, the Corporation must conclude that the restructuring constitutes a concession and the customer is experiencing financial difficulties. As of September 30, 2021, the Corporation had two loans classified as TDRs with a recorded investment of approximately $193,000. One loan classified as a TDR was performing and was in the amount of $176,000. One loan was not performing and was in the amount of $17,000. As of December 31, 2020, the Bank had two loans classified as TDRs with a recorded investment of approximately $206,000. One loan classified as a TDR was performing and was in the amount of $180,000. One loan was not performing and was in the amount of $26,000.

F-136

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

4.	Long-term Borrowings

On December 23, 2020, the Corporation issued fixed-to-floating subordinated debt in the aggregate principal amount of $21.0 million with a stated maturity of December 30, 2030. The debt carries a fixed interest rate of 5.50% through December 29, 2025 with interest during this period payable semiannually; thereafter, the interest rate will reset quarterly to a rate equal to Three-Month Term Secured Overnight Financing Rate (floored at zero) plus 527 basis points with interest during this period payable quarterly. Subject to applicable regulatory approvals, the Corporation may redeem the debt in whole or in part on any interest payment date beginning December 30, 2025. This debt qualifies as tier 2 capital for the calculation of certain regulatory capital ratios. The proceeds of the debt were used to pay off in full an $18 million long-term borrowing from First National Bankers Bank and for general corporate purposes.

During 2020, the Corporation entered into two interest rate swaps with a financial institution with a combined notional value of $50 million. The agreements were subsequently terminated in the fourth quarter of 2020 resulting in a gain of $388,000.

5.	Stock Options

The Corporation has an incentive stock option plan that provides for the granting of incentive stock options to certain officers, directors and key employees at prices determined by the stock option committee of the Board of Directors. The Corporation uses the Black-Scholes option pricing model to estimate fair value of share-based awards.

There were 34,000 options granted during the nine months ended September 30, 2021 with the following weighted-average assumptions:

Expected volatility	42.83%
Risk–free interest rate	1.065%
Expected term (in years)	6
Weighted–average grant–date fair value	$1.1197

There were 22,000 options granted during the nine months ended September 30, 2020 with the following weighted-average assumptions:

Expected volatility	42.83%
Risk–free interest rate	0.42%
Expected term (in years)	6
Weighted–average grant–date fair value	$1.181

The assumptions above are based on multiple factors, including historical stock option exercise patterns and post vesting employment termination behaviors, expected future exercise patterns and the expected volatility of the stock price.

F-137

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

5.	Stock Options (continued)

The Corporation recognized compensation cost related to stock options for the nine months ended September 30, 2021 and 2020 and for the year ended December 31, 2020 of approximately $63,000, $72,000 and $98,000 respectively. At September 30, 2021 and December 31, 2020, there was $60,000 and $85,000, respectively in unrecognized compensation cost related to stock options.

The following table presents the activity related to stock options:

	Number of Shares	Weighted– Average Exercise Price
Outstanding options, December 31, 2019	303,625	$7.70
Granted	22,000	$11.36
Exercised	(5,000)	$15.20
Forfeited or expired	(10,000)	$11.28
Outstanding options, December 31, 2020	310,625	$7.72
Granted	34,000	$15.18
Exercised	(11,125)	$8.60
Outstanding options, September 30, 2021	333,500	$8.45

Outstanding exercisable at September 30, 2021	279,500	$7.81

Outstanding exercisable at December 31, 2020	248,625	$7.67

6.	Capital Requirements and Other Regulatory Matters

FTC and the Bank, are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under regulatory capital rules, FTC and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Further, under prompt corrective action regulations, an insured depository institution is classified in one of several tiers based on its level of capital and other factors, and may be subject to an escalating series of remedial measures if it is classified as less than “well capitalized.”

Quantitative measures established by regulation to ensure capital adequacy require FTC and the Bank to maintain minimum amounts and ratios of Total, Tier 1 and Common Equity Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Regulations also require a minimum capital conservation buffer of 2.5%; which, after deducting the buffer from Total, Tier 1 and Common Equity Tier 1 capital to risk-weighted assets, requires these ratios to remain at or above the established minimum capital requirements.

F-138

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

6.	Capital Requirements and Other Regulatory Matters (continued)

As of September 30, 2021 and December 31, 2020, FTC and the Bank exceeded all regulatory capital ratios to which they are subject. To be categorized as adequately capitalized or well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 and Tier 1 leverage percentages as set forth in the following tables. At September 30, 2021, management believes the Bank has met the ratios of being considered well capitalized. There are no conditions or events that management believes have changed the Bank’s classification.

FTC and the Bank’s actual and required capital amounts and ratios are as follows:

	Actual		Minimum For Capital Adequacy Purposes		Requirements of Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)
September 30, 2021
Tier 1 leverage capital
FTC	$94,845	7.54%	$50,347	4.00%	Not Applicable
Bank	$115,773	9.20%	$50,348	4.00%	$62,935	5.00%

Common equity Tier 1
FTC	$94,845	10.99%	$38,826	4.50%	Not Applicable
Bank	$90,187	10.46%	$38,798	4.50%	$56,042	6.50%

Tier 1 risk–based capital
FTC	$94,845	10.99%	$51,768	6.00%	Not Applicable
Bank	$115,773	13.43%	$51,731	6.00%	$68,975	8.00%

Total risk–based capital
FTC	$126,641	14.68%	$69,024	8.00%	Not Applicable
Bank	$126,562	14.68%	$68,975	8.00%	$86,219	10.00%

December 31, 2020
Tier 1 leverage capital
FTC	$87,552	7.36%	$47,591	4.00%	Not Applicable
Bank	$105,126	8.83%	$47,617	4.00%	$59,521	5.00%

Common equity Tier 1
FTC	$87,552	9.62%	$41,008	4.50%	Not Applicable
Bank	$79,539	8.74%	$40,934	4.50%	$59,128	6.50%

Tier 1 risk–based capital
FTC	$87,552	9.62%	$54,677	6.00%	Not Applicable
Bank	$105,126	11.56%	$54,579	6.00%	$72,772	8.00%

Total risk–based capital
FTC	$119,934	13.16%	$72,903	8.00%	Not Applicable
Bank	$116,509	12.81%	$72,772	8.00%	$90,965	10.00%

F-139

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

6.	Capital Requirements and Other Regulatory Matters (continued)

Under Louisiana state law, dividends can be declared or paid by the Bank as long as the Bank’s unimpaired surplus equals at least 50% of the outstanding capital stock of the Bank. The payment of cash dividends cannot reduce the unimpaired surplus below 50%. Additionally, the Bank may not, without the prior approval of state regulators, declare dividends in excess of the sum of the current year’s retained net profits (as defined) plus the retained net profits from the prior year. The Bank can generally purchase or redeem its own stock as long it is in compliance with applicable statutory and regulatory capital requirements and its remaining unimpaired surplus equals or exceeds 50% of the outstanding capital stock.

7.	Capital Activity and Preferred Stock

During the nine months ended September 30, 2021 and year ended December 30, 2020, the Corporation did not issue any shares of common stock except for exercised stock options as described in footnote 5.

The Corporation is authorized to issue up to 10,000,000 shares of Non-Cumulative Convertible Preferred Stock, which has $1.00 par value per share. At September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued and outstanding.

8.	Fair Value

The ASC establishes a framework for using fair value. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC guidance also establishes a fair value hierarchy that prioritizes the inputs to these valuation techniques used to measure fair value, giving preference to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs such as a reporting entity’s own data (Level 3). Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in markets that are not active, observable inputs other than quoted prices, such as interest rates and yield curves, and inputs that are derived principally from or corroborated by observable market data by correlation or other means. For assets measured at fair value, an institution must determine the appropriate level in the fair value hierarchy for each fair value measurement. The level in the fair value hierarchy within which a fair value measurement in its entirety falls is determined based on the lowest-level input that is significant to the fair value measurement in its entirety.

Fair Value of Assets Measured on a Recurring Basis

The following describes the valuation methodology used for the Corporation’s financial instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Available–for–Sale Securities

Estimated fair value of securities is based on quoted market prices where available. If quoted market prices are not available, estimated fair values are based on market prices of comparable instruments. The Corporation’s available–for–sale securities are valued primarily based upon readily observable market parameters and are classified as Level 2 fair values.

F-140

FIRST TRUST CORPORATION AND SUBSIDIARY

Notes to the Consolidated Financial Statements
(Unaudited)

8.	Fair Value (continued)

Fair Value of Assets Measured on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis. In accordance with the provisions of ASC, the Corporation records loans considered impaired at their fair value. Fair value is measured at the fair value of the collateral for collateral-dependent loans and for other real estate owned. Impaired loans, of which the fair value approximated $2.8 million and $11.2 million at September 30, 2021 and December 31, 2020, respectively, and other real estate owned, of which the fair value approximated $2.2 million and $7.2 million at September 30, 2021 and December 31, 2020, respectively, are Level 2 assets measured using appraisals from external parties of the collateral.

The valuation methods described herein may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Corporation believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The Corporation reviews the classification of its financial instruments within the fair value hierarchy on an annual basis, which could cause its financial instruments to be reclassified to a different level.

9.	COVID–19

Economic uncertainties related to the COVID–19 pandemic continue and the timing of a return to pre-pandemic activity levels in our market areas remains uncertain. The duration of these uncertainties and ultimate financial impact on the Corporation’s financial condition or results of operations cannot be reasonably estimated at this time.

10.	Definitive Merger Agreement

On September 28, 2021, FTC and the Bank entered into a definitive merger agreement with BancPlus Corporation and BankPlus, pursuant to which FTC will be acquired by BancPlus and then, immediately thereafter, merge with and into BancPlus, with BancPlus as the surviving corporation and the Bank will be merged with and into BankPlus, with BankPlus as the surviving banking corporation. The transactions contemplated by the merger agreement are expected to be completed in December 2021 and are contingent on customary conditions, including regulatory approval and the approval of the stockholders’ of the Corporation.

11.	S Corporation Status

On October 22, 2021, FTC received notice from the United States Internal Revenue Service (IRS) that an FTC shareholder failed to make a timely election to be an electing small business trust, and, as a result, the IRS notified FTC that its S corporation status had been inadvertently terminated effective September 23, 2020. FTC is in the process of preparing an application for late election relief under Revenue Procedure 2013-30 and expects that its S corporation status can be reinstated retroactively. However, there can be no assurance that the application, once filed, will be successful and that the IRS will grant the requested relief, or that FTC will otherwise be deemed an S corporation during such period.

F-141

STATE CAPITAL CORP.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2019 and 2018

F-142

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

State Capital Corp.

Greenwood, Mississippi

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of State Capital Corp. and its subsidiaries (the Institution or State Capital Corp), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements. We have also audited State Capital Corp.’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions for the call report, FR Y-9C and FR-Y9LP, as of December 31, 2019 based on criteria established in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management’s Responsibility for the Consolidated Financial Statements and Internal Control over Financial Reporting

State Capital Corp.’s management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of effective internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Management is also responsible for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management Report Regarding Statement of Management’s Responsibilities, Compliance with Designated Laws and Regulations, and Management’s Assessment of Internal Control over Financial Reporting.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the institution’s internal control over financial reporting based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement and whether effective internal control over financial reporting was maintained in all material respects.

An audit of consolidated financial statements involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Institution’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit of consolidated financial statements also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

An audit of internal control over financial reporting involves performing procedures to obtain evidence about whether a material weakness exists. The procedures selected depend on the auditor’s judgment, including the assessment of the risk that a material weakness exists. An audit of internal control over financial reporting also involves obtaining an understanding of internal control over financial reporting and testing and evaluating the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

F-143

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Definition and Inherent Limitations of Internal Control over Financial Reporting

An institution’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audit of State Capital Corp. and its subsidiaries internal control over financial reporting included controls over the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America with the criteria established in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). An institution’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction, of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinions

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of State Capital Corp. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, State Capital Corp. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019 based on criteria established in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Emphasis of a Matter

As discussed in Note 20, on September 19, 2019 State Capital Corp. announced a definitive merger agreement under which BancPlus and State Capital Corp will merge. Our opinion is not modified with respect to this matter.

/s/ Postlethwaite & Netterville

Baton Rouge, Louisiana

March 10, 2020

F-144

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

(In Thousands, Except for Share Data)

ASSETS

	2019	2018
Cash and due from banks	$29,277	$24,322
Federal funds sold	6,573	66,877
Cash and cash equivalents	35,850	91,199
Interest bearing deposits in other banks	11,668	1,312
Securities available-for-sale	104,719	120,737
Loans, less allowances for loan losses of $7,887 and $8,617 at December 31, 2019 and 2018, respectively	897,767	863,673
Bank premises and equipment, net	32,104	32,742
Accrued interest receivable	3,830	3,658
Other assets	77,878	78,102
Total Assets	$1,163,816	$1,191,423

The accompanying notes are an integral part of these consolidated financial statements.

F-145

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2019	2018
LIABILITIES
Non-interest bearing deposits	$130,238	$140,257
Interest bearing deposits	868,077	876,985
Short-term borrowings	—	434
Notes payable	15,366	30,859
Subordinated debentures	15,465	15,465
Accrued interest payable	2,807	2,146
Other liabilities	17,864	18,266
Total liabilities	1,049,817	1,084,412
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Common stock - authorized 5,000,000 and 4,000,000 shares:
Class A voting common stock of $1.25 par value; 3,506,815 and 3,514,671 shares issued and outstanding	4,384	4,393
Class B non voting common stock of $1.25 par value; 26,502 shares issued and outstanding	33	33
Additional paid-in capital	58,117	58,340
Retained earnings	51,824	46,226
Unallocated ESOP shares	—	(19)
Accumulated other comprehensive income (loss), net	(359)	(1,962)
Total stockholders’ equity	113,999	107,011
Total Liabilities and Stockholders’ Equity	$1,163,816	$1,191,423
F-146

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In Thousands, Except for Share Data)

	2019	2018
INTEREST INCOME
Interest and fees on loans	$46,851	$44,188
Taxable investment income	2,973	2,579
Tax-exempt investment income	157	190
Federal funds sold	631	302
Interest bearing deposits	250	47
Total interest income	50,862	47,306
INTEREST EXPENSE
Deposits	11,493	8,059
Short-term borrowings	1	45
Other borrowings	1,267	1,409
Total interest expense	12,761	9,513
NET INTEREST INCOME	38,101	37,793
Provision for loan losses	456	147
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	37,645	37,646
OTHER OPERATING INCOME
Service charges and fees on deposit accounts	3,422	3,277
Other income	4,874	3,909
	8,296	7,186

The accompanying notes are an integral part of these consolidated financial statements.

F-147

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In Thousands, Except for Share Data)

	2019	2018
OTHER OPERATING EXPENSE
Salaries and employee benefits	$22,412	$22,196
Net occupancy expenses	3,662	3,458
Equipment and data processing expenses	2,555	2,550
Other operating expenses	6,641	7,311
	35,270	35,515
INCOME BEFORE INCOME TAX EXPENSE	10,671	9,317
Income tax expense	2,623	2,186
NET INCOME	$8,048	$7,131
Earnings per share
Basic	$2.28	$2.02
Diluted	$2.28	$2.02

The accompanying notes are an integral part of these consolidated financial statements.

F-148

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In Thousands, Except for Share Data)

	2019	2018
NET INCOME	$8,048	$7,131
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities:
Unrealized holdings losses arising during the period, net of tax of $460 and ($158), respectively	1,385	(475)
Less: reclassification adjustments for gains included in net income, net of tax of $73 and $7 respectively	218	19
Total other comprehensive income (loss)	1,603	(456)
TOTAL COMPREHENSIVE INCOME	$9,651	$6,675

The accompanying notes are an integral part of these consolidated financial statements.

F-149

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2019

(In Thousands, Except for Share Data)

								Accumulated
	Class A		Class B		Additional		Unallocated	Other
	Common Stock		Common Stock		Paid-in	Retained	ESOP	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	Shares	Loss	Total
Balance at January 1, 2019	3,514,671	$4,393	26,502	$33	$58,340	$46,226	$(19)	$(1,962)	$107,011
Net Income	—	—	—	—	—	8,048	—	—	8,048
ASU 2016-01 cumulative effect of equity securities adjusted to market	—	—	—	—	—	(61)	—	—	(61)
Other Comprehensive Income (loss), Net of Tax ($533)	—	—	—	—	—	—	—	1,603	1,603
Shares issued:
Repurchase of stock	(19,856)	(24)	—	—	(571)	—	—	—	(595)
Contribution of Class A common shares to ESOP	12,000	15	—	—	345	—	—	—	360
Release of unallocated ESOP shares	—	—	—	—	3	—	19	—	22
Cash dividends declared:
Class A common stock ($.675 per share)	—	—	—	—	—	(2,364)	—	—	(2,364)
Class B common stock ($.925 per share)	—	—	—	—	—	(25)	—	—	(25)
Balance at December 31, 2019	3,506,815	$4,384	26,502	$33	$58,117	$51,824	$—	$(359)	$113,999
F-150

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2018

(In Thousands, Except for Share Data)

								Accumulated
	Class A		Class B		Additional		Unallocated	Other
	Common Stock		Common Stock		Paid-in	Retained	ESOP	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	Shares	Loss	Total
Balance at January 1, 2018	3,496,747	$4,371	26,502	$33	$57,883	$41,128	$(38)	$(1,506)	$101,871
Net Income	—	—	—	—	—	7,131	—	—	7,131
Other Comprehensive Income (loss), Net of Tax ($151)	—	—	—	—	—	—	—	(456)	(456)
Shares issued:
Repurchase of stock	(8,233)	(10)	—	—	(234)	—	—	—	(244)
Stock sales - SCC Rabbi Trust	5,685	7	—	—	129	—	—	—	136
Stock sales - SBT Rabbi Trust	5,472	6	—	—	132	—	—	—	138
Contribution of Class A common shares to ESOP	15,000	19			427				446
Release of unallocated ESOP shares	—	—	—	—	3	—	19	—	22
Cash dividends declared:
Class A common stock ($.50 per share)	—	—	—	—	—	(2,012)	—	—	(2,012)
Class B common stock ($.75 per share)	—	—	—	—	—	(22)	—	—	(22)
Unallocated ESOP shares	—	—	—	—	—	1	—	—	1
Balance at December 31, 2018	3,514,671	$4,393	26,502	$33	$58,340	$46,226	$(19)	$(1,962)	$107,011
F-151

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In Thousands, Except for Share Data)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,048	$7,131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	1,590	1,532
Provision for loan losses	456	147
Amortization of intangible assets	206	207
Net investment amortization	703	766
Realized gain on sales of investments	(347)	(31)
Net gain on marketable equity securities	(26)	—
Net (gain) loss on sales of ORE	75	25
Write-down of repossessed assets	142	26
Release of unallocated ESOP shares	22	22
Contribution of shares to ESOP	360	447
Deferred income taxes	57	408
Change in:
Accrued interest receivable	(172)	22
Cash value of life insurance	(736)	(724)
Change in:
Accrued interest payable	661	1,009
Deferred compensation	(54)	159
Other, net	(521)	(1,022)
Net cash provided by operating activities	10,464	10,124
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available-for-sale	(32,764)	(35,236)
Sales and maturities of securities available-for-sale	50,562	15,732
Net (increase) decrease in:
Interest bearing bank balances	(10,356)	14,908
Loans	(34,959)	13,623
Premises and equipment	(952)	(671)
Proceeds from sales of other real estate	589	890
Federal Home Loan Bank stock transactions	(68)	(56)
Other stock transactions	(27)	(1)
Net cash (used in) provided by investing activities	(27,975)	9,189

The accompanying notes are an integral part of these consolidated financial statements.

F-152

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In Thousands, Except for Share Data)

	2019	2018
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in:
Non-interest bearing deposits	$(10,019)	$(4,512)
Money market, NOW and savings deposits	(59,890)	41,167
Certificates of deposits	50,982	51,244
Short-term borrowings	(434)	(31,448)
Federal Home Loan Bank advances	(15,493)	(10,292)
Dividends paid	(2,389)	(2,033)
Proceeds from the issuance of common stock	—	274
Repurchase of common stock	(595)	(244)
Net cash (used in) provided by financing activities	(37,838)	44,156
Net increase (decrease) in cash and cash equivalents	(55,349)	63,469
Cash and cash equivalents - beginning of year	91,199	27,730
Cash and cash equivalents - end of year	$35,850	$91,199
Supplemental disclosures of cash flow information:
Interest paid	$12,589	$9,536
Income taxes paid	$2,694	$2,206
Acquisition of other real estate in noncash foreclosures	$409	$866

The accompanying notes are an integral part of these consolidated financial statements.

F-153

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 1: Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements of State Capital Corp. (the Company) include the accounts of the Company and its wholly owned subsidiaries, State Bank & Trust Company (the Bank) and Valley Premises Company, which owns and manages certain other real estate until its disposition. Additionally, the Bank has subsidiaries, SBBP, LLC, the Bank’s 76.23% owned limited liability real estate partnership; SBT Financial Services, Inc., the Bank’s insurance company; and SBT Properties I and II which manage certain other real estate until its disposition. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

As discussed in Note 9, the Company is the sponsor of various statutory trusts. The trusts were utilized for the issuance of trust preferred securities. The Company’s investment in these trusts is included in other assets in the consolidated balance sheets.

Business

The Company is a one bank holding company whose primary activity is the ownership of the Bank. The Bank is a commercial bank headquartered in Greenwood, Mississippi and provides a full range of banking services to individual and corporate customers through its offices in Mississippi, Louisiana, and Alabama. As a state-chartered bank, the Bank is subject to the regulations of certain Federal and State agencies and undergoes periodic examinations by these regulatory agencies.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on economic conditions and the real estate industry in the Southeast region of the United States.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

F-154

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 1: Summary of Significant Accounting Policies (continued)

Use of Estimates (continued)

Other estimates that are susceptible to significant changes in the near term relate to the determination of the valuation of deferred tax assets, other-than-temporary impairments of securities, deferred compensation arrangements, and the fair value of financial instruments.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains on securities available-for-sale and interest rate contracts.

Interest Bearing Deposits in Other Banks

Interest bearing deposits in other banks mature within one year and are carried at cost, which approximates market.

Investment Securities

Securities are accounted for in accordance with applicable guidance contained in the Accounting Standards Codification (ASC) which requires the classification of securities into one of three categories: trading, available-for-sale, or held-to-maturity.

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held-to-maturity, which are recorded at amortized cost, when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held-to-maturity or trading are classified as available-for-sale. The Company did not have any trading or held-to-maturity securities during the years ended December 31, 2019 or 2018. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders’ equity until realized.

The Bank adopted the provision in Accounting Standards Update (ASU) No. 2016-01, Financial Instruments–Recognition and Measurement of Financial Assets and Financial Liabilities. The main provisions of this update are to eliminate the available-for-sale classification of accounting for equity securities and to adjust the fair value disclosures for financial instruments carried at amortized such that the disclosed fair values represent an exit price as opposed to an entry price. The provisions of this update require that equity securities be carried at fair market value on the balance sheet and any periodic changes in market value are adjustments to the income statement. A practical expedient is provided for equity securities without a readily determinable fair value, such that these securities can be carried at cost less any impairment. The provision of this update also eliminated certain disclosures related to the assumptions used to measure fair value for assets and liabilities recorded at cost. The disclosure of fair value of the loan and interest-bearing deposit portfolios will be presented using an exit price method instead of the current discounted cash flow. Adoption of ASU 2016-01, which was effective for the Bank on January 1, 2019, resulted in a cumulative effect for equity securities in the amount of $61 which is recorded in the consolidated statement of changes in stockholders’ equity.

F-155

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 1: Summary of Significant Accounting Policies (continued)

Investment Securities (continued)

The Financial Accounting Standards Board (FASB) has issued accounting guidance related to the recognition and presentation of other-than-temporary impairment. The accounting guidance specifies that (a) if an entity does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security, and it is more likely than not, the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss). For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment will be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

For available-for-sale and held-to-maturity debt securities that management has no intent to sell and believes that it more-likely-than-not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the non-credit loss is recognized in accumulated other comprehensive income (loss). The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.

Equity securities not using the equity method are carried at estimated fair value based on information provided by a third party pricing service with changes in fair value and realized gains or losses reported in noninterest income. All equity securities are evaluated at least annually for impairment. The Bank’s equity securities have readily determinable fair values. Because changes in fair value are recorded as they occur, there is no expectation of a gain or loss on the sale of equity securities.

Premiums and discounts are amortized or accreted over the life of the related securities using the interest method. Interest income is recognized when earned. Realized gains and losses on available-for-sale securities are recorded on the trade date, included in earnings, and are determined using the specific amortized cost of the securities sold.

Other Stocks

The Bank, as a member of the Federal Home Loan Bank (FHLB) system and various other institutions, is required to maintain an investment in capital stock of each entity. Because no ready market exists for these investments and they have no quoted market value, the Bank’s investment in these stocks are valued at cost. A determination as to whether there has been an impairment of a restricted stock investment is performed annually and includes a review of the current financial condition of the issuer.

F-156

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 1: Summary of Significant Accounting Policies (continued)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, are stated at the principal amount outstanding, net of an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The Bank discontinues the accrual of interest on loans and recognizes income only as received when, in the judgment of management, the collection of interest, but not necessarily principal, is doubtful. All unpaid accrued interest is reversed and payments subsequently received are applied first to principal. Interest income is recorded after principal has been satisfied and as payments are received. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Past due status is based on the contractual terms of the loan. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of its collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

The Company follows the accounting guidance on sales of financial assets, which includes participating interests in loans. For loan participations that are structured in accordance with this guidance, the sold portions are recorded as a reduction of the loan portfolio. Loan participations that do not meet the criteria are accounted for as secured borrowings.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against earnings. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level management believes to be adequate to absorb estimated probable loan losses. Management’s periodic evaluation of the adequacy of the allowance for loan losses is based on estimated credit losses for specifically identified loans as well as estimated probable credit losses inherent in the remainder of the loan portfolio. Management also evaluates the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrowers’ ability to repay, estimated values of any underlying collateral, and prevailing economic conditions.

This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb existing losses. It should be understood that estimates of loan losses involve an exercise of judgment. While it is possible that in particular periods the Bank may sustain losses, which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses in the existing loan portfolio.

F-157

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 1: Summary of Significant Accounting Policies (continued)

Allowance for Loan Losses (continued)

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For these loans that are impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience, adjusted for qualitative factors.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, the Bank grants a concession for other than an insignificant period of time to the borrower that the Bank would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). The Bank strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where the Bank grants the borrower new terms that provide for a reduction of either interest or principal, the Bank measures any impairment on the restructuring as previously noted for impaired loans.

Other Real Estate Owned

Other real estate acquired through partial or total satisfaction of loans is carried at the lower of fair value or the recorded loan balance at date of acquisition (foreclosure). Any loss incurred at the date of acquisition is charged to the allowance for loan losses. Gains or losses incurred subsequent to the date of acquisition are reported in current operations. Related operating income and expenses are reported in current operations.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed principally using the straight-line method and charged to operating expenses over the estimated useful lives of the assets which range from one to forty years. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

The Company has no intangible assets having indefinite lives other than goodwill. Intangible assets with determinable useful lives, such as core deposit intangibles, are amortized over their respective useful lives.

The Company follows the accounting guidance that allows for an assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that a quantitative impairment test must be completed for goodwill. The Company determined, based on the qualitative factors, that an impairment test was not necessary, and therefore no impairment exists at December 31, 2019 or 2018.

F-158

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 1: Summary of Significant Accounting Policies (continued)

Life Insurance Contracts

The majority of the life insurance contracts owned by the Company represent single premium life insurance contracts on the lives of current and former officers of the Company. The Company is the beneficiary of these policies, which were purchased in 1991, 2002, 2004, 2005, 2007, and 2010 as a vehicle to fund certain supplemental executive retirement plans.

These contracts are reported at their cash surrender value, and changes in the cash surrender value are included in other operating income.
Income Taxes

The Company, the Bank, and eligible subsidiaries file consolidated Federal and State income tax returns. Provisions for income taxes are based on taxes payable or refundable for the current year based on taxable income and deferred taxes on temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Company applies the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

Deferred tax assets are recognized if it is more-likely-than-not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance, if based on the weight of evidence available, it is more-likely-than-not that some portion or all of deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

Income taxes are accounted for under the assets and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income as part of income tax expense or benefit for the period that includes the enactment date.

F-159

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 1: Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

In the accompanying consolidated statements of cash flows, the Company and its subsidiaries have defined cash equivalents as those amounts included in the consolidated balance sheet caption “Cash and due from banks” which includes “federal funds sold”.

Earnings Per Share

Basic earnings per share (EPS) represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock.

Credit Related Financial Information

In the ordinary course of business, the Company has entered into commitments to extend credit, including commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Reclassifications

Certain reclassifications have been made to the 2018 financial statements in order for them to be consistent with the 2019 presentation.

Revenue Recognition

Effective January 1, 2019, the Bank adopted the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified Topic 606. As the standard does not apply to revenue associated with receivables or financial instruments, net interest income, gains and losses from investment securities, and mortgage originations are not impacted by the standard. The Bank has identified certain recurring revenue streams related to noninterest income which are within the scope of Topic 606, as described below.

Service charges and fee income include deposit and lending-related fees. Deposit-related fees consist of fees earned on customer activities and are generally recognized when the transactions occur or as the service is performed. Fees are earned on deposit accounts for account maintenance and various transaction-based services, such as ATM transactions, wire transfer activities, check and money order processing and insufficient funds/overdraft transactions. Lending-related fees generally represent transactional fees earned from late payments and other miscellaneous fees.

Card interchange fees are recognized upon settlement of credit and debit card payment transactions and are generally determined on a percentage basis for credit cards and fixed rates for debit cards based on the corresponding payment network’s rates.

F-160

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 1: Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

There are no significant judgments relating to the amount and timing of revenue recognition for revenue streams within the scope of Topic 606. Due to the nature of the services provided, the Bank does not incur costs to obtain contracts and there are no material incremental costs to fulfill these contracts that should be capitalized.

Additionally, there are no material contract assets or receivables as the Bank does not typically enter into long-term revenue contracts with its customers.

The implementation of the new standard did not have a material impact on the measurement or recognition of revenue for any of the identified in-scope revenue streams and a cumulative effect adjustment to opening undivided earnings was not necessary. Results for reporting periods after January 1, 2019, are presented under Topic 606 using the modified retrospective transition method.

Accounting Pronouncements Issued But Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases. This accounting standard requires lessees to recognize assets and liabilities related to lease arrangements longer than 12 months on the statement of financial condition as well as additional disclosures. The updated guidance is effective for annual periods beginning after December 15, 2020.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The revised accounting guidance requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts and requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. In addition, ASU 2016-13 amends the accounting for credit losses of available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 will be effective for annual periods beginning after December 15, 2022.

The Company is currently assessing the impact of these pronouncements on its financial statements.

F-161

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 2: Investment Securities

The following is a summary of the amortized cost and fair value of securities available-for-sale at December 31, 2019 and 2018:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
December 31, 2019:
U. S. Government agencies	$12,605	$1	$71	$12,535
Mortgage-backed investments	71,018	209	551	70,676
States and political subdivisions	5,440	105	—	5,545
Corporate obligations	16,135	7	179	15,963
Total debt securities	$105,198	$322	$801	$104,719
December 31, 2018:
U. S. Government agencies	$14,036	$—	$255	$13,781
Mortgage-backed investments	103,789	290	2,577	101,502
States and political subdivisions	5,527	—	73	5,454
Total debt securities	$123,352	$290	$2,905	$120,737

The Company routinely conducts periodic reviews to identify and evaluate investment securities to determine whether an other-than-temporary impairment has occurred on these securities. Default rates, discount rates, and recovery percentages are used to determine if an unrealized loss is other-than-temporary. There was no amount included in earnings related to the credit loss for which an other-than-temporary impairment was not previously recognized for the years ended December 31, 2019 or 2018. Following is a summary of available-for-sale securities which were in an unrealized loss position and the length of time that individual securities have been in a continuous loss position at December 31, 2019 and 2018.

	Less Than 12 Months			12 Months or More			Total
	Number of	Fair	Unrealized	Number of	Fair	Unrealized	Fair	Unrealized
	Securities	Value	Losses	Securities	Value	Losses	Value	Losses
December 31, 2019:
U.S Government agencies	1	$2,363	$(8)	5	$8,266	$(63)	$10,629	$(71)
Mortgage-backed investments	6	9,173	(35)	30	39,674	(516)	48,847	(551)
States and political subdivisions	—	—	—	1	1,004	—	1,004	—
Corporate obligations	7	14,977	(179)	—	—	—	14,977	(179)
	14	$26,513	$(222)	36	$48,944	$(579)	$75,457	$(801)

December 31, 2018:
U.S Government agencies	3	$6,025	$(126)	5	$7,633	$(129)	$13,658	$(255)
Mortgage-backed investments	5	6,274	(79)	47	67,259	(2,498)	73,533	(2,577)
States and political subdivisions	1	368	(1)	7	5,016	(72)	5,384	(73)
	9	$12,667	$(206)	59	$79,908	$(2,699)	$92,575	$(2,905)

F-162

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 2: Investment Securities (continued)

The amortized cost and fair value of available for sale securities as of December 31, 2019, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with, or without, call or prepayment penalties.

	Amortized	Fair
	Cost	Value
One year or less	$4,381	$4,392
After one through five years	71,328	70,974
After five through ten years	24,254	24,100
After ten years	5,235	5,253
	$105,198	$104,719

The fair value of securities available-for-sale which were pledged to secure public deposits, short-term borrowings and for other purposes required or permitted by law, totaled $152,697 and $170,118 at December 31, 2019 and 2018, respectively.

The following is a summary of gross realized gains and losses on sales of available-for-sale securities during the years ended December 31, 2019 and 2018:

	2019	2018
Gross realized gains	$416	$31
Gross realized losses	(69)	—
	$347	$31

Note 3: Loans

The Bank’s loan portfolio includes commercial, consumer, agricultural and real estate loans primarily in the Bank’s market areas throughout the states of Mississippi, Louisiana, and Alabama. Although the Bank has a diversified loan portfolio, the Bank has a concentration of credit risks related to the real estate market, the agricultural market, and general economic conditions in the Bank’s market areas. The composition of the loan portfolio at December 31, 2019 and 2018 follows.

	2019	2018
Secured by real estate:
One to four family residential	$210,541	$210,486
Multifamily residential	26,616	34,136
Commercial	392,009	364,582
Farmland	69,480	70,914
Construction and land development	111,022	98,815
Agricultural loans	12,873	11,784
Consumer loans	21,864	20,995
Commercial	58,970	57,305
Other	2,279	3,273
	$905,654	$872,290
F-163

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 3: Loans (continued)

The Bank has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the Bank’s portfolio. For purposes of determining the allowance for loan losses, the Bank segments loans in its portfolio by class code. The models and assumptions the Bank uses to determine the allowance are reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented.

The Bank’s Estimation Process

The Bank estimates loan losses using 5-year, 3-year, and single year average historical loss percentages for all loans, which are based on historical loss percentages and estimated losses on individually evaluated impaired loans. Management then applies judgment to develop its own view of loss probability using external and internal parameters with the objective of establishing an allowance for the losses inherent for these portfolios as of the reporting date.

Substantially all of the Bank’s consumer loans are secured by collateral. In order to track and measure the risk of nonperformance for these loans, the Bank periodically obtains updates of the credit scores for all loans and considers local economic factors which may affect collateral values.

Reflected in the portions of the allowance previously described is an amount for uncertainty inherent in estimates used for the allowance, which may change from period to period. This amount is the result of management’s judgment of risks inherent in the portfolios, economic uncertainties, historical loss experience and other subjective factors, including industry trends, calculated to better reflect the Bank’s view of risk in the loan portfolio. No single statistic or measurement determines the adequacy of the allowance for loan loss. Changes in the allowance for loan loss and the related provision expense can materially affect net income.

F-164

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 3: Loans (continued)

Loans by Segment

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the balance sheet date. The Bank considers the allowance for loan losses of $7,887 adequate to cover loan losses inherent in the loan portfolio at December 31, 2019. The following table presents by loan segment, the changes in the allowance for loan losses and the recorded investment in loans.

Allowance for Loan Losses and Recorded Investment in Loans

For the Year Ended December 31, 2019

	Construction			Commercial			One to
	& Land		Commercial	&			Four Family
	Development	Multifamily	Real Estate	Industrial	Agricultural	Farmland	Residential	Consumer	Other	Unallocated	Total
Allowance for Loan Losses:
Beginning balance	$1,206	$1,082	$1,892	$297	$171	$595	$2,090	$148	$10	$1,126	$8,617
Charge-offs	(20)	—	(606)	(116)	—	—	(692)	(208)	—	(172)	(1,814)
Recoveries	16	—	2	5	2	—	548	55	—	—	628
Provision	456	(869)	492	162	(60)	3	(217)	190	(4)	303	456
Ending balance	$1,658	$213	$1,780	$348	$113	$598	$1,729	$185	$6	$1,257	$7,887
Ending allowance balance,
Individually evaluated for impairment	$131	$104	$152	$64	$3	$10	$321	$21	$—	$—	$806
Collectively evaluated for impairment	1,527	109	1,628	284	110	588	1,408	164	6	1,257	7,081
	$1,658	$213	$1,780	$348	$113	$598	$1,729	$185	$6	$1,257	$7,887
Ending loan balance,
Individually evaluated for impairment	$398	$220	$1,497	$87	$106	$1,481	$3,337	$80	$—	$—	$7,206
Collectively evaluated for impairment	110,624	26,396	390,512	58,883	12,767	67,999	207,204	21,784	2,279	—	898,448
	$111,022	$26,616	$392,009	$58,970	$12,873	$69,480	$210,541	$21,864	$2,279	$—	$905,654

F-165

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 3: Loans (continued)

Loans by Segment (continued)

The following table presents by loan segment, the changes in the allowance for loan losses and the recorded investment in loans.

Allowance for Loan Losses and Recorded Investment in Loans

For the Year Ended December 31, 2018

	Construction			Commercial			One to
	& Land		Commercial	&			Four Family
	Development	Multifamily	Real Estate	Industrial	Agricultural	Farmland	Residential	Consumer	Other	Unallocated	Total
Allowance for Loan Losses:
Beginning balance	$968	$1,331	$2,515	$395	$191	$628	$2,533	$129	$18	$1,001	$9,709
Charge-offs	(7)	—	(118)	(200)	(6)	—	(930)	(150)	(1)	(90)	(1,502)
Recoveries	22	—	—	7	—	—	215	19	—	—	263
Provision	223	(249)	(505)	95	(14)	(33)	272	150	(7)	215	147
Ending balance	$1,206	$1,082	$1,892	$297	$171	$595	$2,090	$148	$10	$1,126	$8,617
Ending allowance balance,
Individually evaluated for impairment	$45	$937	$165	$75	$71	$16	$558	$15	$—	$—	$1,882
Collectively evaluated for impairment	1,161	145	1,727	222	100	579	1,532	133	10	1,126	6,735
	$1,206	$1,082	$1,892	$297	$171	$595	$2,090	$148	$10	$1,126	$8,617
Ending loan balance,
Individually evaluated for impairment	$406	$1,806	$1,617	$199	$174	$576	$4,314	$48	$—	$—	$9,140
Collectively evaluated for impairment	98,409	32,330	362,965	57,106	11,610	70,338	206,172	20,947	3,273	—	863,150
	$98,815	$34,136	$364,582	$57,305	$11,784	$70,914	$210,486	$20,995	$3,273	$—	$872,290

F-166

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 3: Loans (continued)

Credit Quality Information

All loans are subject to individual risk assessments using the following factors: ability of the borrower to pay, financial condition of the borrower, management ability of the borrower, collateral and guarantors, loan structure, and industry and economics.

The Bank uses the following risk rating definitions during the year ended December 31, 2019, to assess risk within its loan portfolio.

Grade 1 - Virtually No Risk - Credits in this category are virtually risk-free. Credits are secured by assignment of certificates of deposit issued by the Bank, U.S. Treasury Notes, or properly margined, readily marketable securities. In all cases, positive control of the collateral must be maintained by the Bank. The repayment program is well-defined and achievable, and repayment sources are numerous. No material documentation deficiencies or exceptions exist.

Grade 2 - Minimal Credit Risk - This grade is reserved for new loans that are within guidelines and where the borrowers have documented significant overall financial strength and a liquid financial statement. These loans have multiple and excellent sources of repayment, with no significant identifiable risk of collection, and conform in all respects to policy, guidelines, underwriting standards, and federal and state regulations (no exceptions of any kind).

Grade 3 - Satisfactory Credit Risk - This grade is reserved for loans which exhibit satisfactory credit risk. These loans have excellent sources of repayment, with no significant identifiable risk of collection. Generally, loans assigned this risk grade will demonstrate the following characteristics: (a) conformity in all respects with policy, guidelines, underwriting standards, and federal and state regulations (no exceptions of any kind), (b) documented historical and/or expected operational cash flow that meets or exceeds required minimum Bank guidelines, or that can be supplemented with verifiable cash flow from other sources to cover all required principal payments on term debt plus provide any funds required for working capital growth or fixed asset acquisition, and (c) adequate secondary sources to liquidate the debt, including combinations of liquidity, liquidation of collateral, or liquidation value to the net worth of the borrower or guarantor.

Grade 4 - Marginal Credit Risk - This grade is given to acceptable loans. These loans have adequate sources of repayment, with little identifiable risk of collection. Loans assigned this risk grade will demonstrate the following characteristics: (a) general conformity to the Bank’s underwriting requirements, with limited exceptions to policy, product or underwriting guidelines, (b) documented historical and/or expected operational cash flow that meets or exceeds required minimum Bank guidelines, or that can be supplemented with verifiable cash flow from other sources to cover all required principal payments on term debt plus provide any funds required for working capital growth or fixed asset acquisition, and (c) adequate secondary sources to liquidate the debt, including combinations of liquidity, liquidation of collateral, or liquidation value to the net worth of the borrower or guarantor.

Grade 5 - Weak Pass - This grade is given to loans that show signs of weakness in either adequate sources of repayment or collateral, but have demonstrated mitigating factors that minimize the risk of delinquency or loss.

F-167

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 3: Loans (continued)

Credit Quality Information (continued)

Grade 6 - Special Mention - Loans with underwriting guideline tolerances and/or exceptions and with no mitigating factors. Loans assigned to this category are currently protected but are potentially weak. While concerns exist, the Bank is currently protected and loss is unlikely. These loans constitute an undue and unwarranted credit risk but not to the point of justifying a classification of Substandard. They have potential weaknesses that may, if not checked or corrected, weaken the asset or inadequately protect the Bank’s credit position at some future date.

Grade 7 - Substandard - A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action.

Grade 8 - Doubtful - Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. The possibility for loss is high, but because of certain pending factors that may work to the advantage of the Bank, classification of a loss is deferred until a more exact status is determined.

Grade 9 - Loss - Loans classified Loss are considered uncollectable and of such little value that their continuance as assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be affected in the future.

The table below presents classes of outstanding loans by risk category:

Credit Quality Indicators

Credit Risk Profile by Creditworthiness Category by Class of Loan

For the Year Ended December 31, 2019

	Construction			Commercial			One to
	& Land		Commercial	&			Four Family
	Development	Multifamily	Real Estate	Industrial	Agricultural	Farmland	Residential	Consumer	Other
Grade 1	$—	$—	$—	$5,576	$97	$—	$211	$5,930	$—
Grade 2	—	—	—	15	—	—	—	—	—
Grade 3	9,430	715	30,816	14,075	672	8,156	12,838	7	—
Grade 4	57,562	16,816	273,991	31,186	6,567	47,190	174,385	15,846	2,279
Grade 5	43,633	1,903	82,947	7,897	5,431	12,290	19,763	—	—
Grade 6	—	6,961	3,017	135	—	363	7	—	—
Grade 7	398	220	1,238	87	106	1,481	3,337	80	—
Total	$111,023	$26,615	$392,009	$58,971	$12,873	$69,480	$210,541	$21,863	$2,279
F-168

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 3: Loans (continued)

Credit Quality Information (continued)

The table below present classes of outstanding loans by risk category:

Credit Quality Indicators

Credit Risk Profile by Creditworthiness Category by Class of Loan

For the Year Ended December 31, 2018

	Construction			Commercial			One to
	& Land		Commercial	&			Four Family
	Development	Multifamily	Real Estate	Industrial	Agricultural	Farmland	Residential	Consumer	Other
Grade 1	$—	$—	$—	$9,129	$82	$—	$—	$5,236	$—
Grade 2	—	—	—	—	—	—	—	—	—
Grade 3	8,768	—	16,569	6,561	1,013	5,117	7,040	34	100
Grade 4	72,426	26,173	286,568	36,310	6,670	52,884	182,760	15,677	2,638
Grade 5	17,214	2,595	55,047	5,106	3,845	11,484	16,192	—	535
Grade 6	—	3,561	4,781	—	—	853	179	—	—
Grade 7	407	1,807	1,617	199	174	576	4,315	48	—
Total	$98,815	$34,136	$364,582	$57,305	$11,784	$70,914	$210,486	$20,995	$3,273

Troubled Debt Restructurings

The following table includes loans modified as TDRs by portfolio class at December 31, 2019:

		Pre-Modification	Post-Modification
	Number of	Outstanding	Outstanding
	Loans	Recorded Investment	Recorded Investment
Troubled Debt Restructurings:
Construction & Land Development	2	$573	$310
Commercial Real Estate	1	207	185
Farmland	1	276	15
One to Four Family Residential	8	1,045	836
Total	12	$2,101	$1,346

The modification of the terms of such construction and land development loan included a reduction of loan payments and a stated rate of interest lower than the current market rate. The modification of the terms of such commercial real estate loan included an extension of the maturity date. The modification of the terms of the farmland loan included a modification in payment terms to principal only payments. The modification of the terms of such one to four family residential loans included an extension of the maturity date at a stated rate of interest lower than the current market rate, a modification in payment terms to interest only payments, extending the existing amortization, a 90-day waiver of principal payments and modification in payment terms in accordance with bankruptcy proceedings of borrowers.

F-169

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 3: Loans (continued)

Troubled Debt Restructurings (continued)

The following table includes loans modified as TDRs by portfolio class at December 31, 2018:

		Pre-Modification	Post-Modification
	Number of	Outstanding	Outstanding
	Loans	Recorded Investment	Recorded Investment
Troubled Debt Restructurings:
Commercial & Industrial	1	$343	$85
Commercial Real Estate	1	206	191
Farmland	—	—	—
One to Four Family Residential	1	276	33
Total	9	1,237	1,105
	12	$2,062	$1,414

Age Analysis of Past Due Loans by Class

Following are tables which includes an aging analysis of the recorded investment of past due loans as of December 31, 2019 and 2018.

Credit Quality Information

Age Analysis of Past Due Loans by Class of Loan

As of December 31, 2019

				Greater than	Total
		30-59 Days	60-89 Days	90 days	Nonaccrual	Total
	Current	Past Due	Past Due	Past Due	Loans	Receivables
Construction & land development	$110,966	$14	$32	$—	$10	$111,022
Multifamily	26,396	—	—	—	220	26,616
Commercial real estate	390,914	544	—	—	551	392,009
Commercial & industrial	58,801	108	48	—	13	58,970
Agricultural	12,767	—	—	—	106	12,873
Farmland	69,067	291	18	—	104	69,480
One to four family residential	207,684	1,066	126	—	1,665	210,541
Consumer	21,761	72	—	—	31	21,864
Other	2,279	—	—	—	—	2,279
Ending balance	$900,635	$2,095	$224	$—	$2,700	$905,654

F-170

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 3: Loans (continued)

Age Analysis of Past Due Loans by Class (continued)

Credit Quality Information

Age Analysis of Past Due Loans by Class of Loan

As of December 31, 2018

				Greater than	Total
		30-59 Days	60-89 Days	90 days	Nonaccrual	Total
	Current	Past Due	Past Due	Past Due	Loans	Receivables
Construction & land development	$98,528	$35	$—	$—	$252	$98,815
Multifamily	33,895	—	—	—	241	34,136
Commercial real estate	364,125	52	—	—	405	364,582
Commercial & industrial	57,169	53	—	—	83	57,305
Agricultural	11,610	—	—	—	174	11,784
Farmland	70,870	—	—	—	44	70,914
One to four family residential	207,434	693	27	—	2,332	210,486
Consumer	20,893	84	2	—	16	20,995
Other	3,273	—	—	—	—	3,273
Ending balance	$867,797	$917	$29	$—	$3,547	$872,290

Nonaccrual Loans

Generally, consumer loans not secured by real estate or autos are placed on nonaccrual status only when part of the principal has been charged off. These loans are charged off or charged down to the net realizable value of the collateral when deemed uncollectible, due to bankruptcy or other factors.

The Bank places a loan on nonaccrual status, until it qualifies for return to accrual status. Generally, the Bank returns a loan to accrual status when (a) all delinquent interest and principal become current under the terms of the loan agreement or (b) the loan is both well-secured and in the process of collection and collectability is no longer doubtful.

The Bank has determined that the entire balance of a loan is contractually delinquent for all classes if the minimum payment is not received by the specified due date on the borrower’s statement. Interest and fees continue to accrue on past due loans until the date the loan goes into nonaccrual status, if applicable.

Impaired Loans

The Bank considers a loan to be impaired when, based on current information and events, the Bank determines that the Bank will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. Determination of impairment is treated the same across all classes of loans. When the Bank identifies a loan as impaired, the Bank measures the impairment based on the current fair value of the collateral, less selling costs when foreclosure is probable, instead of discounted cash flows. If the Bank determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), the Bank recognizes impairment through an allowance estimate or a charge-off to the allowance.

F-171

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 3: Loans (continued)

Impaired Loans (continued)

When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on nonaccrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on nonaccrual status, contractual interest is credited to interest income when received, under the cash basis method.

The amount of interest not accrued on impaired loans did not have a significant effect on earnings for the years ended December 31, 2019 or 2018. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

The following tables include the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable. The Bank determined the specific allowance based on the current fair value of the collateral, less selling costs.

Impaired loans information

Impaired loans by class with no related allowance recorded

As of December 31, 2019

		Unpaid		Interest
	Recorded	principal	Related	income
	investment	balance	allowance	recognized
Construction & land development	$76	$76	$—	$1
Multifamily	—	—	—	—
Commercial real estate	738	737	—	1
Commercial & industrial	23	22	—	1
Agricultural	—	—	—	—
Farmland	1,439	1,428	—	10
One to four family residential	2,200	2,195	—	6
Consumer	39	39	—	—
Ending Balance	$4,515	$4,497	$—	$19
F-172

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 3: Loans (continued)

Impaired Loans (continued)

Impaired loans information

Impaired loans by class with an allowance recorded

As of December 31, 2019

		Unpaid		Interest
	Recorded	principal	Related	income
	investment	balance	allowance	recognized
Construction & land development	$324	$323	$131	$1
Multifamily	220	220	104	—
Commercial real estate	761	760	152	1
Commercial & industrial	68	68	64	—
Agricultural	105	105	3	—
Farmland	53	53	10	—
One to four family residential	1,144	1,142	321	2
Consumer	41	41	21	—
Ending Balance	$2,716	$2,712	$806	$4

Impaired loans information

Impaired loans by class with no related allowance recorded

As of December 31, 2018

	Recorded investment	Unpaid principal balance	Related allowance	Interest income recognized
Construction & land development	$30	$30	$—	$—
Multifamily	—	—	—	—
Commercial real estate	803	802	—	51
Commercial & industrial	108	107	—	5
Agricultural	—	—	—	—
Farmland	526	517	—	10
One to four family residential	2,035	2,033	—	32
Consumer	31	31	—	—
Ending Balance	$3,533	$3,520	$—	$98
F-173

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 3: Loans (continued)

Impaired Loans (continued)

Impaired loans information

Impaired loans by class with an allowance recorded

As of December 31, 2018

	Recorded investment	Unpaid principal balance	Related allowance	Interest income recognized
Construction & land development	$376	$376	$45	$9
Multifamily	1,808	1,806	937	1
Commercial real estate	818	816	165	2
Commercial & industrial	92	92	75	1
Agricultural	173	173	71	6
Farmland	59	59	16	—
One to four family residential	2,283	2,281	558	107
Consumer	17	17	15	—
Ending Balance	$5,626	$5,620	$1,882	$126

In the ordinary course of business, the Bank makes loans to its (and the Company’s) executive officers and directors and to companies in which these officers and directors are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons.

The following is a summary of loans made to such borrowers.

	2019	2018
Beginning balance	$603	$951
Advances	212	141
Repayments	(296)	(489)
Ending balance	$519	$603

The Bank had loan commitments to these related parties of $1,785 at December 31, 2019 and $1,585 at December 31, 2018.

F-174

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 4: Bank Premises and Equipment

The following is a summary of bank premises and equipment at December 31, 2019 and 2018:

	2019	2018
Land and buildings	$42,751	$42,147
Furniture, fixtures and equipment	17,964	18,562
	60,715	60,709
Less accumulated depreciation	(28,611)	(27,967)
	$32,104	$32,742

Depreciation expense for premises and equipment amounted to $1,590 and $1,532 for the years ended December 31, 2019 and 2018, respectively.

Note 5: Other Assets

The following is a summary of other assets at December 31, 2019 and 2018:

	2019	2018
Goodwill	$27,026	$27,026
Amortized intangible assets	313	519
Other real estate	1,356	1,753
Cash surrender value of life insurance	28,259	27,523
Federal Home Loan Bank stock	2,477	2,409
Investment in statutory trusts	466	466
Other investments, at cost	2,064	2,118
Notes receivable of Rabbi Trusts	9,286	9,425
Deferred income taxes	5,181	5,750
Income tax receivable	431	305
Other	1,019	808
	$77,878	$78,102

As a condition to borrowing funds from the Federal Home Loan Bank of Dallas (FHLB), the Bank is required to purchase stock in the FHLB. No ready market exists for the stock, and it has no quoted market value. The investment in FHLB stock can only be redeemed by the FHLB at face value.

F-175

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 5: Other Assets (continued)

The following is a summary of intangible assets.

		Core Deposit Intangibles
	Goodwill	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
January 1, 2018	$27,026	$3,702	$(2,976)	$726
Amortization	—	—	(207)	(207)
December 31, 2018	27,026	3,702	(3,183)	519
Amortization	—	—	(206)	(206)
December 31, 2019	$27,026	$3,702	$(3,389)	$313

Intangible assets with a determinable useful life are amortized over their useful lives. The Bank’s core deposit intangibles have a 14-year life with remaining lives of .25 to 2.5 years at December 31, 2019. Estimated amortization expense for the five succeeding years is as follows:

Year Ending December 31,	Amount
2020	$154
2021	112
2022	47
$313

Note 6: Deposits

The following is a summary of deposits at December 31, 2019 and 2018:

	2019	2018
Non-interest bearing	$130,238	$140,257
Interest bearing:
Money market, NOW and savings accounts	505,880	565,770
Time deposits of $250 thousand or more	88,792	71,067
Other certificates of deposit	273,405	240,148
Total interest bearing	868,077	876,985
Total deposits	$998,315	$1,017,242

Total interest expense for demand deposits and NOW accounts was $2,263 and $1,465 for December 31, 2019 and 2018, respectively. Total interest expense for savings accounts including money market accounts was $2,726 and $2,162 for December 31, 2019 and 2018, respectively.

Included in deposits are deposits from directors, officers, their immediate families, and related companies. These accounts totaled approximately $13,789 and $13,645 at December 31, 2019 and 2018, respectively.

F-176

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 6: Deposits (continued)

At December 31, 2019, scheduled maturities of certificates of deposits are as follows:

Year ending December 31st	Amount
2020	$187,658
2021	96,812
2022	26,473
2023	31,463
2024	19,791
$362,197

Note 7: Short-Term Borrowings

The following is a summary of information related to short-term borrowings:

	Balance Outstanding
	Maximum Month End	Average Daily	At Year End
December 31, 2019:
Securities sold under agreements to repurchase	$619	$178	$—
December 31, 2018:
Securities sold under agreements to repurchase	$1,540	$668	$434

Securities sold under agreements to repurchase generally have maturities of less than 30 days and are secured by U. S. Government agency and mortgage-backed securities.

Note 8: Notes Payable

The Bank has advances from the Federal Home Loan Bank of Dallas (FHLB) which are collateralized by a blanket lien on first mortgage loans which totaled $402,862 and $397,892 at December 31, 2019 and 2018, respectively, and other qualifying loans. The following is a summary of these advances at December 31, 2019 and 2018.

	2019	2018
Balance	$15,366	$30,859
Range of rates	1.21% - 2.51%	1.21% - 2.51%
Range of maturities	2020 - 2023	2019 - 2023
F-177

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 8: Notes Payable (continued)

The following is a summary of future principal payments at December 31, 2019:

Year ending December 31st	Amount
2020	$4,027
2021	2,017
2022	6,538
2023	2,784
$15,366

The Bank has established various lines-of-credit and other sources of funds with correspondent banks to provide additional sources of operating funds. The Bank can borrow up to approximately $282 million under these agreements. The FHLB line of credit has $105 million pledged to public funds at December 31, 2019.

Note 9: Subordinated Debentures Payable to Subsidiary Trusts

The Company is a sponsor of the common stock of business trusts that have issued preferred capital securities to third parties. These trusts used the proceeds from the issuance of the common stock and the preferred capital securities to purchase debentures issued by the Company. These debentures qualify as Tier I capital for the Company, subject to regulatory rules and limits. These debentures are the trusts’ only assets and quarterly interest payments on these debentures are the sole source of cash for the trusts to pay quarterly distributions on the common stock and preferred capital securities. The Company has fully and unconditionally guaranteed the trusts’ obligations with respect to the preferred capital securities.

The Company has the right to defer the payment of interest on the subordinated debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the subordinated debentures are deferred, the distributions on the trust preferred securities are also deferred. Interest on the subordinated debentures and distributions on the trust preferred securities are cumulative.

The following is a summary of debentures payable to statutory trusts at December 31, 2019 and 2018. Interest rates adjust quarterly for the debentures whose rates are indexed with LIBOR.

	Year of Maturity	Interest Rate	2019	2018
State Capital Statutory Trust IV	2035	3 month LIBOR, plus 1.99%	$5,155	$5,155
First Bancshares of Baton Rouge
Statutory Trust I	2034	3 month LIBOR, plus 2.50%	4,124	4,124
State Capital Master Trust	2037	3 month LIBOR, plus 1.46%	6,186	6,186
			$15,465	$15,465

The Company has the right to redeem the debentures prior to maturity without any repayment penalty. Upon redemption of the subordinated debentures payable to a statutory trust, the trust will also liquidate its common stock and preferred capital securities.

F-178

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 10: Employee Benefit Plans

401(k) Plan

The Plan is a defined contribution plan covering all full-time employees of State Bank & Trust Company (the Bank and the Employer) and affiliated companies who have completed one month of service and are age twenty-one or older. In order for an employee to be eligible to receive the Employer match, the employee must have completed one year and 1,000 hours of service and be age twenty-one or older. The Bank matches 50% of an employee’s contributions subject to a limit of 6% of the employee’s compensation. Total expense under this employee benefit plan was $336 in 2019 and $313 in 2018, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) covering employees of the Company and subsidiaries. Full time employees and part time employees with 1,000 or more hours of service per year become eligible for participation in the ESOP after one year of service. Contributions to the ESOP are made at the discretion of the Board of Directors. The ESOP owned 334,777 and 338,179 shares of the Company’s common stock at December 31, 2019 and 2018, respectively.

As the ESOP loans are repaid, the common stock pledged as collateral is released for allocation to participants’ accounts in proportion to the current year’s principal and interest payments to the total principal and interest payments to be made on the loans in the current and future years. There were no unallocated shares at December 31, 2019 and there were 724 unallocated shares having a total market value of $22 at December 31, 2018. Dividends on unallocated shares are recorded as a charge against current earnings.

The following is a summary of ESOP expense for 2019 and 2018.

	2019	2018
Market value of released unallocated shares	$22	$22
Interest expense	1	1
Dividends on unallocated shares	—	1
Contribution of shares	360	447
	383	471
Less interest expense paid by the ESOP to the Company not recognized in the consolidated statement of earnings	(1)	(1)
	$382	$470

F-179

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 10: Employee Benefit Plans (continued)

Deferred Retirement Arrangements

The Company and Bank have deferred retirement arrangements for the benefit of certain officers, which generally provide for the payment of monthly benefits to participants at retirement for a specified period of years. The Company and Bank are accruing the present value of the projected benefits to the date of retirement of the respective participants using an average discount rate of approximately 5.5% at December 31, 2019 and 2018. The following is a summary of deferred compensation liability.

	2019	2018
Beginning balance	$7,616	$7,901
Expense accrued	470	496
Payments	(781)	(781)
Ending balance	$7,305	$7,616

Rabbi Trusts

The Company and Bank have deferred retirement agreements for the benefit of certain directors. Contributions are made into Rabbi Trusts under the terms of these agreements. Upon retirement, the participants are entitled to retirement benefits to be paid over a specified time period in trust assets. The Company accounts for these deferred retirement agreements in accordance with applicable guidance contained in the Accounting Standards Codification which requires the Company to consolidate into its financial statements the net assets of the trusts. The deferred compensation liability under these trusts was $9,703 and $9,477 at December 31, 2019 and 2018, respectively.

Note 11: Other Income

Significant components of other income for the years ended December 31, 2019 and 2018, are as follows:

	2019	2018
Mortgage loan income	$119	$103
ATM and debit card income	2,192	2,030
Life insurance income	713	704
Gain on marketable equity securities	26	—
Gains on sales of investment securities	347	31
Other	1,477	1,041
	$4,874	$3,909
F-180

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 12: Other Expenses

Significant components of other expenses for the years ended December 31, 2019 and 2018, are as follows:

	2019	2018
Advertising and promotion	$208	$299
Amortization	207	207
Communications	925	967
Postage and courier service	433	466
Professional fees	928	1,786
Supplies	337	327
Net other real estate expenses and losses	85	80
Assessments and dues	606	994
Other	2,912	2,185
	$6,641	$7,311

Note 13: Income Taxes

The components of income tax expense (benefit) are as follows.

	Current	Deferred	Total
2019:
Federal	$2,270	$39	$2,309
State	296	18	314
	$2,566	$57	$2,623
2018:
Federal	$1,591	$318	$1,909
State	187	90	277
	$1,778	$408	$2,186

The differences between actual income tax expense and expected income tax expense are summarized as follows.

	2019	2018
Amount computed using the Federal statutory rate of 21% on earnings before income taxes in 2019 and 2018, respectively	$2,241	$1,957
Increase (decrease) resulting from:
Tax-exempt income, net of disallowed interest deduction	(9)	(15)
State income taxes, net of Federal effect	249	219
Deferred tax asset write-down	—	—
Life insurance income	(83)	(89)
Other, net	225	114
	$2,623	$2,186

F-181

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 13: Income Taxes (continued)

The components of the net deferred tax asset at December 31, 2019 and 2018 consist of the following.

	2019	2018
Deferred tax assets:
Allowance for loan losses	$1,968	$2,150
Deferred retirement plans	4,111	4,117
Trust preferred fees	11	12
Other real estate	95	79
ESOP shares released	—	1
Accrued interest on non accrual loans	78	68
Marketable equity securities	14	—
Non compete payments	25	—
Unrealized loss on securities available-for-sale	119	652
Total deferred tax assets	6,421	7,079
Deferred tax liabilities:
Depreciation	(1,062)	(1,154)
Federal Home Loan Bank stock dividends	(66)	(49)
Prepaid expenses	(112)	(126)
Total deferred tax liabilities	(1,240)	(1,329)
Net deferred tax assets	$5,181	$5,750

The Company files income tax returns in the U.S. federal jurisdiction and various states.

Note 14: Stockholders’ Equity

Reclassification and Redesignation of Common Stock

On February 28, 2006, shareholders of the Company approved a plan to amend its articles of incorporation that reclassified its outstanding $1.25 par value stock into two separate classes. The purpose of the plan was to reduce the number of record holders of any class of common stock to allow the Company to not have to become a “public” company and incur the costs of having to register its common stock under Federal securities laws.

The Plan involved the following steps:

(1)	Class B common stock, a new series, was authorized to be issued to all holders with 500 or fewer shares of the existing common stock. Class B common stock has a par value of $1.25.

(2)	The remaining existing common stock held by persons with more than 500 shares was redesignated as Class A common stock with a par value of $1.25.
F-182

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 14: Stockholders’ Equity (continued)

Reclassification and Redesignation of Common Stock (continued)

Class B common stock is non-voting except with regard to a vote on a merger or a transaction which would otherwise result in a change of control. Holders of Class B common stock share in distribution of the assets with the holders of Class A common stock of liquidation or dissolution of the Company. Class B common shareholders are entitled to receive dividends, if any are declared, and receive an additional $0.25 per share dividend over the dividends paid on Class A common shares.

Class A common shareholders retain the same rights and privileges as to dividends, liquidation and voting as did holders of the previous common stock of the Company.

Note 15: Earnings Per Share

Basic earnings per share are available to common shareholders computed by dividing net earnings by the weighted average number of shares outstanding during the period (both Class A and Class B shares). Unallocated (pledged) ESOP shares are not considered as outstanding shares for the purpose of basic earnings per share. Diluted earnings per share are computed by dividing net earnings by the weighted average number outstanding shares during the period that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The following is a reconciliation of weighted average shares outstanding.

	2019	2018
Net earnings available to common stockholders	$8,073	$7,131
Weighted average shares outstanding	3,528,456	3,523,859
Diluted shares outstanding	3,528,456	3,523,859
Basic earnings per share	$2.28	$2.02
Diluted earnings per share	$2.28	$2.02

Note 16: Commitments and Contingencies

Litigation

The Bank and the Bank’s subsidiaries, in the normal course of business, are defendants in certain legal actions. Management believes that the resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position. However, management cannot predict with reasonable certainty the impact, if any, that these actions might have on the Company until the litigation is terminated.

F-183

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 16: Commitments and Contingencies (continued)

Credit Related Financial Instruments

Commitments to extend credit are agreements to lend money to customers pursuant to certain specified conditions and generally have fixed expiration dates or other termination clauses. Credit card arrangements represent the amount that preapproved credit limits exceed actual balances. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. When making these commitments, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank’s assessment of a customers’ credit worthiness.

To meet the financing needs of its customers the Bank is a party to various financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of the involvement the Bank has in particular classes of financial instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, and commercial letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments. A summary of these instruments at December 31, 2019, is as follows.

Commitments to extend credit	$96,040
Standby letters of credit	$1,762

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

The Bank evaluates customers’ credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers. The contractual amounts of credit-related financial instruments, such as commitments to extend credit and letters of credit, represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

F-184

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 16: Commitments and Contingencies (continued)

Leases

The Bank leases premises under noncancelable operating leases that expire at various dates. Most of these leases may be renewed beyond their present expiration dates. Rental expense for premises amounted to $168 and $173 for the years ended December 31, 2019 and 2018, respectively. At December 31, 2019 future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more are as follows.

Year ending December 31st	Amount
2020	$126
2021	117
2022	55
$298

Note 17: Regulatory Matters

Federal banking regulations require that the Bank maintain certain cash reserves based on a percent of deposits. This requirement was $6,509 at December 31, 2019.

During the year ended December 31, 2014, the FDIC adopted final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks. Under the final rules, minimum requirements will increase for both the quantity and quality of capital held by the Company and the Bank. The rules include a new common equity Tier 1 capital to risk-weighted assets minimum ratio of 4.5%; raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0%; require a minimum ratio of Total capital to risk-weighted assets of 8.0%; and require a minimum Tier 1 leverage ratio of 4.0%.

A new capital conservation buffer, comprised of common equity Tier 1 capital, is also established above the minimum regulatory capital requirements. This capital conservation buffer will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and will increase each subsequent year by an additional 0.625% until it reaches its final level of 2.5% on January 1, 2019. Strict eligibility criteria for regulatory capital instruments were also implemented under the final rules.

The phase-in period for the final rules began on January 1, 2015, with full compliance with all of the final rule’s requirements being phased in over a multi-year schedule which should be fully phased-in by January 1, 2019. Management believes that the Company’s capital levels remain characterized as “well-capitalized” under the new rules.

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions, by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting

F-185

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 17: Regulatory Matters (continued)

practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Total Capital, Tier I Capital and Common Equity Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2019 and 2018, that all capital adequacy requirements have been met.

The most recent notification by the Federal Deposit Insurance Company, as of December 31, 2019 categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain as well capitalized the Bank must maintain the ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and Bank’s actual capital amounts and ratios as of December 31, 2019 and 2018, are presented in the tables.

	Actual		Minimum Capital		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019:
Company:
Total capital (to risk weighted assets)	$109,962	11.8%	$74,810	8.0%	Not applicable
Tier I capital (to risk weighted assets)	102,064	10.9%	56,107	6.0%	Not applicable
Tier I capital (to average assets)	102,064	9.1%	44,928	4.0%	Not applicable
Common Equity Tier 1 capital (to risk weighted assets)	87,019	9.3%	42,080	4.5%	Not applicable
Bank:
Total capital (to risk weighted assets)	$112,502	12.1%	$74,518	8.0%	$93,148	10.0%
Tier I capital (to risk weighted assets)	104,604	11.2%	55,889	6.0%	74,518	8.0%
Tier I capital (to average assets)	104,604	9.3%	44,782	4.0%	55,978	5.0%
Common Equity Tier 1 capital (to risk weighted assets)	104,558	11.2%	41,916	4.5%	60,546	6.5%

F-186

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 17: Regulatory Matters (continued)

	Actual		Minimum Capital		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2018:
Company:
Total capital (to risk weighted assets)	$105,101	11.5%	$73,344	8.0%	Not applicable
Tier I capital (to risk weighted assets)	96,473	10.5%	55,008	6.0%	Not applicable
Tier I capital (to average assets)	96,473	8.5%	45,247	4.0%	Not applicable
Common Equity Tier 1 capital (to risk weighted assets)	81,428	8.9%	41,256	4.5%	Not applicable
Bank:
Total capital (to risk weighted assets)	$106,878	11.7%	$73,055	8.0%	$91,319	10.0%
Tier I capital (to risk weighted assets)	98,250	10.8%	54,791	6.0%	73,055	8.0%
Tier I capital (to average assets)	98,250	8.7%	45,102	4.0%	56,378	5.0%
Common Equity Tier 1 capital (to risk weighted assets)	98,204	10.8%	41,093	4.5%	59,357	6.5%

Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to its shareholders and other cash needs. Applicable Federal and State statutes and regulations impose restrictions on the amounts of dividends that may be declared by the Bank. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Bank’s total capital in relation to its assets, deposits and other such items and, as a result, capital adequacy considerations could further limit the availability of dividends from the Bank. The ability of the Company to pay dividends on its common stock is restricted by state banking laws, the FDIA, and FDIC regulations.

Note 18: Fair Value of Financial Instruments

In accordance with the Fair Value Measurements and Disclosure topic of the FASB ASC, disclosure of fair value information about financial instruments, whether or not recognized in the balance sheets, is required. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments. Therefore, the aggregate fair value amounts presented do not represent the underlying value of the Company.

F-187

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 18: Fair Value of Financial Instruments (continued)

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Investments and mortgage-backed securities - Where quoted prices are available in an active market, we classify the securities within level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.

F-188

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 18: Fair Value of Financial Instruments (continued)

Fair Value Hierarchy (continued)

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases, where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.

Cash and due from banks and interest-bearing deposits in other banks - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Federal funds sold/purchased and securities sold under repurchase agreements - The carrying amount approximates fair value.

Loans - For variable-rate loans that re-price frequently and with no significant change in credit risk, fair value is based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (for example, commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit liabilities - The fair values disclosed for demand deposits (for example, interest and noninterest checking, pass book savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Accrued interest - The carrying amounts of accrued interest approximate fair value.

Notes payable - The fair value of advances from the FHLB are based on the discounted value of contractual cash flows, using current rates for discounting purposes.

F-189

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 18: Fair Value of Financial Instruments (continued)

Fair Value Hierarchy (continued)

Subordinated debentures payable to subsidiary trusts - The fair value of these instruments is based on the discounted value of contractual cash flows, using current rates for discounting purposes. Information regarding interest rates and maturities of these debentures is disclosed in Note 9.

Commitments to extend credit - Fair values for such commitments are typically based on fees currently charted to enter into similar agreements, taking into account the remaining terms of the agreements and the parties’ credit standing. Due to the effort and difficulty in implementing a valuation mode necessary to estimate the fair value of commitments to extend credit, the Bank does not consider this disclosure to be practicable. However, in the opinion of management, the fair value of commitments to extend credit would not be material.

Fair Value of Assets Measured on a Recurring Basis

The Company’s securities are measured on a recurring basis through a model used by the investment custodian. Many of the bond price adjustments meet level 2 criteria. Prices are derived from a model which uses actively quoted rates, prepayment models and other underlying credit and collateral data.

The following table presents for each of the fair-value hierarchy level the Company’s financial assets and liabilities that are measured at fair value (in thousands) on a recurring basis at December 31, 2019 and 2018.

	Level 1	Level 2	Level 3
December 31, 2019:
U.S. Government agencies	$—	$12,535	$—
Mortgage-backed investments	—	70,676	—
State and political subdivisions	—	5,545	—
Corporate obligations	—	15,963	—
	$—	$104,719	$—
December 31, 2018:
U.S. Government agencies	$—	$13,781	$—
Mortgage-backed investments	—	101,502	—
State and political subdivisions	—	5,454	—
	$—	$120,737	$—

Fair Value Assets Measured on a Nonrecurring Basis

Certain assets are measured at fair value on a non-recurring basis and therefore are not included in the table above. Impaired loans are level 2 assets measured using appraisals from external parties of the collateral less any prior liens and the estimated cost of holding and selling the collateral. The Bank did not record any liabilities at fair value for which measurement of the fair value was made on a nonrecurring basis during the years ended December 31, 2019 and 2018.

F-190

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 18: Fair Value of Financial Instruments (continued)

Fair Value Assets Measured on a Nonrecurring Basis (continued)

The estimated fair values of the Company’s financial instruments at December 31, 2019, were as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks and interest bearing deposits in other banks	$47,518	$47,518
Securities available-for-sale	104,719	104,719
Loans, net of allowances for loan losses	897,767	899,636
Accrued interest receivable	3,830	3,830

Financial liabilities:
Noninterest bearing deposits	130,238	130,238
Interest bearing deposits	868,077	820,764
Short term borrowings and notes payable	15,366	15,426
Debentures	15,465	15,465
Interest payable	2,807	2,807

The estimated fair values of the Company’s financial instruments at December 31, 2018, were as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks and interest bearing deposits in other banks	$92,511	$92,511
Securities available-for-sale	120,737	120,737
Loans, net of allowances for loan losses	863,673	860,758
Accrued interest receivable	3,658	3,658

Financial liabilities:
Noninterest bearing deposits	140,257	140,257
Interest bearing deposits	876,985	971,366
Short term borrowings and notes payable	31,293	30,782
Debentures	15,465	15,465
Interest payable	2,146	2,146

Note 19: Pension Plan

The Bank has a pension plan covering employee that formerly worked for Mississippi Southern Bank. The plan was frozen as of December 31, 2002, and no new participants may enter the plan after that date. Compensation and service after December 31, 2002, is not taken into account in determining benefits under the plan. The Bank contributes actuarially determined amounts to finance the plan benefits; participants are no longer required to contribute toward the cost of the plan.

F-191

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Note 19: Pension Plan (continued)

Applicable guidance contained in the Accounting Standards Codification requires the Bank to recognize an asset or liability in the financial statements for the overfunded or underfunded status of its pension plan.

At December 31, 2019 and 2018, the Bank has an asset for the overfunded status and a liability for the underfunded status, respectively, of the plan as follows:

	2019	2018

Projected benefit obligation	$(569)	$(517)
Plan assets at fair value	1,199	1,039
Funded status - accrued asset	$630	$522
Actuarial gain	$145	$92

The weighted-average assumptions used to determine the benefit obligation and net pension cost were as follows:

	2019	2018

Discount rate	3.10%	4.16%
Rate of compensation expense	n/a	n/a
Expected return on assets	7.50%	7.50%

The benefits expected to be paid from the plan over the next ten years are as follows:

Year ending December 31st	Amount
2020	$38
2021	37
2022	36
2023	36
2024	36
2025 - 2029	168
$351

Note 20: Subsequent Events

Management has evaluated events through the date that the financial statements were available to be issued, March 10, 2020 and determined that the following disclosure is necessary. On September 19, 2019 – BancPlus Corporation (“BancPlus”), the parent company of BankPlus (“BankPlus”) and State Capital Corp., (“State Capital”), the parent company of State Bank & Trust Company (“State Bank”) jointly announced the signing of a definitive merger agreement under which BancPlus and State Capital will merge to position the combined company to become a premier regional bank. Subject to the terms of the merger agreement, State Capital shareholders will receive shares of BancPlus’s common stock for each outstanding share of State Capital common stock.

No events occurring after this date have been evaluated for inclusion in these financial statements.

F-192

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except for Share Data)

Note 21. Bank Only Financial Statements

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2019 AND 2018

ASSETS

	2019	2018
Cash and due from banks	$29,277	$24,322
Federal funds sold	6,573	66,877
Cash and cash equivalents	35,850	91,199
Interest bearing deposits in other banks	11,668	1,312
Securities available-for-sale	104,719	120,737
Loans, less allowances for loan losses of $7,887 and $8,617 at December 31, 2019 and 2018, respectively	897,767	863,673
Bank premises and equipment, net	32,104	32,742
Accrued interest receivable	3,830	3,658
Other assets	64,355	64,545
Total Assets	$1,150,293	$1,177,866

LIABILITIES AND STOCKHOLDER’S EQUITY

	2019	2018
LIABILITIES
Non-interest bearing deposits	$131,327	$142,154
Interest bearing deposits	868,077	876,985
Short-term borrowings	—	434
Notes payable	15,366	30,859
Accrued interest payable	2,783	2,117
Other liabilities	1,570	1,898
Total liabilities	1,019,123	1,054,447
STOCKHOLDER’S EQUITY
Common stock of $200 par value; 1,120 shares authorized, issued and outstanding	224	224
Capital surplus	78,089	78,089
Undivided profits	53,216	47,069
Accumulated other comprehensive loss, net unrealized gains (losses) on securities available for sale	(359)	(1,963)
Total stockholder’s equity	131,170	123,419
Total Liabilities and Stockholder’s Equity	$1,150,293	$1,177,866
F-193

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except for Share Data)

Note 21: Bank Only Financial Statements (continued)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
INTEREST INCOME
Interest and fees on loans	$46,851	$44,188
Taxable investment income	2,973	2,579
Tax-exempt investment income	157	190
Federal funds sold	631	302
Interest bearing deposits	250	47
Total interest income	50,862	47,306
INTEREST EXPENSE
Deposits	11,493	8,059
Short-term borrowings	1	45
Other borrowings	583	771
Total interest expense	12,077	8,875
NET INTEREST INCOME	38,785	38,431
Provision for loan losses	456	147
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	38,329	38,284
OTHER OPERATING INCOME
Service charges and fees on deposit accounts	3,422	3,277
Gain on sales of securities available-for-sale	347	31
Other income	4,506	3,859
	8,275	7,167

OTHER OPERATING EXPENSE
Salaries and employee benefits	$20,311	$20,408
Net occupancy expenses	3,662	3,458
Equipment and data processing expenses	2,555	2,550
Other operating expenses	5,663	6,937
	32,191	33,353
INCOME BEFORE INCOME TAX EXPENSE	14,413	12,098
Income tax expense	3,354	2,810
NET INCOME	$11,059	$9,288
F-194

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except for Share Data)

Note 22: Parent Only Financial Statements

BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

ASSETS

	2019	2018
Cash	$622	$1,822
Investment in banking subsidiary	131,170	123,419
Investment in statutory trusts	466	466
Investment in nonbanking subsidiary	50	53
Other assets	3,771	3,666
Total assets	$136,079	$129,426

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Subordinated debentures	$15,465	$15,465
Other liabilities	6,615	6,950
Total liabilities	22,080	22,415
Stockholders’ equity	113,999	107,011
Total liabilities and stockholders’ equity	$136,079	$129,426
F-195

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except for Share Data)

Note 22: Parent Only Financial Statements (continued)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
INCOME
Dividends declared by banking subsidiary	$4,850	$1,250
Equity in undistributed earnings of banking subsidiary and excess distribution of earnings	6,209	8,038
Equity in earnings (loss) of nonbanking subsidiary	(3)	(1)
Other income	21	19
Total income	11,077	9,306
EXPENSES
Interest expense	684	638
Salaries and employee benefits	2,101	1,788
Other expenses	975	373
Total expenses	3,760	2,799
INCOME BEFORE INCOME TAXES	7,317	6,507
Income tax expense (benefit)	(731)	(624)
NET INCOME	$8,048	$7,131

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,048	$7,131
Adjustments to reconcile net income to net cash flows from operating activities:
Equity in undistributed earnings of banking subsidiary and excess distribution of earnings	(6,209)	(8,038)
Equity in undistributed (earnings) loss of non banking subsidiary	3	1
Release of unallocated shares	22	22
Contribution of Class A common shares to ESOP	360	446
Other, net	(440)	(411)
Net cash (used in) provided by operating activities	1,784	(849)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	—	274
Repurchase of common stock	(595)	(244)
Cash dividends paid	(2,389)	(2,033)
Net cash used in financing activities	(2,984)	(2,003)
(Decrease) increase in cash	(1,200)	(2,852)
Cash in subsidiary bank - beginning of year	1,822	4,674
Cash in subsidiary bank - end of year	$622	$1,822
F-196

STATE CAPITAL CORP.

AND SUBSIDIARIES

Consolidated Financial Statements

March 31, 2020 (Unaudited)

December 31, 2019

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

ASSETS

	March 31, 2020	December 31, 2019
	Unaudited
Cash and due from banks	$42,181	$29,277
Federal funds sold	31,378	6,573
Cash and cash equivalents	73,559	35,850
Interest bearing deposits in other banks	1,755	11,668
Securities available-for-sale	98,070	104,719
Loans	899,539	905,654
Less allowance for loan losses	(7,281)	(7,887)
Loans, net	892,258	897,767
Bank premises and equipment, net	31,884	32,104
Accrued interest receivable	3,665	3,830
Other assets	83,080	77,878
Total Assets	$1,184,271	$1,163,816

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest bearing deposits	$139,347	$130,238
Interest bearing deposits	876,567	868,077
Notes payable	13,979	15,366
Subordinated debentures	15,465	15,465
Accrued interest payable	2,859	2,807
Other liabilities	26,757	17,864
Total liabilities	1,074,974	1,049,817
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Common stock—authorized 5,000,000 shares:
Class A voting common stock of $1.25 par value; 3,504,503 and 3,506,815 shares issued and outstanding	4,381	4,384
Class B non voting common stock of $1.25 par value; 26,502 shares issued and outstanding	33	33
Additional paid-in capital	58,026	58,117
Retained earnings	46,580	51,824
Accumulated other comprehensive income (loss), net	277	(359)
Total stockholders’ equity	109,297	113,999
Total Liabilities and Stockholders’ Equity	$1,184,271	$1,163,816

F-197

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except for Share Data)

	(Unaudited)
	Three Months Ended
	March 31
	2020	2019
INTEREST INCOME
Interest and fees on loans	$11,849	$11,161
Taxable investment income	535	847
Tax-exempt investment income	39	40
Federal funds sold	106	377
Interest bearing deposits	28	23
Total interest income	12,557	12,448
INTEREST EXPENSE
Deposits	2,775	2,807
Short-term borrowings	—	1
Other borrowings	227	357
Total interest expense	3,002	3,165
NET INTEREST INCOME	9,555	9,283
Provision for loan losses	27	292
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,528	8,991
OTHER OPERATING INCOME
Service charges and fees on deposit accounts	823	801
Other income	829	1,047
	1,652	1,848

OTHER OPERATING EXPENSE
Salaries and employee benefits	$11,713	$5,283
Net occupancy expenses	940	897
Equipment and data processing expenses	5,725	641
Other operating expenses	2,878	1,582
	21,256	8,403
INCOME BEFORE INCOME TAX EXPENSE	(10,076)	2,436
Income tax expense (benefit)	(5,452)	577
NET INCOME (LOSS)	$(4,624)	$1,859
Earnings (loss) per share
Basic	$(1.31)	$0.53
Diluted	$(1.31)	$0.53

The accompanying notes are an integral part of these consolidated financial statements.

F-198

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands, Except for Share Data)

	(Unaudited) Three Months Ended March 31
	2020	2019
NET INCOME	$(4,624)	$1,859
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities:
Unrealized holdings losses arising during the period, net of tax of $211 and $324, respectively	635	975
Less: reclassification adjustments for gains included in net income, net of tax of $0 in 2020	1	—
Total other comprehensive income (loss)	636	975
TOTAL COMPREHENSIVE INCOME	$(3,988)	$2,834

The accompanying notes are an integral part of these consolidated financial statements.

F-199

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

(In Thousands, Except for Share Data)

								Accumulated
	Class A		Class B				Unallocated	Other
	Common Stock		Common Stock		Additional	Retained	ESOP	Comprehensive
	Shares	Amount	Shares	Amount	Paid-in Capital	Earnings	Shares	Loss	Total
Balance at January 1, 2019	3,514,671	$4,393	26,502	$33	$58,340	$46,226	$(19)	$(1,962)	$107,011
Net income	—	—	—	—	—	1,859	—	—	1,859
ASU 2016-01 cumulative effect of equity securities adjusted to market	—	—	—	—	—	(61)	—	—	(61)
Other comprehensive income (loss), net of tax $324	—	—	—	—	—	—	—	975	975
Cash dividends declared:
Class A common stock ($.15 per share)	—	—	—	—	—	(526)	—	—	(526)
Class B common stock ($.2125 per share)	—	—	—	—	—	(6)	—	—	(6)
Unallocated ESOP shares	—	—	—	—	3	—	19	—	22
Balance at March 31, 2019	3,514,671	$4,393	26,502	$33	$58,343	$47,492	$—	$(987)	$109,274

Balance at January 1, 2020	3,506,815	$4,384	26,502	$33	$58,117	$51,824	$—	$(359)	$113,999
Net income	—	—	—	—	—	(4,624)		—	(4,624)
Other comprehensive income (loss), net of tax $211	—	—	—	—	—	—		636	636
Repurchase of stock	(2,312)	(3)	—	—	(91)	—		—	(94)
Cash dividends declared:
Class A common stock ($.175 per share)	—	—	—	—	—	(614)		—	(614)
Class B common stock ($.2375 per share)	—	—	—	—	—	(6)		—	(6)
Balance at March 31, 2020	3,504,503	$4,381	26,502	$33	$58,026	$46,580	$—	$277	$109,297

The accompanying notes are an integral part of these consolidated financial statements.

F-200

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands, Except for Share Data)

	(Unaudited) Three Months Ended March 31
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(4,624)	$1,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	383	397
Provision for loan losses	27	292
Amortization of intangible assets	52	51
Net investment amortization	181	147
Realized gain on sales of investments	(1)	—
Net gain on marketable equity securities	(12)	(2)
Net (gain) loss on sales of ORE	(10)	(5)
Write-down of repossessed assets	42	—
Release of unallocated ESOP shares	—	22
Deferred income taxes	4,228	(274)
Change in:
Accrued interest receivable	165	14
Cash value of life insurance	(182)	(177)
Change in:
Accrued interest payable	52	68
Deferred compensation	2,955	(150)
Other, net	(4,174)	386
Net cash provided by operating activities	(918)	2,628
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available-for-sale	(30,136)	(11,948)
Sales and maturities of securities available-for-sale	37,452	3,574
Net (increase) decrease in:
Interest bearing bank balances	9,913	295
Loans	5,314	3,450
Premises and equipment	(163)	(144)
Proceeds from sales of other real estate	87	35
Federal Home Loan Bank stock transactions	(12)	(17)
Other stock transactions	674	(2)
Net cash used in investing activities	23,129	(4,757)

The accompanying notes are an integral part of these consolidated financial statements.

F-201

STATE CAPITAL CORP. AND SUBSIDIARIES

GREENWOOD, MISSISSIPPI

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands, Except for Share Data)

	(Unaudited) Three Months Ended March 31
	2020	2019
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in:
Non-interest bearing deposits	$9,109	$(4,976)
Money market, NOW and savings deposits	13,386	(17,714)
Certificates of deposits	(4,896)	6,042
Short-term borrowings	—	154
Federal Home Loan Bank advances	(1,387)	(1,365)
Dividends paid	(620)	(532)
Repurchase of common stock	(94)	—
Net cash provided by financing activities	15,498	(18,391)
Net increase (decrease) in cash and cash equivalents	37,709	(20,520)
Cash and cash equivalents—beginning of period	35,850	91,199
Cash and cash equivalents—end of period	$73,559	$70,679
Supplemental disclosures of cash flow information:
Interest paid	$3,167	$3,179
Income taxes paid	$248	$—
Acquisition of other real estate in noncash foreclosures	$168	$110

The accompanying notes are an integral part of these consolidated financial statements.

F-202

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Basis of Presentation and Accounting Estimates

State Capital Corp. (the “Company”) is a bank holding company whose business is conducted by its wholly-owned subsidiary, State Bank & Trust Co. (the “Bank”). The Bank is a state-chartered commercial bank headquartered in Greenwood, Leflore county, Mississippi and provides a full range of banking services to individual and corporate customers through its offices in Mississippi, Louisiana, and Alabama. As a state-chartered bank, the Bank is subject to the regulations of certain Federal and State agencies and undergoes periodic examinations by these regulatory agencies.

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. All adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the periods reported have been included in the accompanying unaudited consolidated financial statements, and all adjustments are of a normal recurring nature. It is suggested that these interim consolidated financial statements and notes be read in conjunction with the audited financial statements.

Unaudited Interim Consolidated Financial Information

The accompanying consolidated balance sheet as of March 31, 2020, the consolidated statements of operations, comprehensive income and cash flows for the three months ended March 31, 2020 and 2019 and the consolidated statement of changes in stockholders’ equity for the three months ended March 31, 2020 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2020 and its results of operations and cash flows for the three months ended March 31, 2020 and 2019. The financial data and the other information disclosed in these notes to the consolidated financial statements related to these three month periods are unaudited.

Critical Accounting Policies

The most significant accounting policies are presented in the notes to the audited consolidated financial statements presented elsewhere. Certain accounting policies require management to make significant estimates and assumptions that have a material effect on the carrying value of certain assets and liabilities, and these are considered to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors that management believes to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates on the results of operations for the reporting periods.

F-203

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Earnings Per Share

Basic earnings (loss) per share represents income available to common shareholders computed by dividing net earnings (losses) by the weighted average number of shares outstanding during the period (both Class A and Class B shares). Unallocated (pledged) ESOP shares are not considered as outstanding shares for the purpose of basic earnings (loss) per share. Diluted earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number outstanding shares during the period that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period.

	March 31, 2020	March 31, 2019
Net income (loss)	$(4,624)	$1,859
Weighted average shares outstanding	3,532,592	3,540,809
Diluted shares outstanding	3,532,592	3,541,173
Basic earnings (loss) per share	$(1.31)	$0.53
Diluted earnings (loss) per share	$(1.31)	$0.53

Securities

The following is a summary of the amortized cost and fair value of securities available-for-sale:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
March 31, 2020:
U. S. Government agencies	$10,286	$22	$38	$10,270
Mortgage-backed investments	66,315	1,049	140	67,224
States and political subdivisions	5,427	133	1	5,559
Corporate obligations	15,673	—	656	15,017
Total debt securities	$97,701	$1,204	$835	$98,070
December 31, 2019:
U. S. Government agencies	$12,605	$1	$71	$12,535
Mortgage-backed investments	71,018	209	551	70,676
States and political subdivisions	5,440	105	—	5,545
Corporate obligations	16,135	7	179	15,963
Total debt securities	$105,198	$322	$801	$104,719

The Company routinely conducts periodic reviews to identify and evaluate investment securities to determine whether an other-than-temporary impairment has occurred on these securities. Default rates, discount rates, and recovery percentages are used to determine if an unrealized loss is other-than-temporary. There was no amount included in earnings related to the credit loss for which an other-than-temporary impairment was not previously recognized for the three months ended March 31, 2020 or 2019. Following is a summary of available-for-sale securities which were in an unrealized loss position and the length of time that individual securities have been in a continuous loss position.

F-204

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Securities (continued)

	Less Than 12 Months			12 Months or More			Total
	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
March 31, 2020:
U.S Government agencies	—	$—	$—	3	$4,042	$(38)	$4,042	$(38)
Mortgage-backed investments	2	5,254	(62)	10	11,555	(78)	16,809	(140)
States and political subdivisions	1	353	(1)	—	—	—	353	(1)
Corporate obligations	5	8,871	(280)	3	6,146	(376)	15,017	(656)
	8	$14,478	$(343)	16	$21,743	$(492)	$36,221	$(835)
December 31, 2019:
U.S Government agencies	1	$2,363	$(8)	5	$8,266	$(63)	$10,629	$(71)
Mortgage-backed investments	6	9,173	(35)	30	39,674	(516)	48,847	(551)
States and political subdivisions	—	—	—	1	1,004	—	1,004	—
Corporate obligations	7	14,977	(179)	—	—	—	14,977	(179)
	14	$26,513	$(222)	36	$48,944	$(579)	$75,457	$(801)

The amortized cost and fair value of available for sale securities as of March 31, 2020, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with, or without, call or prepayment penalties.

	Amortized Cost	Fair Value
One year or less	$2,427	$2,440
After one through five years	68,275	68,788
After five through ten years	21,969	21,607
After ten years	5,030	5,235
	$97,701	$98,070

The fair value of securities available-for-sale which were pledged to secure public deposits, short-term borrowings and for other purposes required or permitted by law, totaled $160,628 and $152,697 at March 31, 2020 and December 31, 2019, respectively.

F-205

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Securities (continued)

The following is a summary of gross realized gains and losses on sales of available-for-sale securities during the three-month periods ended March 31, 2020 and March 31, 2019:

	March 31, 2020	March 31, 2019
Gross realized gains	$1	$—
Gross realized losses	—	—
	$1	$—

Loans

The Bank’s loan portfolio includes commercial, consumer, agricultural and real estate loans primarily in the Bank’s market areas throughout the states of Mississippi, Louisiana, and Alabama. Although the Bank has a diversified loan portfolio, the Bank has a concentration of credit risks related to the real estate market, the agricultural market, and general economic conditions in the Bank’s market areas. The composition of the loan portfolio at March 31, 2020 and December 31, 2019 follows.

	2020	2019
Secured by real estate:
One to four family residential	$205,528	$210,541
Multifamily residential	22,861	26,616
Commercial	398,674	392,009
Farmland	67,893	69,480
Construction and land development	106,636	111,022
Agricultural loans	15,176	12,873
Consumer loans	21,197	21,864
Commercial	59,787	58,970
Other	1,787	2,279
	$899,539	$905,654

The Bank has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the Bank’s portfolio. For purposes of determining the allowance for loan losses, the Bank segments loans in its portfolio by class code. The models and assumptions the Bank uses to determine the allowance are reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented.

F-206

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Loans (continued)

The Bank’s Estimation Process

The Bank estimates loan losses using 5-year, 3-year, and single year average historical loss percentages for all loans, which are based on historical loss percentages and estimated losses on individually evaluated impaired loans. Management then applies judgment to develop its own view of loss probability using external and internal parameters with the objective of establishing an allowance for the losses inherent for these portfolios as of the reporting date.

Substantially all of the Bank’s consumer loans are secured by collateral. In order to track and measure the risk of nonperformance for these loans, the Bank periodically obtains updates of the credit scores for all loans and considers local economic factors which may affect collateral values.

Reflected in the portions of the allowance previously described is an amount for uncertainty inherent in estimates used for the allowance, which may change from period to period. This amount is the result of management’s judgment of risks inherent in the portfolios, economic uncertainties, historical loss experience and other subjective factors, including industry trends, calculated to better reflect the Bank’s view of risk in the loan portfolio. No single statistic or measurement determines the adequacy of the allowance for loan loss. Changes in the allowance for loan loss and the related provision expense can materially affect net income.

Loans by Segment

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the balance sheet date. The Bank considers the allowance for loan losses of $7,281 adequate to cover loan losses inherent in the loan portfolio at March 31, 2020. The following table presents by loan segment, the changes in the allowance for loan losses and the recorded investment in loans.

Allowance for Loan Losses and Recorded Investment in Loans

For the Three Months Ended March 31, 2020

	Construction			Commercial			One to
	& Land		Commercial	&			Four Family
	Development	Multifamily	Real Estate	Industrial	Agricultural	Farmland	Residential	Consumer	Other	Unallocated	Total
Allowance for Loan Losses:
Beginning balance	$1,658	$213	$1,780	$348	$113	$598	$1,729	$185	$6	$1,257	$7,887
Charge-offs	(122)	(124)	(95)	(42)	—	—	(204)	(33)	—	(48)	(668)
Recoveries	—	—	—	6	—	6	6	17	—	—	35
Provision	(330)	15	450	61	18	(27)	(16)	16	(1)	(159)	27
Ending balance	$1,206	$104	$2,135	$373	$131	$577	$1,515	$185	$5	$1,050	$7,281
Ending allowance balance,
Individually evaluated for impairment	$6	$—	$4	$54	$—	$8	$184	$16	$—	$—	$272
Collectively evaluated for impairment	1,200	104	2,131	319	131	569	1,331	169	5	1,050	7,009
	$1,206	$104	$2,135	$373	$131	$577	$1,515	$185	$5	$1,050	$7,281

F-207

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Loans (continued)

Loans by Segment (continued)

	Construction			Commercial			One to
	& Land		Commercial	&			Four Family
	Development	Multifamily	Real Estate	Industrial	Agricultural	Farmland	Residential	Consumer	Other	Unallocated	Total
Ending loan balance,
Individually evaluated for impairment	$262	$94	$860	$72	$37	$1,474	$3,223	$59	$—	$—	$6,081
Collectively evaluated for impairment	106,374	22,767	397,814	59,715	15,139	66,419	202,305	21,138	1,787	—	893,458
	$106,636	$22,861	$398,674	$59,787	$15,176	$67,893	$205,528	$21,197	$1,787	$—	$899,539

The following table presents by loan segment, the changes in the allowance for loan losses and the recorded investment in loans.

Allowance for Loan Losses and Recorded Investment in Loans

For the Year Ended December 31, 2019

	Construction			Commercial			One to
	& Land		Commercial	&			Four Family
	Development	Multifamily	Real Estate	Industrial	Agricultural	Farmland	Residential	Consumer	Other	Unallocated	Total
Allowance for Loan Losses:
Beginning balance	$1,206	$1,082	$1,892	$297	$171	$595	$2,090	$148	$10	$1,126	$8,617
Charge-offs	(20)	—	(606)	(116)	—	—	(692)	(208)	—	(172)	(1,814)
Recoveries	16	—	2	5	2	—	548	55	—	—	628
Provision	456	(869)	492	162	(60)	3	(217)	190	(4)	303	456
Ending balance	$1,658	$213	$1,780	$348	$113	$598	$1,729	$185	$6	$1,257	$7,887
Ending allowance balance,
Individually evaluated for impairment	$131	$104	$152	$64	$3	$10	$321	$21	$—	$—	$806
Collectively evaluated for impairment	1,527	109	1,628	284	110	588	1,408	164	6	1,257	7,081
	$1,658	$213	$1,780	$348	$113	$598	$1,729	$185	$6	$1,257	$7,887
Ending loan balance,
Individually evaluated for impairment	$398	$220	$1,497	$87	$106	$1,481	$3,337	$80	$—	$—	$7,206
Collectively evaluated for impairment	110,624	26,396	390,512	58,883	12,767	67,999	207,204	21,784	2,279	—	898,448
	$111,022	$26,616	$392,009	$58,970	$12,873	$69,480	$210,541	$21,864	$2,279	$—	$905,654

F-208

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Loans (continued)

Credit Quality Information

All loans are subject to individual risk assessments using the following factors: ability of the borrower to pay, financial condition of the borrower, management ability of the borrower, collateral and guarantors, loan structure, and industry and economics.

The Bank uses the following risk rating definitions during the three months ended March 31, 2020, to assess risk within its loan portfolio. These risk rankings have been enhanced from the prior year but not substantially changed.

Grade 1 - Virtually No Risk - Credits in this category are virtually risk-free. Credits are secured by assignment of certificates of deposit issued by the Bank, U.S. Treasury Notes, or properly margined, readily marketable securities. In all cases, positive control of the collateral must be maintained by the Bank. The repayment program is well-defined and achievable, and repayment sources are numerous. No material documentation deficiencies or exceptions exist.

Grade 2 - Minimal Credit Risk - This grade is reserved for new loans that are within guidelines and where the borrowers have documented significant overall financial strength and a liquid financial statement. These loans have multiple and excellent sources of repayment, with no significant identifiable risk of collection, and conform in all respects to policy, guidelines, underwriting standards, and federal and state regulations (no exceptions of any kind).

Grade 3 - Satisfactory Credit Risk - This grade is reserved for loans which exhibit satisfactory credit risk. These loans have excellent sources of repayment, with no significant identifiable risk of collection. Generally, loans assigned this risk grade will demonstrate the following characteristics: (a) conformity in all respects with policy, guidelines, underwriting standards, and federal and state regulations (no exceptions of any kind), (b) documented historical and/or expected operational cash flow that meets or exceeds required minimum Bank guidelines, or that can be supplemented with verifiable cash flow from other sources to cover all required principal payments on term debt plus provide any funds required for working capital growth or fixed asset acquisition, and (c) adequate secondary sources to liquidate the debt, including combinations of liquidity, liquidation of collateral, or liquidation value to the net worth of the borrower or guarantor.

Grade 4 - Marginal Credit Risk - This grade is given to acceptable loans. These loans have adequate sources of repayment, with little identifiable risk of collection. Loans assigned this risk grade will demonstrate the following characteristics: (a) general conformity to the Bank’s underwriting requirements, with limited exceptions to policy, product or underwriting guidelines, (b) documented historical and/or expected operational cash flow that meets or exceeds required minimum Bank guidelines, or that can be supplemented with verifiable cash flow from other sources to cover all required principal payments on term debt plus provide any funds required for working capital growth or fixed asset acquisition, and (c) adequate secondary sources to liquidate the debt, including combinations of liquidity, liquidation of collateral, or liquidation value to the net worth of the borrower or guarantor.

Grade 5 - Weak Pass - This grade is given to loans that show signs of weakness in either adequate sources of repayment or collateral, but have demonstrated mitigating factors that minimize the risk of delinquency or loss.

F-209

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Loans (continued)

Credit Quality Information (continued)

Grade 6 - Special Mention - Loans with underwriting guideline tolerances and/or exceptions and with no mitigating factors. Loans assigned to this category are currently protected but are potentially weak. While concerns exist, the Bank is currently protected and loss is unlikely. These loans constitute an undue and unwarranted credit risk but not to the point of justifying a classification of Substandard. They have potential weaknesses that may, if not checked or corrected, weaken the asset or inadequately protect the Bank’s credit position at some future date.

Grade 7 - Substandard - A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action.

Grade 8 - Doubtful - Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. The possibility for loss is high, but because of certain pending factors that may work to the advantage of the Bank, classification of a loss is deferred until a more exact status is determined.

Grade 9 - Loss - Loans classified Loss are considered uncollectable and of such little value that their continuance as assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be affected in the future.

The table below presents classes of outstanding loans by risk category:

Credit Quality Indicators

Credit Risk Profile by Creditworthiness Category by Class of Loan

For the Three Months Ended March 31, 2020

	Construction & Land Development	Multifamily	Commercial Real Estate	Commercial & Industrial	Agricultural	Farmland	One to Four Family Residential	Consumer	Other
Grade 1	$—	$—	$—	$5,837	$20	$—	$210	$5,653	$—
Grade 2	—	—	52	14	—	—	—	—	—
Grade 3	9,663	1,005	34,141	16,801	840	9,116	12,949	4	—
Grade 4	49,895	12,957	271,807	29,816	4,020	45,105	169,790	15,481	1,787
Grade 5	46,816	1,867	88,959	7,115	10,258	11,905	19,405	—	—
Grade 6	—	6,938	2,855	135	—	293	5	—	—
Grade 7	262	94	860	69	38	1,474	3,169	59	—
Total	$106,636	$22,861	$398,674	$59,787	$15,176	$67,893	$205,528	$21,197	$1,787

F-210

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Loans (continued)

Credit Quality Information (continued)

The table below present classes of outstanding loans by risk category:

Credit Quality Indicators

Credit Risk Profile by Creditworthiness Category by Class of Loan

For the Year Ended December 31, 2019

	Construction & Land Development	Multifamily	Commercial Real Estate	Commercial & Industrial	Agricultural	Farmland	One to Four Family Residential	Consumer	Other
Grade 1	$—	$—	$—	$5,576	$97	$—	$211	$5,930	$—
Grade 2	—	—	—	15	—	—	—	—	—
Grade 3	9,430	715	30,816	14,075	672	8,156	12,838	7	—
Grade 4	57,562	16,816	273,991	31,186	6,567	47,190	174,385	15,846	2,279
Grade 5	43,633	1,903	82,947	7,897	5,431	12,290	19,763	—	—
Grade 6	—	6,961	3,017	135	—	363	7	—	—
Grade 7	398	220	1,238	87	106	1,481	3,337	80	—
Total	$111,023	$26,615	$392,009	$58,971	$12,873	$69,480	$210,541	$21,863	$2,279

Troubled Debt Restructurings

The following table includes loans modified as TDRs by portfolio class at March 31, 2020:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Construction & Land Development	2	$573	$183
Commercial Real Estate	1	207	141
Farmland	1	276	15
One to Four Family Residential	7	972	775
Total	11	$2,028	$1,114

The modification of the terms of such construction and land development loan included a reduction of loan payments and a stated rate of interest lower than the current market rate. The modification of the terms of such commercial real estate loan included an extension of the maturity date. The modification of the terms of the farmland loan included a modification in payment terms to principal only payments. The modification of the terms of such one to four family residential loans included an extension of the maturity date at a stated rate of interest lower than the current market rate, a modification in payment terms to interest only payments, extending the existing amortization, a 90-day waiver of principal payments and modification in payment terms in accordance with bankruptcy proceedings of borrowers.

F-211

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Loans (continued)

Troubled Debt Restructurings (continued)

The following table includes loans modified as TDRs by portfolio class at December 31, 2019:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial & Industrial	2	$573	$310
Commercial Real Estate	1	207	185
Farmland	1	276	15
One to Four Family Residential	8	1,045	836
Total	12	$2,101	$1,346

The modification of the terms of such construction and land development loan included a reduction of loan payments and a stated rate of interest lower than the current market rate. The modification of the terms of such commercial real estate loan included an extension of the maturity date. The modification of the terms of the farmland loan included a modification in payment terms to principal only payments. The modification of the terms of such one to four family residential loans included an extension of the maturity date at a stated rate of interest lower than the current market rate, a modification in payment terms to interest only payments, a 90-day waiver of principal payments and modification in payment terms in accordance with bankruptcy proceedings of borrowers.

Age Analysis of Past Due Loans by Class

Following are tables which includes an aging analysis of the recorded investment of past due loans as of March 31, 2020 and December 31, 2019.

Credit Quality Information

Age Analysis of Past Due Loans by Class of Loan

As of March 31, 2020

	Current	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days Past Due	Total Nonaccrual Loans	Total Receivables
Construction & land development	$106,439	$—	$14	$—	$183	$106,636
Multifamily	22,767	—	—	—	94	22,861
Commercial real estate	397,557	538	—	—	579	398,674
Commercial & industrial	59,467	312	6	—	2	59,787
Agricultural	15,138	—	—	—	38	15,176
Farmland	66,443	1,294	51	—	105	67,893
One to four family residential	203,320	466	—	—	1,742	205,528
Consumer	21,070	100	11	—	16	21,197
Other	1,787	—	—	—	—	1,787
Ending balance	$893,988	$2,710	$82	$—	$2,759	$899,539

F-212

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Loans (continued)

Age Analysis of Past Due Loans by Class (continued)

Credit Quality Information

Age Analysis of Past Due Loans by Class of Loan

As of December 31, 2019

	Current	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days Past Due	Total Nonaccrual Loans	Total Receivables
Construction & land development	$110,966	$14	$32	$—	$10	$111,022
Multifamily	26,396	—	—	—	220	26,616
Commercial real estate	390,914	544	—	—	551	392,009
Commercial & industrial	58,801	108	48	—	13	58,970
Agricultural	12,767	—	—	—	106	12,873
Farmland	69,067	291	18	—	104	69,480
One to four family residential	207,684	1,066	126	—	1,665	210,541
Consumer	21,761	72	—	—	31	21,864
Other	2,279	—	—	—	—	2,279
Ending balance	$900,635	$2,095	$224	$—	$2,700	$905,654

Nonaccrual Loans

Generally, consumer loans not secured by real estate or autos are placed on nonaccrual status only when part of the principal has been charged off. These loans are charged off or charged down to the net realizable value of the collateral when deemed uncollectible, due to bankruptcy or other factors.

The Bank places a loan on nonaccrual status, until it qualifies for return to accrual status. Generally, the Bank returns a loan to accrual status when (a) all delinquent interest and principal become current under the terms of the loan agreement or (b) the loan is both well-secured and in the process of collection and collectability is no longer doubtful.

The Bank has determined that the entire balance of a loan is contractually delinquent for all classes if the minimum payment is not received by the specified due date on the borrower’s statement. Interest and fees continue to accrue on past due loans until the date the loan goes into nonaccrual status, if applicable.

Impaired Loans

The Bank considers a loan to be impaired when, based on current information and events, the Bank determines that the Bank will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. Determination of impairment is treated the same across all classes of loans. When the Bank identifies a loan as impaired, the Bank measures the impairment based on the current fair value of the collateral, less selling costs when foreclosure is probable, instead of discounted cash flows. If the Bank

F-213

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Loans (continued)

Impaired Loans (continued)

determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), the Bank recognizes impairment through an allowance estimate or a charge-off to the allowance.

When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on nonaccrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on nonaccrual status, contractual interest is credited to interest income when received, under the cash basis method.

The amount of interest not accrued on impaired loans did not have a significant effect on earnings for the three months ended March 31, 2020 and the year ended December 31, 2019. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

The following tables include the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable. The Bank determined the specific allowance based on the current fair value of the collateral, less selling costs.

Impaired loans information

Impaired loans by class with no related allowance recorded

As of March 31, 2020

	Recorded investment	Unpaid principal balance	Related allowance	Interest income recognized
Construction & land development	$248	$248	$—	$—
Multifamily	94	94	—	—
Commercial real estate	834	832	—	2
Commercial & industrial	19	18	—	1
Agricultural	38	38	—	—
Farmland	1,436	1,423	—	12
One to four family residential	2,580	2,576	—	4
Consumer	26	26	—	—
Ending Balance	$5,275	$5,255	$—	$19

F-214

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Loans (continued)

Impaired Loans (continued)

Impaired loans information

Impaired loans by class with an allowance recorded

As of March 31, 2020

	Recorded investment	Unpaid principal balance	Related allowance	Interest income recognized
Construction & land development	$14	$14	$6	$—
Multifamily	—	—	—	—
Commercial real estate	28	28	4	—
Commercial & industrial	54	54	54	—
Agricultural	—	—	—	—
Farmland	51	51	8	—
One to four family residential	647	647	184	2
Consumer	34	33	16	—
Ending Balance	$828	$827	$272	$2

Impaired loans information

Impaired loans by class with no related allowance recorded

As of December 31, 2019

	Recorded investment	Unpaid principal balance	Related allowance	Interest income recognized
Construction & land development	$76	$76	$—	$1
Multifamily	—	—	—	—
Commercial real estate	738	737	—	1
Commercial & industrial	23	22	—	1
Agricultural	—	—	—	—
Farmland	1,439	1,428	—	10
One to four family residential	2,200	2,195	—	6
Consumer	39	39	—	—
Ending Balance	$4,515	$4,497	$—	$19

F-215

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Loans (continued)

Impaired Loans (continued)

Impaired loans information

Impaired loans by class with an allowance recorded

As of December 31, 2019

	Recorded investment	Unpaid principal balance	Related allowance	Interest income recognized
Construction & land development	$324	$323	$131	$1
Multifamily	220	220	104	—
Commercial real estate	761	760	152	1
Commercial & industrial	68	68	64	—
Agricultural	105	105	3	—
Farmland	53	53	10	—
One to four family residential	1,144	1,142	321	2
Consumer	41	41	21	—
Ending Balance	$2,716	$2,712	$806	$4

In the ordinary course of business, the Bank makes loans to its (and the Company’s) executive officers and directors and to companies in which these officers and directors are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons.

The following is a summary of loans made to such borrowers at March 31, 2020 and December 31, 2019.

	2020	2019
Beginning balance	$519	$603
Advances	10	212
Repayments	(184)	(296)
Ending balance	$345	$519

The Bank had loan commitments to these related parties of $1,785 at March 31, 2020 and at December 31, 2019.

F-216

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Regulatory Capital and Dividend Restrictions

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions, by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios of Total Capital, Tier I Capital and Common Equity Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of March 31, 2020 and December 31, 2019, that all capital adequacy requirements have been met.

The most recent notification by the Federal Deposit Insurance Company, as of December 31, 2019 categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain as well capitalized the Bank must maintain the ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and Bank’s actual capital amounts and ratios as of March 31, 2020 and December 31, 2019, were as set forth in the following tables.

	Actual		Minimum Capital		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2020:
Company:
Total capital (to risk weighted assets)	$103,631	11.0%	$75,684	8.0%	Not applicable
Tier I capital (to risk weighted assets)	96,349	10.2%	56,763	6.0%	Not applicable
Tier I capital (to average assets)	96,349	8.4%	45,699	4.0%	Not applicable
Common Equity Tier 1 capital (to risk weighted assets)	81,350	8.6%	42,572	4.5%	Not applicable
Bank:
Total capital (to risk weighted assets)	$106,652	11.3%	$75,626	8.0%	$94,533	10.0%
Tier I capital (to risk weighted assets)	99,370	10.5%	56,720	6.0%	75,626	8.0%
Tier I capital (to average assets)	99,370	8.7%	45,671	4.0%	57,088	5.0%
Common Equity Tier 1 capital (to risk weighted assets)	99,370	10.5%	42,540	4.5%	61,446	6.5%

F-217

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Regulatory Capital and Dividend Restrictions (continued)

	Actual		Minimum Capital		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019:
Company:
Total capital (to risk weighted assets)	$109,962	11.8%	$74,810	8.0%	Not applicable
Tier I capital (to risk weighted assets)	102,064	10.9%	56,107	6.0%	Not applicable
Tier I capital (to average assets)	102,064	9.1%	44,928	4.0%	Not applicable
Common Equity Tier 1 capital (to risk weighted assets)	87,019	9.3%	42,080	4.5%	Not applicable
Bank:
Total capital (to risk weighted assets)	$112,502	12.1%	$74,518	8.0%	$93,148	10.0%
Tier I capital (to risk weighted assets)	104,604	11.2%	55,889	6.0%	74,518	8.0%
Tier I capital (to average assets)	104,604	9.3%	44,782	4.0%	55,978	5.0%
Common Equity Tier 1 capital (to risk weighted assets)	104,558	11.2%	41,916	4.5%	60,546	6.5%

Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to its shareholders and other cash needs. Applicable Federal and State statutes and regulations impose restrictions on the amounts of dividends that may be declared by the Bank. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Bank’s total capital in relation to its assets, deposits and other such items and, as a result, capital adequacy considerations could further limit the availability of dividends from the Bank. The ability of the Company to pay dividends on its common stock is restricted by state banking laws, the FDIA, and FDIC regulations.

Fair Value of Financial Instruments

In accordance with the Fair Value Measurements and Disclosure topic of the FASB ASC, disclosure of fair value information about financial instruments, whether or not recognized in the balance sheets, is required. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments. Therefore, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

F-218

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Fair Value of Financial Instruments (continued)

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Investments and mortgage-backed securities - Where quoted prices are available in an active market, we classify the securities within level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.

Cash and due from banks and interest-bearing deposits in other banks - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Federal funds sold/purchased and securities sold under repurchase agreements - The carrying amount approximates fair value.

F-219

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Fair Value of Financial Instruments (continued)

Fair Value Hierarchy (continued)

Loans - For variable-rate loans that re-price frequently and with no significant change in credit risk, fair value is based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (for example, commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit liabilities - The fair values disclosed for demand deposits (for example, interest and noninterest checking, pass book savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings - The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Accrued interest - The carrying amounts of accrued interest approximate fair value.

Notes payable - The fair value of advances from the FHLB are based on the discounted value of contractual cash flows, using current rates for discounting purposes.

Subordinated debentures payable to subsidiary trusts - The fair value of these instruments is based on the discounted value of contractual cash flows, using current rates for discounting purposes.

Commitments to extend credit - Fair values for such commitments are typically based on fees currently charted to enter into similar agreements, taking into account the remaining terms of the agreements and the parties’ credit standing. Due to the effort and difficulty in implementing a valuation mode necessary to estimate the fair value of commitments to extend credit, the Bank does not consider this disclosure to be practicable. However, in the opinion of management, the fair value of commitments to extend credit would not be material.

Fair Value of Assets Measured on a Recurring Basis

The Company’s securities are measured on a recurring basis through a model used by the investment custodian. Many of the bond price adjustments meet level 2 criteria. Prices are derived from a model which uses actively quoted rates, prepayment models and other underlying credit and collateral data.

The Company’s interest rate swap is measured on a recurring basis through methodology utilized by our swap accounting provider. This valuation meets level 2 criteria. Prices are derived by the model which uses actively quoted market rates, prepayment projections and other underlying credit and collateral data that is observable by market participants.

F-220

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Fair Value of Financial Instruments (continued)

Fair Value of Assets Measured on a Recurring Basis (continued)

The following table presents for each of the fair-value hierarchy level the Company’s financial assets and liabilities that are measured at fair value (in thousands) on a recurring basis at March 31, 2020 and December 31, 2019.

	Level 1	Level 2	Level 3
March 31, 2020:
U.S. Government agencies	$—	$10,270	$—
Mortgage-backed investments	—	67,224	—
State and political subdivisions	—	5,559	—
Corporate obligations	—	15,017	—
	$—	$98,070	$—
December 31, 2019:
U.S. Government agencies	$—	$12,535	$—
Mortgage-backed investments	—	70,676	—
State and political subdivisions	—	5,545	—
Corporate obligations		15,963
	$—	$104,719	$—

Fair Value Assets Measured on a Nonrecurring Basis

Certain assets are measured at fair value on a non-recurring basis and therefore are not included in the table above. Impaired loans are level 2 assets measured using appraisals from external parties of the collateral less any prior liens and the estimated cost of holding and selling the collateral. The Bank did not record any liabilities at fair value for which measurement of the fair value was made on a nonrecurring basis during the three months ended March 31, 2020 and the year ended December 31, 2019.

The estimated fair values of the Company’s financial instruments at March 31, 2020, were as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks and interest bearing deposits in other banks	$75,314	$75,314
Securities available-for-sale	98,070	98,070
Loans, net of allowances for loan losses	892,258	890,085
Accrued interest receivable	3,665	3,665
Financial liabilities:
Noninterest bearing deposits	139,347	139,347
Interest bearing deposits	876,567	808,649
Short term borrowings and notes payable	13,979	13,684
Debentures	15,465	15,465
Interest payable	2,859	2,859

F-221

STATE CAPITAL CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars In Thousands, Except Share Data)

Fair Value of Financial Instruments (continued)

Fair Value Assets Measured on a Nonrecurring Basis (continued)

The estimated fair values of the Company’s financial instruments at December 31, 2019, were as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks and interest bearing deposits in other banks	$47,518	$47,518
Securities available-for-sale	104,719	104,719
Loans, net of allowances for loan losses	897,767	899,636
Accrued interest receivable	3,830	3,830
Financial liabilities:
Noninterest bearing deposits	130,238	130,238
Interest bearing deposits	868,077	820,764
Short term borrowings and notes payable	15,366	15,426
Debentures	15,465	15,465
Interest payable	2,807	2,807
F-222

Annex A

AGREEMENT AND PLAN OF SHARE EXCHANGE AND MERGER

This AGREEMENT AND PLAN OF SHARE EXCHANGE AND MERGER, dated as of September 28, 2021 (this “Agreement”), is made by and between First Trust Corporation, a Louisiana corporation (“FTC”), and First Bank & Trust, a Louisiana banking corporation (“FBT”), on the one hand, and BancPlus Corporation, a Mississippi corporation (“BancPlus”), and BankPlus, a Mississippi banking corporation (“BankPlus”), on the other hand.

RECITALS:

WHEREAS, the boards of directors of BancPlus and FTC each have approved, and deem it advisable and in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which FTC will, subject to the terms and conditions set forth herein, be acquired by statutory share exchange (the “Share Exchange”) and then, as part of an integrated plan, immediately thereafter merge with and into BancPlus (the “Corporate Merger”), with BancPlus as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Corporate Merger;

WHEREAS, the boards of directors of BankPlus and FBT each have approved, and deem it advisable and in the best interests of their respective corporations and sole shareholder to consummate the strategic business combination transaction provided for herein in which FBT will, subject to the terms and conditions set forth herein, merge with and into BankPlus (the “Bank Merger”), with BankPlus as the surviving banking corporation (hereinafter sometimes referred to in such capacity as the “Surviving Bank”) in the Bank Merger;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Share Exchange and the Corporate Merger (as an integrated transaction) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code or other non-taxable transfer of the FBT assets to BankPlus, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as a material inducement and as additional consideration to BancPlus to enter into this Agreement, each director of FTC and FBT who owns shares of FTC and certain holders of FTC Common Stock have entered into or agreed to enter into a shareholder support agreement with BancPlus dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Shareholder Support Agreement” and, collectively, the “Shareholder Support Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of FTC Common Stock owned by such person and which such person has the power to vote in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement, and to refrain from transfers of any such shares of FTC Common Stock prior to the Closing of the Share Exchange; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange, Corporate Merger and Bank Merger and also to prescribe certain conditions to the Share Exchange, Corporate Merger and Bank Merger;

A-1

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.

THE SHARE EXCHANGE AND MERGERS

1.1             The Share Exchange.

(a)              Share Exchange. At the Effective Time, BancPlus will acquire all of the shares of FTC as set forth herein, in exchange for the Share Exchange Consideration defined in Article II below, pursuant to the provisions of this Agreement, the Share Exchange Agreement in substantially the form of Exhibit B hereto (the “Share Exchange Agreement”) and the provisions of and with the effect provided in Miss. Code Ann. § 79-4-11.01, et. seq. and La. Rev. Stat. § 12:1-1101, et seq. For federal income tax purposes, it is intended that the Share Exchange and the Corporate Merger are an integrated plan that qualifies as a non-taxable reorganization under and in accordance with Sections 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Internal Revenue Service (“IRS”) regulations.

(b)             Effect of Share Exchange. Upon consummation of the Share Exchange as of the Effective Time, all of the issued and outstanding shares of FTC shall be owned by BancPlus, but the separate corporate existence of FTC shall not cease until after the completion of the Corporate Merger, which is more fully described below. Until completion of the Corporate Merger, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits owned by FTC, or which would inure to it, shall remain owned by FTC, even though FTC at that time, and until the completion of the Corporate Merger, will be a wholly owned subsidiary of BancPlus.

1.2             The Mergers.

(a)              Subject to the terms and conditions of this Agreement and the Corporate Merger Agreement in substantially the form of Exhibit C hereto (the “Corporate Merger Agreement”), in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Louisiana Business Corporation Act (the “LBCA”), immediately following the Share Exchange, and as an integral part of the acquisition of FTC, FTC shall merge with and into BancPlus. BancPlus shall be the Surviving Corporation in the Corporate Merger, and shall continue its corporate existence under the laws of the State of Mississippi. Upon consummation of the Corporate Merger, the separate corporate existence of FTC shall terminate.

(b)             Subject to the terms and conditions of this Agreement and the Bank Merger Agreement in substantially the form of Exhibit D hereto (the “Bank Merger Agreement”), in accordance with Title 81 of the Mississippi Code of 1972, as amended, and La. Rev. Stat. § 6:351, et seq., immediately following the Corporate Merger, FBT shall merge with and into BankPlus. BankPlus shall be the Surviving Bank in the Bank Merger, and shall continue its corporate existence under the laws of the State of Mississippi. Upon consummation of the Bank Merger, the separate corporate existence of FBT shall terminate.

1.3             Effective Time.

(a)              The Share Exchange shall become effective as set forth in the Articles of Share Exchange (the “Articles of Share Exchange”) that shall be filed with the Secretary of State of the State of Mississippi (the “Mississippi Secretary”) and with the Secretary of State of the State of Louisiana (the “Louisiana Secretary”) on the Closing Date as hereinafter defined; provided, that the parties shall cause the Share Exchange to be effective no later than the day following the date on which the Closing occurs. The “Effective Time” shall be the date and time when the Share Exchange becomes effective, as set forth in the Articles of Share Exchange.

A-2

(b)             The Corporate Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Mississippi Secretary and Louisiana Secretary on the Closing Date; provided, that the parties shall cause the Corporate Merger to be effective immediately following the Effective Time.

(c)              The Bank Merger shall become effective immediately following the Corporate Merger and as set forth in the Certificate of Merger Approval issued by the Mississippi Department of Banking and Consumer Finance (the “MDBCF”) and with the Louisiana Office of Financial Institutions (the “OFI”) based on articles of merger filed with the MDBCF and thereafter with the Mississippi Secretary (collectively, and together with such other documents and certificates as are necessary to effectuate the Bank Merger, the “Bank Merger Certificates”).

1.4             Effects of the Corporate Merger and Bank Merger. At and after the Effective Time, the Corporate Merger shall have the effects set forth in Section 79-4-11.07 of the MBCA. At and after the effective time of the Bank Merger, the Bank Merger shall have the effects set forth in Section 81-5-85 of Title 81 of the Mississippi Code of 1972, as amended.

1.5             Transaction Value; Conversion of Stock Appreciation Rights, Options and FTC Common Stock. At the Effective Time, the following shall occur, subject to the provisions of this Agreement, by virtue of the Share Exchange and without any action on the part of FTC, BancPlus or the holder of any of the following securities.

(a)              Subject to Section 2.2(e), each share of common stock of FTC, $0.10 par value per share, issued and outstanding immediately prior to the Effective Time, except for shares to be cancelled pursuant to Section 1.5(c) below, and Dissenting Shares, shall be converted automatically into the right to receive (i) an amount of cash equal to the Per Share Cash Consideration and (ii) a number of shares of BancPlus Common Stock equal to the Per Share Stock Consideration, where:

(i)               “Aggregate Cash Consideration” means an amount equal to $100.0 million, (A) minus the amount of (i) cash from a special distribution of the FTC Accumulated Adjustment Account (“FTC AAA Account Distribution”) determined by FTC as of the last day of the month immediately preceding the Effective Time and currently estimated to be $41,349,000 and (ii) the Cash Out Amount (as defined below), and (B) minus or plus, as applicable, the amount that Common Equity is less than Minimum Common Equity, if any, or the amount that Common Equity exceeds the Minimum Common Equity, if any, respectively.

(ii)             “Aggregate Stock Consideration” means 1,444,764 shares of BancPlus Common Stock.

(iii)            “Common Equity” means the total equity capital of FTC as reportable on Line 16(f) of Schedule SC of Federal Reserve form Parent Company Only Financial Statement for Small Holding Companies-FR Y-9SP, calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), as of the date of Closing, but excluding (x) the impact of any Transaction Expenses and (y) any changes in Accumulated Other Comprehensive Income of FTC between June 30, 2021, and Closing.

(iv)            “Minimum Common Equity” means $56.1 million.

(v)             “Aggregate Value of Share Exchange” means an amount equal to the sum of (A) the product of (i) the Per Share Aggregate Consideration and (ii) the Outstanding Shares Number and (B) the Cash Out Amount and equals $201.856 million based on an implied value per share of BancPlus Common Stock.

A-3

(vi)            “Outstanding Shares Number” means the number of shares of FTC Common Stock issued and outstanding as of the Effective Time.

(vii)           “Per Share Aggregate Consideration” means $18.56.

(viii)          “Per Share Cash Consideration” means an amount of cash equal to the quotient obtained by dividing (A) the Aggregate Cash Consideration by (B) the Outstanding Shares Number.

(ix)             “Per Share Stock Consideration” means a number of shares of BancPlus Common Stock obtained by dividing (A) the Aggregate Stock Consideration by (B) the Outstanding Shares Number.

(x)              “Share Exchange Consideration” means the Aggregate Cash Consideration plus the Aggregate Stock Consideration.

(xi)            “Transaction Expenses” means those costs and expenses set forth in Section 1.5(a)(xi) of the FTC Disclosure Schedules.

(b)             As a result of the Share Exchange and without any action on the part of the holder thereof, all of the shares of FTC Common Stock shall be exchanged for the Share Exchange Consideration pursuant to this Article I and each certificate previously representing any such shares of FTC Common Stock (each, a “Certificate”) registered to a holder of FTC Common Stock shall thereafter represent only the right to receive, in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, the Share Exchange Consideration, together with any cash in lieu of fractional shares pursuant to Section 2.2(e), into which the shares of FTC Common Stock represented by such Certificate have been converted pursuant to this Section 1.5 and Section 2.2(e) and any dividends or distributions with respect thereto which the holder has the right to receive pursuant to Section 2.2(b). Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of BancPlus Common Stock or FTC Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization with a record date during such period, an equitable and proportionate adjustment, if necessary and without duplication, shall be made to the Share Exchange Consideration payable pursuant to this Agreement.

(c)              Upon the Effective Time, all shares of FTC Capital Stock, as defined in Section 4.2(a) herein, that are owned by FTC or BancPlus or any Subsidiary of BancPlus or FTC (other than shares of FTC Common Stock held (i) in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) as a result of debts previously contracted) shall be cancelled and shall cease to exist, and neither the Share Exchange Consideration nor any other consideration shall be delivered in exchange therefor.

(d)             On the day prior to the Closing Date, as hereinafter defined, the FTC AAA Account Distribution shall be made to the holders of FTC Common Stock issued and outstanding immediately before the Closing Date.

(e)              Upon the Effective Time, each option to acquire shares of FTC Common Stock (each a “Stock Option”) issued pursuant to Seller’s equity-based compensation plans identified in Section 4.2(c) of the FTC Disclosure Schedule or otherwise that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall be cancelled and converted automatically into the right to receive, in full satisfaction of any rights in respect of the FTC Stock Option, a cash payment, less applicable withholdings, from BancPlus in an amount equal to the product of (x) the excess, if any, of the Per Share Aggregate Consideration over the exercise price of each such FTC Stock option and (y) the number of shares of FTC Common Stock subject to such option to the extent not previously exercised (with the aggregate Cash

A-4

Out Amount payable to the holder of such option rounded to the nearest cent), the total of such payments to the option holders being the Cash Out Amount (“Cash Out Amount”). After the Effective Time, any such cancelled FTC Stock Option shall no longer be exercisable, but shall only entitle the holder to the payment of the Cash Out Amount, without interest. In the event the exercise price per share of FTC Common Stock subject to a FTC Stock Option is equal to or greater than the Per Share Aggregate Consideration, such FTC Stock Option shall be cancelled without consideration and have no further force or effect. No holder of a FTC Stock Option that has an exercise price that is equal to or greater than the Per Share Aggregate Consideration shall be entitled to any payment with respect to such canceled FTC Stock Option before, on or after the Effective Time.

(f)              Upon the Effective Time, each Stock Appreciation Unit which is a personnel cost of FBT (each a “SAR”) issued under the Stock Appreciation Unit Agreement issued pursuant to FTB’s equity-based compensation plans identified in Section 4.2(c) of the FTC Disclosure Schedule or otherwise that is outstanding as of or immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall be cancelled and converted automatically into the right to receive, in full satisfaction of any rights in respect of the Stock Appreciation Unit, a cash payment, less applicable withholdings from FBT in an amount equal to the product of the excess, if any, of the Per Share Aggregate Consideration over the exercise price of each such Stock Appreciation Unit. The total of such payments to the holders of the SARs being the Stock Appreciation Unit Cash Out Amount (the “Stock Appreciation Unit Cash Out Amount”). After the Effective Time, any such cancelled Stock Appreciation Unit shall no longer be exercisable, but shall only entitle the holder to the payment of the Stock Appreciation Unit Cash Out Amount, without interest.

(g)             At or as soon as practicable following the Effective Time, but in any event within ten (10) business days of the Effective Time, BancPlus shall deliver the Cash Out Amount to the holders of FTC Stock Options, without interest. Such payments may be reduced by any Taxes withheld pursuant to Section 2.5.

(h)             Immediately prior to the Effective Time, FBT shall deliver the Stock Appreciation Unit Cash Out Amount to the holders of Stock Appreciation Units, without interest. Such payments may be reduced by any Taxes FBT is required to withhold under applicable law.

(i)               At or prior to the Effective Time, FTC and BancPlus, through their respective board of directors or the appropriate committee thereof, shall adopt any resolutions and take any other actions that are necessary to effectuate the provisions of this Section 1.5.

(j)               At least ten (10) business days prior to the Effective Time, FTC shall notify each holder of a FTC Stock Option or a SAR that such option and stock appreciation right will be treated in the manner set forth in this Section 1.5,

1.6             BancPlus Capital Stock. At and after the Effective Time, each share of BancPlus Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Share Exchange or Corporate Merger.

1.7             Articles of Surviving Corporation and Surviving Bank. At the Effective Time and upon the consummation of the Corporate Merger, the articles of incorporation of BancPlus, as in effect immediately prior to the Effective Time (the “BancPlus Articles”), shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. At the effective time of the Bank Merger, the charter of incorporation of BankPlus, as in effect immediately prior to the Effective Time, shall be the charter of incorporation of the Surviving Bank (“BankPlus Articles”) until thereafter amended in accordance with applicable law.

A-5

1.8             Bylaws of Surviving Corporation and Surviving Bank. At the Effective Time and upon the consummation of the Corporate Merger, the bylaws of BancPlus, as in effect immediately prior to the Effective Time (the “BancPlus Bylaws”), shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law. At the effective time of the Bank Merger, the bylaws of BankPlus, as in effect immediately prior to the Effective Time (“BankPlus Bylaws”), shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.9             Tax Consequences. It is intended that the Share Exchange and the Corporate Merger (as an integrated plan), shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, that the Bank Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code or other non-taxable transfer of the FBT assets to BankPlus, and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the (i) Share Exchange and the integrated Corporate Merger and (ii) the Bank Merger each to qualify as a “reorganization” under Section 368(a) of the Code.

1.10           Officers and Directors of Surviving Corporation and the Surviving Bank.

(a)              Prior to the Effective Time, the parties shall take all appropriate actions so that, as of the Effective Time, and subject to and in accordance with the BancPlus Articles and BancPlus Bylaws, the number of directors of the Surviving Corporation shall be increased by two directors and shall consist of the directors of BancPlus in office immediately prior to the Effective Time as well as two individuals who qualify as independent directors under NASDAQ standards to be designated prior to Closing who, as of the Effective Time, are members of the board of directors of FTC and are mutually agreed upon by FTC and BancPlus (each a “FTC Designee” and, collectively, the “FTC Designees”). One director shall be appointed to a three (3) year term and the other FTC Designee shall be appointed to a two (2) year term, at which time their respective successors are duly elected, appointed or qualified, or until their earlier death, resignation or removal in accordance with the BancPlus Articles and BancPlus Bylaws. The officers of BancPlus shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b)             Prior to the Effective Time, the parties shall take all appropriate actions so that, as of the Effective Time, and subject to and in accordance with the BankPlus Articles and BankPlus Bylaws, the number of directors of the Surviving Bank shall be increased by three directors and shall consist of the directors of BankPlus in office immediately prior to the Effective Time as well as the FTC Designees and another person to be designated prior to Closing who, as of the Effective Time, is a member of the board of directors of FBT and is mutually agreed upon by FTC and BankPlus (each a “FBT Designee” and, collectively, the “FBT Designees”). The officers of BankPlus shall, from and after the Effective Time of the Bank Merger, continue as the officers of the Surviving Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the BankPlus Articles and BankPlus Bylaws.

ARTICLE II

DELIVERY OF SHARE EXCHANGE CONSIDERATION

2.1             Deposit of Share Exchange Consideration. At or prior to the Closing, BancPlus shall deposit, or shall cause to be deposited, with the BankPlus Trust Department (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) evidence of shares in book entry form representing the Aggregate Stock Consideration, together with cash in lieu of any fractional shares, (ii) cash in an amount equal to the Aggregate Cash Consideration (such aggregate cash and evidence of shares in book entry form, together with any dividends or distributions with respect thereto, hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 1.5 and Section 2.2(e) in exchange for

A-6

shares of FTC Common Stock outstanding immediately prior to the Effective Time, and (iii) cash in an amount equal to the Cash Out Amount. The Exchange Agent shall not be entitled to vote or exercise any other rights of ownership with respect to the shares of BancPlus Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends and other distributions payable or distributable with respect to such shares for the account of the persons entitled thereto.

2.2             Delivery of Share Exchange Consideration.

(a)              As soon as practicable, but in no event later than five (5) business days after the Effective Time, BancPlus shall use best efforts to cause the Exchange Agent to mail to the former record holders of FTC Common Stock issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive the Share Exchange Consideration pursuant to Section 1.5 (other than Dissenting Shares): (i) a letter of transmittal in customary form as reasonably agreed by the parties hereto (which shall specify that delivery shall be effected, and risk of loss of and title shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender to the Exchange Agent of Certificates for the Share Exchange Consideration. Upon proper surrender of a Certificate or Certificates to the Exchange Agent for exchange and cancellation, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) the Share Exchange Consideration that such holder of the Certificates shall become entitled pursuant to the provisions of Article I, including cash in lieu of any fractional shares in accordance with the provisions of Section 2.2(e); and (ii) a check representing such holder’s proportionate share of the Aggregate Cash Consideration and the amount, if any, of dividends or distributions that such holder is entitled to receive pursuant to Section 2.2(b) (collectively, the “Cash Payment”), and the Certificate or Certificates so surrendered shall forthwith be cancelled. Promptly upon receipt from the holder of such Certificate(s), letter of transmittal and any other required document thereafter, the Exchange Agent, on behalf of BancPlus, shall deliver to such holder in exchange for such holder’s FTC shares the Share Exchange Consideration in the form of an uncertificated book- shares of BancPlus Common Stock and a check equal to the Cash Payment plus the amount (if any) that such holder has the right to receive pursuant to Section 2.2(e) hereof. No interest will be paid or accrued on any Share Exchange Consideration, including on any cash payable in lieu of fractional shares, or on any unpaid dividends and distributions payable to holders of Certificates. Holders of record of shares of FTC Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple letters of transmittal, provided that such representative certifies that each such letter of transmittal covers all the shares of FTC Common Stock held by such representative for a particular beneficial owner. Each Certificate so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may reasonably require. The Exchange Agent shall not be obligated to deliver the Share Exchange Consideration to which any former holder of FTC Common Stock is entitled as a result of the Share Exchange until such holder surrenders his, her or its Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) for exchange as provided in this Section 2.2. After the Effective Time, each Certificate shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former holders of FTC Common Stock may be entitled) to evidence only the right of the holder thereof to receive the Share Exchange Consideration in exchange for each such share as provided in this Article II.

(b)             No dividends or other distributions declared with respect to BancPlus Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BancPlus Common Stock represented thereby until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of BancPlus Common Stock which the shares of FTC Common Stock represented by such Certificate have been converted into the right to receive.

A-7

(c)              If any portion of the Share Exchange Consideration is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to such issuance that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such issuance shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of such issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)             After the Effective Time, there shall be no transfers on the stock transfer books of FTC of the shares of FTC Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Share Exchange Consideration and any dividends or distributions that such holder is entitled to receive pursuant to Section 2.2(b).

(e)              Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BancPlus Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to BancPlus Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BancPlus. In lieu of the issuance of any such fractional share, BancPlus shall pay to each former shareholder of FTC who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) equal to the quotient obtained by dividing (A) the fractional share of BancPlus Common Stock to which such holder would otherwise be entitled to receive by (B) the Per Share Stock Consideration times $70.50.

(f)              Notwithstanding anything to the contrary set forth in this Agreement, shares of FTC Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and maintained appraisal rights in respect of such shares in accordance with La. Rev. Stat. § 12:1-1301, et seq. (“Part 13”) of the LBCA and did not vote for the adoption of this Agreement (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable law with respect to such shares) shall not be converted into a right to receive the Share Exchange Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with Part 13 of the LBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Part 13 of the LBCA, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the LBCA, such shares of FTC Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Share Exchange Consideration in accordance with Section 1.5, without interest thereon, upon surrender to the Exchange Agent of such shares of FTC Common Stock. Prior to the Effective Time, FTC shall give prompt notice to BancPlus of any demands received by FTC for appraisal, of any withdrawals of such demands and of any other instruments served pursuant to the LBCA and received by FTC relating to Part 13 of the LBCA, and BancPlus shall direct all negotiations and proceedings with respect to such demands. After the Effective Time, BancPlus will pay any holder of Dissenting Shares the payment of such consideration as may be determined to be due in accordance with Part 13. Prior to the Effective Time, FTC shall not, without the prior written consent of BancPlus, make any payment with respect to, or settle or compromise or offer to settle or compromise or otherwise negotiate, any such demand, or agree to do any of the foregoing.

(g)             Any portion of the Exchange Fund that remains unclaimed by the shareholders of FTC as of the first anniversary of the Effective Time shall be delivered to BancPlus. Any former shareholders of FTC who have not theretofore complied with this Article II shall thereafter look only to BancPlus for payment of the Share Exchange Consideration and any unpaid dividends and distributions on the BancPlus Common Stock deliverable in respect of each share of FTC Common Stock such shareholder holds as determined pursuant to this Agreement,

A-8

in each case, without any interest thereon. Notwithstanding the foregoing, none of FTC, its Subsidiaries, BancPlus, BankPlus, the Exchange Agent or any other person shall be liable to any former holder of shares of FTC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Share Exchange Consideration remaining unclaimed as of a date which is immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become property of BancPlus free and clear of any claims or interest of any person or entity otherwise entitled thereto.

(h)             In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by BancPlus, the posting by such person of a bond in such amount as BancPlus may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent, or if the Share Exchange Consideration payable with respect to such Certificate has been returned to BancPlus pursuant to Section 2.2(g), BancPlus, will issue the Share Exchange Consideration and any unpaid dividends and distributions in exchange for such lost, stolen or destroyed Certificate.

(i)               The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of shares of FTC Common Stock in connection with the Share Exchange or the other transactions contemplated by this Agreement, and the filing of any related return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (each such document, a “Tax Return”) and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

(j)               From and after the Effective Time, the holders of Certificate(s) shall cease to have any rights with respect to the shares of FTC Common Stock represented thereby except as provided in this Agreement or by applicable law. All rights to receive the Share Exchange Consideration issued upon conversion of the shares of FTC Common Stock pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of FTC Common Stock.

(k)             The Exchange Agent shall invest the cash balances in the Exchange Fund in a demand deposit account or as directed by BancPlus. Any interest and other income resulting from such investment shall be the sole and exclusive property of BancPlus and shall be paid to BancPlus (or the Surviving Corporation) upon termination of the Exchange Fund pursuant to Section 2.2(g).

2.3             Rights as Shareholders. All shares of BancPlus Common Stock to be issued as Share Exchange Consideration shall be deemed issued and outstanding as of the Effective Time. Former shareholders of FTC and any other persons who are entitled to receive BancPlus Common Stock as a result of the Share Exchange will not be able to vote after the Effective Time at any meeting of BancPlus shareholders the number of whole shares of BancPlus Common Stock into which their shares of FTC Common Stock are converted until they have exchanged their Certificates. Whenever a dividend or other distribution is declared by BancPlus on the BancPlus Common Stock with a record date after the Effective Time, the declaration shall include dividends or other distributions on all shares of BancPlus Common Stock issuable hereunder, but no shareholder will be entitled to receive his, her or its distribution of such dividends or other distributions until physical exchange of such shareholder’s Certificate(s) shall have been effected. Upon exchange of a shareholder’s Certificate(s), any such person shall be entitled to receive from BancPlus an amount equal to all dividends or other distributions (without interest thereon, less the amount of any Taxes that have been withheld by, imposed on or paid by BancPlus or the Exchange Agent with respect to such dividends) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former shareholders of FTC shall not be entitled to receive any dividend on their BancPlus Common Stock with respect to any period for which BancPlus paid a dividend prior to the Effective Time.

A-9

2.4             Bank Merger. At the effective time of the Bank Merger, each share of common stock, $1.00 par value per share, of FBT (the “FBT Common Stock”) and each share of preferred stock, $1.00 par value per share, of FBT (the “FBT Preferred Stock”) issued and outstanding immediately prior to the effective time of the Bank Merger shall automatically be canceled and there shall be no conversion or exchange of, or consideration paid or issued for, such FBT Common Stock or FBT Preferred Stock. The certificate(s) for such FBT Common Stock shall be surrendered and canceled. All of the shares of BankPlus issued and outstanding immediately prior to the effective time of the Bank Merger shall remain issued and outstanding after the effective time of the Bank Merger and shall be unaffected by the Bank Merger.

2.5             Withholding. Each of BancPlus, BankPlus, FTC, FBT, the Surviving Corporation and the Surviving Bank is entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of FTC Common Stock such amounts as are required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign Tax law or under any other applicable legal requirement, and shall be further be entitled to sell shares of BancPlus Common Stock otherwise issuable pursuant to this Agreement to satisfy any such withholding requirement. To the extent such amounts are so deducted or withheld and remitted on a timely basis to the appropriate Governmental Entities, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. The parties hereto shall reasonably cooperate to reduce or eliminate any such deduction or withholding to the extent permissible under applicable law.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BANCPLUS AND BANKPLUS

Except as disclosed in the correspondingly-enumerated section or subsection of the disclosure schedule (the “BancPlus Disclosure Schedule”) delivered by BancPlus and BankPlus to FTC prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of BancPlus’s covenants contained in Article V; provided, however, that, notwithstanding anything in this Agreement to the contrary, any disclosures made with respect to a section of this Article III in the BancPlus Disclosure Schedule shall be deemed to qualify any other section of this Article III (i) specifically referenced or cross-referenced or (ii) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such section), BancPlus and BankPlus, jointly and severally, hereby represent and warrant to FTC and FBT as follows:

3.1             Corporate Organization.

(a)              BancPlus is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. BancPlus has full corporate and other power and authority to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except to the extent that the failure to have such power or authority, or failure to be so licensed, qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect on BancPlus. BancPlus has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by it, except where the failure to have such licenses, franchises, permits and other governmental authorizations would not, either individually or in the aggregate, have a Material Adverse Effect on BancPlus.

A-10

(b)             BancPlus is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). BankPlus is a Mississippi banking corporation, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”), and is not a member of the Federal Reserve System. True and complete copies of the BancPlus Articles and the BancPlus Bylaws, as in effect as of the date of this Agreement, have previously been made available by BancPlus to FTC.

(c)              Each BancPlus Subsidiary, including BankPlus, (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is, in the case of BankPlus, a Mississippi banking corporation, (iii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on BancPlus and (iv) has all requisite corporate, limited liability company or trust, as applicable, power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that the failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect on BancPlus. As used in this Agreement, the words “Subsidiary” or “Subsidiaries” when used with respect to any party mean any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under Generally Accepted Accounting Principles (“GAAP”).

(d)             BancPlus does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity, other than as listed on Section 3.1(c) of BancPlus Disclosure Schedule or acquired through foreclosure in the ordinary course of business.

3.2             Capitalization.

(a)              The authorized capital stock of BancPlus consists of 40,000,000 shares of BancPlus Common Stock, par value of $1.00 per share, of which, as of the date of this Agreement, 10,111,045 shares were issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share (such preferred stock, together with the BancPlus Common Stock, the “BancPlus Capital Stock”), none of which are issued and outstanding. As of the date hereof, no shares of BancPlus Capital Stock were reserved for issuance except for 250,000 shares of BancPlus Common Stock reserved for issuance pursuant to the equity-based compensation plans of BancPlus (the “BancPlus Stock Plans”) listed in Section 3.2(a)  of the BancPlus Disclosure Schedule, some of which has already been issued as detailed therein. All of the issued and outstanding shares of BancPlus Capital Stock have been, and upon issuance of the BancPlus Common Stock constituting the Aggregate Stock Consideration will be, duly authorized, validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the BancPlus Stock Plans have been approved by the BancPlus’s shareholders, to the extent such shareholder approval is required under the Code. As of the date of this Agreement, except as provided in Section 3.2(a) of the BancPlus Disclosure Schedule, no trust preferred securities (the “BancPlus Trust Preferred Securities”) or subordinated debt securities of BancPlus or any of its Subsidiaries are issued and outstanding. As of the date of this Agreement, BancPlus is not deferring interest payments with respect to any of the BancPlus Trust Preferred Securities or related junior subordinated debt securities issued by it or any of its affiliates.

(b)             No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of BancPlus are issued or outstanding.

(c)              Except for (i) this Agreement and (ii) the BancPlus Stock Plans issued prior to the date of this Agreement and set forth in Section 3.2(a), as of the date of this Agreement there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which BancPlus or any of its Subsidiaries is a party or by which BancPlus or any of its Subsidiaries is bound obligating BancPlus or any of its Subsidiaries

A-11

to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of BancPlus Capital Stock or shares of capital stock or other equity ownership interests of any of its Subsidiaries or any Voting Debt or stock appreciation rights of BancPlus or any of its Subsidiaries or obligating BancPlus or any of its Subsidiaries to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement or requiring BancPlus or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of BancPlus Capital Stock or shares of capital stock or other equity ownership interests of any of its Subsidiaries. There are no outstanding contractual obligations of BancPlus or any of its Subsidiaries pursuant to which BancPlus or any of its Subsidiaries is or could be required to register shares of BancPlus Capital Stock or other securities under the Securities Act.

(d)             Except as disclosed in Section 3.2(d) of the BancPlus Disclosure Schedule, BancPlus owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of BancPlus has been or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3             Authority; No Violation.

(a)              Each of BancPlus and BankPlus has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the adoption and approval of the Bank Merger pursuant to this Agreement by BancPlus as the sole shareholder of BankPlus (which BancPlus shall effect promptly after the date hereof), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved in a unanimous vote by the board of directors of BancPlus and BankPlus. The board of directors of BancPlus determined that the Share Exchange and Corporate Merger, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of BancPlus and its shareholders and, except for the adoption and approval of the Bank Merger by BancPlus as the sole shareholder of BankPlus, no other corporate proceedings on the part of BancPlus or BankPlus are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BancPlus and BankPlus and (assuming due authorization, execution and delivery by FTC and FBT) constitutes a valid and binding obligation of each of BancPlus and BankPlus, enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)             Neither the execution and delivery of this Agreement by BancPlus and BankPlus, nor the consummation by BancPlus or any of its Subsidiaries, as applicable, of the transactions contemplated hereby (including the Share Exchange, the Corporate Merger and the Bank Merger), nor compliance by BancPlus or any of its Subsidiaries with any of the terms or provisions hereof or any of the terms and provisions of any agreement contemplated hereby, will (i) violate any provision of the BancPlus Articles, the BancPlus Bylaws or the organizational documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancPlus or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, require the payment of any termination or like fee, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BancPlus or any of its Subsidiaries under, any of the terms, conditions

A-12

or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BancPlus or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) above for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations, or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus.

3.4             Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “FRB”), the FDIC, and the MDBCF, with respect to the Share Exchange, the Corporate Merger and the Bank Merger, as applicable, and approval of such applications and notices, (ii) the filing of any required applications, filings or notices with any other federal, state or foreign agencies or regulatory (including self- regulatory) authorities and approval or grant of such applications, filings and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement/Prospectus in definitive form (including any amendments or supplements thereto, the “Proxy Statement”) relating to (a) the approval of this Agreement and the transactions contemplated hereby by the shareholders of FTC at a meeting at which a quorum consisting of at least a majority of the outstanding shares of FTC Common Stock entitled to vote on the plan exists (the “Requisite FTC Approval”), and (b) the registration of the shares of BancPlus Common Stock constituting the Aggregate Stock Consideration on Form S-4 (the “Form S-4”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declaration of effectiveness of the Form S-4 by the SEC, (iv) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BancPlus Common Stock constituting a portion of the Share Exchange Consideration pursuant to this Agreement, and (v) the filing of the Articles of Share Exchange and Articles of Merger with the Mississippi Secretary and Louisiana Secretary pursuant to the MBCA and LBCA, and the filing of the Bank Merger Certificates, as required under applicable law, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (an “SRO”) (each a “Governmental Entity”) or Regulatory Agency are necessary by BancPlus or BankPlus in connection with (A) the execution and delivery by BancPlus and BankPlus of this Agreement or (B) the consummation by BancPlus or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, BancPlus has no knowledge of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated herein on a timely basis. Except for any consents, authorizations, or approvals which are listed in Sections 3.3 or 3.4 of the BancPlus Disclosure Schedule and adoption and approval of the Bank Merger by BancPlus as the sole shareholder of BankPlus, no consents, authorizations, or approvals of any person, other than a Governmental Entity or Regulatory Agency, are necessary by BancPlus or BankPlus in connection with (x) the execution and delivery by BancPlus and BankPlus of this Agreement or (y) the consummation by BancPlus or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger, and the other transactions contemplated hereby (including the Bank Merger).

3.5             Regulatory Reports. Each of BancPlus and its Subsidiaries has timely filed or furnished, as applicable, in correct form all reports, forms, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2019 with (i) the FRB, (ii) the FDIC, (iii) any state or foreign regulatory authority, and (iv) any SRO (individually, a “Regulatory Agency” and collectively, the “Regulatory Agencies”), and all other reports and statements required to be filed or furnished by them since January 1, 2019, including, without limitation, any report or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, form, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancPlus and except with respect to Taxes. As of their filing date, each such report or other filing did

A-13

not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of BancPlus and its Subsidiaries, no Regulatory Agency has initiated any proceeding or examination, or, to the knowledge of BancPlus, investigation into the business or operations of BancPlus or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus, or threatened in writing to initiate any of the foregoing. There (x) is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any written report or statement relating to any examinations or inspections of BancPlus or any of its Subsidiaries and (y) are no material formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or material disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of BancPlus or any of its Subsidiaries.

3.6             Financial Statements.

(a)              BancPlus has delivered to FTC true, correct and complete copies, including notes, of the audited financial statements of BancPlus for the years ended December 31, 2020, 2019, and 2018, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity, in each case accompanied by the audit report of BKD, LLP (“BancPlus Audit Report”), and unaudited interim financial statements of BancPlus for the six (6)  months ended June 30, 2021 (collectively, the “BancPlus Financial Statements”). The BancPlus Financial Statements fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of BancPlus and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and immaterial in any event); each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of BancPlus and its Subsidiaries since January 1, 2019, have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2019, no independent public accounting firm of BancPlus has resigned (or informed BancPlus that it intends to resign) or been dismissed as independent public accountants of BancPlus as a result of or in connection with any disagreements with BancPlus on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)             Since January 1, 2019 (i) neither BancPlus nor any of its Subsidiaries nor, to the knowledge of BancPlus, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of BancPlus or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BancPlus or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of BancPlus, no attorney representing BancPlus or any of its Subsidiaries, whether or not employed by BancPlus or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BancPlus or any of its officers, directors, employees or agents to BancPlus’s board of directors or any committee thereof or to any of BancPlus’s directors or officers.

3.7             Broker’s Fees. Except for Keefe, Bruyette & Woods, Inc. (“KBW”), neither BancPlus nor any of its Subsidiaries or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Share Exchange or related transactions contemplated by this Agreement.

A-14

3.8             Absence of Certain Changes or Events.

(a)              Since December 31, 2020, there have been no events, occurrences, developments or changes that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancPlus.

(b)             Since December 31, 2020, through and including the date of this Agreement, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, BancPlus and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9             Legal Proceedings.

(a)              Except for any legal proceedings disclosed in Section 3.9 of the BancPlus Disclosure Schedule, neither BancPlus nor any of its Subsidiaries is a party to any, and there are no pending or, to BancPlus’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against (i) BancPlus or any of its Subsidiaries, or (ii) affecting property, assets, interests or rights of BancPlus or any of its Subsidiaries, or (iii) challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, if adversely determined would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus.

(b)             There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon BancPlus, any of its Subsidiaries, the assets of BancPlus or any of its Subsidiaries that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on BancPlus.

3.10           Taxes and Tax Returns. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on BancPlus:

(a)              Each of BancPlus and its Subsidiaries has timely filed all federal, state, foreign and local information returns and Tax Returns required to be filed by it and has timely paid all Taxes that are due or claimed to be due from it by federal, state, foreign or local taxing authorities, other than Taxes or other governmental charges that are (i) not yet due and payable, (ii) are being contested in good faith and are set forth on Section 3.10 of the BancPlus Disclosure Schedule, or (iii) have not been finally determined, and in each case these Taxes and other governmental charges have been adequately reserved against under GAAP (including for the Taxes not yet due and payable), as to which the failure to file, pay or make provision for would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus. All such Tax Returns are accurate and complete in all material respects. No written claim has been made by any Governmental Entity in any jurisdiction where BancPlus or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax in that jurisdiction that has not been resolved. The income Tax Returns of BancPlus and its Subsidiaries for all taxable periods ended on or prior to December 31, 2015, are closed to examination due to the expiration of the applicable statute of limitations.

(b)             There are no audits, examinations, assessments, litigation, proposed adjustments, matters in controversy or other disputes pending, or to the knowledge of BancPlus, asserted, for Taxes or assessments upon BancPlus or any of its Subsidiaries for which BancPlus does not have reserves that are adequate under GAAP.

(c)              Neither BancPlus nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among BancPlus and its Subsidiaries, or that was entered into with customers, vendors, lessors or the like in the ordinary course of business).

A-15

(d)             Within the past five (5) years, neither BancPlus nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(e)              Except as set forth on Section 3.10 of the BancPlus Disclosure Schedule, neither BancPlus nor any of its Subsidiaries has ever been a member of a consolidated, combined, or unitary Tax group (other than a group of which BancPlus is or was the common parent) or has any liability for Taxes of any person (other than BancPlus or any of its Subsidiaries) arising from the application of Section 1.1502-6 of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”) or any analogous provision of state, local or foreign law, or as a transferee or successor.

(f)              No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to BancPlus or any of its Subsidiaries that would have effect after the Effective Time.

(g)             All Taxes required to be withheld, collected or deposited by or with respect to BancPlus or any of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(h)             Neither BancPlus nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired.

(i)               Neither BancPlus nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, social security, unemployment, severance, withholding, duties, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

3.11           Employee Benefits. BancPlus has provided to FTC an accurate, current and complete list of all deferred compensation, incentive compensation, bonus, performance award, stock purchase, stock option or other equity-based, retention, employment, consulting, change in control, severance, salary continuation or termination pay, hospitalization or other medical, life insurance, dental, vision, disability, supplemental unemployment benefits, profit-sharing, pension or other retirement, accrued leave, sick leave, vacation, paid time off, Code Section 125 fringe benefit plans, programs, agreements or compensatory arrangements, and each other perquisite, fringe or other material employee benefit plan, program, agreement or arrangement (and any amendments thereto) in each case whether written or unwritten and whether funded or unfunded, (including any “employee benefit plan” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each voluntary employees’ benefit association (“VEBA”) within the meaning of Section 501(c)(9) of the Code) whether or not tax qualified and whether or not subject to ERISA, sponsored, maintained or contributed to or required to be contributed to by BancPlus or any of its Subsidiaries or by any trade or business, whether or not incorporated, which together with BancPlus or any of its Subsidiaries, would be deemed a “single-employer” under Section 414 of the Code or Section 4001 of ERISA (a “BancPlus ERISA Affiliate”), for the benefit of any current or former employee, independent contractor, consultant, officer, manager or director (and/or their dependents or beneficiaries) of BancPlus, any Subsidiary of BancPlus or any BancPlus ERISA Affiliate, or with respect to which BancPlus, any Subsidiary of BancPlus or any BancPlus ERISA Affiliate otherwise has any material liabilities or obligations, contingent or otherwise (such arrangements, whether or not material, the “BancPlus Benefit Plans”).

A-16

3.12           Compliance with Applicable Law.

(a)              BancPlus and each of its Subsidiaries holds, and has at all times since January 1, 2019, held, all licenses, franchises, permits, patents, trademarks and authorizations, and have made all filings, applications and registrations with Governmental Entities, necessary for the lawful conduct of their respective businesses under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), all of which are in full force and effect, except where the failure to hold such license, franchise, permit, patent, trademark or authorization in full force and effect, to make such filing, application or registration, or to pay such fee or assessment would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus. To the knowledge of BancPlus, no suspension or cancellation of any such necessary license, franchise, permit, patent, trademark or authorization is threatened. Except for any noncompliance or default that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus, BancPlus and each of its Subsidiaries have since January 1, 2019, complied with and are not in default under any, applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity or Regulatory Agency relating to BancPlus or any of its Subsidiaries, including, without limitation, laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Small Business Act of July 30, 1953, any regulations promulgated by the Consumer Financial Protection Bureau or the FDIC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither BancPlus nor any of its Subsidiaries has received any written notice from any Governmental Entity asserting that BancPlus or any of its Subsidiaries is in violation of or default with respect to any of the foregoing, except for such noncompliance or default that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancPlus.

(b)             BancPlus and each of its Subsidiaries are and since January 1, 2019, have been conducting operations at all times in compliance in all material respects with all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where each of them conducts business, including, without limitation, applicable financial record keeping and reporting requirement of such laws (collectively, the “Anti-Money Laundering Laws”). BancPlus and each of its Subsidiaries have established and maintain a system of internal controls designed to ensure material compliance by each of them with applicable financial recordkeeping and reporting requirements of the Anti- Money Laundering Laws. The board of directors of BankPlus has adopted and BankPlus has implemented an anti-money laundering program that contains customer identification verification procedures that has not been deemed ineffective by any Governmental Entity or Regulatory Agency and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.

(c)              After the Effective Time, BancPlus and BankPlus will comply in all respects with all obligations existing on or after the Effective Time imposed by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) and applicable similar state or local law, including providing all notices required thereunder with respect to employees of BancPlus and its subsidiaries.

3.13           Certain Contracts.

(a)              Except as set forth in Section 3.13(a) of the BancPlus Disclosure Schedule, neither BancPlus nor any of its Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay compensation or benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument

A-17

relating to the borrowing of money by BancPlus or any of the Subsidiaries or the guarantee by BancPlus or any of the Subsidiaries of any obligation except for deposit liabilities, federal funds purchased, borrowings from the Federal Home Loan Bank and securities repurchase agreements entered into in the ordinary course of business; (ii) any contract, agreement or understanding with a labor union; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of BancPlus or any of the Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which BancPlus or any of the Subsidiaries is a party or by which any of them is bound which limits the freedom of BancPlus or any of the Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by law or any Governmental Entity); (v) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by BancPlus or BankPlus with any other person; (vi) any purchase and assumption agreement with the FDIC; or (vii) any other agreement, arrangement or understanding to which BancPlus or any of the Subsidiaries is a party and which is material to the business, operations assets, liabilities, condition (financial or otherwise) or results of operations of BancPlus and the Subsidiaries, taken individually or as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the BancPlus Disclosure Schedule, is referred to herein as a “BancPlus Material Contract.”

(b)             Neither BancPlus nor any of its Subsidiaries has knowledge of, or has received written notice of, any default or any violation of any BancPlus Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancPlus. To BancPlus’s knowledge, each third-party counterparty to each BancPlus Material Contract has in all respects performed all obligations required to be performed by it to date under such BancPlus Material Contract.

3.14         Agreements with Regulatory Agencies. Neither BancPlus nor any of its Subsidiaries is subject to any cease- and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil monetary penalty by, or has been a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity, that, in each of any such cases, currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or its management or its business (each, a “BancPlus Regulatory Agreement”), nor has BancPlus or any of its Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BancPlus Regulatory Agreement.

3.15         Title to Assets. BancPlus and its Subsidiaries have good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the BancPlus Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances except for (1) mortgages and encumbrances that secure indebtedness that is properly reflected in the Financial Statements or which secure deposits of public funds as required by law; (2) liens for taxes accrued but not yet payable; (3) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (4) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (5) leases, if any, to third parties for fair and adequate consideration. BancPlus and its Subsidiaries own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of their business. Any real property and other material assets held under lease by BancPlus or its Subsidiaries are held

A-18

under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by the Surviving Corporation and its Subsidiaries in such lease of such property.

3.16         Adequate Insurance Coverage. To the knowledge and belief of BancPlus’s management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or business of BancPlus and its subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which BankPlus and its Subsidiaries are named insured meet reasonable commercial standards.

3.17         Allowance for Loan and Lease Losses. The allowance for loan and lease losses reflected in the unaudited balance sheet included in the BancPlus Financial Statements was, as of the applicable date thereof, in compliance with BancPlus’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities, the Financial Accounting Standards Board and GAAP.

3.18         Environmental Liability. Except as set forth on Schedule 3.18, neither BancPlus, its Subsidiaries, nor, to the knowledge of BancPlus and its officers, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold), leased, or occupied or used by BancPlus or its Subsidiaries in their business used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about such property except in compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air omissions, and other environmental matters (“Environmental Laws”). BancPlus does not know of any noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or cleanup of any site relating to any such property.

3.19         Undisclosed Liabilities. Except as set forth in Section 3.19 of the BancPlus Disclosure Schedule or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancPlus, neither BancPlus nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for liabilities and obligations (i) set forth or adequately provided for in the consolidated balance sheet included in the BancPlus Audit Report, (ii) incurred in the ordinary course of business and consistent with past practice since December 31, 2018 (none of which arises from a breach of any contract or agreement, breach of warranty, tort, infringement, violation of applicable law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of ASC Topic 450, Contingencies) or (iii) incurred in connection with this Agreement or the transactions contemplated hereby.

3.20         Regulatory Capitalization. BankPlus is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. BancPlus is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. BancPlus has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would be reasonably expected to result in BancPlus or BankPlus failing to be “well-capitalized” within the next twelve (12) months.

3.21         Deposit Insurance. The deposits of BankPlus are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by law, and BankPlus has paid all premiums and assessments when due and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BancPlus’s knowledge, threatened. As of the date hereof, except as set forth on Section 3.21 of the BankPlus Disclosure Schedule, none of BankPlus’s deposits are “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or are subject to any material Lien, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

A-19

3.22         Community Reinvestment Act, Anti-money Laundering and Customer Information Security. BankPlus has received a rating of “Outstanding” in its most recent exam under the Community Reinvestment Act, as amended (the “CRA”). To BancPlus’s knowledge, no facts or circumstances exist which would cause BancPlus or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by BancPlus pursuant to 12 C.F.R. Part 364.

3.23         Transactions with Affiliates. Except for transactions, agreements, arrangements or understandings between BancPlus and any of its Subsidiaries, there are no outstanding amounts payable to or receivable from, or advances by BancPlus or any of its Subsidiaries to, and neither BancPlus nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder or other affiliate of BancPlus or any of its Subsidiaries, or to BancPlus’s knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with BancPlus or any of its Subsidiaries and other than deposits held by BankPlus or loans made or other financial services provided by BankPlus in the ordinary course of business and in compliance in all material respects with all applicable laws and regulations. All agreements between BancPlus or any of its Subsidiaries and any of their respective affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.

3.24         Reorganization. BancPlus is not aware of any fact or circumstance that would reasonably be expected to prevent the Share Exchange, the Corporate Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25         Information Supplied. The information relating to BancPlus and its Subsidiaries and their respective directors and officers that is provided by BancPlus or its representatives specifically for inclusion or incorporation by reference in (a) the Proxy Statement, on the date it (and any amendment or supplement thereto) is filed and first mailed to FTC’s shareholders and at the time of the FTC Shareholders’ Meeting, (b) the Form S-4, when it and any amendment thereto is filed and becomes effective under the Securities Act, and (c) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. The Form S-4 and the portions of the Proxy Statement relating to BancPlus and its Subsidiaries and their respective directors and officers and other portions within the reasonable control of BancPlus and its Subsidiaries will comply in all material respects with the provisions of the Securities Act and Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by BancPlus with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of FTC or its Subsidiaries for inclusion in the Proxy Statement, the Form S-4 or any other document filed with any other Regulatory Agency in connection herewith.

3.26         Opinion of BancPlus Financial Advisor. Prior to the execution of this Agreement, the board of directors of BancPlus has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW, to the effect that as of the date thereof and based upon and subject to the terms, conditions and qualifications set forth therein, the Share Exchange Consideration is fair from a financial point of view to BancPlus. Prior to the execution of this Agreement, such opinion has not been amended or rescinded.

A-20

3.27         Regulatory Matters. Neither BancPlus nor any of its Subsidiaries has taken or agreed to take any action which could reasonably be expected to materially impede or delay receipt of any consents of Regulatory Authorities referred to in Section 6.1 or result in failure of the condition in Section 7.1(b).

3.28         Vote Required. No vote of the holders of any class or series of BancPlus Capital Stock is necessary or required in order to adopt this Agreement and approve the transactions contemplated hereby, including the Share Exchange and Corporate Merger.

3.29         SEC Reports. BancPlus has previously made available to FTC an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 22, 2021 by BancPlus pursuant to the Securities Act or the Exchange Act (the “BancPlus Reports”) and (b) communication mailed by BancPlus to its shareholders since January 22, 2021 and prior to the date hereof, and no such BancPlus Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 22, 2021, as of their respective dates, all BancPlus Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of BancPlus has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BancPlus Reports.

3.30           Loans; Nonperforming and Classified Assets.

(a)              Except as set forth in Section 3.30(a) of the BancPlus Disclosure Schedule, as of the date hereof, neither BancPlus nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note, extension of credit, borrowing arrangement or other evidence of indebtedness (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), in which BancPlus or any of its Subsidiaries is a creditor which as of June 30, 2021, had an outstanding balance of $2,000,000 or more and, under the terms of which the obligor was, as of June 30, 2021, over sixty (60) days delinquent in payment of principal or interest. Section 3.30(a) of the BancPlus Disclosure Schedule sets forth a list of (i) each BancPlus Loan that as of June 30, 2021 had an outstanding balance and/or unfunded commitment of $2,000,000 or more, and the aggregate amount of all BancPlus Loans that as of June 30, 2021 had an outstanding balance and/or unfunded commitment of less than $2,000,000, and that as of such date (A) was contractually past due 60 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) had a risk rating, based on BankPlus’ risk rating system of worse than five (5) or otherwise was classified as “substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by BankPlus or any Governmental Entity, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the BankPlus Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) which is required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification Topic 310-40; and (ii) each asset of BancPlus or any of its Subsidiaries that as of June 30, 2021 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy BankPlus loans, and the book value thereof as of such date. For each BankPlus Loan identified in accordance with the immediately preceding sentence,

A-21

Section 3.30(a) of the BancPlus Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such Loan and the identity of the borrower thereunder as of June 30, 2021.

(b)             The electronic data files delivered by BancPlus to FTC with respect to all outstanding BankPlus Loans are true, correct and complete in all material respects as of the date provided to or made available to FTC. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancPlus, each Loan held in BankPlus’ loan portfolio (“BankPlus Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of BankPlus, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No material collateral has been released with respect to any BankPlus Loan unless approved by BankPlus and documented in its files.

(c)              BankPlus has good and valid title to all currently outstanding BankPlus Loans free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Dallas or the Federal Reserve Bank of St. Louis. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancPlus, (i) there are no material oral modifications or amendments related to the BankPlus Loans that are not reflected in the written records of BankPlus, (ii) no claims of defense as to the enforcement of any BankPlus Loan have been asserted in writing against BankPlus for which there is a reasonable possibility of an adverse determination, and BankPlus has no knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination to BankPlus or BankPlus and (iii) none of the BankPlus Loans are presently serviced by third parties, and there is no obligation which could result in any BankPlus Loan becoming subject to any third party servicing.

(d)             In all material respects, each outstanding BankPlus Loan has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, the applicable written underwriting and servicing standards of BankPlus (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e)              Except as set forth on Section 3.30(e) of the BancPlus Disclosure Schedule, neither BancPlus nor BankPlus is now nor has it been since January 1, 2019, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(f)              Except as set forth in Section 3.30(f) of the BancPlus Disclosure Schedule, neither BancPlus nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any person which obligates BancPlus or any of its Subsidiaries to repurchase from any such person any Loan or other asset of BancPlus or any of its Subsidiaries solely on account of a payment default by the obligor on any such Loan.

(g)             Since January 1, 2019, neither BancPlus nor any of its Subsidiaries has foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98- 2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under environmental laws are likely in excess of the asset’s value.

A-22

3.31            No Further Representations.

(a)              Except for the representations and warranties made by BancPlus and BankPlus in this Article III, neither BancPlus, BankPlus nor any other person makes any express or implied representation or warranty with respect to BancPlus, its Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise), and each of BancPlus and BankPlus hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither BancPlus, BankPlus nor any other person makes or has made any representation or warranty to FTC or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to BancPlus or any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by BancPlus and BankPlus in this Article III, any oral or written information presented to FTC or any of its affiliates or representatives in the course of their due diligence investigation of BancPlus, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)             Each of BancPlus and BankPlus acknowledges and agrees that neither FTC, FBT nor any other person has made or is making, and they have not relied upon, any express or implied representation or warranty regarding FTC or any of its Subsidiaries other than those contained in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF FTC AND FBT

Except as disclosed in the disclosure schedule (the “FTC Disclosure Schedule”) delivered by FTC to BancPlus prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of FTC’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, any disclosures made with respect to a section of this Article IV in the FTC Disclosure Schedule shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such section, FTC and FBT, jointly and severally, hereby represent and warrant to BancPlus and BankPlus as follows:

4.1             Corporate Organization.

(a)              FTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. FTC has full corporate and other power and authority to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except to the extent that the failure to have such power or authority, or failure to be so licensed, qualified or in good standing, would not reasonably be expected to have a Material Adverse Effect on FTC. FTC has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by it, except where the failure to have such licenses, franchises, permits and other governmental authorizations would not, either individually or in the aggregate, have a Material Adverse Effect on FTC.

(b)             FTC is a bank holding company registered under the BHC Act. FBT is a Louisiana banking corporation that is not a member of the Federal Reserve System. True and complete copies of the FTC’s articles of incorporation, as amended (the “FTC Articles”), and amended and restated bylaws (the “FTC Bylaws”), as in effect as of the date of this Agreement, have previously been made available by FTC to BancPlus.

A-23

(c)              Section 4.1(c) of the FTC Disclosure Schedule lists the direct and indirect Subsidiaries of FTC. Each Subsidiary of FTC, including FBT, (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is, in the case of FBT, a Louisiana banking corporation, (iii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FTC and (iv) has all requisite corporate, limited liability company or trust, as applicable, power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that, individually or in the aggregate, the failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect on FTC.

(d)             Other than as listed on Section 4.1(d) of FTC Disclosure Schedule, FTC does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity.

4.2             Capitalization.

(a)              The authorized capital stock of FTC consists of (i) 20,000,000 shares of FTC Common Stock, par value of $0.10 per share, of which 10,694,156 shares of the par value of $0.10 were issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of Preferred Stock, $1.00 par value per share (such preferred stock and FTC Common Stock, the “FTC Capital Stock”), no shares of which are issued and outstanding. The authorized capital stock of FBT consists of (i) 40,000,000 shares of FBT Common Stock, par value of $1.00, of which 4,534,063 shares of the were issued and outstanding as of the date of this Agreement, and (ii) 70,000,000 shares of FTB Preferred Stock, par value of $1.00, of which 25,608,000 shares were issued and outstanding as of the date of this Agreement. As of the date hereof, no shares of FTC Capital Stock were reserved for issuance except for 333,500 shares of FTC Common Stock reserved for issuance upon the exercise of outstanding FTC Stock Options issued pursuant to the First Trust Corporation 2005 Stock Option Plan (“FTC Stock Plans”). All of the issued and outstanding shares of FTC Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All outstanding shares of FTC Capital Stock and all outstanding shares of the capital stock of each of FTC’s Subsidiaries have been issued in compliance with all applicable federal and state securities laws. As of the date of this Agreement, except as provided in Section 4.2(a) of the FTC Disclosure Schedule, (no trust preferred securities) (the “FTC Trust Preferred Securities”) or subordinated debt securities of FTC or any of its Subsidiaries are issued or outstanding. As of the date of this Agreement, FTC is not deferring interest payments with respect to any of the FTC Trust Preferred Securities or related junior subordinated debt securities issued by it or any of its affiliates.

(b)              No Voting Debt of FTC is issued or outstanding.

(c)              Except for this Agreement and as set forth in Section 4.2(c) of the FTC Disclosure Schedule, as of the date of this Agreement there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character, including but not limited to restricted stock awards and restricted stock units, to which FTC or any of its Subsidiaries is a party or by which FTC or any of its Subsidiaries is bound obligating FTC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of FTC Capital Stock or shares of capital stock or other equity ownership interests or securities convertible into or representing the right to purchase or otherwise receive any of the foregoing of FTC or any of its Subsidiaries or any Voting Debt or stock appreciation rights of FTC or any of its Subsidiaries or obligating FTC or any of its Subsidiaries to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement or requiring FTC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of FTC Capital Stock or shares of capital stock or other equity ownership interests of any of its Subsidiaries (“FTC Equity Rights”). There are no outstanding contractual obligations of FTC or any of its Subsidiaries pursuant to which

A-24

FTC or any of its Subsidiaries is or could be required to register shares of FTC Capital Stock or other securities under the Securities Act. Other than the Shareholder Support Agreements, there are no proxies, voting trusts, agreements, arrangements or other understandings with respect to the voting of FTC Capital Stock to which FTC is a party. All of the FTC Stock Plans, if any, have been approved by FTC’s shareholders, or shareholders of corporations that FTC has acquired, in accordance with the requirements of the laws of the applicable state and the Code.

(d)             FTC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, except with respect to FBT as provided in La. Rev. Stat. § 6:262. No Subsidiary of FTC has been or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities convertible into or representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3              Authority; No Violation.

(a)              Each of FTC and FBT has full corporate power and authority to execute and deliver this Agreement and, subject in the case of (i) the consummation of the Share Exchange and Corporate Merger to the receipt of the Requisite FTC Approval and (ii) the adoption and approval of the Bank Merger pursuant to this Agreement by FTC as the sole shareholder of FBT (which FTC shall effect promptly after the date hereof), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved in a unanimous vote by the board of directors of FTC and FBT. The board of directors of FTC determined that the Share Exchange and Corporate Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of FTC and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to FTC’s shareholders for approval and, except for the Requisite FTC Approval and the adoption and approval of the Bank Merger by FTC as the sole shareholder of FBT, no other corporate proceedings on the part of FTC or FBT are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FTC and FBT and (assuming due authorization, execution and delivery by BancPlus and BankPlus) constitutes a valid and binding obligation of each of FTC and FBT, enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)             Neither the execution and delivery of this Agreement by FTC and FBT, nor the consummation by FTC or any of its Subsidiaries, as applicable, of the transactions contemplated hereby (including the Share Exchange, the Corporate Merger and the Bank Merger), nor compliance by FTC or any of its Subsidiaries with any of the terms or provisions hereof or any of the terms and provisions of any agreement contemplated hereby, will (i) violate any provision of the FTC Articles or the FTC Bylaws or the organizational documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FTC or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, require the payment of any termination or like fee, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FTC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FTC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected,

A-25

except in the case of clause (ii) above for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations, or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC.

4.4             Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FRB, the FDIC, OFI and the MDBCF, with respect to the Share Exchange, the Corporate Merger and the Bank Merger, as applicable, and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Form S-4 (which includes the Proxy Statement) and declaration of effectiveness of the Form S-4 by the SEC, and (iv) the filing of the Articles of Share Exchange and Articles of Merger with the Louisiana Secretary of State pursuant to the LBCA and the filing of the Bank Merger Certificates with the appropriate Louisiana authorities, no consents or approvals of or filings or registrations with any Governmental Entity or Regulatory Agency are necessary by FTC or FBT in connection with (A) the execution and delivery by FTC and FBT of this Agreement or (B) the consummation by FTC or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger and the other transactions contemplated hereby (including the Bank Merger). Except for any consents, authorizations, or approvals which are listed in Section 4.3 or this Section 4.4 of the FTC Disclosure Schedule, receipt of the Requisite FTC Approval and adoption and approval of the Bank Merger by FTC as the sole shareholder of FBT, no consents, authorizations, or approvals of any person, other than a Governmental Entity or Regulatory Agency, are necessary by FTC or FBT in connection with (x) the execution and delivery by FTC and FBT of this Agreement or (y) the consummation by FTC or any of its Subsidiaries, as applicable, of the Share Exchange, the Corporate Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, FTC has no knowledge of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated herein on a timely basis.

4.5             Reports. Each of FTC and its Subsidiaries has timely filed or furnished, as applicable, in correct form all reports, forms, and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2019 with the Regulatory Agencies, and all other reports and statements required to be filed or furnished, as applicable, by them since January 1, 2019 including, without limitation, any report or statement required to be filed or furnished pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or pursuant to any FTC Regulatory Agreement, and have paid in full all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, form, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FTC and except with respect to Taxes. As of their filing date, each such report or other filing was true and correct in all material respects. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FTC and its Subsidiaries, no Regulatory Agency has initiated any proceeding or examination or, to the knowledge of FTC, investigation into the business or operations of FTC or any of its Subsidiaries since January 1, 2019 or threatened in writing to initiate any of the foregoing. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any written report or statement relating to any examinations or inspections of FTC or any of its Subsidiaries or any FTC Regulatory Agreement, and (y) are no formal or informal inquires by (other than in the ordinary course of routine regulatory examinations and visitations), or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FTC or any of its Subsidiaries.

4.6             Financial Statements.

(a)              FTC has delivered to BancPlus true, correct and complete copies, including notes, of the audited financial statements of FTC for the years ended December 31, 2020, 2019, and 2018, including consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in stockholders’ equity, in each case accompanied by the audit report of Postlethwaite & Netterville, APAC, and unaudited interim financial

A-26

statements of FTC for the six (6) months ended June 30, 2021 (collectively, the “FTC Financial Statements”). The FTC Financial Statements fairly present in all material respects the consolidated results of operations, changes in stockholders’ equity, and cash flows of FTC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and immaterial in any event); each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FTC and its Subsidiaries since January 1, 2019 have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2019, no independent public accounting firm of FTC has resigned (or informed FTC that it intends to resign) or been dismissed as independent public accountants of FTC as a result of or in connection with any disagreements with FTC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)             Since January 1, 2019 (i) neither FTC nor any of its Subsidiaries nor, to the knowledge of FTC, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FTC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FTC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the knowledge of FTC, no attorney representing FTC or any of its Subsidiaries, whether or not employed by FTC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FTC or any of its officers, directors, employees or agents to FTC’s board of directors or any committee thereof or to any of FTC’s directors or officers.

4.7             Broker’s Fees. Except for Piper Sandler & Co., neither FTC nor any of its Subsidiaries or any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Share Exchange or related transactions contemplated by this Agreement.

4.8             Absence of Certain Changes or Events.

(a)              Since December 31, 2020, there have been no events, occurrences, developments or changes that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC.

(b)             Since December 31, 2020, through and including the date of this Agreement, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, FTC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9              Legal Proceedings.

(a)              Neither FTC nor any of its Subsidiaries is a party to any, and there are no pending or, to FTC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against (i) FTC or any of its Subsidiaries, (ii) affecting property, assets, interests, or rights of FTC or any of its Subsidiaries or (iii) challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC.

A-27

(b)             There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon FTC or any of its Subsidiaries or the assets of FTC or any of its Subsidiaries that either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on FTC.

4.10           Taxes and Tax Returns.

(a)              Each of FTC and its Subsidiaries has timely filed all federal, state, foreign and local information returns and Tax Returns required to be filed by it and has timely paid all Taxes that are due or claimed to be due from it by federal, state, foreign or local taxing authorities, other than Taxes or other governmental charges that (i) are not yet due and payable, (ii) are being contested in good faith and are set forth on Section 4.10 of the FTC Disclosure Schedule, or (iii) have not been finally determined, and in each case these Taxes and other governmental charges have been adequately reserved against under GAAP (including for the Taxes not yet due and payable), as to which the failure to file, pay or make provision for would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC. All such Tax Returns are accurate and complete in all material respects. No written claim has been made by any Governmental Entity in any jurisdiction where FTC or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax in that jurisdiction that has not been resolved. The income Tax Returns of FTC and its Subsidiaries for all taxable periods ended on or prior to December 31, 2017, are closed to examination due to the expiration of the applicable statute of limitations.

(b)             There are no material audits, examinations, assessments, litigation, proposed adjustments, matters in controversy or other disputes pending, or threatened or asserted in writing, or to the knowledge of FTC, otherwise asserted, for Taxes or assessments upon FTC or any of its Subsidiaries, other than as set forth on Section 4.10 of the FTC Disclosure Schedule (for which FTC has reserves that are adequate under GAAP).

(c)              Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on FTC:

(i)               Neither FTC nor any of its Subsidiaries is a party to or is bound by any, written or unwritten, Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FTC and its Subsidiaries, or that was entered into with customers, vendors, lessors or the like in the ordinary course of business).

(ii)             Within the past five (5) years, neither FTC nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(iii)          Except as set forth on Section 4.10 of the FTC Disclosure Schedule, neither FTC nor any of its Subsidiaries has ever been a member of a consolidated, combined, or unitary Tax group (other than a group of which FTC is or was the common parent) or has any liability for Taxes of any person (other than FTC or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.

(iv)           Neither FTC nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to (i) a change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law) prior to the Effective Time, (ii) an installment sale or open transaction disposition made on or entered into prior to the Effective Time, (iii) a prepaid amount received on or prior to the Closing Date, (iv) a “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign law) or (v) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law).

A-28

(d)             All Taxes required to be withheld, collected or deposited by or with respect to FTC or any of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority (including with respect to any employee or independent contractor), except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate.

(e)              Neither FTC nor any of its Subsidiaries has (i) granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired, or (ii) requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (iii) has applied with the IRS for a change in accounting method (nor does FTC or any of its Subsidiaries have any knowledge that the IRS has proposed any such change of accounting method), as contemplated by Section 481 of the Code, (iv) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)              Neither FTC nor any of its Subsidiaries is a partner or a member of any partnership, joint venture or any other arrangement that could be classified as a partnership for U.S. federal income tax purposes.

(g)             FTC and its Subsidiaries have disclosed on their income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h)             No Liens for Taxes exist upon, or with respect to, any of the assets or properties of FTC or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

4.11           Employees.

(a)              FTC has provided to BancPlus an accurate, current and complete list of the names and positions of each director and employee of FTC and its Subsidiaries.

(b)             There is no collective bargaining agreement in effect between FTC or any of its Subsidiaries and any labor unions or organizations representing any of the employees of FTC or any of its Subsidiaries. Since January 1, 2019 neither FTC nor any of its Subsidiaries has experienced any organized slowdown, work interruption, strike or material work stoppage by its employees, and, to the knowledge of FTC, there is no strike, material labor dispute or union organization activity pending or threatened affecting FTC or any of its Subsidiaries.

(c)              To the knowledge of FTC, FTC and its Subsidiaries are, and since January 1, 2019, have been, in compliance with all domestic or foreign federal, state, provincial, local or municipal laws, ordinances, codes, principles of common law, regulations, orders, directives or other legal requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, the employment of non-citizens under the Immigration Reform and Control Act of 1986, as amended, and the proper classification of individuals as employees or independent contractors, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC. There is no claim or proceeding brought by or on behalf of any employee or former employee of FTC or any of its Subsidiaries under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the National Labor Relations Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act or any other legal requirement pending or, to the knowledge of FTC, threatened against FTC or any of its Subsidiaries that, either individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect on FTC.

A-29

(d)             FTC has complied, or will comply prior to the Effective Time, in all respects with all obligations existing on or before the Effective Time imposed by the WARN Act and any applicable similar state or local law, including providing all notices required thereunder with respect to employees of FTC and its Subsidiaries.

4.12           Employee Benefits.

(a)              Section 4.12(a) of the FTC Disclosure Schedule sets forth a true and complete list of all deferred compensation, incentive compensation, bonus, performance award, stock purchase, stock option or other equity-based, retention, employment, consulting, change in control, severance, salary continuation or termination pay, hospitalization or other medical, life insurance, dental, vision, disability, supplemental unemployment benefits, profit-sharing, pension or other retirement, accrued leave, sick leave, vacation, paid time off, Code Section 125 fringe benefit plans, programs, agreements or compensatory arrangements, and each other perquisite, fringe or other material employee benefit plan, program, agreement or arrangement (and any amendments thereto) in each case whether written or unwritten and whether funded or unfunded, (including any “employee benefit plan” within the meaning of ERISA and each VEBA within the meaning of Section 501(c)(9) of the Code) whether or not tax qualified and whether or not subject to ERISA, sponsored, maintained or contributed to or required to be contributed to by FTC or any of its Subsidiaries or by any trade or business, whether or not incorporated, which together with FTC or any of its Subsidiaries, would be deemed a “single-employer” under Section 414 of the Code or Section 4001 of ERISA (a “FTC ERISA Affiliate”), for the benefit of any current or former employee, independent contractor, consultant, officer, manager or director (and/or their dependents or beneficiaries) of FTC, any Subsidiary of FTC or any FTC ERISA Affiliate, or with respect to which FTC, any Subsidiary of FTC or any FTC ERISA Affiliate otherwise has any material liabilities or obligations, contingent or otherwise (such arrangements, whether or not material, the “FTC Benefit Plans”).

(b)             For each FTC Benefit Plan, FTC has delivered or made available to BancPlus accurate, current and complete copies of each of the following, to the extent applicable: (i) the plan document and all amendments (or a written summary of all material plan terms where the FTC Benefit Plan has not been reduced to writing); (ii) trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements, investment advisory agreements and side letters; (iii) summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications describing plan provisions, administration, amendments and the like (or a description of any such oral communications); (iv) in the case of any FTC Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS (or a copy of any pending application for a determination letter and any related correspondence from the IRS); (v) in the case of any FTC Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Forms 5500 and summary annual reports, with schedules and financial statements attached; (vi) actuarial valuations and reports for the three most recently completed plan years; (vii) the most recent nondiscrimination and top-heavy tests performed under the Code; (viii) copies of material notices, letters or other correspondence from the IRS, Department of Labor (“DOL”), Department of Health and Human Services, Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Entity; (ix) copies of current and prior IRS or DOL audits or inquiries; (x) Fidelity bond and fiduciary liability insurance policies; and (xi) any filings under any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Correction Program.

(c)              Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC, (i) each of the FTC Benefit Plans has been established, operated and administered in accordance with its terms and in compliance with all applicable laws (including ERISA, the Code, the Affordable Care Act and any applicable local laws); (ii) each of the FTC Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or, with respect to a prototype or volume submitter plan can rely on an opinion

A-30

or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such FTC Benefit Plan and the related trust are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the knowledge of FTC, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such FTC Benefit Plan; (iii) no liability under Title IV of ERISA has been incurred by FTC, its Subsidiaries or any FTC ERISA Affiliate that has not been satisfied in full; (iv) all contributions due and payable by FTC or any of its Subsidiaries with respect to each FTC Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with applicable law; (v) none of FTC, its Subsidiaries, any FTC ERISA Affiliate or, to the knowledge of FTC, any other person, including any fiduciary, has engaged in a transaction in connection with which FTC, its Subsidiaries or any FTC Benefit Plan will be subject to either a civil penalty assessed pursuant to Section 406 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; (vi) there are no pending or, to the knowledge of FTC, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the FTC Benefit Plans or any trusts related thereto; (vii) each VEBA has been determined by the IRS to be exempt from federal tax under Section 501(c)(9) of the Code and nothing has occurred that could reasonably be expected to adversely affect the exempt status of any VEBA and (viii) neither FTC nor any Subsidiary of FTC has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any FTC Benefit Plan. For purposes hereof the “Affordable Care Act” means collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

(d)             No FTC Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; (ii) a multiple employer plan as defined in Section 413(c) of the Code or within the meaning of Sections 4063, 4064 or 4066 of ERISA; or (iii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Neither FTC, any Subsidiary of FTC, nor any FTC ERISA Affiliate has maintained, contributed to, or been required to contribute to any employee benefit plan described in clause (i), and neither FTC, any Subsidiary of FTC nor any FTC ERISA Affiliate has maintained, contributed to or been required to contribute to any employee benefit plan described in clauses (i), (ii) or (iii) above within the last six (6) years.

(e)              Section 4.12(e) of the FTC Disclosure Schedules separately identifies each FTC Benefit Plan that is a defined benefit plan within the meaning of Section 3(35) of ERISA (each a “Defined Benefit Plan”). With respect to each such FTC Defined Benefit Plan (i) all contributions required to be paid by FTC, any Subsidiary of FTC or any FTC ERISA Affiliate have been timely paid to the applicable FTC Defined Benefit Plan; (ii) FTC, it Subsidiaries and/or FTC ERISA Affiliates have paid all amounts due to PBGC pursuant to ERISA Section 4007; (iii) no action has been initiated by the PBGC to terminate any such FTC Defined Benefit Plan or to appoint a trustee for any such FTC Defined Benefit Plan; (iv) no such FTC Defined Benefit Plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, respectively, or has applied for or obtained a waiver from the IRS of any minimum funding requirement or an extension of any amortization period under Section 412 of the Code or Section 303 of ERISA; (v) no such FTC Defined Benefit Plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed fiscal year; and (vi) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such FTC Defined Benefit Plan.

(f)              None of the FTC Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA. FTC, its Subsidiaries and FTC ERISA Affiliates are in compliance with all COBRA requirements under Section 4980B of the Code and Section 601 et. seq. of ERISA, except where such failure to comply would not, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect on FTC.

A-31

(g)             Nothing has occurred that could reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any FTC Benefit Plan from the level of benefits or expense incurred in the most recently completed fiscal year. There has been no amendment to, announcement by FTC, it Subsidiaries or any FTC ERISA Affiliate relating to, or change in employee participation or coverage under, any FTC Benefit Plan that would reasonably be expected to increase the annual expense of maintaining such plan above the level of the expense incurred in the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither FTC, its Subsidiaries nor any FTC ERISA Affiliate has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any FTC Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)             Except as set forth in Section 4.12(h) of the FTC Disclosure Schedules, neither the execution and delivery of this Agreement, FTC shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee, officer, independent contractor or consultant of FTC or any of its Subsidiaries from FTC or any of its Subsidiaries under any FTC Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any FTC Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any such payments or benefits; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. (“Payments”).

(i)               Section 4.12(i) of the FTC Disclosure Schedules separately identifies each FTC Benefit Plan that is a “nonqualified deferred compensation plan”, within the meaning of Section 409A(d)(1) of the Code, (each a “FTC Deferred Compensation Plan”). Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC, each FTC Benefit Plan that is not otherwise exempt from Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code, and all subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or, to the knowledge of FTC, is reasonably expected to be incurred by a participant in any such FTC Benefit Plan. Neither FTC, it Subsidiaries nor any FTC ERISA Affiliate has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties that may be incurred under Section 409A of the Code.

4.13           Compliance with Applicable Law.

(a)              FTC and each of its Subsidiaries holds, and has at all times since January 1, 2019, held, all material licenses, franchises, permits, patents, trademarks and authorizations, and have made all filings, applications and registrations with Governmental Entities, necessary for the lawful conduct of their respective businesses under and pursuant to each (and have paid all material fees and assessments due and payable in connection therewith), all of which are in full force and effect, except where the failure to hold such license, franchise, permit, patent, trademark or authorization in full force and effect, to make such filing, application or registration or to pay such fee or assessment would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC. To the knowledge of FTC, no suspension or cancellation of any such necessary license, franchise, permit, patent, trademark or authorization is threatened. Except for such noncompliance or default that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FTC, FTC and each of its Subsidiaries have since January 1, 2019 complied with, and are not in default under, any applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity or Regulatory Agency relating to FTC or any of its Subsidiaries, including, without limitation, laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the

A-32

Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Small Business Act of July 30, 1953, any regulations promulgated by the Consumer Financial Protection Bureau or the FDIC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither FTC nor any of its Subsidiaries has received any written notice from any Governmental Entity or Regulatory Agency asserting that FTC or any of its Subsidiaries is in violation of or default with respect to any of the foregoing, except for such noncompliance or default that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC.

(b)             FTC and each of its Subsidiaries are and since January 1, 2019, have been conducting operations at all times in compliance in all material respects with the Anti-Money Laundering Laws. FTC and each of its Subsidiaries have established and maintain a system of internal controls designed to ensure material compliance by each of them with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws. The board of directors of FBT has adopted and FBT has implemented an anti-money laundering program that contains customer identification verification procedures that has not been deemed ineffective by any Governmental Entity or Regulatory Agency and that meets the requirements of Sections 352 and 326 of the USA Patriot Act.

4.14            Certain Contracts.

(a)              Except as set forth in Section 4.14(a) of the FTC Disclosure Schedule, neither FTC nor any of its Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay compensation or benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by FTC or any of the Subsidiaries or the guarantee by FTC or any of the Subsidiaries of any obligation except for deposit liabilities, federal funds purchased, borrowings from the Federal Home Loan Bank and securities repurchase agreements entered into in the ordinary course of business; (ii) any contract, agreement or understanding with a labor union; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of FTC or any of the Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which FTC or any of the Subsidiaries is a party or by which any of them is bound which limits the freedom of FTC or any of the Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by law or any Governmental Entity); (v) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by FTC or FBT with any other person; (vi) any purchase and assumption agreement with the FDIC; or (vii) any other agreement, arrangement or understanding to which FTC or any of the Subsidiaries is a party and which is material to the business, operations assets, liabilities, condition (financial or otherwise) or results of operations of FTC and the Subsidiaries, taken individually or as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the FTC Disclosure Schedule, is referred to herein as a “FTC Material Contract,” and neither FTC nor any of its Subsidiaries has received written notice of any default or any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC. Except as set forth in Section 4.14(a) of the FTC Disclosure Schedule, neither FTC nor any of its Subsidiaries is a party to any agreement, arrangement

A-33

or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of FTC or FBT (other than those which are terminable at will without any further amounts being payable thereunder as a result of termination by FTC or FBT).

(b)             In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FTC, (i) each FTC Material Contract is valid and binding on FTC or one of its Subsidiaries, as applicable, in full force and effect, and enforceable against, to the FTC’s knowledge, the other party(ies) thereto in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), (ii) FTC and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each FTC Material Contract, and no material nonperformance or defaults have been asserted in writing by the third-party counterparty thereto, (iii) to FTC’s knowledge, each third-party counterparty to each FTC Material Contract has in all respects performed all obligations required to be performed by it to date under such FTC Material Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of FTC or any of its Subsidiaries under any such FTC Material Contract.

4.15         Agreements with Regulatory Agencies. Neither FTC nor any of its Subsidiaries is subject to any cease-and- desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any material civil monetary penalty by, or has been a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity, that, in each of any such cases, currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its management or its business (each, whether or not set forth in the FTC Disclosure Schedule, a “FTC Regulatory Agreement”), nor has FTC or any of its Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FTC Regulatory Agreement. FTC and its Subsidiaries have fully reserved for any fines, penalties, restitution or other payments, if any, required under or pursuant to any FTC Regulatory Agreement.

4.16            Real Estate.

(a)              Section 4.16(a) of the FTC Disclosure Schedule sets forth, as of the date hereof, a list of all real property in which FTC or any of the FTC Subsidiaries hold an ownership interest (other than real property acquired through foreclosure or by deed in lieu thereof) (the “FTC Owned Real Property”) and all real property leases (including addresses) to which FTC or any of the FTC Subsidiaries is a party (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (the “FTC Leases”; all real property in which FTC or any of the FTC Subsidiaries hold a leasehold interest, whether as lessee or sublessee, the “FTC Leased Real Property”; the FTC Leased Real Property and the FTC Owned Real Property, collectively, the “FTC Real Estate”). Except for the FTC Owned Real Property and the FTC Leases, as of the date hereof, neither FTC nor any of the FTC Subsidiaries owns any material interest (fee, leasehold or otherwise) in any real property (other than real property acquired in the ordinary course of business through foreclosure proceedings or through deed in lieu of foreclosure) and neither FTC nor any of the FTC Subsidiaries has entered into any material leases, arrangements, license or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the FTC Owned Real Property.

(b)             Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, all FTC Leases are in full force and effect and are binding and enforceable against FTC or a FTC Subsidiary, and to the knowledge of FTC, the other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting

A-34

or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True, correct and complete copies of all such FTC Leases, as amended or modified prior to the date hereof, have been provided or made available to BancPlus or its advisors.

(c)              Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, FTC and the FTC Subsidiaries own good and marketable title to the FTC Owned Real Property, free and clear of any Liens, claims, equitable interests, options, mortgages, rights of first refusal, rights of first offer, encroachments, easements or restrictions of any kind, other than (i) Liens for Taxes not yet due and payable (or being contested in good faith and for which adequate reserves have been established in accordance with GAAP); (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) encroachments, easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of such property that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FTC and (iv) imperfections or irregularities of title or other Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, the “Permitted Liens”).

(d)             Except as provided in Section 4.16(d) of the FTC Disclosure Schedule or except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, to the knowledge of FTC, (i) FTC and the FTC Subsidiaries are entitled to and have exclusive possession of the FTC Leased Real Property, (ii) the FTC Real Estate is not subject to any other legally binding lease, tenancy or license or any legally binding agreement to grant any such lease, tenancy or license that materially interferes with FTC’s or any of the FTC Subsidiaries’ use of the FTC Real Estate, (iii) there is no person in possession or occupation of, or who has any current right to possession or occupation of, the FTC Real Estate other than FTC and the FTC Subsidiaries, and (iv) there are no easements of any kind in respect of the FTC Real Estate materially and adversely affecting the rights of FTC and the FTC Subsidiaries to use the FTC Real Estate for the conduct of its business other than Permitted Liens.

(e)              With respect to the FTC Real Estate, except as provided in Section 4.16(e) of the FTC Disclosure Schedule or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC:

(i)               FTC and its Subsidiaries are not in default under the terms of the FTC Leases with respect to the FTC Leased Real Property;

(ii)             to the knowledge of FTC, the lessor of any FTC Leased Real Property is not in default under any of the terms of the FTC Leases;

(iii)           to the knowledge of FTC, (A) there is no condemnation, zoning or other land use regulation proceeding, either instituted or planned to be instituted, that would adversely affect the use and operation of the FTC Real Estate as currently being used and operated by FTC and its Subsidiaries, and (B) there are no special assessment proceedings affecting the FTC Real Estate that, if a special assessment ultimately were imposed pursuant to such proceedings, would materially increase the cost of using and operating the FTC Real Estate as currently being used and operated by FTC and its Subsidiaries;

(iv)           to the knowledge of FTC, none of the FTC Real Estate is located in (A) any special flood hazard area or zone on any official flood hazard map published by the United States Department of Housing and Urban Development (except as may pertain to possible 100-year flood plain status) or (B) any wetland area on any official wetland inventory map published by the United States Department of the Interior or any applicable state agency; and

A-35

(v)             to the knowledge of FTC, all existing water, drainage, sewage and utility facilities relating to the FTC Real Estate are adequate for FTC’s and its Subsidiaries’ existing use and operation of the FTC Real Estate and all such facilities enter the FTC Real Estate directly from public rights-of-way or other public facilities.

(f)              To the knowledge of FTC, the FTC Real Estate is zoned for the purposes for which it is being used by FTC and its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC.

4.17           Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements, future and forward contracts (including commitments to sell mortgage loans) and other interest rate risk management arrangements (the “FTC Derivative Contracts”), whether entered into for the account of FTC or any of its Subsidiaries, or for the account of a customer of FTC or any of its Subsidiaries, were entered into in the ordinary course of business and, to FTC’s knowledge, in accordance in all material respects with prudent banking practice and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of FTC or its Subsidiaries enforceable in accordance with the terms thereof (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. FTC and its Subsidiaries have duly performed in all material respects all of their material obligations under the FTC Derivative Contracts to the extent that such obligations to perform have accrued, and to FTC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of the same by any other party thereunder. Without limiting the generality of the foregoing, no events or circumstances have occurred, or are reasonably likely to occur prior to the Effective Time, that would require FTC or FBT to purchase any mortgage loans sold to secondary market investors, nor has any such investor made any assertion to that effect.

4.18           Undisclosed Liabilities. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, neither FTC nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for liabilities and obligations (i) required to be set forth or adequately provided for in the FTC Financial Statements in accordance with GAAP consistently applied, (ii) incurred in the ordinary course of business and consistent with past practice since December 31, 2020 (none of which arises from a breach of any contract or agreement, breach of warranty, tort, infringement, violation of applicable law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Financial Accounting Standards Board Accounting Standard Codification 450, Contingencies), (iii) incurred in connection with this Agreement or the transactions contemplated hereby, or (iv) set forth in Section 4.18 of the FTC Disclosure Schedule.

4.19            Properties and Insurance.

(a)              All of the material tangible assets and other personal property owned or leased by FTC or any of its Subsidiaries or presently used by any of them in their respective business are in good condition (ordinary wear and tear excepted) and sufficient to carry on the business of FTC and its Subsidiaries in the ordinary course consistent with past practices. FTC and each of its Subsidiaries have good title to all material assets and properties, whether real or personal, tangible or intangible, reflected in FTC’s consolidated unaudited balance sheet as of December 31, 2020 or owned and acquired subsequent thereto (except for such assets and properties that have been disposed of for fair value in the ordinary course of business since December 31, 2020), free from any Liens except for Permitted Liens.

(b)             Section 4.19(b) of the FTC Disclosure Schedule sets forth a list of all policies of fire, theft, flood, public liability, business interruption and other insurance (including fidelity bonds insurance) maintained by FTC and the Subsidiaries as of the date hereof. Except as would not reasonably be expected to have, either

A-36

individually or in the aggregate, a Material Adverse Effect on FTC, (i) FTC and its Subsidiaries are insured against such risks and in such amounts, with such deductibles, as the management of FTC reasonably has determined to be prudent and consistent with industry practice, (ii) all insurance policies under which any of the assets or properties of FTC and its Subsidiaries are covered or otherwise relating to the business of FTC and its Subsidiaries (excluding policies required in respect to any Loans in which FTC or any of its Subsidiaries are named as additional insureds) are in full force and effect, and FTC and its Subsidiaries have paid or accrued (to the extent not due and payable) all premiums due, and has otherwise performed all of its obligations under each such insurance policy and (iii) the policy limits of insurance policies currently in effect covering assets, employees and operations of FTC and its Subsidiaries have not been eroded by the payment of claims or claim handling expenses.

4.20            Intellectual Property; Data Privacy.

(a)              Section 4.20 of the FTC Disclosure Schedule contains a complete and accurate list of all of FTC and each Subsidiary’s material U.S. and foreign (i) trademark or service mark registrations and applications, (ii) copyright registrations and applications, and (iii) Internet domain names. Neither FTC nor any of the Subsidiaries owns any patents or patent applications. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, FTC and its Subsidiaries own or have a valid and enforceable license to use all FTC Intellectual Property, free and clear of all Liens and royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The FTC Intellectual Property constitutes all of the Intellectual Property reasonably necessary to carry on the business of FTC and its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, the FTC Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither FTC nor any of its Subsidiaries has received any written notice challenging the validity or enforceability of the FTC Intellectual Property. To the knowledge of FTC, neither the FTC Intellectual Property nor the conduct of the business of FTC and its Subsidiaries violates, misappropriates, dilutes or infringes upon the intellectual property rights of any third party, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, and FTC has not received any written notice from any third party asserting any such violation, misappropriation, dilution or infringement. To the knowledge of FTC, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or licensed to or by FTC or any of its Subsidiaries, and no such claims have been made against a third party by FTC or any of its Subsidiaries. FTC and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and confidential know-how. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies, but excluding off-the-shelf software), and all documentation (including user manuals and training materials) related to the foregoing (“Software”), logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; trade secrets and know-how; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

(b)             FTC and FBT have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) FTC’s and FBT’s information technology systems, Software owned or purported to be owned by FTC and FBT (“FTC-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “FTC Data”), against any unauthorized

A-37

or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC. FTC and FBT are in compliance with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency, and all industry standards applicable to the FTC Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC. Except as previously disclosed to BancPlus, to the knowledge of FTC, there currently are not any, and since January 1, 2020, have not been any unauthorized access to or breaches of the security of (i) any of FTC’s and FBT’s information technology systems, including the FTC-Owned Software; or (ii) FTC Data or any other such information collected, maintained or stored by or on behalf of FTC and FBT (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof) that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTC.

4.21           Investment Securities; BOLI.

(a)              Each of FTC and its Subsidiaries has good title to all securities and commodities owned by it in all material respects (except those sold under repurchase agreements), free and clear of any Lien (including any restriction, contractual or statutory, that would impair the ability of FTC or its Subsidiaries to freely dispose of such investment security at any time), except for investments classified as held to maturity as prescribed under the Financial Accounting Standards Board Accounting Standards Codification 320 and to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of FTC or its Subsidiaries. Such securities and commodities are valued on the books of FTC in accordance with GAAP in all material respects. FTC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, FTC has made available to BancPlus the material terms of such policies, practices and procedures. With respect to all repurchase agreements of which FTC or any of its Subsidiaries is a party, FTC or such Subsidiary, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book-entry form of the government securities or other collateral securing each such repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby under such agreement.

(b)              FTC and FBT do not own any BOLI.

4.22           Regulatory Capitalization. FBT is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. FTC is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. FTC has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would be reasonably expected to result in FTC or FBT failing to be “well-capitalized” within the next twelve (12) months.

4.23           Loans; Nonperforming and Classified Assets.

(a)              Except as set forth in Section 4.23(a) of the FTC Disclosure Schedule, as of the date hereof, neither FTC nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note, extension of credit, borrowing arrangement or other evidence of indebtedness (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), in which FTC or any of its Subsidiaries is a creditor which as of June 30, 2021, had an outstanding balance of $500,000 or more and, under the terms of which the obligor was, as of June 30, 2021, over sixty (60) days delinquent in payment of principal or interest. Section 4.23(a) of the FTC Disclosure Schedule sets forth a list of (i) each FTC Loan that as of June 30, 2021 had an outstanding balance and/or unfunded

A-38

commitment of $500,000 or more, and the aggregate amount of all FTC Loans that as of June 30, 2021 had an outstanding balance and/or unfunded commitment of less than $500,000, and that as of such date (A) was contractually past due 60 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non- accrual status, (C) had a risk rating, based on FBT’s risk rating system of worse than five (5) or otherwise was classified as “substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by FBT or any Governmental Entity, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the FTC Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) which is required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification Topic 310-40; and (ii) each asset of FTC or any of its Subsidiaries that as of June 30, 2021 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy FTC loans, and the book value thereof as of such date. For each FTC Loan identified in accordance with the immediately preceding sentence, Section 4.23 (a) of the FTC Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such Loan and the identity of the borrower thereunder as of June 30, 2021.

(b)             The electronic data files delivered by FTC to BancPlus with respect to all outstanding FTC Loans are true, correct and complete in all material respects as of the date provided to or made available to BancPlus. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, each Loan held in FBT’s loan portfolio (“FTC Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of FTC, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No material collateral has been released with respect to any FTC Loan unless approved by FBT and documented in its files.

(c)              FBT has good and valid title to all currently outstanding FTC Loans free and clear of any Liens, except for Liens on Loans granted to the Federal Home Loan Bank of Dallas or the Federal Reserve Bank of Atlanta. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FTC, (i) there are no material oral modifications or amendments related to the FTC Loans that are not reflected in the written records of FBT, (ii) no claims of defense as to the enforcement of any FTC Loan have been asserted in writing against FBT for which there is a reasonable possibility of an adverse determination, and FTC has no knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination to FTC or FBT and (iii) none of the FTC Loans are presently serviced by third parties, and there is no obligation which could result in any FTC Loan becoming subject to any third party servicing.

(d)             In all material respects, each outstanding FTC Loan has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, the applicable written underwriting and servicing standards of FBT (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e)              Except as set forth on Section 4.23(e) of the FTC Disclosure Schedule, neither FTC nor FBT is now nor has it been since January 1, 2019, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(f)              Except as set forth in Section 4.23(f) of the FTC Disclosure Schedule, neither FTC nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any person which obligates FTC or any of its Subsidiaries to repurchase from any such person any Loan or other asset of FTC or any of its Subsidiaries solely on account of a payment default by the obligor on any such Loan.

A-39

(g)             Since January 1, 2019, neither FTC nor any of its Subsidiaries has foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under environmental laws are likely in excess of the asset’s value.

4.24           Allowance for Loan and Lease Losses. FTC’s allowance for loan and lease losses as reflected in the unaudited balance sheet included in the FTC Financial Statements, was, as of the applicable date thereof, or will be, in the case of subsequently delivered financial statements, in compliance in all material respects with FTC’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entities, the Financial Accounting Standards Board and GAAP.

4.25           Investment Management and Related Activities. Except as set forth on Section 4.25 of the FTC Disclosure Schedule, neither FTC nor any of its Subsidiaries or any of their respective directors, officers, employees or authorized representatives is required to be registered, licensed or authorized under the laws issued by any Governmental Entity or Regulatory Agency as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, municipal securities dealer, an introducing broker, a registered representative or associated person, investment adviser representative or solicitor, a counseling officer, an insurance agent, or in any similar capacity with a Governmental Entity or Regulatory Agency. Neither FTC nor any of its Subsidiaries has received any written notice of proceedings relating to any obligation to be so registered, licensed or qualified.

4.26           Deposit Insurance. The deposits of FBT are insured by the FDIC in accordance with the FDIA to the full extent permitted by law, and FBT has paid when due all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to FTC’s knowledge, threatened. As of the date hereof, except as set forth on Section 4.26 of the FTC Disclosure Schedule, none of FBT’s deposits or deposits of any of its Subsidiaries are “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or are subject to any material Lien, legal restraint or other legal process (other than garnishments, pledges, Liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

4.27           CRA, Anti-money Laundering and Customer Information Security. FBT has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Neither FTC nor any of its Subsidiaries is, as of the date hereof, a party to any agreement with any individual or group regarding CRA matters and, to FTC’s knowledge, no facts or circumstances exist which would cause FTC or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by FTC pursuant to 12 C.F.R. Part 364.

4.28           Transactions with Affiliates. Except as set forth on Section 4.28 of the FTC Disclosure Schedule or for transactions, agreements, arrangements or understandings between FTC and any of its Subsidiaries, there are no outstanding amounts payable to or receivable from, or advances by FTC or any of its Subsidiaries to, and neither FTC nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder or other affiliate of FTC or any of its Subsidiaries, or to FTC’s knowledge, any

A-40

person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with FTC or any of its Subsidiaries and other than deposits held by FBT or Loans made, administered or serviced by FBT in the ordinary course of business and in compliance in all material respects with Regulation O (12 C.F.R. Part 215) and all other applicable laws and regulations. All agreements between FTC or any of its Subsidiaries and any of their respective affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.

4.29           Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on FTC or any of its Subsidiaries, or that could reasonably be expected to result in the imposition on FTC or any of its Subsidiaries of, any liability or obligation arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, pending or, to the knowledge of FTC, threatened against FTC or any of its Subsidiaries, and to the knowledge of FTC there is no reasonable basis for any such proceeding, claim, action or governmental investigation, in each case which liability or obligation would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FTC. Neither FTC nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FTC.

4.30           State Takeover Laws. The board of directors of FTC has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

4.31           Reorganization. FTC is not aware of any fact or circumstance that would reasonably be expected to prevent the Share Exchange, the Corporate Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.32           Information Supplied. The information relating to FTC and its Subsidiaries and their respective directors and officers that is provided by FTC or its representatives to BancPlus specifically for inclusion or incorporation by reference in (a) the Proxy Statement, on the date it (and any amendment or supplement thereto) is filed and first mailed to FTC’s shareholders and at the time of the FTC Shareholders’ Meeting, (b) the Form S-4, when it and any amendment thereto is filed and becomes effective under the Securities Act, and (c) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement relating to FTC and its Subsidiaries and their respective directors and officers will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by FTC with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of BancPlus or its Subsidiaries for inclusion in the Proxy Statement or the Form S-4.

4.33           Opinion of FTC Financial Advisor. Prior to the execution of this Agreement, the board of directors of FTC has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler & Co., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Share Exchange Consideration is fair from a financial point of view to the holders of FTC Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

A-41

4.34           Regulatory Matters. Neither FTC nor any of its Subsidiaries has taken or agreed to take any action which could reasonably be expected to materially impede or delay receipt of any consents of Regulatory Authorities referred to in Section 6.1 or result in failure of the condition in Section 7.1(b).

4.35           No Existing Discussions. As of the date hereof, neither FTC nor FBT is engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Proposal, except as allowed by Section 6.10 of this Agreement.

4.36           Indemnification. No present or former director, officer, employee or agent of FTC or any of its Subsidiaries has asserted any claim for indemnification from any of FTC or its Subsidiaries. To the knowledge of FTC, no action or failure to take action by any present or former director, officer, employee or agent of FTC or its Subsidiaries or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would reasonably be expected to give rise to any claim by any such present or former director, officer, employee or agent for indemnification from any of FTC or its Subsidiaries.

4.37           Minute Books. Since January 1, 2019, the minute books, including any attachments thereto, of FTC and its Subsidiaries contain complete and accurate records in all material respects of all meetings and other material corporate action held or taken by their respective boards of directors or comparable governing bodies (including committees thereof) and shareholders, members or trustees, as applicable.

4.38           Certain Business Practices. Neither FTC nor any of its Subsidiaries, and, to the knowledge of FTC, no director, officer, agent or employee of FTC or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.39           Vote Required. The only vote of the holders of any class or series of FTC Capital Stock required by applicable law to adopt this Agreement and approve the transactions contemplated hereby, including the Share Exchange and the Corporate Merger, is the Requisite FTC Approval.

4.40            No Further Representations.

(a)              Except for the representations and warranties made by FTC and FBT in this Article IV, neither FTC, FBT nor any other person makes any express or implied representation or warranty with respect to FTC, its Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise), and each of FTC and FBT hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither FTC, FBT nor any other person makes or has made any representation or warranty to BancPlus or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to FTC, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by FTC and FBT in this Article IV, any oral or written information presented to BancPlus or any of its affiliates or representatives in the course of their due diligence investigation of FTC and FBT, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)             Each of FTC and FBT acknowledges and agrees that neither BancPlus, BankPlus nor any other person has made or is making, and it has not relied upon, any express or implied representation or warranty regarding BancPlus or any of its Subsidiaries other than those contained in Article III.

A-42

ARTICLE V.

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1             Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated, required or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the FTC Disclosure Schedule, in the case of FTC and FBT, or Section 5.1 or Section 5.3 of the BancPlus Disclosure Schedule, in the case of BancPlus and BankPlus), required by law or as consented to in writing by BancPlus, in the case of FTC and FBT, or FTC, in the case of BancPlus and BankPlus (such consent in each case not to be unreasonably withheld, conditioned or delayed), (a) each of FTC and BancPlus shall, and shall cause their respective Subsidiaries to, conduct its business in the ordinary course in all material respects consistent with past practice and prudent banking practice and use reasonable best efforts to maintain and preserve intact its business organization, their rights, franchise and other authorizations issued by Governmental Entities and their current relationships with customers, regulators, employees and other persons with whom they have business relationships, and (b) each of FTC and BancPlus shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

FTC agrees to promptly notify BancPlus if after the date hereof FTC or FBT makes or acquires any loan or issues a commitment (or renews or extends an existing commitment) for any loan relationship having total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,500,000, or amends, renews, restructures or modifies in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,500,000.

5.2             FTC Forbearances. Without limiting Section 5.1, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the FTC Disclosure Schedule and except as expressly contemplated or permitted by this Agreement or as required by law, FTC shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of BancPlus (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)              other than in the ordinary course of business consistent with past practice, create or incur, modify, extend or renegotiate any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short- term indebtedness and indebtedness of FTC or any of its wholly owned Subsidiaries to FTC or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall be limited to the creation of deposit liabilities, purchases of Federal funds, borrowings from the Federal Home Loan Bank of Dallas or the Federal Reserve Bank of Atlanta, and sales of certificates of deposit); provided, that FBT shall not accept any additional brokered deposits other than reciprocal Certificate of Deposit Account Registry Services products with terms to maturity not in excess of 120 days;

(b)             (i) adjust, split, combine or reclassify any shares of FTC Capital Stock; (ii) set any record or payment dates for the payment of any dividends or other distributions on any FTC Capital Stock or make, declare, set aside or pay any dividend (in cash, stock or a combination thereof), or make any other distribution, or directly or indirectly redeem, purchase or otherwise acquire, any shares of FTC Capital Stock, FTC Trust Preferred Securities, any equity interest of any Subsidiary of FTC or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of FTC Capital Stock or such Subsidiary equity interests except for any of the following that occur on or prior to the Effective Date (1) dividends paid to holders of FTC Capital Stock

A-43

that are consistent with past practice and made in the ordinary course of business, (2) dividends paid by any of the wholly owned Subsidiaries of FTC to FTC or any of its wholly owned Subsidiaries in compliance with applicable laws, (3) redemption of stock of FTC held by FTC Benefit Plans required for proper operation of such plans, (4) required dividends or distributions in respect of the FTC Trust Preferred Securities, (5) the FTC AAA Account Distribution, and (6) the Stock Appreciation Unit Cash Out Amount; (iii) issue or grant any FTC Equity Rights or other stock options, stock appreciation rights, performance shares, shares of restricted stock, restricted stock units, or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of FTC Capital Stock or any equity interest of any Subsidiary of FTC; (iv) issue, sell or otherwise permit to become outstanding any additional shares of FTC Capital Stock, any equity interest of any Subsidiary of FTC or securities convertible or exchangeable into, or exercisable for, any shares of FTC Capital Stock or any such Subsidiary equity interests or any options, warrants or other rights of any kind to acquire any shares of FTC Capital Stock or any such Subsidiary equity interests, except pursuant to the deferral of compensation in the form of FTC Capital Stock under a FTC Deferred Compensation Plan in accordance with the terms of a deferral election that is outstanding as of the date of this Agreement and a FTC Deferred Compensation Plan; or (v) enter into any agreement, undertaking or arrangement with respect to the sale or voting of any FTC Capital Stock or other equity interests of FTC or any equity interest of any Subsidiary of FTC;

(c)              except as required by the terms of any FTC Benefit Plan or contract, (i) increase the wages, salaries, compensation, employee benefits or incentives payable to any officer, employee, or director of FTC or any of its Subsidiaries, except for increases in compensation and benefits in the ordinary course of business consistent with past practice, provided, that such increases shall not exceed, in the aggregate, three percent (3.0%) of the aggregate cost of all employee compensation and benefits in effect as of the date hereof, even if consistent with past practices, (ii) pay any pension or retirement allowance, except in the ordinary course of business consistent with past practice, (iii) pay any bonus, except in the ordinary course of business consistent with past practice, (iv) become a party to, amend or commit to enter into any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, except (A) with respect to agreements entered into with newly hired employees who are not executive officers or agreements terminable on less than thirty (30) days’ notice without penalty or (B) for amendments of FTC Benefit Plans as may be required by law, or (v) grant any severance, termination pay or other benefit payable upon a change in control of FTC or FBT;

(d)             (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, (ii) cancel, release or assign any indebtedness owed to FTC or any of its Subsidiaries or any claims held by any such person except, subject to Section 5.2(n), sales of loans, loan participations, investment securities and other real estate owned in the ordinary course of business consistent with past practice to non-affiliates of FTC, and any cancellation or release in connection with the satisfaction of indebtedness owed to FTC or any of its Subsidiaries; provided, that, for the avoidance of doubt, the parties agree that any sale of a loan for an amount less than 90% of its carrying value (as determined in accordance with GAAP and applicable law), or any sale of other real estate owned with a carried value in excess of $200,000 for an amount less than 90% of its carried value shall not, in either case, be considered a sale in the ordinary course of business;

(e)              enter into any new line of business or, except as in the ordinary course of business, change, amend or modify in any material respect its lending, investment, deposit, underwriting, risk and asset liability management, interest rate/fee pricing with respect to loans or deposits and other banking and operating policies that are material to FTC and its Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity or Regulatory Agency;

(f)              except for transactions made in the ordinary course of business consistent with past practice as well as those listed in Section 5.2(f) of the FTC Disclosure Schedule, make any material capital expenditures that exceed $100,000, either by purchase or sale of fixed assets, property transfers, or purchase or sale of any property or assets of any other person;

A-44

(g)             permit the commencement of any construction of new structures or facilities upon, or purchase or lease, any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of FTC or FBT;

(h)             except for transactions in the ordinary course of business (including by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith), acquire all or a material portion of the equity securities, assets, business, deposits or properties of any other entity;

(i)               knowingly take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Share Exchange, the Corporate Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(j)               amend the FTC Articles or the FTC Bylaws or the organizational documents of any Subsidiary of FTC;

(k)             (i) terminate, materially amend, or waive any material provision of any FTC Material Contract or any agreement or contract with any affiliate or otherwise subject to Regulation O or Regulation W, or make any material change in any instrument or agreement governing the terms of any of its securities, in each case other than normal renewals in the ordinary course of business, (ii) enter into any contract that would constitute a FTC Material Contract if it were in effect on the date of this Agreement other than a FTC Material Contract involving an amount in excess of $250,000, or (iii) enter into any transaction with an affiliate other than in the ordinary course of business and otherwise in compliance with Regulation O and Regulation W;

(l)               except for transactions in the ordinary course of business, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person;

(m)           merge or consolidate with any other person, incorporate or organize any Subsidiary, or restructure, reorganize or completely or partially liquidate or dissolve;

(n)             materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except for the management of interest rate exposure consistent with the past practices of FTC, as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or Regulatory Agency or requested by a Governmental Entity or Regulatory Agency;

(o)             invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable pronouncements of the FDIC or other Governmental Entities or, without previously notifying and consulting with BancPlus, purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than three (3) years for FTC or FBT’s own account;

(p)             (i) other than settlement of foreclosure actions or debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $50,000 individually or $250,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments actually received by FTC or any of its Subsidiaries in respect thereof) or that would impose any restriction on the business of it or its Subsidiaries or the Surviving Corporation or its Subsidiaries, or (ii) agree or consent to the issuance of any judgment, order, writ or injunction restricting or otherwise affecting its business operations;

A-45

(q)             knowingly take or fail to take any action that is intended or is expected to result in any of the conditions to the Share Exchange, the Corporate Merger and Bank Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except as required by applicable law;

(r)              implement or adopt any material change in its financial accounting principles, practices or methods or system of internal controls, materially revalue any of its assets (including, for the avoidance of doubt, any Special Asset), including write-offs of indebtedness, or change any of its methods of reporting income and deductions for federal income tax purposes, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines or policies imposed by any Governmental Entity or Regulatory Agency, as concurred in by FTC’s independent accountants;

(s)              make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or Regulatory Agency;

(t)               make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or materially change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, or settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a refund, offset or other reduction of a material amount of Taxes;

(u)             enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(v)             except as listed in Section 5.2(v) of the FTC Disclosure Schedule, hire, transfer or promote any person as an officer or employee of FTC or any of its Subsidiaries whose annual base salary or base wage is greater than $100,000 or terminate the employment of any officer or employee whose annual base salary or base wage is greater than $100,000, other than for cause;

(w)            knowingly take or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis; or

(x)             agree to take, make any commitment to take, or adopt any resolutions of its board of directors or a committee thereof in support of, any of the actions prohibited by this Section 5.2.

5.3             BancPlus Forbearances. Without limiting Section 5.1, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the BancPlus Disclosure Schedule and except as expressly contemplated or permitted by this Agreement or as required by law, BancPlus shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FTC (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)              knowingly take any action, or fail to take any action, which action or failure to act is reasonably likely to prevent the Share Exchange, the Corporate Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(b)             amend the BancPlus Articles or the BancPlus Bylaws or the organizational documents of any Subsidiary of BancPlus in a way that would reasonably be expected to adversely affect (i) BancPlus’s or its

A-46

Subsidiary’s, as applicable, ability to perform its obligations under this Agreement or (ii) the rights of a holder of BancPlus Common Stock;

(c)              knowingly take or fail to take any action that is intended or is expected to result in any of the conditions to the Share Exchange, the Corporate Merger or the Bank Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except as required by applicable law;

(d)             knowingly take or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis;

(e)              set any record or payment dates for the payment of any dividends or other distributions on any BancPlus Capital Stock or make, declare, set aside or pay any dividend (in cash, stock or a combination thereof), or make any other distribution, or directly or indirectly redeem, purchase or otherwise acquire, any shares of BancPlus Capital Stock, BancPlus Trust Preferred Securities, any equity interest of any Subsidiary of BancPlus or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of BancPlus Capital Stock or such Subsidiary equity interests except (1) dividends paid to holders of BancPlus Capital Stock that are consistent with past practice and made in the ordinary course of business; (2) dividends paid by any of the wholly owned Subsidiaries of BancPlus to BancPlus or any of its wholly owned Subsidiaries in compliance with applicable laws, and (3) required dividends or distributions in respect of the BancPlus Trust Preferred Securities; or

(f)               agree to take, make any commitment to take, or adopt any resolutions of its board of directors or a committee thereof in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1             Regulatory Matters.

(a)              Subject to the receipt of reasonable cooperation from FTC, BancPlus shall promptly prepare and file with the SEC, no later than Forty (40) business days after the date of this Agreement, the Proxy Statement and the Form S-4. The parties shall use their respective reasonable best efforts in consultation with their respective legal counsel to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and FTC shall thereafter promptly mail or deliver the Proxy Statement to its shareholders. BancPlus shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FTC shall promptly furnish all information concerning FTC and the holders of FTC Capital Stock as may be reasonably requested in connection with any such action. If at any time (i) any event occurs with respect to any party or (ii) any change in the information relating to any of the parties, or their respective affiliates, officers or directors, supplied by a party for inclusion in the Proxy Statement or the Form S-4 should be discovered by a party, which event or changed information should be described or set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party which discovers such event or information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such event or information shall be promptly filed with the SEC and mailed, delivered or otherwise made available to the shareholders of FTC.

A-47

(b)             The parties hereto shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply with all legal requirements applicable to the transactions contemplated hereby, including to promptly prepare and file and cause their applicable Subsidiaries to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities or Regulatory Agencies which are reasonably necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Share Exchange, the Corporate Merger and the Bank Merger) or to avoid any fee or penalty under any contract or agreement arising in connection with the transactions contemplated hereby, and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Governmental Entities, Regulatory Agencies and third parties. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) business days after the date of this Agreement, BancPlus shall, and shall cause its Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Governmental Entity or Regulatory Agency, including the FRB, FDIC, or MDBCF, in order to obtain the Requisite Regulatory Approvals. The parties hereto agree that they will consult with the other parties hereto with respect to the obtaining of all permits, waivers, consents, approvals and authorizations of all third parties, Governmental Entities and Regulatory Agencies necessary or advisable to consummate the transactions contemplated by this Agreement, consider in good faith the views of the others in connection with any proposed written or material oral communication with any Governmental Entity or Regulatory Agency related to the transactions contemplated by this Agreement, and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein. BancPlus and FTC agree to promptly furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as reasonably may be necessary or advisable in connection with the Proxy Statement, the Form S-4, the Requisite Regulatory Approvals and any application, petition or other statement or application made by or on behalf of BancPlus, BankPlus, FTC or FBT or any of their affiliates to any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement. BancPlus and FTC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to BancPlus or FTC, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party shall consult with the other in advance of any meeting or conference with any third party or any Governmental Entity or Regulatory Agency in connection with the transactions contemplated by this Agreement and, unless prohibited by such Governmental Entity or Regulatory Agency, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences, except to the extent such meetings and conferences relate to confidential supervisory information. Each party will provide the other with copies of any applications, notices, petitions or filings, and all correspondence relating thereto, prior to filing, other than any portions of material filed in connection therewith that contain confidential supervisory information or other information filed under a claim of confidentiality and, in each case, subject to applicable laws relating to the exchange of information. Each party acknowledges and agrees that nothing in this Agreement, including this Section 6.1, Section 6.2 and Section 6.8, shall require any party to provide confidential supervisory information to any other party.

(c)              In furtherance and not in limitation of the foregoing, each of BancPlus and FTC shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every objection or impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of BancPlus, FTC and their respective Subsidiaries and committing to any Governmental Entity or Regulatory Agency to maintain, and maintaining, capital levels and capital ratios at a level specified by such Governmental Entity or

A-48

Regulatory Agency, and raising capital in connection therewith. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require BancPlus or FTC or their respective Subsidiaries to take, or agree to take, and FTC and its Subsidiaries shall not be permitted to take or agree to take, without BancPlus’s written consent in its sole discretion, any actions specified in this Section 6.1(c) or agree to any condition or restriction in connection with obtaining any Required Regulatory Approval that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Share Exchange, the Corporate Merger and the Bank Merger (including, for the avoidance of doubt, any determination by a Governmental Entity or Regulatory Agency that the Bank Merger may not be consummated as contemplated hereby immediately following the Effective Time) or other condition or requirement which in the opinion of BancPlus and FTC, in their reasonable discretion, would materially adversely impact the economic or business benefits of the transactions contemplated in this Agreement (a “Burdensome Condition”); provided, that if reasonably required by BancPlus, FTC and FBT shall take (or agree to take) any such action, or agree to any such condition or restriction, so long as such action or such agreement with respect to any condition or restriction is binding only in the event the Closing occurs.

(d)             Each of BancPlus and FTC agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date it is filed with the SEC, at the date of mailing to shareholders and at the time of the FTC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which such statement was made, not misleading. Each of BancPlus and FTC further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(e)              To the extent permitted by applicable law, FTC and BancPlus shall promptly advise each other upon their (or their Subsidiaries’) receiving any communication from any Governmental Entity or Regulatory Agency whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, that the receipt of any such approval will be materially delayed or that a Burdensome Condition might be imposed on any such Requisite Regulatory Approval.

6.2             Access to Information.

(a)              Upon reasonable notice and subject to applicable laws, each of BancPlus and FTC, for the purposes of verifying the representations and warranties of the other and preparing for the Share Exchange and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, upon reasonable prior notice and during normal business hours during the period prior to the Effective Time and in a manner so as not to interfere with normal business operations, to all of its properties, books, contracts, commitments, personnel, information technology systems and records and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of BancPlus

A-49

and FTC shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which it or any of its Subsidiaries is not permitted to disclose under applicable law) and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request. Neither BancPlus nor FTC nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BancPlus’s or FTC’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will attempt to obtain waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)             The Confidentiality Agreement, dated as of August 5, 2021, entered into by and between BancPlus and FTC (the “Confidentiality Agreement”) will remain in full force and effect following the date of this Agreement, whether or not the Share Exchange, Corporate Merger or Bank Merger occurs, in accordance with the terms thereof, and each of BancPlus, BankPlus, and FTC and FBT shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c)              No investigation by any of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party or parties set forth herein.

6.3             Requisite Shareholder Approval; FTC Adverse Recommendation Change; Right to Match.

(a)              As soon as reasonably practicable after the Form S-4 is declared effective for the purpose of registering a number of shares of BancPlus Common Stock equal to the Aggregate Stock Consideration under the Securities Act and obtaining the Requisite FTC Approval required in connection with this Agreement, the Share Exchange, the Corporate Merger and, if so desired and mutually agreed upon, other matters of the type customarily brought before an annual or special meeting of shareholders to approve a share exchange or merger agreement, FTC shall take, in accordance with applicable law, the FTC Articles and the FTC Bylaws, all action necessary to duly call, convene and hold a meeting of the shareholders of FTC (including any adjournments, the “FTC Shareholders’ Meeting”). Subject to the remainder of this Section 6.3, FTC and its board of directors shall recommend that FTC’s shareholders approve this Agreement and the transactions contemplated hereby (and shall include such recommendations in the Proxy Statement), and FTC and its board of directors shall otherwise use its reasonable best efforts to obtain from the shareholders of FTC the Requisite FTC Approval. Except as expressly permitted by this Section 6.3, and after compliance with this Agreement, neither the board of directors of FTC nor any committee thereof shall (i) withhold, withdraw, amend, modify or qualify (or propose publicly to do any of the foregoing) in a manner adverse in any respect to the interests of BancPlus, its recommendation that FTC’s shareholders approve this Agreement and the transactions contemplated hereby or take any action or make any statement in connection with the FTC Shareholders’ Meeting inconsistent with such recommendation or approval or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal (a “FTC Adverse Recommendation Change”). For purposes hereof, a FTC Adverse Recommendation Change shall include any failure by FTC’s board of directors to recommend against an Acquisition Proposal. Notwithstanding the foregoing or anything to the contrary contained herein, subject to Section 6.10 and Article VIII, at any time prior to, but not after, obtaining the Requisite FTC Approval, if the board of directors of FTC, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then the board of directors of FTC may modify or qualify its recommendation or effect a FTC Adverse Recommendation Change, and in submitting this Agreement to its shareholders, the

A-50

board of directors of FTC may submit this Agreement to its shareholders without recommendation or with such modified or qualified recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of FTC may communicate the basis for its lack of a recommendation or such modified or qualified recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided, that FTC and its board of directors may not take any actions under this sentence unless (i) FTC shall have complied in all respects with this Section 6.3 and with Section 6.10 and (ii) the following requirements are met:

(A)            FTC gives BancPlus at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of FTC in response to an Acquisition Proposal with respect to FTC, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances if not in response to an Acquisition Proposal with respect to FTC);

(B)            in the event such action is taken by the board of directors of FTC in response to an Acquisition Proposal with respect to FTC, FTC’s board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that such Acquisition Proposal is a Superior Proposal that has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by BancPlus under this Section 6.3;

(C)            during such notice period and any additional notice periods, FTC has negotiated, and has caused its Representatives to negotiate, in good faith with BancPlus to the extent BancPlus wishes to negotiate (and nothing herein shall create or imply that BancPlus has any obligation to so negotiate) to enable BancPlus to propose revisions to the terms of this Agreement that obviate the need of FTC’s board of directors to effect a FTC Adverse Recommendation Change, including, in the case of a Superior Proposal, by proposing such terms so as to make such Superior Proposal no longer a Superior Proposal; and

(D)            at the end of such notice period, the board of directors of FTC takes into account any amendment or modification to this Agreement proposed by BancPlus and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that the Acquisition Proposal continues to constitute a Superior Proposal and that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.

Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3; provided, that with respect to any such amendment, the applicable notice period in this Section 6.3 shall be five (5) business days.

(b)             FTC shall adjourn or postpone the FTC Shareholders’ Meeting if (i) as of the time for which such meeting is originally scheduled there are insufficient shares of FTC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (ii) on the date of such meeting FTC has not received proxies representing a sufficient number of shares necessary to obtain the Requisite FTC Approval; provided, that FTC shall not be required to adjourn or postpone the FTC Shareholders’ Meeting more than one (1) time.

A-51

6.4             Legal Conditions to Transactions. Subject in all respects to Sections 6.1 and 6.3, FTC and BancPlus shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Share Exchange, the Corporate Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other parties to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity or Regulatory Agency without the imposition of any Burdensome Condition and any other third party that is required to be obtained by BancPlus, FTC or their respective Subsidiaries in connection with the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5             Employee Benefit Plans; Existing Agreements.

(a)              During the period commencing at the Effective Time and ending on the first anniversary thereof, BancPlus or its Subsidiaries shall provide each employee of FTC and its Subsidiaries who continues to be employed by BancPlus or its Subsidiaries immediately following the Effective Time (a “Continuing Employee”) with base salary, incentive compensation opportunities and employee benefits that are no less favorable in the aggregate than the base salary, incentive compensation opportunities and employee benefits provided by FTC or any of it Subsidiaries to such Continuing Employee immediately prior to the Effective Time. BancPlus shall recognize all service of the Continuing Employees with FTC and its Subsidiaries (i) for purposes of eligibility and vesting under each employee benefit plan, program or arrangement established or maintained for employees of BancPlus or any of its Subsidiaries and (ii) for purposes of benefits accrual under any such plans, program or arrangements that provide for seniority-based severance, paid-time off or vacation pay; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall also be recognized for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each BancPlus benefit plan, program or arrangement shall waive pre-existing condition limitations to the same extent waived under a corresponding FTC Benefit Plan. To the extent practicable, Continuing Employees shall be given credit for amounts paid under a FTC Benefit Plan for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding BancPlus plan.

(b)             BancPlus hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the FTC Benefit Plans shall occur at the Effective Time.

(c)              FTC shall, prior to the Effective Time, terminate the FTC 401(k) Plan (the “FTC Retirement Plan”) and shall (i) adopt written resolutions, approved in advance in writing by BancPlus and its legal counsel, (certified copies of which will be provided to BancPlus at or before Closing) to terminate the FTC Retirement Plan and fully vest all participants in their benefits thereunder, such termination and vesting to be effective on or before the date immediately preceding the Effective Time; (ii) deliver to BancPlus, prior to the Closing, copies of the notices of the FTC Retirement Plan termination provided to the participants and to any trustees and custodians of the FTC Retirement Plan and/or their assets; (iii) amend the FTC Retirement Plan for compliance with all current provisions of the Code, ERISA and other laws applicable thereto and to reflect the termination and provide a copy of such amendment to BancPlus at or prior to closing; and (iv) prior to the termination of the FTC Retirement Plan, only make contributions that are reasonable and consistent with past practice. The parties acknowledge and agree that termination of the FTC Retirement Plan must be initiated, but may not be completed, prior to the Effective Time. The Continuing Employees shall be eligible to participate, effective as of the Closing Date, in the BancPlus KSOP. BancPlus and FTC shall take any and all actions as may be required, including amendments to the FTC Retirement Plan and/or BancPlus KSOP, to permit each Continuing Employee who is a participant in the FTC Retirement Plan to be eligible to commence participation in the BancPlus KSOP as of the Closing Date, make rollover contributions to the BancPlus KSOP of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) of amounts distributable to such Continuing Employee from the FTC Retirement Plan and accept rollovers of any plan loans.

A-52

(d)             Prior to the Effective Time, FTC shall, and shall cause each of its Subsidiaries to, adopt written resolutions, approved in advance in writing by BancPlus and its legal counsel, (a certified copy of which shall be delivered to BancPlus at the Closing) to terminate and liquidate in accordance with Treas. Reg. 1.409A-3(j)(4)(ix)(B) (i) the provisions of any employment agreement entered into by FTC or its Subsidiaries constituting a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, (ii) each FTC Deferred Compensation Plan, and (iii) each other agreement entered into between FTC or a FTC Subsidiary and any employee, director, officer, consultant, independent contractor or other individual which constitutes a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code set forth in Section 6.5(d) of the FTC Disclosure Schedule, all such terminations and liquidations to be effective immediately after the Effective Time and intended to be made in full compliance with Section 409A of the Code. The parties acknowledge and agree that such terminations and liquidations must be initiated, but may not be completed, prior to the Effective Time. Each employee or deferred compensation plan participant who is a party to or participant in any such plan or arrangement shall execute and deliver to BancPlus at the Closing an acknowledgement and release of claims in the form provided in Section 6.5(d) of the BancPlus Disclosure Schedule.

(e)              Nothing in this Agreement shall confer upon any employee, officer, director or consultant of FTC or any of its Subsidiaries or affiliates any right to continue in the employ or service of BancPlus, the Surviving Corporation, FTC, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, FTC, BancPlus or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of FTC or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any FTC Benefit Plan, BancPlus Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of BancPlus, the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular FTC Benefit Plan, BancPlus Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of and subject to Section 9.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of FTC or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.6              Indemnification; Directors’ and Officers’ Insurance.

(a)              In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, LLC manager or officer of FTC or any of its Subsidiaries, or who is or was serving at the request of FTC or any of its Subsidiaries as a director, LLC manager, officer or agent of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such person is or was a director, LLC manager, or officer of FTC or any of its Subsidiaries or any of their predecessors or is or was serving at the request of FTC or any of its Subsidiaries or any of their predecessors as a director, LLC manager, officer or agent of another person or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto as provided in this Section 6.6(a). From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, to the same extent as the Indemnified Parties would have been indemnified under the FTC Articles and FTC Bylaws or any Subsidiary of FTC as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of FTC or any such Subsidiary at all relevant times (except that no indemnity shall be provided by BancPlus hereunder with respect to any claim arising on account of an Indemnified Party’s service as an officer or director of another for-profit entity), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and court costs and expenses in advance of the final disposition of any claim, action, suit, proceeding or

A-53

investigation to each Indemnified Party upon receipt of an undertaking (in reasonable and customary form) to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Amounts otherwise required to be paid by BancPlus to the Indemnified Parties pursuant to this Section 6.6(a) shall be reduced by any amounts that such Indemnified Parties recover from any third party. This indemnity shall be provided for six (6) years following the Effective Time; or if there shall be any proceeding pending or threatened on the sixth anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened proceeding is finally resolved.

(b)             Subject to the following sentence, for a period of six (6) years after the Effective Time, BancPlus shall cause to be maintained in effect the current policies of directors’ and officers’ and, if applicable, fiduciary liability insurance maintained by FTC (provided, that BancPlus may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the then-present and former officers and directors of FTC and its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that BancPlus shall not be obligated to expend, in the aggregate, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by FTC for such insurance (the “Premium Cap”), and if such premium for such insurance would at any time exceed the Premium Cap, then BancPlus shall cause to be maintained policies of insurance which provide the maximum coverage available at an aggregate premium equal to the Premium Cap. In lieu of the foregoing, FTC, in consultation with BancPlus, may (and at the request of BancPlus, FTC shall) obtain at or prior to the Effective Time, at BancPlus’s expense, a six-year “tail” policy under FTC’s existing directors’ and officers’ and, if applicable, fiduciary liability insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)              In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.6.

(d)             The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7             Additional Agreements. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement, FTC and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties and assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of FTC or otherwise to take any and all such actions after the Effective Time.

6.8             Current Information. During the period from the date hereof to the Effective Time, the parties will cause one or more of each of their designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding each of its business, operations, assets, liabilities, condition (financial or otherwise), results of operations or matters relating to the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) in such conferences with representatives of BancPlus the designated representative(s) of FTC and FBT shall provide updates with respect to loan charge-offs and sales of

A-54

other real estate owned and the status of any efforts to sell any Special Asset since the last conference, (ii) within ten (10) days after the end of each calendar month, FTC shall provide BancPlus with (A) an unaudited consolidated balance sheet as of the end of such month, together with unaudited consolidated statements of income, stockholders’ equity and cash flows for the month and year-to-date period, which unaudited consolidated financial statements will be prepared in accordance with GAAP and will fairly present, in all material respects, the financial position of FTC at the respective dates thereof and the results of FTC’s operations and cash flows for the periods indicated therein, subject to the omission of footnotes and normal and year-end audit adjustments as permitted by GAAP so long as none of which adjustments, to the extent they relate to FTC’s or FBT’s capital ratios, will be material, and (B) a schedule of loans charged-off during such month and other real estate owned sold during such month. In such conferences with representatives of FTC the designated representative(s) of BancPlus and BankPlus shall provide updates with respect to loan charge-offs and sales of other real estate owned and the status of any efforts to sell any Special Asset since the last conference, (ii) within ten (10) days after the end of each calendar month, BancPlus shall provide FTC with (A) an unaudited consolidated balance sheet as of the end of such month, together with unaudited consolidated statements of income, shareholders’ equity and cash flows for the month and year-to-date period, which unaudited consolidated financial statements will be prepared in accordance with GAAP and will fairly present, in all material respects, the financial position of BancPlus at the respective dates thereof and the results of BancPlus’ operations and cash flows for the periods indicated therein, subject to the omission of footnotes and normal and year-end audit adjustments as permitted by GAAP so long as none of which adjustments, to the extent they relate to BancPlus’ or BankPlus’ capital ratios, will be material, and (B) a schedule of loans charged-off during such month and other real estate owned sold during such month. Within five (5) business days after filing, each party shall provide the other party a copy of all reports, forms, correspondence, registrations and statements, together with any amendments thereto, that the party files during the period from the date of this Agreement to the Effective Time with the Mississippi Secretary, the MDBCF, the FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over that party, other than any portions of material filed that contain confidential supervisory information or other information filed under a claim of confidentiality and, in each case, subject to applicable laws relating to the exchange of information. Each party acknowledges and agrees that nothing in this Agreement, including this Section 6.8, shall require any party to provide confidential supervisory information to any other party.

6.9             Advice of Changes. FTC and BancPlus shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in the failure of a condition set forth in Sections 7.2 or 7.3 to be satisfied.

6.10            Non-Solicitation; Acquisition Proposals.

(a)              Upon the execution of this Agreement, FTC shall, and shall cause its Subsidiaries, affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by FTC or any of its affiliates (each a “Representative”), to immediately cease and terminate any and all existing discussions, negotiations or activities with any other parties conducted heretofore (whether currently ongoing or not) with respect to the possibility or consideration of any Acquisition Proposal. Upon the request by BancPlus, FTC shall request the return and destruction of all confidential information provided to any such person. Except as otherwise provided in Section 6.10(a), from the date of this Agreement through the Effective Time, FTC shall not, shall cause each of its Subsidiaries not to, and

A-55

shall not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal with respect to FTC, (ii) participate in any discussions, negotiations or other communications regarding any Acquisition Proposal with respect to FTC, (iii) except pursuant to Section 6.3 in connection with making a FTC Adverse Recommendation Change, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal with respect to FTC, or (iv) provide any confidential or nonpublic information or data to any person relating to an Acquisition Proposal with respect to FTC. FTC agrees that it will take the necessary steps to inform its Representatives of the obligations undertaken in this Section 6.10.

(b)

(i)              Notwithstanding the foregoing Section 6.10(a), but subject to compliance with Section 6.3 and this Section 6.10, prior to the receipt the Requisite FTC Approval (but not after), FTC may and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal with respect to FTC by such person (that did not result from a breach of this Section 6.10) made after the date of this Agreement to the extent that (x) FTC’s board of directors determines in good faith that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (y) FTC’s board of directors determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, however, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing, FTC shall have provided notice to BancPlus of its intention to provide such information, and shall have provided such information to BancPlus, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party or prohibit disclosure to BancPlus of the terms and conditions of any Acquisition Proposal.

(ii)             FTC shall promptly (but in no event later than twenty-four (24) hours) notify BancPlus after receipt of any Acquisition Proposal, any request for nonpublic information relating to FTC or any of its Subsidiaries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry from any person seeking to have discussions, negotiations or other communications relating to a possible Acquisition Proposal. Such notice shall, if made orally, be confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, requests, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). FTC shall also promptly, and in any event within twenty-four (24) hours, notify BancPlus if it enters into discussions or negotiations or engages in other communications concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.10(b) and keep BancPlus informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis in the event of any material changes in the status or terms of any such proposal, offer, discussion or negotiation, including by providing a copy of all material documentation or correspondence relating thereto. If FTC elects to make a FTC Adverse Recommendation Change, then FTC shall comply with Section 6.3(a). FTC shall not release any third party from or waive any provisions of, and shall use its reasonable best efforts to enforce, any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party as of the date hereof in accordance with the terms thereof.

A-56

(iii)          Nothing contained in this Section 6.10 shall prohibit either party, its board of directors or any of its Subsidiaries from taking and disclosing to its shareholders a position required by or otherwise complying with Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(c)              Unless this Agreement has been terminated in accordance with its terms, FTC shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, managers, agents, advisors and Representatives not to on its or any of its Subsidiaries’ or affiliates’ behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 6.10(b)) relating to any Acquisition Proposal.

(d)             For purposes of this Agreement, the term “Acquisition Proposal” means any proposal, offer, third party indication of interest, inquiry, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any third party relating to any (x) direct or indirect acquisition or purchase of more than 20% of the consolidated assets of FTC or more than 20% of any class of equity or voting securities of FTC or any of FTC’s Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of FTC, (y) tender offer (including a self-tender) or exchange offer that, if consummated, would result in such third party beneficially owning more than 20% of any class of equity or voting securities of FTC or any of FTC’s Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of FTC or (z) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving FTC or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of FTC (other than, in the case of this clause (z) any such transaction pursuant to which the shareholders of FTC immediately preceding such transaction would continue to hold 80% or more of the equity or voting interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof)), in each case other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that is received by FTC that FTC’s board of directors, concludes in good faith, after consultation with its outside legal counsel and financial advisor, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal (including any applicable termination fees, expense reimbursement provisions and conditions to consummation) that FTC’s board of directors deems relevant as well as the terms and conditions of this Agreement (as it may be proposed to be amended by BancPlus), is (i) more favorable to the shareholders of FTC from a financial point of view than the transactions contemplated by this Agreement, and (ii) reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned to such term in the paragraph immediately above except that the reference to “20% or more” in the definition of Acquisition Proposal shall be deemed to be a reference to “50% or more.”

6.11         Assumption of FTC Debt. BancPlus agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of BancPlus, the Surviving Corporation or BankPlus (as the case may be), at or prior to the Effective Time or at or prior to the effective time for the Corporate Merger or Bank Merger, as required, one or more supplemental indentures, guarantees, and other instruments and documentation required for the due assumption of FTC’s and FBT’s obligations in respect of its outstanding indebtedness (including the two December 2020 subordinated debt agreements totaling $21,000,000, FTC Trust Preferred Securities, guarantees, securities, and other agreements to the extent required by the terms of such subordinated notes, debt, FTC Trust Preferred Securities, guarantees, securities, and other agreements.

A-57

6.12         No Control of Other Party’s Business. Nothing contained in this Agreement shall give BancPlus, directly or indirectly, the right to control or direct the operations of FTC or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give FTC, directly or indirectly, the right to control or direct the operations of BancPlus or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of BancPlus and FTC shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Subject to the foregoing, FTC and FBT shall cooperate with BancPlus and BankPlus in connection with planning for the efficient and orderly combination of the parties and the operation of the Surviving Bank after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Closing Date or such later date as BancPlus may decide. FTC shall take, and shall use its commercially reasonable efforts to cause its data processing consultants and software providers to take, any action BancPlus may reasonably request prior to the Effective Time to facilitate the combination of the operations of FBT with BankPlus. Without limiting the foregoing, FTC shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, but only to the extent the provision of such services does not unreasonably interfere with the normal operations of FTC.

6.13         Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VII and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VIII), FTC and FBT shall take any and all necessary or appropriate actions reasonably necessary to adopt all BancPlus accounting procedures and policies (including those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by FTC or FBT at the request of BancPlus pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by FTC or FBT herein.

6.14         Change of Method. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, BancPlus may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Share Exchange Consideration or the amount or kind of Share Exchange Consideration, (ii) adversely affect the federal income tax consequences of the Share Exchange, the Corporate Merger or the Bank Merger (including the treatment of the transactions as reorganizations under Section 368(a) of the Code) to (A) holders of FTC Common Stock as a result of receiving the Share Exchange Consideration or (B) BancPlus or holders of BancPlus Common Stock or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement in a timely manner. In the event BancPlus elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

6.15         Takeover Statutes. None of BancPlus, FTC or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Share Exchange, the Corporate Merger, the Bank Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Share Exchange, the Corporate Merger, the Bank Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16         Shareholder Litigation. FTC shall provide BancPlus the opportunity to participate in the defense or settlement of any shareholder litigation against FTC and/or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and BancPlus shall in good faith consider the

A-58

recommendations of FTC regarding such litigation. FTC shall not settle any shareholder litigation without BancPlus’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.17         Officer Agreements. Both BancPlus and FTC shall take such actions as are reasonably necessary to terminate, effective immediately prior to the Effective Time, the agreements between FTC and the respective executives set forth in Section 6.17 of the FTC Disclosure Schedules pursuant to the execution of the memorandum agreements required by Section 7.3(g) of this Agreement as a condition to Closing. The termination and liquidation of such agreements shall be made consistent with the provisions of Section 409A of the Code for termination and liquidation of a plan in connection with a change in control event under Section 409A of the Code, so as to avoid any additional tax, interest or penalties in connection with the termination and liquidation of such agreements.

6.18         Initial Public Offering of BancPlus Common Stock. BancPlus shall use its best efforts to complete an Initial Public Offering of BancPlus Common Stock no later than the last day of the eighteenth month following the Effective Time. For purposes of this Agreement, “Initial Public Offering” shall mean the completion of a firm commitment underwriting of a public offering and sale of BancPlus Common Stock registered under the Securities Act with gross proceeds to BancPlus of not less than $75 million.

6.19         Tax Elections. Consistent with the intent that the Share Exchange and the Corporate Merger is a “reorganization” within the meaning of Section 368(a) of the Code, neither BancPlus nor FTC will make elections under Section 338(g) or Section 338(h)(10) of the Code or the Treasury Regulations under Section 336(e).

6.20         Furnishings and Artwork. All furnishings and artwork located in the office space occupied by Joseph C. Canizaro and his Affiliates on the 17th Floor at 909 Poydras Street, New Orleans, Louisiana, belongs to Mr. Canizaro and his Affiliates except for one painting of George Washington in the conference room that Mr. Canizaro shares with FTC.

6.21         Community Service and Business Development Arrangement. Joseph C. Canizaro shall concurrently herewith execute a Consulting Agreement in the form of Exhibit E.

ARTICLE VII.

CONDITIONS PRECEDENT

7.1             Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of the parties to effect the Share Exchange, the Corporate Merger and the Bank Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)              Shareholder Approval. This Agreement shall have been approved by the shareholders of FTC by the Requisite FTC Approval.

(b)             Regulatory Approvals. Subject to Section 6.1, all regulatory approvals, authorizations, waivers, consents, or orders from the FRB, FDIC, and the MDBCF required to consummate the transactions contemplated by this Agreement, including the Share Exchange, the Corporate Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory and regulatory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and no such Requisite Regulatory Approvals shall have resulted in the imposition of any Burdensome Condition. All notices, reports and other filings required to be made with any Governmental Entity or Regulatory Agency in connection with the Share Exchange and Corporate Merger prior to the Effective Time by BancPlus or FTC or in connection with the Bank Merger prior to the Effective Time by BankPlus or FBT shall have been made and become final.

A-59

(c)              Other Approvals. Any other consents or approvals set forth in Sections 3.4 and 4.4, other than the Requisite Regulatory Approvals, required to consummate the transactions contemplated by this Agreement, including the Share Exchange, the Corporate Merger and the Bank Merger, the failure of which to be obtained would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect.

(d)             Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)              No Injunctions or Restraints; Illegality. No judgment, order, writ, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Share Exchange, the Corporate Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity or Regulatory Agency which restricts, prohibits or makes illegal consummation of the Share Exchange, the Corporate Merger, the Bank Merger or other transactions contemplated hereby.

7.2             Conditions to Obligations of FTC and FBT. The obligations of FTC and FBT to effect the Share Exchange, the Corporate Merger and the Bank Merger are also subject to the satisfaction, or waiver by FTC (on behalf of itself and FBT) to the extent permitted by law, at or prior to the Effective Time, of the following conditions:

(a)              Representations and Warranties. The representations and warranties of BancPlus and BankPlus set forth in Sections 3.2(a), 3.8(a), 3.20, 3.21 and 3.22 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of BancPlus and BankPlus set forth in Sections 3.1(a), 3.1(b), 3.2(b), 3.2(c), 3.2(d) and 3.3(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of BancPlus and BankPlus set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on BancPlus or the Surviving Corporation. FTC shall have received a certificate dated as of the Closing Date and signed on behalf of BancPlus by the Chief Executive Officer and the Chief Financial Officer of BancPlus to the foregoing effect.

(b)             Performance of Obligations of BancPlus. BancPlus and BankPlus shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and FTC shall have received a certificate dated as of the Closing Date and signed on behalf of BancPlus by the Chief Executive Officer and the Chief Financial Officer of BancPlus to such effect.

(c)              Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to BancPlus between the date hereof and the Closing Date.
A-60

(d)             Registration Rights Agreement. BancPlus shall execute and deliver a Registration Rights Agreement with all FTC shareholders who will own in excess of 1% of the outstanding shares of BancPlus Common Stock immediately following the Effective Time in form or substance reasonably satisfactory to BancPlus and such FTC shareholders.

(e)              Tax Opinion. FTC shall have received an opinion of Jones Walker LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to FTC, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion (which shall be consistent with the state of facts existing on the Closing Date), the Share Exchange together with the Corporate Merger, when consummated in accordance with the terms hereof, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of FTC and BancPlus, reasonably satisfactory in form and substance to such counsel and dated as of the date of such opinion.

7.3             Conditions to Obligations of BancPlus and BankPlus. The obligations of BancPlus and BankPlus to effect the Share Exchange, the Corporate Merger and the Bank Merger are also subject to the satisfaction, or waiver by BancPlus (on behalf of itself and BankPlus) to the extent permitted by law, at or prior to the Effective Time, of the following conditions:

(a)              Representations and Warranties. The representations and warranties of FTC and FBT set forth in Sections 4.2(a), 4.8(a), 4.22, 4.26 and 4.27 (in each case after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of FTC and FBT set forth in Sections 4.1(a), 4.1(b), 4.2(b), 4.2(c) and 4.3(a) (in each case after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of FTC and FBT set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on FTC or the Surviving Corporation. BancPlus shall have received a certificate dated as of the Closing Date and signed on behalf of FTC by the Chief Executive Officer and the Chief Financial Officer of FTC to the foregoing effect.

(b)             Performance of Obligations of FTC. FTC and FBT shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and BancPlus shall have received a certificate dated as of the Closing Date and signed on behalf of FTC by the Chief Executive Officer and the Chief Financial Officer of FTC to such effect.

(c)              Tax Opinion. BancPlus shall have received an opinion of Jones Walker LLP, legal counsel to BancPlus, dated as of the Closing Date and in form and substance reasonably satisfactory to BancPlus, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion (which shall be consistent with the state of facts existing on the Closing Date), the Share Exchange together with the Corporate Merger, when consummated in accordance with the terms hereof, will qualify as a “reorganization”

A-61

within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in certificates of officers of FTC and BancPlus, reasonably satisfactory in form and substance to such counsel and dated as of the date of such opinion.

(d)             Performance of Additional Obligations of FTC. FTC shall have performed in all material respects all obligations set forth on Section 7.3(d) of the FTC Disclosure Schedule.

(e)              FTC Benefit Plans. FTC or FTC’s board of directors shall have taken the actions described in Section 6.5(c) and (d).

(f)              Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to FTC between the date hereof and the Closing Date.

(g)             Memorandum Agreements. The officers and employees of FTC and FBT as listed in Confidential BancPlus Disclosure Schedule 7.3(g) shall have executed retention agreements.

(h)             Directors Restrictive Covenant Agreements. Each member of the Board of Directors of FTC as of the date of this Agreement shall execute and deliver to BancPlus on the date of this Agreement or within ten (10) days thereof a restrictive covenant agreement, in form and substance reasonably satisfactory to BancPlus and such directors, not to engage in Prohibited Activity for a term of two (2) years following the Effective Time. For purposes of said agreement, the term “Prohibited Activity” shall mean activity in which the shareholder contributes his or her knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, director, stockholder, officer or any other similar capacity, to an entity engaged in the same or similar business as BancPlus, or any of its Subsidiaries and Affiliates including but not limited to those engaged in the business of commercial banking. Prohibited Activity also includes directly soliciting, contacting (including but not limited to email, regular mail, express mail, telephone, fax, and instant message), attempting to contact or meeting with the current customers of BancPlus and its Subsidiaries and Affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by BancPlus or its Subsidiaries and Affiliates.

ARTICLE VIII.

TERMINATION AND AMENDMENT

8.1             Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of FTC:

(a)              by mutual consent of BancPlus and FTC in a written instrument, if the board of directors of each so determines;

(b)              by either BancPlus (on behalf of itself and BankPlus) or FTC (on behalf of itself and FBT) (i) twenty (20) or more days after the date upon which any application for a Requisite Regulatory Approval has been denied or withdrawn at the request of the applicable Governmental Entity or Regulatory Agency, unless within such 20-day period a petition for rehearing or an amended application is filed or noticed, or (ii) twenty (20) or more days after any petition for rehearing or amended application filed pursuant to clause (i) is denied; provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in Section 6.1(b), (c) or (e); and in each case the time period for appeals and requests for reconsideration has run, or (iii) if any Governmental Entity or Regulatory Agency that must grant a Requisite Regulatory Approval has denied approval of the Share Exchange, the Corporate Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity or Regulatory Agency of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise

A-62

prohibiting or making illegal the consummation of the Share Exchange, the Corporate Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)              by either BancPlus (on behalf of itself and BankPlus) or FTC (on behalf of itself and FBT) if (i) the Share Exchange shall not have been consummated on or before March 31, 2022 (the “Termination Date”), unless a Requisite Regulatory Approval is pending and has not been finally resolved or any shareholder litigation described in Section 6.16 has not been resolved by dismissal, settlement or otherwise, in which event such date shall be automatically extended to June 30, 2022, or (ii) if a vote of the shareholders of FTC is taken and FTC fails to obtain the Requisite FTC Approval; provided, that the failure of the Closing to occur by such date shall not be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)             by either BancPlus (on behalf of itself and BankPlus) or FTC (on behalf of itself and FBT) (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of FTC, in the case of a termination by BancPlus, or BancPlus, in the case of a termination by FTC, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by FTC, or Section 7.3, in the case of a termination by BancPlus, and which is not cured by the earlier of the Termination Date and thirty (30) days following written notice to FTC, in the case of a termination by BancPlus, or BancPlus, in the case of a termination by FTC, or by its nature or timing cannot be cured during such period;

(e)              by BancPlus (on behalf of itself and BankPlus), if (i) prior to such time as the Requisite FTC Approval is obtained, FTC or its board of directors (A) makes a FTC Adverse Recommendation Change (or publicly discloses its intention to do so) or otherwise submits this Agreement to its shareholders without a recommendation for approval, or recommends (or publicly discloses its intention to do so) to its shareholders an Acquisition Proposal other than the Share Exchange or (B) materially breaches its obligations under Section 6.3 or Section 6.10, or (ii) a tender offer or exchange offer for more than 20% of the outstanding shares of FTC Common Stock is commenced (other than by BancPlus or a Subsidiary thereof), and the board of directors of FTC recommends that the shareholders of FTC tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f)              by FTC (on behalf of itself and FBT), for the purpose of entering into a definitive agreement with respect to a Superior Proposal, provided, that FTC and its Subsidiaries and Representatives have not breached any of their obligations under Sections 6.3 or 6.10 of this Agreement; and, provided, further, that any such purported termination pursuant to this Section 8.1(f) shall be void and of no force or effect unless FTC has paid the Termination Fee in accordance with Section 8.3.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2             Effect of Termination. In the event of termination of this Agreement by either BancPlus or FTC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of BancPlus, FTC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2, Section 8.3 and Article IX (other than Section 9.1) shall survive any

A-63

termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither BancPlus nor FTC shall be relieved or released from any liabilities or damages (which, in the case of FTC, shall include the loss to the holders of FTC Common Stock of the economic benefits of the transactions contemplated hereby, including the loss of the premium offered to the holders of FTC Common Stock and FTC Equity Awards, it being understood that FTC shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and holders of FTC Equity Awards in its sole and absolute discretion, and any amounts received by FTC in connection therewith may be retained by FTC) arising out of its fraud or willful and material breach of any provision of this Agreement.

8.3             Termination Fee.

(a)              In the event that after the date of this Agreement and prior to the termination of this Agreement a non-solicited bona fide Acquisition Proposal with respect to FTC shall have been made known to senior management of FTC or shall have been made directly to its shareholders generally or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced (and not irrevocably withdrawn at least five (5) business days prior to the FTC Shareholders’ Meeting) an Acquisition Proposal with respect to FTC and (x) thereafter (A) this Agreement is terminated by either BancPlus or FTC pursuant to Section 8.1(c) without the Requisite FTC Approval having been obtained or (B) this Agreement is terminated by BancPlus pursuant to Section 8.1(e), and (y) prior to the date that is twelve (12) months after the date of such termination, FTC enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to FTC (whether or not the same Acquisition Proposal as that referred to above), then FTC shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay BancPlus, by wire transfer of same day funds, a fee equal to $8,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.3, all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”

(b)             In the event this Agreement is terminated by BancPlus pursuant to Section 8.1(e) or by FTC pursuant to Section 8.1(f), then concurrently with such termination, if terminated by FTC, or within two (2) business days after termination, if terminated by BancPlus, FTC shall pay BancPlus, by wire transfer of same day funds, the Termination Fee, and such termination shall not be deemed effective hereunder until payment by FTC of such fee.

(c)              Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages in accordance with Section 8.2, the maximum aggregate amount of fees payable by FTC under this Section 8.3 shall be equal to the Termination Fee, and in no event shall any party be required to pay the Termination Fee more than once.

(d)             Each party acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, each party would not enter into this Agreement; accordingly, if FTC fails to pay promptly the Termination Fee pursuant to this Section 8.3 and, in order to obtain such payment, BancPlus commences a suit which results in a judgment against FTC for the fee set forth in this Section 8.3, FTC shall pay BancPlus its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, plus 300 basis points.

(e)              The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to BancPlus and BankPlus with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, FTC and FBT (and FTC’s and FBT’s affiliates and its and their respective directors, officers, employees, shareholders and representatives) shall have no further liability to BancPlus and BankPlus under this Agreement; provided, however, that FTC and FBT

A-64

shall not be relieved or released from any liabilities or damages arising out of their willful and material breach of this Agreement; provided, further, that the aggregate amount of any damages determined by a court to be payable by FTC and FBT pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee previously paid to BancPlus pursuant to this Section 8.3.

ARTICLE IX.

GENERAL PROVISIONS

9.1             Closing. Subject to the terms and conditions of this Agreement, the closing of the Share Exchange (the “Closing”) will take place at a time, on a date and at a place to be specified by BancPlus to the FTC on the later to occur of (i) December 1, 2021, or (ii) three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature or terms can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date or time is agreed to by BancPlus and FTC. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” On the Closing Date, the parties shall cause the Articles of Share Exchange and Articles of Merger to be filed with the Mississippi Secretary and the Louisiana Secretary and the Bank Merger Certificates to be filed with the MDBCF and OFI.

9.2             Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Sections 2.2, 6.5, 6.6, 6.7 and this Article IX and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3             Expenses. Except as provided in Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the transactions contemplated herein shall be borne equally by BancPlus and FTC.

9.4             Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally, if telecopied upon confirmation of receipt, if mailed by registered or certified mail (return receipt requested) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing, or if delivered by an express next-day courier (with confirmation) on the first business day following the date of dispatch, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to FTC or FBT, to:	With a copy to:
	Joseph C. Canizaro First Trust Corporation 909 Poydras Street, Suite 1700 New Orleans, LA 70112	Mark A. Fullmer Phelps Dunbar LLP 365 Canal Street, Suite 2000 New Orleans, LA 70130-6534

(b)	If to BancPlus or BankPlus, to:	With a copy to:
	William A. Ray President & CEO BancPlus Corporation 1068 Highland Colony Pkwy Ridgeland, MS 39157	Craig N. Landrum Partner Jones Walker LLP 190 East Capitol Street, Suite 800 Jackson, MS 39201

A-65

9.5             Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The BancPlus Disclosure Schedule, FTC Disclosure Schedule and each other Exhibit and Schedule hereto shall be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. Whenever the singular or plural form of any word is used in this Agreement, such word shall encompass both the singular and plural form of such word. All references to any period of days shall be deemed to be the relevant number of calendar days unless otherwise specified. As used in this Agreement, (i) the “knowledge” of FTC means the actual knowledge of the senior executive officers of FTC and FBT (i.e., the executive vice president level and above) and all facts of which any such person or persons would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position, and the “knowledge” of BancPlus means the actual knowledge of the senior executive officers of BancPlus and BankPlus (i.e., the senior executive vice president level and above) and all facts of which any such person or persons would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position; (ii) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Ridgeland, Mississippi, are closed as authorized by law or executive order; (iii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature; and (iv) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person. Any document or item will be deemed “delivered,” “provided” or “made available” to a party within the meaning of this Agreement if such document or item is (i) made available to such party specifically for review in person by the other party or its representatives, (ii) contained and accessible to such party for a continuous period of at least four (4) days immediately prior to the execution of this Agreement (if to be delivered, provided or made available prior to the date hereof) or the Closing Date (if to be delivered, provided or made available prior to Closing) in the electronic data room established in connection with the transactions contemplated hereby to which BancPlus and its designated representatives had access rights during such period, or (iii) filed by BancPlus with the SEC and publicly available on EDGAR at least forty-eight (48) hours immediately prior to the execution of this Agreement (if to be delivered, provided or made available prior to the date hereof) or the Closing Date (if to be delivered, provided or made available prior to Closing). All references to “dollars” or “$” in this Agreement are to United States dollars.

The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Further, it is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the FTC Disclosure Schedule or the BancPlus Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would have a Material Adverse Effect on FTC or BancPlus, as the case may be, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the FTC Disclosure Schedule or the BancPlus Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the FTC Disclosure Schedule or the BancPlus Disclosure Schedule is or is not material for purposes of this Agreement.

A-66

9.6             Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after the approval of the transactions contemplated by this Agreement by the shareholders of FTC; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of FTC, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.7             Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of BancPlus and BankPlus, in the case of FTC, or FTC and FBT, in the case of BancPlus, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of BancPlus and BankPlus, in the case of FTC, or FTC and FBT, in the case of BancPlus, and (c) waive compliance with any of the agreements on the part of BancPlus and BankPlus, in the case of FTC, or FTC and FBT, in the case of BancPlus, or of such parties’ conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of FTC, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.8             Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9             Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with BancPlus Disclosure Schedule, FTC Disclosure Schedule, the Confidentiality Agreement, the Share Exchange Agreement, the Corporate Merger Agreement and the Bank Merger Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10           Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof except (a) that matters relating to the fiduciary duty of FTC’s board of directors shall be governed by the laws of the State of Louisiana, without giving effect to the principles of conflicts of laws thereof, and (b) to the extent mandatory provisions of federal law apply. Any legal action or proceeding with respect to this Agreement by one party against any other party shall be brought only in any federal or state court located in the State of Mississippi, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts and waive any objection to the laying of venue on the grounds of a lack of jurisdiction or forum non conveniens which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction, and agree that service of process upon any party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.11           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY

A-67

CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12           Publicity. Except as otherwise required by applicable law or the rules of the Stock Exchange or as required under the rules and regulations of the SEC, neither FTC nor BancPlus shall, or shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of BancPlus, in the case of a proposed announcement or statement by FTC or any of its Subsidiaries, or FTC, in the case of a proposed announcement or statement by BancPlus or any of its Subsidiaries, in each case, which consent shall not be unreasonably withheld, conditioned or delayed.

9.13           Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the parties hereto shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported assignment in contravention hereof shall be null and void. Except for (i) as otherwise specifically provided in Section 6.5, and (ii) from and after the Effective Time, but only if the Effective Time shall occur, the rights of holders of FTC Common Stock to receive the Share Exchange Consideration as provided in Article II, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.14         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15         Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or other such instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

A-68

9.16           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.3, the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action or proceeding brought in accordance with Section 9.10, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.17           Definition of Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means, with respect to BancPlus, FTC or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, assets, liabilities, results of operations, or condition (financial or otherwise) of such party and its Subsidiaries, taken individually or as a whole, or (ii) the ability of such party to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that with respect to clause (i), the following shall not be deemed to have or contribute to, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: any change, state of facts, circumstances or event caused by or resulting from (A) changes, after the date hereof, in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes, after the date hereof, in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to BancPlus or FTC or their respective Subsidiaries, as the case may be, (D) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (E) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as defined below), (F) actions of BancPlus or FTC, as applicable, taken with the prior written consent of the other or required hereunder or actions not taken by BancPlus or FTC, as applicable, to the extent such action is prohibited by this Agreement without the prior written consent of the other party, which consent has not been given, (G) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement hereof or thereof, (H) any outbreak or escalation of major hostilities or any act of terrorism within the United States or directed against its facilities or citizens wherever located or any changes in global, national or regional political conditions (including any such changes arising out of a Pandemic or any Pandemic Measures, (I) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including a Pandemic), (J) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, (K) solely as to BancPlus, changes in the trading price or changes in the quarterly third-party evaluation of BancPlus Common Stock, in and of itself, but not including any underlying causes thereof, (L) benefits paid to an employee in the ordinary course of business consistent with past practice; provided, further, that, as to clauses (A), (C), (D), and (E), such change, state of facts, circumstances or event does not have a disproportionate effect on BancPlus or FTC, as applicable, as compared to other financial institutions and their holding companies. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

[Signature Page Follows]

A-69

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

BANCPLUS CORPORATION

By:	/s/ William A. Ray
Name: William A. Ray
Title: President & CEO

BANKPLUS

By:	/s/ William A. Ray
Name: William A. Ray
Title: President & CEO

FIRST TRUST CORPORATION

By:	/s/ Joseph C. Canizaro
Name: Joseph C. Canizaro
Title: Chief Executive Officer

FIRST BANK & TRUST

By:	/s/ Gary B. Blossman
Name: Gary B. Blossman
Title: Chief Executive Officer

[ Signature Page to Agreement and Plan of Merger ]

Annex B

EXHIBIT A

FORM OF SHAREHOLDER SUPPORT AGREEMENT

The undersigned shareholder of First Trust Corporation (“FTC”), in consideration of the benefits to be derived by FTC, its shareholders and the undersigned shareholder pursuant to an Agreement and Plan of Share Exchange and Merger dated ______________, 2021 (the “Agreement”) by and between FTC, BancPlus Corporation (“Corporation”), First Bank & Trust (“FBT”), and BankPlus (“BankPlus”) (the defined terms in which are used herein as defined therein) and the expenses to be incurred by Corporation and BankPlus in connection therewith, hereby agrees with Corporation as follows:

1. Such shareholder, acting solely in such shareholder’s capacity as such, agrees and undertakes to vote or cause to be voted all shares of FTC Common Stock as to which such shareholder has voting power at any meeting or meetings (including any and all adjournments thereof) before which the Agreement or any similar agreement may come for consideration by FTC shareholders, in favor of the approval of the Agreement and the Share Exchange and against any similar agreement, unless (i) Corporation or BankPlus is then in breach or default in any material respect with respect to any covenant, representation or warranty as to them contained in the Agreement to an extent that would permit FTC and FBT to terminate the Agreement pursuant to Section 8.1(d) of the Agreement or (ii) the Board of Directors of FTC determines in accordance with Sections 6.3 and 6.10 of this Agreement to announce a FTC Adverse Recommendation Change. Such shareholder further agrees not to transfer any of the shares of FTC Common Stock over which such shareholder has dispositive power or grant any proxy thereto (except any such proxy approved by Corporation) until the earlier of the Effective Time or the date that the Agreement has been terminated pursuant to its provisions, except (i) for transfers by operation of law, and (ii) for transfers in connection with which the transferee shall agree in writing with Corporation to be bound by this Shareholder Support Agreement as fully as the undersigned. In the case of any transfer by operation of law, the provisions of this Shareholder Support Agreement are intended to be binding upon and to inure to the benefit of such transferee, and such transferee shall be bound thereby.

2. The provisions of this Shareholder Support Agreement shall be enforceable through an action by Corporation for damages at law or a suit for specific performance or other appropriate extraordinary relief, the signatory shareholder acknowledging that remedies at law for breach or default under this Shareholder Support Agreement are inadequate.

All provisions hereof shall survive the Effective Time of the Share Exchange.

This Shareholder Support Agreement is executed by the undersigned on September __, 2021.

Signature of Shareholder

B-1

Annex C

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

September 28, 2021

Board of Directors
First Trust Corporation
909 Poydras Street

Suite 1700

New Orleans, LA 70112

Members of the Board:

First Trust Corporation (“FTC”), First Bank & Trust (“FBT”), BancPlus Corporation (“BancPlus”) and BankPlus (“BankPlus”) are proposing to enter into an Agreement and Plan of Share Exchange and Merger (the “Agreement”) pursuant to which FTC will, subject to the terms and conditions set forth in the Agreement, be acquired by statutory share exchange (the “Share Exchange”) and then, as part of an integrated plan, immediately thereafter merge with and into BancPlus (the “Merger”), with BancPlus as the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of common stock of FTC, $0.10 par value per share (“FTC Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares as specified in the Agreement, shall be converted automatically into the right to receive (i) an amount of cash equal to the Per Share Cash Consideration, and (ii) a number of shares of BancPlus Common Stock equal to the Per Share Stock Consideration. As defined more fully in the Agreement, “Per Share Cash Consideration” means an amount of cash equal to the quotient obtained by dividing (A) the Aggregate Cash Consideration by (B) the Outstanding Shares Number, and “Per Share Stock Consideration” means a number of shares of BancPlus Common Stock obtained by dividing (A) Aggregate Stock Consideration by (B) the Outstanding Shares Number. The Aggregate Cash Consideration and the Aggregate Stock Consideration are collectively referred to herein as the “Share Exchange Consideration.” Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Share Exchange Consideration to the holders of FTC Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated September 24, 2021; (ii) certain publicly available financial statements and other historical financial information of FTC and FBT that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of BancPlus and BankPlus that we deemed relevant; (iv) internal net income projections for FTC for the years ending December 31, 2021 and December 31, 2022 with an estimated annual long-term net income growth rate for the years ending December 31, 2023 through December 3, 2025, as well as certain assumptions relating to FTC’s corporate tax rate and the resulting dividend payout ratio for FTC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of FTC; (v) internal net income projections for BancPlus for the years ending December 31, 2021 and December 31, 2022 with an estimated annual long-term net income growth rate for BancPlus for the years ending December 31, 2023 through December 31, 2025, as well as estimated dividends per share for BancPlus for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BancPlus and confirmed with the senior management of FTC; (vi) the pro forma financial impact of the Share Exchange on BancPlus based on certain assumptions relating to

C-1

transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of BancPlus; (vii) a comparison of certain financial and market information for FTC and BancPlus with similar financial institutions for which information is publicly available; (viii) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of FTC and its representatives the business, financial condition, results of operations and prospects of FTC and held similar discussions with certain members of the senior management of BancPlus and its representatives regarding the business, financial condition, results of operations and prospects of BancPlus.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by FTC, BancPlus or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of FTC and BancPlus that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FTC or BancPlus, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of FTC or BancPlus. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FTC or BancPlus, or the combined entity after the Share Exchange and Merger, and we have not reviewed any individual credit files relating to FTC or BancPlus. We have assumed, with your consent, that the respective allowances for loan losses for both FTC and BancPlus are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used internal net income projections for FTC for the years ending December 31, 2021 and December 31, 2022 with an estimated annual long-term net income growth rate for the years ending December 31, 2023 through December 3, 2025, as well as certain assumptions relating to FTC’s corporate tax rate and the resulting dividend payout ratio for FTC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of FTC. In addition, Piper Sandler used internal net income projections for BancPlus for the years ending December 31, 2021 and December 31, 2022 with an estimated annual long-term net income growth rate for BancPlus for the years ending December 31, 2023 through December 31, 2025, as well as estimated dividends per share for BancPlus for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BancPlus and confirmed with the senior management of FTC. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of BancPlus. With respect to the foregoing information, the respective senior managements of FTC and BancPlus confirmed to us that such information reflected the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of FTC and BancPlus, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in FTC’s or BancPlus’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that FTC and BancPlus will remain as going concerns for all periods relevant to our analyses.

C-2

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Share Exchange and Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Share Exchange and Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on FTC, BancPlus, the Share Exchange, Merger or any related transactions, and (iii) the Share Exchange, Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that FTC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Share Exchange, Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the value of BancPlus Common Stock at any time or what the value of BancPlus Common Stock will be once it is actually received by the holders of FTC Common Stock.

We have acted as FTC’s financial advisor in connection with the Share Exchange and Merger and will receive a fee for our services, which fee is contingent upon consummation of the Share Exchange. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Share Exchange. FTC has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has provided certain other investment banking services to FTC in the two years preceding the date hereof. In summary, Piper Sandler acted as placement agent in connection with FTC’s offer and sale of subordinated debt, which transaction closed in December 2020 and for which Piper Sandler received a fee of approximately $420,000. Piper Sandler did not provide any investment banking services to BancPlus in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FTC and BancPlus.

Our opinion is directed to the Board of Directors of FTC in connection with its consideration of the Agreement, the Share Exchange and the Merger and does not constitute a recommendation to any shareholder of FTC as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Share Exchange and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Share Exchange Consideration to the holders of FTC Common Stock and does not address the underlying business decision of FTC to engage in the Share Exchange and Merger, the form or structure of the Share Exchange and Merger, or any other transactions contemplated in the Agreement, the relative merits of the Share Exchange and Merger as compared to any other alternative transactions or business strategie s that might exist for FTC or the effect of any other transaction in which FTC might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Share Exchange and Merger by any FTC officer, director or employee, or class of such

C-3

persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Share Exchange Consideration is fair to the holders of FTC Common Stock from a financial point of view.

Very truly yours,

C-4

Annex D

ANNEX D

CHAPTER 1 OF TITLE 12 OF THE LOUISIANA REVISED STATUTES

PART 13. APPRAISAL RIGHTS

SUBPART A. RIGHT TO APPRAISAL AND PAYMENT FOR SHARES

§ 12:1-1301. Definitions

In this Part, the following meanings shall apply:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of R.S. 12:1-1302(B)(4), an entity is deemed to be an affiliate of its senior executives.

(2) “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in R.S. 12:1-1322 through 1-1331, includes the surviving entity in a merger.

(3.1) “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(4) “Fair value” means the value of the corporation's shares determined immediately before the effectuation of the corporate action to which the shareholder objects, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to R.S. 12:1-1302(A)(5).

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of judicial interest.

(5.1) “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action, satisfies any of the following criteria:

(a) Was the beneficial owner of twenty percent or more of the voting power of the corporation, other than as owner of excluded shares.

(b) Had the power, contractually or otherwise, other than as owner of excluded shares, to

D-1

cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

(c) Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

(i) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

(ii) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in R.S. 12:1-862.

(iii) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(5.2) “Interested transaction” means a corporate action described in R.S. 12:1-1302(A) involving an interested person in which any of the shares or assets of the corporation are being acquired or converted.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) [Reserved.]

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

(9) “Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

§ 12:1-1302.  Right to appraisal

A.  A shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1)  Consummation of a merger to which the corporation is a party if either of the following apply:

(a)  Shareholder approval is required for the merger by R.S. 12:1-1104, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

(b)  The corporation is a subsidiary and the merger is governed by R.S. 12:1-1105.

D-2

(2)  Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)  Consummation of a disposition of assets pursuant to R.S. 12:1-1202, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if, under the terms of the corporate action approved by the shareholders, there is to be distributed to shareholders in cash its net assets in excess of a reasonable amount reserved to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and  in accordance with their respective interests determined at the time of distribution, and the disposition of assets is not an interested transaction.

(4)  An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

(5)  Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)  Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication.

(7)  Consummation of a conversion of the corporation to nonprofit status pursuant to Subpart C of Part 9 of this Chapter.

(8)  Consummation of a conversion of the corporation to an unincorporated entity pursuant to Subpart E of Part 9 of this Chapter.

B.  Notwithstanding Subsection A of this Section, the availability of appraisal rights under Paragraphs (A)(1), (2), (3), (4), (6), and (8) of this Section shall be limited in accordance with the following provisions:

(1)  Appraisal rights shall not be available for the holders of shares of any class or series of shares which is one of the following:

(a)  A covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

(b)  Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, and directors and by beneficial shareholders and voting trust beneficial owners owning more than ten percent of such shares.

(c)  Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

(2)  The applicability of Paragraph (B)(1) of this Section shall be determined as of either of the following:

D-3

(a)  The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights.

(b)  The day before the effective date of such corporate action if there is no meeting of shareholders.

(3)  Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in Paragraph (B)(1) of this Section at the time the corporate action becomes effective or,  in the case of the consummation of a disposition of assets pursuant to R.S. 12:1-1202, unless such cash, shares, or proprietary interests are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of the distribution.

(4)  Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares where the corporate action is an interested transaction.

C.  Notwithstanding any other provision of this Section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, except for both of the following:

(1)  No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a nonprofit conversion under Subpart C of Part 9 of this Chapter or a conversion to an unincorporated entity under Subpart E of Part 9 of this Chapter or a merger having a similar effect.

(2)  Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment, or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 12:1-1303.  Assertion of rights by nominees and beneficial shareholders

A.  A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted.  The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this Subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

D-4

B.  A beneficial shareholder and voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in R.S. 12:1-1322(B)(2)(b), and does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or voting trust beneficial owner.

SUBPART B.  PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

§ 12:1-1320.  Notice of appraisal rights

A.  Where any corporate action specified in R.S. 12:1-1302(A) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this Part.  If the corporation concludes that appraisal rights are or may be available, one of the following statements shall be included in the meeting notice sent to those record shareholders entitled to exercise appraisal rights:

(1)  If the corporation wishes for shareholders to be subject to the requirements of R.S. 12:1-1321(A)(1):

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder's shares to the corporation at their fair value, paid in cash.  To retain the right to assert appraisal rights, a shareholder is required by law: (1) to deliver to the corporation, before the vote is taken on the action described in this notice, a written notice of the shareholder's intent to demand appraisal if the corporate action proposed in this notice takes effect, and (2) not to vote, or cause or permit to be voted, in favor of the proposed corporate action any shares of the class or series for which the shareholder intends to assert appraisal rights.  If a shareholder complies with those requirements, and the action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

(2)  If the corporation is waiving the requirements of R.S. 12:1-1321(A)(1):

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder's shares to the corporation at their fair value, paid in cash.  To retain the right to assert appraisal rights, a shareholder is required by law not to vote, or cause or permit to be voted, in favor of the proposed corporation action any shares of the class or series for which the shareholder intends to assert appraisal rights.  If a shareholder complies with the requirement, and the action proposed in this notice take effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must  complete and return, a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

B.  In a merger pursuant to R.S. 12:1-1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective.  Such notice must be sent within ten days after the corporate action became effective and include the materials described in R.S. 12:1-1322.

C.  Where any corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent of the shareholders pursuant to R.S. 12:1-704.

D-5

(1)  Written notice that appraisal rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, the following statement must be included in the notice:

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder's shares to the corporation at their fair value, paid in cash.  To retain the right to assert appraisal rights, a shareholder is required by law not to sign any consent in favor of the proposed corporate action with respect to any shares of the class or series for which the shareholder intends to assert appraisal rights.  If a shareholder complies with this requirement, and the corporate action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.”

(2)  Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by R.S. 12:1-704(E) and (F), may include the materials described in R.S. 12:1-1322 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Part and the following statement:

“Appraisal rights allow a shareholder to avoid the effects of the corporate action described in this notice by selling the shareholder's shares to the corporation at their fair value, paid in cash.  A shareholder may obtain appraisal rights only by completing and returning an appraisal form that the law requires the corporation to send to the shareholder, and by complying with all other requirements of Part 13 of the Business Corporation Act, a copy of which is enclosed.”

D.  Where corporate action described in R.S. 12:1-1302(A) is proposed, or a merger pursuant to R.S. 12:1-1105 is effected, the notice referred to in Subsection A or C of this Section, if the corporation concludes that appraisal rights are or may be available, and in Subsection B of this Section shall be accompanied by both of the following:

(1)  The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than sixteen months before the date of the notice and shall comply with R.S. 12: 1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(2)  The latest available quarterly financial statements of such corporation, if any.

E.  The right to receive the information described in Subsection D of this Section may be waived in writing by a shareholder before or after the corporate action.  If the information described in Subsection D of this Section is not publicly available, the shareholder who receives it owes a duty to the corporation to use and disclose the information only for purposes of deciding whether to exercise appraisal rights and for other proper purposes.

§ 12:1-1321.  Notice of intent to demand appraisal and consequences of voting or consenting

A.  If a corporate action specified in R.S. 12:1-1302(A) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do both of the following:

(1)  Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand appraisal if the proposed action is effectuated.

(2)  Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

D-6

B.  If a corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent, a shareholder may assert appraisal rights with respect to a class or series of shares only if the shareholder does not sign a consent in favor of the proposed action with respect to that class or series of shares.

C.  A shareholder who fails to satisfy the requirements of Subsection A or B of this Section is not entitled to appraisal under this Part.

§ 12:1-1322.  Appraisal notice and form

A.  If a corporate action requiring appraisal rights under R.S. 12:1-1302(A) becomes effective, the corporation must send a written appraisal notice and the form required by Paragraph (B)(1) of this Section to all shareholders who satisfy the requirements of R.S. 12:1-1321(A) or R.S. 12:1-1321(B).  In the case of a merger under R.S. 12:1-1105, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B.  The appraisal notice must be delivered no earlier than the date the corporate action specified in R.S. 12:1-1302(A) became effective, and no later than ten days after such date, and must do all of the following:

(1)  Supply a form that requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction.

(2)  State all of the following:

(a)  Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under Subparagraph (B)(2)(b) of this Section.

(b)  A date by which the corporation must receive the form, which date may not be fewer than forty nor more than sixty days after the date the appraisal notice is sent pursuant to Subsection A of this Section, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(c)  The corporation’s estimate of the fair value of the shares.

(d)  That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in Subparagraph (B)(2)(b) of this Section the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(e)  The date by which the notice to withdraw under R.S. 12:1-1323 must be received, which date must be at least twenty days after the date specified in Subparagraph (B)(2)(b) of this Section.

(3)  Be accompanied by a copy of this Part.

C.  A corporation may elect to withhold payment as permitted by R.S. 12:1-1325 only if the form required by Subsection B of this Section does both of the following:

(1)  Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action.

(2)  If such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

D-7

§ 12:1-1323.  Perfection of rights and right to withdraw

A.  A shareholder who receives notice pursuant to R.S. 12:1-1322 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to R.S. 12:1-1322(B)(2)(b).  In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to R.S. 12:1-1322(B)(1).  If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under R.S. 12:1-1325.  Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to Subsection B of this Section.

B.  A shareholder who has complied with Subsection A of this Section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to R.S. 12:1-1322(B)(2)(e).  A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C.  A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in R.S. 12:1-1322(B), shall not be entitled to payment under this Part.

§ 12:1-1324.  Payment

A.  Except as provided in R.S. 12:1-1325, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, the corporation shall pay in cash to those shareholders who complied with R.S. 12:1-1323(A) the amount the corporation estimates to be the fair value of their shares, plus interest.

B.  Except as provided in Subsection C of this Section, the payment to each shareholder pursuant to Subsection A of this Section must be accompanied by all of the following:

(1) (a)  The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares to be appraised, which shall be of a date ending not more than sixteen months before the date of payment and shall comply with R.S. 12:1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(b)  The latest available quarterly financial statements of such corporation, if any.

(2)  A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to  R.S. 12:1-1322(B)(2)(c).

(3)  A statement that shareholders described in Subsection A of this Section have the right to demand further payment under R.S. 12:1-1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this Part.

C.  The financial information described in Paragraph (B)(1) of this Section need not accompany the corporation’s payment under Subsection A of this Section if the corporation has earlier delivered to the shareholder financial information that meets the requirements of Paragraph (B)(1) of this Section as of the time of the payment.

D-8

§ 12:1-1325.  After-acquired shares

A.  A corporation may elect to withhold payment required by R.S. 12:1-1324 from any shareholder who was required to, but did not, certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date specified in the appraisal notice sent in accordance with R.S. 12:1-1322(B)(1) and R.S. 12:1-1322(C).

B.  If the corporation elects to withhold payment under Subsection A of this Section, it must, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, notify all shareholders who are described in Subsection A of this Section of all of the following:

(1)  The information required by R.S. 12:1-1324(B)(1).

(2)  The corporation’s estimate of fair value pursuant to R.S. 12:1-1324(B)(2).

(3)  That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under R.S. 12:1-1326.

(4)  That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer.

(5)  That those shareholders who do not satisfy the requirements for demanding appraisal under R.S. 12:1-1326 shall be deemed to have accepted the corporation's offer.

C.  Within ten days after receiving the shareholder’s acceptance pursuant to Subsection B of this Section, the corporation must pay in cash the amount it offered under Paragraph (B)(2) of this Section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D.  Within forty days after sending the notice described in Subsection B of this Section, the corporation must pay in cash the amount it offered to pay under Paragraph (B)(2) of this Section to each shareholder described in Paragraph (B)(5) of this Section.

§ 12:1-1326.  Procedure if shareholder dissatisfied with payment or offer

A.  A shareholder paid pursuant to R.S. 12:1-1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under R.S. 12:1-1324.  A shareholder offered payment under R.S. 12:1-1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

B.  A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under Subsection A of this Section within thirty days after receiving the corporation’s payment or offer of payment under R.S. 12:1-1324 or 1-1325, respectively, waives the right to demand payment under this Section and shall be entitled only to the payment made or offered pursuant to those respective Sections.

D-9

SUBPART C.  JUDICIAL APPRAISAL OF SHARES

§ 12:1-1330.  Court action

A.  If a shareholder makes demand for payment under R.S. 12:1-1326 which remains unsettled, the corporation shall commence a summary proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.  If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to R.S. 12:1-1326, plus interest, within ten days after the expiration of the sixty-day period.

B.  The corporation shall commence the proceeding in the district court of the parish where the corporation’s principal office or, if none, its registered office in this state is located.  If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the parish in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

C.  The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, and all parties must be served with a copy of the petition.  Nonresidents may be served as provided by law.

D.  The jurisdiction of the court in which the proceeding is commenced under Subsection B of this Section is exclusive.  The court may appoint an appraiser to file a written report with the court on the question of fair value.  The appraiser shall have the powers described in the appointing order, or in any amendment to it.  The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.  If the court appoints an appraiser, the appraiser’s written report shall be treated as the report of an expert witness, and the corporation and shareholders demanding appraisal shall be entitled to depose and to examine and cross-examine the appraiser as an expert witness.

E.  Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

(1)  The amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

(2)  The fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under R.S. 12:1-1325.

§ 12:1-1331.  Court costs and expenses

A.  The court in an appraisal proceeding commenced under R.S. 12:1-1330 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.  The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

B.  The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable against either of the following:

(1)  The corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of R.S. 12:1-1320, 1-1322, 1-1324, or 1-1325.

D-10

(2)  Either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

C.  If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefitted.

D.  To the extent the corporation fails to make a required payment pursuant to R.S. 12:1-1324, 1-1325, 1-1326, or 1-1330(A), the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.  The shareholder’s right to enforce the corporation’s payment obligation under this Subsection is perempted five years after the date that the payment by the corporation becomes due under the relevant provision.

SUBPART D.  OTHER REMEDIES

§ 12:1-1340.  Other remedies limited

A.  The legality of a proposed or completed corporate action described in R.S. 12:1-1302(A) may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in any proceeding commenced by a shareholder after the shareholders have approved the corporate action.

B.  The appraisal rights provided by this Part are the exclusive remedy of a shareholder in connection with a corporate action for which R.S. 12:1-1302 makes appraisal rights available if either of the following conditions is satisfied:

(1)  The shareholder is not subject to the requirements of R.S. 12:1-1321(A)(1) concerning the delivery of a written notice of the shareholder’s intent to assert appraisal rights.

(2)  The corporation waives the requirements of R.S. 12:1-1321(A)(1).

C.  If Subsection B of this Section makes appraisal rights the exclusive remedy of a shareholder, then the shareholder shall not have any other cause of action for damages or for any other form of relief against the corporation, or any director, officer, employee, agent, or controlling person of the corporation, in connection with the corporate action for which R.S. 12:1-1302 makes appraisal rights available.

D.  If the corporation waives the requirements of R.S. 12:1-1321(A)(1), a shareholder may assert appraisal rights without complying with those requirements.  A corporation waives the requirements of R.S. 12:1-1321(A)(1) by sending shareholders the notice specified in R.S. 12:1-1320(A)(2).

E.  Subsections A, B, and C of this Section do not apply to a corporate action that is any of the following:

(1)  Not authorized and approved in accordance with the applicable provisions of any of the following:

(a)  Part 9, 10, 11, or 12 of this Chapter.

(b)  The articles of incorporation or bylaws.

(c)  The resolution of the board of directors authorizing the corporate action.

D-11

(2)  [Reserved.]

(3)  [Reserved.]

(4)  Approved by less than unanimous consent of the voting shareholders pursuant to R.S. 12:1-704 if both of the following requirements are met:

(a)  The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten days before the corporate action was effected.

(b)  The proceeding challenging the corporate action is commenced within ten days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

F.  Subsections B and C of this Section do not affect any right of a shareholder that is provided by the terms of the corporate action itself if the shareholder does not assert, or loses the right to enforce, appraisal rights under this Part.

D-12

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Mississippi Business Corporation Act and Mississippi Banking Code

The Mississippi Business Corporation Act, which we refer to as the MBCA empowers a Mississippi corporation such as BancPlus Corporation, which we refer to as BancPlus, to indemnify an individual who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind because he is a director of the corporation, or because he served at the corporation’s request as a director, officer, manager, trustee, partner, employee or agent of another entity or employee benefit plan, against a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the proceeding, if:

•	he conducted himself in good faith;
•	he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was at least not opposed to the best interests of the corporation (with respect to an employee benefit plan, this means the director’s conduct was reasonably believed to be in the best interests of the plan’s participants and beneficiaries); and
•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may also indemnify an individual who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court under Section 79-4-8.54(a)(3) of the MBCA, a corporation may not indemnify a director in connection with:

•	a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA described above; or
•	any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

A corporation may not indemnify a director as described above unless authorized by:

•	the board of directors if there are two or more qualified directors, by a majority vote of all the qualified directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more qualified directors appointed by such a vote;
•	special legal counsel selected in accordance with the MBCA; or
•	the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a qualified director may not be voted on the authorization.

In addition, a director may apply for indemnification and/or an advance of expenses to the court conducting the proceeding to which the director is a party in accordance with Section 79-4-8.54 of the MBCA.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a signed written affirmation of his good faith belief that he has met the relevant standard of conduct under the MBCA described above or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA, as described below, and it is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

II-1

A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as a director and, if the officer is not a director or is a party to the proceeding solely on the basis of his acts or omissions as an officer, to such further extent as provided in the corporation’s articles of incorporation or bylaws or a resolution of the corporation’s board of directors or by contract. Notwithstanding the foregoing, an officer may not be indemnified for conduct for which a director may not be indemnified as provided above or for an intentional violation of law or infliction of harm on the corporation or its shareholders.

The MBCA further provides that a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 81-5-105 of the Mississippi Banking Code provides that it is the sole and exclusive law governing the relation and liability of directors and officers to their bank holding company, like BancPlus, or to the shareholders thereof, or to any other person or entity. Under Miss. Code Ann. §Section 81-5-105(1) of the Mississippi Banking Code, the officers and directors of a bank holding company shall be deemed to stand in a fiduciary relationship to the bank holding company and its shareholders and shall discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Under subsection (2), a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its shareholder unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence.

BancPlus Articles and Bylaws

BancPlus’ Articles of Incorporation, which we refer to as the BancPlus articles, and BancPlus’ By-laws, which we refer to as the BancPlus bylaws contain indemnification provisions that require BancPlus to indemnify any director or officer made party to any proceeding if such director or officer met the requisite standard of conduct set forth in the BancPlus articles and the BancPlus bylaws and such indemnification is not otherwise prohibited by Mississippi or federal law. The required standard of conduct under the BancPlus articles is the same as that under the MBCA. Under the BancPlus articles, the determination whether a director or officer met the required standard of conduct is made by a majority vote of a quorum of the BancPlus directors not at the time parties to the proceeding (or if a quorum cannot be obtained, by majority vote of a committee duly designated by the BancPlus board, consisting of two or more directors not at the time parties to the proceeding), special legal counsel, by the holders of BancPlus common stock, or by a court (not including shares owned by or voted under the control of directors who are at the time parties to the proceeding). The advancement of expenses is also mandatory under the BancPlus articles, provided that (1) the director or officer furnishes to BancPlus a written undertaking to repay the advance if it is ultimately determined by a final adjudication that his acts or omissions did constitute gross negligence or willful misconduct and (2) a determination is made by any of the persons described above that the facts then known to those making the determination would not preclude indemnification under the BancPlus articles. Such request need not be accompanied by the affirmation otherwise required by the MBCA. Similarly, BancPlus is prohibited from indemnifying a director or officer under the same circumstances as provided in the MBCA. The indemnification and insurance provisions in the BancPlus articles and bylaws are subject to the limitations and prohibitions imposed by federal law including, without limitation, the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the Federal Deposit Insurance Act, as amended, and any implementing regulations concerning indemnification.

As permitted under the MBCA, the BancPlus articles provide that no director of BancPlus will be personally liable to BancPlus or the BancPlus shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on BancPlus or the BancPlus shareholders; (iii) a violation of Section 79-4-8.33 of MBCA; or (iv) an intentional violation of criminal law.

The BancPlus articles and BancPlus bylaws include provisions that require BancPlus to indemnify, to the fullest extent allowable under the MBCA, the directors and officers. The BancPlus articles and the BancPlus bylaws also provide that BancPlus must pay the expenses incurred by the indemnified person in defending or otherwise participating in any proceeding in advance of its final disposition, subject to the receipt of an undertaking from the indemnified party that such party will repay such amount if it is ultimately determined that such party is not entitled to be indemnified by BancPlus.

The BancPlus articles also expressly authorize BancPlus to carry insurance to protect the directors and officers against liability asserted against them or incurred by them in any such capacity. BancPlus maintains an insurance policy insuring BancPlus and its directors and officers against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-2

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit Number	Document

2.1*	Agreement and Plan of Share Exchange and Merger, dated September 28, 2021, by and among BancPlus Corporation, BankPlus, First Trust Corporation and First Bank & Trust (included as Annex A to the information statement/prospectus, which is included in this Registration Statement)†

2.2	Agreement and Plan of Share Exchange and Merger, dated September 18, 2019, by and among BancPlus Corporation, BankPlus, State Capital Corp., and State Bank & Trust Company (incorporated by reference to Annex A of the Company’s Registration Statement on Form S-4, as amended (File No. 333-236022), of the Registrant, filed on February 10, 2020)†

3.1	Articles of Incorporation of BancPlus Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4, as amended (File No. 333-236022), of the Registrant, filed on January 31, 2020)

3.2	By-laws of BancPlus Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4, as amended (File No. 333-236022), of the Registrant, filed on February 10, 2020)

4.1	Specimen Certificate for BancPlus Corporation Common Stock (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-4 as amended (File No. 333-236022), of the Registrant, filed on January 31, 2020)

5.1*	Form of Opinion of Jones Walker LLP (regarding the legality of the securities being registered)

8.1*	Form of Opinion of Jones Walker LLP (regarding certain U.S. federal income tax matters)

10.1*	Form of Shareholder Support Agreement, by and among BancPlus Corporation, BankPlus, First Trust Corporation, and First Bank & Trust and directors of FTC and FBT (included as Annex B to the information statement/prospectus, which is included in this Registration Statement)

10.2	Employment Agreement, effective January 1, 2018, by and between BancPlus Corporation and William A. Ray (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4, as amended (File No. 333-236022), of the Registrant, filed on January 31, 2020)

10.3	Change in Control Agreement, dated February 12, 2020, by and between BancPlus Corporation and Kirk A. Graves (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Registrant filed on April 6, 2020)

10.4	Change in Control Agreement, effective January 1, 2018, by and between BancPlus Corporation and Max S. Yates (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4, as amended (File No. 333-236022), of the Registrant, filed on January 31, 2020)

10.5	Change in Control Agreement, effective January 1, 2018, by and between BancPlus Corporation and Eloise S. Patridge (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4, as amended (File No. 333-236022), of the Registrant, filed on January 31, 2020)

10.6	BancPlus 2018 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4, as amended (File No. 333-236022), of the Registrant, filed on January 31, 2020)

10.7	Form of BancPlus Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4, as amended (File No. 333-236022), of the Registrant, filed on January 31, 2020)

10.8	BancPlus Corporation Employee Stock Ownership Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4, as amended (File No. 333-236022), of the Registrant, filed on January 31, 2020)

10.9	Loan Agreement, dated October 14, 2016, by and between BancPlus Corporation and First Horizon Bank, as successor to First Tennessee Bank National Association, as amended on December 30, 2019 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4, as amended (File No. 333-236022), of the Registrant, filed on January 31, 2020)†

II-3

10.10	Form of Subordinated Note Purchase Agreement, dated June 4, 2020, by and among BancPlus Corporation and the several purchasers of the Notes (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of the Registrant filed on June 5, 2020)

21.1	Subsidiaries of BancPlus Corporation (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 10, 2021)

23.1*	Consent of Jones Walker LLP (included in Exhibit 5.1)

23.2*	Consent of Jones Walker LLP (included in Exhibit 8.1)

23.3*	Consent of BKD, LLP (with respect to the audited financial statements of BancPlus Corporation)

23.4*	Consent of Postlethwaite & Netterville, APAC (with respect to the audited financial statements of First Trust Corporation)

23.5*	Consent of Postlethwaite & Netterville, APAC (with respect to the audited financial statements of State Capital Corp.)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1*	Form of revocable written consent of First Trust Corporation

99.2*	Consent of Piper Sandler & Co.

99.3*	Consent of David Guidry

99.4*	Consent of Ryan J. Lopiccolo

†	The disclosure schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. BancPlus agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.
*	Filed herewith.
Item 22.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-4

(4)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5)	That every prospectus: (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgeland, State of Mississippi, on this 23rd day of November, 2021.

BANCPLUS CORPORATION

By:	/s/ William A. Ray
William A. Ray President and Chief Executive Officer
II-6

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William A. Ray and M. Ann Southerland, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William A. Ray	President, Chief Executive Officer, and Director	November 23, 2021
William A. Ray	(Principal Executive Officer)

/s/ M. Ann Southerland	Senior Executive Vice President and Chief Financial Officer	November 23, 2021
M. Ann Southerland	(Principal Financial Officer)

/s/ Karlen Turbeville	Executive Vice President and Chief Accounting Officer	November 23, 2021
Karlen Turbeville	(Principal Accounting Officer)

/s/ Kirk A. Graves	Senior Executive Vice President, Chief Operating	November 23, 2021
Kirk A. Graves	Officer, and Director

/s/ Max S. Yates	Senior Executive Vice President, Chief Strategy	November 23, 2021
Max S. Yates	Officer, and Director

/s/ Thomas G. Peaster	Chairman of the Board and Director	November 23, 2021
Thomas G. Peaster

/s/ S.R. Evans Jr., M.D.	Director	November 23, 2021
S.R. Evans Jr., M.D.

/s/ Kennith W. Helton	Director	November 23, 2021
Kennith W. Helton

/s/ Randall E. Howard	Director	November 23, 2021
Randall E. Howard

/s/ B. Bryan Jones III	Director	November 23, 2021
B. Bryan Jones III

/s/ R. Eason Leake	Director	November 23, 2021
R. Eason Leake

/s/ Carl R. Montgomery	Director	November 23, 2021
Carl R. Montgomery

/s/ R. Hal Parker	Director	November 23, 2021
R. Hal Parker

/s/ John F. Phillips III	Director	November 23, 2021
John F. Phillips III
II-7